As filed with the Securities and Exchange Commission on January 29, 2008

Registration No. 333-147857

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective

Amendment No. 2 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORACLE HEALTHCARE ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	26-0126028
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Greenwich Avenue

3rd Floor

Greenwich, Connecticut 06830

(203) 862-7900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joel D. Liffmann

President and Chief Operating Officer

200 Greenwich Avenue

3rd Floor

Greenwich, Connecticut 06830

(203) 862-7900

(Name, address, including zip code, and telephone number, including area code, of Agent for service)

With Copies To:

William H. Gump, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 (212) 728-8000 Facsimile: (212) 728-8111	Darren K. DeStefano, Esq. Brian F. Leaf, Esq. Cooley Godward Kronish LLP One Freedom Square, Reston Town Center 11951 Freedom Drive Reston, VA 20190-5656 (703) 456-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger of a wholly-owned subsidiary of the registrant with and into Precision Therapeutics, Inc., as described in the Agreement and Plan of Merger, dated as of December 3, 2007 and as amended on January 24, 2008, included as Annex A to the proxy statement/prospectus forming a part of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Oracle Healthcare Acquisition Corp. may not distribute and issue the shares of common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and Oracle Healthcare Acquisition Corp. is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED JANUARY     , 2008

ORACLE HEALTHCARE ACQUISITION CORP.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

AND

PROSPECTUS FOR UP TO 35,916,667 SHARES OF COMMON STOCK

The board of directors of Oracle Healthcare Acquisition Corp. (“Oracle”) has approved a business combination with Precision Therapeutics, Inc. (“PTI”) under the terms of a merger agreement. PTI is a life sciences company developing and commercializing tests intended to assist physicians in individualizing cancer therapy in an effort to improve treatment outcomes. PTI has developed and currently markets ChemoFx®, a chemoresponse test that uses a patient’s live tumor cells to assess the likelihood of response to various cancer drugs, or drug combinations, that the patient’s physician is considering for treatment.

As a result of the proposed merger, PTI will become a wholly owned subsidiary of Oracle. Upon completion of the merger, each outstanding share of PTI common stock will be converted into the right to receive a fraction of a share of Oracle common stock determined in accordance with the merger agreement. The merger is intended to qualify as a reorganization for U.S. federal income tax purposes.

Under the merger agreement, Oracle will issue, or reserve for issuance, to each holder of PTI common stock and options and warrants to purchase PTI common stock a number of shares of Oracle common stock based on the exchange ratio calculated in accordance with the terms of the merger agreement. For purposes of this proxy statement/prospectus, we have assumed that the exchange ratio will be approximately 0.4072 shares of Oracle common stock per share of PTI common stock, based on the number of outstanding shares of PTI capital stock, and options and warrants to purchase PTI common stock as of January 23, 2008.

Under the merger agreement, Oracle will also assume all outstanding options and warrants to purchase PTI capital stock, and these options and warrants will become exercisable for shares of Oracle common stock. Each PTI option and warrant outstanding at the closing of the merger will become exercisable for a number of shares of Oracle common stock equal to the number of shares of PTI common stock into which the security is currently exercisable multiplied by the exchange ratio, and the exercise price per share will be equal to the existing exercise price divided by the exchange ratio. Stockholders of Oracle will continue to own their existing shares of Oracle common stock and their existing Oracle warrants and units, as applicable. For a complete description of the post-closing fully diluted capitalization of Oracle please see “Beneficial Ownership of Securities.”

In addition, on the date that is 180 days following the closing of the merger, so long as certain material adverse events with respect to Oracle have not occurred since the closing of the merger, if the average closing sales price per share of Oracle common stock for the preceding seven trading days is less than $7.78 per share, then Oracle will issue, or reserve for issuance as applicable, additional shares of Oracle common stock, or make a payment in cash (or a combination of cash and additional shares) to the former holders of PTI capital stock, options and warrants, such that the aggregate market value of the cash and/or Oracle common stock issued or reserved for issuance (aggregating the shares issued upon the completion of the merger and at such subsequent date) will be valued at $7.78 per share as of such date. However, the maximum number of additional shares that Oracle is required to issue or reserve for issuance pursuant to the preceding sentence will be 6,666,667 shares, as reduced to the extent any such amounts owed are paid in cash, and the amount of cash that may be paid is limited as described in “The Merger Agreement—Merger Consideration—The Top-Up Consideration.” Any cash paid or shares of Oracle common stock issued or reserved for issuance in accordance with this paragraph will be issued or reserved, as applicable, pro rata to the former PTI securityholders.

In addition, under the merger agreement, the former holders of PTI common stock, options or warrants receiving shares of Oracle common stock will have the right to receive their pro rata portion of a contingent payment of up to an additional 4,250,000 shares of Oracle common stock if the combined company achieves certain revenue milestones described in the merger agreement on or before June 30, 2010. In the event that none of these milestones are achieved by June 30, 2010 but any is achieved by the calculation period ending December 31, 2010, the former holders of PTI common stock, options and warrants will have the right to receive a pro rata portion of such contingent payment equal to 75% of the 4,250,000 shares of Oracle common stock, or 3,187,500 shares of Oracle common stock. The merger agreement provides that the milestones will be calculated without giving effect to any acquisitions following the effective time of the merger. Any shares of Oracle common stock that would otherwise be reserved for issuance in accordance with this paragraph to holders of options or warrants that expire or are forfeited between the closing of the merger and the determination date will be reallocated on a pro rata basis among the remaining former PTI securityholders.

Oracle common stock, warrants and units are quoted on the OTC Bulletin Board under the symbols OHAQ, OHAQW and OHAQU, respectively. On December 3, 2007, the last trading day before announcement of the execution of the merger agreement, the closing price of Oracle common stock, warrants and units was $7.84, $0.006 and $8.00, respectively.

We encourage you to read this proxy statement/prospectus, including the section entitled “ RISK FACTORS” beginning on page 30, before voting.

Oracle has scheduled a special stockholder meeting in connection with the respective votes required. Your vote is very important. Whether or not you plan to attend the special stockholder meeting, please take the time to vote by marking your votes on the enclosed proxy card, signing and dating the proxy card, and returning it to us in the enclosed envelope. Oracle stockholders may also vote prior to the meeting by accessing the Internet website specified on your proxy card or supplied to you by your broker or by calling the toll-free number specified on your proxy card or supplied to you by your broker.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2008, and is first being mailed on or about                      , 2008.

ORACLE HEALTHCARE ACQUISITION CORP.

200 Greenwich Avenue, 3rd Floor

Greenwich, Connecticut 06830

To the Stockholders of Oracle Healthcare Acquisition Corp. (“Oracle”):

You are cordially invited to attend a special meeting of the stockholders of Oracle Healthcare Acquisition Corp., relating to the proposed merger between Precision Therapeutics, Inc., a Delaware corporation (“PTI”), and PTI Acquisition Sub, Inc., a wholly-owned subsidiary of Oracle (“Merger Sub”), which will be held at                      Eastern Time, on                     , 2008, at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 (the “Special Meeting”).

At this important meeting, you will be asked to consider and vote upon the following proposals:

•

The Merger Proposal—a proposal to adopt the Agreement and Plan of Merger, dated as of December 3, 2007 and amended on January 24, 2008 (as so amended, the “Merger Agreement”), by and among Oracle, Merger Sub and PTI, and to approve the transactions contemplated thereby, whereby Merger Sub will be merged with and into PTI, with PTI surviving such merger as a wholly-owned subsidiary of Oracle;

•	The Charter Amendment Proposals—seven proposals to amend and restate Oracle’s Amended and Restated Certificate of Incorporation following the completion of the merger:

•	Name Change Proposal—to change Oracle’s name from “Oracle Healthcare Acquisition Corp.” to “Precision Therapeutics Corp.”;

•

Authorized Shares Proposal—to increase the number of authorized shares of common stock from 40,000,000 shares to 100,000,000 shares and the number of authorized shares of preferred stock from 1,000,000 shares to 20,000,000 shares, which will result in an increase in the total number of authorized shares of capital stock from 41,000,000 to 120,000,000;

•

Blank Check and Director Class Proposal—to remove the preamble and paragraphs (a) through (g) of Article V of Oracle’s Amended and Restated Certificate of Incorporation (to remove certain provisions related to Oracle’s initial business combination that were put in place as a result of Oracle being a blank check company), and to revise the current Article VI of Oracle’s Amended and Restated Certificate of Incorporation to clarify the dates on which the terms of each class of directors will expire;

•	Director Removal Proposal—to increase the voting thresholds required to remove a director of Oracle for cause;

•

Bylaw Amendment Supermajority Proposal—to increase the stockholder voting threshold to amend, alter or repeal Oracle’s Amended and Restated Bylaws from a simple majority to 66 2/3% of all outstanding shares;

•	Written Consent Proposal—to remove provisions allowing for stockholder action by written consent; and

•

Charter Amendment Supermajority Proposal—to increase the stockholder voting threshold to amend Articles V, VI or VII of Oracle’s Second Amended and Restated Certificate of Incorporation from a simple majority to 66 2/3% of all outstanding shares;

•

The Equity Incentive Plan proposal—a proposal to approve the 2008 Equity Incentive Plan pursuant to which Oracle will reserve up to 1,000,000 shares of common stock for issuance, subject to adjustment as provided for therein;

•

The Adjournment Proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to approve the merger proposal or any of the charter amendment proposals; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors of Oracle has fixed the close of business on                     , as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. A list of stockholders entitled to vote as of the Record Date at the Special Meeting will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten calendar days before the Special Meeting at Oracle’s offices at 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830, and at the time and place of the meeting during the duration of the meeting.

The merger proposal will only be approved if (i) it receives the affirmative vote of (a) a majority of the shares of Oracle common stock issued in Oracle’s initial public offering actually voting upon the merger and (b) a majority of the shares of Oracle common stock issued and outstanding as of the Record Date and (ii) holders of less than 20% of the shares of Oracle’s common stock issued in Oracle’s initial public offering vote against the merger proposal and properly elect to convert their common stock into a pro rata share of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable). Each of the charter amendment proposals will be approved if it receives the affirmative vote of a majority of the shares of Oracle’s common stock issued and outstanding as of the Record Date. The equity incentive plan proposal will be approved if it receives the affirmative vote of a majority of the shares of Oracle’s common stock issued and outstanding as of the Record Date that are represented in person or by proxy and entitled to vote at the meeting. The adjournment proposal will be approved if it receives the affirmative vote of a majority of the shares of Oracle’s common stock issued and outstanding as of the Record Date that are represented in person or by proxy and entitled to vote at the meeting. The approval of the merger proposal is conditioned on the approval of each of the charter amendment proposals, and the approval of each of the charter amendment proposals is conditioned on the approval of the merger proposal. In the event that any of these proposals does not receive the necessary vote to approve that proposal, then Oracle will not complete any of the transactions identified in any of the proposals. The approval of the merger proposal and the charter amendment proposals are not conditioned on the approval of the equity incentive plan proposal, but the approval of the equity incentive plan proposal is conditioned on the approval of the merger proposal and the charter amendment proposals. Additionally, the approval of the equity incentive plan proposal is a condition to PTI’s obligation to complete the merger, although if the equity incentive plan proposal is not approved, PTI may in its sole discretion elect to waive this condition in order to complete the merger.

In addition, each of Oracle’s public stockholders as of the Record Date who holds shares of common stock issued in Oracle’s initial public offering or purchased following such offering in the open market has the right to vote against the merger proposal and, at the same time, to demand that Oracle convert such stockholder’s shares into a pro rata share of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable), in which a substantial portion of the net proceeds of Oracle’s initial public offering was deposited. As of December 31, 2007 there was approximately $120.0 million in the trust account, including accrued interest (but not taking into account taxes payable), or approximately $8.00 per share of Oracle common stock. If the holders of 3,000,000 or more shares of common stock issued in Oracle’s initial public offering, an amount equal to 20% or more of the total number of shares issued in the initial public offering, vote against the merger and demand conversion of their shares into a pro rata portion of the trust account, then Oracle will not be able to complete the merger. In the event that the merger proposal or one or more of the charter amendment proposals are not approved or the merger is not otherwise completed, Oracle will have to dissolve and distribute to its public stockholders its remaining net assets, including the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable). Such distributions on dissolution and liquidation may be subject to delay, due to compliance requirements of the Delaware General Corporate Law, or reduction for unsatisfied liabilities.

Oracle’s shares of common stock, warrants and units are listed on the OTC Bulletin Board under the symbols OHAQ, OHAQW and OHAQU, respectively. Oracle intends to apply to have the shares of Oracle common stock, warrants and units approved for listing on the NASDAQ Global Market upon the completion of the merger. If the merger proposal and all of the charter amendment proposals are approved, and all other conditions to the closing of the merger are satisfied or properly waived, the operations and assets of PTI will become those of Oracle, and Oracle’s name will be changed to “Precision Therapeutics Corp.” upon completion of the merger.

See “ Risk Factors” beginning on page 30 for a discussion of various factors that you should consider in connection with the merger.

After careful consideration of the terms and conditions of the proposed merger with PTI, the amendment and restatement of the Amended and Restated Certificate of Incorporation and the adoption of the 2008 Equity Incentive Plan, the board of directors of Oracle has determined that such proposals and the transactions contemplated thereby are fair to and in the best interests of Oracle and its stockholders. The board recommends that you vote or give instruction to vote: (i) “FOR” the merger proposal to adopt the Merger Agreement and approve the transactions contemplated thereby; (ii) “FOR” each of the charter amendment proposals to approve the amendment and restatement of the Amended and Restated Certificate of Incorporation of Oracle; (iii) “FOR” the equity incentive plan proposal to adopt the 2008 Equity Incentive Plan, and (iv) “FOR” the adjournment proposal, all as described in the accompanying proxy statement/prospectus.

Enclosed is a notice of special meeting and proxy statement/prospectus containing detailed information concerning the merger, the amendment and restatement of Oracle’s Amended and Restated Certificate of Incorporation and the adoption of the 2008 Equity Incentive Plan. Whether or not you plan to attend the Special Meeting, we urge you to read this material carefully. I look forward to seeing you at the meeting.

Sincerely,

Larry N. Feinberg

Chairman of the Board of Directors

Your vote is important. Whether or not you plan to attend the Special Meeting, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided or vote via the Internet website or telephone number specified on your proxy card or supplied to you by your broker.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus or the shares of common stock described in this proxy statement/prospectus to be issued in connection with any such transactions or determined whether this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2008 and is first being mailed to Oracle’s stockholders on or about                     , 2008.

In connection with this offering, no person is authorized to give any information or to make any representations not contained in this proxy statement/prospectus. If information is given or representations are made, you may not rely on that information or those representations as having been authorized by Oracle. This proxy statement/prospectus is neither an offer to sell nor a solicitation of an offer to buy securities in any jurisdiction where an offer or solicitation would be unlawful. You may not assume from the delivery of this proxy statement/prospectus, nor from any sale made under this proxy statement/prospectus, that Oracle’s or PTI’s affairs are unchanged since the date of this proxy statement/prospectus or that the information contained in this proxy statement/prospectus is correct as of any time after the date of this proxy statement/prospectus.

ORACLE HEALTHCARE ACQUISITION CORP.

200 Greenwich Avenue, 3rd Floor

Greenwich, Connecticut 06830

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2008

TO THE STOCKHOLDERS OF ORACLE HEALTHCARE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, including any adjournments or postponements thereof, of Oracle Healthcare Acquisition Corp., a Delaware corporation (“Oracle”), will be held at                     on                     , 2008, at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 for the following purposes:

•

to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 3, 2007 and amended on January 24, 2008 (as so amended, the “Merger Agreement”), by and among Oracle, PTI Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) and Precision Therapeutics, Inc., a Delaware corporation (“PTI”), and to approve the transactions contemplated thereby, whereby Merger Sub will be merged with and into PTI, with PTI surviving such merger as a wholly-owned subsidiary of Oracle;

•	to consider and vote upon seven proposals to amend and restate Oracle’s Amended and Restated Certificate of Incorporation following the completion of the merger:

•	Name Change Proposal—to change Oracle’s name from “Oracle Healthcare Acquisition Corp.” to “Precision Therapeutics Corp.”;

•

Authorized Shares Proposal—to increase the number of authorized shares of common stock from 40,000,000 shares to 100,000,000 shares and the number of authorized shares of preferred stock from 1,000,000 shares to 20,000,000 shares, which will result in an increase in the total number of authorized shares of capital stock from 41,000,000 to 120,000,000;

•

Blank Check and Director Class Proposal—to remove the preamble and paragraphs (a) through (g) of Article V of Oracle’s Amended and Restated Certificate of Incorporation (to remove certain provisions related to Oracle’s initial business combination that were put in place as a result of Oracle being a blank check company), and to revise the current Article VI of Oracle’s Amended and Restated Certificate of Incorporation to clarify the dates on which the terms of each class of directors will expire;

•	Director Removal Proposal—to increase the voting thresholds required to remove a director of Oracle for cause;

•

Bylaw Amendment Supermajority Proposal—to increase the stockholder voting threshold to amend, alter or repeal Oracle’s Amended and Restated Bylaws from a simple majority to 66 2/3% of all outstanding shares;

•	Written Consent Proposal—to remove provisions allowing for stockholder action by written consent; and

•

Charter Amendment Supermajority Proposal—to increase the stockholder voting threshold to amend Articles V, VI or VII of Oracle’s Second Amended and Restated Certificate of Incorporation from a simple majority to 66 2/3% of all outstanding shares;

•

to consider and vote upon a proposal to approve the 2008 Equity Incentive Plan pursuant to which Oracle will reserve up to 1,000,000 shares of common stock for issuance, subject to adjustment as provided for therein;

•

to consider and vote upon a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to approve the merger proposal or any of the charter amendment proposals; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read it its entirety before voting. The board of directors of Oracle has fixed the close of business on                     , as the record date for the determination of which Oracle stockholders are entitled to receive notice of, and to vote at, the special meeting and any adjournments thereof. Only the holders of record of Oracle common stock on that date are entitled to have their votes counted at the special meeting and any adjournments or postponements of the meeting.

Oracle will not transact any other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement of the meeting by Oracle’s board of directors.

Your vote is important. Please sign, date and return your proxy card or vote via the Internet website or telephone number specified on your proxy card or supplied to you by your broker as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of Oracle common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you abstain from voting or do not vote or do not instruct your broker how to vote, it will have the same effect as voting against the merger proposal for purposes of the requirement that the merger proposal be approved by the affirmative vote of a majority of the shares of Oracle common stock issued and outstanding on the record date. However, if you abstain from voting or do not vote or do not instruct your broker how to vote, it will have no effect on the outcome of the voting in connection with the requirement that the merger proposal be approved by a majority of the shares of Oracle common stock issued in Oracle’s initial public offering and actually voting at the special meeting on the merger proposal since an abstention or the failure to vote or instruct your broker how to vote is not considered to be an actual vote. If you do not vote or do not instruct your broker how to vote, it will have the same effect as voting against each of the charter amendment proposals but will have no effect on the equity incentive plan proposal, assuming that a quorum for the special meeting is present. If you “abstain” from voting, it will have the same effect as voting against each of the charter amendment proposals and the equity incentive plan proposal. Shares that are not voted or that are broker non-voted or where the stockholder abstains from voting are not eligible to be converted into cash upon the completion of the merger.

Through the merger, Oracle will acquire PTI by the merger of Oracle’s wholly owned subsidiary, PTI Acquisition Sub, Inc., with and into PTI. PTI will be the surviving company of the merger as a wholly owned subsidiary of Oracle, after which Oracle will be renamed Precision Therapeutics Corp.

The board of directors of Oracle recommends that you vote “FOR” the adoption of the merger proposal, each of the charter amendment proposals, the equity incentive plan proposal and the adjournment proposal.

By Order of the Board of Directors,

Larry N. Feinberg

Chairman of the Board of Directors

                    , 2008

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF ORACLE’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT ORACLE CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST ALSO PRESENT ORACLE’S STOCK TRANSFER AGENT WITH YOUR PHYSICAL STOCK CERTIFICATE NO LATER THAN 12:00 NOON, EASTERN TIME, ON THE BUSINESS DAY PRIOR TO THE DATE OF THE SPECIAL MEETING. FAILURE TO MEET THESE REQUIREMENTS WILL CAUSE YOUR CONVERSION DEMAND TO BE REJECTED. SEE THE SECTION ENTITLED “THE SPECIAL MEETING—CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

v

ANNEXES

A—Agreement and Plan of Merger, dated as of December 3, 2007, by and among Oracle Healthcare Acquisition Corp., PTI Acquisition Sub, Inc. and Precision Therapeutics, Inc., as amended by Amendment No. 1 dated as of January 24, 2008

B—Voting Agreement

C—Form of Second Amended and Restated Certificate of Incorporation of Oracle Healthcare Acquisition Corp. to be in effect upon the closing of the merger

D—2008 Equity Incentive Plan

E—Section 262 of the Delaware General Corporation Law

F—Opinion of Duff & Phelps, LLC, dated December 3, 2007

G—Opinion of Duff & Phelps, LLC, dated January 24, 2008

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers briefly address some commonly asked questions about the merger, the special meeting of the stockholders of Oracle and the effect of the merger on the holders of common stock of Oracle. These questions and answers may not include all of the information that is important to you. We urge you to read carefully this entire document, including the annexes and the other documents to which we have referred you.

Q.	Why is Oracle proposing the merger with PTI?

A.	Oracle was organized to effect a merger, capital stock exchange, asset or stock acquisition or other similar business combination with an operating business in the healthcare industry. The proposed merger between Oracle and PTI is intended to be a qualifying business combination. Please see “The Merger Proposal.”

Q.	What is being voted on at the special meeting?

A.	There are ten proposals that stockholders of Oracle are being asked to vote on at the special meeting. The first proposal, the merger proposal, is to adopt the merger agreement, as amended, and approve the transactions contemplated by the merger agreement. The next seven proposals are a series of proposals to approve the amendment and restatement of the Amended and Restated Certificate of Incorporation of Oracle to (a) change the name of Oracle to Precision Therapeutics Corp., (b) increase the authorized number of shares of common stock and preferred stock, (c) remove the provisions related to Oracle’s initial business combination that were put into place as a result of Oracle being a blank check company and revise the provisions relating to the expiration of directorship terms, (d) increase the voting thresholds required to remove a director of Oracle for cause, (e) increase the voting thresholds required to amend, alter or repeal Oracle’s Amended and Restated Bylaws, (f) remove provisions allowing for stockholder action by written consent, and (g) increase the voting thresholds required to amend certain provisions of Oracle’s Second Amended and Restated Certificate of Incorporation. These proposals are collectively referred to as the charter amendment proposals. The ninth proposal, the equity incentive plan proposal, is to adopt the 2008 Equity Incentive Plan for non-employee directors, officers, employees and consultants. The final proposal, the adjournment proposal, is a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to approve the merger proposal or any of the charter amendment proposals.

Q.	Does the Oracle board of directors recommend voting in favor of the merger proposal, the charter amendment proposals and the equity incentive plan proposal?

A.

Yes. After careful consideration, Oracle’s board of directors (with Kevin Johnson, who is currently a director of both Oracle and PTI, abstaining) has determined that the merger proposal, the charter amendment proposals and the equity incentive plan proposal are fair to, and in the best interests of, Oracle and its stockholders. Oracle’s board of directors has received an opinion (upon which Oracle’s board of directors may rely) from Duff & Phelps LLC (“Duff & Phelps”), a copy of which is attached hereto as Annex F, to the effect that, as of December 3, 2007, and based upon the procedures followed and matters considered, and subject to the limitations, exceptions, assumptions and qualifications, all as set forth therein, Duff & Phelps is of the opinion that (i) the consideration to be paid by Oracle in the merger is fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets. Duff & Phelps delivered a subsequent opinion to Oracle’s board of directors (upon which Oracle’s board of directors may rely), a copy of which is attached hereto as Annex G, to the effect that, as of January 24, 2008, taking into account the amendment to the merger agreement fixing the price of the Oracle common stock for the purpose of calculating the exchange ratio, and based upon the procedures followed and matters considered, and subject to the limitations, exceptions, assumptions and qualifications, all as set forth therein, Duff & Phelps is of the opinion that (i) the consideration to be paid by Oracle in the merger is fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets. Oracle’s board recommends that Oracle stockholders vote or instruct their vote to be cast “FOR” the approval of each of the merger proposal, the charter amendment proposals and the equity incentive plan proposal. Please see “The Merger Proposal—Oracle’s Reasons for the Merger.”

Certain Oracle directors and officers have interests in the merger, however, that are different from, or in addition to, your interests as an Oracle stockholder. See “The Merger Proposal—Interests of Oracle Directors and Officers in the Merger.”

Q.	How was the aggregate consideration and exchange ratio determined?

A.	Through extended negotiations between the Oracle board of directors and PTI, the parties agreed that at the closing of the merger, Oracle will issue to each holder of PTI common stock, and reserve for issuance to holders of options and warrants to purchase PTI common stock, a number of shares of Oracle common stock based on the exchange ratio calculated in accordance with the terms of the merger agreement. Subsequent to signing the merger agreement, the parties agreed to fix the price of the Oracle common stock, for purposes of calculating the exchange ratio, at $7.90 per share. For purposes of this proxy statement/prospectus, we have assumed that the exchange ratio will be approximately 0.4072 shares of Oracle common stock per share of PTI common stock, based on the number of outstanding shares of PTI capital stock and options and warrants to purchase PTI common stock as of January 23, 2008. For a detailed explanation of the calculation of the exchange ratio, see “The Merger Proposal—Example of Calculation of Exchange Ratio and Number of Oracle Shares to Be Issued/ Reserved for Issuance.”

In addition to the shares of Oracle common stock to be issued and reserved for issuance as of the closing, Oracle may become obligated to issue, or reserve for issuance, additional shares of Oracle common stock upon the occurrence of certain events. See “The Merger Proposal—General Description of the Merger” and “The Merger Agreement—Merger Consideration—The Milestone Consideration” and “The Merger Agreement—Merger Consideration—The Top-Up Consideration.”

Q.	Did the directors and officers of Oracle make a determination as to the value of PTI?

A.	While they did not identify a specific value for PTI, Oracle directors (other than Mr. Johnson, who is currently a director of both Oracle and PTI) and officers determined that the fair market value of PTI is in excess of 80% of Oracle’s net assets. In addition, Oracle’s board of directors received an opinion (upon which Oracle’s board of directors may rely) from Duff & Phelps LLC, a copy of which is attached hereto as Annex F, to the effect that, as of December 3, 2007, and based upon and subject to the limitations, exceptions, assumptions and qualifications set forth therein, Duff & Phelps is of the opinion that (i) the consideration to be paid by Oracle in the merger is fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets. Duff & Phelps delivered a subsequent opinion to Oracle’s board of directors (upon which Oracle’s board of directors may rely), a copy of which is attached hereto as Annex G, to the effect that, as of January 24, 2008, taking into account the amendment to the merger agreement fixing the price of the Oracle common stock for the purpose of calculating the exchange ratio, and based upon the procedures followed and matters considered, and subject to the limitations, exceptions, assumptions and qualifications, all as set forth therein, Duff & Phelps is of the opinion that (i) the consideration to be paid by Oracle in the merger is fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets. For a discussion of the factors they considered in making this determination, see the section entitled “The Merger Proposal—Reasons for the Merger.”

Q.	What is the quorum requirement?

A.	A quorum of Oracle’s stockholders is necessary for the transaction of business at a meeting. A quorum for the special meeting will be present if a majority of the shares of Oracle common stock issued and outstanding as of the record date are represented by stockholders present at the meeting or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement for the special meeting. If there is no quorum, the vote of a majority of the votes present at the special meeting may adjourn the special meeting to another date.

Q.	Who can vote at the special meeting?

A.	Only Oracle stockholders of record at the close of business on will be entitled to vote at the special meeting. On the record date, there were 18,750,000 shares of common stock outstanding and entitled to vote. No vote of the holders of any warrants issued by Oracle is necessary to adopt the merger proposal, the charter amendment proposals or the equity incentive plan proposal, and Oracle is not asking the warrant holders to vote on any proposal being considered at the special meeting.

Q.	What vote is required in order to approve the merger proposal at the special meeting?

A.	The approval of the merger proposal will require the affirmative vote of (a) the majority of the shares of Oracle common stock issued in Oracle’s initial public offering actually voting upon the merger and (b) the majority of the shares of Oracle common stock issued and outstanding as of the record date. Oracle’s initial stockholders, who purchased their shares of common stock prior to its initial public offering and presently own an aggregate of approximately 20% of the outstanding shares of Oracle common stock, have agreed to vote on the merger proposal all of the shares of Oracle common stock owned by them, including any shares of Oracle common stock purchased prior to, in or following Oracle’s initial public offering, in the same manner as the majority of the shares of common stock held by all other Oracle stockholders are voted on the merger proposal. However, if the holders of 20% or more of the shares of common stock issued in Oracle’s initial public offering vote against the merger proposal and properly demand that Oracle convert their shares into a pro rata portion of the trust account established at the time of Oracle’s initial public offering (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable), then, pursuant to the terms of Oracle’s Amended and Restated Certificate of Incorporation, the merger will not be completed.

Q.	What vote is required in order to approve the charter amendment proposals at the special meeting?

A.	The approval of each of the charter amendment proposals by the Oracle stockholders will require the affirmative vote of a majority of the shares of Oracle’s common stock issued and outstanding on the record date.

Q.	What vote is required in order to approve the equity incentive plan proposal at the special meeting?

A.	The approval of the equity incentive plan proposal by the Oracle stockholders will require the affirmative vote of a majority of the shares of Oracle’s common stock represented in person or by proxy and entitled to vote at the Oracle special meeting, provided that a quorum is present at the meeting.

Q.	What vote is required in order to approve the adjournment proposal at the special meeting?

A.	The approval of the adjournment proposal by the Oracle stockholders will require the affirmative vote of a majority of the shares of Oracle’s common stock represented in person or by proxy and entitled to vote at the Oracle special meeting, provided that a quorum is present at the meeting.

Q.	Are the proposals of the special meeting conditioned on each other?

A.

The approval of the merger proposal is conditioned on the approval of each of the charter amendment proposals, and the approval of each of the charter amendment proposals is conditioned on the approval of the merger proposal. In the event that any of these proposals does not receive the necessary vote to approve that proposal, then Oracle will not complete any of the transactions identified in any of the proposals and

Oracle will be dissolved and liquidated in accordance with the provisions of Delaware law. The approval of the merger proposal and the charter amendment proposals are not conditioned on the approval of the equity incentive plan proposal, but the approval of the equity incentive plan proposal is conditioned on the approval of the merger proposal and the charter amendment proposals. Additionally, the approval of the equity incentive plan proposal is a condition to PTI’s obligation to complete the merger, although if the equity incentive plan proposal is not approved, PTI may in its sole discretion elect to waive this condition to its obligations to complete the merger.

Q.	What will Oracle securityholders receive in the merger?

A.	Oracle securityholders will continue to hold the Oracle securities they currently own and will not receive any consideration in connection with the merger. The securityholders of PTI will receive all of the consideration being issued by Oracle in the merger.

Q.	What is the structure of the merger?

A.	Under the merger agreement PTI Acquisition Sub, Inc., a wholly-owned subsidiary of Oracle, will merge with and into PTI, with PTI surviving as a wholly-owned subsidiary of Oracle. The parties intend that the merger will be treated as a reorganization for U.S. federal income tax purposes and will be accounted for as a recapitalization of PTI for financial reporting purposes.

Q.	What will the name of the combined company be after the merger?

A.	Oracle will change its name following completion of the merger to Precision Therapeutics Corp., and the name of the surviving company in the merger will be Precision Therapeutics, Inc.

Q.	How much cash does Oracle hold in its trust account?

A.	As of December 31, 2007, Oracle had approximately $120.0 million in the trust account, including accrued interest (but not taking into account taxes payable).

Q.	Do stockholders of Oracle have conversion rights?

A.	If you hold shares of common stock issued in Oracle’s initial public offering, then you have the right to vote against the merger proposal and demand that, if the merger is completed, Oracle convert such shares into a pro rata share of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on your pro rata share (net of taxes payable). We sometimes refer in this proxy statement/prospectus to these rights to vote against the merger and demand conversion of the shares into a pro rata portion of the trust account as “conversion rights.” For more about exercising conversion rights, see below under “Questions and answers for stockholders who may be inclined to exercise their conversion rights” and “The Special Meeting—Conversion Rights.”

Q.	What happens to the funds deposited in the trust account after completion of the merger?

A.	Upon completion of the merger:

•

the Oracle stockholders, if any, electing to exercise their conversion rights will receive their pro rata portion of the funds deposited in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable); and

•

the remaining funds (after payment of transaction expenses and the payment of up to $2.4 million of deferred underwriters’ fees to the underwriters of Oracle’s initial public offering) will be released to the combined company, which intends to use its existing cash resources, along with funds released from the trust account, to (1) expand the combined company’s business, and (2) enhance its market presence, in addition to using its cash resources for working capital and for general corporate purposes.

Q.	What are the expected United States federal income tax consequences to the merger?

A.	PTI stockholders receiving Oracle common stock in exchange for PTI common stock in the merger generally will recognize no gain or loss, subject to certain exceptions.

No gain or loss will be recognized by non-converting stockholders of Oracle. However, a stockholder of Oracle who exercises conversion rights and effects a termination of the stockholder’s interest in Oracle will generally be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Oracle for cash, if such shares were held as a capital asset on the date of the conversion. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Oracle common stock.

No gain or loss will be recognized by Oracle or PTI as a result of the merger. For a description of the material federal income tax consequences of the merger, please see the information set forth in “Material United States Federal Income Tax Consequences of the Merger.”

Q.	Who will manage Oracle following the merger?

A.	We expect that Sean C. McDonald, who is currently the president and chief executive officer and a director of PTI, will become the president and chief executive officer and a director of Oracle; and David R. Heilman, who is currently chief financial officer and corporate secretary of PTI, will become chief financial officer and corporate secretary of Oracle. We also expect that Joel Adams, Richard Kollender, Stanley Lapidus and Kenneth Weisshaar, who are currently on the board of directors of PTI, will become board members of Oracle and that Mr. Lapidus will become the chairman of the board of Oracle, and that Kevin C. Johnson, who is currently a director of both PTI and Oracle, will remain as a director of Oracle. With respect to the current officers and other directors of Oracle, we expect that Joel D. Liffmann, who is currently the president and chief operating officer and a director of Oracle, will continue as a director of Oracle; Larry N. Feinberg, who is currently chairman of the board of Oracle, will continue as a director of Oracle; and Per G. H. Lofberg, who is currently a director of Oracle, will continue as a director of Oracle. Please see “Officers and Directors After the Merger” for other members of the management team and key personnel of Oracle following the merger.

Q.	What happens to Oracle if the merger is not completed?

A.	If the merger is not completed, Oracle will be dissolved and liquidated in accordance with the provisions of Delaware law. Upon such a liquidation, the remaining net assets of Oracle, including the remaining net proceeds of Oracle’s initial public offering held in the trust account, plus any interest earned thereon (net of taxes), will be distributed pro rata to Oracle’s common stockholders, excluding Oracle’s initial stockholders who purchased their shares of common stock prior to its initial public offering. If the merger is not approved and Oracle is therefore required to dissolve and liquidate, such stockholders will, however, be entitled to receive their share of the net proceeds of Oracle’s initial public offering that may be distributed from Oracle’s trust account with respect to any shares of Oracle common stock purchased in or following Oracle’s initial public offering. Please see “Information About Oracle—Business Overview—Liquidation if No Business Combination.”

Q.	What happens to PTI if the merger is not completed?

A.	If the merger is not completed, PTI will continue to operate as a private company.

Q.	When do you expect the merger to be completed?

A.	We anticipate that the merger will be completed promptly following the special meeting of Oracle.

Q.	Do Oracle’s stockholders have appraisal or dissenters rights?

A.

No. Oracle’s stockholders do not have statutory appraisal rights in connection with the merger. However, Oracle stockholders have the right to vote against the merger proposal and demand that in the event that the merger is completed, Oracle convert such stockholder’s shares into a pro rata portion of the funds held in the trust account as described below under the heading “The Special Meeting—Conversion Rights.”

Q.	Do PTI’s stockholders have appraisal or dissenters rights?

A.	Yes. PTI stockholders who comply with the applicable requirements of Delaware law will be entitled to appraisal rights to receive the statutorily determined “fair value” of their shares of PTI stock. For more information, see “The Merger Proposal—Appraisal or Dissenters Rights.”

Q.	If I am not going to attend the special meeting in person, should I return my proxy card instead?

A.	Yes. After carefully reading and considering the information contained in this document, please fill out and sign your proxy card or vote via the Internet website or telephone number specified on your proxy card or supplied to you by your broker as soon as possible, so that your shares may be represented at the special meeting.

Q.	What will happen if I abstain from voting or fail to vote at the special meeting?

A.	If you do not vote or do not instruct your broker how to vote or abstain from voting, it will have the same effect as voting against the merger proposal for purposes of the requirement that the merger proposal be approved by the affirmative vote of a majority of the shares of Oracle common stock issued and outstanding on the record date. However, if you do not vote or do not instruct your broker how to vote or abstain from voting, it will have no effect on the outcome of the voting in connection with the requirement that the merger proposal be approved by a majority of the shares of Oracle common stock issued in Oracle’s initial public offering and actually voting at the special meeting on the merger proposal since the failure to vote or instruct your broker how to vote or an abstention is not considered to be an actual vote. If you do not vote or do not instruct your broker how to vote, it will have the same effect as voting against each of the charter amendment proposals, but will have no effect on the equity incentive plan proposal or the adjournment proposal. If you “abstain” it will have the same effect as voting against each of the charter amendment proposals, the equity incentive plan proposal and the adjournment proposals. Shares that are not voted or that are broker non-voted or where the stockholder abstains from voting are not eligible to be converted into cash upon the completion of the merger. If you want to convert your shares into a pro rata portion of the trust account, you must vote against the merger and follow the instructions described below under “Questions and answers for stockholders who may be inclined to exercise their conversion rights” and “The Special Meeting—Conversion Rights.”

Q.	What do I do if I want to change my vote prior to the special meeting?

A.	Send a later-dated, signed proxy card to Oracle prior to the date of the special meeting, enter a later-dated vote via the Internet website or telephone number specified on your proxy card or supplied to you by your broker or attend the special meeting in person and vote. Your attendance alone will not revoke your proxy. You also may revoke your proxy by sending a notice of revocation to Oracle at the address of Oracle’s corporate headquarters, on or before , 2008.

Q.	If my shares of Oracle common stock are held in “street name” by my broker, will my broker vote my shares for me?

A.	No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q.	Who is soliciting my proxy?

A.	Proxies are being solicited by the Oracle board of directors for the special meeting.

Q.	Who can help answer my questions?

A.	If you are an Oracle stockholder and have questions about the merger, you may write or call Oracle Healthcare Acquisition Corp., 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830, (203) 862-7900, Attn: Joel D. Liffmann, President and Chief Operating Officer.

Questions and answers for stockholders who may be inclined to exercise their conversion rights:

Q.	How do stockholders of Oracle exercise their conversion rights?

A.	If you wish to exercise your conversion rights, you must: (i) affirmatively vote against the merger and demand that Oracle convert your shares into cash and (ii) present the physical stock certificate (together with necessary stock powers, letter of instructions and the certificate referred to below) to Continental Stock Transfer and Trust Company, 17 Battery Place, New York, NY 10004, Attn: , together with written instructions that you wish to convert your shares into your pro rata share of the trust account and provide to Continental Stock Transfer & Trust Company a written certificate addressed to Oracle that you have held the shares that you seek to convert since the record date and that you will continue to hold the shares through the closing date of the merger. If, notwithstanding your vote, the merger is completed, then you will be entitled to receive a pro rata portion of the trust account in which a substantial portion of the net proceeds of Oracle’s initial public offering are held (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on your pro rata share (net of taxes payable). If you exercise your conversion rights, then you will be exchanging your shares of Oracle common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the effective time of the merger and then tender your stock certificate to Oracle. If the merger is not completed, then your shares will not be converted into cash at this time, even if you so elected.

Q.	What additional conversion procedures are required if my shares are held in “street name”?

A.	If you hold your shares in “street name,” you must follow additional procedures that are designed to enable us to effectively match your vote against approval of the merger with any election to convert your shares. If your shares are held in “street name,” in order to convert your shares you must obtain from the account executive at your bank or broker a so-called legal proxy to vote your shares held in “street name” as of the record date and instruct the account executive to withdraw the shares from your account and request that a physical stock certificate be issued in your name, which we refer to as “certification” of your shares. You should consult your account executive at the organization holding your account about any costs associated with this certification process. As described below, Continental Stock Transfer & Trust Company can assist with this process and reduce the movement of physical certificates. We urge stockholders whose shares are held in “street name” and who may wish to convert their shares to promptly contact the account executive at the organization holding their account to accomplish these additional procedures. If such stockholders fail to act promptly, they may be unable to timely satisfy the conversion requirements.

Q.	How much time will I have to determine whether to exercise my conversion rights?

A.	There will be approximately days between the first date this proxy statement is being mailed and the deadline to exercise your conversion rights. Our transfer agent will endeavor to process requests for certification of shares and conversion elections on a same-day basis. In order to ensure the timeliness of the exercise of your conversion rights, however, we recommend that you not wait until the deadline.

Q.	Is there a charge for following the conversion procedures?

A.	No. Our transfer agent, however, charges a customary fee of approximately $ to brokers and other custodians for reissuing “street name” shares in the name of the stockholder. You should consult your broker or other custodian as to whether or not this charge will be passed on to you if you choose to exercise your conversion rights.

Q.	What is the deadline for tendering my stock certificate?

A.	Certificates that have not been tendered in accordance with the procedures described in this proxy statement/prospectus by 12:00 noon, Eastern time, on , 2008 will not be converted into cash. In the event you tender your shares and later decide that you do not want to convert the shares, you will need to make arrangements with Continental Stock Transfer & Trust Company, at the telephone number stated below, to withdraw the tender. In order to be effective, withdrawals of previously tendered shares must be completed before the special meeting at on , 2008.

Stockholders who wish to convert their shares may contact                      of Continental Stock Transfer & Trust Company at                     , for assistance in making the necessary arrangements. Stockholders are urged to contact                      as early as possible and in any event by                     , 2008.

Q.	How can I remedy an improper exercise of my conversion rights?

A.	If you:

•	return your proxy with directions to vote for approval of the merger proposal, but then wish to vote against it and demand conversion of your shares; or

•

return your proxy with directions to vote against approval of the merger proposal and wish to demand conversion of your shares, but do not check the appropriate box on the proxy card demanding conversion or send a written request to us to demand conversion; or

•	return your proxy with directions to vote against approval of the merger proposal, but later wish to vote for it;

you may request that we send you another proxy card on which you may indicate your intended vote and, if that vote is against approval of the merger, demand conversion of your shares by checking the box provided for that purpose on the proxy card. You may request another proxy card by contacting us at the phone number or address listed in this proxy statement. Any corrected or changed proxy card or written demand to convert your shares must be submitted to us so that it is received prior to the voting at the special meeting. If you hold your shares in “street name,” you must contact the account executive at your bank or broker to change your vote and to follow the procedures set forth above for conversion.

Q.	What is the estimated conversion amount?

A.	If you comply with the foregoing procedures for exercising your conversion rights and, notwithstanding your vote against the merger proposal, the merger is completed, you will be entitled to receive a pro rata portion of the funds held in the trust account established at the time of the initial public offering (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on your pro rata share (net of taxes payable), calculated as of the date two business days prior to the completion of the merger. As of December 31, 2007, there was approximately $120.0 million in the trust account, including accrued interest on the funds in the trust account (but not taking into account taxes payable), or approximately $8.00 per share issued in the initial public offering. The actual conversion price will differ from $8.00 per share due to any interest earned on the funds in the trust account since December 31, 2007 and any taxes payable in respect of interest earned thereon.

Q.	How does the estimated conversion amount compare to the recent market price of Oracle’s common stock?

A.	On , the record date for the special meeting of Oracle stockholders, the closing price of Oracle’s common stock was $ per share. Oracle stockholders should verify the market price of our common stock prior to selling any common stock in the public market, since they may be able to receive greater proceeds from exercising their conversion rights in the event that the merger is completed than from selling their shares.

Q.	If I exercise my conversion rights, what will happen to my warrants to purchase Oracle common stock?

A.	Nothing. The exercise of your conversion rights will not affect any warrants to purchase Oracle common stock that you may own, which will continue to be outstanding and exercisable following the merger and any exercise of your conversion rights.

Q.	What are the U.S. federal income tax consequences of exercising my conversion rights?

A.	If you properly exercise your conversion rights and the merger is completed, you will generally be required to recognize capital gain or loss upon the conversion of your shares of Oracle common stock if such shares were held as a capital asset on the date of the conversion. Such gain or loss will be measured by the difference between the amount of cash you receive and your tax basis in your converted shares of Oracle common stock.

There will be no U.S. federal income tax consequences to non-converting Oracle stockholders as a result of the merger.

SUMMARY

This summary highlights the material information from this proxy statement/prospectus. You should carefully read this entire document, including the Annexes. You should read the merger agreement, as amended, which is attached as Annex A, carefully. It is the legal document that governs the merger and the other transactions contemplated by the merger agreement. It is also described in detail elsewhere in this proxy statement/prospectus.

The Companies

Oracle

Oracle is a Delaware corporation organized on September 1, 2005. It is a blank check company formed for the purpose of acquiring an operating business in the healthcare industry through a merger, capital stock exchange, asset acquisition or other similar business combination. Oracle’s initial business combination must be with an operating business whose fair market value is equal to at least 80% of Oracle’s net assets at the time of such acquisition.

On March 8, 2006, Oracle completed its initial public offering of 15,000,000 units. Each unit consists of one share of Oracle common stock, $0.0001 par value, and one redeemable common stock purchase warrant. Oracle received net proceeds of approximately $113.5 million from the initial public offering, which were placed in a trust account, together with $2.4 million in underwriting fees which the underwriters agreed to defer until the completion of Oracle’s business combination. On March 2, 2006, immediately prior to the initial public offering, Larry N. Feinberg, Oracle’s chairman, and Joel D. Liffmann, Oracle’s President and Chief Operating Officer and a director of Oracle, each purchased in a private placement 416,667 warrants to purchase common stock, for a combined total of 833,334 warrants, at a price of $1.20 per warrant (an aggregate purchase price of approximately $1 million) directly from Oracle, which are referred to as the “founding director warrants.” The proceeds from the sale of the founding director warrants were held outside of the trust account, and have been used by Oracle for working capital and general corporate purposes.

As of December 31, 2007, Oracle had approximately $120.0 million in cash and government securities in the trust account, including accrued interest (but not taking into account taxes payable). Other than its initial public offering and the pursuit of a business combination, Oracle has not engaged in any business to date or generated any revenues to date. If Oracle does not complete a business combination by March 8, 2008, then, pursuant to its Amended and Restated Certificate of Incorporation, Oracle’s officers must take all actions necessary to promptly dissolve and liquidate Oracle.

If the merger is not completed and Oracle is therefore required to dissolve and liquidate, Larry N. Feinberg and Joel D. Liffmann have each agreed on a joint and several basis to be personally liable to ensure that the proceeds from Oracle’s initial public offering held in the trust account are not reduced by the claims of (i) the various vendors or other entities for services rendered or products sold to Oracle or (ii) any prospective target business that Oracle did not pay, or reimburse, for the fees and expenses of third party service providers to such target which Oracle agreed in writing to be liable for, in each case only to the extent the payment of such debts and obligations actually reduces the amount of funds in the trust account (or, in the event that such claim arises after the distribution of the trust account, to the extent necessary to ensure that Oracle’s former stockholders other than Messrs. Feinberg and Liffmann are not liable for any amount of such loss, liability, claim, damage or expense).

The prices of Oracle’s common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and one warrant to purchase one share of common stock) are quoted on the OTC Bulletin Board under the symbols OHAQ for the common stock, OHAQW for the warrants and OHAQU for the units. On December 3, 2007, the last trading day immediately prior to the execution of the merger agreement, the closing price of Oracle common stock, warrants and units was $7.84, $0.006, $8.00, respectively.

The mailing address of Oracle’s principal executive office is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830, and its telephone number is (203) 862-7900. See “Information about Oracle.”

PTI Acquisition Sub, Inc.

PTI Acquisition Sub, Inc. is a Delaware corporation organized on December 3, 2007. It is a wholly-owned subsidiary of Oracle formed solely for the purpose of the merger. PTI Acquisition Sub Inc.’s executive office is located at 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830, and its telephone number is (203) 862-7900. PTI Acquisition Sub Inc. will be merged with and into PTI and the separate corporate existence of PTI Acquisition Sub, Inc. will cease upon completion of the merger. PTI will be a wholly-owned subsidiary of Oracle upon completion of the merger.

PTI

PTI is a Delaware corporation. It was incorporated in Pennsylvania on April 10, 1995 and reincorporated in Delaware on November 27, 2000. PTI is a life sciences company developing and commercializing tests intended to assist physicians in individualizing cancer therapy in an effort to improve treatment outcomes. It has developed and currently markets its proprietary ChemoFx® test, which is a chemoresponse test that uses a patient’s live tumor cells to assess his or her likelihood of responding to various cancer drugs, or drug combinations, that the patient’s physician is considering for treatment. ChemoFx measures both the responsiveness, or sensitivity, of tumor cells to particular drugs, as well as their resistance. Currently, PTI’s sales and marketing efforts target the gynecologic cancer market, which includes various types of ovarian, uterine, cervical, vaginal and vulvar cancers. In its clinical study published in 2006, ovarian cancer patients treated only with a drug or drug combination to which their tumor cells were classified as responsive by ChemoFx experienced a median tumor progression-free interval approximately three times the median progression-free interval for patients treated only with drugs classified as non-responsive by ChemoFx. PTI intends to leverage its clinical and sales and marketing experience in gynecologic cancers to market ChemoFx for additional indications such as breast, lung and colorectal cancers.

PTI’s principal executive offices are located at 2516 Jane Street, Pittsburgh, Pennsylvania 15203 and its telephone number at that location is (412) 432-1500. PTI’s website address is http://www.precisiontherapeutics.com. Information contained in, or accessible through, PTI’s website does not constitute a part of this proxy statement/prospectus. See “Information about PTI.”

Oracle’s Business Rationale for Merging with PTI

Oracle believes the proposed merger between Oracle and PTI is fair to, and in the best interests of, Oracle and its stockholders for the following primary reasons:

•

Oracle believes PTI is an attractive target because it operates in an important niche of the market for cancer therapies. PTI offers technology to potentially fill the void in efficient tools to assist physicians in more effectively selecting active chemotherapy agents.

•

Oracle believes PTI’s ChemoFx test will become an important tool in chemotherapy treatment because it enables physicians to more effectively design an individualized chemotherapy treatment plan with an increased likelihood of tumor response, while potentially avoiding toxic, yet ineffective, chemotherapy regimens.

•

Oracle believes PTI offers an attractive business strategy to position ChemoFx to become part of the standard of care for patients for whom there are a number of accepted chemotherapy alternatives or for whom no generally accepted treatment protocol exists. PTI has engaged in targeted marketing efforts and intends to further expand its sales and marketing organization in order to achieve this goal.

Oracle believes PTI’s product offering, industry and market and business forces make it an attractive company.

In addition to the primary reasons set forth above, Oracle’s board also considered certain potentially negative factors in its deliberations. Among the potentially negative factors Oracle considered, which are more fully described in the “Risk Factors” section of this proxy statement/prospectus, are the following:

•	PTI may not be successful in executing and managing its growth strategy.

•	PTI has had historical net operating losses, and its operations to date have generated substantial and increasing needs for cash.

•	PTI has a single commercial product offering, ChemoFx.

•	If third-party payors do not provide reimbursement for ChemoFx, its commercial success and PTI’s revenue stream could be compromised.

•	If the FDA subjects ChemoFx to regulation as a medical device, PTI may face a number of negative consequences.

•

The ability of the ChemoFx test to predict tumor responsiveness to selected types of chemotherapy has not yet been demonstrated in completed clinical outcome studies in cancer types other than ovarian.

•	PTI operates in the life sciences industry, which is highly competitive, and will compete with other life sciences companies to attract and retain qualified scientists and technicians in the future.

Please see “The Merger Proposal—Oracle’s Reasons for the Merger” for a more detailed description of the factors, both positive and negative, considered by the Oracle board of directors in determining to recommend the merger to the Oracle stockholders.

PTI’s Business Rationale for Merger with Oracle

The PTI board of directors believes that the proposed merger between Oracle and PTI is in the best interests of PTI and its stockholders for the following primary reasons:

•

As of December 31, 2007, Oracle had approximately $120.0 million in its trust account, including accrued interest (but not taking into account taxes payable). If the merger is completed, the funds in the Oracle trust account will be available for the operations of Oracle following the merger, less expenses of the merger and amounts paid to holders of up to 20% of the shares of Oracle’s common stock issued in Oracle’s initial public offering who vote against the merger proposal and properly elect to convert their shares of common stock into a pro rata share of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable). PTI believes that because following the merger Oracle will have substantially greater capitalization than PTI alone, the combined company will be in a better position to compete in the diagnostic services market.

•

The merger would provide the combined company with greater capital resources for the operation of PTI’s business than if PTI were to continue as an independent company. PTI has incurred and expects to continue to incur substantial operating losses in the future as a result of the expansion of its sales and marketing and research and development functions. Until PTI can generate a sufficient amount of product revenues to finance its cash requirements, it will require additional funding. As described elsewhere in this proxy statement/prospectus, in August 2007, PTI filed a registration statement with the Securities and Exchange Commission for the initial public offering of its common stock, from which it sought to raise up to $80.5 million. This registration statement was withdrawn in December 2007. In August 2007, prior to the filing of the registration statement, PTI consummated a private placement in which it issued convertible promissory notes to its existing investors in the aggregate principal amount of approximately $9.5 million. If the merger with Oracle is not consummated, PTI expects that it will need to raise additional capital in the second quarter of 2008.

•

The abilities and experience of the directors of Oracle who are expected to remain as directors of the combined company after the merger will be highly valuable in executing its business strategy. See “Directors and Management of Oracle Following the Merger.”

•

The Oracle common stock issued in the merger will be publicly traded, which could provide liquidity to PTI stockholders and provide the business with access to the public capital markets, the ability to attract, retain and incentivize highly qualified employees with grants of options for, or other equity awards in the form of, publicly traded stock.

•	The resulting publicly traded stock will present PTI with greater ability to use stock as acquisition or partnership currency.

In addition to the primary reasons set forth above, PTI’s board also considered certain potentially negative factors in its deliberations, including the risk that the merger may not be completed, risks associated with a potentially illiquid trading market for the Oracle common stock and costs associated with being a public company, among others.

Terms of the Merger Agreement

The Oracle board of directors believes that the merger agreement contains customary provisions for transactions of this type. The Oracle board of directors also believes that the price Oracle is paying for PTI represents an attractive valuation based on market comparisons and recent transactions. Because the merger consideration payable to the PTI securityholders is in the form of shares of Oracle common stock, the ultimate value of the merger consideration will be based upon the market price of the Oracle common stock on the Over-the-Counter Bulletin Board, which will fluctuate over time. However, for purposes of calculating the exchange ratio in the merger agreement, Oracle and PTI have agreed, in the amendment to the merger agreement dated January 24, 2008, to fix the price of one share of Oracle common stock to be issued in the merger at $7.90, which was the closing price per share of the Oracle common stock on January 4, 2008. On December 3, 2007, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of the Oracle common stock was $7.84 per share. In the event that the maximum number of shares of Oracle common stock are issued under the merger agreement, including the maximum issuance of all contingent consideration and the exercise of all currently outstanding PTI options and warrants as of January 23, 2008, Oracle would issue approximately 34.5 million shares, which shares had a value of approximately $270.4 million as of December 3, 2007 and $272.2 million as of January 23, 2008. The actual number of shares of Oracle common stock to be issued and reserved for issuance in the merger may change prior to the closing of the merger as of result of changes in the number of outstanding shares of PTI common stock and options and warrants to purchase PTI common stock.

Oracle’s board of directors has received an opinion from Duff & Phelps, a copy of which is attached hereto as Annex F, to the effect that, as of December 3, 2007, and based upon the procedures followed and matters considered, and subject to the limitations, exceptions, assumptions and qualifications, all as set forth therein, Duff & Phelps is of the opinion that (i) the consideration to be paid by Oracle in the merger is fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets. Duff & Phelps delivered a subsequent opinion to Oracle’s board of directors, a copy of which is attached hereto as Annex G, to the effect that, as of January 24, 2008, taking into account the amendment to the merger agreement fixing the price of Oracle common stock for the purpose of calculating the exchange ratio, and based upon the procedures followed and matters considered, and subject to the limitations, exceptions, assumptions and qualifications, all as set forth therein, Duff & Phelps is of the opinion that (i) the consideration to be paid by Oracle in the merger is fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets. Oracle believes that the provision in the merger agreement requiring that 2,250,000 of the shares of Oracle common stock to be initially issued in the merger will be deposited into escrow in order to satisfy any claims for indemnification that Oracle may assert against PTI (the “Escrow Shares”) helps to mitigate the risk of a breach by PTI. To the extent not used to satisfy such claims (or held in reserve in respect of unresolved claims), the Escrow Shares will be released, pro rata, to the persons who held shares of PTI common stock as of the closing of the merger, on the first anniversary of the closing date of the merger. Any Escrow Shares subject to pending claims on the anniversary date will remain in escrow pending resolution of such claim.

The Merger

The merger agreement provides for the merger of PTI Acquisition Sub, Inc. with and into PTI. The merger agreement was executed on December 3, 2007, and an amendment to the merger agreement was executed on January 24, 2008 solely for the purpose of fixing the price of the Oracle common stock in calculating the exchange ratio. Following completion of the merger, PTI will continue as the surviving company of the merger and a wholly-owned subsidiary of Oracle, following which Oracle will change its name to Precision Therapeutics Corp.

Under the merger agreement, Oracle will issue, or reserve for issuance, to each holder of PTI common stock and options and warrants to purchase PTI capital stock a number of Oracle shares based on the exchange ratio calculated in accordance with the terms of the merger agreement. The exchange ratio pursuant to which shares of PTI common stock will be exchanged for shares of Oracle common stock will be equal to the quotient obtained by dividing (a) the sum of (i) $177,750,000 and (ii) the aggregate exercise price of all PTI options and warrants and other stock awards outstanding immediately prior to the effective time, by (b) the number of shares of PTI common stock outstanding on a fully diluted basis immediately prior to the effective time of the merger, assuming the conversion and exercise of all outstanding convertible and exercisable securities, by (c) $7.90 per share. Based on the number of outstanding shares of PTI capital stock, and options and warrants to purchase PTI common stock outstanding as of January 23, 2008, we estimate that the exchange ratio will be approximately 0.4072 shares of Oracle common stock per share of PTI common stock. Based on an assumed exchange ratio of 0.4072, Oracle would be obligated to issue an aggregate of approximately 19.0 million shares of Oracle common stock (which includes the 2.25 million shares of Oracle common stock to be deposited into escrow at the closing), which is comprised of approximately 1.6 million shares for PTI common stock, approximately 15.7 million shares for the PTI common stock to be issued upon conversion of the Series A1, Series A3 and the Series B preferred shares of PTI immediately prior to the closing of the merger and approximately 1.8 million shares for PTI common stock to be issued upon the conversion of convertible promissory notes of PTI that will be converted immediately prior to the closing of the merger (approximately $9.5 million principal amount of convertible debt, plus accrued interest thereon, will be converted immediately prior to the closing of the merger at an assumed conversion price of approximately $2.25 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of approximately $3.22, based on the assumed exchange ratio of 0.4072 shares of Oracle common stock per share of PTI common stock).

Under the merger agreement, Oracle will also assume all outstanding options and warrants to purchase PTI capital stock, and these options and warrants will become exercisable for shares of Oracle common stock. Each PTI option and warrant outstanding at the closing of the merger will become exercisable for a number of Oracle shares equal to the number of shares of PTI common stock into which the security is currently exercisable multiplied by the exchange ratio, and the exercise price per share will be equal to the existing exercise price divided by the exchange ratio. Oracle will reserve approximately 4.5 million additional shares of Oracle common stock for future issuance in connection with Oracle’s assumption of PTI’s outstanding options and warrants. To the extent that outstanding PTI options or warrants are exercised prior to the closing of the merger, the number of shares of Oracle common stock that would be issued at the closing of the merger would increase and the number of the shares of Oracle common stock reserved for future issuance in connection with Oracle’s assumption of PTI’s outstanding options and warrants would decrease by a like amount. Stockholders of Oracle will continue to own their existing shares of Oracle common stock and their existing Oracle warrants and units, as applicable. For a complete description of the post-closing fully diluted capitalization of Oracle please see “Beneficial Ownership of Securities.”

In addition, if (a) there has not been a material adverse change of Oracle or the surviving company between the closing of the merger and the date that is 180 days following the closing of the merger that results from an FDA matter or a violation of law or that requires the restatement of financial statements of PTI (prior to the closing) or PTI and Oracle (from and after the closing date) and (b) on the date that is 180 days following the closing of the merger, the average closing sales price per share of Oracle common stock for the preceding seven trading days is less than $7.78 per share, then Oracle will issue, or reserve for issuance as applicable, additional shares of Oracle common stock, or make a payment in cash (or a combination of cash and additional shares) to the former holders of PTI capital stock, options and warrants, such that the aggregate market value of the cash and/or Oracle common stock issued or reserved for issuance (aggregating the shares issued upon the completion of the merger and at such subsequent date) will be valued at $7.78 per share as of such date. However, the maximum number of additional shares that Oracle is required to issue or reserve for issuance pursuant to the preceding sentence will be 6,666,667 shares, as reduced to the extent any such amounts owed are paid in cash, and the amount of cash that may be paid is limited as described in “The Merger Agreement—Merger Consideration—The Top-Up Consideration.” Any cash paid or shares of Oracle common stock issued or reserved for issuance in accordance with this paragraph will be issued or reserved, as applicable, pro rata to the former PTI securityholders based on the relative number of shares of Oracle common stock issued to, or reserved for issuance to, each such holder at the time of closing of the merger subject to pro rata reallocation of shares that would otherwise be reserved for issuance to holders of options and warrants that expire or are forfeited between the closing of the merger and the determination date among the remaining former PTI securityholders.

In addition, under the merger agreement, the former holders of PTI common stock, options or warrants receiving shares of Oracle common stock will have the right to receive their pro rata portion of a contingent payment of up to an additional 4,250,000 shares of Oracle common stock if the combined company achieves (i) trailing 12 month net revenues of at least $7 million from the sale of services or products for use in connection with non-gynecologic cancers, (ii) trailing 12 month net revenues of at least $40 million from the sale of services or products for any use or (iii) cumulative aggregate net revenues of at least $10 million from the sale of services or products for use in connection with non-gynecologic cancers. The calculation period to earn 100% of the 4,250,000 shares will end on June 30, 2010. In the event that none of these milestones are achieved by June 30, 2010 but any is achieved by the calculation period ending December 31, 2010, the former holders of PTI common stock, options or warrants will have the right to receive a pro rata portion of such contingent payment equal to 75% of the 4,250,000 shares of Oracle common stock, or 3,187,500 shares of Oracle common stock. The merger agreement provides that the milestones will be calculated without giving effect to any acquisitions following the effective time of the merger. Any shares of Oracle common stock that would otherwise be reserved for issuance in accordance with this paragraph to holders of options and warrants that expire or are forfeited between the closing of the merger and the determination date will be reallocated on a pro rata basis among the remaining former PTI securityholders.

It is expected that holders of PTI common stock (including shares issuable upon conversion of the outstanding PTI preferred stock and convertible promissory notes) will hold approximately 50.4% of the outstanding shares of Oracle common stock immediately following the closing of the merger, based on the relative numbers of shares of Oracle and PTI capital stock outstanding as of January 23, 2008, and assuming that none of Oracle’s stockholders exercise their conversion rights and that none of Oracle’s outstanding warrants are exercised. If the merger is completed and any of Oracle’s stockholders exercise their conversion rights, this percentage will increase. Assuming 19.99% of Oracle’s stockholders exercise their conversion rights, we expect that holders of PTI common stock would hold approximately 54.7% of the outstanding shares of Oracle common stock immediately following the closing of the merger. The foregoing calculations also do not include any contingent merger consideration that may be issued pursuant to the merger agreement to the former PTI securityholders upon the occurrence of certain events. If any such shares are issued, it would increase the percentage of the outstanding shares of Oracle common stock held by the current stockholders of PTI.

Of the shares of Oracle common stock anticipated to be issued in the merger, 2,250,000 of these shares will be placed into escrow to satisfy any indemnification claims that may be asserted by Oracle. Following the resolution of any claims for indemnification asserted by Oracle, the balance of any shares remaining in escrow will be released, pro rata, to the persons who held shares of PTI common stock as of the closing of the merger, on the first anniversary of the closing date of the merger.

Oracle and PTI plan to complete the merger promptly after the special meeting, provided that:

•	Oracle’s stockholders have adopted the merger agreement and approved the transactions contemplated thereby;

•

Oracle’s stockholders have approved the amendment and restatement of Oracle’s Amended and Restated Certificate of Incorporation as described in this proxy statement/prospectus. See “The Charter Amendment Proposals”;

•

holders of less than 20% of the shares of common stock issued in Oracle’s initial public offering vote against the merger proposal and properly demand conversion of their shares of common stock into cash; and

•	the other conditions specified in the merger agreement have been satisfied or waived.

If the Oracle stockholder approval has not been obtained at that time or any other conditions have not been satisfied or waived, and the merger agreement is not terminated pursuant to its terms, the merger will be completed promptly after the Oracle stockholder approval is obtained or the remaining conditions are satisfied or waived. However, in the event that the merger is not completed by March 8, 2008, the merger agreement will terminate and, pursuant to its Amended and Restated Certificate of Incorporation, Oracle’s officers must take all actions necessary to promptly dissolve and liquidate Oracle. The merger will become effective when the certificate of merger is filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger.

The merger agreement, as amended to date, which is included as Annex A to this document, is incorporated by reference into this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety. See “The Merger Agreement.”

On November 29, 2007, Oracle engaged Duff & Phelps for the purpose of providing an opinion to Oracle’s board of directors as to (i) the fairness, from a financial point of view, to the holders of Oracle’s common stock of the consideration to be paid by Oracle in the merger, and (ii) PTI having a fair market value equal to at least 80% of Oracle’s net assets. On December 3, 2007, Duff & Phelps rendered its oral opinion to Oracle’s board of directors, which was subsequently confirmed in a written opinion dated December 3, 2007, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of December 3, 2007, (i) the proposed consideration to be paid by Oracle in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) the fair market value of PTI is equal to at least 80% of Oracle’s net assets. In light of the amendment to the merger agreement fixing the price of the Oracle common stock in calculating the exchange ratio, Oracle’s board of directors asked Duff & Phelps to confirm its opinion as to (i) the fairness, from a financial point of view, to the holders of Oracle’s common stock of the consideration to be paid by Oracle in the merger, and (ii) PTI having a fair market value equal to at least 80% of Oracle’s net assets. In response, on January 24, 2008, Duff & Phelps rendered its oral opinion to Oracle’s board of directors, which was subsequently confirmed in a written opinion dated January 24, 2008, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of January 24, 2008, taking into account the amendment to the merger agreement fixing the price of the Oracle common stock for the purpose of calculating the exchange ratio, (i) the proposed consideration to be paid by Oracle in the merger pursuant to the merger agreement, as amended, was fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets. Please see “The Merger Proposal—Oracle’s Reasons for the Merger” and Annexes F and G, which contain copies of Duff & Phelps’ written opinions. As compensation for its services, Oracle paid to Duff & Phelps an initial non-refundable retainer of $100,000. If the merger is consummated, Oracle must pay to Duff & Phelps an additional $150,000.

Amended and Restated Certificate of Incorporation

Oracle is proposing a series of amendments to amend and restate its Amended and Restated Certificate of Incorporation to:

•	change the name of Oracle to Precision Therapeutics Corp.;

•	increase the authorized number of shares of common stock and preferred stock;

•	remove the provisions related to Oracle being a blank check company and clarify the expiration dates of directorship terms;

•	increase the voting thresholds required to remove a director of Oracle for cause;

•	increase the voting thresholds required to amend, alter or repeal Oracle’s Amended and Restated Bylaws;

•	remove provisions allowing for stockholder action by written consent; and

•	increase the voting thresholds required to amend certain provisions of Oracle’s Second Amended and Restated Certificate of Incorporation.

The proposed form of Second Amended and Restated Certificate of Incorporation is included as Annex C to this document. We encourage you to read the Second Amended and Restated Certificate of Incorporation in its entirety. See “The Charter Amendment Proposals.”

2008 Equity Incentive Plan

The adoption of the 2008 Equity Incentive Plan will enable Oracle (to be renamed Precision Therapeutics Corp. following the merger) to offer non-employee directors, officers, other employees and consultants equity-based incentives, thereby helping to attract, retain and reward these participants and create value for its stockholders.

The 2008 Equity Incentive Plan is included as Annex D to this document. We encourage you to read the 2008 Equity Incentive Plan in its entirety. See “The Equity Incentive Plan Proposal.”

Oracle’s Board of Directors’ Recommendations

After careful consideration, Oracle’s board of directors (other than Mr. Johnson, who is currently a director of both Oracle and PTI) has determined that the merger proposal, the charter amendment proposals, the equity incentive plan proposal and the adjournment proposal are fair to, and in the best interests of, Oracle and its stockholders. Oracle’s board has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, the charter amendment proposals, the equity incentive plan proposal and the adjournment proposal and recommends that you vote or instruct your vote to be cast “FOR” the adoption of the merger agreement, the charter amendment proposals, the equity incentive plan proposal and the adjournment proposal. Please see “The Merger Proposal—Oracle’s Reasons for the Merger.”

Special Meetings of Stockholders

A special meeting of the stockholders of Oracle will be held at             on                         , 2008, at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 to vote on the merger proposal, the charter amendment proposals, the equity incentive plan proposal and, if necessary, the adjournment proposal.

Conversion Rights

Pursuant to Oracle’s Amended and Restated Certificate of Incorporation, a holder of shares of Oracle’s common stock issued in its initial public offering may, if the stockholder votes against the merger, demand that Oracle convert such shares into cash in the event that the merger is completed. This demand must be made on the proxy card or by telephone or through the Internet website specified on the proxy card at the same time that the stockholder votes against the merger proposal. In addition, in order to exercise conversion rights a holder must, before 12:00 noon, Eastern time, on                         , 2008 (the business day before the special meeting of the stockholders), present the physical stock certificate (together with necessary stock powers, letter of instructions and the certificate referred to below) to Continental Stock Transfer and Trust Company, 17 Battery Place, New York, NY 10004, Attn:                     , together with written instructions that you wish to convert your shares into your pro rata share of the trust account and provide to Continental Stock Transfer & Trust Company a written certificate addressed to Oracle that you have held the shares that you seek to convert since the record date and that you will continue to hold the shares through the closing date of the merger. If your shares are held in “street name,” in order to convert your shares you must obtain from the account executive at your bank or broker a so-called legal proxy to vote your shares held in “street name” as of the record date and instruct the account executive to withdraw the shares from your account and request that a physical stock certificate be issued in your name, which we refer to as “certification” of your shares.

If so demanded, and in the event the merger is approved, Oracle will convert each requested share of common stock into a pro rata portion of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee) inclusive of any interest earned on the pro rata share (net of any taxes). If you exercise your conversion rights, then you will be exchanging your shares of Oracle common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the effective time of the merger and then tender your stock certificate to Oracle as described above. The exercise of your conversion rights will not affect any warrants to purchase Oracle common stock that you may own, which will continue to be outstanding and exercisable following the merger and any exercise of your conversion rights. If the merger is not completed, then these shares will not be converted into cash at this time and you will need to wait for Oracle to dissolve and liquidate to receive a pro rata portion of the liquidation proceeds. Shares that are not voted or are broker non-voted or where the stockholder abstains from voting shall not in any event be eligible to be converted into cash upon completion of the merger.

The merger will not be completed if the holders of 20% or more of the shares of common stock issued in Oracle’s initial public offering vote against the merger and exercise their conversion rights.

Appraisal or Dissenters Rights

No appraisal rights or dissenters rights are available under the Delaware General Corporation Law for the stockholders of Oracle in connection with the merger proposal.

Appraisal rights are available under the Delaware General Corporation Law for the stockholders of PTI who comply with the statutory requirements set forth in Section 262 of the Delaware General Corporation Law. For more information, see “The Merger Proposal—Appraisal or Dissenters Rights.”

Voting

You may vote in person at the special meeting or vote by proxy using the enclosed proxy card or via the telephone number or Internet website specified on your proxy card.

•	To vote in person, come to the special meeting, and you will be given a ballot when you arrive.

•

To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the special meeting, your shares will be voted as you direct.

•

If you are a registered stockholder (that is, if you hold your stock in certificate form), you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is                     , Eastern Time, on                     , 2008.

Please also see the instructions included with the enclosed proxy card. Regardless of whether you return your proxy card, you may attend the special meeting and vote your shares in person.

Stock Ownership

At the close of business on the record date, the directors and executive officers of Oracle and Oracle’s initial stockholders prior to its initial public offering of securities were entitled to vote approximately 3,750,000 shares of Oracle common stock that have a market value of $29.6 million based on Oracle’s closing common stock price of $7.89 per share as of January 23, 2008. These shares were purchased for an aggregate of $31,250. The total of these shares represented approximately 20% of Oracle’s issued and outstanding common stock as of the record date. In connection with its initial public offering, the holders of these shares entered into letter agreements with Oracle, pursuant to which they each agreed to vote all of the shares of Oracle common stock owned by them, including any shares of Oracle common stock purchased prior to, in or following the initial public offering, in favor of the merger proposal in the same manner as how a majority of the shares of common stock held by all other Oracle stockholders are voted on the merger proposal. While Oracle’s initial stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon Oracle’s failure to consummate a business combination solely with respect to the shares of common stock owned by them immediately prior to Oracle’s initial public offering, they will participate in any liquidation distribution with respect to any shares of common stock purchased in or following initial public offering. As of January 23, 2008, none of the officers or directors of Oracle had acquired additional shares of common stock in or subsequent to the initial public offering, although they may acquire shares prior to completion of the merger. They have also indicated that they intend to vote their shares in favor of each of the charter amendment proposals, the equity incentive plan proposal and the adjournment proposal. Based solely upon information contained in public filings made pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, as of January 23, 2008, the following stockholders beneficially owned greater than five percent of Oracle’s issued and outstanding common stock:

•

Joel D. Liffmann and JDL OHAC LLC collectively beneficially owned 937,500 shares of Oracle common stock, representing approximately 5.0% of the shares of Oracle common stock outstanding on the record date. The shares of Oracle common stock held by Mr. Liffmann and JDL OHAC LLC were issued prior to Oracle’s initial public offering. Mr. Liffmann, Oracle’s President and Chief Operating

Officer and a director of Oracle, is the managing member of JDL OHAC LLC and may be deemed to beneficially own the shares owned by it.

•

Larry N. Feinberg, LNF OHAC LLC and Oracle Healthcare Holding LLC collectively beneficially owned 2,374,999 shares of Oracle common stock, representing approximately 12.7% of the shares of Oracle common stock outstanding on the record date. Mr. Feinberg, the chairman of the board of directors of Oracle, is the managing member of each of LNF OHAC LLC and Oracle Healthcare Holding LLC and may be deemed to beneficially own the shares owned by them.

•

According to the Schedule 13G filed February 14, 2007, Jonathan M. Glaser, JMG Capital Management, Inc., JMG Capital Management, LLC, Daniel Albert David, Roger Richter, Pacific Assets Management, LLC and Pacific Capital Management, Inc. collectively beneficially owned 1,461,300 shares of Oracle common stock, representing approximately 7.8% of the shares of Oracle common stock outstanding on the record date.

•

According to the Schedule 13G filed February 13, 2007, The Baupost Group, L.L.C., SAK Corporation and Seth Klaraman collectively beneficially owned 1,456,300 shares of Oracle common stock, representing approximately 7.8% of the shares of Oracle common stock outstanding on the record date.

•

According to the Schedule 13G filed October 25, 2006, Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Phillip Gross and Robert Atchinson collectively beneficially owned 987,500 shares of Oracle common stock, representing approximately 5.3% of the shares of Oracle common stock outstanding on the record date.

•

According to the Schedule 13G filed November 19, 2007, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn collectively beneficially owned 985,000 shares of Oracle common stock, representing approximately 5.3% of the shares of Oracle common stock outstanding on the record date.

•

According to the Schedule 13G filed November 23, 2007, HBK Investments, L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. collectively beneficially owned 1,352,320 shares of Oracle common stock, representing 7.2% of the shares of Oracle common stock outstanding on the record date.

•

According to the Schedule 13G filed November 26, 2007, Andrew M. Weiss, Ph.D., Weiss Asset Management, LLC and Weiss Capital, LLC collectively beneficially owned 1,234,867 shares of Oracle common stock, representing approximately 6.6% of the shares of Oracle common stock outstanding on the record date.

Interests of Oracle Directors and Officers in the Merger

When you consider the recommendation of Oracle’s board of directors that you vote in favor of approval of the merger proposal, you should keep in mind that certain Oracle executives and members of Oracle’s board have interests in the merger that are different from, or in addition to, your interests as an Oracle stockholder. These interests include, among other things:

•

If the merger is not approved and Oracle is therefore required to dissolve and liquidate, the shares of Oracle common stock purchased prior to its initial public offering and held by Oracle’s executives and directors will be worthless because Oracle’s directors and officers are not entitled to receive in respect of such shares any of the net proceeds of Oracle’s initial public offering that may be distributed from Oracle’s trust account upon liquidation of Oracle. If the merger is not approved and Oracle is therefore required to dissolve and liquidate, such executive officers and directors will, however, be entitled to receive their share of the net proceeds of Oracle’s initial public offering that may be distributed from Oracle’s trust account with respect to any shares of Oracle common stock purchased in or following Oracle’s initial public offering. In addition, the warrants held by such persons for which they paid an aggregate of $1 million, which will be exercisable at the completion of the merger for 833,334 shares of Oracle common stock, will expire without value in the event that Oracle is required to liquidate.

•

Larry N. Feinberg, Oracle’s chairman, and Joel D. Liffmann, Oracle’s president and chief operating officer and a director of Oracle, have each entered into promissory notes in which they agreed to lend to Oracle an amount up to $100,000 upon Oracle’s request. Amounts loaned to Oracle under this arrangement bear interest at a rate per annum of 5.1%, compounded annually. As of January 23, 2008, $62,500 was outstanding under each promissory note for a total amount outstanding under such promissory notes of $125,000. If Oracle does not complete the merger by March 8, 2008, Oracle will be forced to liquidate, and Messrs. Feinberg and Liffmann will have no right to repayment of their loans from the proceeds of the trust account, in which case the loans would be unsecured claims against Oracle.

•

If the merger is not approved and Oracle is therefore required to dissolve and liquidate, Messrs. Feinberg and Liffmann have each agreed on a joint and several basis to be personally liable to ensure that the proceeds from Oracle’s initial public offering held in the trust account are not reduced by the claims of (i) various vendors or other entities for services rendered or products sold to Oracle or (ii) any prospective target business that Oracle did not pay, or reimburse, for the fees and expenses of third party service providers to such target which Oracle agreed in writing to be liable for, in each case only to the extent the payment of such debts and obligations actually reduces the amount of funds in the trust account (or, in the event that such claim arises after the distribution of the trust account, to the extent necessary to ensure that Oracle’s former stockholders other than Messrs. Feinberg and Liffmann are not liable for any amount of such loss, liability, claim, damage or expense). If the merger is completed, these indemnification obligations will terminate.

•

If the merger is completed, Oracle is will be required to pay the underwriters in Oracle’s initial public offering the deferred underwriters’ fee in the amount of $2.4 million, which amount is subject to reduction by $0.16 per each share that is converted into a pro rata portion of the trust account. George Bickerstaff III, one of Oracle’s directors immediately prior to the completion of the merger and currently a Managing Director of CRT Capital LLC, will indirectly benefit from this transaction as a result of his interest in CRT Capital LLC, which will receive 87.5% of this fee, which would equal $2.1 million assuming no shares of Oracle common stock are converted.

•

If the merger is completed, and to the extent not inconsistent with the guidelines of FINRA and the rules and regulations of the SEC, Oracle has agreed to pay to CRT Capital Group LLC, as its non-exclusive agent for the solicitation of the exercise of the Oracle warrants, a commission equal to 2% of the exercise price for each warrant exercise solicited by CRT Capital Group LLC. In addition, CRT Capital Group LLC has a right of first refusal to perform all investment banking services for Oracle through the later of (i) one year from the closing of Oracle’s initial business combination and (ii) March 8, 2008, and thus if the merger is completed, this arrangement will be extended to the first anniversary of the completion date. As a Managing Director of CRT Capital LLC, Mr. Bickerstaff will indirectly benefit from these arrangements as a result of his interest in CRT Capital LLC.

•

After the completion of the merger, Messrs. Liffmann and Feinberg, as well as Per G. H. Lofberg, who is currently a director of Oracle, and Kevin C. Johnson, who is currently a director of both Oracle and PTI, will continue as directors of Oracle. As such, they will be entitled to receive compensation under the combined company’s non-employee director compensation policies.

Interests of PTI Directors and Officers in the Merger

Some of the current officers and directors of PTI have interests in the merger that are different from, or in addition to, your interest as an Oracle stockholder. These interests include, among other things:

•	After the completion of the merger Kevin C. Johnson, presently a director of both PTI and Oracle, is expected to remain as a director of Oracle.

•

After the completion of the merger, Sean McDonald, Joel Adams, Richard Kollender, Stanley Lapidus and Kenneth Weisshaar, who currently are directors of PTI, are expected to become directors of Oracle, and Mr. Lapidus is expected to become chairman of the board of Oracle.

•

After the completion of the merger, the current officers of PTI are expected to become officers of Oracle and will become parties to employment agreements with Oracle that will provide the officers with certain benefits, including severance payments and accelerated vesting of equity awards if the officer is terminated without cause or resigns for good reason following a change in control, as well as severance payments if the officer is terminated without cause at any time.

•

The current directors and executive officers of PTI (together with their affiliates) beneficially own, as of January 23, 2008, approximately 30.9 million shares of PTI common stock. See “Security Ownership of Certain Beneficial Owners, Officers and Directors of PTI” for further detail.

•

The directors and executive officers of PTI hold, as of January 23, 2008, options granted to them under PTI’s 2000 Stock Plan to purchase an aggregate of approximately 7.4 million shares of common stock exercisable at various exercise prices ranging from $0.10 to $2.85 per share. Under the terms of the merger agreement, at the effective time of the merger, each outstanding vested and unvested option to purchase shares of PTI common stock that has been granted under PTI’s stock option plan will represent the right to acquire, on the same terms and conditions as were applicable under the stock option plan immediately prior to the effective time of the merger, shares of Oracle common stock. The number of shares of Oracle common stock for which each option will be exercisable will be determined by multiplying the number of shares of PTI common stock for which such option was exercisable by the exchange ratio (assumed for purposes of this proxy statement/prospectus to be 0.4072). The exercise price per share of Oracle common stock at which each such option will be exercisable will be determined by dividing the exercise price per share of PTI common stock at which such option was exercisable by the exchange ratio.

Remaining Conditions to the Completion of the Merger

Each of Oracle’s and PTI’s obligations to effect the merger is subject to the satisfaction of specified conditions before completion of the merger. Certain of these conditions have been previously met. Conditions that remain to be met include the following:

Conditions to Oracle’s and PTI’s obligations

The merger agreement contemplates that the respective obligations of each party to effect the merger and the other transactions contemplated in the merger agreement are subject to the satisfaction or waiver, on or prior to the closing date, of the following conditions:

•

no statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•

all consents, waivers, authorizations and approvals of any governmental entity required in connection with the execution, delivery and performance of the merger agreement shall have been duly obtained and shall be in full force and effect on the closing date of the merger;

•

this registration statement on Form S-4 of which this proxy statement/prospectus is a part has been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement is in effect and no proceedings for that purpose shall be pending before or threatened by the SEC; and

•

the merger agreement and the transactions contemplated thereby have been duly approved by (i) the holders of a majority of the outstanding shares of Oracle common stock, and (ii) by the holders of a majority of the outstanding shares of Oracle common stock issued by the Oracle in its initial public offering, in each case voted at the Oracle stockholders’ meeting; provided, however, that Oracle may not complete the merger if the holders of 20% or more in interest of the common stock issued in its initial public offering shall have (x) voted against the approval and adoption of the merger agreement and the transactions contemplated thereby and (y) properly demanded that Oracle convert such shares of common stock into cash pursuant to Oracle’s Amended and Restated Certificate of Incorporation.

Conditions to Oracle’s obligation

The obligation of Oracle and Merger Sub to effect the merger and the other transactions contemplated by the merger agreement are further subject to the satisfaction, or waiver by Oracle, on or prior to the closing date, of the following conditions:

•

certain enumerated representations and warranties of PTI contained in the merger agreement, with respect to its corporate organization, authorization of the merger agreement, no brokers, board approval, the vote required to adopt the merger agreement and the amendment to PTI’s note purchase agreement with respect to the convertible promissory notes, shall be true and correct in all respects, in each case both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), and Oracle shall have received a certificate signed on behalf of PTI by an executive officer of PTI to such effect;

•

certain of the representations and warranties of PTI, with respect to its authorized capital stock, capital stock issued and outstanding, the authorization, validity and assessability of capital stock, outstanding options, warrants or other securities convertible or exchangeable for capital stock and any outstanding bonds, debentures or notes that have the right to vote with stockholders, will be true and correct in all respects (except for inaccuracies which are de minimis in amount), in each case both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), and Oracle shall have received a certificate signed on behalf of PTI by an executive officer of PTI to such effect;

•

all other representations and warranties of PTI set forth in the merger agreement shall be true and correct both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, and Oracle shall have received a certificate signed on behalf of PTI by an executive officer of PTI to such effect;

•

PTI shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger, and Oracle shall have received a certificate signed on behalf of PTI by an executive officer of PTI to such effect;

•	a material adverse effect with respect to PTI shall not have occurred;

•

all shares of PTI preferred stock and PTI’s convertible promissory notes have been converted into shares of PTI common stock and no PTI preferred stock, rights to acquire PTI preferred stock or convertible promissory notes are outstanding;

•

Oracle shall have received from Willkie Farr & Gallagher LLP, tax counsel to Oracle, on the date of the closing of the merger, in form and substance reasonably acceptable to Oracle a written opinion to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or the Code, and each of Oracle and PTI will be a party to the reorganization within the meaning of Section 368(a) of the Code;

•

neither the amendment to the PTI note purchase agreement with respect to the convertible promissory notes contemplated by the merger agreement, nor the note purchase agreement or convertible promissory notes as amended thereby, have been further amended, and the amendment to the note purchase agreement with respect to the convertible promissory notes contemplated by the merger agreement is in full force and effect;

•

certain holders of PTI common stock immediately prior to the effective time of the merger have each executed and delivered to Oracle a lockup agreement, and each such lockup agreement shall be in full force and effect;

•

an amendment of PTI’s Third Amended and Restated Certificate of Incorporation that increases the number of authorized shares of PTI common stock so that there would be sufficient authorized shares of PTI common stock reserved for issuance to effect the exercise of all outstanding PTI options and warrants and the conversion of all outstanding shares of PTI preferred stock and convertible promissory notes prior to the effective time of the merger has been filed with the Secretary of State of Delaware and is in full force and effect; and

•

each of the escrow agent and the PTI stockholder representative has executed and delivered the escrow agreement to Oracle, the PTI stockholder representative has executed and delivered the escrow agreement to the escrow agent and the escrow agreement is in full force and effect.

Conditions to PTI’s obligation

The obligation of PTI to effect the merger and the other transactions contemplated by the merger agreement are further subject to the satisfaction, or waiver by PTI, on or prior to the closing date, of the following conditions:

•

certain enumerated representations and warranties of Oracle and Merger Sub contained in the merger agreement, with respect to its corporate organization, authorization of the merger agreement, no brokers, board approval and the vote required to adopt the merger agreement, shall be true and correct in all respects, in each case both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), and PTI shall have received a certificate signed on behalf of Oracle by an executive officer of Oracle to such effect;

•

the representations and warranties of Oracle and Merger Sub with respect to capitalization will be true and correct in all respects (except for inaccuracies which are de minimis in amount), in each case both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), and PTI shall have received a certificate signed on behalf of Oracle by an executive officer of Oracle to such effect;

•

all other representations and warranties of Oracle and Merger Sub set forth in the merger agreement shall be true and correct both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, and PTI shall have received a certificate signed on behalf of Oracle by an executive officer of Oracle to such effect;

•

Oracle shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger, and PTI shall have received a certificate signed on behalf of Oracle by an executive officer of Oracle to such effect;

•	a material adverse effect with respect to Oracle shall not have occurred;

•	Oracle’s stockholders shall have adopted the Second Amended and Restated Certificate of Incorporation of Oracle and the 2008 Equity Incentive Plan;

•

Subject to certain conditions Oracle shall have executed and delivered a registration rights agreement with certain holders of PTI common stock immediately prior to the effective time of the merger providing such holders with the right to register their shares of Oracle common stock received in the merger under the Securities Act of 1933, as amended, on terms consistent with the existing registration rights agreement between Oracle and certain “Investors” identified therein, provided that such registration rights agreement will provide that no holder may exercise any right to demand any registration of their Oracle shares until after 180 days after the closing of the merger;

•	the board of directors of Oracle shall be constituted as set forth in Section 7.7 of the merger agreement; and

•

Oracle shall have received from Cooley Godward Kronish LLP, tax counsel to PTI, on the date of the closing of the merger, a written opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Oracle and PTI will be a party to the reorganization within the meaning of the Code (this condition will not be waived without the consent of PTI’s stockholders); and

•

each of the escrow agent and Oracle has executed and delivered the escrow agreement to the PTI stockholder representative, Oracle has executed and delivered the escrow agreement to the escrow agent and the escrow agreement is in full force and effect.

If permitted under applicable law, either PTI or Oracle may waive conditions for the benefit of itself and its stockholders and complete the merger even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the merger will occur.

No Solicitation

The merger agreement contains detailed provisions prohibiting each of PTI and Oracle from seeking an alternative transaction. The no solicitation covenant of PTI generally prohibits PTI, as well as its officers, directors, employees, representatives or agents, from taking any action to solicit an acquisition proposal as described in the merger agreement. Prior to the approval by PTI’s stockholders of the merger with Oracle, the merger agreement does not prohibit PTI from considering a superior proposal from a third party in the circumstances described under “The Merger Agreement—No Solicitation by PTI” herein. PTI’s stockholders have approved the merger agreement and thus PTI is now prohibited from considering a superior proposal. The no solicitation covenant of Oracle generally prohibits Oracle, as well as its employees, representatives or agents, from taking any action to solicit an acquisition proposal as described in the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after receipt of the Oracle stockholder approval, by mutual written consent of Oracle and PTI.

Termination by either PTI or Oracle

Either PTI or Oracle may terminate the merger agreement at any time prior to the effective time of the merger, either before or after the requisite approval of the shareholders of Oracle or PTI has been obtained:

•	by mutual written agreement of Oracle and PTI;

•

if the registration statement on Form S-4 of which this proxy statement/prospectus is a part has not been declared effective by the SEC on or before February 11, 2008, provided that this right to terminate the merger agreement will not be available to any party whose breach of any representation or warranty or failure to fulfill any obligation under the merger agreement is the primary cause of the failure of the registration statement to be declared effective on or before such date;

•	if the effective time of the merger has not occurred on or before March 8, 2008;

•

if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action has become final and nonappealable;

•

if the requisite Oracle stockholder approval is not obtained or the holders of 20% or more of the shares of common stock issued in Oracle’s initial public offering have voted against the merger and demanded that Oracle convert their shares into cash pursuant to the terms of Oracle’s Amended and Restated Certificate of Incorporation; or

•

if holders of 20% or more of the shares of Oracle’s common stock issued in Oracle’s initial public offering (i) vote against the approval and adoption of the merger agreement and (ii) elect to convert such shares into cash from the trust fund.

Termination by Oracle

The merger agreement also provides that Oracle, at any time prior to the effective time of the merger, terminate the merger agreement by action taken or authorized by its board of directors if:

•

prior to receipt of approval by PTI’s stockholders, the board of directors of PTI has failed to recommend or withdrawn or modified in a manner adverse to Oracle its recommendation of the merger agreement and the merger or has approved a transaction other than the transactions contemplated by the merger agreement;

•

the amendment of PTI’s Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of PTI common stock has not been filed with the Delaware Secretary of State and has not been in full force and effect at least one business day prior to March 8, 2008; or

•

PTI breaches any of its representations, warranties, covenants or agreements contained in the merger agreement such that Oracle’s conditions to closing related to PTI’s satisfaction of its representations, warranties and covenants set forth in the merger agreement (as described in “The Merger Agreement—Conditions to the Completion of the Merger”) would not be satisfied and (A) such breach is not capable of being cured or (B) if such breach is reasonably capable of bring cured, such breach shall not have been cured prior to March 8, 2008.

Termination by PTI

The merger agreement also provides that PTI, at any time prior to the effective time of the merger, may terminate the merger agreement by action taken or authorized by its board of directors if:

•	prior to the Oracle stockholders meeting, the board of directors of Oracle has failed to recommend or withdrawn or modified or amended in a manner adverse to PTI its approval or recommendation of the merger agreement and the merger or has approved or recommended an acquisition proposal regarding transactions other than those contemplated by the merger agreement; or

•

Oracle or Merger Sub breaches any of their representations, warranties, covenants or agreements contained in the merger agreement such that PTI’s conditions to closing related to Oracle’s and Merger Sub’s satisfaction of their representations, warranties and covenants set forth in the merger agreement (as described in “The Merger Agreement—Conditions to the Completion of the Merger”) would not be satisfied and (A) such breach is not capable of being cured or (B) if such breach is reasonably capable of bring cured, such breach shall not have been cured prior to March 8, 2008.

Quotation or Listing

Oracle’s outstanding common stock, warrants and units are currently quoted on the OTC Bulletin Board under OHAQ, OHAQW and OHAQU, respectively. Oracle intends to apply to have the shares of Oracle common stock, warrants and units approved for listing on the NASDAQ Global Market upon the completion of the merger.

Amendment and Restatement of Oracle Certificate of Incorporation

As part of the merger, Oracle intends to amend and restate its Amended and Restated Certificate of Incorporation to:

•	change the name of Oracle to Precision Therapeutics Corp.;

•	increase the authorized number of shares of common stock and preferred stock;

•	remove the provisions related to Oracle being a blank check company and clarify the expiration dates of directorship terms;

•	increase the voting thresholds required to remove a director of Oracle for cause;

•	increase the voting thresholds required to amend, alter or repeal Oracle’s Amended and Restated Bylaws;

•	remove provisions allowing for stockholder action by written consent; and

•	increase the voting thresholds required to amend certain provisions of Oracle’s Second Amended and Restated Certificate of Incorporation.

Oracle’s Amended and Restated Certificate of Incorporation as proposed to be amended and restated is attached to this document as Annex C. The changes to Oracle’s Amended and Restated Certificate of Incorporation will not be effective unless the merger is completed.

Directors and Officers After the Merger

We expect that Sean C. McDonald, who is currently president and chief executive officer and a director of PTI, will become president and chief executive officer and a director of Oracle and will have general responsibility for Oracle’s operational, financial and administrative matters and will function as Oracle’s principal executive officer under the federal securities laws; and David R. Heilman, who is currently chief financial officer and corporate secretary of PTI, will become the chief financial officer and corporate secretary of Oracle. We also expect that Kevin C. Johnson, who is currently a director of both Oracle and PTI, will remain a director of Oracle, and that Joel Adams, Richard Kollender, Stanley Lapidus and Kenneth Weisshaar, who are currently serving on the board of directors of PTI, will become board members of Oracle. We expect that Mr. Lapidus will become the chairman of the board of directors of Oracle. With respect to the current officers and other directors of Oracle, we expect that Joel D. Liffmann, who is currently the president and chief operating officer and a director of Oracle, will continue as a director of Oracle; that Larry N. Feinberg, who is currently chairman of the board of Oracle, will continue as a director of Oracle; and that Per G. H. Lofberg, who is currently a director of Oracle, will continue as a director of Oracle. Please see “Directors and Management of Oracle Following the Merger” for other members of the management team and key personnel of the combined company following the merger.

Indemnification and Merger Escrow Agreement

At the time of the completion of the merger, Oracle will deposit the Escrow Shares with an escrow agent. Oracle and the surviving corporation and their respective representatives, successors and permitted assigns (each a “Parent Indemnitee”) shall have the right to recover, out of the shares held in escrow under the Merger Escrow Agreement (the “Escrow Fund”), losses incurred by any Parent Indemnitee due to any breach of the covenants, representations and warranties of PTI contained in the merger agreement and Oracle’s and Merger Sub’s enforcement of such rights. Other than in the case of a willful breach of the indemnification provisions of the merger agreement and except in the case of (i) fraud or willful misrepresentation, (ii) breaches of the representations and warranties of the PTI regarding authorization and validity of the merger agreement, capitalization, no brokers’ votes required and the amendment to PTI’s note purchase agreement relating to the convertible promissory notes, Oracle, Merger Sub and their affiliates will only be indemnified for breaches of representations and warranties by PTI and the enforcement of such rights from the Oracle shares held in the Escrow Fund and only if the amount of losses exceeds $1,500,000 and only to the extent such losses exceed $250,000. The maximum amount for which any single former holder of PTI common stock may be liable for breaches of representations and warranties by PTI and the enforcement of such rights will not exceed 20% of the per share merger consideration, milestone consideration per share, if any, and top-up consideration per share, if any, received by such former holder. Any remaining Escrow Shares that have not been used to satisfy indemnification claims by Oracle will be released, pro rata, to the persons who held shares of PTI common stock as of the closing of the merger, on the first anniversary of the closing date of the merger. Any remaining Escrow Shares subject to pending claims on the first anniversary date will remain in escrow pending resolution of such claim.

Additionally, Oracle and Merger Sub will jointly and severally indemnify and fully defend, save and hold harmless all holders of PTI common stock immediately prior to the effective time from any loss arising out of or resulting from any breach of the covenants, representations and warranties of Oracle and Merger Sub contained in the merger agreement and the holders’ enforcement of such rights. Except in the case of (i) fraud or willful misrepresentation, (ii) breaches of the representations and warranties of the Oracle and Merger Sub regarding authorization and validity of the merger agreement, capitalization, no brokers and votes required, former holders of PTI stock will only be indemnified if the amount of losses exceed $1,500,000 and only to the extent such losses exceed $250,000. The maximum aggregate amount for which Oracle and Merger Sub may be liable will not exceed 20% of the aggregate per share merger consideration issued and paid to former holders of PTI common stock. The maximum amount for which Parent will be liable to any single former holder of PTI common stock will not exceed 20% of the per share merger consideration, milestone consideration per share, if any, and top-up consideration per share, if any, received by such former holder.

Material United States Federal Income Tax Consequences of the Merger

PTI stockholders receiving Oracle common stock in exchange for PTI common stock in the merger generally will recognize no gain or loss, except that: (i) PTI stockholders will recognize gain or loss in respect of fractional shares of Oracle common stock for which cash is received, (ii) PTI stockholders will recognize gain (but not loss) in the event that Oracle elects to pay cash as part of the top-up consideration, if any, and (iii) PTI stockholders will recognize imputed interest income in respect of a portion of any top-up consideration and any milestone consideration. In addition, a PTI stockholder who exercises its, his or her appraisal rights and who receives cash in exchange for its, his or her shares of PTI common stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such stockholder’s shares of PTI common stock.

It is a condition to the closing of the merger that Cooley Godward Kronish LLP, who we refer to as Cooley, counsel to PTI, and Willkie Farr & Gallagher LLP, who we refer to as Willkie, counsel to Oracle, each opine that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This condition will not be waived without the approval of PTI’s stockholders.

No gain or loss will be recognized by non-converting stockholders of Oracle. However, a stockholder of Oracle who exercises conversion rights and effects a termination of the stockholder’s interest in Oracle will generally be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Oracle for cash, if such shares were held as a capital asset on the date of the conversion. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Oracle common stock.

No gain or loss will be recognized by Oracle or PTI as a result of the merger. For a description of the material federal income tax consequences of the merger, please see the information set forth in “Material United States Federal Income Tax Consequences of the Merger.”

Accounting Treatment

The merger will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, Oracle will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of PTI issuing stock for the net monetary assets of Oracle, accompanied by a recapitalization. The net monetary assets of Oracle will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of PTI will be carried forward after the merger. Acquisition expenses incurred by PTI will be recorded as equity and those incurred by Oracle will be charged to expense. Operations prior to the merger will be those of PTI and subsequent to the merger will be those of Oracle and PTI as a wholly-owned subsidiary of Oracle.

Regulatory Matters

Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by both Oracle and PTI, unless a request for additional information or documentary material is received from the Federal Trade Commission or the Department of Justice or unless early termination of the waiting period is granted. Oracle is deemed the “acquiring person” of PTI for the purposes of the HSR Act. The notification reports under the HSR Act were filed with the Department of Justice and Federal Trade Commission on January 11, 2008, and the parties were notified on January 22, 2008 of the grant of early termination of the waiting period. Additionally, to effectuate the transactions contemplated by the merger agreement, certain filings must be made with the Secretary of State of the State of Delaware.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide how to vote or instruct your vote to be cast regarding the merger proposal, the charter amendment proposals and the equity incentive plan proposal.

Risks Related to the Merger

The combined company’s inability to raise additional capital on acceptable terms in the future may limit its ability to develop and commercialize new tests and technologies.

PTI expects capital outlays and operating expenditures to increase over the next several years as it expands its infrastructure, commercial operations and research and development activities. PTI currently believes that its cash and cash equivalents, together with the cash balances of Oracle expected to be available if the merger is completed, interest income on these balances, $2.6 million of funding from the U.S. Department of Defense for a prospective study of ChemoFx in breast cancer and anticipated future cash from operations, will be sufficient to meet the merged company’s anticipated cash requirements for at least the next 18 to 24 months. PTI does not expect that its existing capital resources following the completion of the merger with Oracle will be sufficient to meet all of the combined company’s future capital requirements, and, as a result, it expects that it may need to raise additional capital in the future. Specifically, the combined company may need to raise additional capital to, among other things:

•	sustain commercialization of ChemoFx or enhancements to it;

•	increase its selling and marketing efforts to drive market adoption and address competitive developments;

•	expand its clinical laboratory operations;

•	expand its technologies into new classes of therapies and other areas of cancer;

•	expand its research and development activities, including the funding of its clinical validation studies;

•	potentially acquire complementary businesses or technologies;

•	acquire or license technologies; and

•	finance capital expenditures and its general and administrative expenses.

Present and future funding requirements will depend on many factors, including:

•	the merged company’s rate of progress in establishing coverage and reimbursement with third-party payors;

•	the rate of adoption of ChemoFx in the marketplace;

•	the cost and delays in product development as a result of any changes in regulatory policies or laws applicable to PTI’s operations, including FDA regulation;

•	the cost of expanding PTI’s commercial and laboratory operations, including its selling and marketing efforts;

•	the rate of progress and cost of product development activities associated with expansion of ChemoFx for additional cancers, drugs and classes of cancer therapies;

•	the cost of conducting clinical studies to support and expand the validation of ChemoFx;

•	the cost of filing, prosecuting, and maintaining patents and other intellectual property rights, as well as costs of litigating any intellectual property disputes;

•	the effect of competing technological and market developments;

•	the economic and other terms and timing of any collaborations, licensing or other arrangements into which the combined company may enter; and

•	the cost associated with any acquisitions of complementary technology or businesses that the combined company may undertake.

Until PTI can generate a sufficient amount of product revenues to finance its cash requirements, which it may never do, the combined company may seek to finance future cash needs through public or private equity offerings, debt financings, borrowings or strategic collaborations. There can be no assurance that additional capital will be available when needed on acceptable terms, or at all. The issuance of equity securities may result in dilution to stockholders. If the merged company raises additional funds through the issuance of debt securities, these securities would have rights, preferences and privileges senior to those of the combined company’s common stock and the terms of the debt securities could impose significant restrictions on the company’s operations. If the combined company raises additional funds through collaborations and licensing arrangements, it might be required to relinquish significant rights to its technologies or products, or grant licenses on terms that are not favorable to it. In addition, it may have to work with a partner on one or more of its product development programs or market development programs, which could lower the economic value of those programs to the company. If adequate funds are not available, the merged company may have to scale back its operations or limit its research and development activities, which would have a material adverse impact on its business prospects and results of operations.

Oracle may not be able to qualify for, or might fail to maintain, a listing for its common stock on The NASDAQ Stock Market making it more difficult for stockholders to dispose of or to obtain accurate quotations as to the value of their shares of Oracle common stock.

Oracle’s common stock, warrants and units are presently quoted on the OTC Bulletin Board. Oracle intends to apply for listing of its common stock and warrants on The NASDAQ Global Market upon the completion of the merger. If Oracle fails to qualify for or maintain a listing on Nasdaq, its stock would likely continue to be quoted on the OTC Bulletin Board. As a result, there may be no or only a limited public market for Oracle common stock, and you would likely find it more difficult to dispose of or to obtain accurate quotations as to the market value of your Oracle common stock. In addition, the “penny stock” regulations of the SEC might apply to transactions in the common stock. A “penny stock” generally includes any over-the-counter equity security that has a market price of less than $5.00 per share. The SEC regulations require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prescribed by the SEC relating to the penny stock. A broker-dealer effecting transactions in penny stocks must make disclosures, including disclosure of commissions, and provide monthly statements to the customer with information on the limited market in penny stocks. These requirements may discourage broker-dealers from effecting transactions in penny stocks. If the penny stock regulations were to become applicable to transactions in shares of Oracle common stock, they could adversely affect your ability to sell or otherwise dispose of your shares.

The combined company’s working capital could be reduced, and Oracle stockholders could own less than 45.3% of the combined company’s outstanding common stock, if Oracle stockholders exercise their right to convert their shares into cash.

Pursuant to Oracle’s Amended and Restated Certificate of Incorporation, holders of shares issued in Oracle’s initial public offering may vote against the merger and demand that Oracle convert their shares into a pro rata share of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on such pro rata share (net of taxes payable). Oracle and PTI will not complete the merger if holders of 20% or more of the shares of common stock issued in Oracle’s initial public offering exercise these conversion rights. To the extent the merger is completed and holders of less than 20% of the shares of Oracle’s common stock issued in its initial public offering have properly demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the merger and a reduction in the aggregate percentage of Oracle that is owned after the merger by Oracle’s stockholders immediately prior to the merger. As of January 23, 2008, assuming the merger proposal is approved, the maximum amount of funds that could be disbursed to Oracle’s stockholders upon the exercise of the conversion rights (excluding deductions for tax payments) without implicating the ability to complete the merger will be approximately $24.0 million, or approximately 19.99% of the funds currently held in trust. If the maximum amount of funds were disbursed, the percentage of the combined company’s outstanding common stock that would be owned by existing Oracle stockholders who did not exercise their conversion right would be approximately 45.3%, based on the relative numbers of shares outstanding of Oracle common stock and PTI common stock as of January 23, 2008 and the assumed exchange ratio in the merger of 0.4072.

The combined company’s operating results may fluctuate, which could cause its stock price to be volatile, and the value of your investment could decline significantly.

Market prices of securities of companies in life sciences industries experience significant price and volume fluctuations. The following factors, in addition to other risks described in this proxy statement/prospectus, may have a significant effect on the combined company’s common stock market price:

•	actual or expected fluctuations in the combined company’s operating results, including as a result of fluctuating demand by physicians and patients for ChemoFx;

•	changes in the market price for ChemoFx;

•	coverage and reimbursement decisions by third-party payors and announcements of those decisions;

•	clinical study results and publication of results in peer-reviewed journals or the presentation of results at medical conferences;

•	the inclusion or exclusion of the combined company’s products in large clinical studies conducted by others;

•	new or less expensive products and services or new technology introduced or offered by the combined company’s competitors or the combined company;

•	the level of the combined company’s development activity conducted for new products that it may develop and its success in commercializing these developments;

•	the level of the combined company’s spending on ChemoFx, licensing and acquisition initiatives, clinical studies and internal research and development;

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changes in the regulatory environment applicable to the combined company and ChemoFx or any future products that the combined company may develop, including any announcement from the FDA regarding regulation of its development or sales and marketing activities;

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disputes or other developments relating to intellectual property and proprietary rights, including patents, litigation matters and the combined company’s ability to obtain patent protection for its ChemoFx test or any future product that it may develop;

•	the combined company’s ability or inability to raise additional capital and the terms on which it raises it;

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actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding the combined company’s common stock, other comparable companies or its industry generally, or lack of analyst coverage;

•	failure to meet analyst expectations regarding operating results;

•	conditions or trends in the life sciences industry, the financial markets or the economy in general;

•	actual or expected changes in the combined company’s growth rates or its competitors’ growth rates;

•	additions or departures of key personnel and the ability to attract and retain qualified scientists and technicians in the future;

•	changes in the market valuation of similar companies;

•	the trading volume of the combined company’s common stock; and

•	sales of the combined company’s common stock, or expectations regarding such sales, by the combined company or its stockholders.

Variations in the timing of the combined company’s future revenues and expenses could also cause significant fluctuations in its operating results from period to period and may result in unanticipated earning shortfalls or losses. In addition, the stock market in general and the market for life sciences companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of the combined company’s common stock, regardless of its operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against the combined company, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect its business, financial condition, results of operations and growth prospects.

Oracle’s common stock after the merger may trade at prices lower than what you originally paid for your corresponding shares of Oracle common stock prior to the merger. In addition, the market price of Oracle’s common stock is currently based in part on the funds in the trust account. As a result, it may not serve as an accurate indication of the market price of Oracle common stock after the merger. Once the trust account is liquidated, it will cease to provide support for the market price of the Oracle common stock and the market price may decline.

Pursuant to the terms of the merger agreement, a substantial number of shares will be issued upon, and will be potentially issuable after, the consummation of the merger, which will result in significant dilution to the holders of Oracle’s outstanding common stock immediately prior to the merger.

As of January 23, 2008, 18,750,000 shares of Oracle common stock were outstanding. Upon the consummation of the merger, based upon the assumed exchange ratio as of January 23, 2008, Oracle will issue approximately 19.0 million shares, and reserve for issuance approximately 4.5 million additional shares, of its common stock at the closing. Assuming that, prior to the consummation of the merger, no additional shares of Oracle common stock are issued and none of Oracle’s stockholders exercise their conversion rights and that none of Oracle’s or PTI’s outstanding options or warrants are exercised, upon such consummation, Oracle’s stockholders are expected to own approximately 49.6% of the then outstanding shares of Oracle common stock; however, if 19.99% of Oracle’s stockholders exercise their conversion rights, we expect Oracle’s stockholders to hold approximately 45.3% of the shares of Oracle common stock outstanding immediately following the closing of the merger.

The merger agreement provides that if (i) there has not been a material adverse change of Oracle or the surviving company between the closing of the merger and the date that is 180 days following the closing of the merger that results from an FDA matter or a violation of law or requires the restatement of financial statements of PTI (prior to the closing) or PTI and Oracle (from and after the closing date) and (ii) on the date that is 180 days following the closing of the merger, the value per share of the Oracle common stock issued or reserved for issuance at the closing is less than $7.78, based upon the average closing price of Oracle common stock for the seven trading day period preceding the date of determination, then Oracle will issue, or reserve for issuance as applicable, additional shares of Oracle common stock, not to exceed 6,666,667 shares, or, at the election of the Oracle board of directors, make a payment in cash (or a combination of cash and additional shares of Oracle common stock), subject to a cap, to the former holders of PTI capital stock, options and warrants, such that the aggregate market value of the cash and/or Oracle common stock issued or reserved for issuance (aggregating the shares issued upon the consummation of the merger and at such subsequent date) will be valued at $7.78 per share as of such date. Assuming that Oracle pays such top-up consideration by issuing all 6,666,667 shares and that, prior to such payment, no shares of Oracle common stock are issued other than those issued upon the closing of the merger and none of Oracle’s stockholders exercise their conversion rights and that none of Oracle’s or PTI’s outstanding options or warrants are exercised, expire or are forfeited, upon such payment, Oracle’s stockholders would own approximately 42.2% of the then outstanding shares of Oracle common stock, and, if 19.99% of Oracle’s stockholders exercise their conversion rights, Oracle’s stockholders would hold approximately 38.0% of the shares of Oracle common stock outstanding immediately following such payment of top-up consideration.

Under the merger agreement, the former holders of PTI common stock, options or warrants receiving shares (or the right to receive shares) of Oracle common stock as a result of the merger will also have the right to receive their pro-rata portion of an earn-out payment of up to an additional 4,250,000 shares of Oracle common stock if the combined company achieves certain revenue milestones described in the merger agreement on or before June 30, 2010. In the event that a milestone is not achieved by June 30, 2010 but is achieved by the calculation period ending December 31, 2010, the former holders of PTI common stock, options or warrants will have the right to receive a pro-rata portion of such earn-out payment equal to 75% of the 4,250,000 shares of Oracle common stock, or 3,187,500 shares of Oracle common stock. Assuming that Oracle issues all 4,250,000 shares and 6,666,667 shares potentially issuable under the merger agreement as earn-out consideration and top-up consideration, respectively, and that, prior to such issuance of the earn-out shares, no shares of Oracle common stock are issued other than those issued upon the closing of the merger and none of Oracle’s stockholders exercise their conversion rights and that none of Oracle’s or PTI’s outstanding options or warrants are exercised, expired or forfeited, upon such issuance, Oracle’s stockholders would own approximately 38.5% of the then outstanding shares of Oracle common stock, and, if 19.99% of Oracle’s stockholders exercise their conversion rights, Oracle’s stockholders would hold approximately 34.5% of the shares of Oracle common stock outstanding immediately following such issuance of earn-out shares.

A substantial number of Oracle’s shares will become eligible for future resale in the public market after the merger which could result in dilution and have an adverse effect on the market price of those shares.

If the merger is completed, warrants to purchase 15,000,000 shares of common stock issued in connection with the Oracle initial public offering and warrants to purchase 833,334 shares of Oracle common stock issued in a private placement to certain of Oracle’s founding stockholders immediately prior to Oracle’s initial public offering will become exercisable on the date the merger is completed, as described under “Description of Oracle’s Securities Following the Merger—Warrants and Options.” Additionally, if the merger is completed, it is currently estimated that approximately 23.6 million shares of Oracle common stock will be issued, or reserved for issuance, to the holders of PTI capital stock, options and warrants at the closing of the merger. In addition, on the date that is 180 days following the closing of the merger, if the average closing sales price per share of Oracle common stock for the preceding seven trading days is less than $7.78 per share, so long as certain material adverse events with respect to Oracle have not occurred since the closing of the merger, then Oracle will issue, or reserve for issuance as applicable, additional shares of Oracle common stock, or make a payment in cash (or a combination of cash and additional shares) to the former holders of PTI capital stock, options and warrants, such that the aggregate market value of the cash and/or Oracle common stock issued or reserved for issuance (aggregating the shares issued upon the completion of the merger and at such subsequent date) will be valued at $7.78 per share as of such date. However, the maximum number of additional shares that Oracle is required to issue or reserve for issuance pursuant to the preceding sentence will be 6,666,667 shares, as reduced to the extent any such amounts owed are paid in cash.

Substantially all of these shares will be eligible for resale upon issuance, subject to potential volume and other limitations under applicable securities laws. Additionally, it is expected that former significant stockholders of PTI will have the right, in certain circumstances and subject to certain conditions, to require Oracle to file a registration statement covering the resale of the shares that they receive in the merger, which would permit these shares to be resold without restriction. In addition, each of Oracle’s founding stockholders who purchased shares of common stock from Oracle prior to its initial public offering have the right, in certain circumstances and subject to certain conditions, to require Oracle to file a registration statement covering the resale of such shares of common stock and, as applicable in certain circumstances, the founding director warrants and the common stock underlying such warrants held by such persons. Consequently, at various times after completion of the merger, a substantial number of additional shares of Oracle common stock will be eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares and of the warrants. Notwithstanding the foregoing, the shares of Oracle common stock held by Oracle’s founding stockholders (other than the shares of Oracle common stock issuable upon exercise of the founding director warrants or shares of Oracle common stock purchased following the announcement of the merger) are subject to escrow agreements and will not be released from escrow until the earliest of (i) March 2, 2009, (ii) Oracle’s liquidation (in which case they will have no value) and (iii) the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of Oracle’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent Oracle’s initial business combination, if any, with a target business. Additionally, the SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act of 1933, as amended, when reselling the securities of a blank check company. Accordingly, the SEC believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Oracle directors and executive officers have interests in the merger that are different from yours because if the merger is not approved then the shares held by them may become worthless.

In considering the recommendation of Oracle’s board of directors to vote for the proposal to approve the merger agreement, you should be aware that a number of Oracle’s executives and members of Oracle’s board have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

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If the merger is not approved and Oracle is therefore required to dissolve and liquidate, the shares of common stock purchased prior to its initial public offering and held by Oracle’s executives and directors will be worthless because Oracle’s directors and officers are not entitled to receive in respect of such shares any of the net proceeds of Oracle’s initial public offering that may be distributed from Oracle’s trust account upon liquidation of Oracle. If the merger is not approved and Oracle is therefore required to dissolve and liquidate, such executive officers and directors will, however, be entitled to receive their share of the net proceeds of Oracle’s initial public offering that may be distributed from Oracle’s trust account with respect to any shares of Oracle common stock purchased in or following Oracle’s initial public offering. In addition, the warrants held by such persons for which they paid an aggregate of $1 million, which will be exercisable at the completion of the merger for 833,334 shares of Oracle common stock, will expire without value in the event that Oracle is required to liquidate.

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Larry N. Feinberg, Oracle’s chairman, and Joel D. Liffmann, Oracle’s president and chief operating officer and a director of Oracle, have entered into promissory notes in which they each agreed to lend to Oracle an amount up to $100,000 upon Oracle’s request. Amounts loaned to Oracle under this arrangement bear interest at a rate per annum of 5.1%, compounded annually. As of January 23, 2008, $62,500 was outstanding under each promissory note for a total amount outstanding under such promissory notes of $125,000. If Oracle does not complete the merger by March 8, 2008, Oracle will be forced to liquidate, and Messrs. Feinberg and Liffmann will have no right to repayment of their loans from the proceeds of the trust account, in which case the loans would be unsecured claims against Oracle.

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If the merger is not approved and Oracle is therefore required to dissolve and liquidate, Messrs. Feinberg and Liffmann have each agreed on a joint and several basis to be personally liable to ensure that the proceeds from Oracle’s initial public offering held in the trust account are not reduced by the claims of (i) various vendors or other entities for services rendered or products sold to Oracle or (ii) any prospective target business that Oracle did not pay, or reimburse, for the fees and expenses of third party service providers to such target which Oracle agreed in writing to be liable for, in each case only to the extent the payment of such debts and obligations actually reduces the amount of funds in the trust account (or, in the event that such claim arises after the distribution of the trust account, to the extent necessary to ensure that Oracle’s former stockholders other than Messrs. Feinberg and Liffmann are not liable for any amount of such loss, liability, claim, damage or expense). If the merger is completed, these indemnification obligations will terminate.

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If the merger is completed, Oracle is will be required to pay the underwriters in Oracle’s initial public offering the deferred underwriters’ fee in the amount of $2.4 million, which amount is subject to reduction by $0.16 per each share that is converted into a pro rata portion of the trust account. George Bickerstaff III, one of Oracle’s directors immediately prior to the completion of the merger and currently a Managing Director of CRT Capital LLC, will indirectly benefit from this transaction as a result of his interest in CRT Capital LLC, which will receive 87.5% of this fee, which will equal $2.1 million assuming no shares of Oracle common stock are converted.

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If the merger is completed, and to the extent not inconsistent with the guidelines of FINRA and the rules and regulations of the SEC, Oracle has agreed to pay to CRT Capital Group LLC, as its non-exclusive agent for the solicitation of the exercise of the Oracle warrants, a commission equal to 2% of the exercise price for each warrant exercise solicited by CRT Capital Group LLC. In addition, CRT Capital Group LLC has a right of first refusal to perform all investment banking services for Oracle through the later of (i) one year from the closing of Oracle’s initial business combination and (ii) March 8, 2008, and thus if the merger is completed, this arrangement will be extended to the first anniversary of the completion date. As a Managing Director of CRT Capital LLC, Mr. Bickerstaff will indirectly benefit from these arrangements as a result of his interest in CRT Capital LLC.

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After the completion of the merger, Messrs. Liffmann and Feinberg, as well as Per G. H. Lofberg, who is currently a director of Oracle, and Kevin C. Johnson, who is currently a director of both Oracle and PTI, will continue as directors of Oracle. As such, they will be entitled to receive compensation under the combined company’s non-employee director compensation policies.

The amount of stock held by executive officers, directors and other affiliates following the merger may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

Upon consummation of the merger, executive officers, directors and affiliates of the combined company will beneficially own approximately 44% of the combined company’s common stock. These stockholders can have a substantial influence on all matters requiring approval by stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in control or discouraging a potential acquirer from attempting to obtain control of the combined company, which in turn could have a material adverse effect on the market price of the common stock or prevent stockholders from realizing a premium over the market price for their shares of common stock.

The lack of diversification in the business of the combined company following the merger affects the combined company’s ability to mitigate the risks that it may face or to offset possible losses that it may incur as a result of competing in the life sciences industry.

The prospects for the combined company’s success will be entirely dependent upon the future performance of a single business. The combined company may not have the resources to diversify its operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, the combined company’s lack of diversification may subject it to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which the combined company operates subsequent to the business combination, and result in the combined company’s dependency upon the development or market acceptance of a single or limited number of products or services.

The combined company may acquire other businesses or form joint ventures that could harm its operating results, dilute your ownership of the combined company, increase its debt or cause it to incur significant expense.

As part of the combined company’s business strategy, it may pursue acquisitions of complementary businesses and assets, as well as technology licensing arrangements. The combined company also may pursue strategic alliances that leverage its core technology and industry experience to expand its product offerings or distribution. PTI has no experience with respect to acquiring other companies and limited experience with respect to the formation of collaborations, strategic alliances and joint ventures. If it makes any acquisitions, the combined company may not be able to integrate these acquisitions successfully into its existing business, and it could assume unknown or contingent liabilities. Any future acquisitions by the combined company also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could harm operating results. Integration of an acquired company also may divert management resources that otherwise would be available for ongoing development of PTI’s existing business. The combined company may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and it may not realize the anticipated benefits of any acquisition, technology license, strategic alliance or joint venture.

To finance any acquisitions, the combined company may choose to issue shares of its common stock or securities convertible into its common stock as consideration, which would dilute your interest in the combined company. If the price of the combined company’s common stock is low or volatile, it may not be able to acquire other companies for stock. Alternatively, it may be necessary for the combined company to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to the combined company, or at all, and to the extent such funds are available, such financing may include restrictive covenants that could hinder the ability of the combined company to obtain additional financing, if necessary.

The combined company will incur significant increased costs, and its financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm the combined company’s stock price and listing on the NASDAQ Global Market.

As a public company, the combined company will incur significant legal, accounting and other expenses. PTI has not incurred these expenses as a private company, and Oracle has incurred these expenses only to a limited extent, resulting from the lack of an operating business. In addition, the Sarbanes-Oxley Act of 2002, and rules of the Securities and Exchange Commission, or SEC, and the NASDAQ Global Market have imposed various requirements on public companies including requiring establishment and maintenance of effective disclosure and financial controls. The combined company’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase the combined company’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations may make it more difficult and more expensive for the combined company to obtain and maintain director and officer liability insurance, and the combined company may be required to incur substantial costs to maintain the same or similar coverage.

The Sarbanes-Oxley Act of 2002 requires, among other things, that the combined company maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, the combined company must perform system and process evaluation and testing of its internal control over financial reporting to allow management and its independent registered public accounting firm to report on the effectiveness of its internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, beginning with the annual report on Form 10-K for the fiscal year ending December 31, 2008. The combined company’s compliance with Section 404 of the Sarbanes-Oxley Act will require that it incur substantial accounting expense and expend significant management efforts.

The effectiveness of the combined company’s controls and procedures may in the future be limited by a variety of factors, including:

•	faulty human judgment and simple errors, omissions or mistakes;

•	fraudulent action of an individual or collusion of two or more people;

•	inappropriate management override of procedures; and

•	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

If the combined company is not able to comply with the requirements of Section 404 in a timely manner, or if the combined company or its independent registered public accounting firm identify deficiencies in its internal control over financial reporting that are deemed to be material weaknesses, the combined company may be subject to delisting from any exchange on which its securities are then traded, SEC investigation and civil or criminal sanctions.

The combined company’s ability to successfully implement its business plan and comply with Section 404 requires it to be able to prepare timely and accurate financial statements. We expect that the combined company will need to continue to improve existing, and implement new operational and financial and accounting systems, procedures and controls to manage its business effectively.

In recognition of the increased complexity of the requirements of PTI’s financial reporting function upon becoming a public company, PTI’s auditors identified a significant deficiency relating to the adequacy of its accounting function during their audit of PTI’s 2006 financial statements. PTI has only recently hired a chief financial officer, who is expected to become the chief financial officer of the combined company, but neither PTI nor Oracle currently has an internal audit group or employees experienced in SEC reporting, and the combined company will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls may cause the combined company’s operations to suffer, and it may be unable to conclude that its internal control over financial reporting is effective and to obtain an unqualified report on internal controls from its auditors as required under Section 404 of the Sarbanes-Oxley Act. If the combined company is unable to complete the required Section 404 assessment as to the adequacy of its internal control over financial reporting, if it fails to maintain or implement adequate controls, or if its independent registered public accounting firm is unable to provide it with an unqualified report as to the effectiveness of its internal control over financial reporting as of the date of its first Form 10-K for which compliance is required, its ability to obtain additional financing could be impaired. In addition, investors could lose confidence in the reliability of the combined company’s internal control over financial reporting and in the accuracy of its periodic reports filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act. A lack of investor confidence in the reliability and accuracy of the combined company’s public reporting could cause its stock price to decline.

The combined company’s management will have broad discretion to use Oracle’s available cash following the merger, and the combined company’s investment of these resources may not yield a favorable return. We may invest the available cash in ways you disagree with.

The combined company’s management has broad discretion as to how to spend and invest the cash that will be available to Oracle upon completion of the merger and distribution from the trust fund, and the combined company may spend or invest these capital resources in a way with which its stockholders may disagree. Because the combined company is not required to allocate cash to any specific investment or transaction, you cannot determine at this time the value or propriety of its application of these resources. Accordingly, you will need to rely on the combined company’s management’s judgment with respect to the use of this cash. Moreover, you will not have the opportunity to evaluate the economic, financial or other information on which the combined company bases its decisions on how to use this cash. The combined company’s management may use this capital for corporate purposes that do not immediately enhance the combined company’s prospects for the future or increase the value of your investment. As a result, you and other stockholders may not agree with the combined company’s decisions. Pending full use in its business, the combined company plans to invest the available cash in short-term, investment-grade, interest bearing securities. These investments may not yield a favorable return to stockholders.

Some provisions of the combined company’s charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of the combined company by others, even if an acquisition would be beneficial to stockholders, and may prevent attempts by stockholders to replace or remove the combined company’s management.

If approved by Oracle’s stockholders at the special meeting, provisions in the combined company’s proposed Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire the combined company, or for a change in the composition of its board of directors or management to occur, even if doing so would benefit its stockholders. These provisions include:

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	dividing the board of directors into three classes;

•	limiting the removal of directors by the stockholders;

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eliminating cumulative voting rights and therefore allowing the holders of a majority of the shares of Oracle’s common stock to elect all of the directors standing for election, if they should so choose;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, the combined company is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by the combined company’s board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to the combined company’s stockholders.

Neither PTI nor Oracle has ever declared or paid dividends on its capital stock, and we do not anticipate paying dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

The combined company’s business will require significant funding, and the combined company will initially invest more in sales and marketing and research and development than it expects to earn from sales of ChemoFx. The combined company currently plans to invest all available funds and future earnings in the development and growth of its business. Therefore, we do not anticipate paying any cash dividends on the combined company’s common stock in the foreseeable future. Any payment of cash dividends will also depend on the combined company’s financial condition, results of operations, capital requirements and other factors and will be at the discretion of the combined company’s board of directors. As a result, capital appreciation, if any, of the common stock will be your sole source of potential gain for the foreseeable future. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends, including pursuant to the terms of debt agreements.

The combined company’s ability to utilize PTI’s historical federal and state net operating loss carryforwards may currently be limited or may become limited.

As of December 31, 2006, PTI had net operating loss carryforwards for federal and state income tax purposes of $48.5 million and $47.6 million, respectively. If not utilized, these carryforwards will expire between 2008 and 2026. Generally, utilization of a company’s net operating loss carryforwards may be subject to substantial annual limitations due to rules contained in the Internal Revenue Code (and similar state provisions) that are applicable if the company experiences an “ownership change.” Generally, a change of more than 50% in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for United States federal income tax purposes. PTI believes that there have been prior ownership changes for this purpose and that there will be substantial limitations on the future utilization of its federal and state net operating loss carryforwards. Additionally, even if there were no ownership changes previously, it is possible that the merger, when considered together with past transactions and potential future transactions, could trigger an ownership change for this purpose. As a result, the combined company’s ability to use its net operating loss carryforwards may be or become subject to substantial limitations, which could potentially result in increased future tax liability for the combined company and in the expiration of PTI’s net operating loss carryforwards before they can be used.

Risks Concerning PTI’s Business

PTI’s financial results depend on sales of one test, ChemoFx, and it will need to generate sufficient revenues from this and other tests to run its business.

To date, PTI has a single commercial product offering, ChemoFx. As a result, for the foreseeable future, it expects to derive substantially all of its revenues from sales of ChemoFx. PTI has sold ChemoFx commercially since 1997, but it has only been selling the currently-marketed enhanced version of this test since July 2006. PTI is in the early stages of research and development for other products that it may offer, as well as enhancements to ChemoFx. PTI is not currently able to estimate when it may be able to commercialize any additional products or enhancements to ChemoFx or whether it will be successful in doing so. If PTI is unable to increase sales of ChemoFx or successfully develop and commercialize other products, its revenues and its ability to achieve profitability would be impaired.

If third-party payors, including managed care organizations and Medicare, do not provide adequate coverage and reimbursement for ChemoFx, its commercial success and PTI’s revenue stream could be harmed.

ChemoFx has a current list price of $450 per drug or drug combination tested. The average order is typically for six to eight drugs, and the average invoiced price has been approximately $3,300 per test billed. PTI’s average net revenue per test billed is less than the average invoiced price because many payors currently do not provide coverage or reimburse PTI for ChemoFx. Those payors that cover and reimburse for ChemoFx generally pay amounts approximating billed charges, but in some cases PTI may receive substantially less. Physicians and patients may decide not to order ChemoFx unless third-party payors, such as managed care organizations and government payors, including Medicare, pay a substantial portion of the test’s price. There is significant uncertainty concerning third-party coverage and reimbursement of any test incorporating new technology, including ChemoFx. PTI does not know the extent or type of coverage for other predictive tests offered by its competitors. However, one of these competitors, Oncotech, has been specifically identified in some non-coverage decisions by third-party payors. Some major insurance carriers, including Aetna, Cigna, and United Healthcare, have non-coverage policies in place for the category of chemosensitivity and chemoresistance assays. While ChemoFx is not specifically named in these policies, and PTI has had individual claims for ChemoFx paid by these insurers on a case-by-case review, PTI could be identified specifically in these non-coverage decisions in the future, which would adversely affect its ability to receive reimbursement for ChemoFx. Coverage and reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that ChemoFx is:

•	not experimental or investigational;

•	medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	supported by peer-reviewed publications.

Since each payor makes its own decision as to whether to establish a policy to cover and reimburse for PTI’s test, seeking these approvals is a time-consuming and costly process. To date, PTI has secured prospective coverage and payment for its test in gynecologic cancers from Highmark Medicare Services, PTI’s Medicare Part B carrier, which governs all Medicare claims with respect to ChemoFx, regardless of the location of the patient or physician. As a result of this coverage and payment decision, PTI receives reimbursement from Medicare upon its initial claim submission for the ChemoFx test in gynecologic cancers, rather than on a case-by-case basis. However, Highmark retains the ability to change its coverage and reimbursement policies at any time. Additionally, PTI has secured payment for the test from over 425 commercial payors on a case-by-case basis. Because it does not have coverage policies in place with commercial payors, in the event that PTI is not paid upon initial claims submission it must pursue an appeal with a commercial payor in order to be reimbursed for ChemoFx. The number and levels of appeal are unique to each insurance company, but it often takes an extended period of time for claims to be fully resolved. For example, of PTI’s gross billings to commercial payors for the year ended December 31, 2005, 57% of such gross billings remained under appeal as of September 30, 2007, and PTI may not ultimately receive reimbursement for many of these gross billings. Of the gross billings to commercial payors for the year ended December 31, 2005 for which the appeals process and any efforts to collect remaining balances from the patient have ended, PTI was reimbursed for 71% of such gross billings. While PTI is working towards obtaining coverage policies from commercial payors that currently do not provide coverage for ChemoFx or otherwise reimburse only on a case-by-case basis, it cannot be certain that coverage or reimbursement for ChemoFx will be provided in the future by any commercial payors.

Several entities conduct technology assessments of new medical tests and devices and provide the results of their assessments for informational purposes to other parties. These assessments review and evaluate evidence on the benefits and effectiveness of new technologies, among other things, and may be used by third-party payors and healthcare providers, such as Blue Cross and Blue Shield plans, which collectively provide healthcare coverage for nearly one-third of all Americans, as grounds to deny coverage for a test or procedure. While ChemoFx has not specifically been evaluated by these organizations, negative technology assessments have been issued regarding the category of chemotherapy sensitivity and resistance assays, or CSRAs. For example, in September 2004, two technology assessments, one conducted by the Blue Cross and Blue Shield Association’s Technology Evaluation Center, and one conducted by a working group from the American Society of Clinical Oncology, or ASCO, concluded that current clinical data related to CSRAs did not support the routine use of these assays. There can be no assurance that PTI will be able to obtain favorable technology assessments for ChemoFx that would help it to obtain favorable coverage policies from health plans. Even if PTI obtains such policies from third-party payors, insurers may withdraw their policies, cancel their contracts with PTI at any time or stop covering and reimbursing PTI for its test, which would reduce its revenue.

Since 2004, Highmark Medicare Services has instructed PTI to use a non-specific pathology billing code for ChemoFx because there is no specific billing code for the test. Highmark also has established a payment rate for the test in accordance with a fee schedule. If the test is classified under a specific billing code in the future, the Medicare payment rate for ChemoFx would likely be established at a national level by the Centers for Medicare and Medicaid Services, or CMS, the agency responsible for implementing the Medicare program. PTI cannot predict the full payment impact of a classification of the test under a specific billing code.

In 2006, CMS considered whether a provider may bill its Medicare contractor for claims for chemosensitivity tests performed on Medicare beneficiaries who were hospital inpatients at the time the tumor tissue samples were obtained or whether such claims must be incorporated in the payment that the hospital receives for its services related to the patient’s inpatient stay. Effective January 1, 2007, CMS issued a final rule clarifying that the date of service for chemosensitivity tests performed on Medicare beneficiaries who were hospital inpatients at the time the tumor tissue samples were obtained may be the date on which the test was performed, but only if the patient’s physician orders the chemotherapeutic agents to be tested at least 14 days following the date of the patient’s discharge from the hospital and if other specified conditions are met. To the extent the agents to be tested are ordered prior to the end of this 14-day period, the date of service should be considered to be the tissue collection date, which may result in the test being considered a part of the inpatient stay, and therefore any payment would be included in the overall payment amount that the hospital receives. Hospitals associated with existing customers were notified of this policy in the first quarter of 2007, and hospitals associated with new customers are notified as part of PTI’s general in-service policies. During the nine months ended September 30, 2007, the number of patients whose physician order date for the specific chemotherapeutic agents to be tested was within 14 days of the patient’s discharge date was approximately 5% of PTI’s total testing population, including both Medicare and non-Medicare patients. Since January 1, 2007, PTI has billed the Medicare contractor for all of the tests on Medicare beneficiaries, of which 15% may ultimately be considered billable to hospitals.

If CMS or its contractor determines that overpayments were made for processed claims that were previously paid, a refund may be sought from PTI. Although PTI does not anticipate the government conducting a postpayment review to recoup payments or otherwise impose penalties for pre-2007 claims involving its tests performed on specimens collected during a hospital stay and for which it billed Highmark, there can be no assurance that such events would not occur. If overpayments are assessed or penalties are imposed, this could have a material adverse impact on PTI’s business and financial condition.

Third-party payors have increased their efforts to control the cost, utilization and delivery of healthcare services. In addition, from time to time, Congress has considered and implemented changes in the Medicare fee schedules in conjunction with budgetary legislation, and further reductions in reimbursement for Medicare services may be implemented. For example, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or MMA, authorized a demonstration project to apply competitive bidding to certain clinical laboratory tests. A competitive bidding demonstration has not yet been established, although the preliminary steps to develop the demonstration have begun. PTI’s tests have not been identified for the demonstration. It is not clear whether competitive bidding will be applied more broadly to all clinical laboratory services under Medicare in the future and, if so, whether this would impact payment for ChemoFx.

Reductions in the reimbursement rates of other third-party payors have also occurred and may occur in the future. These measures have resulted in reduced prices, added costs and decreased test utilization for the clinical laboratory industry. Although PTI may seek payment for ChemoFx from patients when a claim has been denied, it is subject to an increased risk of nonpayment if payors do not reimburse PTI for the test. If PTI is unable to obtain coverage and reimbursement, or if the payment amount is inadequate, its ability to generate revenues from ChemoFx would be limited.

PTI has a history of losses, and it expects to incur net losses for the foreseeable future.

PTI has incurred substantial net losses since its inception. For the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2007, PTI had a net loss of $5.8 million, $4.7 million, $8.6 million and $10.0 million, respectively. From its inception in April 1995 through September 30, 2007, PTI had an accumulated deficit of approximately $63.1 million. PTI has financed its operations primarily through private placements of its equity securities. To date, it has generated only minimal revenues, and it may never achieve revenues sufficient to offset expenses. PTI expects to devote substantially all of its resources to continue commercializing ChemoFx and to develop enhancements to ChemoFx and additional products, if any.

In recent years, PTI has incurred significant costs in connection with the development of ChemoFx. For the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2007, PTI’s research and development expenses were $3.0 million, $2.8 million, $4.7 million and $3.6 million, respectively. It expects its research and development expense levels to continue to increase for the foreseeable future as it seeks to enhance its existing product and develop new products. As a result, PTI will need to generate significant revenues in order to achieve profitability. Its failure to achieve profitability in the future could cause the market price of the combined company’s common stock to decline.

PTI expects to incur additional losses this year and in future years, and it may never achieve profitability. In addition, it does not expect to become profitable through sales of ChemoFx or any future products that it may develop, if any, for a number of years. Even if PTI achieves profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

The ability of ChemoFx to predict tumor responsiveness to selected types of chemotherapy has not yet been demonstrated in clinical outcome studies in cancer types other than ovarian cancer and may, therefore, prove to be less accurate than PTI currently believes.

While PTI receives tumor samples from, and performs testing on, many cancer types, it currently lacks multiple published clinical studies in a variety of cancer types supporting the accuracy and reliability of ChemoFx in predicting tumor responsiveness to a range of chemotherapies in numerous indications. All of PTI’s completed clinical outcome studies have been in patients with ovarian cancer. PTI is currently participating in clinical studies of patients with breast cancer, but these studies have not been completed, nor has PTI conducted any clinical studies in patients with other cancers. In addition, consistent with industry practice, all of PTI’s clinical studies to date have been at least in part company-sponsored, with doctors or institutions participating in the study generally receiving a customary and nominal payment from PTI. For these reasons, among others, physicians may be slow to adopt ChemoFx.

Any long-term clinical data that PTI generates may not be consistent with its existing data and may demonstrate diminished usefulness. PTI may also determine that certain patient characteristics, such as drug metabolism rates, could affect actual in vivo tumor response rates to particular chemotherapies, which could lead to misleading or contradictory data on the usefulness of ChemoFx. Moreover, there can be no assurance that cultivated tumor cells will react in the same manner as in vivo tumor cells. These possibilities could reduce demand for ChemoFx, significantly reduce PTI’s ability to achieve expected revenues and prevent it from becoming profitable. If the results of its research and clinical studies, including the results of its ongoing clinical studies, do not convince leading oncologists, guidelines organizations, such as the National Comprehensive Cancer Network, or NCCN, commercial payors or patients that ChemoFx is accurate and reliable, or such studies do not show that its test adds enough value to affect prevailing clinical practice, demand for, and successful commercialization of, ChemoFx and any future products that PTI may develop would be impaired.

PTI may experience limits on its revenues or future sales growth if only a small number of physicians and patients decide to use its test, which is not currently recommended for use as a standard of care by existing clinical guideline organizations.

If a sufficient number of medical practitioners do not order ChemoFx or any future tests developed by PTI, PTI will likely not be able to create sufficient demand for its products for it to become profitable. To generate demand, PTI will need to continue to educate oncologists, surgeons and pathologists about the potential clinical benefits of ChemoFx and any future products that it may develop. PTI believes that physicians will not use its test unless they determine, based on published, peer-reviewed journal articles, presentations at scientific conferences and one-on-one education by its sales force, that its test provides accurate, reliable and cost-effective information that is useful in choosing among chemotherapy treatment regimens. In addition, PTI will need to demonstrate its ability to obtain adequate coverage and reimbursement from third-party payors. In order for ChemoFx sales to grow, PTI must continue to market to, and educate, oncologists that have used its test, and it must continue to encourage other gynecologic oncologists and oncologists treating other cancers to incorporate its test into their standard clinical practice. If these physicians do not adopt its test, PTI’s business and financial results will suffer.

Existing clinical practice guidelines of ASCO and NCCN for the treatment of patients with ovarian, breast, lung, colon and other cancers do not currently address the use of CSRAs such as ChemoFx. PTI is aware of one company, Genomic Health, whose genomic-based diagnostic test for certain breast cancers was recently included in ASCO’s updated clinical practice guidelines on the use of breast cancer tumor markers to evaluate whether a patient should receive chemotherapy. Until CSRAs are included in similar but separate clinical guidelines which would determine which chemotherapy agent may be optimal, physicians may be reluctant to order ChemoFx. As PTI completes its ongoing clinical studies and expands its sales and marketing efforts, it will seek to establish relationships with key opinion leaders, such as physicians who are affiliated with these guideline organizations, in order to have ChemoFx evaluated as a potential addition to clinical practice guidelines, although this process may take several years and PTI may not ultimately be successful. Moreover, because PTI’s test provides information not currently provided by pathologists, and it is performed at its facility rather than by the pathologist in a local laboratory, pathologists may be reluctant to support the test, which support is generally necessary in order for PTI to receive samples of a patient’s tumor for testing. With an average invoice price of $3,300 per test billed, PTI’s test may be seen by some patients as expensive. In addition, since the price of its test is based upon the number of therapeutic agents or combinations of therapeutic agents that PTI is requested to test by the ordering physician, as the number of available therapeutic agents increases, the average cost of its test may also increase. Some patients may not agree with their practitioner’s recommendation to order PTI’s test due to its high price, part or all of which may be payable directly by the patient, particularly if the applicable third-party payor denies reimbursement in full or in part. Even if medical practitioners recommend that their patients use PTI’s test, patients may still decide not to use ChemoFx for a number of reasons, including a desire to pursue a particular course of therapy regardless of test results. If only a small portion of PTI’s target patient population uses its test, PTI will experience limits on its revenues and its ability to achieve profitability.

If PTI fails to attract and retain highly skilled scientists, clinicians, salespeople and members of management, or to retain its current executive management team, it may be unable to manage its growth or successfully develop or further commercialize its products and technologies.

PTI’s success depends largely on the skills, experience and performance of key members of its executive management team, its continued ability to attract, retain and motivate highly qualified personnel and its ability to develop and maintain relationships with leading academic institutions, clinicians and scientists. PTI is particularly dependent on the efforts of Sean McDonald, its president and chief executive officer, David Heilman, its chief financial officer, Sharon Kim, its vice president of corporate development, Michael Gabrin, its chief technology officer, and Matt Marshall, its vice president of sales and marketing. The efforts of PTI’s management team will be critical as it continues to develop its technologies and testing processes. PTI expects to enter into employment agreements with its executive officers in anticipation of the closing of the merger, and under these agreements its officers may elect to terminate their employment with PTI at any time. If PTI loses one or more of these key employees, it may experience difficulties in competing effectively, developing its technologies and implementing its business strategies. All of PTI’s employees are at-will, which means that either PTI or the employee may terminate employment at any time with little or no notice. In the case of PTI’s executive officers, however, the employment agreements provide for the payment of post-termination compensation in the event of termination without cause and provide for additional post-termination compensation and acceleration of stock option vesting in the event of termination without cause or resignation for good reason following a change of control. See “PTI Executive Compensation—Potential Payments Under Employment Agreements.” PTI currently maintains key-person life insurance only on Sean McDonald, its president and chief executive officer. PTI may discontinue this insurance in the future, it may not continue to be available on commercially reasonable terms or, if continued, it may prove inadequate to compensate PTI for any loss of Mr. McDonald’s services.

PTI is a small company with a payroll of 80 employees as of September 30, 2007, over one-third of whom joined PTI in the last 12 months. To continue its commercialization and product development activities, PTI will need to expand its employee base for managerial, operations, development, regulatory, sales, marketing, financial and other functions. Future growth will impose significant added responsibilities on management. The failure to fill one or more of these positions could adversely impact PTI’s business.

PTI’s research and development programs and commercial laboratory operations depend on its ability to attract and retain highly skilled scientists and technicians, including biostatisticians, licensed laboratory technicians, pharmacologists and software engineers. PTI competes with life sciences companies to attract and retain qualified scientists and technicians in the future. PTI also faces competition from universities and public and private research institutions in recruiting and retaining highly qualified scientific personnel. If it is not able to attract and retain the necessary personnel as needed to accomplish its business objectives, PTI may experience constraints that will adversely affect its growth plans and its ability to support its research, product development and sales programs.

PTI’s success also depends on its ability to attract and retain salespeople with extensive experience in oncology and close relationships with medical oncologists, surgeons, pathologists and other hospital personnel. As of September 30, 2007, PTI’s sales force consisted of 23 individuals focused on direct sales and other marketing functions and 8 individuals focused on customer service and support in the clinical market. A majority of these employees have been hired in the last 12 months. To meet the projected growth of its business, PTI will need to significantly increase the size of its sales force, and it may not be able to recruit, hire and train a sufficient number of sales personnel in a short time frame, which could cause a delay or decline in the rate of adoption of PTI’s test. PTI may also market ChemoFx and any future products it develops, if any, through collaborations and distribution agreements with diagnostic, biopharmaceutical and other life science companies. There can be no assurance that PTI will be able to establish and maintain a successful sales force or establish collaboration or distribution arrangements to market ChemoFx and any future products that PTI may develop. If PTI is unable to implement an effective marketing and sales strategy, it will be unable to grow its revenues and execute its business plan, which would have an adverse effect on its business, financial condition and results of operations.

If PTI is unable to support demand for its products, its business may suffer.

PTI only began the expanded commercialization of the enhanced version of ChemoFx in July 2006, and it has limited experience in performing the enhanced version of the test and even more limited experience in processing large volumes of tests. There can be no assurance that PTI will be able to perform tests on a timely basis at a level consistent with demand. If PTI encounters difficulty meeting market demand for ChemoFx, its reputation could be harmed and its future prospects and its business could suffer.

In order to meet future projected demand for its test and fully utilize its current clinical laboratory or additional contemplated facilities, PTI will have to increase the volume of patient samples that it is able to process. PTI may need to expand laboratory capacity by opening a new facility, and it will need to hire and train additional personnel, continue to develop and implement additional automated systems to perform its tests and continue to streamline its billing and customer service functions. PTI has installed laboratory information systems over the past few years to assist in the workflow of its test, analyze the data generated by its test and report the results. If these systems do not work effectively as PTI scales up its processing of patient samples, PTI may experience processing or quality control problems and may experience delays or failures in its operations. These problems, delays or failures could adversely impact the promptness and accuracy of PTI’s transaction processing, which could impair its ability to grow its business, generate revenue and achieve and sustain profitability.

PTI may also experience periods during which processing of its test results is delayed. While PTI attempts to minimize the likelihood of any future delays, processing problems and backlog may nevertheless occur, resulting in the loss of customers and/or revenue and an adverse effect on PTI’s results of operations.

Clinical studies using ChemoFx may not be completed successfully, in a timely manner, or at all.

PTI has limited clinical data concerning the benefits of ChemoFx. Clinical studies are expensive, typically take many years to complete and have uncertain outcomes. PTI is currently conducting or participating in five company-sponsored clinical studies. These studies are currently expected to be completed over the next several years, although some of the studies are controlled by third parties and the expected timing of completion and publication of the results of these studies may be revised by such parties. The completion of these clinical studies or the commencement of future studies may be prevented, delayed or halted, or the studies may have uncertain outcomes, for numerous reasons, including, but not limited to, the following:

•	patients do not enroll in, or enroll at the expected rate, or complete a clinical study;

•	patients do not comply with study protocols;

•	patients do not return for post-treatment follow-up at the expected rate;

•	sites participating in an ongoing clinical study may withdraw, requiring PTI to engage new sites;

•	PTI experiences difficulties or delays associated with bringing clinical sites on-line;

•

third-party clinical investigators decline to participate in PTI’s clinical studies, do not perform the clinical studies on the anticipated schedule or consistent with the investigator agreement, clinical study protocol, good clinical practices, and other institutional review board, or IRB, requirements;

•	third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	regulatory inspections of PTI’s clinical studies require it to undertake corrective action or suspend or terminate its clinical studies;

•	PTI’s business becomes subject to changes in U.S. federal, state, or foreign governmental regulations or policies;

•	interim results are inconclusive or unfavorable as to immediate and long-term accuracy or reliability;

•	the study design is inadequate to demonstrate accuracy and reliability; or

•	IRBs or regulatory authorities do not approve a clinical study protocol, force PTI to modify a previously approved protocol or place a clinical study on hold.

Clinical failure can occur at any stage of a study. PTI’s clinical studies may produce negative or inconclusive results, and PTI may decide, or regulators may require it, to conduct clinical or non-clinical testing in addition to studies PTI may have planned. PTI’s failure to adequately demonstrate the accuracy and reliability of ChemoFx or any future products that it may develop would limit its ability to sell the test, which would have a negative impact on its results of operations.

PTI has current agreements with two contract research organizations, or CROs, to perform data collection and analysis and other aspects of its clinical studies, which may increase the cost and complexity of its studies. PTI also currently has agreements with approximately 40 clinical investigators at medical institutions that are or will be serving as sites for its ongoing studies. PTI depends on these investigators and institutions, as well as any additional CROs that it may engage, to perform the studies properly. If these parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality, completeness or accuracy of the clinical data they obtain is compromised due to the failure to adhere to PTI’s clinical protocols or for other reasons, its clinical studies may have to be repeated, extended, delayed or terminated. Many of these factors are beyond PTI’s control. While it does not believe that it is substantially dependent on any one of these third-party relationships for the success of its clinical studies, PTI may not be able to enter into replacement arrangements without undue delays or considerable expenditures. If there are delays in clinical studies as a result of the failure to perform by third parties, PTI’s research and development costs would increase, and it may not be able to complete its clinical studies without excessive delay. To the extent that clinical studies are necessary to continue to commercialize ChemoFx, each of these outcomes could harm PTI’s ability to effectively market ChemoFx or to become profitable.

PTI has also entered into clinical study collaborations with highly regarded organizations in the cancer field, including the National Surgical Adjuvant Breast and Bowel Project, or NSABP, and US Oncology Research, a national healthcare services network dedicated exclusively to cancer treatment and research. PTI’s success in the future depends in part on its ability to enter into agreements with other leading cancer organizations. This can be difficult due to internal and external constraints placed on these organizations. Some organizations may limit the number of collaborations they have with any one company so as to not be perceived as biased or conflicted. Organizations may also have insufficient administrative and related infrastructure to enable collaborations with many companies at once, which can extend the time it takes to develop, negotiate and implement a collaboration. Additionally, organizations often insist on publishing the primary endpoints of the study prior to any collaborator-initiated publications of the clinical data resulting from the study. While the publication of clinical data in peer-reviewed journals is a crucial step in commercializing and obtaining coverage and reimbursement for a test such as ChemoFx, PTI’s inability to control when results are published may delay or limit its ability to derive sufficient revenues from ChemoFx or any future tests or products that it may develop, if any.

If PTI is unable to compete successfully, it may be unable to increase or sustain its revenues or achieve profitability.

PTI currently competes directly with providers of chemoresistance tests, including companies such as Oncotech and Genzyme. These companies may have significantly greater resources than PTI. Chemoresistance tests may be sold at a lower price than ChemoFx. Physicians and patients may not attribute any added benefit to ChemoFx and may elect to order competitive chemoresistance tests instead of ChemoFx. Moreover, Oncotech recently announced that it had entered into a binding letter of intent to be acquired by Exiqon, a Danish supplier of gene expression analysis products. PTI can not yet predict what impact, if any, the acquisition will have on Oncotech and PTI’s competitive position, although the combination could provide Oncotech with significantly greater resources and distribution channels, enabling it to compete more effectively with PTI. PTI is also aware of a number of smaller companies and laboratories that are performing chemoresistance tests, chemosensitivity tests, or both.

The current ChemoFx test requires live tumor tissue. Competition exists and may continue to arise from tests analyzing genetic material that can be performed on fixed or archived tissue. Although PTI is exploring the possibility of developing genomic-based tests, a number of pharmaceutical and diagnostics companies already have genomic-based predictive tests in development. These potential competitors have widespread brand recognition and substantially greater financial and technical resources, development, production and marketing capabilities than PTI does. These genomic-based tests may be lower-priced, less complex tests that could be viewed by physicians and third-party payors as functionally equivalent to cell-based tests such as ChemoFx, which could force PTI to lower the list price of ChemoFx and which would negatively impact its operating margins and its ability to achieve profitability. If PTI is unable to compete successfully against current or future competitors, whether providers of cell-based or gene-based diagnostic tests, it may be unable to gain or increase market acceptance for and sales of ChemoFx, which could negatively affect its revenues or prevent PTI from achieving or sustaining profitability.

New product development involves a lengthy and complex process, and PTI may be unable to commercialize any of the tests it is currently developing or introduce new products in a timely manner, which could cause its test to become obsolete and its revenues to decline.

The life sciences industry is characterized by rapid and significant technological changes, frequent new product and service introductions and enhancements and evolving industry standards. PTI’s future success depends on its ability to continually improve its current test and services, develop and introduce, on a timely and cost-effective basis, new products and services that address the evolving needs of its customers and pursue new market opportunities that develop as a result of technological and scientific advances in the life sciences industry. In particular, PTI believes that it is important that it add additional cancer therapies to its test as well as new therapies as they are approved and used in the treatment of cancer. Some of these new opportunities, including some biologics and anti-angiogenesis agents, may be outside the scope of PTI’s existing test and expertise or in areas that have unproven market demand. Additionally, the utility and value of any new products and services PTI develops may not be accepted in the markets served by the new products. The inability to gain market acceptance of new products and services could harm PTI’s future operating results. Unanticipated difficulties or delays in enhancing its existing test and related services with enhanced or new products and services in sufficient quantities to meet customer demand could diminish future demand for ChemoFx and adversely affect PTI’s future operating results.

To date, PTI has focused substantially all of its research and development efforts on the response of solid tumors to standard chemotherapy agents. PTI is developing enhancements to ChemoFx, and it has devoted considerable resources to research and development. For example, PTI is currently conducting research on the extension of its testing platform to biologics and anti-angiogenesis agents, as well as developing tests that incorporate genomic information. To do so, PTI may need to overcome technological challenges and build experience with genomics. There can be no assurance that PTI’s technologies will be capable of reliably indicating the response of certain cancers to these agents in a manner necessary to be clinically and commercially useful in physicians’ decision-making process for selecting patient treatments, or that PTI will be able to successfully incorporate genomic information into its testing process. PTI may never realize any commercial benefit from its research and development activities in these areas.

At any point, PTI may abandon development of a test or test enhancement, or it may be required to expend considerable resources repeating clinical studies, which could delay commercialization and market acceptance of those tests. In addition, as it attempts to develop new tests, PTI will have to make significant investments in research and development and marketing and selling resources. If a clinical validation study fails to demonstrate the benefits of a given test, PTI would likely abandon the development of that test, which could harm its business.

Even if PTI successfully develops new products or enhancements or new generations of its existing test, they may be quickly rendered obsolete by changing customer preferences or the introduction by competitors of products embodying new technologies or features. Additionally, innovations may not be accepted quickly in the marketplace because of, among other things, entrenched patterns of clinical practice, the potential need for regulatory clearance and uncertainty over third-party coverage and reimbursement. In the event that new products do not gain market acceptance or PTI’s existing test loses market share, its revenues and profitability would be adversely affected.

PTI’s research and development efforts will be hindered if it is not able to obtain access to tissue samples.

PTI’s development efforts rely on its ability to secure access to live tumor cells from tissue samples, and, to some extent, on information pertaining to their associated clinical outcomes. The process of negotiating access to tissue samples is lengthy since it can involve numerous parties and approval levels to resolve complex issues such as usage rights, institutional review board approval, privacy rights and informed consent of patients, publication rights, intellectual property ownership and research parameters. If PTI is not able to gain access to live tumor tissue samples with hospitals and collaborators, or if other laboratories or competitors secure access to these samples before PTI, its ability to enhance ChemoFx and develop any future products will be limited or delayed. Moreover, if the clinical data associated with the samples that PTI obtains is incorrect or incomplete, then its ability to develop additional products may be significantly impaired. Finally, government regulation in the United States and foreign countries could result in restricted access to, or use of, human tissue samples or other biological materials. If tighter restrictions are imposed on the use of related clinical information or other information generated from tissue or other biological materials, PTI’s research and development programs and its business could be harmed.

If PTI’s research collaborators or scientific advisors terminate their relationships with PTI or develop relationships with a competitor, its ability to develop and to commercialize ChemoFx or any future products could be adversely affected.

PTI currently has relationships with approximately 20 research collaborators and scientific advisors at academic and other institutions who conduct research at its request, and PTI expects to increase these numbers as it expands its clinical studies program. These research collaborators are not employees of PTI. As a result, PTI has limited control over their activities and, except as otherwise required by its collaboration or advisory agreements, can expect only limited amounts of their time to be dedicated to PTI’s activities. Although PTI does not believe that its current research efforts are substantially dependent on any one of its existing collaborations or advisory relationships, its ability to expand its current test or develop future tests will depend in part on the establishment and continuation of these collaborations. In particular, PTI may need to rely significantly on third parties in connection with its efforts to integrate genomics into its current testing platform. PTI may be unable to establish necessary collaborations on acceptable terms, or at all, and its existing collaborations may be terminated or be unsuccessful. If PTI is unable to enter and successfully complete any required collaborations, its ability to develop and commercialize its tests could be adversely affected.

PTI’s research collaborators and scientific advisors may have relationships with other commercial entities, some of which could compete with PTI. While PTI’s research collaborators and scientific advisors sign agreements that provide for the confidentiality of its proprietary information and the results of studies conducted at its request, PTI may not be able to maintain the confidentiality of its technology and other confidential information in connection with every collaboration. The dissemination of PTI’s confidential information could have a material adverse effect on its business.

PTI relies on single suppliers for some of its laboratory instruments and materials and may not be able to find replacements in the event the supplier no longer supplies that equipment.

PTI relies on Dynamic Devices to supply some of the laboratory equipment with which it performs the ChemoFx test. PTI also relies on HyClone, a subsidiary of Thermo Fisher Scientific Inc., for the provision of fetal bovine serum, a reagent used in the cell culture process. PTI does not have supply agreements with these vendors, but it periodically forecasts its needs and enters into standard purchase orders with these vendors based on these forecasts. PTI believes that there are relatively few additional suppliers of these products that are currently capable of supplying the equipment and materials necessary at the specifications it demands. Even if it were to identify other suppliers of these products, there can be no assurance that PTI will be able to enter into agreements with these suppliers on a timely basis on acceptable terms, or at all. If PTI encounters delays or difficulties in securing supply of either of these products from the vendor, it may need to reconfigure its test process, which would result in an increase in costs or an interruption in sales. If any of these events occur, PTI’s business and operating results would be harmed.

If PTI’s sole laboratory facility becomes inoperable, it will be unable to perform its ChemoFx test, and its business will be harmed.

PTI relies on a single clinical laboratory facility in Pittsburgh, Pennsylvania to process patient samples for ChemoFx, and it has no alternative facilities. The facility may be harmed or rendered inoperable by natural or man-made disasters, including flooding and power outages, which may render it difficult or impossible for us to perform tests for some period of time. Although PTI has insurance coverage for flooding due to drainage overflows, it does not maintain flood insurance. PTI’s facility and the equipment it uses to perform its tests would be costly and could require substantial lead time to repair or replace. Moreover, destruction or damage to automated equipment and computers used in the testing process caused by extreme environmental conditions, such as heat or electrical power surges beyond the capacity or due to the failure of equipment in place to prevent such conditions, could result in the interruption of laboratory operations, the loss of information and the inability to conduct PTI’s business.

Because PTI’s business requires manipulating and analyzing large amounts of data, the loss or corruption of source code, financial, clinical, scientific or experimental information due to system failure, physical destruction of storage media, failure of internal or third party applications, or malicious actions of an employee or outside person, may result in significant lost opportunity, cost and financial liability. In addition, other uncontrollable events, including loss of utilities, HVAC failure and forced evacuation by governing authorities, may temporarily inhibit PTI’s ability to conduct business or process specimens. PTI’s property and business interruption insurance may not be sufficient to cover all of its potential losses and may not continue to be available to it on acceptable terms, or at all. The inability to perform its ChemoFx test may result in the loss of customers or harm PTI’s reputation, and it may be unable to regain those customers in the future.

In order to establish a redundant laboratory facility, if necessary, PTI would be required to spend considerable time and money securing adequate space, constructing the facility, recruiting and training employees and establishing the additional operational and administrative infrastructure necessary to support a second facility. Additionally, any new clinical laboratory facility would be subject to certification under CLIA and licensed by several states, which can take a significant amount of time and result in delays in PTI’s ability to begin commercial operations at that site.

If PTI uses chemical, biological or other hazardous materials in a manner that causes injury, it could be liable for damages.

PTI’s business currently requires the controlled use of potentially harmful chemical and biological materials. PTI cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, PTI could be held liable for any resulting damages, and any liability could exceed its resources or any applicable insurance coverage it may have. PTI currently has product liability coverage up to $1 million per occurrence, and up to $5 million in the aggregate, which includes coverage for claims relating to hazardous materials subject to certain exceptions and exclusions as set forth in the insurance policy. Additionally, PTI is subject on an ongoing basis to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations might be significant and could negatively affect PTI’s operating results.

If PTI is sued for product liability, it could face substantial liabilities that exceed its resources.

The marketing, sale and use of ChemoFx could lead to the filing of product liability claims if someone alleges that the test failed to perform as it was intended. PTI may also be subject to liability for errors in the information it provides to physicians or for a misunderstanding of, or inappropriate reliance upon, the information it provides. A product liability claim could result in substantial damages and be costly and time consuming for PTI to defend. There can be no assurance that PTI’s insurance would fully protect it from the financial impact of defending against product liability claims. As described above, PTI currently has product liability insurance, but any product liability claim brought against PTI, with or without merit, could increase its insurance rates or prevent it from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause injury to PTI’s reputation, result in the withdrawal of its test from the market or cause current collaborators to terminate existing agreements and potential collaborators to seek other partners, any of which could impact PTI’s results of operations.

Risks Concerning the Regulation of PTI’s Business

Complying with numerous regulations pertaining to PTI’s business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties or loss of PTI’s ability to conduct its business.

PTI is subject to the Clinical Laboratory Improvement Amendments of 1988, or CLIA, a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA, which is administered by CMS, is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The failure to comply with CLIA requirements can result in enforcement action, including the revocation, suspension or limitation of PTI’s CLIA certificate, as well as directed plan of correction, state on-site monitoring, civil money penalties, civil injunctive suit or criminal penalties. PTI must maintain CLIA compliance and certification to be eligible to bill for services provided to Medicare beneficiaries, and PTI will be required to achieve CLIA certification for any new laboratory facility in which it may conduct testing. If PTI is found out of compliance with CLIA program requirements and subjected to sanction, its business could be harmed.

PTI has a current certificate of accreditation under CLIA to perform testing. To renew this certificate, PTI is subject to survey and inspection every two years. PTI’s facilities were inspected in January 2008, and PTI expects to receive renewal of its CLIA certification based upon the results of this inspection. Moreover, CLIA inspectors may make random inspections of PTI’s laboratory. Currently, CLIA regulations do not include specific standards for a live cell or chemoresponse specialty. If a new sub-specialty is created under CLIA that is applicable to ChemoFx, PTI may be required to comply with new standards in order to maintain a certificate of accreditation to perform testing.

PTI is also required to maintain a license to conduct testing in Pennsylvania. Pennsylvania laws establish standards for day-to-day operation of its clinical laboratory, including the training and skills required of personnel and quality control. Several states, including Florida, New York, Rhode Island, Maryland and California, require that PTI hold licenses to test specimens from patients residing in those states, and it currently holds licenses in all these states. Other states have similar requirements or may adopt similar requirements in the future. Finally, PTI may be subject to regulation in foreign jurisdictions if it seeks to expand international distribution of its test.

If PTI were to lose its CLIA certification, whether as a result of a revocation, suspension or limitation, it would no longer be able to conduct its test, which would curtail its revenues and materially harm its business. If PTI were to lose its license in states where it is required to hold licenses, it would not be able to test specimens from those states, which could materially harm its business.

The clinical laboratory testing industry is highly regulated, and there can be no assurance that the regulatory environment in which PTI operates will not change significantly and adversely in the future. In addition to CLIA regulation, PTI is subject to other areas of regulation by both the federal and state governments that may affect its ability to conduct business, including, without limitation:

•	federal and state laws and regulations relating to billing and claims payment applicable to clinical laboratories and regulatory agencies enforcing those laws and regulations;

•	coverage and reimbursement levels by Medicare, Medicaid and other governmental payors and private insurers;

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the federal Anti-kickback Law, which prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, in cash or in kind, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which the payment may be made under governmental healthcare programs such as Medicare and Medicaid, and comparable state anti-kickback prohibitions;

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the federal physician self-referral law, commonly known as the Stark Law, which prohibits a physician from making a referral to an entity for certain designated health services reimbursed by Medicare or Medicaid if the physician (or a member of the physician’s family) has a financial relationship with the entity, and which also prohibits the submission of any claims for reimbursement for designated health services furnished pursuant to a prohibited referral, and the state equivalents;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which creates federal criminal laws that prohibit executing a scheme to defraud any health care benefit program or making false statements relating to health care matters and which also imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information, and the state laws governing the privacy of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA;

•	state laws regarding prohibitions on fee-splitting;

•	the Medicare civil money penalty and exclusion requirements; and

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the federal civil and criminal False Claims Act, which prohibits individuals or entities from knowingly presenting, or causing to be presented to the federal government, claims for payment that are false or fraudulent, and the state law equivalents.

The risk of PTI’s possibly being in violation of these laws and regulations is increased by the fact that many of them conceivably cover a very broad range of conduct. Furthermore, the boundary between permitted and unpermitted conduct has in many instances not been clearly delineated by the regulatory authorities or the courts. These statutes and regulations are very complicated and therefore subject to varying interpretations. Any action brought against PTI for a violation of these laws or regulations, even if PTI were to successfully defend against it, could cause PTI to incur significant legal expenses and to divert PTI’s management’s attention from the operation of its business. If PTI’s operations are found to be in violation of any of these laws and regulations, it may be subject to any applicable penalty associated with the violation, including substantial civil and criminal penalties, damages, fines or administrative penalties, including exclusion from federal healthcare programs such as Medicare and Medicaid. PTI could also be required to refund payments received, and it could be required to curtail or cease its operations. Any of the foregoing consequences could seriously harm its business and its financial results.

PTI expects that there will continue to be new healthcare legislation, regulations and other policies at the federal, state and local levels. PTI has developed its commercialization strategy for ChemoFx based on currently applicable laws and existing healthcare policies. Changes in laws and healthcare policies, such as the creation of broad limits for diagnostic products in general or requirements that Medicare patients pay for portions of its tests or services received, could substantially impact the sales of ChemoFx, increase its costs or divert management’s attention. PTI cannot predict what changes, if any, will be proposed or adopted or the effect that such proposals or adoption may have on its business, financial condition and results of operations.

If the FDA subjects PTI’s laboratory-developed tests to regulation as medical devices, PTI could incur substantial costs for ChemoFx to meet requirements for premarket clearance or approval and experience significant delays in commercializing ChemoFx and any future products that it may develop.

Clinical laboratory tests that are developed and validated by a laboratory for its own use are called laboratory-developed tests, or LDTs, also known as “homebrew” tests. LDTs are regulated under CLIA as well as by applicable state laws. Instruments, test kits, reagents and other devices used to perform diagnostic testing by clinical laboratories that are sold and distributed as products through interstate commerce are regulated as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and its implementing regulations. Medical devices are subject to extensive regulation by the FDA and other federal, state and local authorities. These regulations are wide ranging and govern, among other things, the design, development, testing, manufacture, premarket clearance and approval, labeling, sale, promotion and distribution of medical device products. Achieving and maintaining compliance with FDA requirements is costly and burdensome, and failure to comply with applicable regulations, if required, can result in fines, suspension or operational shutdown, recalls or seizure of products, and other civil and criminal penalties.

The FDA maintains that it has the authority to regulate LDTs as diagnostic medical devices, but it has stated that it would exercise enforcement discretion to refrain from regulating most LDTs. The FDA has instead regulated LDTs through its authority to regulate the primary components of most LDTs and also relied upon the CLIA certification process, which provides assurance that high complexity laboratories have the expertise to develop and use LDTs that are accurate and reliable. PTI has commercially launched ChemoFx and offers it as an LDT. Accordingly, PTI believes that ChemoFx is not subject to regulation as a medical device under current FDA policies.

The FDA’s regulation of LDTs is in flux. Therefore, there can be no assurance that ChemoFx will not be subjected to FDA regulation. For example, the FDA is in the process of extending medical device regulation to tests that the agency calls “In Vitro Diagnostic Multivariate Index Assays,” or IVDMIAs. The FDA has issued draft guidance stating the FDA’s intention to regulate IVDMIAs even if they are LDTs. No final guidance has been issued by the FDA. See “Information about PTI—Government Regulation—Food and Drug Administration.” PTI does not know which tests may be covered by the final guidance when issued, when such guidance may be issued or what form of approval process, quality control and other medical device regulation may be required. There can be no assurance that the FDA will agree with PTI’s view that ChemoFx is not subject to FDA regulation as an IVDMIA or otherwise, or that it will not become subject to FDA regulation either through new enforcement policies adopted by the FDA or new legislation enacted by Congress.

If ChemoFx, or PTI’s tests under development, become subject to regulation as medical devices, PTI may be required to obtain premarket clearance or approval from the FDA in order to market such tests, and the time and expense needed to obtain clearance or approval of its tests under development could be significant. PTI does not have experience obtaining FDA approval for ChemoFx, or its tests under development, and if premarket clearance or approval were required, it might be forced to stop marketing ChemoFx until it could be obtained. There can be no assurance that any such premarket clearance or approval could ever be obtained.

If PTI is required to conduct clinical studies to obtain FDA clearance or approval of its test, those studies could lead to delays or failure to obtain such approvals and harm its ability to become profitable.

Any premarket notification or premarket approval that PTI would submit to the FDA would need to be supported by clinical data. There can be no assurance that the FDA would deem the clinical studies PTI has conducted and are now conducting sufficient to support premarket clearance or approval, and PTI could be required to conduct new clinical studies. Delays in the commencement or completion of such clinical testing could significantly increase its product development costs and delay product commercialization. The successful completion of clinical studies is subject to a number of risks, including those described under “Risk Factors—Clinical studies using ChemoFx may not be completed successfully, in a timely manner, or at all.” If clinical studies required by the FDA are delayed as a result of these factors, or the data from the studies do not demonstrate the safety and efficacy of ChemoFx, PTI’s ability to obtain FDA clearance or approval would be impaired.

The FDA could regulate PTI as a device manufacturer, and its non-compliance with regulatory requirements could result in an adverse FDA enforcement action against it.

If PTI were to be regulated as a device manufacturer, it would need to comply with other FDA requirements in addition to obtaining premarket clearance or approval. For example, device manufacturers need to register their facility with the FDA and list their devices with the FDA. In addition, device manufacturers must comply with applicable provisions of the Quality System Regulation. This regulation requires device companies to, among other things, maintain certain types of records, develop design controls, establish manufacturing procedures and processes, evaluate complaints, initiate corrective and preventative actions, and implement controls over vendors. Device manufacturers must also comply with the Medical Device Reporting regulation, which requires that reports be filed with the FDA if a device causes or contributes to a death or serious injury, or if a malfunction of the device occurs and a recurrence of the malfunction could cause or contribute to a death or serious injury. Device companies may also need to submit reports to the FDA if they initiate corrections or removals of marketed devices. The FDA regulates and restricts the advertising and promotion of marketed devices. It could be costly for PTI to comply with any such regulations.

The failure to comply with the FDA’s requirements for device manufacturers could result in enforcement action. These enforcement actions may include inspection of the facility, issuance of a warning letter, imposition of civil penalties, withdrawal of marketing clearance or approval, product recalls, seizure of product, injunction, disgorgement or restitution and criminal prosecution. Any such action would have a material adverse effect on PTI’s business.

Congress could create additional regulatory burdens for PTI’s test, which could cause it to incur additional costs or experience delays in the commercialization of ChemoFx.

Certain members of Congress have introduced legislation regarding laboratory testing, which may apply to ChemoFx or PTI’s future products under development. For example, on March 1, 2007, Senator Edward Kennedy introduced the Laboratory Test Improvement Act which, if enacted as introduced, would deem all LDTs to be medical devices subject to labeling and registration requirements as set forth in the bill. On March 23, 2007, Senator Barack Obama introduced the Genomics and Personalized Medicine Act of 2007, which, if enacted as introduced, would call for an Institute of Medicine, or IOM, study to make recommendations to improve federal oversight and regulation of genetic tests and would also require the Secretary of the U.S. Department of Health and Human Services, or HHS, to implement a decision matrix, taking into consideration the recommendations of the IOM report, to improve the oversight and regulation of genetic tests. In addition, on September 27, 2007, President George W. Bush signed into law the Food and Drug Administration Amendments Act of 2007, which included an amendment, introduced by Senator Obama, calling for the IOM to conduct a study to assess the overall safety and quality of genetic tests and prepare a report that includes recommendations to improve federal oversight and regulation of genetic tests, if a report on genetics and genomics is not completed by the Secretary’s Advisory Committee on Genetics, Health and Society, or SACGHS, by July 2008. The SACGHS issued its draft report on November 5, 2007. It is possible that the findings of the SACGHS or IOM report may result in increased regulatory burdens for PTI to continue to offer ChemoFx.

PTI could face significant monetary damages and penalties and/or exclusion from the Medicare and Medicaid programs if it violates health care anti-fraud and abuse laws.

PTI’s failure to meet governmental requirements under laws and regulations relating to billing practices and relationships with physicians and hospitals could lead to civil and criminal penalties, exclusion from participation in Medicare and Medicaid and possible prohibitions or restrictions on the use of its laboratories. While PTI believes that it conducts its operations and relationships with care in an effort to meet all statutory and regulatory requirements, there is a risk that government authorities might take a contrary position. Such occurrences, regardless of their outcome, could damage PTI’s reputation and adversely affect important business relationships it has with third parties.

Compliance with the HIPAA security regulations and privacy regulations may increase PTI’s costs.

Under HIPAA, HHS has issued regulations to protect the privacy and security of protected health information used or disclosed by health care providers, such as PTI. The HIPAA privacy and security regulations, which became fully effective in April 2003 and April 2005, respectively, establish comprehensive federal standards with respect to the uses and disclosures of protected health information by health plans, healthcare providers and healthcare clearinghouses, in addition to setting standards to protect the confidentiality, integrity and availability of protected health information. The regulations establish a complex regulatory framework on a variety of subjects, including:

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the circumstances under which uses and disclosures of protected health information are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payments for PTI’s services and healthcare operations activities;

•	a patient’s rights to access, amend and receive an accounting of certain disclosures of protected health information;

•	the content of notices of privacy practices for protected health information; and

•	administrative, technical and physical safeguards required of entities that use or receive protected health information.

PTI has implemented policies and procedures related to compliance with the HIPAA privacy and security regulations, as required by law. The privacy regulations establish a “floor” and do not supersede state laws that are more stringent. Therefore, PTI is required to comply with both federal privacy regulations and varying state privacy laws. In addition, for healthcare data transfers from other countries relating to citizens of those countries, PTI must comply with the laws of those other countries. The federal privacy regulations restrict PTI’s ability to use or disclose patient identifiable laboratory data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. The privacy and security regulations provide for significant fines and other penalties for wrongful use or disclosure of protected health information, including potential civil and criminal fines and penalties.

In addition to the HIPAA provisions described above, there are a number of state laws regarding the confidentiality of medical information, some of which apply to clinical laboratories. These laws vary widely, and new laws in this area are pending, but they most commonly restrict the use and disclosure of medical information without patient consent. Penalties for violation of these laws include sanctions against a laboratory’s state licensure, as well as civil and/or criminal penalties. Moreover, although the HIPAA statute and regulations do not expressly provide for a private right of damages, PTI also could incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information. Compliance with such rules could require PTI to spend substantial sums, which could negatively impact its profitability.

Finally, the HIPAA transaction standards also are subject to differences in interpretation by payors. For instance, some payors may interpret the standards to require PTI to provide certain types of information, including demographic information not usually provided to PTI by physicians. As a result of inconsistent application of transaction standards by payors or its inability to obtain certain billing information not usually provided to it by physicians, PTI could face increased costs and complexity, a temporary disruption in receipts and ongoing reductions in reimbursements and net revenues. In addition, new requirements for additional standard transactions, such as claims attachments or use of a national provider identifier, could prove technically difficult, time-consuming or expensive to implement.

Risks Related to PTI’s Intellectual Property

PTI’s competitive position depends on maintaining intellectual property protection, which is difficult and costly, and it may not be able to ensure the protection of proprietary rights.

In order to remain competitive, PTI must develop and maintain protection on the key aspects of its technology. PTI relies on a combination of patents, copyrights and trademarks, confidentiality and material data transfer agreements, licenses and invention assignment agreements to protect its intellectual property rights. PTI also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position. PTI believes that it protects this information with reasonable security measures.

PTI’s patents and patent applications generally relate to cell culturing techniques, as well as assays for evaluating the in vitro response of cultured tumor cells to drug treatment, and assays for characterizing the cultured cells on a genotypic and phenotypic level. PTI intends to file additional patent applications in the United States and abroad to strengthen its intellectual property rights. Patent applications that PTI files may not result in issued patents, and there can be no assurance that any patents that might issue will protect its technology. PTI’s issued patents as well as patents issued to PTI in the future may be challenged by third parties as being invalid or unenforceable. Further, third parties may independently develop similar or competing technologies that are not covered by PTI’s patents. PTI cannot be certain that the steps it has taken will prevent the misappropriation of its intellectual property, particularly in foreign countries where the laws may not protect its proprietary rights to the same or similar extent as the laws in the United States.

The patent position of life science companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of PTI’s intellectual property. Even if PTI is able to obtain patents covering its products or methodologies, any patent may be challenged, invalidated, held unenforceable or circumvented. The existence of a patent will not necessarily prevent other companies from developing similar or scientifically equivalent products that compete with PTI’s products. Further, its patent portfolio may not protect it from claims of third parties that its products infringe their issued patents, which may require licensing and the payment of significant fees or royalties, and there can be no assurance that such licenses would be available on commercially reasonable terms, or at all. Competitors may successfully challenge PTI’s patents, produce similar products that do not infringe its patents, or manufacture products in countries where PTI has not applied for patent protection or that do not respect its patents. Accordingly, PTI cannot predict the breadth of claims that may be allowed or enforced in its patents, its licensed patents or in third party patents.

PTI also relies on trade secrets and other unpatented proprietary information to protect its technology, especially where it does not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. PTI believes that it uses reasonable efforts to protect its trade secrets and other unpatented proprietary information. PTI requires all employees and technical consultants working for it to execute confidentiality agreements, which provide that all confidential information developed or made known to them during the course of the employment, consulting or business relationship shall be kept confidential except in specified circumstances. There can be no assurance that these agreements will provide meaningful protection for PTI’s trade secrets, know how or other proprietary information. Despite these confidentiality agreements and other measures taken to protect PTI’s trade secrets and other unpatented intellectual property, unauthorized parties might copy aspects of its technology or obtain and use information that PTI regards as proprietary. Additionally, PTI’s employees, consultants, advisors and partners may unintentionally or willfully disclose its proprietary information to competitors, and PTI may not have adequate remedies for such disclosures. Enforcing a claim that a third party illegally obtained and is using any of PTI’s inventions or trade secrets would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside of the United States are sometimes less willing to protect trade secrets. Moreover, PTI’s competitors may independently develop equivalent or similar knowledge, methods and know-how. If PTI is unable to protect and maintain the proprietary nature of its technologies, its business operating results and financial condition could be materially adversely affected.

PTI’s agreements with employees and consultants generally provide that all inventions conceived by the individual while providing services to PTI are assigned to it. There can be no assurance that employees and consultants will abide by the confidentiality or assignment terms of these agreements. In addition, if PTI’s employees, consultants, advisors and partners develop inventions or processes independently or jointly with PTI that may be applicable to its products under development, disputes may arise about ownership or proprietary rights to those inventions and processes.

PTI may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights, and it may be unable to protect its rights to, or commercialize, its products.

If PTI chooses to go to court to stop someone else from making, using or selling the inventions claimed in patents it owns or licenses from others, that individual or company has the right to ask the court to rule that these patents are invalid or unenforceable. These lawsuits are expensive and would consume time and other resources even if PTI were successful in stopping the infringement of these patents. In addition, there is a risk that the court will decide that these patents are not valid and that PTI does not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that the other party’s activities do not infringe these patents or that it is in the public interest to permit the infringing activity.

In addition, from time to time, PTI may receive notices from third parties of claims for infringement, misappropriation or misuse of such other parties’ proprietary rights. Some of these claims may lead to litigation or other action, and there can be no assurance that PTI will prevail in these actions, or that such actions will not adversely affect its business, financial condition, or operation. An adverse determination in litigation or patent interference proceeding could subject PTI to significant financial liabilities to third parties or require it to seek licenses from third parties, which could include ongoing royalty obligations. If PTI is found to willfully infringe one or more third party patents, it could, in addition to other penalties, be required to pay treble damages. PTI may be unable to obtain necessary licenses, or unable to obtain necessary licenses on satisfactory or commercially feasible terms. If it does not have necessary licenses, PTI may be forced to redesign ChemoFx, or other aspects of its business, to avoid infringement. In such circumstances, PTI may be unable to successfully redesign the test, or such redesign may take considerable time, which could force it to reassess its business plans. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent PTI from performing the test, which would have a significant adverse impact on its business.

The life sciences industry has produced a proliferation of patents, and it is not always clear to industry participants, including PTI, which patents cover various types of products or methods. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If PTI is sued for patent infringement, it would need to demonstrate that its products or methods do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid or unenforceable, and PTI may not be able to do this. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents in the United States.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and because publications in the scientific literature often lag behind actual discoveries, PTI cannot be certain that others have not filed patent applications for inventions covered by its licensors’ or its issued patents or pending applications, or that it or its licensors were the first inventors. PTI’s competitors may have filed, and may in the future file, patent applications covering subject matter similar to that of PTI. Any such patent application may have priority over PTI’s or its licensors’ patents or applications and could further require PTI to obtain rights to issued patents covering such subject matter. If another party has filed a U.S. patent application on inventions similar to those of PTI, it may have to participate in an interference proceeding declared by the U.S. Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of PTI’s U.S. patent position with respect to such inventions.

Some of PTI’s competitors may be able to sustain the costs of complex patent litigation more readily than it can because they have substantially greater resources. In addition, intellectual property litigation, regardless of outcome, is generally expensive and time-consuming, could divert management’s attention from its business and could therefore have a material negative effect on PTI’s business, operating results or financial condition.

In addition, PTI relies on its trademarks, trade names and brand names to distinguish its products from the products of its competitors, and it has registered or applied to register many of these trademarks. There can be no assurance that PTI’s trademark applications will be approved. Third parties may also oppose PTI’s trademark applications, or otherwise challenge its use of the trademarks. In the event that PTI’s trademarks are successfully challenged, it could be forced to rebrand its products, which could result in loss of brand recognition, and could require PTI to devote resources to advertising and marketing new brands. Further, there can be no assurance that competitors will not infringe PTI’s trademarks, or that it will have adequate resources to enforce its trademarks.

Although it relies on copyright laws to protect the works of authorship, including software, that it creates, PTI does not register the copyrights in most of its copyrightable works. Copyrights of U.S. origin must be registered before the copyright owner may bring an infringement suit in the United States. Furthermore, if a copyright of U.S. origin is not registered within three months of publication of the underlying work, the copyright owner is precluded from seeking statutory damages or attorneys fees in any U.S. enforcement action, and is limited to seeking actual damages and lost profits. Accordingly, if one of PTI’s unregistered copyrights of U.S. origin is infringed by a third party, it will need to register the copyright before it can file an infringement suit in the United States, and its remedies in any such infringement suit may be limited.

Risks Relating to Oracle

If Oracle’s stockholders fail to vote or abstain from voting on the adoption of the merger proposal, they will not be able to exercise their conversion rights.

Pursuant to Oracle’s Amended and Restated Certificate of Incorporation, a holder of shares of Oracle’s common stock issued in its initial public offering may, if the stockholder votes against the merger, demand that Oracle convert such shares into cash in the event that the merger is completed. This demand must be made on the proxy card or by telephone or through the Internet website specified on the proxy card at the same time that the stockholder votes against the merger proposal. In addition, in order to exercise conversion rights a holder must comply with the procedures described below under “The Special Meeting—Conversion Rights.” Any stockholder who fails to vote or who abstains from voting on the merger proposal may not exercise his, her or its conversion rights. In addition, any converting stockholder who fails to comply with the conversion procedures before 12:00 noon, Eastern time on the business day prior to the date of the special meeting will also forfeit his, her or its conversion rights.

If Oracle does not complete the merger and is therefore required to dissolve and liquidate, payments from the trust account to Oracle’s public stockholders may be delayed and may be reduced by claims of third parties.

Oracle currently believes that its dissolution and any plan of distribution in the event the merger is not completed would proceed in approximately the following manner:

•

Oracle’s board of directors will convene and adopt a specific plan of distribution, which it will then vote to recommend to Oracle stockholders, and at such time it will also cause to be prepared a preliminary proxy statement setting out the plan of distribution as well as the board of director’s recommendation of Oracle’s dissolution and the plan of distribution;

•	As promptly as possible after March 8, 2008, Oracle would file a preliminary proxy statement with the SEC;

•

If the SEC does not review the preliminary proxy statement, then Oracle expects that 10 days after the filing of the preliminary proxy statement, Oracle would mail the proxy statement to Oracle stockholders, and as promptly as practicable after the mailing, Oracle would convene a meeting of Oracle stockholders, at which they will either approve or reject Oracle’s dissolution and plan of distribution; and

•

If the SEC does review the preliminary proxy statement, Oracle currently estimates that it would receive comments within approximately 30 days following the filing of the preliminary proxy statement. Oracle would mail the proxy statement to Oracle stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and would convene a meeting of Oracle stockholders at which they will either approve or reject the dissolution and plan of distribution.

These procedures, or a vote to reject the dissolution and any plan of distribution by Oracle’s stockholders, may result in substantial delays in the liquidation of the trust account to Oracle public stockholders as part of Oracle’s dissolution and plan of distribution. Furthermore, creditors may seek to interfere with the distribution of the trust account pursuant to federal or state creditor and bankruptcy laws, which could delay the actual distribution of such funds or reduce the amount ultimately available for distribution to Oracle’s public stockholders. If Oracle is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in the trust account will be subject to applicable bankruptcy law and may be included in Oracle’s bankruptcy estate and senior to claims of Oracle’s public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you Oracle will be able to return to its public stockholders the liquidation amounts due to them. Accordingly, the actual per-share amount distributed from the trust account to Oracle public stockholders could be significantly less than approximately $8.00 per share as of December 31, 2007 due to taxes payable in respect of interest earned on the funds held in the trust account and claims of creditors. Any claims by creditors could cause additional delays in the distribution of trust funds to the public stockholders beyond the time periods required to comply with procedures under the Delaware General Corporation Law, or DGCL, and federal securities laws and regulations.

Oracle stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If the merger is not completed, Oracle will be required to dissolve and liquidate pursuant to Section 275 of the DGCL. Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if a corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although Oracle expects to seek stockholder approval to liquidate the trust account to its public stockholders as part of a plan of dissolution and liquidation, it will seek to conclude this process as soon as possible and as a result does not intend to comply with those procedures. If the merger is not completed and Oracle is therefore required to dissolve and liquidate, Larry N. Feinberg and Joel D. Liffmann have each agreed on a joint and several basis to be personally liable to ensure that the proceeds from Oracle’s initial public offering held in the trust account are not reduced by the claims of (i) the various vendors or other entities for services rendered or products sold to Oracle or (ii) any prospective target business that Oracle did not pay, or reimburse, for the fees and expenses of third party service providers to such target which Oracle agreed in writing to be liable for, in each case only to the extent the payment of such debts and obligations actually reduces the amount of funds in the trust account (or, in the event that such claim arises after the distribution of the trust account, to the extent necessary to ensure that Oracle’s former stockholders other than Messrs. Feinberg and Liffmann are not liable for any amount of such loss, liability, claim, damage or expense). There can be no assurance that these agreements will be sufficient to protect Oracle stockholders from liability for such claims. As a result, Oracle stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of Oracle stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from Oracle public stockholders amounts owed to them by us.

Additionally, if Oracle is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders in Oracle’s dissolution could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Oracle’s stockholders in its dissolution.

SELECTED HISTORICAL AND UNAUDITED

FINANCIAL INFORMATION

We are providing the following financial information to assist you in your analysis of the financial aspects of the merger.

Oracle Selected Historical Financial Data

The following selected historical financial data of Oracle should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Oracle” and Oracle’s financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. The selected financial data in this section is only a summary and is not intended to replace Oracle’s financial statements and the accompanying notes. Historical results are not necessarily indicative of the results to be expected in the future.

The selected balance sheet data as of December 31, 2005 and 2006 and the selected statements of operations data for the period from September 1, 2005 (inception) to December 31, 2005 and the year ended December 31, 2006 have been derived from Oracle’s audited financial statements that are included elsewhere in this proxy statement/prospectus. The selected balance sheet data as of September 30, 2007 and the selected statements of operations data for the nine months ended September 30, 2006 and 2007 are derived from Oracle’s unaudited financial statements included elsewhere in this proxy statement/prospectus. Oracle has prepared its unaudited financial statements to reflect all adjustments, which include normal recurring adjustments, necessary to state fairly its financial position and results of operations.

Statement of operations data:

	Years ended December 31,		Nine months ended September 30,
	2005(1)	2006	2006	2007
			(Unaudited)
	(In thousands, except shares and per share data)
Operating loss	$—	$513	$482	$395
Gain on derivative liabilities	—	4,275	5,067	12,033
Interest income	1	4,793	3,254	4,638
Income taxes	—	1,637	1,037	1,698
Net income	—	6,917	6,802	14,579

Net income per share:
Basic	0.00	0.43	0.45	0.78
Diluted	0.00	0.36	0.38	0.66

Weighted average shares outstanding:
Basic	3,750,000	16,004,098	15,082,117	18,750,000
Diluted	3,750,000	19,031,708	18,118,744	22,192,449

(1)	Inception date of September 1, 2005.

Balance sheet data:

	As of December 31,		As of September 30, 2007
	2005	2006
	(In thousands)
Cash and cash equivalents	$71	$553	$54
Investments held in trust—restricted	—	116,629	119,192
Total assets	284	117,182	119,728
Derivative liabilities	—	15,517	3,483
Total liabilities	252	17,437	5,404
Common stock subject to possible conversion	—	23,341	23,879
Total stockholders’ equity	32	76,405	90,445
Total liabilities and stockholders’ equity	284	117,182	119,728

PTI Selected Historical Financial Data

The following selected historical financial data of PTI should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PTI” and PTI’s financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. The selected financial data in this section is only a summary and is not intended to replace PTI’s financial statements and the accompanying notes. Historical results are not necessarily indicative of the results to be expected in the future.

The selected balance sheet data as of December 31, 2005 and 2006 and the selected statements of operations data for each year ended December 31, 2004, 2005 and 2006 have been derived from PTI’s audited financial statements that are included elsewhere in this proxy statement/prospectus. The selected balance sheet data as of December 31, 2002, 2003 and 2004 and the selected statements of operations data for each year ended December 31, 2002 and 2003 have been derived from PTI’s audited financial statements not included in this proxy statement/prospectus. The selected balance sheet data as of September 30, 2007 and the selected statements of operations data for the nine months ended September 30, 2006 and 2007 are derived from PTI’s unaudited financial statements included elsewhere in this proxy statement/prospectus. PTI has prepared its unaudited financial statements to reflect all adjustments, which include normal recurring adjustments, necessary to state fairly its financial position and results of operations. Amounts included in the footnotes below are in thousands except for shares and per share data.

	Years ended December 31,					Nine months ended September 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)
	(In thousands, except shares and per share data)
Statements of operations data:
Revenues:
Net revenues(1)	$1,130	$108	$1,549	$1,920	$846	$394	$1,671
Laboratory costs	1,485	984	984	978	1,078	735	1,327

Gross profit (loss)	(355)	(876)	565	942	(232)	(341)	344
Operating expenses:
Sales and marketing	2,132	1,295	307	376	1,801	999	3,607
Research and development	1,777	2,393	3,003	2,814	4,682	3,179	3,576
General and administrative	2,880	2,903	2,752	2,282	2,452	1,521	2,729
Depreciation	145	225	243	226	171	137	139

Total operating expenses	6,934	6,816	6,305	5,698	9,106	5,836	10,051

Loss from operations	(7,289)	(7,692)	(5,740)	(4,756)	(9,338)	(6,177)	(9,707)
Interest and other income (expense)	118	(38)	64	73	734	547	654
Interest expense	(47)	(1,084)	(75)	(57)	(43)	(25)	(900)
Embedded derivative expense	—	—	—	—	—	—	(94)

Net loss	$(7,218)	$(8,814)	$(5,751)	$(4,740)	$(8,647)	$(5,655)	$(10,047)

Net loss per share—basic and diluted(2)(3)	$(16.38)	$(3.71)	$(1.20)	$(1.30)	$(2.30)	$(1.50)	$(2.65)

Weighted average shares outstanding—basic and diluted(2)(3)	440,762	2,377,641	4,779,214	3,642,006	3,761,425	3,761,186	3,784,522

Pro forma net loss per share—basic and diluted (unaudited)(2)(4)					$(0.19)		$(0.22)

Pro-forma weighted average shares outstanding—basic and diluted (unaudited)(2)(4)					46,481,491		46,504,588

(1)	During the year ended December 31, 2003, PTI curtailed its sales efforts with respect to an earlier version of its ChemoFx test. During the years ended December 31, 2004 and 2005 and much of the nine months ended September 30, 2006, PTI did not have an active sales force, although it continued to process specimens and invoice for tests performed. During the years ended December 31, 2004, 2005 and 2006, net revenues include revenues of $1,234, $1,666 and $332, respectively, relating to Medicare tests performed in prior periods for which payment had been originally denied but for which PTI received payment upon appeal and recognized revenue on a cash basis.
(2)	See note 1 to PTI’s financial statements for a description of the method used to compute basic and diluted net loss per share.
(3)	Net loss per share and weighted average shares outstanding for the years ended December 31, 2002 and 2003 have been restated to give effect to a 1-for-14 reverse stock split effected in August 2003.
(4)	Assumes the automatic conversion of all of the outstanding shares of PTI’s preferred stock into an aggregate of 38,443,420 shares of common stock immediately prior to the closing of the merger and the automatic conversion of convertible promissory notes in the aggregate principal amount of $9,549, issued in August 2007 plus accrued interest through September 30, 2007, into an estimated 4,276,646 shares of PTI common stock upon the closing of the merger, based on an assumed conversion price of approximately $2.25 per share, which is equal to 70% of the product of (a) the assumed exchange ratio in the merger of 0.4072 and (b) the fixed price of the Oracle common stock in the merger agreement, as amended, of $7.90 per share.

	As of December 31,					As of September 30,
	2002	2003	2004	2005	2006	2007
						(Unaudited)
	(In thousands)
Balance sheet data:
Cash and cash equivalents	$2,497	$3,873	$5,555	$778	$16,563	$15,540
Working capital (deficit)	2,469	3,016	4,332	(47)	13,774	2,349
Total assets	6,629	7,125	8,416	3,252	20,278	21,986
Convertible promissory notes(1)	—	—	—	—	—	6,053
Embedded derivative liability	—	—	—	—	—	4,066
Long-term debt, including current portion, net of debt discount	617	562	601	365	4,277	3,437
Total liabilities	2,235	1,804	2,055	1,590	7,191	17,550
Convertible preferred stock	5,017	11	20	20	39	39
Total stockholders’ equity	4,394	5,321	6,360	1,662	13,086	4,436

(1)	Amount represents gross proceeds of $9,549, net of unamortized debt discount of $3,496 as of September 30, 2007.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The merger will be accounted for as a reverse acquisition application of the equity recapitalization method of accounting. Accordingly, although the merger is structured such that PTI will become a wholly-owned subsidiary of Oracle at closing, PTI will be treated as the acquirer for accounting and financial reporting purposes. The assets and liabilities of Oracle will be recorded, as of completion of the merger, at their respective historical cost, which is considered to be the equivalent of fair value and added to those of PTI. For a more detailed description of purchase accounting, see “The Merger Proposal—Anticipated Accounting Treatment.”

We have presented below selected unaudited pro forma combined financial information that reflects the equity recapitalization method of accounting and is intended to aid you in analyzing what the combined company’s business might have looked like had PTI and Oracle actually combined for the periods indicated. The combined financial information may have been different had the companies actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the merger. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma combined financial data as of September 30, 2007 and for the nine months ended September 30, 2007 and the year ended December 31, 2006 is based on estimates and assumptions that are preliminary and shows the scenario where there is maximum approval and where there is minimal approval by Oracle’s stockholders. The data is presented for informational purposes only and is not intended to represent or be indicative of the combined results of operations or financial condition of PTI that would have been reported had the proposed merger been completed as of the date presented, and should not be taken as representative of future combined results of operations or financial condition of PTI.

Selected Unaudited Pro Forma Combined Statement of Operations Data

	For the Nine Months Ended September 30, 2007		For the Twelve Months Ended December 31, 2006
	Assuming Maximum Approval(1)	Assuming Minimum Approval(2)	Assuming Maximum Approval(1)	Assuming Minimum Approval(2)
	(In thousands, except shares and per share data)
Net revenue	$1,671	$1,671	$846	$846
Loss from operations	(10,102)	(10,102)	(9,851)	(9,851)
Interest and other income	5,292	5,292	5,527	5,527
Unrealized gain from warrant liability	12,033	12,033	4,275	4,275
Net income (loss)	6,354	6,354	(723)	(723)
Net income (loss) per share—basic	0.17	0.18	(0.02)	(0.02)
Net income (loss) per share—diluted	0.15	0.16	(0.02)	(0.02)
Shares used—basic	37,686,667	34,686,668	34,931,360	32,473,828
Shares used—diluted	43,628,009	40,628,010	34,931,360	32,473,828

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

	September 30, 2007
	Assuming Maximum Approval(1)	Assuming Minimum Approval(2)
	(In thousands)
Cash and cash equivalents	$132,386	$108,987
Working capital	126,322	102,923
Total assets	137,946	114,547
Long-term obligations (less current portion)	3,339	3,339
Total liabilities	10,834	10,834
Stockholders’ equity	127,112	103,713

Notes:

(1)	Assumes that no Oracle stockholders convert their shares of Oracle common stock into their pro rata share of the trust account.
(2)	Assumes that 19.99% of the issued and outstanding shares of Oracle common stock were voted against the merger and that the holders of such shares of Oracle common stock properly elected to convert such shares of common stock into a pro rata share of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable).

PRO FORMA COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected unaudited pro forma combined per share information after giving effect to the merger between PTI and Oracle, under the reverse acquisition application of the equity recapitalization method of accounting, assuming a maximum level and a minimum level of approval by Oracle stockholders. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Financial Statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of PTI and Oracle would have been had the companies been combined as of the date indicated or to project PTI and Oracle’s results of operations that may be achieved after the merger.

			Assuming Maximum Approval		Assuming Minimum Approval
	Oracle Historical	PTI Historical	PTI Equivalent Pro Forma(1)	Combined Pro forma(2)(3)	PTI Equivalent Pro Forma(1)	Combined Pro forma(2)(3)
	(in thousands, except share and per share amounts)
Nine Months ended September 30, 2007:
Net income (loss) per share—basic	$0.78	$(2.65)	$0.07	$0.17	$0.07	$0.18
Net income (loss) per share—diluted	$0.66	$(2.65)	$0.06	$0.15	$0.06	$0.16

Weighted average number of shares outstanding
Basic	18,750,000	3,784,522		37,686,667		34,686,668
Diluted	22,192,449	3,784,522		43,628,009		40,628,010

Year ended December 31, 2006:
Net income (loss) per share—basic	$0.43	$(2.30)	$(0.01)	$(0.02)	$(0.01)	$(0.02)
Net income (loss) per share—diluted	$0.36	$(2.30)	$(0.01)	$(0.02)	$(0.01)	$(0.02)

Weighted average number of shares outstanding
Basic	16,004,098	3,761,425		34,931,360		32,473,828
Diluted	19,031,708	3,761,425		34,931,360		32,473,828

Book value per share at September 30, 2007:
Net assets	$90,446	$4,436		$103,713		$103,713
Shares outstanding—basic	18,750,000	3,890,973		37,730,014		34,730,015
Book value per share	$4.82	$1.14	$1.12	$2.75	$1.22	$2.99

(1)	The PTI equivalent per share amounts represent the pro forma per share amounts attributable to each share of PTI common stock to be converted in the merger. The PTI equivalent pro forma amounts are computed by multiplying the combined pro forma amounts by 0.4072, the assumed exchange ratio.
(2)

Combined pro forma net income (loss) per share and weighted average number of shares outstanding used for purposes of calculating net income (loss) per share, for each period presented, are based on the weighted average number of shares of Oracle and PTI common stock outstanding during the relevant period, reflect accrued interest on the PTI convertible promissory notes through September 30, 2007 and assume conversion of the PTI convertible promissory note at a conversion price of $2.25 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of $3.22, based on the assumed exchange ratio of 0.4072 shares of Oracle common stock per share of PTI common stock.
(3)	Combined pro forma book value per share and shares outstanding—basic used for purposes of calculating book value per share are based on the number of outstanding shares of Oracle and PTI common stock as of September 30, 2007, reflect accrued interest on the PTI convertible promissory notes through September 30, 2007 and assume conversion of the PTI convertible promissory note at a conversion price of $2.25 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of $3.22, based on the assumed exchange ratio of 0.4072 shares of Oracle common stock per share of PTI common stock.

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The closing price for the common stock, warrants and units of Oracle on December 3, 2007, the last trading day before announcement of the execution of the merger agreement was $7.84, $0.006 and $8.00, respectively. The closing price per share of Oracle common stock, warrants and units as reported on the Over-the-Counter Bulletin Board on                     , 2008, the most recent trading day practicable before the printing of this proxy statement/prospectus, was $        , $         and $        , respectively. Oracle’s common stock, warrants and units are each quoted on the OTC Bulletin Board under the symbols OHAQ, OHAQW and OHAQU, respectively. Oracle’s units commenced public trading on March 8, 2006 and Oracle’s common stock and warrants, which formed a part of the units sold in Oracle’s initial public offering, became separable and commenced public trading separately on March 17, 2006. Holders of Oracle common stock, warrants and units should obtain current market quotations for their securities. The market price of Oracle common stock, warrants and units could vary at any time before the merger.

As of January 23, 2008, there was one holder of record of Oracle units, seven holders of record of Oracle common stock and one holder of record of Oracle warrants. Oracle believes that, as of January 15, 2008, each of the units, the common stock and the warrants were beneficially owned by more than 25 persons. As of January 23, 2008, there were approximately 150 holders of record of PTI capital stock.

The capital stock of PTI is not publicly traded, and no market information related to PTI’s capital stock is available.

Neither Oracle nor PTI have paid any cash dividends on their common stock to date and do not intend to pay dividends prior to the completion of the merger. The payment of dividends in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of the merger. The payment of any dividends subsequent to the merger will be within the discretion of the then board of directors. It is expected that the board of directors of Oracle following the merger will retain all earnings, if any, for use in the business operations and, accordingly, it is not anticipated that any dividends will be declared in the foreseeable future.

The table below sets forth, for the calendar quarters indicated, the high and low bid prices of the Oracle common stock, warrants and units as reported on the OTC Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Common Stock		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
March 31, 2006(1)	$7.60	$7.50	$1.60	$1.25	$9.05	$8.00
June 30, 2006	$7.66	$7.15	$1.69	$1.23	$9.30	$8.50
September 30, 2006	$7.55	$7.25	$1.21	$0.90	$8.50	$8.20
December 31, 2006	$7.53	$7.30	$1.05	$0.89	$8.45	$8.25
March 31, 2007	$7.67	$7.55	$1.00	$0.82	$8.65	$8.50
June 30, 2007	$7.80	$7.63	$0.91	$0.79	$8.60	$8.58
September 30, 2007	$7.81	$7.66	$0.82	$0.09	$8.40	$7.80
December 31, 2007	$7.90	$7.75	$0.69	$0.002	$8.25	$7.85
March 31, 2008 (through January 23, 2008)	$7.91	$7.87	$0.695	$0.28	$9.00	$8.07

(1)	Oracle’s units began trading on the OTC Bulletin Board on March 8, 2006. Oracle’s common stock and warrants, which formed part of the units sold in Oracle’s initial public offering, became separable and commenced public trading separately on the OTC Bulletin Board on March 17, 2006.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PTI” and “Information about PTI,” but are also contained elsewhere in this proxy statement/prospectus, including the Annexes attached to this proxy statement/prospectus and made part of this proxy statement/prospectus, and may include statements regarding the period following completion of the merger. In some cases, you can identify forward-looking statements by the following words: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology intended to identify statements about the future. These statements involve risks, uncertainties and other factors that may cause Oracle’s or PTI’s actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. You should note that the discussion of Oracle’s reasons for the merger, as well as other portions of this proxy statement/prospectus, contain many forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this proxy statement/prospectus. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Although Oracle and PTI believe that we have a reasonable basis for each forward-looking statement contained in this proxy statement/prospectus, we caution you that these statements are based on a combination of facts and factors currently known by Oracle and PTI and our projections of the future, about which we cannot be certain. Forward-looking statements include, but are not limited to, statements about:

•	our expectation that, for the foreseeable future, substantially all of the combined company’s revenues will be derived from ChemoFx;

•	future demand for ChemoFx and future tests, if any, that the combined company may develop;

•	the factors that we believe drive demand for ChemoFx and the combined company’s ability to sustain such demand;

•	the size of the market for ChemoFx;

•	our expectation that the combined company’s research and development expense levels will remain high as the combined company seeks to enhance ChemoFx and develop new tests;

•	the combined company’s dependence on collaborative relationships and the success of those relationships;

•	the combined company’s compliance with federal, state and foreign regulatory requirements;

•	the potential impact resulting from any regulation of ChemoFx or future tests, if any, that the combined company may develop, by the FDA, and our belief that ChemoFx is properly regulated under CLIA;

•	the combined company’s plans to pursue coverage and reimbursement on a case-by-case basis;

•

the combined company’s ability, and expectations as to the amount of time it will take, to achieve, maintain and expand coverage and reimbursement from third-party payors and government insurance programs;

•	increases in patient and physician demand resulting from the combined company’s direct sales approach;

•	the ability of ChemoFx to impact treatment decisions;

•	plans for enhancements of ChemoFx, including the incorporation of genomic-based information into the testing process;

•	plans for future tests, or future enhancements to ChemoFx, addressing additional types of cancer and different types of drugs;

•	the outcome, timing or success of clinical studies;

•	our belief that clinical results will support the ability of ChemoFx to improve the treatment of cancer and thereby provide significant economic benefits to the healthcare system;

•	the existing capacity of PTI’s laboratory to process tests and the contemplated expansion of the combined company’s laboratory capacity;

•	the factors that we believe drive the establishment of coverage policies;

•	our estimates and assumptions with respect to disease incidence;

•	the expected timing of presentations or publications;

•	the combined company’s intellectual property and its strategies regarding filing additional patent applications to attempt to strengthen its intellectual property rights;

•	the combined company’s expected stock-based compensation expense in future periods;

•	the combined company’s ability to attract and retain employees;

•	the combined company’s ability to implement financial controls and procedures on a timely basis;

•	the combined company’s anticipated cash needs and estimates regarding its capital requirements and needs for additional financing; and

•	anticipated trends and challenges in the combined company’s business and the markets in which it is expected to operate.

In addition, you should refer to the “Risk Factors” section of this proxy statement/prospectus for a discussion of other important factors that may cause the combined company’s actual results to differ materially from those expressed or implied by our forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	uncertainties as to the timing of the merger;

•	approval of the transactions by the Oracle stockholders;

•	the number and percentage of Oracle stockholders voting against the merger and exercising their conversion rights;

•	the satisfaction of closing conditions to the transaction;

•	general economic conditions; and

•	the competitive environment in the diagnostic services industry and competitive responses to the proposed merger.

The above list is not intended to be exhaustive and there may be other factors that would preclude Oracle and PTI from realizing the predictions made in the forward-looking statements including those described under “Risk Factors” above. The combined company will operate in a continually changing business environment and new factors emerge from time to time. Oracle and PTI cannot predict such factors or assess the impact, if any, of such factors on their respective financial positions or results of operations. Accordingly, Oracle stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus.

As a result of these factors, we cannot assure you that the forward-looking statements in this proxy statement/prospectus will prove to be accurate. Furthermore, if the forward-looking statements in this proxy statement/prospectus prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that the combined company will achieve its objectives and plans in any specified time frame, or at all. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Oracle, PTI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Oracle nor PTI undertakes any obligation to release publicly any revisions or updates to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

Special Meeting

We are furnishing this document to you as part of the solicitation of proxies by the Oracle board of directors for use at the special meeting in connection with the proposed merger. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting at         on                     , 2008 at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 to vote on the merger proposal, the charter amendment proposals, the equity incentive plan proposal and, if necessary, the adjournment proposal.

Purpose of the Special Meeting

At the special meeting, we are asking holders of Oracle common stock to consider and approve the following proposals:

•

The merger proposal—a proposal to adopt a merger agreement by and among Oracle, Merger Sub and PTI, and to approve the transactions contemplated thereby, whereby Merger Sub will be merged with and into PTI, with PTI surviving such merger as a wholly-owned subsidiary of Oracle;

•	The charter amendment proposals—seven proposals to amend and restate Oracle’s Amended and Restated Certificate of Incorporation following the completion of the merger:

•	Name Change Proposal—to change Oracle’s name from “Oracle Healthcare Acquisition Corp.” to “Precision Therapeutics Corp.”;

•

Authorized Shares Proposal—to increase the number of authorized shares of common stock from 40,000,000 shares to 100,000,000 shares and the number of authorized shares of preferred stock from 1,000,000 shares to 20,000,000 shares, which will result in an increase in the total number of authorized shares of capital stock from 41,000,000 to 120,000,000;

•

Blank Check and Director Class Proposal—to remove the preamble and paragraphs (a) through (g) of Article V of Oracle’s Amended and Restated Certificate of Incorporation (to remove certain provisions related to Oracle’s initial business combination that were put in place as a result of Oracle being a blank check company), and to revise the current Article VI of Oracle’s Amended and Restated Certificate of Incorporation to clarify the dates on which the terms of each class of directors will expire;

•	Director Removal Proposal—to increase the voting thresholds required to remove a director of Oracle for cause;

•

Bylaw Amendment Supermajority Proposal—to increase the stockholder voting threshold to amend, alter or repeal Oracle’s Amended and Restated Bylaws from a simple majority to 66 2/3% of all outstanding shares;

•	Written Consent Proposal—to remove provisions allowing for stockholder action by written consent; and

•

Charter Amendment Supermajority Proposal—to increase the stockholder voting threshold to amend Articles V, VI or VII of Oracle’s Second Amended and Restated Certificate of Incorporation from a simple majority to 66 2/3% of all outstanding shares.

•

The equity incentive plan proposal—a proposal to approve the 2008 Equity Incentive Plan pursuant to which Oracle will reserve up to 1,000,000 shares of common stock for issuance, subject to adjustment as provided for therein;

•

The adjournment proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to approve the merger proposal or any of the charter amendment proposals; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Recommendation of the Oracle Board of Directors

The Oracle board of directors:

•

has determined that the merger proposal, the charter amendment proposals, the equity incentive plan proposal and the adjournment proposal are fair to, and in the best interests of, Oracle and its stockholders;

•

has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, the charter amendment proposals, the equity incentive plan proposal and the adjournment proposal;

•	recommends that Oracle common stockholders vote “FOR” the merger proposal;

•	recommends that Oracle common stockholders vote “FOR” each of the charter amendment proposals;

•	recommends that Oracle common stockholders vote “FOR” the equity incentive plan proposal; and

•	recommends that Oracle common stockholders vote “FOR” the adjournment proposal.

Record Date; Who is Entitled to Vote

The board of directors of Oracle has fixed the close of business on                      as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting and at any adjournment thereof. Record holders of Oracle common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 18,750,000 outstanding shares of Oracle common stock.

Each share of Oracle common stock is entitled to one vote per share at the special meeting.

Oracle’s initial stockholders, who purchased their shares of common stock prior to its initial public offering and presently own an aggregate of approximately 20% of the outstanding shares of Oracle common stock, have agreed to vote on the merger proposal all of the shares of Oracle common stock owned by them, including any shares of Oracle common stock purchased prior to, in or following Oracle’s initial public offering, in the same manner as the majority of the shares of common stock held by all other Oracle stockholders are voted on the merger proposal. As of January 23, 2008, none of the officers or directors of Oracle had acquired additional shares of common stock in or subsequent to the initial public offering, although they may acquire shares prior to completion of the merger. They have also indicated that they intend to vote their shares in favor of each of the charter amendment proposals, the equity incentive plan proposal and the adjournment proposal.

No vote of the holders of any warrants issued by Oracle is necessary to approve the merger proposal, the charter amendment proposals, the equity incentive proposal or the adjournment proposal, and Oracle is not asking the warrant holders to vote on any proposal being considered at the special meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of Oracle common stock and entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will count as present for purposes of establishing a quorum at the special meeting.

Voting Your Shares

Each share of Oracle common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Oracle common stock that you own.

There are three ways to vote your shares of Oracle common stock at the special meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Oracle board “FOR” the approval of the merger proposal, each of the charter amendment proposals, the equity incentive plan proposal and the adjournment proposal.

•

You can vote by telephone or on the Internet by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or by the Internet, you should not return the proxy card. The deadline for voting by telephone or electronically is             , Eastern Time, on                     , 2008.

•

You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF ORACLE’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT ORACLE CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST ALSO PRESENT ORACLE’S STOCK TRANSFER AGENT WITH YOUR PHYSICAL STOCK CERTIFICATE NO LATER THAN 12:00 NOON, EASTERN TIME, ON THE BUSINESS DAY PRIOR TO THE DATE OF THE SPECIAL MEETING. SEE THE SECTION ENTITLED “CONVERSION RIGHTS” BELOW FOR MORE SPECIFIC INSTRUCTIONS.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Oracle common stock, you may call Joel D. Liffmann, Oracle’s President and Chief Operating Officer, at (203) 862-7900.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the merger proposal, the charter amendment proposals, the equity incentive plan proposal and, if necessary, the adjournment proposal. Under Oracle’s Amended and Restated Bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they have not been included in the notice of the Oracle meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another signed proxy card with a later date;

•	You may enter a later-dated vote via the telephone number or Internet website specified on your proxy card or supplied to you by your broker;

•	You may notify Mark A. Radzik, Oracle’s Secretary, in writing before the special meeting that you have revoked your proxy; or

•	You may attend the special meeting, revoke your proxy, and vote in person.

Vote Required

The Merger Proposal

The adoption of the merger agreement, as amended, and approval of the transactions contemplated by the merger agreement will require the affirmative vote of (a) a majority of the shares of Oracle common stock issued in Oracle’s initial public offering actually voting upon the merger and (b) a majority of the shares of Oracle common stock issued and outstanding as of the record date. However, notwithstanding the outcome of the voting, Oracle will not be able to complete the merger if more than 20% of the shares of Oracle’s common stock issued in Oracle’s initial public offering are voted against the merger proposal and the holders thereof elect a cash conversion of such shares.

The Charter Amendment Proposals

The approval of each of the charter amendment proposals will require the affirmative vote of the majority of the shares of Oracle common stock issued and outstanding on the record date.

The Equity Incentive Plan Proposal

The approval of the equity incentive plan proposal will require the affirmative vote of a majority of the shares of Oracle common stock represented in person or by proxy and entitled to vote at the special meeting.

The Adjournment Proposal

The approval of the adjournment proposal will require the affirmative vote of a majority of the shares of Oracle common stock represented in person or by proxy and entitled to vote at the special meeting.

The approval of the merger proposal is conditioned on the approval of each of the charter amendment proposals, and the approval of each of the charter amendment proposals is conditioned on the approval of the merger proposal. The approval of the merger proposal and the charter amendment proposals are not conditioned on the approval of the equity incentive plan proposal, but the approval of the equity incentive plan proposal is conditioned on the approval of the merger proposal and each of the charter amendment proposals. Additionally, the approval of the equity incentive plan proposal is a condition to PTI’s obligation to complete the merger, although if the equity incentive plan proposal is not approved, PTI may in its sole discretion elect to waive this condition.

Abstentions and Broker Non-Votes

If your broker holds your shares in its name and you do not give the broker voting instructions, your broker may not vote your shares on any of the proposals to be considered at the special meeting. This is referred to as a “broker non-vote.” Broker non-votes are considered present for the purposes of establishing a quorum for purposes of transacting business at the special meeting. If you do not vote or do not instruct your broker how to vote or abstain from voting, it will have the same effect as voting against the merger proposal for purposes of the requirement that the merger proposal be approved by the affirmative vote of a majority of the shares of Oracle common stock issued and outstanding on the record date. However, if you do not vote or do not instruct your broker how to vote or abstain from voting, it will have no effect on the outcome of the voting in connection with the requirement that the merger proposal be approved by a majority of the shares of Oracle common stock issued in Oracle’s initial public offering that are present or represented at the special meeting and actually voting on the merger proposal, since the failure to vote or instruct your broker how to vote or an abstention is not considered to be an actual vote. If you do not vote or do not instruct your broker how to vote, it will have the same effect as voting against each of the charter amendment proposals, but will have no effect on the equity incentive plan proposal or the adjournment proposal. If you “abstain” it will have the same effect as voting against each of the charter amendment proposals, the equity incentive plan proposal and the adjournment proposal.

Conversion Rights

Pursuant to Oracle’s Amended and Restated Certificate of Incorporation, a holder of shares of Oracle’s common stock issued in its initial public offering may, if the stockholder votes against the merger, demand that Oracle convert such shares of Oracle common stock into cash in the event that the merger is completed. This demand must be made on the proxy card or by telephone or through the Internet website specified on the proxy card at the same time that the stockholder votes against the merger proposal.

If you wish to exercise your conversion rights, you must:

•	affirmatively vote against approval of the merger;

•	demand that your shares of Oracle common stock be converted into cash in accordance with the procedures described in this proxy statement/prospectus; and

•	no later than 12:00 noon, Eastern time, on , 2008 (the business day prior to the date of the special meeting):

•

present the physical stock certificate (together with necessary stock powers, letter of instructions and the certificate referred to below) to Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, Attention:             , Tel.             , Fax             , together with written instructions that you wish to convert your shares into your pro rata share of the trust account; and

•

provide to Continental Stock Transfer & Trust Company, along with the stock certificate, a written certificate addressed to us to the effect that you have held the shares that you seek to convert since the record date and that you will continue to hold the shares through the closing date of the merger.

Any action that does not include an affirmative vote against approval of the merger will be insufficient to exercise your conversion rights.

If you hold your shares in “street name,” you must follow additional procedures that are designed to enable us to effectively match your vote against approval of the merger with any election to convert your shares. If your shares are held in “street name,” in order to convert your shares you must obtain from the account executive at your bank or broker a so-called legal proxy to vote your shares held in “street name” as of the record date and instruct the account executive to withdraw the shares from your account and request that a physical stock certificate be issued in your name, which we refer to as “certification” of your shares. You should consult your account executive at the organization holding your account about any costs associated with this certification process. As described below, Continental Stock Transfer & Trust Company can assist with this process and reduce the movement of physical certificates. We urge stockholders whose shares are held in “street name” and who may wish to convert their shares to promptly contact the account executive at the organization holding their account to accomplish these additional procedures. If such stockholders fail to act promptly, they may be unable to timely satisfy the conversion requirements.

Certificates that have not been tendered in accordance with these procedures by 12:00 noon, Eastern time, on                     , 2008, the business day prior to the special meeting, will not be converted into cash. In the event you tender your shares and later decide that you do not want to convert the shares, you will need to make arrangements with Continental Stock Transfer & Trust Company, at the telephone number stated above, to withdraw the tender. In order to be effective, withdrawals of previously tendered shares must be completed by 12:00 noon, Eastern time, on                     , 2008.

Stockholders who wish to convert and tender their shares may contact             of Continental Stock Transfer & Trust Company, at             , for assistance in making the necessary arrangements. Stockholders are urged to contact             as early as possible date, and in any event by             , 2008. Oracle’s transfer agent will endeavor to process requests for certification of shares and conversion elections on a same-day basis. There is no guarantee, however, that Oracle’s transfer agent will be able to certificate your shares and exercise your conversion rights on a same-day basis, so we urge stockholders who may wish to exercise their conversion rights to do so promptly following receipt of this proxy statement/prospectus.

If you exercise your conversion rights, you will then be exchanging your shares of Oracle common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares of Oracle common stock only if you tender your stock certificate to us and continue to hold those shares through the completion of the merger. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated. If the merger is not completed, these shares will not be converted into cash.

If so demanded, and in the event the merger is approved, Oracle will convert each requested share of Oracle common stock into a pro rata portion of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee) inclusive of any interest earned on the pro rata share (net of any taxes). If the holders of 20% or more of the shares of common stock issued in Oracle’s initial public offering vote against the merger and demand conversion of their shares of Oracle common stock into a pro rata portion of the trust account, Oracle will not be able to consummate the merger and Oracle will need to liquidate. The exercise of your conversion rights will not affect any warrants to purchase Oracle common stock that you may own, which will continue to be outstanding and exercisable following the merger and any exercise of your conversion rights. If the merger is not completed, then these shares will not be converted into cash at this time and you will need to wait for Oracle to dissolve and liquidate to receive a pro rata portion of the liquidation proceeds. Shares that are not voted or are broker non-voted or where the stockholder abstains from voting shall not in any event be eligible to be converted into cash upon completion of the merger.

If an Oracle stockholder would have elected to exercise its conversion rights on December 31, 2007, then it would have been entitled to receive approximately $8.00 per share (less applicable taxes), equal to the per-unit offering price at which Oracle sold its units in its initial public offering. However, the actual conversion price will differ from $8.00 per share due to any interest earned on the funds in the trust account since December 31, 2007 and any taxes payable in respect of interest earned. Prior to exercising conversion rights, Oracle stockholders should verify the market price of Oracle’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Stockholders who do not exercise their conversion rights in accordance with the procedures described in this proxy statement/prospectus will not be able to convert their shares of Oracle common stock into cash, and will remain stockholders of Oracle following the merger.

Solicitation Costs

Oracle is soliciting proxies on behalf of the Oracle board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Oracle and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for doing this.

Oracle will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Oracle will reimburse them for their reasonable expenses.

Stock Ownership

At the close of business on the record date, the directors and executive officers of Oracle and Oracle’s initial stockholders prior to its initial public offering of securities were entitled to vote approximately 3,750,000 shares of Oracle common stock, or approximately 20% of the then outstanding shares of Oracle common stock. These shares have a market value of $29.6 million based on Oracle’s common stock price of $7.89 per share as of January 23, 2008. These shares were purchased for an aggregate of $31,250. In connection with Oracle’s initial public offering, the holders of these shares entered into letter agreements with Oracle, pursuant to which they each agreed to vote all of the shares of Oracle common stock owned by them, including any shares of Oracle common stock purchased prior to, in or following Oracle’s initial public offering, in favor of the merger proposal in the same manner as how a majority of the shares of common stock held by all other Oracle stockholders are voted on the merger proposal. While Oracle’s initial stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon Oracle’s failure to consummate a business combination solely with respect to the shares of common stock owned by them immediately prior to Oracle’s initial public offering, they will participate in any liquidation distribution with respect to any shares of common stock purchased in or following Oracle’s initial public offering. As of January 23, 2008, none of the officers or directors of Oracle had acquired additional shares of common stock in or subsequent to the initial public offering, although they may acquire shares prior to completion of the merger. They have also indicated that they intend to vote their shares in favor of each of the charter amendment proposals, the equity incentive plan proposal and the adjournment proposal.

Based solely upon information contained in public filings made with the Securities and Exchange Commission, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, as of January 23, 2008, the following stockholders beneficially owned greater than five percent of Oracle’s issued and outstanding common stock:

•

Joel D. Liffmann and JDL OHAC LLC collectively beneficially owned 937,500 shares of Oracle common stock, representing approximately 5.0% of the shares of Oracle common stock outstanding on the record date. The shares of Oracle common stock held by Mr. Liffmann and JDL OHAC LLC were issued prior to Oracle’s initial public offering. Mr. Liffmann, Oracle’s President and Chief Operating Officer and a director of Oracle, is the managing member of JDL OHAC LLC and may be deemed to beneficially own the shares owned by it.

•

Larry N. Feinberg, LNF OHAC LLC and Oracle Healthcare Holding LLC collectively beneficially owned 2,374,999 shares of Oracle common stock, representing approximately 12.7% of the shares of Oracle common stock outstanding on the record date. Mr. Feinberg, the chairman of the board of directors of Oracle, is the managing member of each of LNF OHAC LLC and Oracle Healthcare Holding LLC and may be deemed to beneficially own the shares owned by them.

•

According to the Schedule 13G filed February 14, 2007, Jonathan M. Glaser, JMG Capital Management, Inc., JMG Capital Management, LLC, Daniel Albert David, Roger Richter, Pacific Assets Management, LLC and Pacific Capital Management, Inc. collectively beneficially owned 1,461,300 shares of Oracle common stock, representing approximately 7.8% of the shares of Oracle common stock outstanding on the record date.

•

According to the Schedule 13G filed February 13, 2007, The Baupost Group, L.L.C., SAK Corporation and Seth Klaraman collectively beneficially owned 1,456,300 shares of Oracle common stock, representing approximately 7.8% of the shares of Oracle common stock outstanding on the record date.

•

According to the Schedule 13G filed October 25, 2006, Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Phillip Gross and Robert Atchinson collectively beneficially owned 987,500 shares of Oracle common stock, representing approximately 5.3% of the shares of Oracle common stock outstanding on the record date.

•

According to the Schedule 13G filed November 19, 2007, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn collectively beneficially owned 985,000 shares of Oracle common stock, representing approximately 5.3% of the shares of Oracle common stock outstanding on the record date.

•

According to the Schedule 13G filed November 23, 2007, HBK Investments, L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. collectively beneficially owned 1,352,320 shares of Oracle common stock, representing 7.2% of the shares of Oracle common stock outstanding on the record date.

•

According to the Schedule 13G filed November 26, 2007, Andrew M. Weiss, Ph.D., Weiss Asset Management, LLC and Weiss Capital, LLC collectively beneficially owned 1,234,867 shares of Oracle common stock, representing approximately 6.6% of the shares of Oracle common stock outstanding on the record date.

THE MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement, by and among Oracle, Merger Sub and PTI is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement, as amended to date, is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. We urge you to read this agreement in its entirety.

General Description of the Merger

The merger agreement provides for the merger of PTI Acquisition Sub, Inc., or Merger Sub, with and into PTI. The merger agreement was executed on December 3, 2007, and an amendment to the merger agreement was executed on January 24, 2008 solely for the purpose of fixing the price of the Oracle common stock in calculating the exchange ratio. Following consummation of the merger, PTI will continue as the surviving company of the merger and a wholly-owned subsidiary of Oracle, following which Oracle will change its name to Precision Therapeutics Corp. Following the consummation of the merger, the separate corporate existence of Merger Sub will cease.

Under the merger agreement, as amended, Oracle will issue, or reserve for issuance, to each holder of PTI common stock a number of shares of Oracle common stock based on the exchange ratio calculated in accordance with the terms of the merger agreement. The exchange ratio pursuant to which shares of PTI common stock will be exchanged for shares of Oracle common stock will be equal to the quotient obtained by dividing (a) the sum of (i) $177,750,000 and (ii) the aggregate exercise price of all PTI options and warrants and other stock awards outstanding immediately prior to the effective time, by (b) the number of shares of PTI common stock outstanding on a fully diluted basis immediately prior to the effective time of the merger, assuming the conversion and exercise of all outstanding convertible and exercisable securities, by (c) $7.90 per share. Based on the number of outstanding shares of PTI capital stock, and outstanding options and warrants to purchase PTI common stock, as of January 23, 2008, we estimate that the exchange ratio will be approximately 0.4072 shares of Oracle common stock per share of PTI common stock. Based on an assumed exchange ratio of 0.4072, Oracle would be obligated to issue an aggregate of approximately 19.0 million shares of Oracle common stock (including 2.25 million shares to be deposited into escrow upon the closing of the merger), which is comprised of approximately 1.6 million shares for PTI common stock, approximately 15.7 million shares for PTI common stock to be issued upon conversion of the Series A1, Series A3 and the Series B preferred shares of PTI immediately prior to the closing of the merger and approximately 1.8 million shares for PTI common stock to be issued upon conversion of convertible promissory notes of PTI that will be converted immediately prior to the closing of the merger (approximately $9.5 million principal amount of convertible debt, plus accrued interest thereon, will be converted immediately prior to the closing of the merger at an assumed conversion price of $2.25 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of approximately $3.22, based on the assumed exchange ratio of 0.4072 shares of Oracle stock per share of PTI common stock).

Under the merger agreement, Oracle will also assume all outstanding options and warrants to purchase PTI capital stock, and these options and warrants will become exercisable for shares of Oracle common stock. Each PTI option and warrant outstanding at the closing of the merger will become exercisable for a number of Oracle shares equal to the number of shares of PTI common stock into which the security is currently exercisable, multiplied by the exchange ratio, and the exercise price per share will be equal to the existing exercise price divided by the exchange ratio. Oracle will reserve approximately 4.5 million additional shares of Oracle common stock for future issuance in connection with Oracle’s assumption of PTI’s outstanding options and warrants. To the extent that outstanding PTI options or warrants are exercised prior to the closing of the merger, the number of shares of Oracle common stock that would be issued at the closing of the merger would increase and the number of the shares of Oracle common stock reserved for future issuance in connection with Oracle’s assumption of PTI’s outstanding options and warrants would decrease by a like amount. Stockholders of Oracle will continue to own their existing shares of Oracle common stock and their existing Oracle warrants and units, as applicable. For a complete description of the post-closing fully diluted capitalization of Oracle please see “Beneficial Ownership of Securities.”

In addition, if (a) there has not been a material adverse change of Oracle or the surviving company between the closing of the merger and the date that is 180 days following the closing of the merger that results from an FDA matter or a violation of law or that requires the restatement of financial statements of PTI (prior to the closing) or PTI and Oracle (from and after the closing date) and (b) on the date that is 180 days following the closing of the merger, the average closing sales price per share of Oracle common stock for the preceding seven trading days is less than $7.78 per share, then Oracle will issue, or reserve for issuance as applicable, additional shares of Oracle common stock, or make a payment in cash (or a combination of cash and additional shares) to the former holders of PTI capital stock, options and warrants, such that the aggregate market value of the cash and/or Oracle common stock issued or reserved for issuance (aggregating the shares issued upon the completion of the merger and at such subsequent date) will be valued at $7.78 per share as of such date. However, the maximum number of additional shares that Oracle is required to issue or reserve for issuance pursuant to the preceding sentence will be 6,666,667 shares, as reduced to the extent any such amounts owed are paid in cash, and the amount of cash that may be paid is limited as described in “The Merger Agreement—Merger Consideration—The Top-Up Consideration.” Any cash paid or shares of Oracle common stock issued or reserved for issuance in accordance with this paragraph will be issued or reserved, as applicable, pro rata to the former PTI securityholders based on the relative number of shares of Oracle common stock issued to, or reserved for issuance to, each such holder at the time of closing of the merger, subject to pro rata reallocation of shares that would otherwise be reserved for issuance to holders of options and warrants that expire or are forfeited between the closing of the merger and the determination date among the remaining former PTI securityholders.

In addition, under the merger agreement, the former holders of PTI common stock, options or warrants receiving shares of Oracle common stock will have the right to receive their pro rata portion of a contingent payment of up to an additional 4,250,000 shares of Oracle common stock if the combined company achieves (i) trailing 12 month net revenues of at least $7 million from the sale of services or products for use in connection with non-gynecologic cancers, (ii) trailing 12 month net revenues of at least $40 million from the sale of services or products for any use or (iii) cumulative aggregate net revenues of at least $10 million from the sale of services or products for use in connection with non-gynecologic cancers. The calculation period to earn 100% of the 4,250,000 shares will end on June 30, 2010. In the event that none of these milestones are achieved by June 30, 2010 but any is achieved by the calculation period ending December 31, 2010, the former holders of PTI common stock, options and warrants will have the right to receive a pro rata portion of such contingent payment equal to 75% of the 4,250,000 shares of Oracle common stock, or 3,187,500 shares of Oracle common stock. The merger agreement provides that the milestones will be calculated without giving effect to any acquisitions following the effective time of the merger. Any shares of Oracle common stock that would otherwise be reserved for issuance in accordance with this paragraph to holders of options and warrants that expire or are forfeited between the closing of the merger and the determination date will be reallocated on a pro rata basis among the remaining former PTI securityholders.

Example of Calculation of Exchange Ratio and Number of Oracle Shares to be Issued/Reserved for Issuance

Share Multiplication Factor	22,500,000
Multiplied by: Parent Common Stock Price (as defined below)	$7.90
$177,750,000

Plus: Aggregate exercise price of outstanding PTI options and warrants(1)	$8,529,796
$186,279,796

Divided by: Total number of fully-diluted PTI shares including outstanding options and warrants and convertible promissory notes, including accrued interest(1)	57,901,764
Exchange ratio factor	$3.2172

Divided by: Parent Common Stock Price(2)	$7.90

Exchange Ratio	0.4072
Multiplied by: Total number of outstanding PTI shares, options and warrants(1)	57,901,764
Total number of Oracle shares to be issued/reserved for issuance on the closing of the merger	23,577,598

(1)	Total number of fully-diluted PTI shares is based on outstanding shares, options and warrants as of January 23, 2008, reflects estimated interest on the PTI convertible promissory notes through March 1, 2008, and assumes conversion of the PTI convertible promissory note at a conversion price of $2.25 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of $3.22, based on the assumed exchange ratio of 0.4072 shares of Oracle common stock per share of PTI common stock.
(2)	“Parent Common Stock Price” has been fixed in the merger agreement, as amended, to be $7.90.

Example of Calculation of Shares Issued/Reserved for Issuance Using Conversion Ratio

	PTI Shares(1)	Conversion Ratio	PTI Shares Converted to Oracle Shares
Common stock	3,892,223	0.4072	1,584,913
Preferred Series A1	15,591,744	0.4072	6,348,958
Preferred Series A3	4,669,858	0.4072	1,901,566
Preferred Series B	18,181,818	0.4072	7,403,636
Convertible debt (converted immediately prior to closing of merger)(2)	4,418,844	0.4072	1,799,353
Options	8,813,255	0.4072	3,588,758
Warrants	2,334,022	0.4072	950,414

Total	57,901,764	0.4072	23,577,598
Oracle Shares Outstanding			18,750,000

Total Shares Issued (or reserved)			42,327,598

(1)	Reflects outstanding shares, options and warrants as of January 23, 2008.
(2)	Includes estimated interest through March 1, 2008. Assumes conversion at a conversion price of approximately $2.25 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of approximately $3.22, based on the assumed exchange ratio of 0.4072 shares of Oracle common stock per share of PTI common stock.

It is expected that holders of PTI common stock (including shares issuable upon conversion of the outstanding PTI preferred stock and convertible promissory notes) will hold approximately 50.4% of the outstanding shares of Oracle common stock immediately following the closing of the merger, based on the relative numbers of shares of Oracle and PTI capital stock outstanding as of January 23, 2008, and assuming that none of Oracle’s stockholders exercise their conversion rights and that none of Oracle’s outstanding warrants are exercised. If the merger is completed and any of Oracle’s stockholders exercise their conversion rights, this percentage will increase. Assuming 19.99% of Oracle’s stockholders exercise their conversion rights, we expect that holders of PTI common stock would hold approximately 54.7% of the outstanding shares of Oracle common stock immediately following the closing of the merger. The foregoing calculations also do not include any contingent merger consideration that may be issued pursuant to the merger agreement to the former PTI securityholders upon the occurrence of certain events. If any such shares are issued, it would increase the percentage of the outstanding shares of Oracle common stock held by the current stockholders of PTI. In the merger, Oracle will issue shares of common stock to holders of PTI common stock. Holders of outstanding options and warrants to purchase PTI common stock will continue to hold such options and warrants which following the merger will represent the right to receive Oracle common stock upon exercise.

Of the shares of Oracle common stock anticipated to be issued in connection with the closing of the merger, 2,250,000 of these shares would be placed into escrow to satisfy any indemnification claims that may be asserted by Oracle. Any remaining Escrow Shares, as defined in the merger agreement, that have not been used to satisfy indemnification claims (or are not reserved in respect of pending claims) by Oracle will be released, pro rata, to the persons who held shares of PTI common stock as of the closing of the merger, on the first anniversary of the closing date of the merger. Any remaining Escrow Shares subject to pending claims on the anniversary date will remain in escrow pending resolution of such claim.

The foregoing examples are provided to illustrate the calculation and application of the exchange ratio based on the assumptions described above, and do not represent an estimate of the exchange ratio. The actual exchange ratio will be determined based on the actual values for the variables described above, which may vary materially from the assumptions used in this example.

Oracle and PTI plan to complete the merger promptly after the special meeting, provided that:

•	Oracle’s stockholders have approved and adopted the merger agreement;

•

Oracle’s stockholders have approved the amendment and restatement of Oracle’s Amended and Restated Certificate of Incorporation as described in this proxy statement/prospectus. See “The Charter Amendment Proposals”;

•	holders of less than 20% of the shares of common stock issued in Oracle’s initial public offering vote against the merger proposal and demand conversion of their shares of common stock into cash; and

•	the other conditions specified in the merger agreement have been satisfied or waived. See “The Merger Agreement.”

If the Oracle stockholder approval has not been obtained at that time or any other conditions have not been satisfied or waived, and the merger agreement is not terminated pursuant to its terms, the merger will be completed promptly after the Oracle stockholder approval is obtained or the remaining conditions are satisfied or waived. The merger will become effective when the certificate of merger is filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger. However, in the event that the merger is not completed by March 8, 2008, the merger agreement will terminate and, pursuant to its Amended and Restated Certificate of Incorporation, Oracle’s officers must take all actions necessary to promptly dissolve and liquidate Oracle.

Background of the Merger

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of Oracle and PTI over an extended period of time.

Oracle was formed on September 1, 2005 for the purpose of acquiring an operating business in the healthcare industry through a merger, capital stock exchange, asset acquisition or other similar business combination. Oracle’s initial public offering was declared effective on March 2, 2006. On that same day, two of Oracle’s founding directors, Larry N. Feinberg and Joel D. Liffmann, each purchased in a private placement 416,667 warrants to purchase common stock, for a combined total of 833,334 warrants, at a price of $1.20 per warrant (an aggregate purchase price of approximately $1 million) directly from Oracle, which are referred to as the “founding director warrants.” On March 8, 2006, Oracle completed its initial public offering of 15,000,000 units. Each unit consists of one share of Oracle common stock, $0.0001 par value, and one redeemable common stock purchase warrant. Oracle received net proceeds of approximately $113.5 million from the initial public offering, which were placed in the trust account, together with up to $2.4 million in underwriting fees which Oracle’s underwriters agreed to defer until the consummation of Oracle’s business combination. The proceeds from the sale of the founding director warrants have been held outside of the trust account and have been used by Oracle for working capital and general corporate purposes.

As disclosed in Oracle’s prospectus for its initial public offering, at the time of its initial public offering, Oracle did not have any specific merger, capital stock exchange, asset acquisition or other business combination under consideration or contemplation, and had not, nor had anyone on its behalf, contacted any potential target business or had any discussions, formal or otherwise, with respect to such a transaction.

Following the completion of Oracle’s initial public offering on March 8, 2006, the board of directors of Oracle held a board meeting on March 10, 2006. At this meeting, the board of directors discussed the need to be disciplined and focused in identifying and evaluating potential business combinations given the limited amount of time available within which to identify, diligence, negotiate and complete such an acquisition. As a result of this discussion, the Oracle board formulated a process for identifying and evaluating potential business combination targets. The directors agreed that they would seek out later stage healthcare companies with revenues from products or services that had the potential for significant growth. It was further agreed that they would seek out companies that could be identified as likely candidates for initial public offerings. In its efforts to identify an appropriate acquisition target, Oracle’s board and management team reviewed all SEC filings relating to initial public offerings of healthcare companies that were filed but not consummated during the 18 months prior to Oracle’s initial public offering. The management team also contacted more than a dozen investment banks and more than 20 private equity firms in order to locate potential acquisition targets. Oracle’s management team also contacted various healthcare industry executives with whom they maintained relationships to inform them that Oracle was looking to acquire an operating business in the healthcare industry. Additionally, the research staff of Oracle Investment Management, Inc., an affiliated third party of which Mr. Feinberg, Oracle’s chairman, is the president and the sole stockholder, investigated further possibilities. This review process resulted in over 24 potential acquisition targets. Additionally, members of the Oracle board suggested approximately 10 more possible opportunities to be reviewed.

Once a potential business combination target had been identified, Mr. Liffmann, Oracle’s president and chief operating officer, conducted an initial review of the company and its financial statements to determine whether such target was a viable candidate based on a variety of factors including, but not limited to, the nature of the business, the size of the business based on revenue and earnings before interest, taxes, depreciation and amortization (sometimes referred to as EBITDA), the target’s general financial condition, an assessment of where the potential target fit in its relevant industry sector, an overview of the prospects of the industry in general and the potential target in particular, the manner in which the proceeds from Oracle’s trust fund would be used in connection with a business combination transaction with the target (such as to fund further growth and development, reduce indebtedness, general working capital or merger consideration), whether the target company would likely meet the minimum valuation threshold of 80% of Oracle’s net assets at the time of the acquisition and the experience and capabilities of the target’s management team. Once a target had been identified and satisfactorily reviewed by Mr. Liffmann, a further review was performed by Mr. Feinberg and Mark Radzik, Oracle’s chief financial officer. If this review was satisfactory, Oracle’s management team sought to execute a non-disclosure agreement and to commence preliminary due diligence in an attempt to identify, at an early stage, those candidates that were not viable acquisition candidates. If the potential target’s business was in a sector that another member of the Oracle board was particularly familiar with, such director would be asked for additional input and advice. Of the approximately 34 candidates identified, approximately 30 were rejected for various reasons, including an insufficient likelihood of appealing to public investors, having a valuation too low to satisfy the 80% test or demanding a valuation that was viewed by Oracle as too expensive.

Oracle made initial proposals for business combinations to four other potential targets before beginning discussions with PTI, but substantive discussions did not materialize. The first of these companies was owned by two large, publicly-traded companies. Despite initial interest, the owners of the potential target company decided not to sell. The second potential target company decided to pursue an initial public offering instead of a transaction with Oracle and began publicly trading in March 2007. The third potential target company rejected Oracle’s proposal for valuation reasons and the fourth, when identified and contacted by Oracle, was in the process of being divested from a large medical device company and decided to secure financing from another source.

Beginning in April 2007, PTI began meeting with prospective underwriters for a potential initial public offering. In late June 2007, PTI engaged JP Morgan, Piper Jaffray, and JMP Securities to underwrite its proposed initial public offering. On July 9, 2007 PTI held an organizational meeting relating to the proposed offering at the offices of its outside legal advisors, Cooley Godward Kronish LLP, or Cooley, in New York City. Following this meeting, PTI began the process of preparing a registration statement for the proposed offering and a number of working sessions to finalize the registration statement were held during July and August 2007. On August 24, 2007, PTI filed its registration statement for the proposed offering with the SEC.

In August 2007, an investment banker presented to the Oracle management team a potential acquisition candidate whose business was very similar to that of PTI. Mr. Liffmann invited Kevin Johnson, a director of Oracle with expertise in this area, to review the company. Mr. Johnson informed Mr. Liffmann that his directorship of PTI would create a potential conflict for his consideration of the target company since the companies were direct competitors. After initial due diligence performed by Mr. Liffmann, it was determined that the potential target company would not satisfy Oracle’s 80% minimum valuation requirement.

Shortly thereafter, Mr. Liffmann asked Mr. Johnson to arrange for an introduction between PTI and Oracle. At this point, Oracle also requested the assistance of its legal advisors at Willkie Farr & Gallagher LLP, or Willkie, in the discussions. During this time, Oracle’s management team commenced a detailed review of PTI’s publicly available information, including the registration statement that PTI had filed with the SEC.

On September 5, 2007, Sean McDonald, the president and chief executive officer of PTI, and Sharon Kim, vice president of corporate development of PTI, visited Oracle’s Connecticut offices to discuss the possibility of PTI entering into a transaction with Oracle. Also in attendance were representatives of JP Morgan, financial advisors to PTI.

On September 7, 2007, the board of directors of Oracle held a telephonic meeting and discussed the status of the review of PTI. At such meeting, Messrs. Liffmann and Radzik updated the board on their recent conversations with representatives from PTI. The board listened to Messrs. Liffmann and Radzik’s presentation of PTI, after which the board made various inquiries regarding PTI’s business. The board then authorized Messrs. Liffmann and Radzik to negotiate, with the assistance of Willkie, a letter of intent with PTI. Following the meeting, Messrs. Liffmann and Radzik convened a conference call with representatives from Willkie to discuss the terms and proposed structure of a business combination with PTI. Also on September 7, 2007, Willkie prepared an initial draft of the letter of intent, which was distributed to representatives from PTI on that same day for their review and comment.

During the evening on September 7, 2007, PTI distributed a revised draft of the letter of intent to Messrs. Liffmann and Radzik. Messrs. Liffmann and Radzik then convened a conference call with representatives from Willkie to discuss PTI’s revised draft of the letter of intent. Following this meeting, Willkie prepared a revised draft of the letter of intent and distributed it to Cooley. Later that evening, representatives from Willkie and Cooley convened a conference call to negotiate the final terms of the letter of intent.

During the night of September 7, 2007, the board of directors of PTI convened a telephonic meeting to discuss the proposed letter of intent. Mr. Johnson recused himself from the discussions. Mr. McDonald gave an update on the discussions with Oracle and the terms of the letter of intent and a full discussion ensued. The PTI board voted to authorize Mr. McDonald to sign the letter of intent on behalf of PTI, although the board did not determine to cease efforts relating to PTI’s initial public offering.

On September 8, 2007, Oracle and PTI entered into a letter of intent, thereby extending Oracle’s deadline to consummate a business combination from September 8, 2007 to March 8, 2008. Under Oracle’s Amended and Restated Certificate of Incorporation, if Oracle had failed to enter into a letter of intent with respect to a qualified business combination, such as the letter of intent with PTI relating to the merger, on or before September 8, 2007, then Oracle’s officers would have been required to take such actions as may have been necessary to dissolve and liquidate Oracle as soon as reasonably practicable after such date.

On September 11, 2007, Willkie prepared a draft legal due diligence request list, which it reviewed and discussed with Messrs. Liffmann and Radzik. Later that day, Willkie distributed the due diligence request to PTI and Cooley.

On September 12, 2007, Messrs. Liffmann and Feinberg, along with Han Choi, an analyst with Oracle Investment Management, Inc., met with PTI’s management team and representatives of JP Morgan at PTI’s Pittsburgh, Pennsylvania office to further discuss the proposed business combination.

From September 8, 2007 to September 20, 2007, Willkie commenced a formal legal due diligence investigation of PTI.

On September 20, 2007, the board of directors of PTI convened a telephonic meeting to discuss financing alternatives, including the initial public offering and the proposed business combination with Oracle.

On September 21, 2007, Willkie distributed a draft merger agreement to Mr. McDonald and Cooley.

On September 25, 2007, Mr. Liffmann traveled to Pittsburgh to meet with Mr. McDonald and Joel Adams, a member of the board of directors of PTI. At this meeting, the parties continued their attempt to agree on the terms of the milestone (or earn-out) consideration, although the milestones were not agreed at this time.

On October 4, 2007, Messrs. Liffmann, Feinberg, Bickerstaff (attending in his capacity as an Oracle director) and Radzik, along with representatives from Willkie and CRT Capital, the lead underwriter in Oracle’s initial public offering, met with representatives from PTI, including Mr. McDonald, Mr. Adams, Stan Lapidus, the chairman of PTI’s board of directors, and Richard Kollender, a member of the board of directors of PTI and Mr. Johnson, a member of the boards of directors of both PTI and Oracle, at the New York offices of Willkie to discuss terms of the proposed acquisition of PTI by Oracle.

From October 6, 2007 to October 10, 2007, representatives from Oracle and PTI had a series of discussions regarding the terms of the proposed business combination. During this time, PTI continued to simultaneously move forward with its proposed initial public offering, revising its registration statement in response to comments received from the SEC.

On October 10, 2007, PTI filed an amendment to the registration statement related to its initial public offering with the SEC.

On October 11, 2007, Messrs. Liffmann and Feinberg negotiated transactional terms with Mr. McDonald and representatives of Piper Jaffray, financial advisor to PTI, and Oracle sent a revised merger proposal incorporating these terms to PTI, focusing principally on the terms of the top-up consideration. Between October 11 and October 16, 2007, management of PTI and Oracle continued to discuss refinements to the proposal.

On October 16, 2007, representatives of Piper Jaffray presented the proposed terms of the revised deal to the board of directors of PTI at a telephonic meeting. During that meeting, the PTI board of directors assessed the proposed merger and the pursuit of an initial public offering. The board of directors decided to postpone any decision until the board reconvened the next day.

On October 17, 2007, the PTI board of directors held a telephonic board meeting to decide whether to proceed with the proposed merger with Oracle or the proposed initial public offering. In light of his position as a director of both PTI and Oracle, Mr. Johnson recused himself from the discussions relating to Oracle. After a full discussion, the PTI board of directors concluded that it was no longer feasible for PTI to consider both a public offering and an acquisition transaction concurrently and that PTI should abandon the proposed business combination with Oracle and proceed with the initial public offering. Based on PTI’s advisers’ presentations to PTI’s board of directors and the board’s analysis of the relative merits of the public offering versus the business combination with Oracle, the board and PTI’s management believed that PTI would be able to consummate the initial public offering by the end of 2007 at a valuation that was comparable to, if not in excess of, the valuation attributed to PTI by the revised terms of the proposed merger with Oracle. Later that day, Mr. McDonald called Mr. Liffmann and informed him of the PTI board’s decision. Following this conversation, Oracle terminated the letter of intent with PTI.

On October 22, 2007, Oracle announced that it had terminated the letter of intent with PTI and that it would liquidate as promptly as practicable, unless negotiations in respect of the potential business combination with PTI were recommenced. Because, at the time, Oracle’s sole alternative to dissolution and liquidation was the consummation of a business combination with PTI as contemplated by the letter of intent, promptly after the letter of intent was terminated, Oracle and its counsel commenced preparation of a preliminary proxy statement and other documents relating to the dissolution and liquidation of Oracle pursuant to its Amended and Restated Certificate of Incorporation. Due to the recommencement of negotiations between Oracle and PTI, which resulted in the execution of the merger agreement, such preliminary proxy statement was not completed and filed with the Securities and Exchange Commission.

After the letter of intent was terminated, PTI continued to focus its efforts on the proposed initial public offering, and on November 5, 2007, PTI filed a subsequent amendment to its registration statement with the SEC.

On November 7, 2007, David Heilman joined PTI as its chief financial officer.

During early November 2007, the securities markets exhibited extreme volatility, and a number of pending public offerings were adversely impacted. On November 12, 2007, Mr. Adams called Mr. Liffmann to inquire as to whether Oracle was still interested in a business combination with PTI.

During the evening of November 14, 2007, representatives of JP Morgan and Piper Jaffray, underwriters for PTI’s proposed initial public offering, gave updates to PTI management on the capital markets and, in particular, the market for initial public offerings. Based on the recommendation of the underwriters, PTI’s management and board of directors collectively determined that the appropriate course of action would be to delay the initial public offering. The underwriters advised PTI’s management that the earliest they would suggest resuming the offering would be in January 2008, but that any decision to proceed would be dependent upon a resurgence of the market. In light of the delay in the initial public offering and the uncertainty of the equity markets, later during the evening of November 14, 2007, representatives of Oracle, PTI, Willkie and Cooley convened a telephonic meeting to discuss the prospects of re-initiating discussions concerning a business combination between Oracle and PTI. Later that night, the PTI board of directors and management team and representatives from Cooley held a telephonic meeting at which time a merger with Oracle was reintroduced to the board as a financing alternative. The PTI board requested that representatives from Cooley conduct additional research to determine the process for, and feasibility of, a business combination with Oracle.

On November 18, 2007, the board of directors of PTI held a telephonic meeting including representatives from PTI, the major stockholders of PTI, and representatives from Cooley. The Cooley representatives updated the board on the results of their assessment of the necessary steps for completion of the proposed transaction. After a full discussion, the PTI board of directors indicated support for the continuation of discussions of a business combination with Oracle.

Between November 12, 2007 and November 22, 2007, Mr. Liffmann had several telephonic and email communications with Messrs. McDonald and Heilman, representatives from Piper Jaffray and Cooley to discuss, clarify and finalize certain terms of the proposed business combination, including the terms of the earn-out and top-up provisions of the merger consideration, expense reimbursement and timing of the transaction. During the course of these communications, as well as those among the principals during September and October 2007, certain material terms of the transaction were finalized. Among other things, (i) the parties finalized the previously agreed concept of the top-up consideration, which had initially consisted of a potential issuance of up to 7,666,667 shares of Oracle common stock (subject to reduction in respect of a cash payment in lieu of a portion of such shares, which cash payment is subject to a cap) but was ultimately reduced to 6,666,667 shares of Oracle common stock, (ii) the method by which the performance of the combined company would be measured for the purpose of determining whether the milestone (or earn-out) consideration would be payable by Oracle was agreed upon, (iii) the number of shares of Oracle common stock constituting the base consideration under the merger agreement (excluding any contingent consideration) was increased from 21,500,000 to 22,500,000, and (iv) the maximum amount of shares of Oracle common stock constituting the earn-out consideration was reduced from 5,000,000 to 4,250,000.

On the evening of November 24, 2007, Cooley distributed comments to Willkie’s September 21, 2007 draft of the merger agreement.

On November 25, 2007, Willkie distributed a draft memorandum to Oracle’s management summarizing the material issues presented by PTI’s November 24, 2007 comments on the merger agreement.

During the morning of November 26, 2007, Oracle’s management convened a conference call with representatives from Willkie to discuss PTI’s November 24, 2007 draft of the merger agreement. Later that afternoon, representatives from Willkie and Cooley convened a conference call to discuss PTI’s November 24, 2007 draft of the merger agreement.

On November 27, 2007, Willkie distributed a revised draft of the merger agreement to PTI and Cooley. On November 29, 2007, Cooley provided further comments on the November 27, 2007 draft of the agreement.

On November 29, 2007, Oracle’s board of directors convened a telephonic board meeting with representatives from Willkie in attendance to discuss the status of negotiations with PTI. The board also discussed the importance of retaining a financial advisory firm for the purpose of providing a fairness opinion to Oracle’s board, as well as the required opinion that the fair market value of PTI is equal to at least 80% of Oracle’s net assets. Oracle’s board then reviewed the list of potential firms that had been developed by Mr. Liffmann and Mr. Radzik, which included Duff & Phelps, Morgan Joseph and Houlihan Lokey. At this meeting the board also received a presentation from Willkie regarding the terms submitted by Duff & Phelps for an engagement to render the opinions described above to Oracle’s board. The board discussed the material terms of the Duff & Phelps engagement letter, including the fee terms. Oracle’s board then approved the engagement of Duff & Phelps to render an opinion to Oracle’s board. Due to his board affiliation with PTI, Mr. Johnson exited the meeting for the portion during which the outstanding issues in the negotiations with PTI were discussed.

From November 29, 2007 through December 3, 2007, representatives of Oracle, PTI, Willkie and Cooley continued to negotiate remaining terms of the merger and exchanged numerous drafts of the merger agreement and ancillary agreements.

On December 2, 2007, the PTI board of directors held a telephonic board meeting to approve the merger agreement and the proposed merger. Representatives of Cooley were present. Due to his board affiliation with Oracle, Mr. Johnson recused himself from the discussion. After a full discussion, the PTI board of directors approved the draft of the merger agreement in substantially the form presented to them and authorized management to finalize negotiations with Oracle and to execute the merger agreement.

On December 3, 2007, the Oracle board of directors convened a telephonic board meeting to discuss and approve the merger agreement, the proposed merger and the proposed transactions contemplated thereby.

Also in attendance were Mr. Radzik, representatives from Willkie and representatives from Duff & Phelps. After introductory remarks by Mr. Liffmann, the board (other than Mr. Johnson, who recused himself from the remainder of the meeting due to his affiliation with the PTI board), received a presentation from Duff & Phelps, as well as the opinion of Duff & Phelps to the effect that, as of December 3, 2007, and based upon the procedures followed and matters considered, and subject to the limitations, exceptions, assumptions and qualifications, all as set forth therein, Duff & Phelps is of the opinion that (i) the consideration to be paid by Oracle in the merger is fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets.

Willkie then explained the terms of the merger agreement and ancillary agreements. The board of directors then discussed the current merger agreement and ancillary agreements and the resolution of certain issues discussed at the prior meeting. Following discussion, the board determined that the merger was fair to and in the best interests of Oracle’ stockholders. The board then approved the formation of Merger Sub, the merger, the merger agreement and ancillary agreements and recommended their approval by Oracle’s stockholders. The Oracle board also approved the charter amendments, the 2008 equity incentive plan, the voting agreement and the preparation and filing of this proxy statement/prospectus. Oracle’s board of directors instructed Mr. Liffmann and Mr. Radzik, together with Willkie, to work with PTI to finalize the terms of the merger agreement and the ancillary agreements in a manner consistent with the discussion at the meeting. Later that evening, Mr. Liffmann, Mr. Radzik and PTI, together with each of their legal counsel, finalized the merger agreement, the ancillary agreements and the disclosure schedules. Later that evening, Oracle and PTI executed the merger agreement and the ancillary agreements.

On December 4, 2007, Oracle and PTI issued a joint press release announcing the merger.

On January 7, 2008, Oracle filed investor presentation materials with the SEC for meetings that Oracle’s management team intended to hold with certain investors regarding the proposed merger.

On January 10, 2008, representatives of Oracle, PTI, Willkie and Cooley convened a telephonic meeting to discuss the timing of the proposed investor meetings. The parties also discussed the exchange ratio provisions described in the merger agreement, which provided that the price of the Oracle common stock, for purposes of calculating the exchange ratio, would be based on a trailing 10-day average of the closing prices of the Oracle common stock. Because a high level of trading in the Oracle common stock close to the time of closing of the merger could have the effect of moving the closing price of the Oracle common stock and therefore impacting the exchange ratio in the merger, and because the top-up consideration under the merger agreement provides certain valuation protections for the parties, Oracle and PTI agreed that it was appropriate to amend the merger agreement to fix the price of the Oracle common stock solely for purposes of calculating the exchange ratio. The parties determined that $7.90, which was the closing price of the Oracle common stock on the Over-the-Counter Bulletin Board on January 4, 2008, was an appropriate price. The closing price of the Oracle common stock had increased from $7.84 per share on December 3, 2007, the last trading day prior to announcement of execution of the merger agreement, and Oracle and PTI expected that the price would continue to approach the estimated trust value of approximately $8.00 per share.

On January 22, 2008, PTI’s board of directors approved the proposed amendment to the merger agreement by written consent.

On January 24, 2008, Oracle’s board of directors convened a telephonic meeting to discuss and approve the proposed amendment to the merger agreement. Also in attendance were Mr. Radzik, representatives of Willkie and Christopher Janssen of Duff & Phelps. After introductory remarks by Mr. Liffmann, the Willkie representatives explained the proposed amendment to the merger agreement. The board of directors then received the oral opinion of Duff & Phelps to the effect that, as of January 24, 2008, taking into account the proposed amendment to the merger agreement fixing the price of Oracle common stock at $7.90 for the purpose of calculating the exchange ratio, and based upon the procedures followed and matters considered, and subject to the limitations, exceptions, assumptions and qualifications, all as set forth in its written opinion dated January 24, 2008, Duff & Phelps is of the opinion that (i) the consideration to be paid by Oracle in the merger is fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets. The board of directors then discussed the proposed amendment to the merger agreement. Following discussion, the board resolved that the merger was fair to, advisable and in the best interests of Oracle’s stockholders. The board then approved the amendment and the consummation of the merger pursuant to the merger agreement, as so amended. The board of directors also directed that the merger agreement, as so amended, be submitted to the stockholders of Oracle for their approval, with the recommendation of the board that such stockholders adopt and approve the amended merger agreement. Later that day, the amendment was executed by the parties.

After the execution of the amendment by the parties, PTI’s stockholders approved the amendment by written consent.

As a result of the amendment, the exchange ratio in the merger will be determined using a fixed price of the Oracle common stock of $7.90 per share, rather than based on an average of the closing prices of the Oracle common stock for a period preceding the closing date of the merger. To the extent that the average closing price of the Oracle common stock exceeds $7.90 per share for the 10 trading days ending on the third business day preceding the closing date, the amendment to the merger agreement will result in more shares being issuable to the former PTI securityholders than would have otherwise been issuable had the exchange ratio been based on the average closing price. Conversely, to the extent that the average closing price of the Oracle common stock is less than $7.90 per share for the 10 trading days ending on the third business day preceding the closing date, the amendment to the merger agreement will result in fewer shares being issuable to the former PTI securityholders than would have otherwise been issuable had the exchange ratio been based on the average closing price.

Oracle’s Reasons for the Merger

The Merger Agreement

In seeking out a candidate for a business combination in the healthcare industry, Oracle’s management developed a set of general criteria in order to systematically evaluate and narrow the universe of prospective candidates. Oracle management and its board of directors considered the following factors and potential benefits of the merger with PTI:

•	financial condition and results of operations of targets, including cash flow and earnings;

•	growth potential of the target;

•

experience and skill of the target’s management and board of directors, and availability of additional personnel and willingness of existing management to continue following the completion of a transaction;

•	potential to generate positive cash flow and earnings;

•	potential for consistent operating margins of the target;

•	nature of the customers and contracts of the target;

•	stability and continuity in customer relationships of the target;

•	backlog of orders for services of the target’s business;

•	capital requirements of the target;

•	competitive position of the target;

•	barriers to entry in the relevant healthcare industry sector of the target;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the services, processes or products of the target;

•	proprietary features and degree of intellectual property or other protection of the services, processes or products of the target;

•	regulatory environment of the relevant industry sector of the target;

•	whether the business combination candidate is well positioned in the industry, with a scalable business model;

•	whether the market segment is fragmented and, if so, whether business combination candidate is positioned to take advantage of market consolidation;

•	whether there are significant identifiable risks associated with the business (e.g., legal, regulatory, reimbursement) or dependence on key personnel;

•	whether there are industry comparables for companies that are in the same or similar business against which Oracle can value the company;

•	needs for capital expenditures;

•	potential growth in government spending in the segment in which the target company operates;

•	costs associated with effecting the business combination; and

•	whether a business combination with a particular candidate could be structured as a stock-for-stock transaction thereby preserving Oracle’s cash to be used for future growth.

In the opinion of Oracle’s board of directors, PTI is an attractive acquisition candidate that met, and continues to meet, the above criteria.

In following Oracle’s strategic, business and legal review methodology, the Oracle board considered certain additional factors in connection with its evaluation of the proposed merger with PTI. These factors included an evaluation of various positive and negative factors such as strengths and weaknesses of the business and the industry and strategic alignment, as well as evaluating the intangible, yet important factor of the ability for the Oracle board of directors and management to work closely and effectively with the PTI management team and board of directors. The Oracle board of directors also consulted with its financial and legal advisors. Oracle conducted a due diligence review of PTI that included an industry analysis, a description of PTI’s current business model, a valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of the consideration to be paid by Oracle. The Oracle board of directors also relied upon, and considered the fairness opinions of, Duff & Phelps to ascertain whether the merger is fair to Oracle’s stockholders from a financial perspective and whether the fair market value of PTI was equal to at least 80% of Oracle’s net assets at the time of such opinion.

Oracle’s board of directors made its final determination to recommend the merger based on the totality of the information collected during the due diligence process, both positive and negative, the structure of the merger, the valuation analyses undertaken by Oracle management, Oracle’s assessment of the future growth opportunities for PTI and its ability to effectively deploy Oracle’s capital.

In considering the merger, the Oracle board of directors gave considerable weight to the following factors, both positive and negative:

Material Positive Factors (or Opportunities) Considered by Oracle

PTI operates in an important niche of the large and growing market for cancer therapies

The market for cancer therapies in the United States is large and growing. The American Cancer Society currently estimates that over ten million people in the United States are living with or have a history of cancer and that in 2007, more than 1.4 million people in the United States will develop cancer and approximately 560,000 people will die from the disease. Chemotherapy plays a vital role in the treatment of cancer, yet for a number of reasons and to the detriment to cancer patients, the effective application of chemotherapy can prove elusive due to the often uncertain reaction of cancer to available chemotherapies. PTI offers technology to potentially fill this void to assist physicians to more effectively choose the proper chemotherapy for cancer patients.

PTI’s ChemoFx can be an important tool in selecting the proper chemotherapy

Oracle believes ChemoFx is a beneficial technology because it enables physicians to more effectively design an individualized chemotherapy treatment plan with an increased likelihood of tumor response, while potentially avoiding toxic, yet ineffective, chemotherapy regimens. Oracle’s management believes that ChemoFx will come to be an important tool in chemotherapy treatment in the future because it delivers the following potential benefits to physicians, patients and third-party payors:

•

improved quality of treatment decisions by identifying drugs to which a patient’s tumor is more likely to be responsive, thus enabling physicians to more effectively individualize chemotherapy treatment to a patient’s tumor;

•	improved economics of cancer care by reducing the costs associated with ineffective, yet expensive, chemotherapy treatments;

•	provides physicians with actionable test results by providing physicians with information about both tumor resistance and sensitivity;

•	enables testing of a wide range of chemotherapies and cancer types, as it is currently available for use with 26 of the most commonly used chemotherapy drugs, or combinations of these drugs;

•	requires smaller tumor tissue sample sizes;

•

employs a direct, quantitative approach determining tumor responsiveness by directly measuring the number of surviving tumor cells after chemotherapy is administered to live tumor cells at different concentrations; and

•	delivers high quality, reliable information.

PTI offers an attractive business strategy

Oracle believes ChemoFx has the potential to become part of the standard of care for patients for whom there are a number of accepted chemotherapy alternatives or for whom no generally accepted treatment protocol exists. Key elements of PTI’s strategy to achieve this goal include:

•	driving adoption of ChemoFx in gynecologic cancers;

•	demonstrating the value of ChemoFx through clinical studies;

•	achieving broad-based coverage and reimbursement from payors;

•	expanding the use of ChemoFx in additional cancers; and

•	evaluating the use of PTI’s platform for additional classes of therapies.

PTI is currently targeting the approximately 700 gynecologic oncologists in the United States who perform surgeries and administer chemotherapy to patients. Its direct sales approach emphasizes the potential clinical and economic benefits of ChemoFx and the scientific validation supporting its use. PTI intends to further expand its sales and marketing organization to broaden its ability to call on gynecologic oncology offices, operating rooms and pathology departments in order to educate doctors, nurses and pathologists throughout the United States on the uses and benefits of ChemoFx.

The terms of the merger agreement contain customary provisions for transactions of this type.

The Oracle board of directors believes that the merger agreement contains customary provisions for transactions of this type, including appropriate representations, warranties, covenants and provisions providing for indemnification (including an escrow of 2,250,000 shares of Oracle common stock to be initially issued or reserved for issuance in the merger) to protect Oracle following the completion of the merger from the economic consequences of a breach by PTI prior to the merger.

The consideration to be issued in the merger with PTI exceeds 80% of Oracle’s net assets.

The Oracle board of directors took note that the consideration being issued in the merger, based on the current market price for Oracle’s common stock, is substantially in excess of 80% of Oracle’s net assets. The Oracle board of directors believes because of the financial skills and background of several of its members, it was qualified to conclude that the merger with PTI met the requirement that its initial business combination must be for assets or with a target business whose fair market value is at least equal to 80% of Oracle’s net assets at the time of such acquisition. Nevertheless, pursuant to the terms of Oracle’s Amended and Restated Certificate of Incorporation and the underwriting agreement related to its initial public offering, the Oracle board of directors obtained an opinion of Duff & Phelps in support of this conclusion due to the fact that one of its directors, Mr. Johnson, is also a director of PTI.

Material Potentially Negative Factors (or Risks) Considered by Oracle

Oracle’s board of directors believes that each of the above factors supports its determination and recommendation to approve the merger. Notwithstanding the positive factors, the Oracle board of directors carefully considered certain potentially negative factors (or risks), among others, in its deliberations concerning the merger. In considering these potentially negative factors, the Oracle board of directors looked at the probability that these potential negative factors were likely to occur and, if so, the degree to which the combined company would be able to mitigate these potential risks. The material negative factors considered included:

•	PTI has had historical net operating losses, and its operations to date have generated substantial and increasing needs for cash.

•

PTI has a single commercial product offering, ChemoFx, and as a result, for the foreseeable future, its expects to derive substantially all of its revenues from sales of this product. If PTI is unable to increase sales of ChemoFx or successfully develop and commercialize other products, its revenues and ability to achieve profitability may be impaired.

•

If third-party payors do not provide reimbursement for ChemoFx, its commercial success and PTI’s revenue stream could be compromised. Physicians and patients may decide not to order ChemoFx unless managed care organizations and government payors, including Medicare, pay a substantial portion of the test’s price.

•

If the FDA subjects ChemoFx to regulation as a medical device, PTI could incur substantial costs, including for new clinical studies, for ChemoFx to meet requirements for premarket clearance or approval, it could be required to halt marketing of ChemoFx and it could experience significant delays in commercializing any future products.

•

While PTI receives tumor samples from, and performs testing on, many cancer types, the ability of the ChemoFx test to predict tumor responsiveness to selected types of chemotherapy has not yet been demonstrated in completed clinical outcome studies in cancer types other than ovarian.

Additionally, Oracle’s board of directors considered the risk that some of the current public stockholders of Oracle would vote against the merger and demand to redeem their shares of Oracle common stock for cash upon consummation of the merger, thereby depleting the amount of cash available to the combined company following the merger. Oracle’s board of directors deemed this risk to be no worse with regard to PTI than it would be for other target companies and believes that PTI will still be able to implement its business plan even if the maximum number of public stockholders exercised their conversion rights and the combined company only received approximately 80% of the funds deposited in the trust account.

This discussion of the information and factors considered by Oracle’s board of directors in reaching its conclusions and recommendations with respect to the merger agreement and the merger with PTI includes all of the material factors considered by Oracle’s board of directors but is not intended to be an exhaustive list. In view of the wide variety of factors considered by Oracle’s board of directors in evaluating the merger agreement and the transactions contemplated by it, and the complexity of these matters, Oracle’s board of directors did not find it practicable to, and did not attempt to, assign relative weight to those factors. In addition, different members of Oracle’s board of directors may have assigned different weight to different factors in their individual deliberations.

Recommendation of Oracle’s Board of Directors

After careful consideration, based on the totality of the information reviewed, including the positive and negative factors set out above, the Oracle board of directors determined the merger is fair to and in the best interests of Oracle and its stockholders and recommended that the Oracle stockholders approve the merger proposal.

Opinion of Duff & Phelps

Oracle engaged Duff & Phelps to render an opinion to its board of directors as to (i) the fairness, from a financial point of view, to the holders of Oracle’s common stock of the consideration to be paid by Oracle in the merger and (ii) PTI having a fair market value equal to at least 80% of Oracle’s net assets. Oracle selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation, investment banking services and consulting services, including fairness and solvency opinions, mergers and acquisitions advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions, and dispute consulting. Duff & Phelps is regularly engaged in the valuation of businesses and securities and the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

On December 3, 2007, Duff & Phelps rendered its oral opinion to Oracle’s board of directors, which was subsequently confirmed in a written opinion dated December 3, 2007, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of December 3, 2007, (i) the proposed consideration to be paid by Oracle in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) the fair market value of PTI is equal to at least 80% of Oracle’s net assets.

In light of the amendment to the merger agreement fixing the price of the Oracle common stock in calculating the exchange ratio, Oracle’s board of directors asked Duff & Phelps to confirm its opinion as to (i) the fairness, from a financial point of view, to the holders of Oracle’s common stock of the consideration to be paid by Oracle in the merger, and (ii) PTI having a fair market value equal to at least 80% of Oracle’s net assets.

In response, on January 24, 2008, Duff & Phelps rendered its oral opinion to Oracle’s board of directors, which was subsequently confirmed in a written opinion dated January 24, 2008, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of January 24, 2008, taking into account the amendment to the merger agreement fixing the price of Oracle common stock for the purpose of calculating the exchange ratio, (i) the proposed consideration to be paid by Oracle in the merger pursuant to the merger agreement, as amended, was fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets.

In rendering its January 24, 2008 opinion, Duff & Phelps reaffirmed its previous analysis, as described in more detail below, in light of the amendment to the merger agreement fixing the per share price, and determined that such fixed price did not have any material impact on the matters set forth in its opinion.

The full written opinions of Duff & Phelps, which set forth, among other things, assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinions, are attached as Annex F and Annex G to this proxy statement. Stockholders are urged to read the opinions carefully and in their entirety.

The Duff & Phelps opinions are directed to Oracle’s board of directors and addresses only (i) the fairness to Oracle’s common stockholders, from a financial point of view, of the consideration to paid by Oracle in the merger, and (ii) the fair market value of PTI being equal to at least 80% of Oracle’s net assets. The Duff & Phelps opinions are not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the merger (including, without limitation, with respect to the exercise of rights to convert shares of Oracle’s common stock into cash). Further, the Duff & Phelps opinions do not in any manner address Oracle’s underlying business decision to engage in the merger or the relative merits of the merger as compared to any alternative business transaction or strategy (including, without limitation, a liquidation of Oracle after not completing a business combination transaction within the allotted time). The decision as to whether to approve the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Duff & Phelps opinions are based.

At the direction of Oracle’s board of directors, Duff & Phelps assumed that, in connection with the merger Oracle will issue (or reserve for issuance upon the exercise or conversion of outstanding PTI options, warrants and convertible debt), an aggregate of approximately 23.6 million shares of Oracle’s common stock, as well as an adequate number of shares which may be issued in payment of certain post-closing consideration and subject to certain adjustments (as to which Duff & Phelps expressed no opinion), all as provided in the merger agreement. Based upon 23.6 million shares of Oracle common stock to be issued or reserved, and an assumed value of Oracle’s common stock of approximately $7.84 per share, which is the closing price of Oracle’s common stock on November 30, 2007, Duff & Phelps noted that the aggregate merger consideration implied a total equity value of PTI of approximately $176.4 million.

The following is a summary of the material analyses performed by Duff & Phelps in connection with rendering its opinions. Duff & Phelps noted that the basis and methodology for the opinions have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analysis and factors that Duff & Phelps deemed material in its presentation and opinions to Oracle’s board of directors, it does not purport to be a comprehensive description of all analyses and factors considered by Duff & Phelps. The opinions are based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinions.

In arriving at its opinions, Duff & Phelps did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Duff & Phelps in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinions. The conclusion reached by Duff & Phelps, therefore, is based on the application of Duff & Phelps’ own experience and judgment to all analyses and factors considered by Duff & Phelps, taken as a whole.

In connection with preparing the opinions, Duff & Phelps made such reviews, analyses and inquiries as Duff & Phelps deemed necessary and appropriate under the circumstances, including, but not limited to, the following:

•	a review of the following documents:

•	certain publicly available financial statements and other business and financial information of Oracle and PTI, respectively, and the industry in which PTI operates;

•

certain internal financial statements and other financial and operating data concerning Oracle and PTI, respectively, which Oracle and PTI respectively identified as being the most current financial statements available;

•	certain financial forecasts prepared by the managements of Oracle and PTI, respectively;

•	a draft of the merger agreement dated December 2, 2007; and

•	a draft of amendment no. 1 to the merger agreement dated January 24, 2008;

•

a discussion of the operations, financial conditions, future prospects and projected operations and performance of Oracle and PTI, respectively, and regarding the merger with the managements of Oracle and PTI, respectively;

•	a review of the historical trading price and trading volume of Oracle’s common stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	a comparison of the financial performance of PTI with that of certain other publicly traded companies that Duff & Phelps deemed relevant;

•	a review of certain projections prepared and furnished by managements of Oracle and PTI regarding PTI on a stand-alone basis and as a combined company with Oracle;

•	a comparison of certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions that Duff & Phelps deemed relevant;

•	a review of other publicly available information, including economic, industry, and investment information, considered relevant by Duff & Phelps; and

•	an undertaking of such other analyses and consideration of such other factors as Duff & Phelps deemed appropriate.

In its review and analysis, and in arriving at its opinions, Duff & Phelps, with Oracle’s consent:

•

relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Oracle’s management, and did not independently verify such information;

•

assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•	assumed that information supplied to Duff & Phelps and representations and warranties made in the merger agreement, as amended, are substantially accurate;

•

assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement without any amendments thereto, other than, in the case of the opinion dated January 24, 2008, the amendment to the merger agreement fixing the price of Oracle common stock for the purpose of calculating the exchange ratio, or any waivers of any terms or conditions thereof; and

•

assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on us or the contemplated benefits expected to be derived in the merger.

In its analysis and in connection with the preparation of its opinions, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger. To the extent that any of the foregoing assumptions or any of the facts on which the Duff & Phelps opinions are based proves to be untrue in any material respect, Duff & Phelps has advised Oracle’s board of directors that the Duff & Phelps opinions cannot and should not be relied upon. Duff & Phelps noted that neither Oracle’s board of directors nor its management placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its opinions.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of Oracle’s solvency or of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. The Duff & Phelps opinions should not be construed as valuation opinions, credit ratings, solvency opinions, an analysis of Oracle’s or PTI’s creditworthiness or otherwise as tax advice or as accounting advice.

Duff & Phelps was not requested to and did not provide advice concerning the structure, the specific amount of the aggregate merger consideration or any other aspects of the merger, or services other than the delivery of its opinions. Duff & Phelps was not authorized to and did not solicit any expressions of interest from any other parties with respect to any alternative transaction. Duff & Phelps did not participate in negotiations with respect to the terms of the merger and related transactions. Consequently, Duff & Phelps assumed that such terms are the most beneficial terms from Oracle’s perspective that could under the circumstances have been negotiated among the parties to such transactions, and Duff & Phelps expressed no opinion as to whether any alternative transaction, including a liquidation of Oracle, might result in terms and conditions more favorable to Oracle or its stockholders than those contemplated by the merger agreement.

With regard to the Duff & Phelps opinion dated as of December 3, 2007, the opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion coming or brought to the attention of Duff & Phelps after December 3, 2007 or otherwise to update, revise or reaffirm its opinion. With regard to the Duff & Phelps opinion dated as of January 24, 2008, the opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion after January 24, 2008 or otherwise to update, revise or reaffirm its opinion. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting either Duff & Phelps opinion after the date of such opinion and prior to the completion of the merger, Duff & Phelps reserves the right to change, modify or withdraw such opinion.

Summary of Financial Analyses by Duff & Phelps

As part of its analysis to determine whether the merger consideration to be paid by Oracle pursuant to the merger agreement was fair, from a financial point of view, to Oracle’s common stockholders, Duff & Phelps took into consideration whether the merger consideration to be paid by Oracle was not greater than the fair market value of all of PTI’s common stock by estimating the fair market value of PTI.

Duff & Phelps used generally accepted valuation techniques, including a discounted cash flow analysis, selected public company analysis and selected transaction analysis, as described below, to calculate a range of enterprise values and equity values for PTI.

Discounted Cash Flow Analysis

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Duff & Phelps performed a discounted cash flow analysis by adding (1) the present value of projected “free cash flows” for PTI for the fiscal years 2008 through 2011 to (2) the present value of the “terminal value” for PTI as of 2011. “Free cash flow” is defined as cash that is available to either reinvest or to distribute to securityholders and “terminal value” refers to the value of all future cash flows from an asset at a particular point in time. The projected free cash flows that Duff & Phelps used in its analysis were based on financial forecasts and estimates provided by Oracle’s management and PTI’s management. Duff & Phelps calculated a terminal value for PTI by applying valuation multiples of 5.0x to 6.0x PTI’s 2011 projected revenue and 18.8x to 22.5x PTI’s projected 2011 earnings before interest, taxes, depreciation and amortization (“EBITDA”). Duff & Phelps believes that the levels of such multiples are supported by trading multiples of publicly traded companies and implied valuation multiples in merger and acquisition transactions that Duff & Phelps selected for purposes of its analysis. Duff and Phelps discounted the projected free cash flows and the terminal value for PTI by rates ranging from 30% to 35%.

Duff & Phelps used the following projections for PTI’s revenues and EBITDA for the fiscal years ending December 31, 2008 to 2011 in its discounted cash flow analysis. EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America. Duff & Phelps used EBITDA because Duff & Phelps believes EBITDA is a measure that is generally accepted by the financial community in the valuation of securities.

	2008	2009	2010	2011
	(In thousands)
Revenue	$12,622	$40,864	$83,574	$121,759
EBITDA	(32,861)	(20,928)	7,942	32,398

The foregoing analyses indicated a range of enterprise values for PTI of $147 million to $219 million and a range of equity values for PTI of $154 million to $227 million.

Selected Public Companies Analysis

Selected public companies analysis is based upon a comparison of the subject company to publicly held companies whose stocks are actively traded. Duff & Phelps selected twelve public companies in the molecular diagnostics business for purposes of its analysis. In selecting appropriate companies to be included in the public companies analysis, Duff & Phelps searched the Capital IQ, Bloomberg and Hoover’s databases and selected public companies for its analysis based on the following general criteria:

•	companies that are not foreign companies;

•	companies whose stock is not traded on the Over-The-Counter (OTC) market; and

•

companies included within one or more of the following industry classifications (as defined by Capital IQ): Biotechnology; Life Sciences, Tools and Services; Oncology Drugs; and Medical Testing, Analyzing and Diagnostic Equipment.

Duff & Phelps then screened the resulting companies for companies whose operations primarily include molecular diagnostic services and / or products, pharmacogenomics, or other types of services targeted toward assisting in the diagnostics and treatment of cancer.

Each public company identified as meeting the criteria described above was then included in the group of public companies selected for analysis. No companies meeting the selection criteria were excluded from Duff & Phelps’ analysis.

Duff & Phelps analyzed projected revenues and projected EBITDA for each of the selected publicly traded companies, and then analyzed the peer group’s trading multiples of enterprise value (“EV”) to their respective projected revenues and projected EBITDA. EV is calculated as the sum of the equity market value (diluted shares outstanding multiplied by the current stock price) and net indebtedness.

Selected Molecular Diagnostic Companies:

	Market Data ($ in millions, except per share price)		Market Multiples Enterprise Value as a Multiple of:
Company Name	Equity Value	EV	FY 2007 Revs	FY 2008 Revs	FY 2009 Revs	FY 2007 EBITDA	FY 2008 EBITDA	FY 2009 EBITDA
Celera Group	$1,176	$628	4.6x	3.1x	2.4x	NM	92.4x	NA
Cepheid	1,194	1,153	9.1	6.7	5.2	NM	NM	130.8
Clinical Data, Inc.	510	455	4.8	3.6	2.4	NM	NM	12.6
Exact Sciences Corp.	115	100	NA	NA	NA	NA	NA	NA
Gen-Probe Inc.	3,559	3,164	7.9	6.9	6.1	24.3	18.8	16.0
Genomic Health Inc.	654	586	9.3	5.4	3.6	NM	NM	27.3
Monogram Biosciences, Inc.	163	177	4.3	2.7	1.9	NM	NM	NA
Myriad Genetics Inc.	2,095	1,907	8.9	6.5	3.6	NM	NM	28.5
Nanogen Inc.	41	41	NA	NA	NA	NA	NA	NA
Response Genetics, Inc.	42	24	3.1	1.7	NA	NM	NM	NA
Third Wave Technologies, Inc.	344	316	10.2	8.0	5.2	NM	NM	NM
Ventana Medical Systems Inc.	3,025	2,984	10.0	7.9	6.2	42.6	22.9	16.3
Highest	$3,559	$3,164	10.2x	8.0x	6.2x	42.6x	92.4x	130.8x
Lowest	$41	$24	3.1x	1.7x	1.9x	24.3x	18.8x	12.6x
Mean	$1,076	$961	7.2x	5.2x	4.1x	33.5x	44.7x	38.6x
Median	$582	$520	8.4x	5.9x	3.6x	33.5x	22.9x	21.8x

NOTES:

•	Total capital = the sum of the market value of common equity, the book value of total debt, preferred stock, and minority interest
•	LTM = Latest twelve months
•	FY = Fiscal year
•	NM = Not meaningful
•	NA = Not applicable or available
•	Selected public company financials have been adjusted for special items.

Duff & Phelps obtained projected financial metrics for the public company group from regularly published information sources, including Capital IQ, Inc., Bloomberg and Hoover’s.

Selected Molecular Diagnostic Companies (cont.):

	Growth Rates				Margin Analysis
Company Name	LTM Revs.	2007 Revs.	2008 Revs.	2009 Revs.	LTM EBITDA	2007 EBITDA	2008 EBITDA	2009 EBITDA
Celera Group	4.4%	216.0%	47.8%	29.3%	(82.7%)	(11.5%)	3.4%	NA
Cepheid	28.8%	44.6%	37.1%	27.0%	(17.1%)	(12.7%)	(2.9%)	4.0%
Clinical Data, Inc.	104.3%	47.7%	34.2%	51.3%	(29.6%)	(18.3%)	(8.1%)	18.8%
Exact Sciences Corp.	(24.8%)	NA	NA	NA	(260.8%)	NA	NA	NA
Gen-Probe Inc.	12.4%	13.5%	13.7%	13.6%	34.0%	32.3%	36.7%	38.0%
Genomic Health Inc.	137.0%	114.8%	72.8%	50.0%	(53.9%)	(45.6%)	(2.2%)	13.2%
Monogram Biosciences, Inc	(21.2%)	(14.5%)	62.3%	41.8%	(74.5%)	(69.9%)	20.2%)	NA
Myriad Genetics Inc.	40.0%	36.8%	37.1%	78.5%	(21.2%)	(23.7%)	(7.8%)	12.7%
Nanogen Inc.	74.4%	NA	NA	NA	(99.9%)	NA	NA	NA
Response Genetics, Inc.	52.7%	27.0%	87.7%	NA	(61.8%)	(57.6%)	(20.2%)	NA
Third Wave Technologies, Inc.	7.4%	10.9%	28.0%	54.3%	(69.0%)	(86.9%)	(30.2%)	(7.4%)
Ventana Medical Systems Inc.	22.8%	24.8%	27.4%	26.0%	23.5%	23.6%	34.4%	38.3%
Highest	137.0%	216.0%	87.7%	78.5%	34.0%	32.3%	36.7%	38.3%
Lowest	(24.8%)	(14.5%)	13.7%	13.6%	(260.8%)	(86.9%)	(30.2%)	(7.4%)
Mean	36.5%	52.2%	44.8%	41.3%	(59.4%)	(27.0%)	(1.7%)	16.8%
Median	25.8%	31.9%	37.1%	41.8%	(57.8%)	(21.0%)	(5.3%)	13.2%
PTI(1)	150.9%	209.1%	382.6%	223.8%	(587.5%)	(586.4%)	(260.4%)	(51.2%)

(1)	PTI LTM revenue growth is calculated from December 31, 2006 to September 30, 2007.

NOTES:

LTM = Latest twelve months

NA = Not applicable or available

Projected results exclude amortization of goodwill; Historical results include amortization of goodwill, if any, as reported.

Selected public company financials have been adjusted for special items.

Duff & Phelps adjusted the valuation multiples derived from selected public companies for differences in projected financial performance of PTI (from Duff & Phelps’ discounted cash flow analysis) versus the selected companies. Duff & Phelps then applied these adjusted valuation multiples to the appropriate financial metrics of PTI to produce a range of enterprise values for PTI. In selecting valuation multiples for PTI, Duff & Phelps considered a number of factors that compared the projected financial performance of PTI versus that of the selected public companies. In particular, Duff & Phelps noted that projected revenue growth for PTI was well above the projected revenue growth for the selected public companies for the period from 2007 to 2009. Duff & Phelps selected valuation multiples of 3.5x to 5.0x PTI’s 2009 projected revenue of $40.9 million.

Duff & Phelps’ assessment of the ranges of enterprise values implied by its selection of valuation multiples indicated a range of enterprise values for PTI of $143 million to $205 million and a range of equity values from $151 million to $212 million.

None of the public companies utilized for comparative purposes in the foregoing analysis are, of course, identical to PTI. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected companies and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of PTI.

Selected M&A Transactions Analysis

Selected M&A transactions analysis is based upon a comparison of the subject company to companies involved in actual merger and acquisition transactions. Duff & Phelps selected twenty-two transactions for purposes of its analysis.

In selecting transactions to be included in the selected M&A transactions analysis, Duff & Phelps searched the Capital IQ, Factset Mergerstat, and MergerMarket databases for controlling interest transactions for which publicly disclosed information was available. Duff & Phelps then selected appropriate transactions for analysis based on the following general criteria:

•	transactions announced (and not canceled or terminated) within the past 3 years;

•

transactions involving target companies within one or more of the following industry classifications (as defined by Capital IQ): Biotechnology; Life Sciences, Tools and Services; Oncology Drugs; and Medical Testing, Analyzing and Diagnostic Equipment;

•	transactions in which the transaction value was publicly disclosed; and

•	transactions in which, at a minimum, publicly disclosed information included the target company’s revenue and / or EBITDA.

Duff & Phelps then screened the resulting transactions for transactions with target companies whose operations primarily include diversified diagnostics, molecular diagnostics, pharmacogenomics, or other types of services targeted toward assisting in the diagnostics and treatment of cancer.

Each transaction identified as meeting the criteria described above included in the group of M&A transactions selected for analysis. No transactions meeting the selection criteria were excluded from Duff & Phelps’ analysis.

Duff & Phelps noted that it did not derive a valuation estimate from the selected M&A transaction analysis due to the significant projected revenue growth for PTI and the lack of projected performance metrics for the target companies in the analysis. Rather, the implied valuation multiples for the targets in these transactions provided support for the section of terminal valuation multiples in Duff & Phelps’ discounted cash flow analysis described above.

Date Announced	Acquiror Name	Target Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	LTM Revenue Growth	EV/ Revenue	EV/ EBITDA
8/27/2007	Inverness Medical Innovations, Inc.	Matritech, Inc.	$42.5	$14.3	(7.4)	-51.4%	25.9%	3.0x	NM
6/3/2007	Qiagen NV	Digene Corp	$1,303.9	$191.1	$36.2	19.0%	34.7%	6.8x	36.0x
5/20/2007	Hologic, Inc.	CYTYC Corp	$5,746.2	$636.6	$256.6	40.3%	20.5%	9.0x	22.4x
5/14/2007	Bio-Rad Laboratories, Inc.	Diamed Ag	$592.8	$202.2	NA	NA	NA	2.9x	NA
4/15/2007	Quest Diagnostics Inc.	AmeriPath Inc.	$1,855.5	$782.1	$117.9	15.1%	30.2%	2.4x	15.7x
4/4/2007	Inverness Medical Innovations, Inc.	Biosite Incorporated	$1,466.9	$313.0	$87.5	28.0%	6.0%	4.7x	16.8x
2/28/2007	EQT Partners	Dako A/S	$7,250	$1,700.0	NA	NA	NA	4.3x	NA
2/14/2007	Cepheid	Sangtec Moledcular Diagnostics AB	$27.1	$8.0	$0.0	0.0%	NA	3.4x	NA
2/11/2007	CYTYC Corp	Adeza Biomedical Corp.	$351.0	$52.0	$1.6	3.0%	192.0%	6.8x	225.0x
2/1/2007	Quest Diagnostics Inc.	HemoCue AB	$420.0	$89.4	NA	NA	NA	4.7x	NA
12/14/2006	Luminex Corporation	TM Bioscience Corp	$58.2	$11.0	($13.8)	-125.2%	65.7%	5.3	NM
11/24/2006	Inverness Medical Innovations, Inc.	PanBio Ltc.	$37.1	$18.8	$0.6	3.0%	8.6%	2.0x	65.8x
10/23/2006	Lonza Group AG	Cambrex Corp. Bioproducts and Biopharma Businesses	$460.0	$189.8	NA	NA	85.6%	2.4x	NA
10/8/2006	Danaher Corp	Vision Systems Ltd	$444.4	$110.5	$0.6	0.5%	39.7%	4.0x	808.0x
9/29/2006	Becman Coulter Inc.	Lumigen Inc.	$185.0	$33.0	NA	NA	NA	5.6x	NA
8/14/2006	Becton Dickinson & Co.	TriPath Imaging Inc.	$346.9	$93.9	$12.2	13.0%	22.4%	3.7x	28.3x
6/29/2006	Siemens Medical Solutions USA, Inc.	Bayer HealthCare LLC Diagnostics Division	$4,200.0	$1,400.0	NA	NA	NA	3.0x	NA
3/15/2006	Fisher Scientific International Inc.	Athena Diagnostics Inc.	$283.0	$55.0	NA	NA	NA	5.1x	NA
9/30/2005	Cozart plc	Spinreact SA	$15.7	$12.0	NA	NA	NA	1.3x	NA
9/1/2005	Novartis AG	Chiron Corp	$9,471.3	$1,919.7	$389.7	20.3%	11.4%	4.9x	24.3x
7/25/2005	Invitrogen Corp.	BioSource International Inc.	$131.7	$47.3	$4.2	8.8%	14.3%	2.8x	31.7x
6/20/2005	Clinical Data Inc.	Genaissance Pharmaceuticals Inc.	$68.9	$22.8	($13.2)	-58.1%	37.3%	3.0x	NM

Summary of Analyses

The range of equity values for PTI that Duff & Phelps derived from its discounted cash flow analysis was $154 million to $227 million, and the range of equity values for PTI that Duff & Phelps derived from its selected public company analysis was $151 million to $212 million. Duff & Phelps noted that the equity valuation of PTI of $176.4 million implied by the aggregate merger consideration fell within the lower end of the ranges of equity value indications from both the discounted cash flow analysis and the selected public company analysis.

Duff & Phelps’ opinions and financial analyses were only one of the many factors considered by Oracle’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of its board of directors.

Fees and Expenses

The Duff & Phelps engagement letter with Oracle, dated November 29, 2007, provides that, for its services, Duff & Phelps is entitled to receive from Oracle a fee of $250,000, which is due and payable as follows: $100,000 non-refundable retainer upon execution of the engagement letter and $150,000 upon consummation of the merger, conditioned upon delivery by Duff & Phelps of its opinion. The engagement letter also provides that Duff & Phelps will be paid additional fees at its standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion and/or assist in the preparation of or review of relevant sections of required SEC disclosures, proxy materials, or other documents associated with the merger. In addition, Oracle has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and to indemnify Duff & Phelps and certain related persons against liabilities arising out of Duff & Phelps’ service as a financial advisor to Oracle board of directors.

Other than the preparation of the opinions in connection with this merger, during the two years preceding the date of such opinions, Duff & Phelps has not had any material relationship with any party to the merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. Duff & Phelps may provide valuation and financial advisory services to Oracle or its board of directors (or any committee thereof) in the future.

Due Diligence

Oracle’s management team and a majority its board of directors have extensive experience in performing due diligence of acquisition targets and in valuing companies. Messrs. Feinberg, Liffmann, Radzik, Bickerstaff, Johnson (although Mr. Johnson did not participate in any discussions, due diligence or board actions with respect to PTI) and Lofberg have each held either chief executive officer or other senior executive positions at companies that have acquired numerous businesses and engaged in sophisticated capital formation and recapitalization transactions and have performed business valuations assessing the merits of merger and acquisition transactions. Each of them either performed or supervised numerous due diligence efforts and valuations in the context of either buying, selling, or recapitalizing businesses.

In arriving at its determination to approve the merger agreement with PTI, the members of Oracle’s board of directors relied on the financial, industry, customer, capital market (equity valuations), product, business and legal information relating to PTI compiled by Oracle’s management and advisers during the due diligence phase of the merger process. The Oracle board used a combination of the foregoing data and various related analyses in evaluating a potential business combination with PTI and determining whether to approve the merger agreement with PTI. The board of directors of Oracle relied on industry, market analyst and investment banking reports which specifically addressed the dynamics in, and the valuations of companies, within the life sciences and healthcare industries.

Interests of Oracle Directors and Officers in the Merger

In considering the recommendation of the board of directors of Oracle that you vote in favor of the approval of the merger proposal, you should be aware that several of Oracle’s officers and members of Oracle’s board have interests in the merger that differ from, or are in addition to, those of Oracle stockholders generally. In particular, if the merger is not approved and Oracle is therefore required to liquidate, the shares of common stock purchased prior to Oracle’s initial public offering and held by Oracle’s officers and directors will become worthless because Oracle’s directors and officers are not entitled to receive any of the net proceeds of Oracle’s initial public offering that may be distributed from Oracle’s trust account upon liquidation of Oracle with respect to these shares. If the merger is not approved and Oracle is therefore required to dissolve and liquidate, such executive officers and directors will, however, be entitled to receive their share of the net proceeds of Oracle’s initial public offering that may be distributed from Oracle’s trust account with respect to any shares purchased in or following Oracle’s initial public offering. In addition, the warrants held by certain of such persons for which they paid an aggregate amount of $1 million, which will be exercisable at the consummation of the merger for 833,334 shares of common stock, will expire without value in the event of a liquidation of Oracle.

On January 23, 2008, directors and executive officers of Oracle and their affiliates beneficially owned and were entitled to vote 3,750,000 shares of Oracle’s common stock that have a market value of approximately $29.6 million based on Oracle’s closing common stock price of $7.89 per share on January 23, 2008. These shares of Oracle common stock were purchased for an aggregate of $31,250. The total of these shares represents approximately 20% of Oracle’s issued and outstanding common stock. However, since Oracle’s executive officers and directors are contractually prohibited from selling their shares of Oracle common stock prior to the consummation of the merger, during which time the value of these shares may increase or decrease, it is impossible to determine what the financial impact of the merger will be on Oracle’s officers and directors. The shares of Oracle common stock issued to certain of Oracle’s founding stockholders in connection with Oracle’s initial public offering are held in escrow and will be released from escrow on the earlier of March 2, 2009, Oracle’s liquidation, and the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of Oracle’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to Oracle consummating its initial business combination with a target business, at which time such shares will be released from escrow and be eligible for resale in the public market subject to compliance with applicable law.

In addition, after the completion of the merger, Kevin C. Johnson, who is currently a director of both Oracle and PTI, will continue as a director of Oracle. Joel D. Liffmann, who is currently president and chief operating officer and a director of Oracle, Larry N. Feinberg, who is currently the chairman of the board of Oracle, and Per G.H. Lofberg, who is currently a director of Oracle, will also continue as directors of Oracle. As such, each of Messrs. Johnson, Liffmann, Feinberg and Lofberg will become entitled to receive compensation under PTI’s non-employee director compensation policies.

If the merger is completed, and to the extent not inconsistent with the guidelines of FINRA and the rules and regulations of the SEC, Oracle has agreed to pay CRT Capital Group LLC, as its non-exclusive agent for the solicitation of the exercise of the warrants, a commission equal to 2% of the exercise price for each warrant exercise solicited by CRT Capital Group LLC. In addition, CRT Capital Group LLC has a right of first refusal to perform all investment banking services for Oracle through the later of (i) one year from the closing of Oracle’s initial business combination and (ii) March 8, 2008, and thus if the merger is completed, this arrangement will be extended to the first anniversary of the completion date. As a managing director of CRT Capital LLC, Mr. Bickerstaff will indirectly benefit from these arrangements as a result of his interest in CRT Capital LLC. In addition, if the merger is completed, and Oracle is required to pay the underwriters in Oracle’s initial public offering the deferred underwriters’ fee in an amount up to $2.4 million, depending on how many shares of Oracle common stock are converted, Mr. Bickerstaff will indirectly benefit from this transaction as a result of his interest in CRT Capital LLC, which will receive 87.5% of the deferred underwriting fee, which would be equal to a fee of $2.1 million assuming that no shares of Oracle common stock are converted.

Messrs. Feinberg and Liffmann have each entered into promissory notes in which they each agreed to lend up to $100,000 upon Oracle’s request. Amounts loaned under such notes bear interest at a rate per annum of 5.1%, compounding annually. As of January 23, 2008, $62,500 was outstanding under each promissory note for a total amount outstanding under such promissory notes of $125,000. If Oracle does not consummate the merger with PTI by March 8, 2008, Messrs. Feinberg and Liffmann will have no right to repayment thereunder from the proceeds of the trust account, and the loans will remain as unsecured claims against Oracle. Additionally, if the merger is not approved and Oracle is therefore required to liquidate, Messrs. Feinberg and Liffmann have each agreed on a joint and several basis to be personally liable to ensure that the proceeds from Oracle’s initial public offering held in the trust account are not reduced by the claims of (i) the various vendors or other entities for services rendered or products sold to Oracle or (ii) any prospective target business that Oracle did not pay, or reimburse, for the fees and expenses of third party service providers to such target which Oracle agreed in writing to be liable for, in each case only to the extent the payment of such debts and obligations actually reduces the amount of funds in the trust account (or, in the event that such claim arises after the distribution of the trust account, to the extent necessary to ensure that Oracle’s former stockholders other than Messrs. Feinberg and Liffmann are not liable for any amount of such loss, liability, claim, damage or expense).

The Oracle board of directors was aware of these interests during their deliberations on the merits of the merger and in determining to recommend to the stockholders of Oracle that they vote for the approval of the merger proposal.

Interests of PTI Directors and Officers in the Merger

You should understand that some of the current officers and directors of PTI have interests in the merger that are different from, or in addition to, your interest as an Oracle stockholder. These interests include, among other things:

•

after the completion of the merger, certain of the present directors of PTI, specifically, Sean McDonald, Joel Adams, Richard Kollender, Stanley Lapidus and Kenneth Weisshaar are expected to serve as directors of Oracle and Mr. Lapidus is expected to serve as chairman of the board of directors of Oracle;

•

after the completion of the merger, Kevin Johnson, who is a director of both PTI and Oracle, will remain as a director of Oracle and will be entitled to receive compensation under PTI’s non-employee director compensation policies;

•

after the completion of the merger, the current officers of PTI are expected to become officers of Oracle and will become parties to employment agreements with Oracle that will provide the officers with certain benefits, including severance payments and accelerated vesting of equity awards if the officer is terminated without cause or resigns for good reason following a change in control, as well as severance payments if the officer is terminated without cause at any time;

•

the current directors and executive officers of PTI (together with their affiliates) beneficially own, as of January 23, 2008, approximately 30.9 million shares of PTI common stock. See “Security Ownership of Certain Beneficial Owners, Officers and Directors of PTI”; and

•

the directors and executive officers of PTI hold, as of January 23, 2008, stock options to purchase an aggregate of approximately 7.4 million shares of PTI common stock, which options were granted to them under the PTI stock option plan. Under the terms of the merger agreement, at the effective time of the merger, each outstanding option to purchase shares of PTI common stock that has been granted under the PTI stock option plan, whether vested or unvested, will represent the right to acquire, on the same terms and conditions as were applicable under the stock option plan immediately prior to the effective time of the merger, an option to purchase shares of Oracle common stock. The number of shares of Oracle common stock for which each option will be exercisable will be determined by the exchange ratio, assumed for purposes of this proxy statement/prospectus to be 0.4072, based upon the relative number of shares outstanding of Oracle common stock and PTI capital stock as of January 23, 2008. The exercise price per share of Oracle common stock at which each such option will be exercisable will be determined by dividing the exercise price per share of PTI common stock at which such option was exercisable by the exchange ratio.

Appraisal or Dissenters Rights

No appraisal or dissenters rights are available under the Delaware General Corporation Law, or DGCL, for the stockholders of Oracle in connection with the merger proposal.

Holders of record of PTI capital stock who do not consent to the merger in writing and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of PTI stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex E and incorporated into this proxy statement/prospectus by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of PTI capital stock as to which appraisal rights are asserted.

Under Section 262 of the DGCL, holders of shares of PTI capital stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their PTI capital stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of these shares of PTI capital stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

When a merger is approved by written consent of stockholders under Section 228 of the DGCL rather than at a stockholders meeting, Section 262 of the DGCL requires either (i) one of the merging corporations before the effective date of the merger or (ii) the surviving corporation within ten (10) days after the effective date of the merger, to notify each holder of any class or series of stock of the constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class of stock of the constituent corporation, and must include the required copy of Section 262 of the DGCL.

This proxy statement/prospectus constitutes the required notice to the holders of these shares of PTI capital stock and the applicable statutory provisions of the DGCL are attached to this document as Annex E. Any PTI stockholder who wishes to exercise his, her or its appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex E carefully, because failure to timely and properly comply with the procedures specified in Annex E will result in the loss of appraisal rights under the DGCL.

A holder of PTI capital stock wishing to exercise appraisal rights must deliver to PTI within twenty (20) days after the mailing of this proxy statement/prospectus a written demand for appraisal of that holder’s PTI capital stock. This written demand for appraisal must be separate from any other documents related to the merger. This demand must reasonably inform PTI of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his, her or its shares. A holder of PTI capital stock wishing to exercise appraisal rights must be the record holder of these shares of PTI capital stock on the date the written demand for appraisal is made and must continue to hold these shares of PTI capital stock through the completion of the merger. Accordingly, a holder of PTI capital stock who is the record holder of PTI capital stock on the date the written demand for appraisal is made, but who thereafter transfers these shares of PTI capital stock prior to the completion of the merger, will lose any right to appraisal in respect of these shares of PTI capital stock. The record date shall be the close of business on the day next preceding the day on which the required notice is given unless notice is given after the effective date of the merger, in which case the record date shall be the effective date.

If the notice sent by PTI did not notify stockholders of the effective date of the merger, either (i) PTI shall send a second notice before the effective date of the merger notifying each of the holders of PTI capital stock that is entitled to appraisal rights of the effective date of the merger or (ii) PTI or Oracle shall send a second notice to all such holders on or within ten (10) days after such effective date; provided, however, that if such second notice is sent more than twenty (20) days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.

Only a holder of record of PTI capital stock on the record date is entitled to assert appraisal rights for the shares of PTI capital stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares of PTI capital stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the PTI capital stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders. A record holder such as a broker who holds PTI capital stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of PTI capital stock held for one or more beneficial owners while not exercising appraisal rights with respect to the PTI capital stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of PTI capital stock as to which appraisal is sought. When no number of shares of PTI capital stock is expressly mentioned, the demand will be presumed to cover all PTI capital stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are encouraged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to Precision Therapeutics, Inc., 2516 Jane Street, Pittsburgh, PA 15203, Attention: Chief Financial Officer.

Within 120 days after the effective date of the merger, but not thereafter, any former PTI stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of PTI capital stock that are entitled to appraisal rights. Neither Oracle nor PTI is under any obligation to and neither has any present intention to file a petition with respect to the appraisal of the fair value of the shares of PTI capital stock. Accordingly, it is the obligation of PTI stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the completion of the merger, any former PTI stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Oracle a statement setting forth the aggregate number of shares of PTI capital stock not voted in favor of approving the merger proposal and with respect to which demands for appraisal have been timely received and the aggregate number of former holders of these shares of PTI capital stock. These statements must be mailed within ten (10) days after a written request therefor has been received by Oracle or within ten (10) days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former PTI stockholder and a copy thereof is served upon Oracle, Oracle will then be obligated within twenty (20) days of service to file with the Delaware Register in Chancery a duly certified list containing the names and addresses of all former PTI stockholders who have demanded appraisal of their shares of PTI capital stock and with whom agreements as to value have not been reached. After notice to such former PTI stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those former PTI stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former PTI stockholders who demanded appraisal of their shares of PTI capital stock to submit their PTI stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former PTI stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former PTI stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of PTI capital stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. PTI stockholders considering seeking appraisal should be aware that the fair value of their shares of PTI capital stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of PTI capital stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that, among other factors, “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former PTI stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former PTI stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of PTI capital stock entitled to appraisal.

Any holder of PTI capital stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the completion of the merger, be entitled to vote the shares of PTI capital stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of PTI stock (except dividends or other distributions payable to holders of record of PTI capital stock as of a record date prior to the completion of the merger).

If any PTI stockholder who properly demands appraisal of his, her or its PTI capital stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of PTI capital stock will be converted into the right to receive the consideration payable with respect to those shares of PTI capital stock in accordance with the merger agreement (without interest). A PTI stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to PTI or Oracle, as the case may be, a written withdrawal of his, her or its demand for appraisal. Any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party shall have the right to withdraw his, her or its demand for appraisal and to accept the terms offered upon the merger within sixty (60) days after the effective date. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a PTI stockholder will be entitled to receive the consideration payable with respect to his, her or its shares of PTI capital stock in accordance with the merger agreement (without interest).

Consequently, any PTI stockholder wishing to exercise appraisal rights is encouraged to consult with legal counsel prior to attempting to exercise such rights.

Material United States Federal Income Tax Consequences of the Merger

The following discussion, which constitutes the opinion of Cooley, counsel to PTI, and Willkie, counsel to Oracle, summarizes the material U.S. federal income tax considerations of the merger that are generally applicable to the holders of PTI common stock and the holders of Oracle common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (referred to as the Code), existing Treasury regulations thereunder, current administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to PTI stockholders that hold their PTI common stock and Oracle stockholders that hold their shares of Oracle common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular holder of PTI common stock or Oracle common stock in light of such holder’s personal circumstances or to holders subject to special treatment under the United States federal income tax laws, including:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Oracle common stock or PTI common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons who are not citizens or residents of the United States; and

•	stockholders who acquired their shares of PTI common stock or Oracle common stock as compensation.

In addition, this discussion does not address any alternative minimum or any state, local or foreign tax consequences of the merger.

If a partnership holds PTI common stock or Oracle common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding PTI common stock or Oracle common stock, you should consult your tax advisor.

Oracle suggests that each holder of Oracle common stock or PTI common stock consult his, her or its tax advisor with respect to the particular tax consequences of the merger to such holder based on the holder’s specific circumstances, applicable state, local, and foreign tax consequences and potential changes in applicable tax laws.

Reorganization

It is a condition to the obligations of PTI and Oracle to complete the merger that they receive an opinion from Cooley and Willkie, respectively, dated as of the closing date of the merger, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. This condition will not be waived without the approval of PTI’s stockholders. In rendering this opinion, Cooley and Willkie will rely on representations and covenants made by PTI, Oracle, PTI Acquisition Sub and others. These opinions also rely on assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in the manner contemplated by the merger agreement. If any of these representations, covenants or assumptions is inaccurate, the opinions may be adversely affected and the tax consequences of the merger may differ from those discussed below. Opinions of counsel are not binding on either the Internal Revenue Service or the courts and do not preclude the Internal Revenue Service from adopting a contrary position. In addition, neither PTI nor Oracle intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or a court would not sustain, a position contrary to any of those set forth below.

PTI and Oracle expect to be able to obtain these tax opinions from their respective counsel if:

•	the merger occurs in accordance with the merger agreement;

•	PTI and Oracle are able to deliver to counsel the representations relevant to the tax treatment of the merger, as specified by the merger agreement; and

•	there is no adverse change in U.S. federal income tax law or interpretation thereof.

Subject to the assumptions and limitations discussed above, the merger will be treated for U.S. federal income tax purposes as a reorganization. The remainder of this discussion assumes that the opinions will be obtained and that the merger will be treated as a reorganization for U.S. federal income tax purposes.

Tax Consequences of the Merger to PTI Stockholders

•

If Oracle does not elect to pay cash to PTI stockholders as part of the top-up consideration, if any, PTI stockholders generally will recognize no gain or loss upon receipt of solely shares of Oracle common stock in exchange for shares of PTI common stock, except that

•	gain or loss will be recognized on the receipt of cash in lieu of a fractional share of Oracle common stock; and

•

a portion of the value of any top-up consideration and milestone consideration (including both stock and cash) will be treated as imputed interest. See “Material United States Federal Income Tax Consequences of the Merger—Imputed Interest for PTI Stockholders” below.

•

If Oracle elects to pay cash to PTI stockholders as part of the top-up consideration, if any, a PTI stockholder generally will recognize gain (but not loss) with respect to each PTI share held, in an amount equal to the lesser of (i) any gain realized with respect to such share or (ii) the portion of such cash not treated as imputed interest. See “Material United States Federal Income Tax Consequences of the Merger—Imputed Interest for PTI Stockholders” below. Any gain recognized by a PTI stockholder with respect to the receipt of top-up consideration paid in cash would be long-term capital gain if such stockholder’s holding period for the PTI common stock was more than one year at the effective time of the merger, provided that such cash payment could be recharacterized as a dividend for PTI stockholders if the receipt of such cash payment has the effect of a dividend and PTI has accumulated “earnings and profits” as of the effective time of the merger. PTI does not expect to have accumulated earnings and profits and thus the parties expect that any such cash payment would not be recharacterized as dividend income.

•

To the extent that a stockholder of PTI receives cash in lieu of a fractional share of Oracle common stock, the stockholder will be required to recognize gain or loss equal to the difference between (1) the amount of cash received, and (2) the tax basis of the shares of PTI common stock surrendered pursuant to the merger that is allocable to the fractional shares of Oracle common stock for which cash is received. This gain or loss will be long-term capital gain or loss if such stockholder’s holding period for the PTI common stock was more than one year at the effective time of the merger.

•

The aggregate tax basis of the shares of Oracle common stock received in the merger (including the Oracle common stock held in escrow and held by the stockholders’ representative, and Oracle common stock received as top-up and milestone consideration other than Oracle common stock treated as imputed interest) will be equal to the aggregate tax basis of the shares PTI common stock exchanged therefor, reduced by any tax basis of the shares of PTI common stock surrendered by such stockholder pursuant to the merger that is allocable to a fractional share of Oracle common stock for which cash is received, and any basis allocable to a share of PTI common stock for which cash is received as top-up consideration. The basis of Oracle common stock treated as imputed interest will be equal to the fair market value of such shares. See “Imputed Interest for PTI Stockholders” below. Upon a return of any portion of the shares of Oracle common stock held in escrow or by the stockholders’ representative to

Oracle, the tax basis of the returned shares should be added to the tax basis of the remaining shares of Oracle common stock received by the PTI stockholder in the merger. The PTI stockholders should recognize no gain or loss with respect to returned shares.

•

The holding period of the Oracle common stock received in the merger (including the Oracle common stock held in escrow by the escrow agent) will include the holding period of the PTI common stock exchanged therefor, except that the holding period of any shares of Oracle common stock treated as imputed interest will begin on the day after receipt of such shares. See “Imputed Interest for PTI Stockholders” below.

•

Any PTI stockholder who exercises his, her or its appraisal rights and who receives cash in exchange for his or her shares of PTI common stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such stockholder’s shares of PTI common stock exchanged therefor. This gain or loss will generally be long-term capital gain or loss if the holder’s holding period with respect to the PTI common stock surrendered is more than one year at the effective time of the merger. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income. If a PTI stockholder who receives cash in exchange for all of the stockholder’s shares of PTI common stock actually or constructively owns Oracle common stock after the merger (as the result of prior actual or constructive ownership of Oracle common stock or otherwise), all or a portion of the cash received by the stockholder may be taxed as a dividend, and PTI suggests that those stockholders consult their tax advisors to determine the amount and character of the income recognized in connection with the merger.

Imputed Interest for PTI Stockholders

In the event any top-up consideration is paid or upon issuance of Oracle common stock as milestone consideration, a portion of the top-up consideration or milestone consideration, as applicable (including both Oracle common stock and cash), will be treated as imputed interest. The amount of any cash and stock treated as imputed interest will equal the excess of the total value of such deferred consideration received over its present value at the effective time of the merger, calculated using the applicable federal rate (the “AFR”) as the discount rate. The AFR is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Treasury Department. Any such amount treated as interest will be ordinary income to PTI stockholders.

Tax Consequences of the Merger to Oracle Stockholders

No gain or loss will be recognized by the stockholders of Oracle pursuant to the merger who continue to own their shares of Oracle common stock and do not exercise their conversion rights.

A stockholder of Oracle who exercises his, her or its conversion rights and effects a termination of the stockholder’s interest in Oracle will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of Oracle common stock for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Oracle common stock. This gain or loss will generally be long-term capital gain or loss if the holding period for the shares of Oracle common stock is more than one year at the time of the conversion. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income. Since an Oracle stockholder who receives cash in exchange for all of the stockholder’s shares of Oracle common stock will constructively own Oracle common stock after the conversion (by reason of his, her or its ownership of warrants to acquire Oracle common stock), all or a portion of the cash received by the stockholder may be taxed as a dividend. Oracle suggests that those stockholders consult their tax advisors to determine the amount and character of the income recognized in connection with the conversion.

Tax Consequences of the Merger Generally to Oracle and PTI

No gain or loss will be recognized by Oracle or PTI as a result of the merger.

Backup Withholding and Information Reporting

Payments of cash to holders of PTI common stock or holders of Oracle common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption satisfactory to Oracle and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

BECAUSE THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED ABOVE, EACH PTI STOCKHOLDER AND EACH ORACLE STOCKHOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT TO HIM, HER OR IT, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS FEDERAL TAX LAWS.

Anticipated Accounting Treatment

The merger will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, Oracle will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of PTI issuing stock for the net monetary assets of Oracle, accompanied by a recapitalization. The net monetary assets of Oracle will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of PTI will be carried forward after the merger. Upon consummation of the merger, acquisition expenses incurred by PTI will be recorded as equity and those incurred by Oracle will be charged to expense. Operations prior to the merger will be those of PTI and subsequent to the merger will be those of Oracle and PTI as a wholly-owned subsidiary of Oracle.

Regulatory Matters

Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by both Oracle and PTI, unless a request for additional information or documentary material is received from the Federal Trade Commission or the Department of Justice or unless early termination of the waiting period is granted. Oracle is deemed the “acquiring person” of PTI for the purposes of the HSR Act. The notification reports under the HSR Act were filed with the Department of Justice and Federal Trade Commission on January 11, 2008, and the parties were notified on January 22, 2008 of the grant of early termination of the waiting period. Additionally, to effectuate the transactions contemplated by the merger agreement, certain filings must be made with the Secretary of State of the State of Delaware.

Oracle Name Change and Trading Symbol

After completion of the merger, Oracle will change its name to Precision Therapeutics Corp. Its corporate headquarters and principal executive offices will initially be located at 2516 Jane Street, Pittsburgh, Pennsylvania, which is currently PTI’s corporate headquarters. Oracle will cause the symbols under which Oracle’s units, common stock, and warrants outstanding prior to the merger and traded on the OTC Bulletin Board to be changed to symbols as determined by PTI and Oracle that, if available, are reasonably representative of the corporate name or business of PTI. Oracle intends to apply to have its outstanding common stock, warrants and units quoted on the NASDAQ Global Market upon the completion of the merger.

Consequences if Merger Proposal is Not Approved

If the merger proposal is not approved by the Oracle stockholders, PTI Acquisition Sub, Inc. will not merge with PTI and Oracle will be liquidated in accordance with its Amended and Restated Certificate of Incorporation and with the provisions of Delaware Law. Please see “Information About Oracle—Business Overview—Liquidation if No Business Combination.”

If the merger is not completed, PTI will continue to operate as a private company.

Vote Required to Approve the Merger Proposal

The adoption of the merger agreement, as amended, and approval of the transactions contemplated by the merger agreement by the Oracle stockholders will require the affirmative vote (a) a majority of the shares of Oracle common stock issued in Oracle’s initial public offering actually voting upon the merger and (b) a majority of the shares of Oracle common stock issued and outstanding as of the record date, provided that Oracle will not be able to complete the merger if 20% or more of the shares of Oracle’s common stock issued in Oracle’s initial public offering are voted against the merger proposal and the holders thereof demand that Oracle convert such shares into a pro rata portion of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable).

The approval of the merger proposal is conditioned on the approval of each of the charter amendment proposals, and the approval of each of the charter amendment proposals is conditioned on the approval of the merger proposal. The approval of the merger proposal and the charter amendment proposals are not conditioned on the approval of the equity incentive plan proposal, but the approval of the equity incentive plan proposal is conditioned on the approval of the merger proposal and each of the charter amendment proposals. Additionally, the approval of the equity incentive plan proposal is a condition to PTI’s obligation to complete the merger, although, if the equity incentive plan proposal is not approved, PTI may in its sole discretion elect to waive this condition.

Recommendation of the Oracle Board of Directors

After careful consideration, Oracle’s board of directors, by a vote of four to zero (with Kevin Johnson, who is currently a director of both Oracle and PTI, having recused himself from this portion of the meeting), has separately (i) determined that the merger is fair to, advisable and in the best interests of, Oracle and its stockholders, (ii) approved the merger agreement, as amended, and the transactions contemplated by the merger agreement and (iii) determined to recommend that you vote or give instructions to vote “FOR” the merger proposal.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, as amended to date, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The merger agreement was executed on December 3, 2007, and an amendment to the merger agreement was executed on January 24, 2008 solely for the purpose of fixing the price of the Oracle common stock in calculating the exchange ratio. The merger agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Oracle, PTI Acquisition Sub, Inc., PTI, or their respective affiliates. All stockholders are encouraged to read the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of that agreement and not by this summary or any other information contained in this proxy statement/prospectus.

Structure of the Merger

At the effective time of the merger, PTI Acquisition Sub, Inc., also referred to herein as “Merger Sub,” a wholly-owned subsidiary of Oracle, will be merged with and into PTI. Upon the consummation of the merger, PTI will continue as the surviving company and become a wholly-owned subsidiary of Oracle, following which Oracle will change its name to Precision Therapeutics Corp.

Closing and Effective Time of the Merger

The merger agreement requires the parties to consummate the merger after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived. The conditions to the consummation of the merger are described in “The Merger Agreement—Conditions to the Completion of the Merger” below. Unless the merger agreement is terminated pursuant to its terms, the closing of the merger will take place on the third business day following the satisfaction or waiver of the conditions to the consummation of the merger, which are contained in the merger agreement, or on such other day as Oracle and PTI agree in writing.

The merger will become effective at the time the certificate of merger is duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later time agreed to by Oracle and PTI as specified in the certificate of merger. The certificate of merger will be filed at the time of the closing. However, because the consummation of the merger may be subject to governmental or regulatory approvals and other conditions, we cannot predict the exact timing of the consummation of the merger.

Amendment and Restatement of Certificates of Incorporation of PTI and Oracle

At the effective time of the merger, the certificate of incorporation of PTI will be amended and restated in the form attached as an exhibit to the certificate of merger.

At the effective time of the merger, Oracle’s Amended and Restated Certificate of Incorporation will be amended and restated to increase its authorized share capital and to remove certain provisions related to its initial business combination that were put in place as a result of Oracle being a blank check company. The Second Amended and Restated Certificate of Incorporation is included as Annex C to this document. We encourage you to read the Second Amended and Restated Certificate of Incorporation in its entirety. See “The Charter Amendment Proposals.”

Merger Consideration

At the effective time of the merger, each share of Merger Sub common stock issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and non-assessable share of PTI (as the surviving company) common stock. At the effective time of the merger, each share of PTI common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive, subject to the escrow deposit requirement:

(i) such number of shares of Oracle common stock equal to the product of (a) one and (b) the exchange ratio (described in “The Merger Agreement—Merger Consideration—The Exchange Ratio”) (such number of shares of Oracle common stock is referred to herein as the “per share merger consideration”),

(ii) the number shares of Oracle common stock equal to the product of one multiplied by the quotient obtained by dividing (a) the milestone consideration (described in “The Merger Agreement—Merger Consideration—The Milestone Consideration”), if any, and (b) the number of shares of PTI common stock outstanding on a fully diluted basis immediately prior to the effective time of the merger assuming the conversion or exercise of all PTI preferred stock, options, warrants, bridge notes and other rights to acquire PTI common stock outstanding at such time (such number of shares of Oracle common stock is referred to herein as the “milestone consideration per share”); and

(iii) the number of shares of Oracle common stock equal to the product of one multiplied by the quotient obtained by dividing (a) the top-up consideration (described in “The Merger Agreement—Merger Consideration—The Top-Up Consideration”), if any, by (b) the number of shares of PTI common stock outstanding on a fully diluted basis immediately prior to the effective time of the merger assuming the conversion or exercise of all PTI preferred stock, options, warrants, bridge notes and other rights to acquire PTI common stock outstanding at such time (such number of shares of Oracle common stock is referred to herein as the “top-up consideration per share”).

Notwithstanding anything to the contrary contained in the merger agreement, shares of capital stock of PTI issued and outstanding immediately prior to the effective time and that are held by a holder that has validly demanded payment of the fair value of such shares as determined in accordance with Section 262 of the Delaware General Corporation Law shall not be converted into the right to receive the merger consideration described above but instead will be converted into the right to receive payment from PTI (as the surviving corporation) with respect to such shares in accordance with the Delaware General Corporation Law.

The Exchange Ratio

The exchange ratio pursuant to which shares of PTI common stock will be exchanged for shares of Oracle common stock will be equal to the quotient obtained by dividing (x) the sum of (i) $177,750,000 and (ii) the aggregate exercise price of all outstanding PTI options, warrants and other stock awards outstanding immediately prior to the effective time, by (y) the number of shares of PTI common stock outstanding on a fully diluted basis immediately prior to the effective time of the merger assuming the conversion or exercise (as applicable) of all PTI preferred stock, options, warrants, bridge notes and other rights to acquire PTI common stock outstanding at such time, by (z) $7.90 per share.

The Milestone Consideration

Under the merger agreement, the former holders of PTI common stock, options or warrants receiving shares (or the right to receive shares) of Oracle common stock as a result of the merger will have the right to receive their pro-rata portion of an earn-out payment of up to an additional 4,250,000 shares of Oracle common stock if the combined company achieves (i) trailing 12 month net revenues of at least $7,000,000 from the sale of services or products for use in connection with non-gynecologic cancers, (ii) trailing 12 month net revenues of at least $40,000,000 from the sale of services or products for any use or (iii) cumulative aggregate net revenues (determined in accordance with GAAP on a basis consistent with past practice) of at least $10,000,000 from the sale of services or products for use in connection with non-gynecologic cancers (each of (i), (ii) and (iii), a “milestone”). The calculation period to earn 100% of the 4,250,000 shares will end on June 30, 2010 (the “Milestone One Payment”). In the event that a milestone is not achieved by June 30, 2010 but is achieved by the calculation period ending December 31, 2010, the former holders of PTI common stock, options or warrants will have the right to receive a pro-rata portion of such earn-out payment equal to 75% of the 4,250,000 shares of Oracle common stock, or 3,187,500 shares of Oracle common stock (the “Milestone Two Payment”). The merger agreement provides that the milestones will be calculated without giving effect to any acquisitions following the effective time of the merger. Any shares of Oracle common stock that would otherwise be reserved for issuance in accordance with this paragraph to holders of options or warrants that had expired or been forfeited between the closing of the merger and the determination date will be reallocated on a pro rata basis among the remaining former PTI securityholders.

The merger agreement provides that if, after the closing of the merger, an agreement is executed providing for the sale, license, transfer or other disposition of all or substantially all of Oracle’s assets or the assets relating to PTI’s intellectual property or products and services on or before June 30, 2010, Oracle must then pay the full amount of the Milestone One Payment to the former holders of PTI common stock, options and warrants, and, in the event of such an occurrence after June 30, 2010 but on or before December 31, 2010, Oracle must then pay the full amount of the Milestone Two Payment to the former holders of PTI common stock, options and warrants.

For the avoidance of doubt, the former holders of PTI common stock, options and warrants are only entitled to one milestone payment, if any.

The Top-Up Consideration

The merger agreement provides that if (a) there has not been a material adverse change of Oracle or the surviving company between the closing of the merger and the date that is 180 days following the closing of the merger that results from an FDA matter or a violation of law or requires the restatement of financial statements of PTI (prior to the closing) or PTI and Oracle (from and after the closing date) and (b) on the date that is 180 days following the closing of the merger, the value per share of the Oracle common stock issued or reserved for issuance at the closing is less than $7.78, based upon the average closing price of Oracle common stock for the seven trading day period preceding the date of determination, then Oracle will issue, or reserve for issuance as applicable, additional shares of Oracle common stock, or, at the election of the Oracle board of directors, make a payment in cash (or a combination of cash and additional shares of Oracle common stock) to the former holders of PTI capital stock, options and warrants, such that the aggregate market value of the cash and/or Oracle common stock issued or reserved for issuance (aggregating the shares issued upon the consummation of the merger and at such subsequent date) will be valued at $7.78 per share as of such date. However, (i) the maximum number of additional shares that Oracle is required to issue or reserve for issuance pursuant to the preceding sentence will be 6,666,667 shares, as reduced to the extent any such amounts owed are paid in cash, and (ii) the maximum amount of cash that can be paid may not exceed the product of (a) 24.9%, (b) the mean of the highest and lowest market prices of Oracle common stock on the closing date, (c) the aggregate number of shares of PTI common stock outstanding at the effective time of the merger and (d) the exchange ratio (substituting “20,250,000” for “22,500,000” in the calculation of the exchange ratio for these purposes only). Any cash paid or shares of Oracle common stock issued or reserved for issuance in accordance with this paragraph will be issued or reserved, as applicable, pro rata to the former PTI securityholders based on the relative number of shares of Oracle common stock issued to, or reserved for issuance to, each such holder at the time of closing of the merger. Any top-up consideration that would otherwise be allocated in accordance with this paragraph to holders of options or warrants that had expired or been forfeited between the closing of the merger and the determination date will be reallocated on a pro rata basis among the remaining former PTI securityholders.

Treatment of PTI Options

At the effective time of the merger, each outstanding option to purchase shares of PTI common stock, whether or not then exercisable or vested, will automatically be converted into an option (each, a “PTI rollover option”) to acquire such number of shares of Oracle common stock equal to the product of (a) the number of shares of PTI common stock subject to such option and (b) the exchange ratio (as more fully described in “The Merger Agreement—Merger Consideration—The Exchange Ratio” above). Each PTI rollover option will, upon exercise, also include the right to receive the milestone consideration per share, if any, and the top-up consideration per share, if any, as described above in “The Merger Agreement—Merger Consideration—The Milestone Consideration” and “The Merger Agreement—Merger Consideration—The Top-Up Consideration.” Each PTI rollover option will have the same terms and conditions as the PTI option it replaces, except that the exercise price per share of each PTI rollover option shall equal the quotient obtained by dividing (a) the exercise price per share of such PTI option by (b) the exchange ratio.

Not later than 4 business days (within the meaning of Form 8-K) after the effective time of the merger, Oracle will, with full cooperation from PTI prior to and following the closing, prepare and file with the SEC a report on Form 8-K as required with respect to the merger. As soon as permissible following the filing of such Form 8-K, Oracle will file with the SEC a registration statement on Form S-8 to register the exercise of any PTI rollover options. Oracle will use commercially reasonable efforts to (i) cause, to the extent reasonably practicable, any shares of Oracle common stock issued upon the exercise of PTI rollover options prior to the effectiveness of the registration statement on Form S-8 to be included in the shares to be registered in this proxy statement/prospectus and (ii) cause such Form S-8 registration statement to remain effective for so long as any such rollover options remain outstanding.

Treatment of PTI Restricted Stock and Other Stock Awards

All shares of restricted PTI common stock granted under PTI’s employee stock plans (and any other shares of PTI common stock subject to vesting or future issuance under PTI’s employee stock plans) outstanding immediately prior to the effective time of the merger, whether or not then vested, will be treated, for purposes of the merger, in the same manner as all other shares of PTI common stock outstanding immediately prior to the effective time, provided that the per share merger consideration, milestone consideration per share, if any, and top-up consideration per share, if any, received by the holder of such stock awards will be subject to the terms and conditions (including vesting schedules) applicable to such stock awards under PTI’s employee stock plans as in effect immediately prior to the effective time.

Treatment of PTI Warrants

In 1998, PTI issued a series of warrants to purchase an aggregate of 110,286 shares of its common stock, referred to herein as the Series I warrants. In 1999, PTI issued a series of warrants to purchase an aggregate of 64,814 shares of common stock, referred to herein as the Series II warrants. In 2000, PTI issued a series of warrants to purchase an aggregate of 49,390 shares, referred to herein as the Series III warrants. In the merger, each holder of PTI’s Series I warrants, Series II warrants and the Series III warrants will have the right to receive, upon the exercise of such warrant(s), the kind and amount of shares of Oracle common stock (or to receive payment in cash with respect to the top-up consideration attributable to such shares) which such holder would have been entitled to receive if immediately prior to the effective time of the merger such holder had held the number of shares of PTI common stock which are then purchasable upon the exercise of such warrants (provided that such number of shares of Oracle common stock will not be reduced for any shares which would have been otherwise subject to deposit with the escrow agent). Oracle must make appropriate adjustments in the application of the respective provisions of such warrants such that respective provisions set forth in each respective warrant will be applicable, as nearly as reasonably practicable, in relation to any shares of Oracle common stock deliverable upon the exercise of such warrants.

The holders of warrants (including the preferred warrant, after giving effect to its conversion to common shares) issued to General Electric Capital Corporation, referred to herein as the “GE warrants,” will have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of each such warrant, and in lieu of the shares of PTI common stock issuable upon exercise, the shares of Oracle common stock (or to receive payment in cash with respect to the top-up consideration attributable to such shares) receivable by a holder of the number of shares of PTI common stock purchasable under each respective warrant immediately prior to the effective time (provided that such number of shares of Oracle common stock will not be reduced for any shares which would have been otherwise subject to deposit with the escrow agent). In the event Oracle issues to a holder of a GE warrant a new warrant as a replacement of such GE warrant, such replacement warrant will provide for adjustments nearly equivalent to the adjustments provided for in the warrant that is replaced.

In 2003, PTI issued a series of warrants to purchase common stock, referred to herein as the “2003 Bridge Warrants”. In the merger, each 2003 Bridge Warrant will be exercisable for the number of shares of Oracle common stock to which a holder of the number of shares of PTI common stock (or to receive payment in cash with respect to the top-up consideration attributable to such shares) deliverable upon the exercise of such 2003 Bridge Warrant would have been entitled to receive upon the consummation of the merger (provided that such number of shares of Oracle common stock will not be reduced for any shares which would have been otherwise subject to deposit with the escrow agent). Appropriate adjustment will be made by Oracle in the application of the respective provisions (including provisions with respect to changes in and other adjustments of the applicable number of shares of stock issuable upon exercise) of each 2003 Bridge Warrant such that respective provisions set forth in each 2003 Bridge Warrant will be applicable, as nearly as possible, in relation to any shares of Oracle common stock deliverable upon the exercise of each such warrant.

Treatment of PTI Convertible Promissory Notes

PTI will take all corporate action necessary to cause all of its convertible promissory notes outstanding immediately prior to the effective time of the merger to be converted into shares of PTI common stock immediately prior to the effective time of the merger, in accordance with the terms of an amendment to the note purchase agreement between PTI and the purchasers of the convertible promissory notes that are parties thereto.

No Transfers of Contingent Consideration

Neither the milestone consideration per share, if any, the top-up consideration per share, if any, nor the right to receive the milestone consideration per share, if any, or the top-up consideration per share, if any, may be transferred other than pursuant to certain permitted transfers to (a) affiliates or (b) if the transferor is a natural person, to certain family members, their legal representatives or estate, trusts or certain entities controlled by such transferor or their family members.

Exchange of PTI Stock Certificates

The merger agreement provides that, as promptly as practicable following the effective time of the merger, Oracle will send, or cause to be sent, to each record holder of PTI common stock or PTI preferred stock converted to PTI common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging the record holder’s PTI stock certificates. Upon surrender of a PTI stock certificate for exchange to Oracle, together with a duly executed letter of transmittal, and such other documents as Oracle may reasonably require, the holder of the PTI stock certificate will be entitled to receive the following:

•	a certificate or certificates representing the number of full shares of Oracle common stock to which the holder is entitled; and

•

the amount of cash, if any, in lieu of any fractional share of Oracle common stock and any dividends or other distributions which the holder is otherwise entitled to receive as provided for in the merger agreement.

Holders of PTI common stock that fail to surrender their PTI stock certificates shall not be entitled to receive any dividends or distributions declared or made with respect to Oracle common stock with a record date after the effective time of the merger with respect to the shares of Oracle common stock that such holder would be entitled to receive upon surrender of such certificate. Subject to applicable law, following the surrender of any such PTI stock certificates for shares of Oracle common stock, the holder of such Oracle common stock will be paid, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the effective time of merger paid with respect to whole shares of such Oracle common stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Oracle common stock.

All shares of Oracle common stock issued and cash, if any, paid in lieu of fractional shares or distributions with respect to unexchanged shares of PTI stock in accordance with the terms of the merger agreement will be deemed to have been issued or paid in full satisfaction of all rights pertaining to shares of PTI common stock (including PTI preferred stock converted to common stock prior to the effective time of the merger). In addition, the stock transfer book of PTI will be closed and no transfer of PTI capital stock after the effective time of the merger will be registered on the records of PTI.

If any PTI stock certificate has been lost, stolen or destroyed, the owner of such certificate may deliver to Oracle an affidavit claiming such certificate has been lost, stolen or destroyed as well as other documentation reasonably requested by Oracle and, if requested by PTI, post a bond in such amount as PTI may request as indemnity against any claim that may be made against PTI, in order to receive the per share merger consideration milestone consideration per share, if any, and top-up consideration per share, if any issuable to the holder of such certificate and any unpaid dividends and distributions with respect to such shares of Oracle common stock deliverable as part of such merger consideration.

Fractional Shares

No fraction of a share of Oracle common stock will be issued in the merger. In lieu of any fractional shares, the holders of PTI common stock shall be entitled to receive cash (without interest) equal to the product of the fractional amount of Oracle common stock that any holder of PTI common stock is entitled to receive multiplied by $7.90 per share.

Escrow

Of the shares of Oracle common stock to be issued in connection with the closing of the merger, 2,250,000 of such shares will be deposited into escrow to satisfy any indemnification claims that may be asserted by Oracle. The Escrow Shares will be released, pro rata, to the persons who held shares of PTI common stock as of the closing of the merger, on the first anniversary of the closing date of the merger, subject to reduction due to payments made to Oracle from the escrow account. Escrow Shares subject to pending claims on such anniversary date will remain in escrow pending resolution of such claim.

Treatment of Contingent Consideration; Issuance of Separate Share Certificates

Any Oracle common stock issued as top-up consideration or milestone consideration pursuant to the merger agreement will be treated as comprised of two components: a principal component; and an interest component, determined pursuant to certain Treasury regulations and represented by separate share certificates.

Representations and Warranties

The merger agreement contains representations and warranties that the parties to the agreement made to, and solely for the benefit of, each other. This description of the representations and warranties has been included in this proxy statement/prospectus to provide you with information regarding the terms of the merger agreement. The assertions embodied in those representations and warranties are qualified by information as of the specific dates in confidential disclosure schedules that the parties exchanged in connection with signing the merger agreement. These disclosure schedules contain information that has been included in Oracle’s general prior public disclosures, as well as additional non-public information concerning both Oracle and PTI. While Oracle and PTI do not believe that the disclosure schedules contain information securities laws require the parties to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, the representations and warranties were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. In addition, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Oracle’s public disclosures. You should read the representations and warranties in the merger agreement not in isolation but rather in conjunction with the other information contained in this document. See “Where You Can Find More Information.”

In the merger agreement, Oracle and PTI have made representations to each other relating to:

•	corporate organization;

•	qualification to do business;

•	entry into merger agreement not in conflict or violation of organizational documents, laws or contracts;

•	consents and approvals for consummation of merger;

•	authorization and validity of merger agreement;

•	capitalization;

•	subsidiaries and equity investments;

•	absence of certain changes or events;

•	tax matters;

•	absence of undisclosed liabilities;

•	real property;

•	assets;

•	intellectual property;

•	software;

•	licenses and permits;

•	compliance with law;

•	litigation;

•	contracts;

•	employee plans;

•	insurance;

•	affiliate transactions;

•	labor matters;

•	environmental matters;

•	absence of brokers;

•	information supplied;

•	board approval; and

•	vote required.

PTI also makes representations to Oracle regarding:

•	financial statements;

•	the amendment to the convertible promissory note purchase agreement;

•	relationships with customers, suppliers and research collaborators; and

•	the FDA and related matters.

Oracle also makes representations to PTI regarding:

•	SEC reports;

•	state takeover statutes and rights agreements; and

•	its trust fund and potential liquidation.

Most of the representations and warranties contained in the merger agreement expire on the first anniversary of the closing date of the merger, other than (i) certain enumerated representations and warranties of PTI with respect to authorization and validity of the merger agreement, authorized capital stock, capital stock issued and outstanding, the authorization, validity and assessability of capital stock, outstanding options, warrants or other securities convertible or exchangeable for capital stock, any outstanding bonds, debentures or notes that have the right to vote with stockholders, absence of brokers, votes required and the amendment to the note purchase agreement with respect to the convertible promissory notes, and (ii) certain enumerated representations and warranties of Oracle with respect to authorization and validity of the merger agreement, capitalization, absence of brokers and votes required, which will survive until all claims relating thereto have been barred by the relevant statute of limitations.

Knowledge, Materiality and Material Adverse Effect

Several of the representations and warranties made by PTI and Oracle are qualified by materiality or material adverse effect or the knowledge of the party making the representation.

PTI Material Adverse Effect

Several of the representations, warranties and covenants of PTI contained in the merger agreement are qualified by reference to whether the item in question has had or could reasonably be expected to have a “material adverse effect” on PTI. The merger agreement provides that “material adverse effect” means, when used in reference to PTI, any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, subject to certain exceptions, (a) is, or is reasonably likely to become, materially adverse to the business, condition (financial or otherwise) or results of operations of PTI or (b) would prevent or materially impair or materially delay the ability of PTI to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement. However, none of the following, either alone or in combination, will be deemed to constitute or be taken into account in determining whether there has been or will be a material adverse effect related to PTI:

•

any event, change, circumstance, effect, development or state of facts arising out of or attributable to general economic conditions or conditions in the securities markets that does not have a materially disproportionate effect on PTI compared to other companies in PTI’s industry;

•

any event, change, circumstance, effect, development or state of facts arising out of or attributable to the industry or industry sector in which PTI operates that does not have a materially disproportionate effect on PTI compared to other companies in PTI’s industry;

•

any event, change, circumstance, effect, development or state of facts arising out of or attributable to the announcement or pendency of the merger or the other transactions contemplated by the merger agreement (including any loss of employees, any cancellation of or delay in customer orders or disruption in business relationships);

•

any event, change, circumstance, effect, development or state of facts arising out of or attributable to any action, omission, event, change, circumstances, effect, development or state of facts the risk of occurrence of which is expressly disclosed in PTI’s disclosure schedules to the merger agreement;

•	any event, change, circumstance, effect, development or state of facts arising out of or attributable to changes in GAAP or changes in the laws, rules or regulations applicable to PTI;

•	any event, change, circumstance, effect, development or state of facts arising out of or attributable to any act of terrorism or any armed hostilities;

•	any event, change, circumstance, effect, development or state of facts arising out of or attributable to compliance with the terms of, or taking action required by, the merger agreement;

•	any event, change, circumstance, effect, development or state of facts arising out of or attributable to the taking of any action by Oracle or any action approved by Oracle in writing;

•

any event, change, circumstance, effect, development or state of facts arising out of or attributable to any action required to be taken under laws, rules, regulations or agreements (to the extent in effect and made available to Oracle as of the date of the merger agreement) applicable to PTI;

•

any failure, in and of itself, by PTI to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement (it being understood that the facts or occurrences contributing to such failure may constitute or be taken into account in determining a material adverse effect); and

•	any adverse effect on the business, financial condition or results of operations of PTI that, by its nature, would not reasonably be expected to, and does not, last more than 3 months.

Oracle Material Adverse Effect

Several of the representations, warranties and covenants of Oracle in the merger agreement are qualified by reference to whether the item in question has had or could reasonably be expected to have a “material adverse effect” on Oracle. The merger agreement provides that “material adverse effect” means, when used in connection with Oracle, any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, subject to certain exceptions, (a) is, or is reasonably likely to become, materially adverse to the business, condition (financial or otherwise) or results of operations of Oracle or (b) would prevent or materially impair or materially delay the ability of Oracle to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement. However, none of the following, alone or in combination, will be deemed to constitute or be taken into account in determining whether there has been or will be a material adverse effect related to Oracle:

•

any event, change, circumstance, effect, development or state of facts arising out of or attributable to general economic conditions or conditions in the securities markets that does not have a materially disproportionate effect on Oracle compared to other companies in Oracle’s industry;

•

any event, change, circumstance, effect, development or state of facts arising out of or attributable to the industry or industry sector in which Oracle operates that does not have a materially disproportionate effect on Oracle compared to other companies in Oracle’s industry;

•

any event, change, circumstance, effect, development or state of facts arising out of or attributable to the announcement or pendency of the merger or the other transactions contemplated by the merger agreement (including any loss of employees, any cancellation of or delay in customer orders or any disruption of business relationships);

•

any event, change, circumstance, effect, development or state of facts arising out of or attributable to any action, omission, event, change, circumstances, effect, development or state of facts the risk of occurrence of which is expressly disclosed in Oracle’s disclosure schedules to the merger agreement;

•	any event, change, circumstance, effect, development or state of facts arising out of or attributable to changes in GAAP or changes in the laws, rules or regulations applicable to Oracle;

•	any event, change, circumstance, effect, development or state of facts arising out of or attributable to any act of war, terrorism, or armed hostilities;

•	any event, change, circumstance, effect, development or state of facts arising out of or attributable to compliance with the terms of the merger agreement;

•	any event, change, circumstance, effect, development or state of facts arising out of or attributable to the taking of any action by PTI or any action approved by PTI in writing;

•

any event, change, circumstance, effect, development or state of facts arising out of or attributable to any action required to be taken under laws, rules, regulations or agreements (to the extent in effect and made available to PTI as of the date of the merger agreement) applicable to Oracle;

•

any failure, in and of itself, by Oracle to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement (it being understood that the facts or occurrences contributing to such failure may constitute or be taken into account in determining a material adverse effect); and

•	any adverse effect on the business, financial condition or results of operations of Oracle that, by its nature, would not reasonably be expected to, and does not, last more than 3 months.

Knowledge

For purposes of the merger agreement, “knowledge” means the actual knowledge of the executive officers of the applicable party after reasonable inquiry of the senior employees of such party who have administrative or operational responsibility for the particular subject matter in question.

Covenants

Covenants of PTI

Interim Operational Covenants of PTI. Subject to the exceptions set forth in the disclosure schedules to the merger agreement and certain other exceptions, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement in accordance with its terms and the effective time of merger PTI has covenanted and agreed that (i) the business of PTI will be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice (ii) PTI will use commercially reasonable efforts to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use and (iii) PTI will use commercially reasonable efforts to conduct its business in compliance with applicable laws in all material respects, to preserve intact its business organization, to keep available the services of its present officers and key employees and to preserve, in all material respects, its significant business relationships. In addition to the provisions of the merger agreement regarding the conduct of business generally, subject to certain exceptions, PTI has agreed that it will not, from the date of this agreement until the earlier of the termination of the merger agreement in accordance with its terms and the effective time of the merger:

•	subject to certain exceptions, make any change in any of its organizational documents;

•

subject to limited exceptions, issue any additional shares of capital stock or other equity securities or grant any option, warrant or right to acquire any capital stock or other equity securities or issue any security convertible into or exchangeable or exercisable for such securities or alter in any way any its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

•	subject to limited exceptions, make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its tangible assets, leased real property or rights or any part thereof;

•	sell, transfer, exclusively license or abandon any of its intellectual property;

•	subject to limited exceptions, subject any of its assets, properties or rights, or any part thereof, to any lien;

•

subject to limited exceptions, redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock or other ownership interests of PTI or declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

•	other than in the ordinary course and consistent with past practice, acquire, lease or sublease any material tangible assets, raw materials or properties (including any real property),

•

subject to limited exceptions, enter into new (or amend any existing to increase benefits) any employee benefit plan, program or arrangement or any new (or amend any existing to increase benefits) employment, severance, change of control or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee;

•	contractually commit to make capital expenditures for any period following the closing of the merger in excess of $225,000;

•	pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

•	fail to use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope to coverage maintained on the date of the merger agreement;

•

make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any accounts receivable, other than in the ordinary course and consistent with past practice;

•

make or change any material tax election, change an annual accounting period, adopt or change any material accounting method, settle any material tax claim or assessment relating to PTI, surrender any right to claim a refund of material taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to PTI, or take any other similar action relating to the filing of any material tax return or the payment of any material tax;

•	settle, release or forgive any material claim or litigation or waive any material right thereto which has not been properly reserved on the books of PTI;

•

make, enter into, modify, amend in any manner that would be reasonably expected to have an adverse effect on PTI or terminate, or waive any right or remedy under, any contract, bid or expenditure, where such contract, bid or expenditure is for a contract entailing payments in excess of $25,000, other than in the ordinary course and consistent with past practice;

•	lend money to any person or incur or guarantee any indebtedness for borrowed money or enter into any capital lease obligation in excess of $50,000;

•

use any of PTI’s funds or other assets to pay down or pay off any of PTI’s indebtedness for borrowed money outstanding, other than drawdowns and repayments under PTI’s revolving credit facilities consistent with the past cash management practices of PTI;

•	take any action to accelerate the vesting of, or cause any restriction to lapse with respect to, any stock-based compensation;

•

form or organize any subsidiary of PTI or purchase or otherwise acquire any direct or indirect equity or other ownership interest, or any investment (other than investments that constitute cash or cash equivalents) in, any other person;

•	modify or amend the note purchase agreement with respect to the convertible promissory notes; or

•	commit to do any of the foregoing.

PTI Stockholder Consents. Under the merger agreement, PTI was required to obtain, and has subsequently obtained, executed written consents to the merger agreement and the transactions contemplated thereby (including the merger and the conversion of PTI’s preferred stock and PTI convertible promissory notes) from (a) a majority of outstanding shares of PTI common stock and PTI preferred stock, voting together as a single class, (b) holders of at least 65% of PTI’s outstanding shares of Series A1 Preferred Stock and Series A3 Preferred Stock, voting together as a single class, (c) holders of at least 60% of PTI’s outstanding shares of Series B Preferred Stock, voting as a separate class and (d) the holders of at least 67% of PTI’s outstanding preferred stock, voting as a single class on an as-converted basis. The amendment to the merger agreement executed on January 24, 2008 was approved by the same stockholders by written consent.

Lock-Up Agreement. PTI will use its commercially reasonable efforts to cause each of certain holders of PTI common stock to execute and deliver to Oracle at or prior to closing a lock-up agreement.

PTI Charter Amendment. Subject to Delaware General Corporation Law and the terms of PTI’s common stock and preferred stock, PTI will take all corporate action necessary to cause an amendment to its Third Amended and Restated Certificate of Incorporation to increase its authorized shares of PTI common stock so that there will be sufficient authorized shares of PTI common stock to effect the conversion of all PTI preferred stock and convertible promissory notes prior to the effective time of the merger to be filed with the Secretary of State of Delaware and such amendment will be in full force and effect no less than one business day prior to the closing date.

Other Covenants of PTI. Subject to certain exceptions, PTI has agreed that:

•

from the date of the merger agreement until the earlier of the termination of the merger agreement and the closing date, it will give Oracle written notice with reasonable particularity upon having knowledge of any matter that may reasonably be expected to constitute a breach of any representation, warranty, agreement or covenant of PTI contained in the merger agreement to the extent such breach would cause the conditions to Oracle’s obligations to close not to be satisfied;

•	it will deliver on the date of the merger agreement, a letter to Oracle identifying all persons who, to its knowledge, are “affiliates” of PTI for the purposes of Rule 145 of the Securities Act;

•

subject only to receipt of the requisite approvals of the holders of its preferred stock pursuant to the terms of PTI’s certificate of incorporation, PTI will take all corporate action necessary to cause all shares of its preferred stock that are outstanding as of immediately prior to the effective time of the merger to be converted into shares of PTI common stock, effective prior to the effective time, in accordance with the terms of such preferred stock; and

•

prior to the time the registration statement of which this proxy statement/prospectus forms a part is declared effective by the SEC, PTI will execute and deliver to Cooley and Willkie a tax representation letter and will use its commercially reasonable efforts to cause Cooley to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act.

No Solicitation by PTI

PTI will not (whether directly or indirectly through its affiliates, officers, directors, employees, representatives, agents, advisors or other intermediaries), nor shall (directly or indirectly) PTI authorize or permit any of its officers, directors, agents, representatives or advisors to (i) solicit, initiate, or take any action to encourage the submission of inquiries, proposals or offers from any person relating to any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination or other similar transaction involving PTI that would result in the direct or indirect acquisition of securities representing more than 50% of the voting power of PTI or more than 50% of the assets of PTI, or a PTI Acquisition Proposal (ii) enter into an agreement to facilitate, approve or endorse a PTI Acquisition Proposal or in connection with such proposal, abandon or terminate the proposed merger contemplated by this proxy statement/prospectus, or (iii) enter into discussions, inquire or furnish information with respect to any PTI Acquisition Proposal. In connection with execution of the merger agreement, PTI agreed to immediately cease all such activities. Notwithstanding the foregoing, PTI may (i) subject to certain conditions, comply with Rule 14e-2 under the Exchange Act, (ii) prior to obtaining approval of the merger contemplated by this proxy statement/prospectus by PTI’s securityholders, engage in negotiations or discussions with any party that has made an unsolicited bona fide PTI Acquisition Proposal and, subject to certain conditions, furnish nonpublic information regarding PTI to such party and (iii) prior to obtaining approval of the merger by PTI’s securityholders, withdraw or modify in a manner adverse to Oracle its board’s recommendation of the merger agreement, provided that the board of directors of PTI may only take the actions outlined in (ii) and (iii) if it has determined in good faith, after consultation with its advisors, that such PTI Acquisition Proposal is reasonably likely to be more favorable to PTI’s stockholders than the merger contemplated by this proxy statement/prospectus and failing to take such action would be inconsistent with fiduciary duties. PTI will promptly notify Oracle (within 2 business days) of any PTI Acquisition Proposal, the terms thereof and requests related thereto. PTI will promptly consider in good faith any proposed alteration of the terms of the merger agreement by Oracle in response to any PTI Acquisition Proposal. In the event, prior to obtaining approval of the merger contemplated by this proxy statement/prospectus by PTI’s securityholders, the board of directors of PTI determines, in response to an unsolicited PTI Acquisition Proposal, that failing to take action would be inconsistent with its fiduciary duties, it may withdraw or modify its recommendation of the merger contemplated by this proxy statement/prospectus, provided that prior to withdrawing or modifying its recommendation, PTI has given Oracle 5 business days notice of the intention to take such action and PTI’s board must negotiate in good faith during such 5 days with Oracle to make such adjustments such that the PTI Acquisition Proposal in question would no longer be considered superior to the merger contemplated by this proxy statement/prospectus.

Covenants of Oracle and Merger Sub

Interim operating covenants relating to Oracle and Merger Sub. Subject to the exceptions set forth in the disclosure schedules to the merger agreement and certain other exceptions, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement in accordance with its terms and the effective time of the merger, Oracle has covenanted and agreed that (i) the businesses of Oracle and Merger Sub will be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice, (ii) Oracle will use its commercially reasonable efforts to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use and (iii) Oracle will use commercially reasonable efforts to conduct its business incompliance with applicable laws in all material respects, including without limitation the timely filing of all reports, forms or other documents with the SEC required to be filed with the SEC by Oracle pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, to preserve intact its business organization, to keep available the services of its present officers and key employees and to preserve, in all material respects, its significant business relationships. In addition to the provisions of the merger agreement regarding the conduct of business generally, subject to certain exceptions, Oracle and Merger Sub have agreed that they will not, from the date of this agreement until the earlier of the termination of the merger agreement in accordance with its terms and the effective time of the merger:

•	make any change in any of their organizational documents;

•

subject to limited exceptions, issue any additional shares of capital stock or other equity securities or grant any option, warrant or right to acquire any capital stock or other equity securities or issue any security convertible into or exchangeable or exercisable for such securities or alter in any way any its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, or agree to register under the Securities Act any capital stock of Oracle or Merger Sub;

•	subject to limited exceptions, make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its tangible assets, leased real property or rights or any part thereof;

•	sell, transfer, exclusively license or abandon any of its intellectual property;

•	subject to limited exceptions, subject any of its assets, properties or rights, or any part thereof, to any lien;

•

subject to limited exceptions, redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Oracle and Merger Sub or declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

•	other than in the ordinary course and consistent with past practice, acquire, lease or sublease any material tangible assets, raw materials or properties (including any real property);

•

subject to limited exceptions, enter into any employee benefit plan, program or arrangement or any employment, severance, change of control or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee;

•	contractually commit to make capital expenditures for any period following the closing of the merger;

•

pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates (other than as between Oracle and Merger Sub);

•	fail to use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope to coverage maintained on the date of the merger agreement;

•

make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a change in GAAP, or write off as uncollectible any accounts receivable;

•

make or change any material tax election, change an annual accounting period, adopt or change any material accounting method, settle any material tax claim or assessment relating to Oracle or any of its subsidiaries, surrender any right to claim a refund of material taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Oracle or any of its subsidiaries, or take any other similar action relating to the filing of any material tax return or the payment of any material tax;

•	settle, release or forgive any material claim or litigation or waive any material right thereto which has not been properly reserved on the books of Oracle or its subsidiaries;

•

make, enter into, modify, amend in any manner that would be reasonably expected to have an adverse effect on Oracle or Merger Sub or terminate, or waive any right or remedy under, any contract, bid or expenditure, where such contract, bid or expenditure is for a contract entailing payments in excess of $25,000, other than in the ordinary course and consistent with past practice;

•	lend money to any person or incur or guarantee any indebtedness for borrowed money or enter into any capital lease obligation in excess of $25,000;

•	use any of Oracle’s or Merger Sub’s funds or other assets to pay down or pay off any of Oracle’s or Merger Sub’s indebtedness for borrowed money;

•	take any action to accelerate the vesting of, or cause any restriction to lapse with respect to, any stock-based compensation;

•

form or organize any subsidiary of Oracle or Merger Sub or purchase or otherwise acquire any direct or indirect equity or other ownership interest, or any investment (other than investments that constitute cash or cash equivalents) in, any other person (provided that Oracle may purchase or acquire such interests, or make investments in, Merger Sub);

•

amend the escrow agreement between Oracle and certain of its stockholders in such a manner as to cause the Oracle securities of such stockholders to be released from escrow prior to the date currently provided for their release in the escrow agreement; or

•	commit to do any of the foregoing.

Directors and Officers Insurance and Indemnification. Oracle (A) will cause PTI, as surviving corporation in the merger, to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of the current or former directors or officers of PTI as provided in PTI’s organizational documents or any indemnification contract between such officers and directors and PTI (in each case, as in effect and made available to Oracle as of the date of the merger agreement or as amended or entered into prior to the closing of the merger in accordance with the merger agreement or with the written consent of Oracle) as of the effective time of the merger, and (B) will, and will cause PTI to, maintain in effect for 6 years from the effective time of the merger, through the purchase of run-off coverage or otherwise, directors’ and officers’ liability insurance covering current and former directors and officers of PTI and certain other individuals who are covered by the directors’ and officers’ liability insurance policy provided for directors and officers of PTI as of the date of the merger agreement on terms comparable to such existing policy and with minimum aggregate limits of liability of at least $5,000,000 and deductibles no larger than those customary for such type of insurance policy.

Notice of Breach. Oracle has agreed that from and after the date of the merger agreement until the earlier to occur of the closing date and the termination of the merger agreement, it will promptly give PTI written notice with reasonable particularity upon having knowledge of any matter that may reasonably be expected to constitute a breach of any representation, warranty, agreement or covenant of Oracle or Merger Sub contained in the merger agreement to the extent such breach would cause the conditions to PTI’s obligation to close not to be satisfied.

Board Recommendation. Oracle has agreed that in the proxy statement/prospectus related to the merger agreement it (i) will include a recommendation from its board of directors in favor of approval and adoption of the merger agreement and the merger, except to the extent the board of directors of Oracle has withdrawn or modified its approval or recommendation of the merger agreement to the extent permitted pursuant to the no solicitation provisions of the merger agreement, (ii) request approval from its stockholders of the merger and the merger agreement, (iii) request the approval from its stockholders for certain amendments to its Amended and Restated Certificate of Incorporation and (iv) it will include a recommendation by Oracle’s board of directors in favor of the adopt of the 2008 Equity Incentive Plan.

Board Composition; Officers. Oracle has agreed that it will take or cause to be taken all corporate actions necessary for the board of directors of Oracle, as of the effective time, to be comprised of nine members classified into three classes, and to use its reasonable best efforts to cause the Oracle board of directors to be constituted with six designees of PTI and three designees of Oracle. Oracle will use its reasonable best efforts to cause certain individuals to be appointed as officers of Oracle as of the effective time of the merger.

Employee Matters. Oracle has agreed that at the effective time, it will assume all employment agreements between PTI and its employees as disclosed on the disclosure schedules to the merger agreement and all employment agreements entered into by PTI prior to the effective time of the merger in accordance with the provisions governing the conduct of PTI’s business prior to closing as set forth in the merger agreement to the extent assumption is permitted pursuant to the terms of such employment agreements. Oracle has agreed that until the first anniversary of the closing date, Oracle will continue the employment of PTI’s employees at the closing of the transactions contemplated by the merger agreement at base compensation levels and at a target bonus opportunity equal to or greater than that available to the PTI employee as of the date of the merger agreement and following the closing until the first anniversary of the closing date, PTI employees will be eligible to receive benefits that are substantially comparable to those such employees were eligible to receive under PTI’s plans immediately prior to closing.

Other Covenants by Oracle and Merger Sub. Subject to certain exceptions, Oracle has agreed that:

•

it will make all necessary filings with respect to the merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder;

•

(i) it will file with the Colorado Securities Commissioner a Form ES in accordance with Section 11-51-302(6) of the Colorado Statute and Rule 51-3.4 of the Colorado Statute not less than 10 days prior to the effective time and (ii) promptly after the effective time provide or cause to be provided to the trustee of the trust fund certain documentation that the merger has been consummated and that Section 11-51-392(6) and Rule 51-3.4 of the Colorado statute have been met and written instructions with respect to the transfer of funds held in the trust fund;

•

prior to the time the registration statement of which this proxy statement/prospectus forms a part is declared effective by the SEC, Oracle will execute and deliver to Cooley and Willkie a tax representation letter and will use its commercially reasonable efforts to cause Willkie to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act of 1933, as amended; and

•

it will use its commercially reasonable efforts to obtain approval from Colorado regulatory authorities as promptly as reasonably practicable to the release of the funds in the trust fund to Oracle, without distribution to Oracle’s stockholders, on or after March 8, 2008.

No Solicitation by Oracle

Neither Oracle nor any of its subsidiaries will (whether directly or indirectly through affiliates, officers, directors, employees, representatives, agents, advisors or other intermediaries), nor shall (directly or indirectly) any of Oracle or, any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries (i) solicit, initiate, or take any action to facilitate or encourage the submission of inquiries, proposals or offers from any person relating to any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination or other similar transaction involving Oracle and its subsidiaries that would result in the direct or indirect acquisition of securities representing more than 50% of the voting power of Oracle or more than 50% of the assets of Oracle, or an “Oracle Acquisition Proposal” (ii) enter into an agreement to facilitate, approve or endorse an Oracle Acquisition Proposal or in connection with such proposal, abandon or terminate the proposed merger contemplated by this proxy statement/prospectus, or (iii) enter into discussions, inquire or furnish information with respect to any Oracle Acquisition Proposal. In connection with execution of the merger agreement, Oracle agreed to immediately cease all such activities. Notwithstanding the foregoing, Oracle may (i) subject to certain conditions, comply with Rules 14d-9 and 14e-2 under the Exchange Act, (ii) prior to obtaining approval of the merger contemplated by this proxy statement/prospectus by Oracle’s stockholders, engage in negotiations or discussions with any party that has made an unsolicited bona fide written Oracle Acquisition Proposal and, subject to certain conditions, furnish nonpublic information regarding Oracle to such party and (iii) prior to obtaining approval of the merger by Oracle’s stockholders withdraw or modify or change in a manner adverse to PTI its board’s recommendation of the merger agreement, provided that the board of directors of Oracle may only take the actions outlined in (ii) and (iii) if it has determined in good faith, after consultation with its advisors, that such Oracle Acquisition Proposal is reasonably likely to be more favorable to Oracle’s stockholders than the merger contemplated by this proxy statement/prospectus and failing to take such action would be inconsistent with fiduciary duties. Oracle will promptly notify PTI (within 2 business days) of any Oracle Acquisition Proposal, the terms thereof and requests related thereto. Oracle will promptly consider in good faith any proposed alteration of the terms of the merger agreement by PTI in response to any Oracle Acquisition Proposal.

Additional Covenants of the Parties

Access to Information; Confidentiality. Upon reasonable notice and subject to certain other exceptions, each party will afford the other party reasonable access, during normal business hours during the period prior to the effective time, to all of such party’s officers, employees, properties, offices, plants and other facilities and books and records and, during such period, each party will furnish promptly to the other, consistent with such party’s legal obligations, all other information concerning such party’s business, properties and personnel as the other party may reasonably request.

Reasonable Efforts; Notification. Each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable after the date of the merger agreement.

Insurance Maintenance. Each party will use its commercially reasonable efforts to maintain in full force and effect through the closing date all material insurance policies applicable to such party and their respective properties and assets in effect on the date of the merger agreement.

Public Announcements. Each party agrees it will not issue any public release or announcement regarding the transactions contemplated by the merger agreement without the prior written consent of the other, except as required by applicable law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the announcement will use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

No Shareholder Rights Plans. From the date of the merger agreement through the earlier of the termination of the merger agreement and the effective time, neither party will adopt, approve, or agree to adopt, a shareholder rights plan or other similar plan commonly referred to as a “poison pill.”

Shareholder Litigation. Each of Oracle and PTI will keep the other party informed of, and cooperate with the other party in connection with, any stockholder litigation or claim against it and/or its directors or officers relating to the merger or the other transactions contemplated by the merger agreement.

Fees and Expenses. All fees and expenses incurred in connection with the merger, including all legal, accounting, financial advisory, consulting fees and expenses, incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the merger agreement and the transactions contemplated thereby shall be the obligation of the party incurring such fees and expenses, except as described in “The Merger Agreement—Effect of Termination.”

Additional Covenants of the Parties. Additional covenants of the parties include the following:

•	each party will use commercially reasonable efforts to obtain all requisite approvals and authorizations for the transactions contemplated by the merger agreement under any applicable regulatory law;

•

each party will use commercially reasonable efforts to obtain all consents, waivers, authorizations and approvals of all third parties necessary, proper or advisable for the consummation of the transactions contemplated by the merger agreement, and to provide any notices to third parties required to be provided prior to the effective time; and

•	none of the parties will knowingly take any action or fail to take any action which would prevent the merger from qualifying as a “reorganization” within the meaning of section 368(a) of the Code.

All covenants contained in the merger agreement survive indefinitely or until, by their respective terms, they are no longer operative.

Conditions to the Completion of the Merger

Each of Oracle’s and PTI’s obligations to effect the merger is subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:

Conditions to Oracle’s and PTI’s obligations

The merger agreement contemplates that the respective obligations of each party to effect the merger and the other transactions contemplated in the merger agreement are subject to the satisfaction or waiver, on or prior to the closing date, of the following conditions:

•

no statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•

all consents, waivers, authorizations and approvals of any governmental entity required in connection with the execution, delivery and performance of the merger agreement shall have been duly obtained and shall be in full force and effect on the closing date of the merger;

•

the registration statement on Form S-4 of which this proxy statement/prospectus is a part shall have been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•

the merger agreement and the transactions contemplated thereby shall have been duly approved by (a) the holders of a majority of the outstanding shares of PTI common stock and preferred stock, voting together as a single class, (b) the holders of at least 65% of the outstanding shares of PTI’s Series A1 preferred stock and Series A3 preferred stock, voting together as a single class, (c) the holders of at least 60% of the outstanding shares of PTI’s Series B preferred stock, voting as a separate class, and (d) the holders of at least 67% of the outstanding shares of PTI preferred stock, voting together as a single class on an as converted basis; and

•

the merger agreement and the transactions contemplated thereby shall have been duly approved by (i) the holders of a majority of the outstanding shares of Oracle common stock, and (ii) by the holders of a majority of the outstanding shares of Oracle common stock issued by the Oracle in its initial public offering, in each case voted at the Oracle stockholders meeting; provided, however, that Oracle may not complete the merger if the holders of 20% or more in interest of the common stock issued in its initial public offering shall have (x) voted against the approval and adoption of the merger agreement and the transactions contemplated thereby and (y) properly demanded that Oracle convert such shares of common stock into cash pursuant to Oracle’s Amended and Restated Certificate of Incorporation.

Additional Conditions to Oracle’s obligations

The obligation of Oracle and Merger Sub to effect the merger and the other transactions contemplated by the merger agreement are further subject to the satisfaction, or waiver by Oracle, on or prior to the closing date, of the following conditions:

•

certain enumerated representations and warranties of PTI contained in the merger agreement, with respect to its corporate organization, authorization of the merger agreement, no brokers, board approval, the vote required to adopt the merger agreement and the amendment to the PTI note purchase agreement with respect to the convertible promissory notes shall be true and correct in all respects, in each case both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), and Oracle shall have received a certificate signed on behalf of PTI by an executive officer of PTI to such effect;

•

certain of the representations and warranties of PTI, with respect to its authorized capital stock, capital stock issued and outstanding, the authorization, validity and assessability of capital stock, outstanding options, warrants or other securities convertible or exchangeable for capital stock and any outstanding bonds, debentures or notes that have the right to vote with stockholders, shall be true and correct in all respects (except for inaccuracies which are de minimis in amount), in each case both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), and Oracle shall have received a certificate signed on behalf of PTI by an executive officer of PTI to such effect;

•

all other representations and warranties of PTI set forth in the merger agreement shall be true and correct both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, and Oracle shall have received a certificate signed on behalf of PTI by an executive officer of PTI to such effect;

•

PTI shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger, and Oracle shall have received a certificate signed on behalf of PTI by an executive officer of PTI to such effect;

•	a material adverse effect with respect to PTI shall not have occurred;

•

all shares of PTI preferred stock and PTI’s convertible promissory notes shall have been converted into shares of PTI common stock and no PTI preferred stock, rights to acquire PTI preferred stock or bridge notes shall be outstanding;

•

Oracle shall have received from Willkie Farr & Gallagher LLP, tax counsel to Oracle, on the date of the closing of the merger, in form and substance reasonably satisfactory to Oracle, a written opinion to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of Oracle and PTI will be a party to the reorganization within the meaning of Section 368(a) of the Code;

•

neither the amendment to the convertible promissory note purchase agreement with respect to the convertible promissory notes contemplated by the merger agreement nor the note purchase agreement, as amended thereby, shall have been further amended and the amendment to the PTI note purchase agreement with respect to the convertible promissory notes contemplated by the merger agreement is in full force and effect;

•

certain holders of PTI common stock immediately prior to the effective time of the merger shall have executed and delivered to Oracle a lock-up agreement, and each such agreement shall be in full force and effect;

•

an amendment of PTI’s Third Amended and Restated Certificate of Incorporation that increases the number of authorized shares of PTI common stock so that there will be sufficient authorized shares of PTI common stock to effect the exercise of all outstanding PTI options and warrants and the conversion of all outstanding PTI preferred stock and convertible promissory notes prior to the effective time of the merger shall have been filed with the Secretary of State of Delaware and is in full force and effect; and

•

each of the escrow agent and the stockholder representative of PTI stockholders shall have executed and delivered the Escrow Agreement to Oracle; and the PTI stockholder representative shall have executed and delivered the escrow agreement to the escrow agent and the escrow agreement shall be in full force and effect.

Additional Conditions to PTI’s obligations

The obligation of PTI to effect the merger and the other transactions contemplated by the merger agreement are further subject to the satisfaction, or waiver by PTI, on or prior to the closing date, of the following conditions:

•

certain enumerated representations and warranties of Oracle and Merger Sub contained in the merger agreement, with respect to its corporate organization, authorization of the merger agreement, no brokers, board approval and the vote required to adopt the merger agreement, shall be true and correct in all respects, in each case both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), and PTI shall have received a certificate signed on behalf of Oracle by an executive officer of Oracle to such effect;

•

the representations and warranties of Oracle and Merger Sub with respect to capitalization shall be true and correct in all respects (except for inaccuracies which are de minimis in amount), in each case both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), and PTI shall have received a certificate signed on behalf of Oracle by an executive officer of Oracle to such effect;

•

all other representations and warranties of Oracle and Merger Sub set forth in the merger agreement shall be true and correct both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, and PTI shall have received a certificate signed on behalf of Oracle by an executive officer of Oracle to such effect;

•

Oracle shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger, and PTI shall have received a certificate signed on behalf of Oracle by an executive officer of Oracle to such effect;

•	a material adverse effect with respect to Oracle shall not have occurred;

•	Oracle’s stockholders shall have adopted the Second Amended and Restated Certificate of Incorporation of Oracle and the 2008 Equity Incentive Plan;

•

subject to certain conditions, Oracle shall have executed and delivered a registration rights agreement with certain holders of PTI common stock immediately prior to the effective time of the merger providing such holders with the right to register their shares of Oracle common stock received in the merger under the Securities Act of 1933, as amended, on terms consistent with the existing registration rights agreement between Oracle and certain “Investors” identified therein, provided that such registration rights agreement will provide that no holder may exercise any right to demand any registration of their Oracle shares until after 180 days after the closing of the merger;

•	the board of directors of Oracle shall be constituted as set forth in Section 7.7 of the merger agreement;

•

PTI shall have received from Cooley Godward Kronish LLP, tax counsel to PTI, on the date of the closing of the merger, a written opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of Oracle and PTI will be a party to the reorganization within the meaning of Section 368(a) of the Code; and

•

each of the escrow agent and Oracle shall have executed and delivered the escrow agreement to the stockholder representative of PTI stockholders, and Oracle shall have executed and delivered the escrow agreement to the escrow agent, and the escrow agreement shall be in full force and effect.

If permitted under applicable law, either PTI or Oracle may waive conditions for the benefit of itself and its stockholders and complete the merger even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the merger will occur.

Termination

Termination by either PTI or Oracle

Either PTI or Oracle may terminate the merger agreement at any time prior to the effective time of the merger, either before or after the requisite approval of the stockholders of Oracle or PTI has been obtained:

•	by mutual written agreement of Oracle and PTI;

•

if the registration statement on Form S-4 of which this proxy statement/prospectus is a part has not been declared effective by the SEC on or before February 11, 2008, provided that this right to terminate the merger agreement will not be available to any party whose breach of any representation or warranty or failure to fulfill any obligation under the merger agreement is the primary cause of the failure of the registration statement to be declared effective on or before such date;

•	if the effective time of the merger has not occurred on or before March 8, 2008;

•

if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action has become final and nonappealable;

•

if the requisite Oracle stockholder approval is not obtained or the holders of 20% or more of the shares of common stock issued in Oracle’s initial public offering have voted against the merger and demanded that Oracle convert their shares into cash pursuant to the terms of Oracle’s Amended and Restated Certificate of Incorporation; or

•

if holders of 20% or more of the shares of Oracle’s common stock issued in Oracle’s initial public offering (i) vote against the approval and adoption of the merger agreement and (ii) elect to convert such shares into cash from the trust fund.

Termination by Oracle

The merger agreement also provides that Oracle, at any time prior to the effective time of the merger, may terminate the merger agreement by action taken or authorized by its board of directors if:

•

prior to receipt of approval by PTI’s stockholders, the board of directors of PTI has failed to recommend, or has withdrawn or modified in a manner adverse to Oracle, its recommendation of the merger agreement and the merger or has approved a transaction other than the transactions contemplated by the merger agreement;

•

the amendment of PTI’s Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of PTI common stock has not been filed with the Delaware Secretary of State and has not been in full force and effect at least one business day prior to March 8, 2008; or

•

PTI breaches any of its representations, warranties, covenants or agreements contained in the merger agreement such that Oracle’s conditions to closing related to PTI’s satisfaction of its representations, warranties and covenants set forth in the merger agreement (as described in “The Merger Agreement—Conditions to the Completion of the Merger”) would not be satisfied and (A) such breach is not capable of being cured or (B) if such breach is reasonably capable of bring cured, such breach shall not have been cured prior to March 8, 2008.

Termination by PTI

The merger agreement also provides that PTI, at any time prior to the effective time of the merger, may terminate the merger agreement by action taken or authorized by its board of directors if:

•

prior to the Oracle stockholders meeting, the board of directors of Oracle has failed to recommend or withdrawn or modified in a manner adverse to PTI its recommendation of the merger agreement and the merger or has approved an acquisition proposal regarding transactions other than those contemplated by the merger agreement; or

•

Oracle or Merger Sub breaches any of their representations, warranties, covenants or agreements contained in the merger agreement such that PTI’s conditions to closing related to Oracle’s and Merger Sub’s satisfaction of their representations, warrantees and covenants set forth in the merger agreement (as described in “The Merger Agreement—Conditions to Completion of the Merger”) would not be satisfied and (A) such breach is not capable of being cured or (B) if such breach is reasonably capable of bring cured, such breach shall not have been cured prior to March 8, 2008.

Effect of Termination

Subject to certain exceptions, in the event of termination by either PTI or Oracle, the merger agreement will become void and have no effect, without any liability or obligation on the part of Oracle, Merger Sub or PTI, provided that the termination of the merger agreement will not relieve any party from liability for any material breach of any covenant or agreement or any material breach of any representation or warranty in the merger agreement occurring prior to termination.

If PTI or Oracle terminates the merger agreement because the registration statement on Form S-4 that contains this proxy statement/prospectus has not been declared effective by the SEC on or before February 11, 2008 (unless a breach by Oracle of any representation or warranty or failure of Oracle to fulfill any obligation under the merger agreement was the primary cause of the failure of the registration statement to be declared effective by such date), PTI will pay to Oracle its actual out of pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors, consultants and commitment and funding fees) actually incurred by Oracle, Merger Sub and their affiliates on or after November 21, 2007 until the termination of the merger agreement in connection with the transactions contemplated by the merger agreement, not to exceed $1,000,000, within 5 days after the delivery of notice of the amount of such expenses.

If Oracle terminates the merger agreement because (i) prior to receipt of approval by PTI’s stockholders, the board of directors of PTI has failed to recommend or withdrawn or modified in a manner adverse to Oracle its recommendation of the merger agreement and the merger or has approved a transaction other than the transactions contemplated by the merger agreement or (ii) the amendment of PTI’s Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of PTI common stock has not been filed with the Delaware Secretary of State and has not been in full force and effect at least one business day prior to March 8, 2008, PTI will pay to Oracle, not later than 2 business days following such termination, $4,000,000, plus Oracle’s actual out of pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors, consultants and commitment and funding fees) actually incurred by Oracle, Merger Sub and their affiliates on or prior to termination of the merger agreement in connection with the transactions contemplated by the merger agreement, not to exceed $1,000,000, within 5 days after the delivery of notice of the amount of such expenses.

If PTI terminates the merger agreement because prior to the Oracle stockholders meeting, the board of directors of Oracle has failed to recommend, or has withdrawn or modified in a manner adverse to PTI, its recommendation of the merger agreement and the merger or has approved an acquisition proposal regarding transactions other than those contemplated by the merger agreement, Oracle will pay to PTI, not later than 2 business days following such termination, $4,000,000, plus PTI’s actual out of pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors, consultants and commitment and funding fees) actually incurred by PTI and its affiliates on or prior to termination of the merger agreement in connection with the transactions contemplated by the merger agreement, not to exceed $1,000,000, within 5 days after the delivery of notice of the amount of such expenses.

Assignment

The merger agreement may not be assigned by any party without prior written consent of the other parties.

Amendment

The merger agreement may be amended by the parties at any time before or after receipt of the approval from Oracle’s or PTI’s stockholders. However, after receipt of the approval from Oracle’s and PTI’s stockholders, the parties will not, without further stockholder approval, amend the merger agreement in a manner that by law requires further approval by the stockholders of Oracle or PTI. The merger agreement may not be amended except by an instrument in writing signed on behalf of the parties to the merger agreement.

Extension; Waiver

At any time prior to the effective time, the parties may extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties in the merger agreement or in other documents, or waive compliance with any of the conditions in the merger agreement. Any agreement on the part of any party to the merger agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of it. The failure of any party to assert any of its rights under the merger agreement will not constitute a waiver.

Indemnification

Holders of PTI common stock immediately prior to the effective time will jointly (and not severally) indemnify and fully defend, save and hold harmless Oracle, Merger Sub, their affiliates, and their respective directors, officers, agents and employees from any loss arising out of or resulting from any breach of the covenants, representations and warranties of PTI contained in the merger agreement and Oracle’s and Merger Sub’s enforcement of such rights. Other than in the case of a willful breach of the indemnification provisions of the merger agreement and except in the case of (i) fraud or willful misrepresentation, (ii) breaches of the representations and warranties of the PTI regarding authorization and validity of the merger agreement, capitalization, no brokers, votes required and the amendment to the PTI note purchase agreement with respect to the convertible promissory notes, Oracle, Merger Sub and their affiliates will only be indemnified for breach of representation and warranty by PTI, and the enforcement of such rights, from the Oracle shares held in the escrow account and only if the amount of losses exceed $1,500,000 and only to the extent such losses exceed $250,000. The maximum amount for which any single former holder of PTI common stock may be liable for breach of representations and warranties by PTI, and the enforcement of such rights, will not exceed 20% of the per share merger consideration, milestone consideration per share, if any, and top-up consideration per share, if any, received by such former holder.

Additionally, Oracle and Merger Sub will jointly and severally indemnify and fully defend, save and hold harmless all holders of PTI common stock immediately prior to the effective time from any loss arising out of or resulting from any breach of the covenants, representations and warranties of Oracle and Merger Sub contained in the merger agreement and the holders’ enforcement of such rights. Except in the case of (i) fraud or willful misrepresentation, (ii) breaches of the representations and warranties of the Oracle and Merger Sub regarding authorization and validity of the merger agreement, capitalization, no brokers and votes required, former holders of PTI stock will only be indemnified if the amount of losses exceed $1,500,000 and only to the extent such losses exceed $250,000. The maximum aggregate amount for which Oracle and Merger Sub may be liable will not exceed 20% of the aggregate per shall merger consideration, milestone consideration per share, if any, and top-up consideration per share, if any, issued and paid to former PTI common stock holders. The maximum amount for which Parent will be liable to any single former holder of PTI common stock will not exceed 20% of the per share merger consideration received by such former holder.

Survival Period

For the purpose of the merger escrow agreement and the indemnification provisions of the merger agreement, all of the representations and warranties contained in the merger agreement expire on the first anniversary of the closing date of the merger, other than (i) certain enumerated representations and warranties of PTI with respect to authorization and validity of the merger agreement, authorized capital stock, capital stock issued and outstanding, the authorization, validity and assessability of capital stock, outstanding options, warrants or other securities convertible or exchangeable for capital stock, any outstanding bonds, debentures or notes that have the right to vote with stockholders, no brokers, votes required and the amendment of the PTI note purchase agreement with respect to the convertible promissory notes, and (ii) certain enumerated representations and warranties of Oracle with respect to authorization and validity of the merger agreement, capitalization, no brokers and votes required, which will survive until all claims relating thereto have been barred by the relevant statute of limitations. Any claim must be made prior to the expiration of the appropriate period in order for the indemnification claim to be paid with respect to any losses. All covenants contained in the merger agreement survive indefinitely or until, by their respective terms, they are no longer operative.

Stockholders’ Representative

The PTI stockholders have designated Joel P. Adams as stockholders’ representative with authority to make all decisions and determinations and to take all actions (including giving consents and waivers) required or permitted under the merger agreement on behalf of the PTI stockholders with respect to indemnity claims against PTI and with respect to the shares of the merger consideration to be held in escrow for the benefit of PTI’s stockholders.

Merger Escrow Agreement

At the time of the consummation of the merger, Oracle will deposit with the merger escrow agent, 2,250,000 shares of common stock of Oracle to be issued in the merger. The Escrow Shares will be released, pro rata, to the persons who held shares of PTI common stock as of the closing of the merger, on the first anniversary of the closing date, subject to reduction due to payments made to Oracle from the escrow account. Escrow Shares, subject to pending claims on such first anniversary date, will remain in escrow pending resolution of such claims.

THE VOTING AGREEMENT

The following is a summary of the material provisions of the voting agreement. This description of the voting agreement is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached as Annex B to this proxy statement/prospectus and incorporated by reference herein. The voting agreement was executed on December 3, 2007. The voting agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Oracle, PTI Acquisition Sub, Inc. or PTI or their respective affiliates or securityholders. All stockholders are encouraged to read the voting agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of that agreement and not by this summary or any other information contained in this proxy statement/prospectus.

Voting Agreement Relating to Shares of PTI Capital Stock

Simultaneously with the execution and delivery of the merger agreement on December 3, 2007, Oracle and each of Adams Capital Management III, L.P. and TVM V Life Science Ventures GmbH & Co. KG, in their capacity as PTI stockholders, entered into a voting agreement. In the voting agreement, the executing PTI stockholders agreed to vote, or provide their consent with respect to, all shares of PTI capital stock and PTI convertible promissory notes held by such holders, including shares of common stock issuable upon exercise of outstanding warrants and conversion of outstanding convertible promissory notes:

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in favor of adoption, approval and consummation of the merger agreement and the transactions contemplated thereby (including, without limitation, the merger) and any actions required in furtherance thereof;

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in favor of the conversion, immediately prior to the effective time of the merger, of any and all shares of PTI preferred stock and any and all PTI convertible promissory notes that are outstanding immediately prior to the effective time of the merger into shares of PTI common stock; and

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against any alternate acquisition proposal or any other action, agreement or transaction that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of PTI under the merger agreement or that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the conversion of PTI preferred stock and convertible promissory notes, the merger or the other transactions contemplated by the merger agreement.

In connection with the execution of the voting agreement, the executing PTI stockholders agreed to execute and deliver to Oracle proxies to vote regarding the matters set forth above, which proxy will be irrevocable to the fullest extent permitted under Delaware General Corporation Law.

In the aggregate, the two stockholders holding approximately 47.1% of outstanding PTI capital stock on an as-converted to common stock basis, 51.8% of outstanding PTI preferred stock on an as-converted basis, 64.6% of outstanding PTI Series A1 Preferred Stock and Series A3 Preferred Stock voting together as a class and 37.5% of outstanding PTI Series B Preferred Stock delivered voting agreements to Oracle simultaneously with the execution of the merger agreement. Subsequent to the execution of the merger agreement, effective as of December 3, 2007 the PTI stockholders, including the stockholders who had previously executed voting agreements as well as additional stockholders who had not executed such agreements, approved the merger agreement and the transactions contemplated thereby by written consent, as described herein under “PTI Stockholder Approval.” The amendment to the merger agreement entered into as of January 24, 2008 was also approved by the stockholders who previously executed voting agreements.

THE CHARTER AMENDMENT PROPOSALS

General Description of the Amendment and Restatement of the Amended and Restated Certificate of Incorporation of Oracle

The amendment and restatement of Oracle’s Amended and Restated Certificate of Incorporation involves (i) changing the name of Oracle to “Precision Therapeutics Corp.,” (ii) increasing the number of authorized shares of common stock from 40,000,000 shares to 100,000,000 shares and the authorized shares of preferred stock from 1,000,000 shares to 20,000,000 shares, which will result in an increase of the total number of authorized shares of capital stock from 41,000,000 to 120,000,000, (iii) removing the preamble and paragraphs (a) through (g) of Article V from Oracle’s current Amended and Restated Certificate of Incorporation from and after the closing of the merger, which provisions relate to the protective provisions related to a business combination that were put in place when Oracle completed its initial public offering as a result of Oracle being a blank check company, and amending the classified board provisions in Oracle’s current Amended and Restated Certificate of Incorporation to clarify when the terms of the three classes of directors expire, (iv) adding a provision to the Amended and Restated Certificate of Incorporation providing that no director of Oracle may be removed without cause and that any individual director may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding capital stock of Oracle, (v) adding a provision to the Amended and Restated Certificate of Incorporation providing that in addition to any other vote required by law or by the Amended and Restated Certificate of Incorporation, the affirmative vote of holders of at least 66 2/3% of the then outstanding capital stock of Oracle shall be required to adopt, amend or repeal any provision of Oracle’s Amended and Restated Bylaws, (vi) adding a provision to the Amended and Restated Certificate of Incorporation restricting Oracle’s stockholders’ ability to act by written consent and (vii) adding a provision to the Amended and Restated Certificate of Incorporation providing that in addition to any other vote required by law or by the Second Amended and Restated Certificate of Incorporation, the affirmative vote of holders of at least 66 2/3% of the then outstanding capital stock of Oracle shall be required to alter, amend or repeal Articles V, VI or VII of the Second Amended and Restated Certificate of Incorporation.

Consequences if Charter Amendment Proposals are Not Approved

If any of the charter amendment proposals are not approved by Oracle’s stockholders, Oracle will not amend and restate its Amended and Restated Certificate of Incorporation, Oracle’s name will remain “Oracle Healthcare Acquisition Corp.” and the merger will not be completed.

If the merger is not completed, Oracle will be dissolved and liquidated in accordance with the provisions of Delaware law. See “Information About Oracle—Business Overview—Liquidation if No Business Combination.”

THE NAME CHANGE PROPOSAL

Oracle is proposing to change its corporate name from “Oracle Healthcare Acquisition Corp.” to “Precision Therapeutics Corp.” upon completion of the merger. In the judgment of Oracle’s board of directors, the change of its corporate name is desirable to reflect the merger with PTI. Oracle’s board of directors believes that renaming Oracle as “Precision Therapeutics Corp.” will enable industry and financial market participants to more closely associate the company with its operating business, which will be the current operating business of PTI.

Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the Second Amended and Restated Certificate of Incorporation is approved. If the name change proposal is approved, it will become effective upon filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. If the merger proposal is not approved, the charter amendment proposals, including the name change proposal, will not be presented at the special meeting.

The approval of the name change proposal will require the affirmative vote of the holders of a majority of the shares of Oracle’s common stock issued and outstanding on the record date. The approval of the merger proposal is conditioned on the approval of each of the charter amendment proposals, including the name change proposal, and the approval of each of the charter amendment proposals is conditioned on the approval of the merger proposal. The approval of the merger proposal and the charter amendment proposals are not conditioned on the approval of the equity incentive plan proposal, but the approval of the equity incentive plan proposal is conditioned on the approval of each of the charter amendment proposals and the merger proposal.

Oracle’s board of directors has approved and declared advisable the name change proposal and recommends that you vote or instruct your vote to be cast “FOR” approval of the name change proposal.

THE AUTHORIZED SHARES PROPOSAL

Oracle is requesting stockholder approval to increase the authorized number of shares of common stock from 40,000,000 shares to 100,000,000 shares and the authorized number of shares of preferred stock from 1,000,000 shares to 20,000,000 shares.

As of January 23, 2008, 18,750,000 shares of Oracle common stock were outstanding. In addition, as of January 23, 2008, warrants exercisable for 15,833,334 shares of Oracle common stock were outstanding, which entitle the registered holder to purchase shares of Oracle common stock at a price of $6.00 per share at any time after the completion of the merger, subject to adjustment as discussed in “Description of Oracle’s Securities—Warrants and Options—Oracle Warrants.”

Upon the consummation of the merger, based upon the assumed exchange ratio as of January 23, 2008, Oracle will issue approximately 19.0 million shares of its common stock at the closing, which is comprised of approximately 1.6 million shares for PTI common stock, approximately 15.7 million shares for the PTI common stock to be issued upon conversion of the Series A1, Series A3 and the Series B preferred shares of PTI immediately prior to the closing of the merger and approximately 1.8 million shares for PTI common stock to be issued upon the conversion of convertible promissory notes of PTI that will be converted immediately prior to the closing of the merger. At the closing, Oracle will also reserve approximately 4.5 million additional shares of Oracle common stock for future issuance in connection with Oracle’s assumption of PTI’s outstanding options and warrants.

In addition, the merger agreement provides that after the merger (i) Oracle may be obligated to issue, or reserve for issuance, an additional 6,666,667 shares of Oracle common stock to pay the top-up consideration and (ii) if the combined company achieves certain revenue milestones described in the merger agreement on or before June 30, 2010, Oracle will be obligated to issue an additional 4,250,000 shares of Oracle common stock as an earn-out payment to the former holders of PTI common stock, options or warrants.

The additional common and preferred stock to be authorized by approval of the authorized shares proposal would have rights identical to the currently outstanding common and preferred stock, if any, of Oracle. Approval of the authorized shares proposal and issuance of the common and preferred stock would not affect the rights of the holders of currently outstanding common or preferred stock of Oracle, except for effects incidental to increasing the number of shares of Oracle’s common and preferred stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common and preferred stock, if any.

If the authorized shares proposal is approved, it will become effective upon filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. If the merger proposal is not approved, the charter amendment proposals, including the authorized shares proposal, will not be presented at the special meeting.

Oracle’s board of directors recommends authorizing additional shares of common stock because the 40,000,000 shares currently authorized is less than the number of total number of shares that will result after the issuance of Oracle shares to PTI securityholders in the merger and the shares of Oracle common stock to be reserved in connection with the exercise of PTI warrants and options to be assumed by Oracle, as well as additional shares that may be required to be issued or reserved for issuance by Oracle following closing of the merger under the terms of the merger agreement. Accordingly, Oracle must increase its authorized common stock in order to have sufficient authorized capital to meet its obligations to issue stock following the merger. In addition, the additional shares of common stock that would become available for issuance if the authorized shares proposal is approved would allow the combined company to issue the full amount of reserved shares under the 2008 Equity Incentive Plan (if the equity incentive plan proposal is approved by the stockholders) and the flexibility to issue additional shares in connection with future financing or acquisition transactions.

At present, Oracle’s board of directors has no other immediate and specific plans to issue additional shares of common or preferred stock (other than common stock in connection with the merger) but it desires to have the shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding the combined company’s business through the acquisition of other businesses or products; and other purposes.

The additional shares of common and preferred stock that would become available for issuance if the proposal is approved could also be used by the combined company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the combined company. For example, subject to applicable law, without further stockholder approval, the board of directors could strategically sell shares of common or preferred stock in a private transaction to purchasers who would oppose a takeover or favor the current board. This proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the board of Oracle currently aware of any such attempts directed at Oracle or the combined company if the merger is completed). Nevertheless, approval of the authorized shares proposal could facilitate future efforts by the combined company to deter or prevent changes in control of the combined company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The approval of the authorized shares proposal will require the affirmative vote of the holders of a majority of the shares of Oracle’s common stock issued and outstanding on the record date. The approval of the merger proposal is conditioned on the approval of each of the charter amendment proposals, including the authorized shares proposal, and the approval of each of the charter amendment proposals is conditioned on the approval of the merger proposal. The approval of the merger proposal and the charter amendment proposals are not conditioned on the approval of the equity incentive plan proposal, but the approval of the equity incentive plan proposal is conditioned on the approval of each of the charter amendment proposals and the merger proposal.

Oracle’s board of directors has approved and declared advisable the authorized shares proposal and recommends that you vote or instruct your vote to be cast “FOR” approval of the authorized shares proposal.

THE BLANK CHECK AND DIRECTOR CLASS PROPOSAL

Oracle is proposing to remove Article V of Oracle’s Amended and Restated Certificate of Incorporation. The provisions proposed to be removed relate to the protective provisions related to a business combination that were put in place when Oracle completed its initial public offering as a result of Oracle being a blank check company. These provisions will no longer be applicable to the combined company following the merger. The provisions being removed, among other things:

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require that Oracle’s initial target business have a fair market value equal to at least 80% of Oracle’s net assets at the time of such acquisition, which will be determined by Oracle’s board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value or, if Oracle’s board of directors is not able to independently determine that the target business has a sufficient fair market value or if a conflict of interest exists with respect to such determination, Oracle’s board of directors will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of FINRA with respect to the satisfaction of such criteria;

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provide for the creation of a trust account in connection with Oracle’s initial public offering and prohibit distributions from such account except in connection with a business combination or upon liquidation of Oracle;

•	require the submission of a business combination proposal for approval to Oracle’s stockholders regardless of whether it is of a type that would require such approval under the DGCL;

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provide that a business combination may not be consummated if holders representing 20% or more of the shares of common stock issued in Oracle’s initial public offering vote against the business combination and demand that Oracle convert their shares into a pro rata portion of the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable);

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provide that any stockholder of Oracle holding shares of Oracle common stock issued by Oracle in its initial public offering who voted against a business combination may, contemporaneous with such vote, demand that the Oracle convert his, her or its shares issued in the initial public offering into cash;

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provide that Oracle’s officers will take all necessary action to dissolve and liquidate Oracle, and for the holders of shares of Oracle common stock issued in its initial public offering to receive a pro rata portion of the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable), if Oracle does not consummate a business combination by the later of (i) 18 months after the consummation of the initial public offering or (ii) 24 months after the consummation of the initial public offering in the event that any of a letter of intent, an agreement in principle or a definitive agreement to complete a business combination was executed but the business combination that was the subject of such letter of intent, agreement in principle or definitive agreement was not consummated within such 24-month period; and

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provide that a holder of Oracle common stock issued in its initial public offering will be entitled to receive distributions from the trust account only in the event of a liquidation of Oracle or in the event he, she or it demands conversion of his or her shares in connection with a business combination and that, except as may be required under applicable law, in no other circumstances shall a holder of shares of Oracle common stock issued in its initial public offering have any right or interest of any kind in or to the trust account or any amount or other property held therein.

In the judgment of Oracle’s board of directors, the removal of the foregoing provisions is desirable because such provisions relate to the operation of Oracle as a blank check company prior to the consummation of a business combination, and such provisions will not be applicable upon completion of the merger with PTI.

In addition, Oracle is proposing to revise the provision currently set forth in Article VI of Oracle’s Amended and Restated Certificate of Incorporation, which provides for a classified board of directors, to clarify the expiration dates for the terms of the three classes of directors such that the initial class of directors will stand for reelection at the first annual meeting following the closing of the merger, which is expected to be held in 2008, the second class of directors will stand for reelection at the second annual meeting following the closing of the merger, which is expected to be held in 2009, the third class of directors will stand for reelection at the third annual meeting following the closing of the merger, which is expected to be held in 2010, and directors elected at subsequent annual meetings will be elected to serve for three-year terms. Oracle believes this amendment is desirable because the current language of Article VI of Oracle’s Amended and Restated Certificate of Incorporation could be interpreted to allow directors to serve until the third annual meeting following their election as opposed to for a term of three years following their election. The provision as amended and restated is intended to clarify that after the expiration of the initial term, each director is elected to a term of three years or until his successor is duly elected and qualified.

If the blank check and director class proposal is approved, it will become effective upon filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. If the merger proposal is not approved, the charter amendment proposals, including the blank check and director class proposal, will not be presented at the special meeting.

The adoption of the blank check and director class proposal will require the affirmative vote of the holders of a majority of the shares of Oracle’s common stock issued and outstanding on the record date. The approval of the merger proposal is conditioned on the approval of each of the charter amendment proposals, including the blank check and director class proposal, and the approval of each of the charter amendment proposals is conditioned on the approval of the merger proposal. The approval of the merger proposal and the charter amendment proposals are not conditioned on the approval of the equity incentive plan proposal, but the approval of the equity incentive plan proposal is conditioned on the approval of each of the charter amendment proposals and the merger proposal.

Oracle’s board of directors has approved and declared advisable the blank check and director class proposal and recommends that you vote or instruct your vote to be cast “FOR” approval of the blank check and director class proposal.

THE DIRECTOR REMOVAL PROPOSAL

Oracle is proposing to add a provision to its Amended and Restated Certificate of Incorporation providing that no director of Oracle may be removed without cause and that any individual director may be removed for cause by the affirmative vote of the holders of at least 66  2/3% of the voting power of the then outstanding capital stock of the combined company. If the director removal proposal is approved, it will become effective upon filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. If the merger proposal is not approved, the charter amendment proposals, including the director removal proposal, will not be presented at the special meeting.

Under the DGCL, a director on a classified board of directors can be removed from office during his or her term by stockholders only for “cause,” unless a company’s certificate of incorporation provides otherwise. Oracle’s Amended and Restated Bylaws currently provide that any director may be removed by the affirmative vote of a majority of the voting power of the then outstanding capital stock of Oracle, but only for cause.

The board of directors believes that it is in the best interests of Oracle and its stockholders to provide for removal of directors in Oracle’s Second Amended and Restated Certificate of Incorporation rather than in its bylaws, which can be amended by Oracle’s stockholders without board action. Under the DGCL, any such attempt to amend the director removal provisions would also require an action of the combined company’s board.

In addition, Oracle’s board of directors believes that the approval of the director removal proposal and the requirement of a supermajority of stockholders to remove directors for cause will provide a degree of stability and continuity. However, the heightened level of approval required to remove a director will make it more difficult for a significant stockholder or group of stockholders to unilaterally effect such an action without the support of other stockholders.

The approval of the director removal proposal will require the affirmative vote of the holders of a majority of the shares of Oracle’s common stock issued and outstanding on the record date. The approval of the merger proposal is conditioned on the approval of each of the charter amendment proposals, including the director removal proposal, and the approval of each of the charter amendment proposals is conditioned on the approval of the merger proposal. The approval of the merger proposal and the charter amendment proposals are not conditioned on the approval of the equity incentive plan proposal, but the approval of the equity incentive plan proposal is conditioned on the approval of each of the charter amendment proposals and the merger proposal.

Oracle’s board of directors has approved and declared advisable the director removal proposal and recommends that you vote or instruct your vote to be cast “FOR” approval of the director removal proposal.

THE BYLAW AMENDMENT SUPERMAJORITY PROPOSAL

Oracle is proposing to amend its Amended and Restated Certificate of Incorporation to provide that the affirmative vote of holders of at least 66 2/3% of the then outstanding capital stock of the combined company shall be required to adopt, amend or repeal any provision of Oracle’s Amended and Restated Bylaws. If the bylaw amendment supermajority proposal is approved, it will become effective upon filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. If the merger proposal is not approved, the charter amendment proposals, including the bylaw amendment supermajority proposal, will not be presented at the special meeting.

Under Oracle’s current Amended and Restated Certificate of Incorporation, Oracle’s bylaws may be altered, amended or repealed by the stockholders of Oracle. Oracle’s Amended and Restated Bylaws also currently provide that the bylaws may be amended or repealed at a stockholders’ meeting by vote of a majority of the shares entitled at that time to vote for the election of directors.

The board of directors believes that it is in the best interests of Oracle and its stockholders to provide for a supermajority vote of its stockholders in order to effect amendments to the bylaws, as such a provision will make it more difficult for a significant stockholder or group of stockholders to unilaterally effect such an action without the support of other stockholders.

The approval of the bylaw amendment supermajority proposal will require the affirmative vote of the holders of a majority of the shares of Oracle’s common stock issued and outstanding on the record date. The approval of the merger proposal is conditioned on the approval of each of the charter amendment proposals, including the bylaw amendment supermajority proposal, and the approval of each of the charter amendment proposals is conditioned on the approval of the merger proposal. The approval of the merger proposal and the charter amendment proposals are not conditioned on the approval of the equity incentive plan proposal, but the approval of the equity incentive plan proposal is conditioned on the approval of each of the charter amendment proposals and the merger proposal.

Oracle’s board of directors has approved and declared advisable the bylaw amendment supermajority proposal and recommends that you vote or instruct your vote to be cast “FOR” approval of the bylaw amendment supermajority proposal.

THE WRITTEN CONSENT PROPOSAL

Oracle is proposing to eliminate its stockholders’ ability to act by written consent. If the written consent proposal is approved, it will become effective upon filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. If the merger proposal is not approved, the charter amendment proposals, including the written consent proposal, will not be presented at the special meeting.

Under the DGCL, stockholders may act by written consent in lieu of a vote at a stockholder meeting. The DGCL permits a corporation to prohibit such actions by written consent in its certificate of incorporation. Elimination of such stockholder written consents will prevent a controlling stockholder or group of stockholders from amending Oracle’s Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or removing directors without calling a special meeting of the stockholders and complying with the notice periods set forth in the bylaws prior to taking any such action. Also, requiring actions to be taken at meetings helps ensure that stockholders have sufficient time to weigh the arguments presented by both sides in connection with any contested vote.

The approval of the written consent proposal will require the affirmative vote of the holders of a majority of the shares of Oracle’s common stock issued and outstanding on the record date. The approval of the merger proposal is conditioned on the approval of each of the charter amendment proposals, including the written consent proposal, and the approval of each of the charter amendment proposals is conditioned on the approval of the merger proposal. The approval of the merger proposal and the charter amendment proposals are not conditioned on the approval of the equity incentive plan proposal, but the approval of the equity incentive plan proposal is conditioned on the approval of each of the charter amendment proposals and the merger proposal.

Oracle’s board of directors has approved and declared advisable the written consent proposal and recommends that you vote or instruct your vote to be cast “FOR” approval of the written consent proposal.

THE CHARTER AMENDMENT SUPERMAJORITY PROPOSAL

Oracle is proposing to amend its Amended and Restated Certificate of Incorporation to provide that the affirmative vote of holders of at least 66 2/3% of the then outstanding capital stock of Oracle shall be required to alter, amend or repeal Articles V, VI and VII of Oracle’s Second Amended and Restated Certificate of Incorporation. If the charter amendment supermajority proposal is approved, it will become effective upon filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. If the merger proposal is not approved, the charter amendment proposals, including the charter amendment supermajority proposal, will not be presented at the special meeting.

Under the DGCL, unless otherwise specified in the certificate of incorporation, Oracle’s current Amended and Restated Certificate of Incorporation may be altered, amended or repealed by the a majority of the outstanding Oracle capital stock entitled to vote on such matter. The board of directors believes that it is in the best interests of Oracle and its stockholders to provide for a supermajority vote of its stockholders in order to effect amendments to the Second Amended and Restated Certificate of Incorporation other than amendments relating to the name of the company, the registered agent in the State of Delaware, the purpose of the company and the authorized shares. The board believes that such a supermajority requirement will provide a degree of stability and certainty and make it more difficult for a significant stockholder or group of stockholders to unilaterally effect such an action without the support of other stockholders.

The approval of the charter amendment supermajority proposal will require the affirmative vote of the holders of a majority of the shares of Oracle’s common stock issued and outstanding on the record date. The approval of the merger proposal is conditioned on the approval of each of the charter amendment proposals, including the charter amendment supermajority proposal, and the approval of each of the charter amendment proposals is conditioned on the approval of the merger proposal. The approval of the merger proposal and the charter amendment proposals are not conditioned on the approval of the equity incentive plan proposal, but the approval of the equity incentive plan proposal is conditioned on the approval of each of the charter amendment proposals and the merger proposal.

Oracle’s board of directors has approved and declared advisable the charter amendment supermajority proposal and recommends that you vote or instruct your vote to be cast “FOR” approval of the charter amendment supermajority proposal.

THE EQUITY INCENTIVE PLAN PROPOSAL

On December 3, 2007, Oracle’s board of directors approved and adopted, subject to completion of the merger and approval of Oracle’s stockholders, the 2008 Equity Incentive Plan, the full text of which is set forth as Annex D and is made a part hereof.

The 2008 Equity Incentive Plan provides the combined company with flexibility to grant equity-based compensation to certain officers, employees, directors and consultants for the purpose of giving them a proprietary interest in the combined company and providing the combined company with a means to attract and retain key personnel. The combined company’s board of directors has approved and seeks stockholder approval of the 2008 Equity Incentive Plan, subject to the completion of the merger. Oracle’s board of directors has reserved 1,000,000 shares of common stock for issuance pursuant to awards that may be made under the 2008 Equity Incentive Plan, subject to adjustment as provided therein. Shares of stock as to stock incentives that are forfeited, canceled, expired or terminate are again available for issuance under the 2008 Equity Incentive Plan.

The following description of the 2008 Equity Incentive Plan is qualified in its entirety by reference to the applicable provisions of the plan document.

2008 Equity Incentive Plan

The 2008 Equity Incentive Plan will become effective immediately upon the closing of the merger. The 2008 Equity Incentive Plan will terminate on the date immediately preceding the tenth anniversary of the effective date of the plan, unless sooner terminated by the combined company’s board of directors.

Stock awards. The 2008 Equity Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of equity compensation, which may be granted to employees, including officers, non-employee directors, and consultants.

Initial share reserve. Following this offering, the aggregate number of shares of Oracle common stock that may be issued initially pursuant to stock awards under the 2008 Equity Incentive Plan is 1,000,000 shares.

Evergreen share replacement feature. The number of shares of Oracle common stock reserved for issuance will automatically increase on each January 1st, from January 1, 2009 through January 1, 2018, by the lesser of (a) 5% of the total number of shares of the combined company’s common stock outstanding on December 31st of the preceding calendar year, or (b) 2,000,000 shares.

Maximum number of shares issued through Incentive Stock Options. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2008 Equity Incentive Plan is 1,000,000 shares of common stock, which equals the total initial share reserve, as may be increased from time to time pursuant to annual “evergreen” increases, up to a maximum of 10,000,000 shares in the aggregate.

Section 162(m) limits. No person may be granted awards covering more than 750,000 shares of Oracle common stock under the 2008 Equity Incentive Plan during any calendar year pursuant to an appreciation-only stock award. An appreciation-only stock award is a stock award whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value of our common stock on the date of grant. A stock option with an exercise price equal to the value of the stock on the date of grant is an example of an appreciation-only award. Such limitation is designed to help assure that any deductions to which the combined company would otherwise be entitled upon the exercise of an appreciation-only stock award or upon the subsequent sale of shares purchased under such an award, will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Internal Revenue Code.

Reversion of shares. If a stock award granted under the 2008 Equity Incentive Plan expires or otherwise terminates without being exercised in full, the shares of Oracle common stock not acquired pursuant to the stock award again become available for subsequent issuance under the 2008 Equity Incentive Plan. In addition, the following types of shares under the 2008 Equity Incentive Plan may become available for the grant of new stock awards under the 2008 Equity Incentive Plan: (a) shares that are forfeited to or repurchased by the combined company prior to becoming fully vested; (b) shares withheld to satisfy income and employment withholding taxes; (c) shares used to pay the exercise price of an option in a net exercise arrangement; (d) shares tendered to the combined company to pay the exercise price of an option; and (e) shares that are cancelled pursuant to an exchange or repricing program. Shares issued under the 2008 Equity Incentive Plan may be previously unissued shares or reacquired shares bought on the open market. As of the date hereof, no shares of Oracle common stock have been issued under the 2008 Equity Incentive Plan.

Administration. The combined company’s board of directors has delegated its authority to administer the 2008 Equity Incentive Plan to the combined company’s compensation committee. Subject to the terms of the 2008 Equity Incentive Plan, the board of directors or an authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the consideration to be paid for restricted stock awards, and the strike price of stock appreciation rights.

The plan administrator has the authority, under appropriate circumstances, to:

•	reduce the exercise price of any outstanding option or the strike price of any outstanding stock appreciation right;

•	cancel any outstanding option or stock appreciation right and to grant in exchange one or more of the following:

•	new options or stock appreciation rights covering the same or a different number of shares of common stock,

•	new stock awards,

•	cash, and/or

•	other valuable consideration; or

•	engage in any action that is treated as a repricing under generally accepted accounting principles.

Stock options. Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2008 Equity Incentive Plan, provided that the exercise price of an incentive stock option and nonstatutory stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. Options granted under the 2008 Equity Incentive Plan vest at the rate specified by the plan administrator.

Generally, the plan administrator determines the term of stock options granted under the 2008 Equity Incentive Plan, up to a maximum of ten years (except in the case of certain incentive stock options, as described below). Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s service relationship with the combined company, or any of its affiliates, ceases for any reason other than a termination for “cause” or a termination because of disability or death, the optionee may exercise the vested portion of any options for a period of three months following the cessation of service. If an optionee’s service relationship with the combined company, or any of its affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise the vested portion of any options for a period of 12 months in the event of disability, and 18 months in the event of death. In the event of a termination of an optionee’s services for cause, the unexercised portion of any outstanding stock option held by the optionee will be forfeited and may not be exercised. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash or check, (b) a broker-assisted cashless exercise, (c) the tender of common stock previously owned by the optionee, (d) a net exercise of the option, and (e) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

Tax limitations on incentive stock options. Incentive stock options may be granted only to the combined company’s employees. The aggregate fair market value, determined at the time of grant, of shares of common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of the combined company’s stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the combined company’s total combined voting power or that of any of its affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (b) the term of the incentive stock option does not exceed five years from the date of grant.

Restricted stock awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (a) cash or check, (b) past or future services rendered to the combined company or its affiliates, or (c) any other form of legal consideration. Shares of common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in the combined company’s favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted stock unit awards. A restricted stock unit is a promise by the combined company to issue shares of Oracle common stock, or to pay cash equal to the value of shares of Oracle common stock, equivalent to the number of units covered by the award at the time of vesting of the units or thereafter. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect to shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock appreciation rights. A stock appreciation right entitles the participant to a payment equal in value to the appreciation in the value of the underlying shares of Oracle common stock for a predetermined number of shares over a specified period. Stock appreciation rights are granted pursuant to stock appreciation rights agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right which cannot be less than 100% of the fair market value of the common stock on the date of grant. Upon the exercise of a stock appreciation right, the combined company will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of Oracle common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2008 Equity Incentive Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2008 Equity Incentive Plan, up to a maximum of ten years. If a participant’s service relationship with the combined company, or any of its affiliates, ceases, then the participant, or the participant’s beneficiary, may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. If a participant’s service relationship is terminated for cause, any unexercised stock appreciation right will terminate immediately and may not be exercised. In no event, however, may a stock appreciation right be exercised beyond the expiration of its term.

Performance stock awards. The 2008 Equity Incentive Plan permits the grant of performance stock awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Internal Revenue Code. To assure that the compensation attributable to one or more performance stock awards will so qualify, the combined company’s compensation committee can structure one or more such awards so that stock will be issued or paid pursuant to such award only upon the achievement of certain pre-established performance goals during a designated performance period. The maximum benefit to be received by a participant in any calendar year attributable to performance stock awards may not exceed 750,000 shares of the combined company’s common stock.

Other stock awards. The plan administrator may grant other awards based in whole or in part by reference to Oracle common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.

Adjustment provisions. Transactions not involving the combined company’s receipt of consideration, such as certain mergers, consolidations, reorganizations, stock dividends, or stock splits, may change the type, class and number of shares of Oracle common stock subject to the 2008 Equity Incentive Plan and outstanding awards. In that event, the 2008 Equity Incentive Plan will be appropriately adjusted as to the type, class and the maximum number of shares of common stock subject to the 2008 Equity Incentive Plan, and outstanding awards will be adjusted as to the type, class, number of shares and price per share of common stock subject to such awards.

Corporate Transactions; Changes in Control. After the merger, in the event of certain specified organizational changes, which we refer to in this proxy statement/prospectus as corporate transactions, including but not limited to (a) a consolidation, merger, or similar transaction involving the combined company, (b) the sale, lease or other disposition of all or substantially all of the assets of the combined company or the consolidated assets of the combined company and its subsidiaries, or (c) a sale or disposition of at least fifty percent (50%) of the outstanding capital stock of the combined company, then the combined company’s board of directors, or the board of directors of any corporation assuming its obligations, may take any one or more actions as to outstanding awards, or as to a portion of any outstanding award under the 2008 Equity Incentive Plan, including:

•	providing that such awards will continue in existence with appropriate adjustments or modifications, if applicable,

•	providing that such awards will be assumed, or equivalent awards substituted, by the acquiring or succeeding corporation (or an affiliate thereof),

•

providing that all unexercised stock options, or other awards to the extent they are unexercised or unvested, will terminate immediately prior to the consummation of such transaction unless exercised within a specified period,

•

in the event of a consolidation, merger, combination, reorganization or similar transaction under the terms of which holders of Oracle common stock will receive a cash payment per share surrendered in the transaction, making or providing for an equivalent cash payment in exchange for the termination of such awards, or

•

providing that all or any outstanding awards will become vested and exercisable in full or part (or any reacquisition or repurchase rights held by us shall immediately lapse in full or part) at or immediately prior to such event.

If a corporate transaction occurs that also qualifies as a change in control under the 2008 Equity Incentive Plan, an individual stock award may provide for accelerated vesting upon the change in control. A change in control includes a transaction or series of related transactions, and in each case where persons who were not stockholders of the combined company immediately prior to acquiring its capital stock as part of such transaction become the owners of the combined company’s capital stock representing more than fifty percent (50%) of the combined voting power of the combined company’s outstanding capital stock.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to participants and Oracle with respect to participation in the 2008 Equity Incentive Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options. Incentive stock options granted under the 2008 Equity Incentive Plan are intended to qualify for the favorable federal income tax treatment accorded “Incentive Stock Options” under the Code. There generally are no federal income tax consequences to the participant or Oracle by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, Oracle will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of those holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally Oracle will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options. No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, Oracle will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Awards. Upon receipt of a restricted stock award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares. Oracle will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

However, if the shares issued upon the grant of a restricted stock award are unvested and subject to repurchase by Oracle in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when Oracle’s repurchase right lapses, an amount equal to the excess of: (a) the fair market value of the shares on the date the repurchase right lapses, over (b) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of: (i) the fair market value of the shares on the date of issuance, over (ii) the purchase price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses. The participant and Oracle will be required to satisfy certain tax withholding requirements applicable to such income. Oracle will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant, generally in the taxable year in which such ordinary income is recognized by the participant.

Upon disposition of the stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock (if any) plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Unit Awards. No taxable income is recognized upon receipt of a restricted stock unit award. In general, the participant will recognize ordinary income in the year in which the shares subject to that restricted stock unit vest and are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. Oracle will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, Oracle is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, Oracle will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the year in which such ordinary income is recognized by the participant.

Potential Limitation on Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from Oracle, may cause this limitation to be exceeded in any particular year. However, certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation.

In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (a) such awards are granted by a compensation committee comprised solely of “outside directors,” (b) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (c) the per-employee limitation is approved by the stockholders, and (d) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. It is intended that options and stock appreciation rights granted under the 2008 Equity Incentive Plan qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

Compensation attributable to restricted stock awards, restricted stock unit awards and performance stock awards will qualify as performance-based compensation, provided that: (a) the award is granted by a compensation committee comprised solely of “outside directors,” (b) the award is granted (or vests) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (c) the compensation committee certifies in writing prior to the grant or vesting of the award that the performance goal has been satisfied, and (d) prior to the grant of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal). It is intended that the board of directors may grant restricted stock awards, restricted stock unit awards and performance stock awards granted under the 2008 Equity Incentive Plan that qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

Proposed Grants

A new benefits table has not been provided because no grants have been made under the 2008 Equity Incentive Plan, nor have any proposed grants been determined, and all such grants are in the discretion of the combined company’s board of directors or compensation committee. There are no awards currently intended to be granted in connection with the merger proposal or otherwise if the equity incentive plan proposal is approved. All shares remain available for future grant under the 2008 Equity Incentive Plan.

Effect of Approval of the Equity Incentive Plan Proposal

Approval by the Oracle stockholders of the equity incentive plan proposal will permit the committee appointed by the board of directors the ability to make equity compensation awards in the form of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of equity compensation to employees, including officers, non-employee directors, and consultants (provided that incentive stock options may only be granted to employees of the combined company or employees of its subsidiaries).

Vote Required to Approve the Equity Incentive Plan Proposal

The approval of the equity incentive plan proposal will require the affirmative vote of the holders of a majority of the shares of Oracle common stock present in person or represented by proxy at the special meeting.

The approval of neither the merger proposal nor any of the charter amendment proposals is conditioned on the approval of the equity incentive plan proposal. The approval of the equity incentive plan proposal, however, is conditioned upon the approval of the merger proposal and each of the charter amendment proposals.

Additionally, the approval of the equity incentive plan proposal is a condition to PTI’s obligation to complete the merger, although if the equity incentive plan proposal is not approved, PTI may in its sole discretion elect to waive this condition.

Oracle’s Board of Directors’ Recommendation

After careful consideration, Oracle’s board of directors has determined that the equity incentive plan proposal is fair to, and in the best interests of, Oracle and its stockholders. Oracle’s board has approved, adopted and declared advisable the equity incentive plan proposal and recommends that you vote or instruct your vote to be cast “FOR” the equity incentive plan proposal.

ADJOURNMENT PROPOSAL

In the event there are not sufficient votes at the time of the special meeting to approve the merger proposal or any of the charter amendment proposals, the board of directors may submit a proposal to adjourn the special meeting to a later date, or dates, if necessary, to permit further solicitation of proxies.

The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Oracle common stock present in person or represented by proxy at the special meeting.

Oracle’s Board of Directors recommends that you vote or instruct your vote to be cast “FOR” the adjournment proposal.

PTI STOCKHOLDER APPROVAL

The stockholders of PTI have already consented to the merger by written consent in lieu of a meeting, effective as of December 3, 2007. The amendment to the merger agreement was also approved by the stockholders of PTI by written consent in lieu of a meeting, effective as of January 24, 2008. In each case, PTI obtained written consents from holders of approximately 89% of its common stock on an as-converted basis, approximately 94% of its preferred stock, voting together as a class, approximately 93% of its Series A1 and Series A3 preferred stock, voting together as a class, and approximately 96% of its Series B preferred stock. In order for the merger to be approved by PTI’s stockholders, including the conversion of PTI’s preferred stock into common stock, PTI’s charter documents require a vote of at least 67% of PTI’s preferred stock, voting together as a class, 65% of its Series A1 and Series A3 preferred stock, voting together as a class, and 60% of its Series B preferred stock. As a result, there will not be a separate meeting of the stockholders of PTI to approve the merger, and PTI is not soliciting proxies for the approval of the merger. However, upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, PTI will solicit written consents in favor of the merger and the merger agreement, as amended, from its stockholders who have not previously consented and who were stockholders of PTI as of December 3, 2007. For a description of the ownership of PTI’s capital stock, see “Beneficial Ownership of Securities—Security Ownership of Certain Beneficial Owners, Officers and Directors of PTI.”

Pursuant to Section 228 of the DGCL, a notice of the approval and adoption of the merger agreement by written consent of the requisite holders of the issued and outstanding shares of PTI common stock and preferred stock has been provided to those PTI stockholders who did not consent in writing to the approval and adoption of the merger agreement (the “stockholder notice”).

If you are a PTI stockholder and object to the merger, the DGCL permits you to seek relief as a dissenting stockholder and have the “fair value” of your shares of PTI capital stock determined by a court and paid to you in cash in lieu of the consideration provided for in the merger agreement. If you are a PTI stockholder who did not execute the written consent approving the merger or the amendment to the merger agreement and wish to dissent from the merger, you must deliver to PTI, within 20 days of the date of the mailing of the stockholder notice, a written demand for appraisal of your shares. The relevant provisions of the DGCL are technical in nature and complex. If you wish to exercise appraisal rights and obtain appraisal of the fair value of your shares, you may wish to consult with legal counsel, because the failure to comply strictly with these provisions may result in waiver or forfeiture of your appraisal rights. A copy of Section 262 of the DGCL, which governs the appraisal process, is attached as Annex E to this proxy statement/prospectus. For additional information concerning the appraisal rights of dissenting PTI stockholders, see “The Merger Proposal—Appraisal or Dissenter Rights.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PTI

You should read the following discussion and analysis together with PTI’s financial statements and the notes to those statements included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this proxy statement/prospectus, PTI’s actual results may differ materially from those anticipated in these forward-looking statements.

Business Overview

PTI is a life sciences company developing and commercializing tests intended to assist physicians in individualizing cancer therapy in an effort to improve treatment outcomes. PTI focuses on solid tumors for which the preferred choice among chemotherapy alternatives is often unclear because either multiple standards of care, or no standard of care, currently exist. PTI has developed and currently markets its proprietary ChemoFx test. ChemoFx is a chemoresponse test that uses a patient’s live tumor cells to assess his or her likelihood of responding to various cancer drugs, or drug combinations, that the patient’s physician is considering for treatment. ChemoFx measures both the responsiveness, or sensitivity, of tumor cells to particular drugs, as well as their resistance. Currently, PTI’s sales and marketing efforts target the gynecologic cancer market, which includes various types of ovarian, uterine, cervical, vaginal and vulvar cancers, although PTI also receives and tests tumor samples from patients with non-gynecologic cancers. PTI believes that there is established usage of earlier-generation chemoresponse tests among gynecologic oncologists, and it has focused its sales and marketing team on this market segment. In PTI’s clinical study published in 2006, ovarian cancer patients treated only with a drug or drug combination to which their tumor cells were classified as responsive by ChemoFx experienced a median tumor progression-free interval approximately three times the median progression-free interval for patients treated only with drugs classified as non-responsive. PTI also receives orders for a variety of other tumor types, and it intends to leverage its clinical and sales and marketing experience in gynecologic cancers to market ChemoFx for additional indications, such as breast, lung and colorectal cancers.

PTI began selling ChemoFx in 1997. As of 2003, PTI had only limited reimbursement for ChemoFx. Accordingly, PTI increased its investments in clinical studies, and PTI curtailed its sales efforts in 2003. From 2002 to 2006, PTI published the results of three clinical studies demonstrating that the results obtained from ChemoFx were a significant predictor of ovarian cancer patients’ clinical responses to chemotherapy. During this period, PTI also improved certain features of the test, such as miniaturizing the required sample size and integrating automation into the testing process. In April 2006, Medicare began paying for the use of ChemoFx in gynecologic cancers on initial claim submission, and in August 2006, PTI re-established a direct sales force. As a result of these developments, for the nine months ended September 30, 2007, PTI billed for approximately 1,000 tests, as compared to approximately 260 billed tests during the nine months ended September 30, 2006. During the 12 months ended September 30, 2007, PTI billed for approximately 1,200 ChemoFx tests.

Since PTI’s inception, it has generated significant net losses. As of September 30, 2007, PTI’s accumulated deficit was $63.1 million. PTI incurred net losses of $5.8 million, $4.7 million and $8.6 million in the years ended December 31, 2004, 2005 and 2006, respectively, and $10.0 million in the nine months ended September 30, 2007. PTI expects its net losses to continue through the next few years until it can achieve sufficient revenues to cover its operating expenses. PTI’s recent revenue growth is not necessarily indicative of future growth rates, and it does not know if the level of increased demand it has experienced during the 12 months ended September 30, 2007 can be sustained. PTI anticipates that a substantial portion of the combined company’s capital resources and efforts will be focused on (1) the expansion of its sales and marketing functions to educate physicians and payors as to potential treatment benefits and economic value of ChemoFx, (2) investments in clinical studies to support and expand validation of ChemoFx beyond gynecologic cancers, (3) enhancements to ChemoFx to incorporate additional chemotherapies and to allow for testing of tumor responses to biologic therapies, as well as to focus on the development of a genetic platform for ChemoFx and (4) other general corporate purposes. The combined company’s financial results may be impacted by a number of factors, including adoption of ChemoFx by physicians, establishment of coverage policies by third-party payors and the combined company’s ability to obtain reimbursement from payors that often require a case-by-case manual appeals process, which can be lengthy, and changes in government regulation, including FDA regulation. Until the combined company receives broader coverage and reimbursement for ChemoFx and is therefore able to recognize a greater portion of revenues as tests are processed and reports delivered, the combined company is likely to continue reporting net losses.

PTI offers ChemoFx at a list price of $450 per drug or drug combination tested, and since the beginning of 2006, its average invoiced price per test billed has been approximately $3,300. For patients with Medicare coverage, PTI invoices Medicare directly, so that Medicare pays for the entire allowable amount and PTI does not bill the patient. Medicare pays a fixed setup fee regardless of the cancer type tested, and then generally pays a fixed amount for each drug or drug combination in accordance with a fee schedule for gynecologic cancers. Remaining balances on non-gynecologic cancers are appealed. Patients are not billed on any denied Medicare claims. There are no established drug-based limitations on PTI’s seeking reimbursement from Medicare. For claims to be submitted to other third-party payors such as health plans, including Medicare health maintenance organizations or preferred provider organizations, PTI generally receives an assignment of benefits from the patient. This allows PTI to file claims to the patient’s health plan, and to pursue an appeal in the event the health plan fails to provide coverage or adequate reimbursement for ChemoFx. Patients with private insurance are also responsible for applicable co-payments, deductibles and co-insurance as required by their policies. In the event that PTI exhausts all appeals with a health plan without obtaining an acceptable level of reimbursement, where allowed, PTI invoices the patient for the unpaid amount, although some patients may be eligible for a full or partial discount under PTI’s compassionate care program, depending on their circumstances, meaning that PTI may not seek full payment from those patients.

PTI’s average net revenue per test is less than its average invoiced price because many payors currently do not provide coverage or reimburse PTI for ChemoFx. Those payors that cover and reimburse PTI for ChemoFx generally pay amounts approximating its billed charges, but in some cases it may receive substantially less. PTI seeks coverage and reimbursement on a case-by-case basis until it reaches an agreement with Medicare or commercial payors on contract terms, or the payor establishes a favorable coverage policy for payment for ChemoFx. For example, in the second quarter of 2006, Medicare began paying for all ChemoFx tests involving gynecologic cancers upon initial claim submission. In addition, PTI expects to continue to pursue appeals of denied claims. As of September 30, 2007, PTI had been fully or partially reimbursed by over 425 different private payors, including managed care organizations, on a case-by-case basis for numerous cancer types. For the year ended December 31, 2006, PTI derived approximately 37% of its net revenues from private insurance, including managed care organizations and other healthcare insurance providers, 61% from Medicare and 2% from other sources. PTI expects that it will receive payments for ChemoFx billings that are lower than its invoiced amounts for the foreseeable future. If third-party payors establish coverage policies or PTI’s Medicare carrier expands its current coverage to include additional cancer indications, PTI expects that the number and level of payments received for ChemoFx billings would increase.

Financial Operations Overview

Net Revenues

PTI currently derives its revenues exclusively from sales of ChemoFx. PTI receives reimbursement from governmental payors, such as Medicare, private insurers, such as managed care organizations, and other private payors. PTI generally bills payors upon delivery of the ChemoFx report to the ordering physician.

PTI’s net revenues are affected by increases or decreases in the number of specimens it receives for testing, the percent of billed claims paid and, for each claim that is paid, the percent of the billed charges that are reimbursed by the payor or paid by the patient. Billings to governmental payors and their reimbursement policies for ChemoFx are subject to numerous federal and state regulations and other billing requirements. PTI recognizes its revenues net of contractual allowances, when the criteria for recognizing revenue are met.

Laboratory Costs

Laboratory costs primarily consist of the personnel-related costs of laboratory technicians and other laboratory support personnel, including non-cash stock-based compensation expense for stock option grants, as well as the cost of drugs used in the testing process, laboratory supplies, shipping and distribution costs, depreciation and amortization and facility-related costs allocated to the laboratory. Laboratory costs are recorded for specimen processing in the period in which the costs are incurred, regardless of whether revenue is ultimately recognized with respect to that test. As a result, laboratory costs generally increase as specimen volume increases. PTI expects that laboratory costs will continue to increase in absolute dollars as specimen volume and revenues increase and as PTI hires additional laboratory technicians and support personnel, incur increased shipping, distribution and facility costs and spend more on supplies to support these anticipated increases in specimen volume and related revenues. However, as PTI achieves economies of scale associated with the processing of specimens, PTI anticipates that its laboratory costs will decrease on a per billed test basis, although laboratory costs may fluctuate in future periods due to the level of its capital expenditures.

Sales and Marketing

Selling and marketing expenses consist primarily of personnel-related costs for PTI’s sales and marketing personnel, including non-cash stock-based compensation expense for stock option grants, as well as travel costs, promotional expenses and facility-related costs allocated to selling and marketing expenses. Selling and marketing expenses include the costs of educating physicians, laboratory and operating room personnel and other healthcare professionals regarding PTI’s test, such as how ChemoFx was developed and validated, the type of information it provides and how to send specimens to PTI’s laboratory. As PTI adds managed care directors who call on health plans for reimbursement and to obtain coverage decisions, these additional costs will be included in selling and marketing expenses. Marketing expenses also include the costs of participation at medical meetings and trade shows, as well as sponsoring key opinion leader seminars. PTI expects its selling and marketing expenses to increase in absolute dollars as it hires additional sales representatives and managers as part of its revenue growth strategy. As PTI’s existing sales force becomes more experienced and established in its markets and as PTI expands to new geographic markets, PTI believes that its sales force productivity should increase and that its selling and marketing expenses will decrease as a percentage of net revenues.

Research and Development

Research and development expenses primarily consist of personnel-related costs, including non-cash stock-based compensation expense for stock option grants, and facility-related costs allocated to research and development expenses. Such expenses also include costs to develop enhancements to ChemoFx and the testing process, as well as costs to conduct clinical studies to validate its benefits and utility. Costs for clinical studies are generally the result of contracted services, such as services by contract research organizations, or CROs, and clinical study consultants and costs associated with enrolling patients in clinical studies. PTI recognizes costs for CROs when an obligation to pay a CRO has been established. PTI has applied fee-for-service and milestone-based methods of payments and expenses for its CROs, depending on the contract. Under the fee-for-service method, PTI records expenses in the period in which the CRO’s services were performed. CROs invoice PTI on a monthly basis in arrears for services performed during the month. If the invoice is received prior to month end close, the expense is accrued at the invoice amount. If the invoice has not been received prior to preparation of its financial statements, PTI contacts the vendor for an estimate and accrues the estimated amount. In its experience, PTI’s management has not been required to make significant estimates in accruing CRO costs on fee-for-service contracts. Under the milestone-based method, PTI records expenses only when the contractually established milestone has been fulfilled, regardless of when services were performed, since no obligation for payment has been incurred until the milestone has been achieved. The milestone-based method results in timing differences between the recording of expenses and the performance of services. PTI’s clinical research staff tracks patient enrollment levels and any other clinical milestone criteria in order to determine whether expenses should be accrued. PTI does not currently have any contracts in place with CROs that have material milestone-based expenses. PTI charges all research and development expenses to operations as they are incurred, and it does not accrue for CRO expenses prior to the services being performed or the milestone being achieved, as applicable.

Substantially all of PTI’s research and development expenses relate to ChemoFx. Its research and development staff and associated infrastructure resources are deployed across multiple projects related to ChemoFx. PTI does not currently record or maintain information regarding research and development costs incurred on each ChemoFx sub-program or on a sub-project-specific basis.

Conducting a significant amount of research and development is a central part of PTI’s business model. From January 1, 2002 through September 30, 2007, PTI has incurred approximately $18.2 million in research and development expenses, and it plans to continue to make significant investments in research and development in order to realize the potential of ChemoFx. PTI’s research and development expenses have historically exceeded its net revenues, and PTI expects its research and development expenses to increase in absolute dollars, but to decrease as a percentage of its net revenues as those revenues increase.

PTI expects to fund its research and development expenses from its cash and cash equivalents, together with the cash balances of Oracle expected to be available if the merger is completed, interest income on these balances, $2.6 million of funding from the U.S. Department of Defense for a prospective study of ChemoFx in breast cancer and anticipated future cash from operations. PTI is unable to estimate the nature, timing or costs of future research and development investments due to the complexity of the process through which, and the market in which, ChemoFx is being developed, and the numerous risks and uncertainties associated with developing ChemoFx, including the currently limited clinical data concerning the benefits of ChemoFx, the uncertain cost and outcome of ongoing and planned clinical studies, the possibility that regulators may require the combined company to conduct clinical or non-clinical testing in addition to studies currently planned, the rapid and significant technological changes, frequent new product and service introductions and enhancements and evolving industry standards in the life sciences industry and the combined company’s future need for additional capital. For a discussion of the risks and uncertainties associated with PTI’s research and development investments, and the consequences to its operations, financial position and liquidity if the investments are not undertaken or completed in a timely manner, see “Risk Factors—Risks Concerning PTI’s Business—Clinical studies using ChemoFx may not be completed successfully, in a timely manner, or at all,” “Risk Factors—Risks Concerning PTI’s Business—New product development involves a lengthy and complex process, and PTI may be unable to commercialize any of the tests it is currently developing or introduce new products in a timely manner, which could cause its test to become obsolete and its revenues to decline” and “Risk Factors—Risks Related to the Merger—The combined company’s inability to raise additional capital on acceptable terms in the future may limit its ability to develop and commercialize new tests and technologies.”

General and Administrative

General and administrative expenses relate to billing, finance, human resources and other administrative functions and primarily consist of compensation, including non-cash stock-based compensation expense for stock option grants. General and administrative expenses also include professional services, including accounting, tax, general and legal fees and facility-related costs allocated to general and administrative expenses. PTI anticipates absolute dollar increases in its general and administrative expenses as the combined company adds personnel, complies with reporting obligations applicable to public companies, incurs additional expenses associated with the expansion of PTI’s facilities and continues to build its corporate infrastructure to support its anticipated growth. As a percentage of revenues, PTI expects the combined company’s general and administrative expenses to decline.

Depreciation

Depreciation expense consists primarily of depreciation on equipment related to PTI’s research and development efforts, as well as depreciation on information technology infrastructure required to support its operations. Depreciation of laboratory leasehold improvements and depreciation associated with laboratory equipment are included in laboratory costs.

Interest and Other Income

Interest and other income consists primarily of interest earned on PTI’s cash and cash equivalents. We expect the combined company’s interest income to increase as we invest the cash balances of Oracle expected to be available if the merger is completed.

Interest Expense

Interest expense to date has consisted primarily of interest expense on PTI’s capital leases and loan balances. We currently do not intend to use any of the cash balances of Oracle expected to be available if the merger is completed to prepay any indebtedness outstanding under PTI’s existing capital leases or its current loan agreement. Upon the completion of a qualifying Initial Public Offering, a Qualified Financing or an Acquisition Transaction, in each case as defined in PTI’s convertible promissory notes issued in August 2007, as amended to date, all principal and accrued interest under these notes will automatically convert into shares of PTI common stock in accordance with their terms and will no longer remain outstanding. We anticipate that the merger will constitute an Acquisition Transaction under the notes, as a result of which the outstanding principal amount and accrued interest under the notes will convert into shares of PTI’s common stock immediately prior to the closing of the merger at an assumed conversion price of approximately $2.25 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of approximately $3.22, based on the assumed exchange ratio of 0.4072 shares of Oracle common stock per share of PTI common stock). The assumed exchange ratio is based on the number of shares of PTI capital stock, and options and warrants to purchase PTI common stock, outstanding on January 23, 2008. Interest expense also includes the amortization of debt discount costs.

Income Taxes

PTI has incurred operating losses since its inception and, accordingly, has not recorded a current provision for income taxes for any of the periods presented. As of December 31, 2006, PTI had substantial federal and state net operating loss carryforwards. If not utilized, these net operating loss carryforwards will expire between 2008 and 2026. The combined company’s ability to utilize net operating loss carryforwards may be subject to a substantial annual limitation due to rules contained in the Internal Revenue Code that apply if the combined company experiences an “ownership change.”

Seasonality

The majority of PTI’s testing volume is dependent on surgery or biopsy procedures scheduled with gynecologic oncologists. PTI believes that the volume of specimens received from physicians may generally decline during the year-end holiday periods, summer holidays and physician conferences. However, because PTI is currently expanding its customer base, it is unable to determine the aggregate impact that these seasonal variables may have on its business. As a result, a comparison of PTI’s historical results in successive periods may not accurately reflect trends for future successive periods.

Critical Accounting Policies and Significant Estimates

This discussion and analysis of PTI’s financial condition and results of operations is based on its financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires PTI’s management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting periods. PTI evaluates its estimates and judgments on an ongoing basis. PTI bases its estimates on historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from those estimates under different assumptions or conditions.

PTI’s significant accounting policies are described in Note 1 to its financial statements included elsewhere in this proxy statement/prospectus. PTI believes the following critical accounting policies reflect its most significant estimates and assumptions used in the preparation of its financial statements.

Revenue Recognition and Contractual Allowances

PTI recognizes revenues in accordance with SEC Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition. Product revenues for tests performed are recognized when the criteria of revenue recognition are met. For tests for which any of the criteria are not met, PTI recognizes revenue when cash is received if the service has already been provided. PTI bills payors, including Medicare and commercial insurance companies, for ChemoFx upon delivery of a ChemoFx report to the ordering physician.

Medicare

For Medicare claims, PTI recognizes revenue differently depending on whether the test is performed on a gynecologic tumor or another tumor type. As described elsewhere in this proxy statement/prospectus, for gynecologic cancers, PTI’s Medicare contractor, Highmark, began paying PTI upon initial claim submission beginning in April 2006 in accordance with a negotiated fee schedule. From the commencement of this contractual payment arrangement through the end of 2006, Highmark consistently reimbursed PTI in accordance with the contractual rate. As a result, at the beginning of the next reporting period, January 1, 2007, PTI had received full payment from Highmark for nine consecutive months, and it believed that it had established a sufficiently certain payment history in order to begin recognizing revenues on initial claim submission to Highmark for gynecologic cases, as opposed to on a cash basis. Therefore, beginning in 2007, PTI records net revenues for gynecologic cancers upon completion of the ChemoFx test and delivery of the final report to the ordering physician. The difference between the gross billings and the contracted rate is a contractual allowance. For the nine months ended September 30, 2007, gynecologic malignancies comprised approximately 80% of PTI’s total Medicare claims for that period.

As part of its billing arrangement with Highmark, a portion of PTI’s gross billed amount for each claim is attributed to a fixed ChemoFx test setup fee. Highmark began paying PTI for this setup fee, in accordance with a negotiated fee schedule, in 2004. Highmark specifies a contractual payment rate for the setup fee, regardless of whether the claim was gynecologic or non-gynecologic in nature, and PTI records net revenues at this rate. Since 2005, PTI has recognized the gross charge of the setup fee, less the contractual allowance, as net revenue upon initial claim submission.

For non-gynecologic cancers billed to Medicare, PTI does not have coverage in place, nor does it have reliable estimates of the timing or certainty of payments. Therefore, net of the initial setup fee, PTI recognizes all non-gynecologic revenues on a cash basis, meaning that revenue is recognized when cash payments are received.

In the event that Medicare claims are not paid, appeals are presented to an administrative law judge, or ALJ. If the ALJ reverses a prior Medicare denial and orders Medicare to pay PTI, PTI recognizes revenue at the time that the cash is received. PTI’s net revenues for the years ended December 31, 2004 and 2005 included $1.2 million and $1.6 million, respectively, relating to Medicare ALJ allowance reversals relating to claims in prior periods. As a result of receiving payments from Highmark for gynecologic cases upon initial invoice submission beginning in 2006, the level of ALJ allowance reversals decreased to $0.3 million during the year ended December 31, 2006 and are expected to continue to decline in the future as a percentage of PTI’s net revenues.

Commercial Payors

PTI recognizes non-Medicare revenues based on the amount of each claim it expects to collect, which is based upon its historical experience with the aggregate class of commercial payors. PTI currently does not have any significant contractual relationships with commercial payors. The difference between the amount PTI invoices and the amount it expects to collect is classified as a contractual allowance, despite the absence of any formal contractual arrangement, and the gross billings reduced by the estimated contractual allowance represents net revenues recorded in PTI’s financial statements.

In each reporting period, PTI reviews its historical collection experience from non-contracted commercial payors and adjusts its expected revenues for current and subsequent periods accordingly through adjustments to the contractual allowances. As a result, PTI does not write off revenues previously recorded and does not record bad debt expense. For the years ended December 31, 2004, 2005, and 2006, PTI included adjustments in the contractual allowances for prior periods of $25,000, $39,000 and $29,000, respectively.

Despite the fact that PTI establishes a contractual allowance for amounts that are not expected to be reimbursed by commercial payors, PTI continues to proactively pursue payment on all of its active billings through all levels of appeal which, depending on a particular health plan, could result in three or more levels of appeal. To the extent PTI is not successful in receiving sufficient payment, PTI may invoice the patient. PTI pursues collections from patients with reasonable amounts of effort, consistent with what it believes to be industry norms, prior to ceasing collection efforts. PTI invoices patients for coinsurance, deductibles and co-payments after receipt of payment from an insurance carrier, although some patients may qualify for discounts under PTI’s compassionate care program.

For the years ended December 31, 2004, 2005 and 2006, and the nine months ended September 30, 2006 and 2007, PTI calculated net revenues as follows:

	For the years ended December 31,			Nine months ended September 30,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)
	(in thousands)
Gross billings(1)	$1,319	$927	$1,465	$733	$3,426
Contractual allowances, net(2)	(1,004)	(673)	(951)	(500)	(1,792)

Net revenues from tests billed	315	254	514	233	1,634
Medicare ALJ allowance reversal(3)	1,234	1,666	332	161	37

Net revenues	$1,549	$1,920	$846	$394	$1,671

(1)	Amount represents PTI’s list price of $450 multiplied by the number of drugs or drug combinations tested, which includes setup fees associated with each ChemoFx test. Until September 2004, PTI’s list price was $450 multiplied by the number of unique drugs tested, plus a fixed setup fee of $275 for each drug combination tested.
(2)	For the year ended December 31, 2004, the amount includes a contractual allowance equal to 100% of all Medicare billings. For the years ended December 31, 2005 and December 31, 2006 and the nine months ended September 30, 2006, the amounts included a contractual allowance equal to 100% of all Medicare billings, net of setup fees. For the nine months ended September 30, 2007, for billings relating to gynecologic malignancies, PTI has included a contractual allowance to account for a discount based upon a negotiated fee schedule, but it continues to include a contractual allowance equal to 100% of non-gynecologic Medicare billings, net of set-up fees. For each period presented, the amount includes a contractual allowance for non-Medicare payors based on PTI’s historical payment experience with the payor group.

(3)	Amount represents cash amounts received from Medicare for tests performed in prior periods for which Medicare claim denials had been appealed.

As of September 30, 2007, PTI had an aggregate of $4.7 million of gross billings under active appeal with Medicare, a commercial payor or in patient collection. However, because of contractual allowances established against these gross amounts, PTI did not recognize revenue for this gross amount. As of September 30, 2007, the contractual allowance against these gross billings was $3.9 million, resulting in accounts receivable of $781,000 recorded on PTI’s balance sheet as of September 30, 2007. Set forth below is an aging of PTI’s outstanding accounts receivable by payor classification, as of September 30, 2007:

Payor classification	0-90 days	91-180 days	181-270 days	>270 days	Total
	(in thousands)
Medicare(1)	$264	$15	$30	$—	$309
Medicaid(2)	—	—	—	—	—
Commercial payors(3)	244	93	44	52	433
Self Pay(4)	12	11	4	12	39

Total accounts receivable	$520	$119	$78	$64	781

(1)	Medicare amounts shown in this table represent amounts pending approval or disposition from Highmark. This amount excludes approximately $400 in Medicare claims billed in prior periods that are currently pending before the Medicare Department of Appeals Board. A full contractual allowance has been applied to these billed amounts, and, as a result, do not relate to accounts receivable on PTI’s balance sheet. In the event that the appeals board issues an award to PTI, PTI would record net revenues upon the rendering of the decision equal to the cash it receives as a result of the award.
(2)	As PTI does not currently participate in the federal Medicaid program, it recognizes no revenue on Medicaid.
(3)	Commercial amounts shown in this table represent expected collection amounts estimated based on historical experience. For these accounts receivable from non-contracted commercial payors, a hypothetical 5% change in PTI’s estimate of the collectible amount, and therefore the contractual allowance, would have resulted in a change of $0.1 million in its net revenues for the period and in its accounts receivable as of September 30, 2007.
(4)	Patient pay amounts shown in this table represent expected collection amounts estimated based on historical experience.

PTI reviews accounts receivable at the end of each reporting period. At that time, it determines whether write-offs or contractual allowance adjustments should be made. Outstanding balances deemed uncollectible, if any, are written off as bad debt. To date, these amounts have not been material, and as of September 30, 2007 there were no material past due accounts receivable.

Stock-based Compensation

Effective January 1, 2006, PTI adopted Statement of Financial Accounting Standards, or SFAS, No. 123R, Share-Based Payment, as interpreted by SAB 107, Share-Based Payment. SFAS 123R is a revision of SFAS No. 123, or SFAS 123, Accounting for Stock Based Compensation, and supersedes Accounting Principles Board, or APB, No. 25, Accounting for Stock Issued to Employees, or APB 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative.

Prior to January 1, 2006, PTI accounted for employee stock-based compensation in accordance with the provisions of APB 25 and complied with the disclosure provisions of SFAS 123, and related SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Under APB 25, compensation cost for stock options granted to employees and non-employee directors was measured as the excess, if any, on the date of the grant, of the fair value of the stock over the amount an employee or non-employee director must pay to acquire the stock (the exercise price). Prior to 2006, the exercise price for all options granted was equal to the fair value of the stock on the date of grant, as determined by PTI’s board of directors, and as a result, there was no compensation expense recorded for stock options granted to employees and non-employee directors in 2004 and 2005. The board of directors, which included members who are experienced in valuing the securities of early-stage companies, considered both objective and subjective factors in determining the estimated fair value of its common stock on each option grant date. During 2004, 2005 and January 2006, PTI’s common stock was allocated a value of $0.10 per share, while Series A1 Preferred Stock was sold at $1.00 per share in August 2004 and Series B Preferred Stock was sold at $1.10 per share in February 2006. No shares of preferred stock were sold in 2005. Substantially all of PTI’s enterprise value was allocated to its preferred stock in 2004, 2005 and the first quarter of 2006 due to the following:

•	significant recurring operating losses in 2004, which continued into 2005 and 2006;

•	weak financial condition in 2004 and 2005 and continuing into 2006;

•	the low likelihood of a liquidity event;

•	cumulative dividends payable upon a liquidation event to the holders of preferred stock;

•

risks affecting PTI’s business, including the lack of prospective Medicare coverage, uncertainty regarding the level of market acceptance of its test, uncertainty regarding the results of clinical studies and uncertainty regarding future financings; and

•	the lack of marketability of PTI’s common stock.

Effective January 1, 2006 with the adoption of SFAS 123R, PTI elected to use the Black-Scholes option pricing model to determine the fair value of options granted. In accordance with SFAS 123R, PTI recognizes the compensation expense of share-based awards on a straight-line basis over the vesting period of the award.

The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. PTI does not have a history of market prices of its common stock. In connection with valuations of PTI’s common stock performed by the PTI board of directors in 2006 and 2007, the volatility of comparable publicly traded companies was determined. Therefore, in accordance with SAB 107, PTI used the historical volatilities of similar public entities. The expected life of the awards is estimated based on the “SEC Shortcut Approach,” as defined in SAB 107, which is the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate assumption is based on observed interest rates for Treasury notes with lives approximating the expected life of the stock options. The dividend yield assumption is based on PTI’s history and expectation of paying no dividends. Forfeitures were estimated based on discrete groupings of employees, management and non-employee directors and the historical rate of forfeitures for those groups. The forfeiture rates are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized during the year ended December 31, 2006 and thereafter is based on awards that are ultimately expected to vest. If there are any modifications or cancellations of the underlying unvested securities, PTI may be required to accelerate, increase or cancel any remaining unearned stock based compensation expense.

PTI granted stock options to its employees as of December 29, 2006, the last business day of the 2006 fiscal year, and January 2, 2007, the first business day of the 2007 fiscal year. The exercise price for these options was set by PTI’s board of directors based upon guidance set forth by the American Institute of Certified Public Accountants, or AICPA, in the AICPA Technical Practice Aid, “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” which we refer to as the AICPA Practice Aid. PTI’s board of directors considered a number of factors in determining the fair market value of its common stock, including the price of its Series B Preferred Stock, which PTI had sold to outside investors at $1.10 per share in February 2006 in an arms-length transaction; the rights, preferences and privileges of PTI’s Series A1, Series A3 and Series B

Preferred Stock; and the initiation of prospective payments for gynecologic malignancies from Medicare in April 2006. The board determined that the fair market value of PTI’s common stock was $0.31 per share, and PTI granted options at this exercise price.

In connection with the preparation of PTI’s financial statements for the year ended December 31, 2006, in August 2007 PTI’s board of directors retrospectively assessed PTI’s enterprise value and the fair value of its common stock at December 29, 2006. At the same time, the board also retrospectively assessed its enterprise value and the fair value of its common stock at May 31, 2007 in connection with option grants made to two of PTI’s directors on that date. In September 2007, the board performed a contemporaneous assessment of PTI’s enterprise value and the fair value of its common stock in connection with option grants approved by the board in September 2007. In November 2007, the board performed a contemporaneous assessment of PTI’s enterprise value and the fair value of its common stock in connection with option grants approved by the board in November 2007.

During both the retrospective reviews and the contemporaneous valuations, PTI used the probability weighted expected returns, or PWER, method to allocate enterprise value to its common stock. Under the PWER method, the value of PTI’s common stock is estimated based upon an analysis of future values for the enterprise assuming various future outcomes. In PTI’s situation, for the retrospective valuation as of December 29, 2006, the future outcomes included two scenarios: (i) PTI remains a private company and no liquidity event occurs (“remains private scenario”); and (ii) PTI becomes a public company (“public company scenario”). For the May 31, 2007 retrospective valuation and the September 2007 and November 2007 contemporaneous valuations, there was a third potential outcome considered: that PTI would be acquired by another company in a strategic transaction or otherwise acquired by sale or merger (the “acquisition scenario”).

Probability weightings of various outcomes as of December 29, 2006

For the December 29, 2006 retrospective valuation, PTI attributed a 95% probability to the remains private scenario and a 5% probability to the public company scenario. At that time, PTI’s board of directors was not actively considering the possibility of a potential initial public offering, or IPO, during 2007. PTI was not actively anticipating a public offering at that time as it had not yet achieved significant revenues from the establishment of a direct sales force, and it was lacking in key personnel, including a chief financial officer with public reporting experience. In addition, the board was not considering the possibility that PTI would be acquired by another company, whether publicly or privately held.

Probability weightings of various outcomes as of May 31, 2007

For the May 31, 2007 valuation, the probability of the public company scenario was increased to 30%, and the remains private scenario was adjusted to 60%, while the acquisition scenario was given a probability of 10%. At that time, PTI believed that the probability of completing an IPO remained relatively low, since, even though it had initiated discussions regarding a potential IPO and had interviewed a number of lead underwriting candidates at that point, the decision to move forward with a potential IPO had not been made. In particular, the board believed that market conditions indicated significant risk in being able to complete an IPO in 2007, and various alternatives were under active discussion, including a possible private financing. The formal board decision to move forward with the IPO and the naming of underwriters for a potential IPO did not occur until June 2007, and PTI did not begin the process of drafting a registration statement for an IPO until July 2007. At this time, PTI was also in discussions with certain of its largest stockholders to provide additional capital in a private financing, which later was invested through the convertible debt financing in August 2007. PTI’s board also considered the acquisition scenario to be remote, although it considered that some life science companies may be candidates to be acquired once they initiate the public offering process by filing a registration statement. PTI and Oracle had not yet begun any discussions regarding a potential business combination, nor was PTI engaged in any discussions with any other company at this time regarding a potential acquisition.

Probability weightings of various outcomes in September 2007

For PTI’s September 2007 valuation, the probability of the public company scenario was increased to 60%, with the probabilities of the remains private and acquisition scenarios being 20% each. Under the public company scenario at September 2007, equal weights were given to an IPO during the fourth quarter of 2007 and the first quarter of 2008. PTI believed that the probability of an IPO had increased significantly between May

2007 and September 2007, as PTI had selected the lead underwriters for an IPO, held an organizational meeting in July 2007 and filed an initial registration statement with the Securities and Exchange Commission in August 2007. However, there was still uncertainty as to the ability to complete the IPO, as market conditions remained volatile during this period. In addition, as of September 2007, PTI had not hired a chief financial officer with public company reporting experience. PTI was interviewing candidates for this position, and based on the advice of its lead underwriters, PTI believed that there was significant risk involved in proceeding with an IPO without a chief financial officer.

As the likelihood of an IPO increased, the board believed that the possibility of an acquisition had increased as well by September 2007, based on recent transactions in the life sciences market involving public companies. In late July 2007, PTI engaged a financial advisor for the purposes of exploring an acquisition scenario, and several potential strategic acquirors were identified in August 2007. However, none of the discussions with these candidates progressed to the point where substantive terms of a business combination were negotiated. As described elsewhere in this proxy statement/prospectus, PTI and Oracle did not commence discussions with regard to a potential merger until the first week of September 2007, and while PTI and Oracle had executed a letter of intent on September 8, by September 20, the date on which options were granted, the PTI board continued to favor the public company scenario and believed that an IPO was significantly more likely than a potential acquisition by Oracle.

Probability weightings of various outcomes in November 2007

For PTI’s November 2007 valuation, the probability of the public company scenario was increased to 90%, with the probability of the remains private scenarios being reduced to 10% and the probability of the acquisition scenario being reduced to 0%. PTI believed that the probability of an IPO had increased significantly between September 2007 and November 2007, as the public markets had shown significant improvement during this time, and PTI had hired a chief financial officer with public company reporting experience and filed multiple amendments to its registration statement with the SEC. However, in light of continued significant volatility observed in the public markets, PTI concluded that there was still uncertainty as to its ability to complete the initial public offering. As the likelihood of an IPO increased, the board believed that the possibility of staying private had correspondingly decreased. At the same time, the board was not considering the acquisition scenario as of November 9, the date as of which the board approved the fair value of the common stock. On October 17, PTI notified Oracle that it had decided to abandon the potential business combination with Oracle and that it was proceeding with its IPO. Discussions with Oracle did not resume until November 14.

Remains Private Scenario Valuations

At each valuation date, PTI estimated its total enterprise value as well as the allocation of total equity to the classes of its capital stock. Under the remains private scenario, PTI’s estimates of enterprise value were based solely upon the income approach, assuming that the company would remain privately held indefinitely. Under the income approach, PTI’s enterprise value was based on the present value of its expected cash flows for the years 2007 through 2011, after which time management believed that the growth pattern would become stable. The assumptions underlying PTI’s estimates of future cash flows were consistent with the business plan used by PTI’s management, which assumed an increase in market penetration in the ovarian cancer market from less than 5% for 2007 to approximately 30% for 2011, and an increase in its aggregate reimbursement rate for all classes of payors from approximately 40% for 2007 to approximately 75% for 2011. Management’s estimate of future cash flows prepared for the valuations also took into account that PTI’s revenues and numbers of billed tests had increased significantly during the first and second quarters when compared to the prior year, due primarily to the expansion of its sales and marketing function in the third quarter of 2006 and the hiring of a vice president of sales and marketing in January 2007. PTI’s estimate of cash flows under the “remains private” scenario was prepared on a debt-free basis, with no deductions for interest or debt principal. As a result, the estimate of cash flows represented the amounts available to both debt and equity investors.

Under the income approach used in the remains private scenario, PTI’s estimate of future cash flows was then discounted to present value using a market-derived weighted-average cost of capital of 25%, which takes into account the required rate of return for both debt and equity investors. PTI determined an appropriate rate of return for a hypothetical investor in PTI using the capital asset pricing model, and it also considered the required rates of return used by the investment banks with whom it had begun discussions regarding a potential IPO in the second half of 2007. Additionally, PTI considered the rates of return, classified by stage of development, required by venture capitalists discussed in the AICPA Practice Aid. Based on all of these factors, PTI determined that a discount rate of 25% as of each valuation date was appropriate. If different discount rates had been used, the valuations would have been different.

In order to calculate PTI’s total enterprise value in the remains private scenario, PTI next determined a terminal value using a multiple of 2011 forecasted revenues. This multiple was based upon market data, data provided by the investment banks with whom PTI had discussed a possible IPO, as well as the board’s informed judgment. At each valuation date, PTI evaluated the ratio of enterprise value to forward-looking revenues for comparable companies. PTI considered the median multiples of these companies, which ranged between 3.4 and 7.9 times revenues, depending on the forward-looking period. At each valuation date, the selected multiple was within the range of these implied enterprise value-to-revenue multiples of comparable companies, which the investment banks selected on the basis of their scope and breadth of product offerings, annual revenue stage of development, prospects for growth and risk profiles. For the December 2006 and May, September and November 2007 valuation dates, PTI used revenue multiples of 4.0, 4.0, 4.5 and 5.0, respectively. Next, PTI’s estimate of its total enterprise value combined the present value of the estimated terminal value with the present value of the forecasted future cash flows, and then deducted PTI’s outstanding debt balance and added its cash balance at each valuation date. PTI then allocated the total estimated enterprise value to its common stock under the remains private scenario, taking into account the liquidation preferences of the Series A1, A3 and B convertible preferred stock as well as a discount of 35% for lack of marketability as of each valuation date solely for purposes of valuing the common stock in the remains private scenario.

PTI elected to use a 35% discount for lack of marketability, which it applied solely to the remains private scenario because there are significant restrictions on marketability of the common stock as long as PTI is a private company. In particular, as a private company there is no ready market for PTI’s common stock. Moreover, there are significant contractual restrictions on transfer of PTI’s common stock. Substantially all of PTI’s stockholders have entered into a stockholders agreement that contains significant restrictions on the transferability of PTI capital stock held by such stockholders. For example, in the event that any PTI stockholder who is a party to the stockholders agreement desires to sell or otherwise transfer his, her or its shares, the transfer is subject, with limited exceptions, to a right of first refusal in favor of PTI and the other stockholders as well as co-sale rights in favor of the other stockholders. The stockholders agreement also imposes drag-along obligations on holders of PTI capital stock in the event of certain acquisition transactions involving PTI that have been approved by the requisite vote of PTI’s stockholders (although these obligations do not apply to the proposed business combination with Oracle). Additionally, under the terms of PTI’s 2000 Stock Plan, PTI has a right of first refusal on any shares issued under the plan as long as the company remains privately held. In addition, there is also no guarantee of future dividends being paid to common stockholders. After considering these factors, as well as IRS Revenue Ruling 77-287 involving the issue of discounts for lack of marketability and certain other company-specific factors (such as the prospects for liquidity absent an IPO and the estimated volatility of PTI’s common stock), a 35% discount for lack of marketability was deemed appropriate to apply to the common stock in the case of the remains private scenario. If a different discount for lack of marketability had been used, the valuations would have been different.

Public Company Scenario Valuations

Under the public company scenario at each valuation date, PTI’s estimates of enterprise value were based solely upon the market approach. Under the market approach, PTI’s estimated enterprise value for the December 2006, May 2007 and September 2007 valuation dates was developed based on estimated pre-money valuations, assuming an IPO at the end of 2007, using methodologies and revenue and net income multiples provided by two investment banks who were in discussions with PTI regarding a possible IPO. Each of the two investment banks provided PTI with a list of comparable public companies in the diagnostic services industry and their current market valuations as of the valuation date based upon their stock prices. The comparable companies were selected based on scope and breadth of product offerings, annual revenue, stage of development, prospects for growth and risk profiles. Although each of the comparable companies differs in some respects from PTI, they are generally influenced by similar business and economic conditions and are considered to offer alternative investment opportunities. If different comparable companies were used, the valuations would have been different. PTI then determined a range of estimated pre-money valuations, based primarily on revenue multiples and its forecasted financial statements. PTI’s average valuation was based on the high end and the low end of the valuation ranges estimated by each of the two investment banks, with different values for each of the two banks. The first estimated value was based upon forward-looking multiples of 6.5 and 7.5 times two-year revenue projections for minimum and maximum valuations, respectively. The other was based upon both forward-looking four-year revenue multiples between 3.5 and 4.0 as well as forward-looking multiples between 25 and 30 times net income projections for five years into the future. The statistical mean of the highs and the lows estimated by each investment bank were then calculated to determine the midpoint of each investment bank’s range of values. The average of the two midpoints was then calculated to arrive at PTI’s average valuation under the public company scenario. In November 2007, since the IPO process was progressing, the board of directors estimated PTI’s enterprise valuation to be $175 million, which was the pre-IPO valuation of the company derived from the midpoint of the share price range expected to be included on the company’s IPO prospectus.

Under the public company scenario, PTI discounted the average valuations calculated as described above to their present values, using the same 25% discount rate used in the remains private scenario. PTI believed that this discount rate also represented the required rate of return to a hypothetical investor in PTI under this scenario. For its December 2006 and May 2007 valuation dates, PTI assumed that an IPO would occur by the end of 2007, while as described above, for September 2007 and November 2007, equal consideration was given to an IPO during the fourth quarter of 2007 and the first quarter of 2008. This change in estimate of the timing of an IPO was the only change in the estimate of PTI’s enterprise value under the public company scenario between the December 2006 and November 2007 valuation dates. As described above, the public company scenario was attributed an increased probability during 2007, increasing from 5% at December 2006 to 90% in November 2007.

Acquisition Scenario Valuations

While PTI’s board and management believed through the May 2007 valuation date that continuing as a private company was the most likely event for PTI, they also believed that a strategic sale or merger was a viable option on the same time schedule as an IPO. As described above, the probability of this outcome was 0% at December 2006, increasing to 10% at May 2007 and 20% at September 2007, and then decreasing to 0% at November 2007. Under the acquisition scenario, PTI primarily used the previously determined equity values under the public company scenario, but it also deducted the liquidation preferences of the Series A1, A3 and B convertible preferred stock that would have been payable upon an acquisition in arriving at the enterprise value attributable to its common stock. There were no other changes in the estimated enterprise value or fair value of PTI’s common stock under the acquisition scenario at any of the valuation dates.

For PTI’s September 2007 and November 2007 valuations, under the public company and acquisition scenarios, PTI also considered the impact of its issuance of $9.5 million in principal amount of convertible promissory notes to its existing stockholders in August 2007. The notes convert into shares of PTI’s common stock upon certain defined liquidity events, including an IPO meeting certain thresholds, as well as an acquisition. In each case, the notes are convertible at a discount of 30% to the price paid in the qualifying IPO or the value of the common stock under the acquisition scenario.

Valuation models require the input of highly subjective assumptions. Because PTI’s common stock has characteristics significantly different from that of publicly traded common stock and because changes in the subjective input assumptions can materially affect the fair value estimate, in PTI’s management’s opinion, the existing models do not necessarily provide a reliable, single measure of the fair value of its common stock.

The foregoing valuation methodologies are not the only valuation methodologies available and will not be used to value the combined company’s common stock if the merger is completed. There can be no assurance of any particular valuation of the combined company’s stock. Accordingly, investors are cautioned not to place undue reliance on the foregoing valuation methodologies as an indicator of future stock prices.

Fair Value Estimations

As noted above, PTI’s board of directors used the PWER method of estimating the fair value of PTI common stock as of each valuation date. In using this method, the board of directors assigned relative weights to the remains private scenario, the public company scenario and the acquisition scenario based upon the board’s subjective assessment of the likelihood of each of these particular outcomes. Using this methodology, PTI’s board of directors estimated the fair value of its common stock to be $1.22 per share as of December 29, 2006 and January 2, 2007, $1.86 per share as of May 31, 2007, $2.30 per share as of September 20, 2007 and $2.85 per share as of November 9, 2007. Accordingly, PTI recorded stock-based compensation during the year ended December 31, 2006 using a fair value of common stock of $1.22 per share and the exercise price of the December 29, 2006 option grants of $0.31 per share.

Significant Factors Contributing to the Increase in Common Stock Fair Value as of the Date of Each Grant

The primary drivers of the increase in value of PTI’s common stock from $1.22 per share on December 29, 2006 to $1.86 per share on May 31, 2007, $2.30 per share on September 20, 2007 and $2.85 per share on November 9, 2007 was the increased probability weighting to PTI’s public company and acquisition scenarios, which was a result of the factors described below:

Quarter ended March 31, 2007. During the quarter ended March 31, 2007, PTI hired a vice president of sales and marketing and continued the build-out of its sales and marketing team. During the quarter, PTI also continued to perform in line with its business plan and growth strategy. Additionally, during the quarter there were modest improvements in the stock market in general (for example, the Nasdaq Composite Index increased approximately 2.2% and the Dow Jones U.S. Select Medical Equipment Total Return Index increased approximately 0.2% during this time). However, PTI still had not engaged in discussions with investment bankers concerning an initial public offering.

Quarter ended June 30, 2007. During the quarter ended June 30, 2007, PTI began discussions with investment bankers concerning a potential initial public offering. PTI also continued to perform in line with its business plan and growth strategy. During the quarter there were significant improvements in the stock market in general (for example, the Nasdaq Composite Index increased approximately 7.5% and the Dow Jones U.S. Select Medical Equipment Total Return Index increased approximately 5.2% during this time). Additionally, during this quarter, Highmark posted an article regarding its prospective payment for ChemoFx for gynecologic cancers. During the quarter, Genomic Health, a company that sells a genomic-based diagnostic test for certain breast cancers, completed a successful follow-on public offering, and three significant acquisitions were announced in PTI’s sector, including Roche’s acquisition of Nimblegen, which was in registration for a proposed initial public offering.

Quarter ended September 30, 2007. In July 2007, PTI engaged lead underwriters for a proposed initial public offering, conducted an organizational meeting for the proposed offering and began preparing a registration statement relating to the offering. In August, PTI continued drafting the registration statement and filed the registration statement with the SEC. Also during August, PTI completed a convertible promissory note financing providing net proceeds of approximately $9.5 million, significantly expanding its capital resources. During the quarter, PTI also continued to perform in line with its business plan and growth strategy. Additionally, during the quarter there were significant improvements in the stock market in general (for example, the Nasdaq Composite Index increased approximately 3.8% and the Dow Jones U.S. Select Medical Equipment Total Return Index increased approximately 9.5% during this time). Nevertheless, a relatively small number of initial public offerings were completed during the quarter, partially as a result of turbulent financial markets.

Subsequent to September 30, 2007. During October 2007, there was a continued improvement in the public markets, with the Nasdaq Composite Index increasing by approximately 5.8% during the month, and a significant increase in the number of IPOs completed by life science companies following a period of extreme market turbulence. During November 2007, PTI hired a chief financial officer with public company experience and a vice president of payor relations. During the quarter, PTI also published the results of a study that demonstrated that its proprietary cell culturing techniques can successfully promote the growth of tumor cells in culture for testing with ChemoFx. PTI also continued to make progress toward the completion of a proposed initial public offering, including the filing of a number of amendments to the registration statement with the SEC.

Based on an assumed merger exchange ratio of 0.4072, the current estimated value per share of PTI common stock is approximately $3.22 per share. Based on this assumed value, the intrinsic value of stock options outstanding at September 30, 2007 was $20.2 million, of which $10.3 million and $9.9 million related to stock options that were vested and unvested, respectively, at that date.

Income Taxes

PTI accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which requires a balance sheet approach in accounting for income taxes. Under this method, deferred income tax assets and liabilities are established to reflect the future tax consequences of carryforwards and differences between the tax and financial bases of assets and liabilities, including net operating loss carryforwards. PTI provides a valuation allowance against deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

In June 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation, or FIN, No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, or FIN 48. FIN 48 establishes a single model to address accounting for uncertain tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

PTI adopted the provisions of FIN 48 as of January 1, 2007. The adoption of FIN 48 did not result in an adjustment to PTI’s accumulated deficit. PTI recognized no interest or penalties upon the adoption of FIN 48. PTI does not expect any significant increases or decreases to its unrecognized tax benefits before December 31, 2007.

PTI is subject to U.S. federal income tax and various states’ income and franchise taxes. To the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward amount. To PTI’s knowledge, it is not currently under any tax examinations.

At December 31, 2006, PTI had deferred tax assets of $16.5 million relating to federal net operating loss carryforwards and $2.1 million relating to state net operating loss carryforwards. Due to uncertainties surrounding PTI’s ability to generate sufficient future taxable income to realize these assets, a full valuation allowance has been established to offset the deferred tax asset. Additionally, the future utilization of PTI’s net operating loss carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously, that could occur in the future or that could occur as a result of the merger. PTI believes that there have been prior changes in ownership and that there will be limitations on the future utilization of its federal and state net operating loss carryforwards. Until PTI or the combined company determines the amount subject to limitation, no amounts are being presented as an uncertain tax position in accordance with FIN 48. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from PTI’s deferred tax assets with a corresponding reduction of the valuation allowance.

For the nine months ended September 30, 2007, PTI incurred additional net losses of $6.9 million for federal and state tax purposes. As PTI is unable to conclude that it is more likely than not that the deferred tax assets associated with these additional net operating losses will be realized, an additional valuation allowance has been provided to offset the net deferred tax assets as of September 30, 2007. As of September 30, 2007, the valuation allowance was approximately $22.5 million.

Grant Revenue

PTI receives grants from governmental agencies for the purchase of equipment, ongoing research efforts and clinical studies. Amounts received for equipment purchases are deferred and recognized as other income over the useful life of the related property and equipment, provided that any conditions underlying the use of grant proceeds are satisfied. Revenue from grants for research and development expenses are deferred and recognized as other income as the conditions of the grant are met. If conditions are not met, revenue recognition is deferred until such time as the conditions are met. PTI has received a grant from the U.S. Department of Defense to conduct a prospective clinical study of ChemoFx in breast cancer. This grant is accounted for as deferred revenue on PTI’s balance sheet as of September 30, 2007. The grant will be recognized as grant or other income as milestones associated with the clinical study are achieved.

Results of Operations

The following table sets forth selected statement of operations information for each of the periods indicated:

	Year ended December 31,			Nine months ended September 30,
	2004	2005	2006	2006	2007
				(Unaudited)
	(in thousands, except for numbers of tests and per test amounts)
Net revenues from tests billed	$315	$254	$514	$233	$1,634
Reversals of claims denials from prior periods	1,234	1,666	332	161	37

Net revenues	1,549	1,920	846	394	1,671
Laboratory costs	984	978	1,078	735	1,327

Gross profit (loss)	565	942	(232)	(341)	344

Operating expenses:
Selling and marketing	307	376	1,801	999	3,607
Research and development	3,003	2,814	4,682	3,179	3,576
General and administrative	2,752	2,282	2,452	1,521	2,729
Depreciation	243	226	171	137	139

Total operating expenses	6,305	5,698	9,106	5,836	10,051

Loss from operations	(5,740)	(4,756)	(9,338)	(6,177)	(9,707)

Other income (expense):
Interest and other income	64	73	734	547	654
Embedded derivative expense	—	—	—	—	(94)
Interest expense	(75)	(57)	(43)	(25)	(900)

Net loss	$(5,751)	$(4,740)	$(8,647)	$(5,655)	$(10,047)

Number of tests billed	406	285	483	260	977
Average net revenue per test billed	$776	$891	$1,064	$896	$1,672

Nine Months Ended September 30, 2007 and 2006

Net Revenues. Net revenues increased by $1.3 million, or 324%, to $1.7 million for the nine months ended September 30, 2007 from $0.4 million for the same period in 2006. The increase in net revenue was the result of an increase in the number of tests billed, which coincided with the launch of PTI’s direct sales force during the third quarter of 2006, and its receipt of prospective Medicare Part B coverage for the use of ChemoFx in evaluating gynecologic tumors. Of the net revenue increase, approximately $0.3 million was the result of a change in PTI’s ability to reliably estimate the collectibility of its Medicare gynecologic billings as of January 1, 2007. Revenue per test billed increased due to improved overall reimbursement rates, and, accordingly, PTI’s contractual allowances, as a percentage of gross billings, decreased to 52% for the nine months ended September 30, 2007 from 68% for the nine months ended September 30, 2006.

Laboratory Costs. Laboratory costs increased by $0.6 million, or 81%, to $1.3 million for the nine months ended September 30, 2007 from $0.7 million for the same period in 2006. Aggregate laboratory costs increased due to an increase in tests performed in 2007 and an increase in the number of laboratory personnel to perform and process an increased number of tests. However, laboratory costs per test billed decreased to $1,358 for the nine months ended September 30, 2007 from $2,827 for the same period in 2006. Laboratory costs per test billed have declined as PTI has increased the capacity utilization of its laboratory infrastructure and increased efficiencies in its use of materials.

Sales and Marketing. Sales and marketing expenses increased by $2.6 million, or 261%, to $3.6 million for the nine months ended September 30, 2007 from $1.0 million for the same period in 2006. During the third quarter of 2006, PTI established an eight-person sales force, which expanded approximately threefold during the nine months ended September 30, 2007. The increase was primarily due to an increase of $1.4 million in personnel-related costs for the sales representatives and managers that PTI has hired subsequent to September 30, 2006, an increase in recruiting expense of $0.2 million, and a related increase of $0.5 million in travel and sales related expenses. PTI also incurred an increase of approximately $0.2 million in consulting costs during the nine months ended September 30, 2007 associated with the establishment of various marketing programs. The increase also includes $0.1 million of non-cash compensation expense during the nine months ended September 30, 2007 relating to stock option grants made in the fourth quarter of 2006 and the first and third quarters of 2007 to employees in selling and marketing functions.

Research and Development. Research and development expenses increased by $0.4 million, or 12%, to $3.6 million for the nine months ended September 30, 2007 from $3.2 million for the same period in 2006. This increase was the result of $0.3 million in additional non-cash compensation expense relating to stock option grants made in the fourth quarter of 2006 and in 2007, $0.2 million in personnel-related costs and $0.2 million related to consultant fees for clinical trials. The increases are offset by decreases in clinical studies expenses during 2007, including a change in contract terms with a research organization from milestone-based fees to a fee-for-service agreement that resulted in lower expenses of $0.2 million and a decrease of $0.2 million in expenses relating to PTI’s ongoing observational study.

General and Administrative. General and administrative expenses increased by $1.2 million, or 79%, to $2.7 million for the nine months ended September 30, 2007 from $1.5 million for the same period in 2006. This increase was primarily due to $0.9 million of additional non-cash compensation expense during the nine months ended September 30, 2007 relating to stock option grants made in the fourth quarter of 2006 and in 2007 to employees in general and administrative functions and increased personnel costs of $0.2 million.

Interest and Other Income. Interest and other income increased by $0.1 million, or 20%, to $0.7 million for the nine months ended September 30, 2007 from $0.6 million for the same period in 2006. This increase was associated with the recognition of grant revenue that had previously been deferred.

Embedded Derivative Expense. In August 2007 PTI issued $9.5 million aggregate principal amount in interest-bearing convertible promissory notes. PTI concluded that the conversion option inherent in the notes constitutes an embedded derivative, as defined by the provisions of SFAS No. 133. The fair value of the embedded derivative was determined to be $4.0 million at the date of issuance and $4.1 million as of September 30, 2007. The increase of $0.1 million was recorded as other income (expense) as a non-cash item.

Interest Expense. Interest expense increased by $0.9 million to $0.9 million for the nine months ended September 30, 2007 from $25,000 for the same period in 2006. In December 2006, PTI borrowed $4.0 million under the terms of a promissory note, which bears interest at a fixed rate of 11.29% per year. Amortization of

$4.0 million debt discount associated with the embedded derivative amounting to $0.5 million was recorded as a non-cash interest expense in 2007.

Years Ended December 31, 2006 and 2005

Net Revenues. Net revenues decreased by $1.1 million, or 56%, to $0.8 million for the year ended December 31, 2006 from $1.9 million for the year ended December 31, 2005. This decrease was primarily driven by decreases in cash revenues recognized for prior period claims. In 2006, revenues recognized for Medicare ALJ payments on claims from prior periods decreased by approximately $1.3 million, or 80%, to $0.3 million from $1.7 million during 2005. Net revenues from tests billed in the reported year increased by $0.2 million, or 102%, to $0.5 million for the year ended December 31, 2006 from $0.3 million for 2005. PTI’s increase in net revenue from tests billed in the reported year coincided with the launch of its sales force during the third quarter of 2006 and the commencement in April 2006 of payments from Medicare for the use of ChemoFx in gynecologic cancers on initial claim submission. Revenue per test billed increased due to improved overall reimbursement rates, and, accordingly, PTI’s contractual allowances, as a percentage of gross billings, decreased to 65% for the year ended December 31, 2006 from 73% for 2005.

Laboratory Costs. Laboratory costs increased by $0.1 million, or 10%, to $1.1 million for the year ended December 31, 2006 from $1.0 million for 2005. Aggregate laboratory costs increased due to an increase in tests performed in 2006, resulting from PTI’s re-launch of ChemoFx during the second half of 2006. Laboratory costs per test billed decreased, however, to $2,232 for the year ended December 31, 2006 from $3,432 for 2005. Laboratory costs per test billed have declined as PTI has increased the capacity utilization of its laboratory infrastructure and increased efficiencies in its use of materials.

Sales and Marketing. Sales and marketing expenses increased by $1.4 million, or 379%, to $1.8 million for the year ended December 31, 2006 from $0.4 million for 2005. The increase primarily reflected $0.9 million in additional personnel-related costs, primarily to establish a field sales organization during the second half of 2006. During 2005, PTI did not have an active sales and marketing team. Additionally, PTI incurred an increase of $0.3 million in travel expenses associated with new sales personnel, an increase of $0.1 million in consulting costs associated with the establishment of the sales organization, as well as an increase of $70,000 for marketing programs.

Research and Development. Research and development expenses increased by $1.9 million, or 66%, to $4.7 million for the year ended December 31, 2006 from $2.8 million for 2005. This increase was due primarily to an increase of $1.1 million associated with PTI’s recurrent ovarian cancer clinical study during 2006, an increase of $0.4 million associated with the initiation of its observational study, an increase of $0.3 million in personnel-related expenses associated with the improvement of ChemoFx and $0.1 million related to a license agreement for which there was no corresponding payment in 2005, partially offset by a decrease of $0.1 million in personnel-related expenses relating to clinical studies.

General and Administrative. General and administrative expenses increased by $0.2 million, or 7%, to $2.5 million for the year ended December 31, 2006 from $2.3 million for 2005. The increase was primarily the result of an increase of $0.2 million in reimbursement-related costs, such as legal expenses and personnel-related expenses, associated with negotiations with PTI’s Medicare Part B carrier in order to obtain coverage and reimbursement.

Interest and Other Income. Interest and other income increased by $0.7 million, or 905%, to $0.7 million for the year ended December 31, 2006 from $73,000 for 2005. This was primarily associated with higher average cash balances resulting from the net proceeds of approximately $19.9 million received in a preferred stock financing that closed in February 2006 and higher interest rates for the year ended December 31, 2006.

Interest Expense. Interest expense decreased by $14,000, or 25%, to $43,000 for the year ending December 31, 2006 from $57,000 for 2005. This decrease was primarily due to lower outstanding balances under equipment lease agreements.

Years Ended December 31, 2005 and 2004

Net Revenues. Net revenues increased by $0.4 million, or 24%, to $1.9 million for the year ended December 31, 2005 from $1.5 million for 2004. This increase was primarily driven by an increase in revenues recognized for prior period claims. In 2005, revenues recognized for Medicare ALJ payments on claims from prior periods increased by $0.4 million, or 35%, to $1.7 million from $1.2 million in 2004. Net revenues from tests billed in the year decreased by $61,000, or 19%, to $0.3 million for the year ended December 31, 2005 from $0.3 million for 2004 due to a decline in the number of tests billed in the period. PTI attributes the decline in its tests billed to reductions in its sales force during 2003 and the first half of 2004. Reimbursement levels remained relatively stable between these periods, as PTI’s contractual allowances, as a percentage of gross billings, decreased to 73% for the year ended December 31, 2005 from 76% for 2004.

Laboratory Costs. Laboratory costs remained approximately the same at $1.0 million for the year ended December 31, 2005 and the year ended December 31, 2004. The aggregate decrease was primarily due to lower specimen volumes received in 2005, following the full discontinuation of PTI’s sales force during the first half of 2004. Laboratory costs per test billed increased, however, to $3,432 for the year ended December 31, 2005 from $2,424 for 2004. Laboratory costs per test billed increased as PTI had fewer tests billed over which its laboratory infrastructure and fixed labor costs could be allocated.

Sales and Marketing. Sales and marketing expenses increased by $69,000, or 22%, for the year ended December 31, 2005 to $0.4 million from $0.3 million for 2004. PTI did not have a sales force in 2005 and its sales and marketing team consisted of six individuals during the first half of 2004. The increase in aggregate selling and marketing expenses was primarily related to an increase of $89,000 of marketing fees associated with PTI’s revised website, offset by a $47,000 decrease in personnel-related costs following the full discontinuation of its sales force in the first half of 2004.

Research and Development. Research and development expenses decreased by $0.2 million, or 6%, to $2.8 million for the year ended December 31, 2005 from $3.0 million for 2004. Product development expenses associated with improvements to ChemoFx increased by $0.1 million. Clinical studies expenses decreased by $0.3 million, primarily due to decreases in personnel-related costs from employee terminations and changes in the timing of payments to PTI’s CRO.

General and Administrative. General and administrative expenses decreased by $0.5 million, or 17%, to $2.3 million for the year ending December 31, 2005 from $2.8 million for 2004. The reduction reflected a restructuring of PTI’s reimbursement and billing activities during 2005, resulting in a decrease of $0.2 million in personnel-related expenses, a decrease of $0.2 million in personnel-related expenses associated with employee attrition and turnover and a decrease of $72,000 in license-related fees.

Interest and Other Income. Interest and other income increased by $9,000, or 14%, to $73,000 for the year ending December 31, 2005 from $64,000 for 2004. This increase was primarily related to higher interest rates during 2005, as PTI’s average cash balances were lower in 2005.

Interest Expense. Interest expense decreased by $18,000, or 24%, to $57,000 for the year ending December 31, 2005 from $75,000 for 2004. This decrease was primarily due to lower outstanding balances under equipment lease agreements.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, PTI has financed its operations primarily through a combination of privately placed convertible preferred stock sales, convertible promissory notes and associated warrants, bank financing, capital lease agreements for the purchase of equipment and grants from governmental authorities. From January 1, 2002 through September 30, 2007, PTI raised approximately $35.3 million, net of issuance costs, through the issuance of convertible preferred stock and the conversion of bridge loans into convertible preferred stock, $9.5 million from the issuance of convertible promissory notes in August 2007, $4.0 million from the issuance of a promissory note in December 2006, and during the same period, PTI financed equipment purchases through approximately $1.6 million of capital leases.

In September 2002, PTI entered into a master lease agreement with General Electric Capital Corporation, or GE Capital, to purchase new equipment. PTI has renewed this agreement on multiple occasions, and in July 2006, PTI renewed the equipment lease through December 2007 for an amount up to $1.0 million. During the year ended December 31, 2006, PTI made total draws of approximately $0.4 million under this agreement, at a weighted average borrowing rate of 11.43% annually. In connection with renewals of the equipment facility, PTI issued warrants to purchase 26,000 shares and 7,955 shares of its common stock at initial exercise prices of $1.00 and $1.10 per share, respectively.

In December 2006, PTI issued a $4.0 million promissory note to GE Capital to fund its working capital requirements. It also entered into a security agreement under which its obligations are secured by all of its assets other than its intellectual property. The promissory note bears interest at a fixed rate of 11.29% per year. The promissory note is payable in 36 equal monthly installments of approximately $0.1 million, beginning January 1, 2007, with a balloon payment of approximately $0.4 million due on January 1, 2010. In connection with the promissory note, PTI issued a warrant to purchase 181,818 shares of Series B Convertible Preferred Stock, at an initial exercise price of $1.10 per share. The value of these warrants has been recorded as a debt discount and is being amortized over the life of the related promissory note.

In August 2007, PTI raised $9.5 million before estimated issuance costs of approximately $84,000, through the issuance of convertible promissory notes to certain of its existing investors. The proceeds from this financing will be used for general corporate purposes. The notes are secured by an interest in all of PTI’s assets other than its intellectual property, which is subordinated to the security interest of GE Capital, and the notes bear interest at a fixed rate of 8% per year. All principal and accrued interest under these notes is due on April 30, 2008 unless earlier automatically converted. The principal amount of, and accrued interest on, these notes will be converted into shares of PTI’s common stock immediately prior to the closing of the merger at an assumed conversion price of approximately $2.25 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of approximately $3.22, based on the assumed exchange ratio of 0.4072 shares of Oracle common stock per share of PTI common stock. The assumed exchange ratio is based on the number of shares of PTI capital stock, and options and warrants to purchase PTI common stock, outstanding on January 23, 2008.

In the event that the merger has not been consummated prior to the maturity date of the notes of April 30, 2008, PTI expects that it will need to refinance or restructure the notes. Management’s plans currently include extending the maturity date of or refinancing the notes or raising additional funds to repay the notes when due. There can be no assurance that PTI will be able to refinance or restructure the notes on favorable terms or that additional funds will be available when needed on acceptable terms, if at all.

Cash Flows

As of September 30, 2007 and December 31, 2006, PTI had cash and cash equivalents of $15.5 million and $16.6 million, respectively, excluding $1.2 million and $0.9 million, respectively, received as a restricted cash advance, plus interest thereon, in connection with a grant from the federal government for its future clinical studies, which was held primarily in short-term government agency securities and money market funds. The change in PTI’s cash balance during 2007 was primarily the result of its operating losses during the nine months ended September 30, 2007, offset by the $9.5 million in net proceeds from its August 2007 issuance of convertible promissory notes. PTI has established guidelines relating to diversification and maturities of its investments to preserve principal and maintain liquidity. Other than the August 2007 issuance of convertible promissory notes to its existing investors, PTI has no other agreements with investors, banks or other entities to provide new sources of funding.

The following table summarizes PTI’s cash flows for each of the three years ended December 31, 2006 and for the nine months ended September 30, 2006 and 2007.

	Years ended December 31,			Nine months ended September 30,
	2004	2005	2006	2006	2007
				(Unaudited)	(Unaudited)
	(in thousands)
Cash provided by (used in):
Operating activities	$(5,000)	$(4,374)	$(7,497)	$(5,451)	$(8,861)
Net purchases of property and equipment and patent costs	(194)	(110)	(254)	(134)	(840)
Sales of property and equipment	290	—	—	—	—
Net proceeds from sales of preferred stock	6,748	—	19,899	19,899	—
Net proceeds from issuance of convertible promissory notes	—	—	—	—	9,549
Proceeds from issuance of promissory note	—	—	4,000	—	—
Repayments of long-term debt	(359)	(367)	(364)	(183)	(889)

Net cash used in operating activities for each of the three years ended December 31, 2006 and the nine months ended September 30, 2007 and 2006 primarily reflected PTI’s net losses and changes in working capital during those periods, offset in part by non-cash depreciation and amortization and, for the year ended December 31, 2006 and the nine months ended September 30, 2007, non-cash stock-based compensation expense, as well as a non-cash embedded derivative recorded during the nine months ended September 30, 2007.

PTI’s ability to make scheduled payments of principal, or to pay the interest or liquidated damages, if any, on, or to refinance, its indebtedness, or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. There can be no assurance that the combined company will generate sufficient cash flow from operations or that its anticipated revenue growth and operating improvements will be realized in an amount sufficient to enable the combined company to service PTI’s indebtedness or to fund other liquidity needs. In addition, there can be no assurance that the combined company will be able to effect any future refinancing of PTI’s or its debt on commercially reasonable terms or at all.

Contractual Obligations

The following table reflects a summary of PTI’s contractual obligations as of December 31, 2006:

	Payments Due By Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Principal and interest under promissory note	$4,634	$1,331	$2,903	$400	$—
Capital lease obligations, including interest, for equipment	545	275	267	3	—
Operating lease obligations relating to corporate headquarters and laboratory facility(1)	2,336	442	1,410	484	—

Total	$7,515	$2,048	$4,580	$887	$—

(1)	PTI leases approximately 22,000 square feet for office and laboratory space in Pittsburgh, Pennsylvania under an operating lease that expires in 2011.

Operating Capital and Capital Expenditure Requirements

PTI expects to continue to incur substantial operating losses in the future and to make expenditures to grow its sales and marketing capabilities to keep pace with the expansion of its research and development programs, and to support facility expansion operations, all of which the combined company expect to fund in part with the cash balances of Oracle expected to be available if the merger is completed. It may take several years to achieve these goals. We expect that Oracle’s available cash balances and PTI’s existing cash and cash equivalents, including the net proceeds of the issuance of convertible promissory notes in August 2007, will also be used to fund working capital and for general corporate purposes, such as licensing technology rights. A portion of the available cash resources may also be used to acquire or invest in complementary businesses, technologies, services or products.

We currently believe that PTI’s cash and cash equivalents, together with the cash balances of Oracle expected to be available if the merger is completed, together with interest income on these balances, anticipated cash from future operations of the combined company and $2.6 million of funding from the U.S. Department of Defense for a prospective study of ChemoFx in breast cancer, will be sufficient to meet the combined company’s anticipated cash requirements for at least the next 18 to 24 months. PTI’s forecast of the period of time through which the combined company’s financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially and negatively as a result of a number of factors, including the factors discussed below and in the “Risk Factors” section of this proxy statement/prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could utilize the combined company’s available financial resources sooner than we currently expect. We cannot be certain that any of the combined company’s sales and marketing initiatives, reimbursement efforts or product development projects will be successful or that it will be able to raise sufficient additional funds to see these programs through to a successful result.

The combined company’s present and future funding requirements will depend on many factors, including:

•	its rate of progress in establishing coverage and reimbursement with third-party payors;

•	the rate of adoption of ChemoFx in the marketplace;

•	the cost and delays in product development as a result of any changes in regulatory policies or laws applicable to its operations, including FDA regulation;

•	the cost of expanding its commercial and laboratory operations, including its selling and marketing efforts;

•

the rate of progress and cost of product development activities associated with the expansion of ChemoFx for additional cancers, drugs and classes of cancer therapies and the incorporation of other enhancements such as genomic-based information into the ChemoFx platform;

•	the cost of conducting ongoing and future clinical studies to support and expand the validation of ChemoFx;

•	the cost of filing, prosecuting, and maintaining patents and other intellectual property rights, as well as costs of litigating any intellectual property disputes;

•	the effect of competing technological and market developments;

•	the economic and other terms and timing of any collaborations, licensing or other arrangements into which the combined company may enter; and

•	the cost associated with any acquisitions of complementary technology or businesses that the combined company may undertake.

Until the combined company can generate a sufficient amount of product revenues to finance its cash requirements, which it may never do, the combined company may seek to finance future cash needs through public or private equity offerings, debt financings, borrowings or strategic collaborations. There can be no assurance that additional capital will be available when needed on acceptable terms, or at all. The issuance of equity securities may result in dilution to stockholders of the combined company. If the combined company raises additional funds through the issuance of debt securities, these securities would have rights, preferences and privileges senior to those of the combined company’s common stock and the terms of the debt securities could impose significant restrictions on its operations. If the combined company raises additional funds through collaborations and licensing arrangements, it might be required to relinquish significant rights to its technologies or products, or grant licenses on terms that are not favorable to it. In addition, the combined company may have to work with a partner on one or more of its product development programs or market development programs, which could lower the economic value of those programs to the combined company. If adequate funds are not available, the combined company may have to scale back its operations or limit its research and development activities, which would have a material adverse impact on the combined company’s business prospects and results of operations.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not impose fair value measurements on items not already accounted for at fair value; rather it applies, with certain exceptions, to other accounting pronouncements that either require or permit fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. PTI is currently evaluating the impact of adopting SFAS 157 on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS 159. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. SFAS 159 is effective for fiscal years beginning after December 15, 2007. PTI is currently evaluating the impact of adopting SFAS 159 on its financial statements.

Off-Balance Sheet Arrangements

Since inception, except for standard operating leases, PTI has not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Quantitative and Qualitative Disclosures about Market Risk

PTI’s exposure to market risk is confined to its cash, cash equivalents and restricted cash and investments, all of which have maturities of less than one year. The goals of PTI’s investment policy are liquidity and capital preservation. Its investment policy allows PTI to maintain a portfolio of cash equivalents and short-term investments in a variety of securities, including obligations of U.S. government agencies, corporate bonds, commercial paper and money market funds. PTI’s cash and investments as of December 31, 2006 and September 30, 2007 consisted primarily of obligations of United States government agencies and money market funds.

PTI’s promissory note and equipment leases have fixed interest payments, and, therefore, it is not subject to market risk with respect to this debt.

PTI currently has no operations outside the United States, and all of its operating expenses and capital expenditures are denominated in United States dollars. As a result, it is not currently subject to market risk with respect to currency exchange rate fluctuations.

Inflation

Inflation did not have a significant impact on PTI’s operations during the three years ended December 31, 2006 or the nine months ended September 30, 2007. PTI continues to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions.

Controls and Procedures

PTI’s management and independent registered public accounting firm did not perform an evaluation of its internal control over financial reporting as of December 31, 2006 in accordance with the provisions of the Sarbanes-Oxley Act of 2002. Had PTI and its independent registered public accounting firm performed an evaluation of its internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act of 2002 additional control deficiencies may have been identified by management or PTI’s independent registered public accounting firm, and those control deficiencies could have also represented one or more material weaknesses.

Material weaknesses may exist when the combined company reports on the effectiveness of its internal control over financial reporting for purposes of its reporting requirements under the Exchange Act, or Section 404 of the Sarbanes-Oxley Act of 2002 after the merger. The existence of one or more material weaknesses would preclude a conclusion that the combined company maintains effective internal control over financial reporting. Such a conclusion would be required to be disclosed in the combined company’s future Annual Reports on Form 10-K and could impact the accuracy and timing of its financial reporting and the reliability of its internal control over financial reporting.

INFORMATION ABOUT PTI

Overview

Precision Therapeutics (“PTI”) is a life sciences company developing and commercializing tests intended to assist physicians in individualizing cancer therapy in an effort to improve treatment outcomes. PTI focuses on solid tumors for which the preferred choice among chemotherapy alternatives is often unclear because either multiple standards of care, or no standard of care, currently exist. PTI has developed and currently markets its proprietary ChemoFx test. ChemoFx is a chemoresponse test, a type of test that uses a patient’s live tumor cells to assess his or her likelihood of responding to various cancer drugs, or drug combinations, that the patient’s physician is considering for treatment. ChemoFx measures both the responsiveness, or sensitivity, of tumor cells to particular drugs, as well as their resistance. Currently, PTI’s sales and marketing efforts target the gynecologic cancer market, which includes various types of ovarian, uterine, cervical, vaginal and vulvar cancers, although PTI also receives and test tumor samples from patients with non-gynecologic cancers. PTI believes that there is established usage of earlier-generation chemoresponse tests among gynecologic oncologists, and it has focused its sales and marketing team on this market segment. In PTI’s clinical study published in 2006, ovarian cancer patients treated only with a drug or drug combination to which their tumor cells were classified as responsive by ChemoFx experienced a median tumor progression-free interval approximately three times the median progression-free interval for patients treated only with drugs classified as non-responsive. PTI also receives orders for testing a variety of other tumor types, and it intends to leverage its clinical and sales and marketing experience in gynecologic cancers to market ChemoFx for additional indications, such as breast, lung and colorectal cancers, for which it believes ChemoFx could also improve physicians’ selection among, and prediction of response to, a range of chemotherapies.

For many late-stage and recurrent cancers, no medical consensus exists regarding the drug or drug combination most likely to be effective in killing cancer cells or halting disease progression. PTI estimates that each year there are an aggregate of over 900,000 cases of ovarian, breast, lung and colorectal cancers in the United States for which chemotherapy is prescribed but for which current clinical guidelines do not specify a preferred therapeutic standard. Of these, PTI estimates that approximately 75,000 rounds of chemotherapy are prescribed for late-stage primary or recurrent ovarian cancer, which is within PTI’s initial target market of gynecologic cancers. The FDA has approved 56 direct-acting cancer drugs for commercial use with solid tumors, and approximately 400 additional drugs are currently in clinical development. As the number of FDA-approved drugs increases, it is becoming more difficult for physicians to select the optimal treatment regimen for each patient. The choice is further complicated by the uniqueness of each patient’s tumor. A drug or drug combination that is clinically effective for one patient may be ineffective for another patient with a tumor of the same type. In order to minimize the side effects and costs of ineffective chemotherapy, there is increasing need for a test to assist physicians in selecting for each patient the chemotherapy that has the best chance of success. PTI’s user-friendly ChemoFx report classifies the patient’s tumor as “responsive,” “intermediate” or “non-responsive” to each drug or drug combination requested by a physician. With this information, PTI believes physicians can more effectively individualize treatment decisions for their patients.

PTI offers ChemoFx at a list price of $450 per drug or drug combination tested, and since the beginning of 2006, PTI’s average invoiced price has been approximately $3,300 per test billed. For patients with Medicare, PTI invoices Medicare directly, so that Medicare pays the entire allowable amount and PTI does not bill the patient. Medicare pays PTI’s charge for a ChemoFx setup fee regardless of the cancer type tested, and then generally pays a fixed amount for each drug or drug combination in accordance with a fee schedule for gynecologic cancers. There are no established drug-based limitations on PTI’s seeking reimbursement from Medicare. For claims to be submitted to other third-party payors such as health plans, including Medicare health maintenance organizations or preferred provider organizations, PTI generally receives an assignment of benefits from the patient, which allows PTI to file claims to the patient’s health plan on his or her behalf and to pursue an appeal in the event the health plan fails to provide coverage or adequate reimbursement for ChemoFx. Patients with private insurance are also responsible for applicable co-payments, deductibles and co-insurance as required by their policies. In the event that PTI exhausts all appeals with a health plan without obtaining an acceptable level of reimbursement, it invoices the patient for the unpaid amount, although some patients may be eligible for full or partial discounts under PTI’s compassionate care program, depending on their circumstances.

PTI’s average net revenue per test billed is less than its average invoiced price because many payors currently do not provide coverage or reimburse PTI for ChemoFx. Those payors that cover and reimburse PTI for ChemoFx generally pay amounts approximating its billed charges, but in some cases PTI may receive substantially less. In the second quarter of 2006, Medicare began covering and paying for all ChemoFx tests involving gynecologic cancers upon initial claim submission rather than through a potentially lengthier case-by-case appeal process. PTI has also been fully or partially reimbursed by over 425 different private payors, including managed care organizations, on a case-by-case basis for numerous cancer types. PTI has completed three clinical outcome studies supporting the use of ChemoFx in ovarian cancer, and it is currently participating in prospective clinical trials for ovarian and breast cancers, as well as the establishment of an observational patient registry. PTI has achieved increased adoption of ChemoFx since the publication of its ovarian cancer study in January 2006, its receipt of prospective Medicare coverage and the establishment in August 2006 of a direct sales force. For the nine months ended September 30, 2007, PTI’s net revenues from tests billed were $1,634,000, and PTI billed for approximately 1,000 tests during this period. In the 12 months ended September 30, 2007, PTI billed for approximately 1,200 specimens, including over 30 different types of cancer, as classified by the National Cancer Institute. PTI performs all ChemoFx testing at its laboratory, which is located in Pittsburgh, Pennsylvania and is CLIA-certified.

Treatment of Cancer

Cancer is a group of diseases characterized by the uncontrolled growth and spread of abnormal cells. The key difference between a cancerous tumor cell and a normal cell is that the tumor cell does not obey the surrounding signals from the patient’s body and continues to proliferate when it should not. Cancer results from inherited or acquired genetic mutations that disrupt the body’s normal regulation of cells and, while certain common pathways are often involved, each patient’s cancer cells are unique. In 2007, the American Cancer Society estimates that over ten million people in the United States are living with or have a history of cancer and that in 2007, more than 1.4 million people in the United States will develop cancer and approximately 560,000 people will die from the disease. The most common types of cancer include breast, prostate, lung and colon. Additionally, for ovarian cancer alone, approximately 22,400 women are expected to be diagnosed with primary cancer, and 15,300 are expected to die from the disease, in 2007.

When cancer is detected early and remains localized, it may be treated effectively with surgery or radiation. However, when a cancerous tumor may not have been completely removed or may spread to other parts of the body, patients may receive chemotherapy. Chemotherapy usually involves the use of highly toxic drugs in an effort to kill cancer cells or to stop or slow their growth. It is often given after surgery to kill remaining cancer cells that could not be physically removed or to reduce the risk of cancer recurrence.

Unfortunately, a cancer patient’s response to a particular chemotherapy is idiosyncratic and not individually predictable based on existing clinical data. Because the molecular composition of tumor cells varies from patient to patient, even within the same tumor type, the use of chemotherapy is often an inexact science. Achieving a response with a cancer drug depends on the tumor being susceptible to the chosen treatment, the treatment reaching the tumor in sufficient concentrations and patient-specific factors, such as the contribution of the patient’s immune system. Oncologists select among available cancer drugs based primarily on the type, stage, grade and location of a patient’s tumor. They consider drugs and drug combinations that have demonstrated some activity in clinical studies of large patient populations, without knowing how well a particular patient’s tumor will respond to a given drug or drug combination.

PTI’s Market Opportunity

PTI’s market opportunity encompasses solid tumor cancers for which the choice among chemotherapy treatments is ambiguous, either because multiple accepted alternatives exist or because no standard of care has yet been defined. PTI does not expect to market ChemoFx for types or stages of cancers as to which a universally accepted chemotherapeutic standard of care is specified by guideline standard organizations. These organizations, such as ASCO and NCCN, provide guidance for physicians on treatments that have shown clinical utility in either clinical trials or in practice for use in each type, stage and occurrence of cancer. In some cancers, a single choice or a small number of treatment choices are recommended. However, in many types and stages of cancer, especially in recurrent cases, multiple or no generally accepted treatments are recommended. For example, the NCCN guidelines include 19 “acceptable” drugs for recurrent ovarian cancer. For late-stage and recurrent cancers, currently marketed chemotherapies often have low response rates in clinical studies of large patient populations. The 19 drugs included in the NCCN guidelines for recurrent ovarian cancer achieved clinical responses in only 3% to 56% of the patients evaluated in clinical studies.

Due to the low response rates of FDA-approved drugs in many cancers and increases in the number of available chemotherapies, physicians are often forced into a trial and error approach to selecting drugs to which patients’ tumors may respond. According to a U.S. General Accounting Office study conducted in 1991, 56% of cancer patients were given at least one drug off-label, meaning that it was administered for an indication other than one for which the drug was approved by the FDA, and one-third of patients received at least one drug not listed in the published cancer guidelines.

Even though a drug or drug combination may have been shown to be effective in a particular percentage of patients in a clinical study, it is difficult to predict whether an individual patient will respond to the treatment in clinical practice, and for many situations, multiple alternatives exist. For the treatment of late-stage and recurrent breast cancer, NCCN guidelines list nine preferred single agents, nine preferred combination therapies and five other active agents. For the treatment of late-stage and recurrent ovarian cancer, the NCCN guidelines note that patients who progress on two consecutive single-agent regimens from the list of 19 acceptable drugs without evidence of clinical benefit are unlikely to benefit from additional chemotherapy.

As summarized in the table below, PTI estimates that there are over 900,000 rounds of chemotherapy prescribed for ovarian, breast, lung and colorectal cancers each year in the United States for which current clinical guidelines do not specify a preferred therapeutic standard of care.

Estimated Annual Rounds of Chemotherapy for Cancers for Which There are Multiple Standards of Care

	Ovarian	Breast	Lung	Colorectal	Total
Late-stage Primary	16,600	41,900	133,700	56,900	249,100
Recurrent	59,300	147,000	329,900	140,200	676,400

Total	75,900	188,900	463,600	197,100	925,500

A round of chemotherapy can cost at least tens of thousands of dollars, and sometimes over $100,000, in cancer and supportive care drug costs, as well as physician administration costs. More importantly, each round can take months to complete, during which time a patient’s tumor may progress in the case of ineffective therapies, and can dramatically impact a patient’s quality of life. Patients usually experience a wide range of acute toxicities, including infection, mouth and throat pain, weight loss, fatigue, hair loss, fingernail and toenail loss, rashes and injection site reactions. Moreover, it may take weeks or months to determine that a particular therapy is not working before switching to an alternative treatment, which can reduce the probability that subsequent rounds of chemotherapy will be effective. Long-term effects of chemotherapy can include cognitive impairment, cardiac tissue damage, infertility, disease of the central nervous system, chronic fatigue, secondary malignancies and personality changes. Because the benefits of chemotherapy vary significantly across cancer populations and due to the physical and mental burdens that chemotherapy patients endure, it is important to select therapies early that have the greatest likelihood of benefit.

For decades, physicians have sought to guide their choices among accepted chemotherapies by testing drugs against patients’ tumor cells in the laboratory. However, PTI believes that prior attempts have suffered from a number of limitations. For example, earlier-generation tests have generally focused only on identifying drugs to which a tumor sample shows extreme levels of resistance in the laboratory and that are, therefore, unlikely to be effective against a patient’s tumor. Though extreme drug resistance tests may help doctors decide which drugs to rule out, they do not measure sensitivity to a particular drug or drug combination and therefore cannot identify which cancer drugs are most likely to be effective in slowing or stopping the progression of cancer in a patient. In addition, because these tests have typically required large tumor samples, their application has been limited to situations in which a large amount of tumor tissue is available, which is frequently not the case with many types and stages of cancer. Furthermore, clinical data supporting the use of these extreme drug resistance tests are limited.

PTI’s Solution

ChemoFx is designed to address the problem posed by the wide range of therapeutic options, each of which may benefit only a subset of cancer patients. PTI believes that ChemoFx enables physicians to more effectively design an individualized treatment plan with an increased likelihood of tumor response, while potentially avoiding toxic, yet ineffective, chemotherapy regimens. PTI’s intuitive approach uses live cells from a patient’s own tumor to assess which cancer drugs are most likely to be effective. PTI tests drugs and drug combinations selected by the ordering physician. Thus, ChemoFx can be part of a physician’s decision making process and is not intended to displace physician judgment or override an existing standard of care.

ChemoFx delivers the following benefits to physicians, patients and third-party payors:

•

Improved quality of treatment decisions. In PTI’s clinical studies in ovarian cancer, ChemoFx was able to assess a patient’s likelihood of responding to a particular chemotherapy, and PTI believes that these benefits also apply to a range of tumor types. PTI believes that ChemoFx can improve clinical outcomes by identifying drugs to which a patient’s tumor is more likely to be responsive, thus enabling physicians to more effectively individualize chemotherapy treatment to a patient’s tumor.

•

Improved economics of cancer care. PTI believes that improving the quality of treatment decisions can also result in significant economic benefits to payors and patients by reducing the costs associated with ineffective chemotherapy treatments. Each round of chemotherapy can cost tens of thousands of dollars or more, and when a patient receives ineffective therapy before switching to another drug, the costs are significantly increased.

PTI believes that its solution has the following advantages:

•

Provides physicians with actionable test results. By challenging tumor cells with a broad range of pharmacologically relevant concentrations of each drug or drug combination, ChemoFx provides physicians with information about both tumor resistance and sensitivity. The ChemoFx report graphically classifies each drug or drug combination into one of three categories of responsiveness. The physician may then use this information when selecting among potential chemotherapies that he or she is already considering.

•

Enables testing of a wide range of chemotherapies and cancer types. ChemoFx is currently available for use with 26 of the most commonly used chemotherapy drugs, or combinations of these drugs, and can be applied to most types of solid cancer tumors. There are 56 cancer drugs currently approved for commercial use in the United States that act by targeting cancerous cells, and as part of PTI’s research and development efforts it is continually seeking to expand the number of these drugs available for testing. PTI generally adds a chemotherapy to ChemoFx as physicians begin to request it with reasonable frequency. While ChemoFx is currently not available for testing with non-tumor-acting agents, such as anti-angiogenesis drugs, or hormone-related therapies, PTI is seeking to enhance the current test to increase the number and types of drugs available for testing. While approximately 75%

of PTI’s tests billed in 2007 have been on ovarian or other gynecologic tumors, it has tested more than 30 different types of tumors, as categorized by the National Cancer Institute, including three types of ovarian cancer and six other non-ovarian gynecologic cancers, and it is testing additional drugs to be made available as part of ChemoFx in order to meet physician and patient needs.

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Requires smaller sample sizes. ChemoFx requires approximately 35 milligrams of tumor tissue for solid specimens, a sample about one-third the size of a pea, which can be provided by a surgical procedure or by two to three core needle biopsies. The test can also be performed with tumor cells from a fluid sample of approximately 100 milliliters. PTI believes that smaller sample requirements will enable ChemoFx to be used in multiple cancer indications, both at earlier stages of cancer detection and in recurrent cancers, in which only small samples may be available.

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Employs a direct, quantitative approach. PTI determines tumor responsiveness by directly measuring the number of surviving tumor cells after chemotherapy is administered to live tumor cells at different concentrations. By profiling live cells, ChemoFx integrates all of the biologic factors contributing to a tumor’s cellular response. PTI believes that this direct measurement of a drug’s effect on live cells can be more predictive of clinical effectiveness of the drug than indirect measurement techniques used to extrapolate expected cell survival.

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Delivers high-quality, reliable information. PTI uses technician-supervised automation for the key steps in its testing process. This automation reduces the probability that the variability in chemoresponse it measures is the result of independent factors in the testing process, as opposed to the tumor sample. The ChemoFx process also tests ten separate concentrations for each drug or drug combination ordered in triplicate on cell samples that PTI has enriched with malignant cells. This automated process has been, and PTI believes can continue to be, scaled for commercial use.

As described below under “Information about PTI—Competition,” however, PTI is aware of other companies and academic laboratories that offer oncology testing services, including chemoresponse tests that may compete with ChemoFx. Although PTI believes that ChemoFx has significant advantages over competing tests, such as extreme drug resistance assays, these competing tests may require less time to perform and be less expensive than ChemoFx.

PTI’s Business Strategy

PTI seeks to make ChemoFx a part of the standard of care for patients for whom there are a number of accepted chemotherapy alternatives or for whom no generally accepted treatment protocol exists. Key elements of its strategy include:

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Driving adoption of ChemoFx in gynecologic cancers. PTI has initially sought to integrate ChemoFx into the standard treatment regimen for patients with late-stage and recurrent ovarian and other gynecologic cancers, although physicians send PTI tumor samples from many other types of cancers as well. PTI’s surveys of physicians indicate that a majority of gynecologic oncologists in the United States have used some form of in vitro chemoresponse test for at least some of their patients. PTI believes that this existing usage, combined with the relatively small gynecologic oncologist customer base of approximately 700 physicians, makes the gynecologic cancer segment an ideal market entry point for its direct sales and marketing team.

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Demonstrating the value of ChemoFx through clinical studies. By continuing investments in clinical studies using ChemoFx, PTI seeks to expand the evidence of its clinical utility across multiple tumor types, which it believes will increase adoption by physicians and help it to obtain favorable coverage and reimbursement levels. ChemoFx is currently being evaluated in four prospective studies designed to demonstrate that an individual tumor responds differently to different chemotherapy drugs and that ChemoFx can help predict a patient’s response to different treatments. PTI is also enrolling patients in an observational study intended to provide ongoing information on the use and benefits of

ChemoFx in clinical practice. Observational studies are designed to collect data and outcomes associated with routine patient care and management.

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Achieving broad-based coverage and reimbursement from payors. PTI will continue to seek broader coverage and increased reimbursement levels for ChemoFx in order to facilitate its adoption. PTI intends to transition private payor reimbursement from case-by-case approvals to written coverage policies. PTI will also seek to obtain prospective Medicare coverage for indications beyond gynecologic cancers. PTI believes that its direct sales approach, coupled with its plans to conduct multiple clinical studies with results published in peer-reviewed journals, will increase patient and physician demand and thereby increase the number of favorable coverage and reimbursement decisions by payors. As the cost of chemotherapy treatment in its target indications continues to grow, PTI will seek to educate payors about the potential clinical and economic benefits of minimizing ineffective treatment through the use of ChemoFx.

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Expanding the use of ChemoFx in additional cancers. PTI intends to leverage its clinical and sales and marketing experience in gynecologic cancers to expand the use of ChemoFx into additional types of cancer. While the majority of PTI’s revenue is currently derived from tests for patients with ovarian and other gynecologic cancers, it has tested a total of more than 30 tumor types. As PTI gains additional experience with other tumor types, it intend to expand its sales and marketing and clinical validation efforts in these other indications.

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Evaluating the use of its platform for additional classes of therapies. PTI intends to evaluate the enhancement of its technology platform for new classes of therapies, including the incorporation of genomic-based information into the testing process. There are a number of new tumor-targeted and biologic treatments on the market and in development. While these classes of therapies present challenges for ChemoFx, PTI believes that they offer significant opportunities for tools that optimize their selection due in part to the high costs of these treatments. As more of these therapies are approved for marketing and expand the range of treatment options, PTI intends to expand its testing platform to include these new classes of treatments.

PTI’s Test: ChemoFx

ChemoFx assesses an individual cancer patient’s likelihood of responding to a set of cancer drugs that his or her physician is considering as treatment options. As the intrinsic cell response to a chemotherapeutic agent is the main determinant of tumor response, PTI has designed ChemoFx to analyze this tumor cell behavior. One advantage to this approach is PTI’s ability to generalize the test to existing and newly-developed agents that directly affect the tumor. This is in contrast with approaches based on analyzing DNA, RNA or proteins, which may require the development of unique signatures for each drug, and potentially for different tumor types even with the same drug. By profiling live cells, ChemoFx integrates all of the biologic factors contributing to a tumor’s cellular response.

PTI’s test is patterned on microbial sensitivity testing, which is routine for clinical care of serious infections. PTI tests samples of a patient’s live tumor cells obtained from a biopsy or surgical procedure. ChemoFx requires a minimum sample size of 35 mg for solid tumors. The ordering physician can provide a list of up to 12 drugs or drug combinations to be tested against the sample, regardless of its size above PTI’s minimum requirement. While ChemoFx has the technological capability to test more than 12 drugs or drug combinations, PTI’s average order size is generally between six and eight drugs and its experience has been that the vast majority of physician orders are for less than 12 drugs or combinations. As a result, PTI has limited the number in its order form, which it believes addresses physician demand while also taking into account the time required to grow a sufficient number of malignant cells for testing. All ChemoFx testing is performed at PTI’s laboratory located in Pittsburgh, Pennsylvania, which is certified under CLIA and is inspected by both the Pennsylvania and New York State Departments of Health.

Once PTI receives a specimen, it enriches and expands the aggressive malignant cells from the specimen using a proprietary cell-culturing approach that PTI has developed and optimized over the past decade. Other chemoresponse tests and molecular tests use unselected whole tumor samples. PTI then harvests the malignant cells, places the cells into test plates and challenges the cells with ten different concentrations in triplicate of each of the chemotherapies requested by the physician. The broad range of concentrations is designed to encompass dose levels that would actually reach the patient’s tumor in vivo. This enables the test to predict both tumor sensitivity and resistance at clinically relevant doses, as opposed to other chemoresponse tests that measure only extreme drug resistance. After an appropriate defined incubation period, PTI counts the surviving cells at each concentration level using automated microscopy. PTI then analyzes the test results based on its accumulated experience and categorizes each of the tested chemotherapies by the number of surviving cells at each concentration compared to concurrent controls. Depending on the patient’s tumor, it generally takes between 14 and 35 days from the time PTI receives a specimen to provide a final report to the ordering physician that classifies the patient’s tumor as “responsive,” “intermediate” or “non-responsive” to each drug or drug combination tested.

Clinical Validation of ChemoFx

PTI seeks to build a body of evidence demonstrating the clinical utility of ChemoFx across multiple tumor types by sponsoring and conducting clinical studies. These studies are intended to support widespread adoption of ChemoFx by physicians and favorable coverage and reimbursement policies by third-party payors. PTI has formed partnerships with national cancer trials groups and renowned academic centers to conduct studies that aim to establish new standards of care in indications such as breast, lung and colon cancers. PTI is also conducting smaller studies with individual investigators in difficult-to-treat tumor types, such as brain cancer and melanoma.

The clinical validation of ChemoFx is subject to a number of risks. For further information, including a description of certain limitations inherent in the studies, see “Risk Factors—Risks Concerning PTI’s Business— Clinical studies using ChemoFx may not be completed successfully, in a timely manner, or at all” and “Risk Factors—Risks Concerning PTI’s Business—The ability of ChemoFx to predict tumor responsiveness to selected types of chemotherapy has not yet been demonstrated in clinical outcome studies in cancer types other than ovarian cancer and may, therefore, prove to be less accurate than PTI currently believes.”

Published Studies

The clinical validation of ChemoFx has followed a sequential approach. In three studies published in 2003 and 2004, tumor cells from ovarian and breast cancer patients tested with ChemoFx had rates of responsiveness to various cancer drugs that were comparable to the typical clinical response rates resulting when patients were treated with those same drugs or drug combinations. This correlation between a drug’s ability to kill or inhibit tumor cells in the laboratory and its effectiveness in patients is the fundamental premise behind ChemoFx.

In three studies published from 2002 to 2006, the results obtained in ChemoFx were a significant predictor of patients’ clinical responses to chemotherapy. In the first study, published in Anticancer Research in 2002, 64% of the patients for whom ChemoFx predicted a clinical response to a particular drug achieved a response, and 100% of those patients predicted to be non-responsive to a particular drug did not respond when treated with that drug. In the second study, described in an abstract at the meeting of ASCO in 2005, ChemoFx was shown to be an independent predictor of the clinical outcome for 84 women with primary ovarian cancer treated with platinum-based chemotherapy. Women treated with a platinum agent, when platinum was classified as responsive by ChemoFx, had a statistically significant progression-free interval that was nearly three times as long as women treated with a platinum agent when platinum was classified as non-responsive (p < 0.007). A p-value indicates the probability that the result obtained in a statistical test is due to chance rather than a true relationship between measures. A small p-value, generally less than 0.05, or p < 0.05, indicates that it is very unlikely that the results were due to chance. The same study indicated a trend toward increased survival according to assay prediction.

In January 2006, PTI published the results of its third and largest clinical outcome study to date in the International Journal of Gynecologic Cancer. This study analyzed the clinical outcomes achieved by patients with ovarian and peritoneal cancer whose tumor samples had been tested with ChemoFx between 1997 and 2002 prior to receiving chemotherapy. This was an IRB-approved retrospective analysis of 317 consecutive ovarian and peritoneal tumor tissue specimens from 304 patients collected from 10 medical institutions. The study included 256 evaluable specimens from patients who received a chemotherapy regimen that at least partially matched the drugs or drug combinations PTI tested. A subset of 135 samples was from patients who received a chemotherapy regimen that exactly matched the drugs or combinations tested with ChemoFx. The remaining 121 patients were treated with combination therapy that included one or more drugs that had been tested as individual agents in ChemoFx. The primary clinical endpoint of the study was the patient’s progression-free interval and the resulting correlation of the length of the progression-free interval with the response predicted by ChemoFx.

Among the 135 patients whose chemotherapy regimens exactly matched the drugs tested by ChemoFx, the results showed a statistically significant correlation with patients’ progression-free interval (p < 0.01). Patients who received drugs to which their tumor cells were classified as responsive by ChemoFx experienced a median progression-free interval of approximately three times the median progression-free interval for those who received drugs to which their tumor cells were classified as non-responsive by ChemoFx (9 months) and approximately two times the median progression-free interval for those in the intermediate group (14 months). Across all 256 specimens, the study showed a statistically significant two-fold higher risk of progression among patients who received a chemotherapy regimen to which their tumors were classified as non-responsive by ChemoFx, when compared to patients who received a regimen to which their tumor was classified as responsive (p = 0.01).

In October 2007, PTI published the results of an additional study completed in collaboration with a cytopathologist. In order to demonstrate that PTI’s cell culturing process resulted in the growth of tumor cells that can be used to support its testing, as opposed to non-tumor cells, PTI’s collaborator assessed 50 blinded samples and noted the percentage of malignant epithelial cells present at the initiation of the growth period and again at the completion of the growth period. Of the specimens assessed, across four distinct tumor types (breast, colon, lung and ovarian), 47 either demonstrated an increase in the percentage of malignant epithelial cells or remained the same, with 43 showing an increase. The average increase in the malignant epithelial cell population was 37% (p < 0.0001) and was not dependent on the number of days in culture (p = 0.7868). An independent cytopathologist confirmed that, across all 50 evaluated specimens, the percentage of malignant epithelial cells present at the completion of the culture period was never less than 60%. PTI believes that the results of this study demonstrate that its proprietary cell culturing techniques can successfully promote the growth of tumor cells in culture to be used for testing malignant cells with ChemoFx.

Ongoing Studies

PTI is conducting additional studies designed to expand the support for clinical applications of ChemoFx beyond ovarian cancer and to provide prospective data from large, well-controlled studies further demonstrating its accuracy and clinical utility in predicting patients’ responses to chemotherapy for ovarian and breast cancers. An important foundation for PTI’s work in breast cancer is its ability to perform ChemoFx on small tumor samples, as it demonstrated in two previous studies in which it successfully performed ChemoFx on tumor samples obtained using different methods of breast biopsy collection.

The following describes PTI’s ongoing studies in ovarian, breast and other cancers:

Observational study. PTI is currently conducting an observational study, or patient registry, designed to capture the outcomes for patients whose tumor samples are tested as part of its commercial service. Observational studies are designed to capture the manner in which an approved treatment or diagnostic is being utilized in routine practice, so as to better understand its potential impact on patient care and outcomes. In contrast to observational studies, controlled trials involve interventions and measure how the studied compound or tool affects patients’ health. Controlled clinical trials have strict instructions in terms of how to treat and follow patients clinically, including an established schedule for performing tests.

All gynecologic cancer patients whose tumors are being tested with ChemoFx are eligible to participate in the observational study. The clinical endpoints of this study include tumor response and progression-free interval. PTI expects that periodic analyses of the results from this study will provide additional information on the practical clinical application of ChemoFx, as well as additional data to refine the interpretation of future assay results. PTI intends for the results of this study to generate multiple publications that can be used to encourage adoption of ChemoFx by oncologists. PTI began enrolling patients in the fourth quarter of 2006, and approximately 50 sites across the United States are in the process of activating this study. All patients for whom ChemoFx was ordered and who were diagnosed with gynecologic cancer are eligible for enrollment in the observational study. This includes patients for whom the ChemoFx test was not completed and patients who died subsequent to the test order. The goal is to obtain information on all patients for whom ChemoFx was ordered. There is no currently scheduled time for completion of this ongoing study.

Ovarian cancer prospective trial: PT-301. PTI is currently conducting a prospective trial of ChemoFx in recurrent ovarian cancer patients with investigators at Yale University and other sites. In this trial, PTI expects to enroll approximately 155 evaluable patients whose tumor samples will be analyzed by ChemoFx while the treating physicians will be blinded to the ChemoFx results. Participating physicians will select the patient’s therapy from among 15 commonly used regimens for ovarian cancer. By comparing the results of ChemoFx with the clinical endpoints of progression-free survival and tumor response, PTI will be able to evaluate its predictive accuracy. In addition, PTI plans to conduct certain genomic analyses on these tumor samples to potentially enhance the predictive accuracy of the core test. PTI expects to complete enrollment for this study in 2008, although this target enrollment deadline may be extended.

Breast cancer prospective trial: PT-205 / US Oncology. PTI has partnered with US Oncology Research to add ChemoFx as part of a Phase II clinical trial of a new chemotherapy regimen for breast cancer. ChemoFx was added as an optional part of the trial near the completion of accrual, and PTI received 34 specimens for testing. This trial was designed to provide a preliminary demonstration of the predictive value of ChemoFx for patients with breast cancer. An abstract on the biopsy feasibility portion of the trial was presented at the San Antonio Breast Cancer Symposium in December 2006, and PTI expects the drug response prediction results manuscript to be submitted by the end of 2007 and published in 2008.

Breast cancer prospective trial: PT-302 / NSABP B-40. PTI is collaborating with NSABP, a clinical trials cooperative group supported in part by the National Cancer Institute. One of the aims of this 1,200-patient randomized Phase III clinical trial is to evaluate ChemoFx in patients newly diagnosed with breast cancer. This trial will evaluate pre-operative and primary chemotherapy by testing the efficacy of three different chemotherapy regimens, with and without a biologic agent, in the treatment of patients with operable breast cancer. Physicians participating in this trial will be blinded to the ChemoFx results. When this trial is completed, PTI expects to be able to compare the results of its assays with the clinical endpoint of this trial, which is tumor response. Patient accrual for this trial is ongoing, although PTI cannot currently estimate when accrual will be completed.

Breast cancer prospective trial: PT-304 / UPCI. PTI has received funding from the U.S. Department of Defense to conduct a prospective study of ChemoFx in breast cancer in collaboration with the University of Pittsburgh Cancer Institute. The trial protocol is currently being reviewed by the IRB. As with the PT-301 study in ovarian cancer described above, PTI will test breast tumor samples in this trial, but physicians will select chemotherapy treatments without knowing the results of ChemoFx. This trial is expected to provide a rigorous assessment of the predictive accuracy of ChemoFx in breast cancer. Accrual is expected to begin by the end of 2007, with a goal of 224 evaluable specimens, but PTI cannot currently estimate when this study will be completed.

Future Studies

In addition to PTI’s ongoing studies described above, PTI is planning several additional studies with cooperative groups, cancer treatment organizations and individual investigators. These include assessing ChemoFx in additional indications such as melanoma, metastatic breast cancer and brain cancer. PTI expects the results of these studies to assist it in expanding the applications and coverage and reimbursement for ChemoFx.

Research and Development

PTI has focused its research and development efforts on improving the performance and efficiency of ChemoFx, adding capabilities to analyze new types of therapies and exploring the development of future products. PTI currently offers ChemoFx for 26 different chemotherapy drugs, or combinations thereof. As of September 1, 2007, PTI made available for commercial use Bleomycin and Tarceva® (erlotinib), which in 2004 became the first commercial entrant in a new class of drugs called epidermal growth factor receptor, or EGFR, inhibitors when it received FDA approval for non-small cell lung cancer. PTI uses a proprietary process to incorporate additional drugs into the ChemoFx testing platform. PTI’s research and development expenses were $3.0 million, $2.8 million and $4.7 million for the years ended December 31, 2004, 2005 and 2006, respectively, and $3.6 million for the nine months ended September 30, 2007.

PTI has ongoing projects to increase the accuracy of ChemoFx by reducing process variability and to decrease its labor and material costs by increasing the use of automation. PTI has projects in early development to further improve its proprietary tissue culturing methods in order to optimize the growth of malignant cells from different types of tumor samples. PTI is also seeking to further reduce the tumor sample size needed to perform testing.

PTI is seeking to develop enhancements to its testing platform in order to apply it to new types of tumor-targeted and biologic therapies, many of which may be even more costly than traditional chemotherapy. PTI also has earlier-stage assay development projects in process for anti-cancer monoclonal antibodies, including Herceptin® (Trastuzumab), Vectibix™ (Panitumumab) and Erbitux® (Cetuximab).

There are other classes of therapies, such as anti-angiogenic agents, that represent greater challenges for assay development because of their more complex mechanisms of action. These therapies inhibit cancer indirectly by preventing a tumor from stimulating the formation of new blood vessels that it requires for growth. PTI is currently researching methods to test primary tumor cells in order to predict a patient’s response to these newer therapies. PTI’s approach combines its process for isolating and enriching malignant cells from patients’ tumor samples with gene- and protein-based methods of analysis.

There has been continued interest, in both companies and academic centers, in the development of genomic profiles to predict tumor response to chemotherapy. Since a tumor’s response to chemotherapy is likely dependent upon a variety of biological pathways, the most promising approaches in this area have focused on determining the pattern of gene expression that is predominant among those who respond to a particular therapy, although much of the clinical data around these approaches is preliminary. PTI believes that it will be able to use its supply of tumor samples received from patients with their consent, along with outcome data from clinical studies and its patient registry, to develop more robust genetic predictors of response. Such tests may prove to be complementary to ChemoFx and may be valuable in situations where live tissue may not be available. PTI’s resources may also be used to develop outcome signatures using other methodologies, including analyses of proteins and metabolites, should these methodologies mature technologically. PTI is exploring both joint and internal development opportunities in these areas.

Sales and Marketing

PTI’s current sales and marketing strategy targets the approximately 700 gynecologic oncologists in the United States who perform surgeries and administer chemotherapy to patients. Most of these physicians already use chemoresponse assays for at least some of their patients. PTI’s direct sales approach emphasizes the potential clinical and economic benefits of ChemoFx and the scientific validation supporting its use. PTI believes that the results of its clinical studies demonstrate the effectiveness of ChemoFx in predicting ovarian tumor response to chemotherapy, which will facilitate increased adoption of ChemoFx among gynecologic oncologists.

In August 2006, PTI established an eight-person sales and marketing organization, including a direct sales force, to promote ChemoFx for ovarian and other gynecologic cancers, primarily in the northeastern United States. As of September 30, 2007, PTI’s sales and marketing team consisted of 31 employees. PTI intends to further expand its sales and marketing organization to broaden its ability to call on gynecologic oncology offices, operating rooms and pathology departments throughout the United States in an effort to fully penetrate this market. PTI’s field staff has significant clinical oncology selling and marketing experience from biopharmaceutical, pharmaceutical and specialty reference laboratory companies.

Because oncology is a concentrated specialty, PTI believes that a focused marketing organization and specialized sales force can effectively serve this market and provide it with a competitive advantage. During the nine months ended September 30, 2007, PTI billed for approximately 1,000 tests, as compared to approximately 260 tests in the nine months ended September 30, 2006. PTI targets institutions such as cancer centers, community hospitals and academic centers, and it believes that by establishing relationships with oncologists, nurses, pathologists, surgical personnel and technicians at these institutions, it will be able to expand its coverage from gynecologic oncology into medical and surgical oncology and additional cancer indications. PTI’s sales representatives educate physicians, laboratory personnel and other healthcare professionals regarding the benefits to patients when ChemoFx is used and instruct laboratory personnel on the proper way to handle and submit tumor samples to PTI for testing. PTI trains its customer service representatives to handle inquiries from physicians, patients and other healthcare providers, and its website contains clinical information for healthcare professionals as well as educational information for cancer patients.

PTI also promotes the use of ChemoFx through marketing channels commonly used by the biopharmaceutical and pharmaceutical industries, such as participation at medical meetings and trade shows, sponsoring key opinion leader speaker programs and seeking broad-based publication of its scientific and economic data. PTI’s future plans include initiating and sponsoring a continuing medical education program.

Coverage and Reimbursement

Revenues for PTI’s clinical laboratory testing services may come from several sources, including government payors, such as Medicare, commercial third-party payors, such as insurance companies and health maintenance organizations, and patients.

Medicare

From 2004 to 2006, approximately 25% to 33% of tests billed have been for patients covered by Medicare Part B. PTI expects the percentage of Medicare cases to stay within this range as its business grows. In determining whether or not Medicare will pay for a service, CMS, which administers the Medicare program, can permit contractors, who process and pay Medicare claims, to make local coverage determinations for their own jurisdiction, or CMS may make a national coverage determination, which would bind all Medicare contractors. CMS has not made a national coverage determination for chemoresponse assays. Accordingly, local Medicare Part B contractors are permitted to make Medicare coverage decisions for chemoresponse assays applicable to their respective jurisdictions. Because PTI’s laboratories are located only in Pennsylvania, PTI submits all of its claims to the Pennsylvania Medicare Part B contractor, regardless of where the patient or ordering physician is located. Accordingly, all tests for patients covered by Medicare are handled by, and subject to the policies of, the Pennsylvania Medicare Part B contractor. In April 2006, the Pennsylvania Medicare Part B contractor began prospectively covering and paying for all ChemoFx tests involving gynecologic cancers. The contractor’s coverage policy with respect to ChemoFx was affirmed through a Provider Bulletin issued on June 13, 2007. In this bulletin, the contractor published its policy of covering and paying for cancer indications in which ChemoFx is supported by peer-reviewed literature and is “generally accepted” in the medical community. Although the contractor recognizes coverage for ChemoFx for gynecologic cancers only, PTI intends to seek coverage for ChemoFx from the contractor for other cancers as it generates additional data and test volume for those indications.

There is currently no specific billing code to report ChemoFx on a Medicare claim, and therefore PTI uses a non-specific billing code, which subjects each claim to manual review. In addition, because there is no specific billing code, the Pennsylvania contractor established the Medicare payment amount for ChemoFx. No assurance can be provided that the Pennsylvania contractor will continue to recognize existing coverage and payment amounts for ChemoFx or expand coverage for any additional indications.

Commercial Third-party Payors

To date PTI has obtained coverage and reimbursement for ChemoFx from approximately 425 commercial payors. However, as a relatively new test, and one that has not been subjected to FDA review, several payors consider ChemoFx to be experimental or investigational and therefore not covered under their written policies. As a result, PTI has been required to pursue coverage and reimbursement on a case-by-case basis, and it expects that the test will continue to be reviewed on this basis until coverage policies have been established by individual payors. Patients typically sign an assignment of benefits and authorization of representation form. This allows PTI to take the primary responsibility for obtaining third-party reimbursement on their behalf, including appeals for initial denials, prior to billing them directly.

While PTI currently submits claims to commercial payors such as managed care organizations on a case-by-case basis, obtaining adequate coverage and reimbursement for individual orders and favorable written coverage policies remain important goals. To gain broad coverage, PTI is focusing on educating commercial payors on the features and benefits of ChemoFx, including:

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its use as a decision support tool in situations for which the preferred choice among chemotherapy alternatives is unclear because either multiple standards of care, or no standard of care, currently exist;

•	its clinical utility in assessing both resistance and sensitivity of a tumor to a particular drug or drug combination;

•	its clinical validation in peer-reviewed scientific publications;

•	the reliability of its results; and

•	its potential for cost savings to health plans.

No assurance can be given, however, that PTI or the combined company will obtain favorable written coverage policies for ChemoFx from any commercial third-party payor.

Laboratory Operations

PTI operates its commercial laboratory under the regulatory framework of CLIA as a “high complexity” laboratory. PTI has been licensed to perform high-complexity assays since 1996, and it is inspected by CLIA every two years. Some states have additional licensing requirements for laboratory services such as the ones that PTI provides. PTI has state licenses from Florida, Maryland, New York, Pennsylvania, Rhode Island and California. In addition to CLIA regulations, PTI must comply with HIPAA requirements regarding safeguarding the privacy of patients’ medical records and regulations of the Occupational Health and Safety Administration for safety in its laboratory. PTI’s laboratory medical director is designated as its Chief Compliance Officer and conducts an annual compliance audit. In addition, PTI has an outside expert under contract to audit its quality assurance, quality control and compliance processes on a semi-annual basis.

The clinical laboratory in which PTI processes specimens comprises approximately 3,000 square feet within its overall facility of approximately 22,000 square feet located in Pittsburgh, Pennsylvania. PTI’s Medical Director and Technical Supervisor, both of whom are physicians and board-certified pathologists, along with a Laboratory Director, manage a six-days-per-week, single-shift operation. PTI believes that it can expand production in its current facility to process approximately 16,000 specimens per year.

Competition

PTI is currently aware of companies and academic laboratories that offer oncology testing services that provide information to physicians relating to a patient’s tumor’s potential resistance to various chemotherapeutic agents. PTI’s primary competitor, Oncotech, offers a test called the Extreme Drug Resistance assay, or EDR. The EDR is designed specifically to identify the subset of patients most resistant to a particular chemotherapy. In extreme drug resistance testing, very high drug concentrations are applied for extended periods of time to patient specimens in an effort to identify only the most ineffective agents. Unlike ChemoFx, the EDR does not enrich tumor specimens to culture aggressive tumor cells, and as a result that test generally has a shorter turnaround time than ChemoFx. Although PTI believes that the EDR has clinical value and can assist physicians in identifying specific drugs that will not work on a particular patient’s tumor, it is not designed to provide meaningful information on the range of approved cancer drugs to which a patient’s tumor may respond. Due to the fact that it only provides extreme-resistance information and does not culture and enrich for malignant cells, the EDR test also has a lower cost than ChemoFx. The EDR also requires one to two grams of viable tumor tissue for testing, a sample size that is not always available. Oncotech recently announced that it had entered into a binding letter of intent to be acquired by Exiqon, a Danish supplier of gene expression analysis products. PTI cannot yet predict what impact, if any, the acquisition will have on Oncotech and PTI’s competitive position, although the combination could provide Oncotech with significantly greater resources and distribution channels, enabling it to compete more effectively with PTI.

There are a number of other public and private life science companies that have commercialized or are developing predictive tests in the cancer market. One of these public companies, Genzyme, markets a drug resistance assay similar to the EDR. Some of these potential competitors have substantially greater capital resources, research and product development capabilities and greater financial, scientific, manufacturing, marketing, and distribution experience and resources, including human resources, than PTI does. These competitors may develop or commercialize chemoresponse tests that are more effective than ChemoFx. Moreover, PTI’s potential competitors may obtain patent protection or other intellectual property rights that could limit or restrict its rights to commercialize ChemoFx or other chemoresponse assays.

PTI believes that it competes primarily on the basis of the value of the data that ChemoFx provides, as well as its clinical validation of the test’s ability to predict both sensitivity and resistance of a tumor to tested therapies. PTI also believes that ChemoFx differentiates PTI in its ability to test small biopsy-size specimens across most solid tumor types. PTI intends to provide superior customer service to patients and health care professionals. Additionally, PTI believes that its intellectual property portfolio provides it with a competitive advantage by establishing potential barriers to entry in the chemoresponse assay market.

PTI believes that it competes favorably with respect to competitive factors, although no assurance can be given that PTI or the combined company will be able to continue to do so in the future, or that new products that perform better than ChemoFx will not be introduced by other companies. If the merger is completed, the combined company’s continued success will depend primarily on its ability to:

•	increase adoption of ChemoFx in the gynecologic cancer market;

•	expand adoption by physicians in additional cancer indications;

•	obtain favorable coverage and reimbursement decisions from payors;

•	develop its technology platform to include additional chemotherapies and new classes of cancer therapeutics;

•	attract and retain skilled scientific and sales personnel; and

•	obtain and maintain its clinical laboratory accreditations and licenses.

Patents and Proprietary Technology

In order to remain competitive, PTI must develop and maintain protection on the key aspects of its technology. PTI relies on a combination of patents, copyrights and trademarks and confidentiality, material data transfer agreements, licenses and invention assignment agreements to protect its intellectual property rights. It also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position.

As of January 23, 2008, PTI owned seven issued U.S. patents and one granted European patent registered in Germany, Switzerland, France, the United Kingdom, Italy and Spain, all of which expire in 2016. PTI has obtained additional patents in Australia, China and Israel that also expire in 2016. PTI also had, as of January 23, 2008, nine pending U.S. applications, including provisional and non-provisional filings. PTI currently has one pending international, or PCT, application, and national stage filings pending in Europe, Canada and Japan. These pending applications will expire between 2016 and 2026, should they issue as granted patents. PTI has sole ownership of these patents and patent applications.

PTI’s patents and patent applications relate to cell culturing techniques, evaluating the in vitro response of cultured tumor cells to drug treatment and characterizing the cultured cells on a genotypic and phenotypic level. PTI intends to file additional patent applications in the United States and abroad to attempt to strengthen its intellectual property rights. Patent applications that PTI or the combined company files may not result in issued patents, and no assurance can be given that any patents that might issue will protect PTI’s or the combined company’s technology. PTI’s issued patents as well as patents issued to PTI or the combined company in the future may be challenged by third parties as being invalid or unenforceable. Further, third parties may independently develop similar or competing technologies that are not covered by PTI’s patents. PTI cannot be certain that the steps it has taken will prevent the misappropriation of its intellectual property, particularly in foreign countries where the laws may not protect its proprietary rights to the same or similar extent as the laws in the United States. Finally, no assurance can be given that patents that may issue as a result of PTI’s foreign patent applications will have the same scope of coverage as its United States patents.

PTI requires all employees and technical consultants working for it to execute confidentiality agreements, which provide that all confidential information received by them during the course of the employment, consulting or business relationship shall be kept confidential, except in specified circumstances. PTI’s agreements with its employees provide that all inventions discoveries and other types of intellectual property, whether or not patentable or copyrightable, conceived by the individual while he or she is employed by PTI are assigned to PTI. No assurance can be given, however, that employees and consultants will abide by the confidentiality or assignment terms of these agreements. Despite measures taken to protect its intellectual property, unauthorized parties might copy aspects of PTI’s technology or obtain and use information that it regards as proprietary.

The degree of future protection that PTI’s or the combined company’s proprietary rights may generally afford them is subject to a number of risks, as described in the “Risk Factors” section of this proxy statement/prospectus.

University of Pittsburgh License Agreement

In November 2007, PTI entered into a non-exclusive license agreement with the University of Pittsburgh under which PTI has licensed certain patents and patent applications relating to cellular imaging technologies. Under the license agreement, PTI paid an initial license fee, pays an annual maintenance fee and is obligated to pay royalties based on sales using the licensed technology in the research and diagnostic market and the drug discovery and development market, subject to certain annual minimums. PTI may terminate the agreement at its option with prior notice.

Government Regulation

Clinical Laboratory Improvement Amendments of 1988

As a clinical laboratory, PTI is required to hold certain federal, state and local licenses, certifications and permits to conduct its business. Under CLIA, which is administered by CMS, PTI is required to hold a certificate applicable to the type of work it performs and to comply with standards covering personnel, facilities administration, quality systems and proficiency testing. Almost all clinical laboratories are subject to regulation under CLIA, which requires compliance with various operational, personnel, facilities management, quality and proficiency standards designed to ensure that laboratory testing services are accurate and reliable.

PTI has a certificate of accreditation under CLIA to perform “high complexity” testing at its facility in Pittsburgh, Pennsylvania. Laboratories performing high complexity testing must meet more stringent requirements than laboratories performing less complex tests. To renew its CLIA certificate, PTI is subject to survey and inspection every two years to assess its compliance with program standards. The standards applicable to the testing it performs may change over time, and compliance could become more difficult or costly to achieve.

If PTI’s laboratory is determined to be out of compliance with CLIA requirements, PTI or the combined company may be subject to sanctions such as suspension, limitation or revocation of its CLIA certificate, as well as a directed plan of correction, state on-site monitoring, civil money penalties, civil injunctions or criminal penalties. The combined company must maintain CLIA compliance and certification to be eligible to bill for services provided to Medicare beneficiaries. If it were to be found out of compliance with CLIA program requirements and subjected to sanctions, the combined company’s business could be seriously harmed.

Food and Drug Administration

The FDA regulates the testing, development, manufacture, labeling, marketing, promotion, sale and distribution, of medical devices pursuant to its authority under the FFDCA. The FFDCA defines medical devices to mean, among other things, “an instrument, apparatus, … in vitro reagent, or other similar or related article … intended for use in the diagnosis of disease or other conditions.” The FDA claims the authority, under this definition, to regulate as medical devices those tests developed and performed in-house by clinical laboratories, also called LDTs. In the past, the FDA, as a matter of enforcement discretion, has largely avoided regulation of LDTs. PTI believes that ChemoFx is a type of LDT, and, as a result, PTI does not believe that ChemoFx is currently subject to regulation under current FDA policies.

Medical devices that are subject to FDA regulation must, unless otherwise exempt, undergo premarket review prior to commercialization. Subsequent changes in intended use or modifications to those devices that could potentially affect safety or effectiveness must also undergo premarket review by the FDA. While the FDA has not historically exercised its authority over LDTs, such tests may become subject to FDA regulation in the future, due to recent FDA initiatives and evolving regulatory requirements.

The FDA is in the process of extending medical device regulation to tests that the agency calls “In Vitro Diagnostic Multivariate Index Assays,” or IVDMIAs. In September 2006, the FDA issued draft guidance on IVDMIAs. This draft guidance stated that some LDTs fall within the definition of IVDMIAs set forth in the guidance document and, as such, would be subject to regulation as medical devices. The FDA received numerous comments, most of which were critical, on the draft guidance document. On July 27, 2007, the FDA issued a revised draft guidance, which modified the definition of an IVDMIA and made other changes, including the addition of a transition period for IVDMIAs to obtain clearance or approval. The FDA’s revised draft guidance defines an IVDMIA as a device that: (1) combines the values of multiple variables using an interpretation function to yield a single, patient-specific result, such as a “classification,” “score,” or “index,” that is intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, and (2) provides a result whose derivation is non-transparent and cannot be independently derived or verified by the end user. If the draft guidance were finalized with this definition or a similar one, and if the FDA were to conclude that ChemoFx meets this definition, ChemoFx could become subject to FDA regulation as a medical device. In that case, PTI would be required to obtain premarket notification clearance often referred to as a 510(k) clearance, or premarket approval, or PMA approval, of the test from the FDA. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a class I or II device, or one with certain grandfather status, legally on the market, known as a “predicate” device. Clinical data is sometimes required to support substantial equivalence. If the FDA finds that substantial equivalence is not demonstrated, the proposed device is placed in class III, which requires PMA approval. This pathway requires an applicant to demonstrate the safety and effectiveness of the device based, in part, on data obtained in clinical studies. PMA reviews generally last between one and two years, although they can take longer. Both of these processes can be expensive and lengthy and may not result in clearance or approval. If PTI or the combined company is required to submit ChemoFx for premarket review by the FDA, it could be required to cease marketing while it obtains premarket clearance or approval from the FDA. No assurance can be given that PTI or the combined company could ever obtain such clearance or approval.

As an alternative to the PMA pathway, the FDA in its discretion may permit the combined company to utilize the “de novo classification” pathway. If a 510(k) notification is filed and the FDA denies clearance, the combined company can request “de novo classification” of the device in class I or II based upon special controls providing reasonable assurance that the device is safe and effective for its intended use. A request for de novo classification must be submitted within 30 days after the FDA issues a “not substantially equivalent” determination. The types of data submitted to the FDA may be more extensive than typically submitted in a 510(k) application, and the review process may take longer. If the FDA grants the de novo request, the device is cleared for commercial distribution.

In addition, if ChemoFx becomes subject to regulation as a medical device, the combined company would become subject to other burdensome FDA requirements, all of which would increase its costs of doing business. Specifically, manufacturers of medical devices must comply with various requirements of the FFDCA and its implementing regulations, including the Quality System Regulation, labeling regulations, medical device reporting, or MDR, regulations, and post-market surveillance regulations, which include restrictions on marketing and promotion. Entities that fail to comply with FDA requirements can be liable for criminal or civil penalties, such as recalls, detentions, orders to cease manufacturing, restrictions on labeling and promotion, warning letters, fines, injunctions, withdrawal of previously granted 510(k) clearances or pre-market approvals, and refusal to grant future 510(k) clearances or pre-market approvals.

PTI cannot predict when, if ever, the IVDMIA draft guidance document will be finalized or whether the FDA will conclude that ChemoFx is subject to regulation as an IVDMIA. Because the FDA’s regulation of LDTs is in flux, no assurance can be given that FDA regulation, including premarket review or approval, will not be required in the future for ChemoFx or any other tests that the combined company may develop in the future, as an IVDMIA or on some other basis. If premarket review or approval is required, this could adversely affect the combined company’s business until such review is completed and approval or clearance to market is obtained. If premarket review is required by the FDA, there can be no assurance that ChemoFx would be cleared or approved on a timely basis, or at all. Ongoing compliance with FDA regulations would increase the cost of conducting the combined company’s business, subject it to inspection by the FDA and other requirements of the FDA including penalties for failure to comply. Should any of the reagents, equipment or materials obtained by the combined company from vendors and used in conducting its laboratory-developed test be affected by future regulatory actions, the combined company could also be adversely affected by those actions, including increased costs of testing or delay, limitation or prohibition on the purchase of reagents, equipment and materials necessary to perform testing.

Health Insurance Portability and Accountability Act

Under HIPAA, HHS has issued regulations which establish uniform standards governing conduct of certain electronic health care transactions and protecting the privacy and security of protected health information used or disclosed by health care providers, such as PTI. HIPAA also regulates standardization of identifiers for health plans and providers. Penalties for violations of HIPAA regulations include civil and criminal penalties.

PTI has developed policies and procedures to comply with these regulations as required under applicable law. The requirements under these regulations may change periodically and could have an adverse effect on the combined company’s business operations if compliance becomes substantially more costly than under current requirements.

In addition to the federal standards established under HIPAA, a number of state laws governing the privacy and security of health information are applicable to PTI’s operations. New laws governing privacy and security may be adopted in the future as well. PTI has taken steps to comply with applicable health information privacy and security requirements. However, there can be no assurance that PTI is or that the combined company will remain in compliance with diverse privacy and security requirements in all of the jurisdictions in which PTI does business. Failure to comply with privacy requirements could result in civil or criminal penalties, which could have an adverse impact on the combined company’s business.

Federal and State Self-referral Prohibitions

PTI is subject to the federal self-referral prohibitions commonly known as the Stark Law. These restrictions generally prohibit PTI from billing a patient or any governmental payor, including, without limitation, Medicare and Medicaid, for any test when the physician ordering the test, or any member of the physician’s immediate family, has an investment interest in, or compensation arrangement with, PTI, unless the arrangement meets an exception to the prohibition. Many states also have self-referral prohibitions which, unlike the Stark Law, are not limited to government payor referrals.

The Stark Law contains an exception for compensation paid to a physician for personal services rendered by the physician, provided that certain conditions are satisfied. PTI has compensation arrangements with a number of physicians for personal services, such as speaking engagements. PTI has structured these arrangements with terms intended to comply with the requirements of the personal services exception to the Stark Law. However, PTI cannot be certain that regulators would find these arrangements to be in compliance with the Stark Law or similar state laws. PTI or the combined company would be required to refund any payments received pursuant to a referral prohibited by these laws, either to the patient or the payor, including the Medicare and Medicaid programs, as applicable.

Sanctions for a violation of the Stark Law include the following:

•	denial of payment for the services provided in violation of the prohibition;

•	refunds of amounts collected by an entity in violation of the Stark Law;

•	a civil penalty of up to $15,000 for each service arising out of the prohibited referral;

•	exclusion from federal healthcare programs, including the Medicare and Medicaid programs; and

•	a civil penalty of up to $100,000 against parties that enter into a scheme to circumvent the Stark Law.

These prohibitions apply regardless of the reasons for the financial relationship and the referral. No finding of intent to violate the Stark Law is required for a violation. In addition, under an emerging legal theory, knowing violations of the Stark Law may also serve as the basis for liability under the Federal False Claims Act.

While PTI has attempted to comply with the Stark Law and similar state laws, it is possible that some of its financial arrangements with physicians could be subject to regulatory scrutiny at some point in the future, and there can be no assurance that PTI or the combined company will be found to be in compliance with these laws following any such regulatory review.

Federal and State Anti-kickback Laws

The Federal Anti-kickback Law makes it a felony for a provider or supplier, including a laboratory, to knowingly and willfully offer, pay, solicit or receive remuneration, directly or indirectly, in order to induce business that is reimbursable under any federal health care program. A violation of the Anti-kickback Law may result in imprisonment for up to five years and/or criminal fines of up to $25,000, civil assessments and fines up to $50,000 and exclusion from Medicare, Medicaid and other federal health care programs.

Actions which violate the Anti-kickback Law or similar laws may also involve liability under the Federal False Claims Act, which prohibits the knowing presentation of a false, fictitious or fraudulent claim for payment to the U.S. Government. Actions under the False Claims Act may be brought by the Department of Justice or by a private individual in the name of the government. Although the Anti-kickback Law applies only to federal health care programs, a number of states have passed statutes substantially similar to the Anti-kickback Law pursuant to which similar types of prohibitions are made applicable to all other health plans and third-party payors.

Federal and state law enforcement authorities scrutinize arrangements between health care providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to induce patient care referrals and opportunities. The law enforcement authorities, the courts and Congress have also demonstrated a willingness to look behind the formalities of a transaction to determine the underlying purpose of payments between health care providers and actual or potential referral sources. Generally, courts have taken a broad interpretation of the scope of the Anti-kickback Law, holding that the statute may be violated if merely one purpose of a payment arrangement is to induce future referrals.

Recognizing that the Anti-Kickback Law is broad and may technically prohibit many innocuous or beneficial arrangements within the health care industry, HHS has issued a series of regulatory “safe harbors.” These safe harbor regulations set forth certain provisions which, if met, will assure healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback Law. Although full compliance with these provisions ensures against prosecution under the federal Anti-Kickback Law, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Law will be pursued.

Among the safe harbors that may be relevant to the combined company is the discount safe harbor. The discount safe harbor applies to discounts provided by providers and suppliers, including laboratories, to clients with respect to Medicare, Medicaid, private pay or HMO patients, for which the referring physician bills the payor for the test, not when the service provider bills the payor directly. If the terms of the discount safe harbor are met, the discounts will not be considered prohibited remuneration under the Anti-kickback Law.

The personal services safe harbor to the Anti-kickback Law provides that remuneration paid to a referral source for personal services will not violate the Anti-kickback Law provided all of the elements of that safe harbor are met. One element is that, if the agreement is intended to provide for the services of the physician for short intervals on a periodic, sporadic or part-time basis, rather than on a full-time basis for the term of the agreement, the agreement specifies exactly the schedule of such intervals, their precise length, and the exact charge for such intervals. PTI’s personal services arrangements with some physicians did not meet the specific requirement of this safe harbor that the agreement specify exactly the schedule of the intervals of time to be spent on the services because the nature of the services, for example, speaking engagements, does not lend itself to exact scheduling and therefore meeting this element of the personal services safe harbor is impractical. Failure to meet the terms of the safe harbor does not render an arrangement illegal. Rather, an arrangement would not have the protections of the safe harbor if challenged by a regulator and, if necessary, the parties might be required to demonstrate why the arrangement does not violate the Anti-kickback Law.

While PTI believes that it is in compliance with the Anti-kickback Law, there can be no assurance that PTI’s relationships with physicians, hospitals and other customers will not be subject to investigation or a successful challenge under such laws. If imposed for any reason, sanctions under the Anti-kickback Law could have a negative effect on the combined company’s business.

Other Federal Fraud and Abuse Laws

In addition to the requirements that are discussed above, there are several other health care fraud and abuse laws that could have an impact on PTI’s and the combined company’s business. For example, provisions of the Social Security Act permit Medicare and Medicaid to exclude an entity that charges the federal health care programs substantially in excess of its usual charges for its services. The terms “usual charge” and “substantially in excess” are ambiguous and subject to varying interpretations.

Further, the Federal False Claims Act prohibits a person from knowingly submitting a claims or making a false record or statement in order to secure payment by the federal government. In addition to actions initiated by the government itself, the statute authorizes actions to be brought on behalf of the federal government by a private party having knowledge of the alleged fraud. Because the complaint is initially filed under seal, the action may be pending for some time before the defendant is even aware of the action. If the government is ultimately successful in obtaining redress in the matter or if the plaintiff succeeds in obtaining redress without the government’s involvement, then the plaintiff will receive a percentage of the recovery. Finally, the Social Security Act includes its own provisions that prohibit the filing of false claims or submitting false statements in order to obtain payment. Violation of these provisions may result in fines of up to three times the actually damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim, imprisonment or both, and possible exclusion from Medicare or Medicaid.

Finally, in addition to the privacy and security regulations stated above, HIPAA has created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

Pennsylvania Laboratory Licensing

In addition to federal certification requirements of laboratories under CLIA, licensure is required for PTI’s laboratory under Pennsylvania law. Such laws establish standards for the day-to-day operation of a clinical laboratory, including the training and skills required of personnel and quality control. In addition, Pennsylvania laws mandate proficiency testing, which involves testing of specimens that have been specifically prepared for the laboratory.

If PTI’s laboratory is found to be out of compliance with Pennsylvania standards, the Pennsylvania Department of Health may suspend, restrict or revoke its license; assess substantial civil money penalties; or impose specific corrective action plans. Any such actions could adversely affect PTI’s and the combined company’s business. PTI maintains a current license in good standing with the Pennsylvania Department of Health. However, there can be no assurance that the state will at all times in the future find PTI or the combined company to be in compliance with applicable standards.

California Laboratory Licensing

Because PTI receives specimens from California, its clinical laboratory is required to be licensed by California. PTI received this license effective September 1, 2007.

New York Laboratory Licensing

Because PTI receives specimens from New York state, its clinical laboratory is required to be licensed by New York. PTI maintains such licensure for its laboratory under New York state laws and regulations, which establish standards for day-to-day operation of a clinical laboratory, including training and skill levels required of laboratory personnel; physical requirements of a facility; equipment; and quality control.

New York law also mandates proficiency testing for laboratories licensed under New York state law, regardless of whether or not such laboratories are located in New York. If a laboratory is found to be out of compliance with New York statutory or regulatory standards, the New York State Department of Health may suspend, restrict or revoke the laboratory’s New York license or assess civil money penalties. Statutory or regulatory noncompliance may result in a laboratory’s being found guilty of a misdemeanor under New York law. Should PTI or the combined company be found out of compliance with New York laboratory requirements, it could be subject to such sanctions, which could harm the combined company’s business. PTI maintains a current license in good standing with the New York Department of Health. However, there can be no assurance that the New York Department of Health will at all times find PTI or the combined company to be in compliance with all applicable New York state laws.

Other States’ Laboratory Testing

In addition to Pennsylvania, California and New York, the states of Florida, Maryland and Rhode Island require out-of-state laboratories which accept specimens from those states to be licensed. PTI has obtained licenses in those three states and believes that it is in compliance with applicable licensing laws.

From time to time, PTI or the combined company may become aware of other states that require out of state laboratories to obtain licensure in order to accept specimens from the state, and it is possible that other states do have such requirements or will have such requirements in the future. If the combined company identifies any other state with such requirements or if it is contacted by any other state advising it of such requirements, the combined company intends to follow instructions from the state regulators as to how it should comply with such requirements.

Employees

As of September 30, 2007, PTI had a payroll of 80 employees. Of these employees, 25 were in research and development capacities, 12 were in its commercial laboratory, 31 were in sales and marketing activities and 12 were in general administrative functions. None of PTI’s employees are represented by a labor union or covered by a collective bargaining agreement. PTI considers its employee relations to be good.

Facilities

PTI is located in a leased facility of approximately 22,000 square feet in Pittsburgh, Pennsylvania. This location includes PTI’s commercial clinical laboratory, which comprises approximately 3,000 square feet. The lease on this facility expires in September 2011. Its current rent under this lease is approximately $450,000 annually, subject to annual increases. Subject to certain conditions contained in the lease, PTI has the option to extend the term of the lease for two additional five-year periods. PTI also has the right to terminate the lease at any time with 9 months’ notice to the landlord and the payment of 18 months’ rent and the unamortized portion of any tenant improvements.

PTI believes that its current facilities are adequate to meet its needs into the second half of 2008. PTI is currently exploring alternatives for additional laboratory space in connection with the anticipated growth of its business.

Legal Proceedings

PTI is not currently a party to any material pending legal proceedings. However, PTI and the combined company may be subject to various claims and legal actions arising in the ordinary course of business from time to time.

INFORMATION ABOUT ORACLE

Business Overview

General

Oracle is a Delaware corporation organized on September 1, 2005. It is a blank check company formed for the purpose of acquiring an operating business in the healthcare industry through a merger, capital stock exchange, asset acquisition or other similar business combination. Oracle’s initial business combination must be with an operating business whose fair market value is equal to at least 80% of Oracle’s net assets at the time of such acquisition.

Offering Proceeds Held in Trust

The registration statement for Oracle’s initial public offering of units was declared effective on March 2, 2006. Oracle completed its initial public offering on March 8, 2006 and received net cash proceeds of approximately $113,500,000, which were placed in a trust account, together with $2,400,000 in underwriting fees which the underwriters agreed to defer until the consummation of Oracle’s business combination.

On March 2, 2006, immediately prior to the initial public offering, Larry N. Feinberg, Oracle’s chairman, and Joel D. Liffmann, Oracle’s President and Chief Operating Officer and a director of Oracle, each purchased in a private placement 416,667 warrants to purchase common stock, for a combined total of 833,334 warrants, at a price of $1.20 per warrant (an aggregate purchase price of approximately $1,000,000) directly from Oracle, which are referred to as the “founding director warrants.” The proceeds from the sale of the founding director warrants were held outside of the trust account, and have been used by Oracle for working capital and general corporate purposes.

Oracle’s management has had broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward acquiring an operating company. An amount of $113,500,000 from the proceeds of the Offering was placed into a trust account and invested in government securities until the earlier of (i) the consummation of its first acquisition or (ii) the distribution of the trust account as described below. As of December 31, 2007, Oracle had approximately $120.0 million in cash and government securities in the trust account, including accrued interest (but not taking into account taxes payable).

If the merger with PTI is completed, the trust account will be released to Oracle, less amounts paid to stockholders of Oracle who vote against the merger and validly elect to convert their shares of Oracle common stock into their pro rata share of the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable).

Fair Market Value of Target Business

Pursuant to Oracle’s Amended and Restated Certificate of Incorporation, the initial target business that it can acquire must have a fair market value equal to at least 80% of Oracle’s net assets at the time of such acquisition. The fair market value of such business will be determined by Oracle’s board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. Due to the fact that one of Oracle’s directors is also a director of PTI, Oracle’s board of directors has obtained an opinion from Duff & Phelps, an unaffiliated, independent investment banking firm which is a member of FINRA, with respect to the satisfaction of such criteria.

Stockholder Approval of Business Combination

Oracle will proceed with a business combination only if the proposed merger receives the affirmative vote of (i) a majority of the shares of Oracle common stock issued in Oracle’s initial public offering actually voting upon the merger and (ii) a majority of the shares of Oracle common stock issued and outstanding as of the record date. The stockholders existing prior to the initial public offering have agreed to vote all of the shares of Oracle common stock owned by them, including any shares of Oracle common stock purchased prior to, in or following Oracle’s initial public offering, in accordance with the vote of the majority in interest of the stockholders participating in the initial public offering with respect to any business combination. In addition, if the holders of 20% or more of Oracle’s common stock issued in its initial public offering vote against the merger proposal and demand that Oracle convert their shares of Oracle common stock into their pro rata share of the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable), then Oracle will not complete the merger.

Conversion Rights

Each stockholder who holds shares of Oracle common stock issued in the initial public offering has the right to have his, her or its shares of common stock converted to cash if the stockholder votes against the merger and the merger is approved and completed.

The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (net of taxes), two business days prior to the completion of the merger, divided by the number of shares sold in Oracle’s initial public offering. As of December 31, 2007, the per-share conversion price would have been approximately $8.00 for each share that is eligible to participate in the funds held in the trust account. The actual conversion price will differ from $8.00 per share due to any interest earned on the funds in the trust account since December 31, 2007 and any taxes payable in respect of interest earned. An eligible stockholder may request conversion at the time the vote is taken with respect to the merger at the special meeting, but the request will not be granted unless the stockholder votes against the merger and the merger is approved and completed. Any request for conversion, if made by proxy prior to the date of the special meeting, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders who elect conversion will be distributed promptly after completion of the merger. Any public stockholder who converts his, her or its stock into his, her or its pro rata share of the trust account still has the right to exercise the warrants that he, she or it received as part of the units in the initial public offering. Oracle will not complete the merger if eligible stockholders owning 20% or more of the shares sold in the initial public offering vote against the merger and properly exercise their conversion rights. For more information, see “The Special Meeting—Conversion Rights.”

Liquidation if No Business Combination

Under Oracle’s Amended and Restated Certificate of Incorporation, if the merger is not consummated on or before March 8, 2008, Oracle’s officers will be required to take such actions as may be necessary to dissolve and liquidate Oracle as soon as reasonably practicable after such date. Such deadline may not be extended. In connection with such dissolution, Oracle will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest (net of taxes), plus any remaining net assets. Oracle’s stockholders who obtained their shares of Oracle common stock prior to Oracle’s initial public offering have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to Oracle’s initial public offering, but they will participate in any liquidation distribution with respect to any shares of common stock purchased in or following Oracle’s initial public offering. As of January 23, 2008, none of the officers or directors of Oracle had acquired additional shares of common stock in or subsequent to the initial public offering, although they may acquire shares prior to completion of the merger. There will be no distribution from the trust account with respect to Oracle’s warrants.

Oracle anticipates that, if it is unable to complete the merger with PTI, the following will occur:

•

the board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to the Oracle stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	Oracle will promptly file a preliminary proxy statement with the Securities and Exchange Commission;

•

if the Securities and Exchange Commission does not review the preliminary proxy statement, then, approximately 10 days following the filing of such preliminary proxy statement, Oracle will mail the definitive proxy statement to its stockholders, and 10-20 days following the mailing of such definitive proxy statement, convene a meeting of its stockholders, at which Oracle’s stockholders will vote on the plan of dissolution and liquidation; and

•

if the Securities and Exchange Commission does review the preliminary proxy statement, Oracle currently estimates that it will receive their comments approximately 30-45 days after the filing of such proxy statement. Oracle would then mail the definitive proxy statement to its stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and will convene a meeting of its stockholders at which Oracle’s stockholders will vote on the plan of dissolution and liquidation.

Oracle currently expects that the costs associated with the implementation and completion of the plan of dissolution and liquidation would not be more than approximately $75,000. Oracle anticipates that members of Oracle management will advance Oracle the funds necessary to complete such dissolution and liquidation.

Oracle will not liquidate the trust account unless and until its stockholders approve the plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in Oracle’s liquidation and the distribution to its public stockholders of the funds in the trust account and any remaining net assets as part of the plan of dissolution and liquidation.

If Oracle were to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the trust account, the per-share liquidation price as of December 31, 2007 would have been approximately $8.00, or equal to the per unit offering price in Oracle’s initial public offering. The proceeds deposited in the trust account could, however, become subject to the claims of Oracle’s creditors and there is no assurance that the actual per-share liquidation price will not be less than $8.00, due to those claims. The actual conversion price will differ from $8.00 per share due to any interest earned on the funds in the trust account since December 31, 2007 and any taxes payable in respect of interest earned. However, because Oracle is a blank check company, rather than an operating company, and Oracle’s operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Oracle’s vendors or service providers.

As of September 30, 2007, Oracle had liabilities, excluding common stock subject to conversion, of approximately $5.4 million. Oracle has not received a waiver letter from Willkie Farr & Gallagher LLP or Rothstein Kass & Co. pursuant to which such parties waive their rights, if any, to the funds held in the trust account. Oracle believes the claims that could be made against the trust account by these parties are limited. To the extent that creditors, even those who executed a waiver of claims against the trust account, or PTI bring a claim and attempt to have it satisfied out of the trust account, the proceeds available to Oracle stockholders from the trust account could be reduced. Additionally, if Oracle is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Oracle which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Oracle’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Oracle’s stockholders. To the extent any bankruptcy claims deplete the trust account, there can be no assurance that Oracle will be able to return to its public stockholders at least $8.00 per share.

The stockholders holding shares of Oracle common stock issued in its initial public offering will be entitled to receive funds from the trust account only in the event of Oracle’s liquidation or if the stockholders seek to convert their respective shares into cash and the merger is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although Oracle will seek stockholder approval to liquidate the trust account to its public stockholders as part of the plan of dissolution and liquidation, we will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. Because Oracle does not anticipate complying with the foregoing provisions, Section 281(b) of the DGCL requires Oracle to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against Oracle within the subsequent 10 years. However, because Oracle is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors or service providers who have not waived their rights, if any, to any funds held in the trust account. As a result, the claims that could be made against Oracle should be limited. Nevertheless, such agreements may or may not be enforceable and those parties that have not entered into such agreements may have claims that they will attempt to assert. As such, Oracle’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of Oracle’s stockholders may extend beyond the third anniversary of such dissolution.

The board of directors may determine it is in the best interest of Oracle to file a petition for bankruptcy or Oracle may be forced into bankruptcy by its creditors. A voluntary or involuntary bankruptcy proceeding would most likely be filed under Chapter 7 of the United States Bankruptcy Code, which governs liquidations of corporations. At the time of the filing, Oracle would cease operations and a bankruptcy trustee would be appointed to liquidate the assets of Oracle and distribute its assets in the following order of priority: (i) to secured creditors, (ii) for the cost of the administration of the Oracle bankruptcy, (iii) to unsecured creditors, and (iii) to Oracle stockholders.

If Oracle is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Oracle which is not dismissed, any distributions received by stockholders in its dissolution could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Oracle’s stockholders in its dissolution.

Competition

If the merger is completed, Oracle will become subject to competition from competitors of PTI. See “Information about PTI—Competition.”

Facilities

Oracle maintains executive offices at 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830. The cost for this space is included in a $7,500 per-month fee that Oracle Investment Management, Inc., an affiliated third party of which Larry N. Feinberg, Oracle’s chairman, is the president and sole stockholder, charges Oracle for office space, utilities and personnel. Oracle believes, based on rents and fees for similar services in the Greenwich, Connecticut area, that the fee charged by Oracle Investment Management, Inc. is at least as favorable as Oracle could have obtained from an unaffiliated person. Oracle considers its current office space adequate for its current operations. Oracle Investment Management, Inc. has agreed to defer the payment of monthly fees for administrative and support services from December 1, 2007 until the completion of a business combination, if any.

Employees

Oracle has five directors and two officers, one of whom is also a director. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to Oracle’s affairs. Oracle has no employees, nor does Oracle intend to have any full-time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

Oracle has registered its securities under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Oracle’s annual reports will contain financial statements audited and reported on by Oracle’s independent accountants.

Legal Proceedings

There are no legal proceedings pending against Oracle.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF ORACLE

Overview

Oracle was formed on September 1, 2005, for the purpose of acquiring an operating business in the healthcare industry through a merger, capital stock exchange, asset acquisition or other similar business combination. Our initial business combination must be with an operating business whose fair market value is equal to at least 80% of our net assets at the time of such acquisition.

On March 8, 2006, we completed our initial public offering of 15,000,000 units. Each unit consists of one share of our common stock, $0.0001 par value, and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from us one share of common stock at an exercise price of $6.00 commencing on the later of (a) March 2, 2007 or (b) the completion of a business combination with a target business or the distribution of the trust account. The warrants expire on March 2, 2010. The warrants are redeemable by us at a price of $0.01 per warrant upon 30 days notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

To date, our efforts have been limited to organizational activities, completion of our initial public offering and the evaluation of possible business combinations. In furtherance of our corporate purpose, on September 8, 2007, we entered into a letter of intent with Precision Therapeutics, Inc., or PTI, thereby extending the deadline to complete a business combination from September 8, 2007 to March 8, 2008. On October 17, 2007, we terminated the letter of intent with PTI because our management was informed by PTI’s chief executive officer that, at a meeting held earlier that day, PTI’s board of directors had determined to pursue an initial public offering of PTI rather than a business combination with Oracle.

During early November 2007, the securities markets exhibited extreme volatility, and a number of pending public offerings were adversely impacted. On the evening of November 14, 2007, representatives of JP Morgan and Piper Jaffray, underwriters for PTI’s proposed initial public offering, gave updates to PTI’s management and board of directors on the capital markets and, in particular, the market for initial public offerings. Based on the recommendation of the underwriters, PTI management and the board of directors collectively determined to delay the initial public offering until at least the first quarter of 2008. Later that evening, negotiations in respect of this transaction with PTI were recommenced.

We intend to utilize cash derived from the proceeds of our initial public offering, our capital stock, debt or a combination of cash, capital stock and debt, to effect such a business combination. There can be no assurance that we will be able to complete a business combination in the time allotted. As described in greater detail below, if we are forced to liquidate, the per-share liquidation may be less than the price at which public stockholders purchased their units in the offering because of the expenses related to our initial public offering, our general and administrative expenses and the anticipated costs of seeking a business combination.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated revenues to date (with the exception of interest income), nor is it likely that we will do so. Since our inception, our only activities have been organizational activities and those necessary to prepare for our initial public offering, and thereafter, certain expenses related to pursuing a target business. We will not generate any operating revenues until the completion of a business combination, if any. We have generated non-operating income in the form of interest income on cash and cash equivalents and our other short term investments. We have met with target companies, service professionals and other intermediaries to discuss our company, the background of our management and our combination preferences. In the course of these discussions, we have also spent time explaining the capital structure of the initial public offering, the business combination approval process and the timeline under which we may operate before the proceeds of our initial public offering are returned to investors. In furtherance of our corporate purpose, on September 8, 2007, we entered into a letter of intent with PTI, thereby extending the deadline to complete a business combination from September 8, 2007 to March 8, 2008. On October 17, 2007, the letter of intent with PTI was terminated. On November 14, 2007, negotiations in respect of this transaction with PTI were recommenced. If we are unable to complete the business combination with PTI by March 8, 2008, we will be forced to liquidate. There can be no assurance that we will be able to complete a business combination in the time allotted. If we are forced to liquidate, the per-share liquidation may be less than the price at which public stockholders purchased their units in the initial public offering because of the expenses related to our initial public offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Additionally, if third parties make claims against us, the offering proceeds held in the trust account could be subject to those claims, resulting in a further reduction to the per-share liquidation price. Under Delaware law, our stockholders who have received distributions from us may be held liable for claims by third parties to the extent such claims have not been paid by us. Furthermore, our warrants will expire worthless if we liquidate before the completion of a business combination.

We incorporated on September 1, 2005 and had approximately $374 of net income for the fiscal year ended December 31, 2005. Net income was derived from approximately $749 of interest income reduced by approximately $375 of formation and operating expenses.

For the fiscal year ended December 31, 2006, we had net income of approximately $6,917,441, derived primarily from a gain on a change in the warrant liability and income related to the cash held in our trust account. For the three months ended December 31, 2006, we had net income of approximately $115,838 derived primarily from a gain on a change in the warrant liability and income related to the cash held in our trust account. For the period from September 1, 2005 (date of inception) through December 31, 2006, we had net income of approximately $6,917,815, derived primarily from a gain on a change in the warrant liability and income related to the cash held in our trust account.

For the three and nine months ended September 30, 2007, we had net income of $10,162,963 and $14,579,043, respectively, derived primarily from a gain on a change in the warrant liability and income related to the cash held in our trust account. For the period from September 1, 2005 (date of inception) through September 30, 2007, we had net income of $21,496,858, derived primarily from a gain on a change in the warrant liability and income related to the cash held in our trust account.

On December 3, 2007, Oracle entered into an Agreement and Plan of Merger by and among Oracle, PTI Acquisition Sub, Inc. (“Merger Sub”), Oracle’s newly formed, wholly-owned subsidiary, and PTI, pursuant to which Merger Sub will merge with and into PTI (the “Merger”), with PTI continuing as the surviving entity. The agreement was amended on January 24, 2008. Following the Merger, Oracle anticipates changing its name to “Precision Therapeutics Corp.” Because Oracle will have no other operating business following the merger, PTI will effectively become a public company at the conclusion of the merger. PTI is presently headquartered in Pittsburgh, Pennsylvania. For more information regarding the Merger and the merger agreement, see “The Merger Proposal” and “The Merger Agreement.”

Liquidity and Capital Resources

The net proceeds from our initial public offering, after deducting certain offering expenses of approximately $500,000, and an underwriting discount of $6,000,000, were approximately $113,500,000, all of which was placed into a trust account. On March 2, 2006, immediately prior to our initial public offering, two of our founding directors, Larry N. Feinberg and Joel D. Liffmann, each purchased in a private placement 416,667 warrants, for a combined total of 833,334 warrants, at a price of $1.20 per warrant (an aggregate purchase price of approximately $1,000,000) directly from us. The proceeds from the sale of these warrants are available to be used by us to provide for business, legal and accounting due diligence on prospective acquisitions and to pay for continuing general and administrative expenses. As of December 31, 2007, we had approximately $30,000 of proceeds available for such uses.

Since Oracle contemplates financing the business combination with PTI via the issuance of additional shares of Oracle common stock, Oracle will not utilize all of the proceeds held in the trust account in connection with a business combination. Instead, after consummation of the merger with PTI and payment of deferred legal and underwriting fees, Oracle plans to use certain of the proceeds currently held in the trust account to finance operations of the combined company following the merger. If Oracle consummates the Merger with PTI, then Oracle will issue Oracle common stock in exchange for PTI’s common stock outstanding at the time of closing and holders of outstanding options and warrants to purchase PTI common stock will receive Oracle common stock upon exercise of such options and warrants.

In order to provide Oracle with sufficient cash to fund its operations through the consummation of a business combination, if any, Messrs. Feinberg and Liffmann have each entered into promissory notes with Oracle pursuant to which they have each agreed to lend up to $100,000 upon Oracle’s request. Amounts loaned under such notes bear interest at a rate per annum of 5.1%, compounding annually. As of January 23, 2008, $62,500 was outstanding under each promissory note for a total amount outstanding under such notes of $125,000. If Oracle does not complete the merger with PTI by March 8, 2008, Oracle will be required to liquidate, and the lenders will have no right to repayment thereunder from the proceeds of the trust account, as a result of which the loans will remain as unsecured claims against Oracle.

We may also need to raise additional funds through a private offering of debt or equity securities if such funds are required to complete a business combination with PTI. Our primary liquidity requirements through March 8, 2008 include approximately $400,000 for expenses for the due diligence and investigation of PTI, which includes legal, accounting and other expenses associated with structuring, negotiating and documenting an initial business combination; $180,000 for administrative services and support payable to Oracle Investment Management, an affiliate of Mr. Feinberg, representing an aggregate of $7,500 per month for up to 24 months; $80,000 for legal and accounting fees relating to our SEC reporting obligations; and approximately $340,000 for general working capital that will be used for miscellaneous expenses and reserves, as well as for director and officer liability insurance premiums. Oracle Investment Management, Inc. has agreed to defer the payment of monthly fees for administrative and support services from December 1, 2007 until the completion of a business combination, if any. If Oracle does not complete the merger with PTI by March 8, 2008, Oracle Investment Management, Inc. will have no right to repayment of such fees from the proceeds in the trust account, and amounts owed to Oracle Investment Management, Inc. will remain as unsecured claims against Oracle.

The issuance of additional capital stock, including upon conversion of any convertible debt securities Oracle may assume in a business combination, or the incurrence of debt, could have material consequences on our business and financial condition. The issuance of additional shares of our capital stock (including upon conversion of convertible debt securities):

•	may significantly reduce the equity interest of our stockholders; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if Oracle issues debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if Oracle makes all principal and interest payments when due if Oracle breaches the covenants contained in any debt securities, such as covenants that require the satisfaction or maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt securities are payable on demand; and

•

our inability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting our ability to obtain additional financing while such security is outstanding, or to the extent our existing leverage discourages other potential investors.

In connection with the initial public offering, we agreed to pay the underwriters additional underwriting fees of up to $2,400,000, which the underwriters have agreed to defer until the consummation of our initial business combination. We expect that such fees will be paid out of the proceeds held in the trust account. This payment is subject to reduction by $0.16 per share of Oracle common stock that is converted into a pro rata portion of the trust account. If we complete a business combination, we will also be required to repay any amounts we have borrowed from Larry N. Feinberg and Joel D. Liffmann pursuant to the promissory notes discussed above under which they each agreed to loan up to $100,000 upon Oracle’s request. If Oracle does not complete the merger by March 8, 2008, Messrs. Feinberg and Liffmann will have no right to repayment thereunder from the proceeds of the trust account, and the loans will remain as unsecured claims against Oracle. If a merger is completed by March 8, 2008, we expect that such balances will be repaid out of the proceeds held in the trust account. In the event that the proposed business combination with PTI is not completed, and we are required to liquidate, we will distribute to our public stockholders the principal and accumulated interest in the trust account, including the amount representing the deferred portion of the underwriters’ fee held in the trust account following the consummation of our initial public offering.

As of December 31, 2007, the proceeds in the trust account were invested in a money market fund. The average credit rating in the portfolio of the money market fund was Aaa/AAA, as rated by Moody’s and S&P.

The following table shows the amounts due in connection with the contractual obligations described below as of September 30, 2007.

	Payments due by period
	Total	Less than 1 year	1–3 years		3–5 years	More than 5 years
Administrative Fees Obligations(1)	$39,465	$39,465		—	—	—

Total	$39,465	$39,465	$		$—	$—

(1)	The administrative fees obligations represent the full amount of rent payable to Oracle Investment Management, Inc. for office space, utilities and personnel, through March 8, 2008, which Oracle Investment Management, Inc. has agreed to defer from December 1, 2007 until the consummation of Oracle’s initial business combination, if any.

Critical Accounting Policies and Accounting Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods reported. Actual results could materially differ from those estimates.

There is a significant estimate related to the valuation of Oracle’s derivative liabilities through September 30, 2007. This valuation through September 30, 2007 was based on the market value of our warrants. Oracle has outstanding warrants pursuant to the terms of a Warrant Agreement, dated March 2, 2006, which provides for Oracle to register the shares underlying the warrants and is silent as to the penalty to be incurred in the absence of Oracle’s ability to deliver registered shares to the warrant holders upon warrant exercise. Under EITF No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 00-19”), registration of the common stock underlying Oracle’s warrants is assumed to be not within Oracle’s control. As a result, Oracle must assume that it could be required to settle the warrants on a net-cash basis, thereby necessitating the treatment of the potential settlement obligation as a liability. Further, EITF No. 00-19 requires Oracle to record the potential settlement liability at each reporting date using the current estimated fair value of the warrants, with any changes being recorded through Oracle’s statement of operations. The potential settlement obligation related to the warrants will continue to be reported as a liability until such time that the warrants are exercised, expire, or Oracle is otherwise able to modify the registration requirements in the warrant agreement to remove the provisions which require this treatment. The fair value of the warrant liability is determined using the trading value of the warrants. For example, if the trading value of the warrants increased by $.10 over the prior reporting period Oracle would experience an increase in warrant liability of $1,583,334 and a corresponding increase in net loss of $1,583,334. Conversely, if the trading value of the warrants decreased by $.10 over the prior reporting period Oracle would experience a decrease in warrant liability of $1,583,334 and corresponding increase in net income of $1,583,334.

We also make a significant estimate in connection with our calculation of our current and deferred tax liability. Oracle’s current provision for income taxes reflects the application of federal, state and local statutory rates to Oracle’s net income before taxes. Oracle complies with the Financial Accounting Standards Board (“FASB”) SFAS 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Off-Balance Sheet Arrangements

As of December 31, 2006 and September 30, 2007, Oracle did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations other than our payments to Oracle Investment Management, Inc., which Oracle Investment Management, Inc. has agreed to defer from December 1, 2007 until the consummation of Oracle’s initial business combination, if any, and any such amounts owed to Messrs. Liffmann and Feinberg under the promissory notes entered into with each of them as described above. No unaudited quarterly operating data is included in this proxy statement/prospectus, as Oracle has conducted no operations to date.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market-driven rates or prices. Oracle is not presently engaged in and, if a business combination with a suitable business target is not completed by us prior to the prescribed liquidation date of the trust fund, Oracle will not engage in, any substantive commercial business. Accordingly, Oracle is not and, until such time as Oracle consummates a business combination, Oracle will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices. The net proceeds of our initial public offering held in the trust account have been invested only in either U.S. “government securities” or any open ended investment company registered under the Investment Company Act of 1940, as amended, that holds itself out as a money market fund and bears the highest credit rating issued by a United States nationally recognized rating agency. Given our limited risk in our exposure to money market funds, we do not view the interest rate risk to be significant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet combines the historical balance sheet of PTI and the historical balance sheet of Oracle as of September 30, 2007 giving effect to the merger of PTI and Oracle pursuant to the merger agreement, as if the merger had been consummated on September 30, 2007. The following unaudited pro forma condensed combined statements of operations combine the historical statements of operations of PTI and the historical statements of operations of Oracle for the nine-month period ended September 30, 2007 and the year ended December 31, 2006, in each case giving effect to the merger, as if it had occurred on January 1 of each period presented.

We are providing the following information to aid you in your analysis of the financial aspects of the merger. The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the merger, based on available data and certain assumptions that management believes are factually supportable, and expected to have a continuing impact on the combined results.

The unaudited pro forma combined information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Because the plans for these activities have not been finalized, we are not able to reasonably quantify the cost of such activities. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Oracle will experience after the merger.

The following information should be read in conjunction with the pro forma condensed combined statements:

•	Accompanying notes to the unaudited pro forma condensed combined financial statements.

•	Separate historical financial statements of PTI for the nine months ended September 30, 2007 (unaudited) and the year ended December 31, 2006 included elsewhere in this document.

•	Separate historical financial statements of Oracle for the nine months ended September 30, 2007 (unaudited) and the year ended December 31, 2006 included elsewhere in this document.

Under the terms of the initial public offering by Oracle the shares of Oracle common stock owned by the founding stockholders prior to its initial public offering were placed into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. These shares will be released from escrow on the earlier of March 2, 2009, Oracle’s liquidation, and the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of Oracle’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to Oracle consummating its initial business combination with a target business. While the shares are in escrow, each founding stockholder may not make any transfer or other disposition of the shares held by the founding stockholder, subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, upon death of an escrow depositor, transfers to an estate or beneficiaries, or other specified transfers. Even if transferred under these circumstances, the shares will remain in the escrow account.

The following unaudited pro forma condensed combined balance sheets and condensed combined statements of operations for all periods presented assume that all of the convertible promissory notes of PTI issued in August 2007 and outstanding at September 30, 2007, including accrued interest thereon, have been converted into shares of PTI common stock at an assumed conversion price of approximately $2.25 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of approximately $3.22, based on the assumed exchange ratio of 0.4072 shares of Oracle common stock per share of PTI common stock. The assumed exchange ratio is based on the number of shares of PTI capital stock, and options and warrants to purchase PTI common stock, outstanding on January 23, 2008.

The unaudited pro forma condensed combined balance sheet as of September 30, 2007 and the consolidated statement of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 have been prepared using two different levels of approval of the merger by the Oracle stockholders as follows:

•	Assuming maximum approval: This presentation assumes that no stockholders of Oracle seek to convert their shares into a pro rata share of the trust account; and

•

Assuming minimum approval: This presentation assumes that Oracle stockholders owning 19.99% of the common stock sold in Oracle’s initial public offering voted against the merger and converted their shares into a pro rata share of the trust account.

The unaudited pro forma condensed combined financial statements were prepared using the reverse acquisition application of the equity recapitalization method of accounting with PTI, an operating company, treated as the accounting acquirer in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. The merger will be treated as the equivalent of PTI issuing stock for the net monetary assets of Oracle. Accordingly, the assets and liabilities of PTI will be recorded at the historical cost basis of PTI, and the assets and liabilities of Oracle, a non-operating company, will be presented at their historical cost, which approximates fair value, with no goodwill or other intangible assets recorded and no increment in stockholders’ equity. The cost of the transaction incurred by PTI will be charged directly to equity and those incurred by Oracle will be expensed.

Amounts included in the pro forma condensed combined financial statements, including the footnotes thereto, are in thousands except for shares and per share amounts.

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET OF

ORACLE HEALTHCARE ACQUISITION CORP. AND PRECISION THERAPEUTICS, INC.

AS OF SEPTEMBER 30, 2007 ASSUMING MAXIMUM APPROVAL

	Historical PTI	Historical Oracle	Pro forma Adjustments			Combined
	(In thousands)
Current assets:
Cash and cash equivalents	$15,540	$54		$119,192	A	$132,386
				(2,400	)B
Accounts receivable	781	—				781
Prepaid expenses and other current assets	239	117		(71	)C	285
Deferred taxes	—	365				365

Total current assets	16,560	536		116,721		133,817
Cash held in trust	—	119,192		(119,192	)A
Property and equipment, net	2,166	—				2,166
Patents, net	491	—				491
Restricted cash	1,180	—				1,180
Other assets	1,589	—		(1,297	)D	292

	$21,986	$119,728		$(3,768)		$137,946

Liabilities
Accounts payable	$158	$—	$			$158
Accrued compensation	246	—				246
Accrued expenses	2,154	—		(80	)E	2,074
Accrued royalties	81	—				81
Grant obligations	125	—				125
Current portion of long-term debt	1,328	—				1,328
Embedded derivative	4,066	—		(4,066	)E	—
Convertible notes, net of unamortized discount	6,053	—		3,496	F	—
				(9,549	)E
Warrant liability	—	3,483				3,483
Deferred underwriter’s fee	—	1,920		(1,920	)B	—

Total current liabilities	14,211	5,403		(12,119)		7,495
Long-term debt	2,109	—				2,109
Deferred revenue	1,157	—				1,157
Other long-term liabilities	73	—				73

Total liabilities	17,550	5,403		(12,119)		10,834

Common stock subject to possible conversion		23,879		(23,399 (480	)G )B	—

Stockholders equity:
Series A1 Preferred Stock	16	—		(16	)H	—
Series A3 Preferred Stock	5	—		(5	)H	—
Series B Preferred Stock	18	—		(18	)H	—
Common stock	4	2		(2	)I	4
				4	E
				39	H
				(43	)J
Common stock warrants	1,599	—				1,599
Preferred stock warrants	84	—				84
Additional paid-in capital	65,835	70,116		21,499	I	193,414
				22,230	G
				13,691	E
				43	J
Accumulated other comprehensive income	10	—				10
Retained earnings (deficit)	(63,135)	20,328		(71	)C	(67,999)
				1,169	G
				(3,496	)F
				(1,297	)D
				(21,497	)I

Total stockholders’ equity	4,436	90,446		32,230		127,112

Total liabilities and stockholders’ equity	$21,986	$119,728		$(3,768)		$137,946

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS OF

ORACLE HEALTHCARE ACQUISITION CORP. AND PRECISION THERAPEUTICS, INC.

FOR THE YEAR ENDED DECEMBER 31, 2006 ASSUMING MAXIMUM APPROVAL

	Historical PTI	Historical Oracle	Pro forma Adjustments			Combined
	(In thousands except shares and per share data)
Net revenue	$846	$—	$			$846
Laboratory costs	1,078	—				1,078

Gross profit (loss)	(232)	—				(232)

Operating expenses:
Sales and marketing	1,801	—				1,801
Research and development	4,682	—				4,682
General and administrative	2,452	513				2,965
Depreciation	171	—				171

Total operating expenses	9,106	513				9,619

Loss from operations	(9,338)	(513)				(9,851)

Other interest (expense)
Interest and other income	734	4,793				5,527
Unrealized gain from warrant liability	—	4,275				4,275
Interest expense	(43)	—				(43)

	691	9,068				9,759

Income before taxes on income	(8,647)	8,555				(92)
Income taxes	—	1,637		(1,637	)K	—
Interest income attributable to common stock subject to possible conversion	—	631				631

Net (loss) income	$(8,647)	$6,287		$1,637		$(723)

Net (loss) income per share—basic and diluted						$(0.02)

Pro forma weighted average shares used to compute net income/loss per share—basic and diluted						34,931,360

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS OF

ORACLE HEALTHCARE ACQUISITION CORP. AND PRECISION THERAPEUTICS, INC.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 ASSUMING MAXIMUM APPROVAL

	Historical PTI	Historical Oracle	Pro forma Adjustments			Combined
	(In thousands except shares and per share data)
Net revenue	$1,671	$—	$			$1,671
Laboratory costs	1,327	—				1,327

Gross profit (loss)	344	—				344

						—
Operating expenses:						—
Sales and marketing	3,607	—				3,607
Research and development	3,576	—				3,576
General and administrative	2,729	395				3,124
Depreciation	139	—				139

Total operating expenses	10,051	395				10,446

Loss from operations	(9,707)	(395)				(10,102)

						—
Other interest (expense)						—
Interest and other income	654	4,638				5,292
Embedded derivative expense	(94)	—		94	L	—
Unrealized gain from warrant liability	—	12,033				12,033
Interest expense	(900)	—		80	M	(331)
				13	N
				476	O

	(340)	16,671		663		16,994

Income before taxes on income	(10,047)	16,276		663		6,892
Income taxes	—	1,698		(1,698	)K	—
						—
Interest income attributable to common stock subject to possible conversion	—	538				538
						—

Net (loss) income	$(10,047)	$14,040		$2,361		$6,354

Pro forma net income per share—Basic						$0.17

Pro forma net income per share—Diluted						$0.15

Pro forma shares used to compute net income per share—Basic						37,686,667

Pro forma shares used to compute net income per share—Diluted						43,628,009

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET OF

ORACLE HEALTHCARE ACQUISITION CORP. AND PRECISION THERAPEUTICS, INC.

AS OF SEPTEMBER 30, 2007 ASSUMING MINIMUM APPROVAL

	Historical PTI	Historical Oracle	Pro forma Adjustments		Combined
	(In thousands except shares and per share data)
Current assets:
Cash and cash equivalents	$15,540	$54	$119,192	A	$108,987
			(1,920	)B
			(23,879	)G
Accounts receivable	781	—			781
Prepaid expenses and other current assets	239	117	(71	)C	285
Deferred taxes	—	365			365

Total current assets	16,560	536	93,322		110,418
Cash held in trust		119,192	(119,192	)A
Property and equipment, net	2,166	—			2,166
Patents, net	491	—			491
Restricted cash	1,180	—			1,180
Other assets	1,589	—	(1,297	)D	292

	$21,986	$119,728	$(27,167)		$114,547

Liabilities
Accounts payable	$158	$—	$—		$158
Accrued compensation	246	—			246
Accrued expenses	2,154	—	(80	)E	2,074
Accrued royalties	81	—			81
Grant obligations	125	—			125
Current portion of long-term debt	1,328	—			1,328
Embedded derivative	4,066	—	(4,066	)E	—
Convertible notes, net of unamortized discount	6,053	—	3,496	F	—
			(9,549	)E
Warrant liability	—	3,483			3,483
Deferred underwriter’s fee	—	1,920	(1,920	)B	—

Total current liabilities	14,211	5,403	(12,119)		7,495
Long-term debt	2,109	—			2,109
Deferred revenue	1,157	—			1,157
Other long-term liabilities	73	—			73

Total liabilities	17,550	5,403	(12,119)		10,834

Common stock subject to possible conversion		23,879	(23,879	)G	—

Stockholders equity:
Series Al Preferred Stock	16	—	(16	)H	—
Series A3 Preferred Stock	5	—	(5	)H	—
Series B Preferred Stock	18	—	(18	)H	—
Common stock	4	2	(2	)I	4
			4	E
			39	H
			(43	)J
Common stock warrants	1,599	—			1,599
Preferred stock warrants	84	—			84
Additional paid-in capital	65,835	70,116	20,330	I	170,015
			13,691	E
			43	J
Accumulated other comprehensive income	10	—			10
Retained earnings (deficit)	(63,135)	20,328	(71	)C	(67,999)
			(3,496	)F
			(1,297	)D
			(20,328	)I

Total stockholders’ equity	4,436	90,446	8,831		103,713

Total liabilities and stockholders’ equity	$21,986	$119,728	$(27,167)		$114,547

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS OF

ORACLE HEALTHCARE ACQUISITION CORP. AND PRECISION THERAPEUTICS, INC.

FOR THE YEAR ENDED DECEMBER 31, 2006 ASSUMING MINIMUM APPROVAL

	Historical PTI	Historical Oracle	Pro forma Adjustments			Combined
	(In thousands except shares and per share data)
Net revenue	$846	$—	$			$846
Laboratory costs	1,078	—				1,078

Gross profit (loss)	(232)	—				(232)

Operating expenses:
Sales and marketing	1,801	—				1,801
Research and development	4,682	—				4,682
General and administrative	2,452	513				2,965
Depreciation	171	—				171

Total operating expenses	9,106	513				9,619

Loss from operations	(9,338)	(513)				(9,851)

Other interest (expense)
Interest and other income	734	4,793				5,527
Unrealized gain from warrant liability	—	4,275				4,275
Interest expense	(43)	—				(43)

	691	9,068				9,759

Income before taxes on income	(8,647)	8,555				(92)
Income taxes	—	1,637		(1,637	)K	—
Interest income attributable to common stock subject to possible conversion	—	631				631

Net (loss) income	$(8,647)	$6,287		$1,637		$(723)

Net (loss) income per share—basic and diluted						$(0.02)

Pro forma weighted average shares used to compute net (loss) income per share—basic and diluted						32,473,828

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS OF

ORACLE HEALTHCARE ACQUISITION CORP. AND PRECISION THERAPEUTICS, INC.

THE NINE MONTHS ENDED SEPTEMBER 30, 2007 ASSUMING MINIMUM APPROVAL

	Historical PTI	Historical Oracle	Pro forma Adjustments			Combined
	(In thousands except shares and per share data)
Net revenue	$1,671	$—	$			$1,671
Laboratory costs	1,327	—				1,327

Gross profit (loss)	344	—				344

Operating expenses:
Sales and marketing	3,607	—				3,607
Research and development	3,576	—				3,576
General and administrative	2,729	395				3,124
Depreciation	139	—				139

Total operating expenses	10,051	395				10,446

Loss from operations	(9,707)	(395)				(10,102)

Other interest (expense)
Interest and other income	654	4,638				5,292
Embedded derivative expense	(94)	—		94	L	—
Unrealized gain from warrant liability	—	12,033				12,033
Interest expense	(900)	—		80	M	(331)
				13	N
				476	O

	(340)	16,671		663		16,994

Income before taxes on income	(10,047)	16,276		663		6,892
Income taxes	—	1,698		(1,698	)K	—

Interest income attributable to common stock subject to possible conversion	—	538				538
						—

Net income	$(10,047)	$14,040		$2,361		$6,354

Pro forma net income per share—Basic						$0.18

Pro forma net income per share—Diluted						$0.16

Pro forma shares used to compute net income per share—Basic						34,686,668

Pro forma shares used to compute net income per share—Diluted						40,628,010

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands except shares and per share data)

1. PRO FORMA CONVERSION ASSUMPTIONS

The adoption of the merger agreement and approval of the transactions contemplated by the merger agreement by the Oracle stockholders will require the affirmative vote of (a) a majority of the shares of Oracle common stock issued in Oracle’s initial public offering actually voting upon the merger and (b) a majority of the shares of Oracle common stock issued and outstanding as of the record date. However, Oracle will not be able to complete the merger if the holders of 20% or more of the shares of common stock issued in Oracle’s initial public offering vote against the merger and properly demand that Oracle convert their shares into a pro rata portion of the trust account.

The unaudited pro forma condensed combined balance sheet as of September 30, 2007 and the combined statement of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 have been prepared using two different levels of approval of the merger by the Oracle stockholders as follows:

•	Assuming Maximum Approval: This presentation assumes that no stockholders of Oracle seek to convert their shares into a pro rata share of the trust account; and

•

Assuming Minimum Approval: This presentation assumes that Oracle stockholders owning 19.99% of the common stock sold in Oracle’s initial public offering convert their shares into a pro rata share of the trust account.

At the closing of the merger, Oracle will issue to each holder of PTI common stock, and reserve for issuance to holders of options and warrants to purchase PTI common stock, a number of shares of Oracle common stock based on the exchange ratio calculated in accordance with the terms of the merger agreement. The foregoing unaudited pro forma condensed combined financial statements assume an exchange ratio of approximately 0.4072 shares of Oracle common stock per share of PTI common stock. This exchange ratio will fluctuate until the closing of the merger based upon the number of shares of PTI common stock, assuming the conversion and exercise of all convertible and exercisable securities, outstanding immediately prior to the closing of the merger. For a detailed description and example of the exchange ratio calculation, see “The Merger Proposal—General Description of the Merger” and “The Merger Proposal—Example of Calculation of Exchange Ratio and Number of Oracle Shares to be Issued/Reserved for Issuance.”

The merger agreement also contains provisions for the conditional payment of up to 6,666,667 shares of Oracle common stock in the event that the value of the Oracle common stock issued at the closing is less than certain agreed-upon amounts and up to 4,250,000 shares of Oracle common stock to the former holders of PTI common stock, options and warrants if the combined company achieves certain milestones over a calculation period ending on June 30, 2010. If the milestones are achieved by December 31, 2010 then the former holders of PTI common stock, options and warrants will be entitled to a reduced payment of 75% of the 4,250,000 shares of Oracle common stock, or 3,187,500 shares. Any shares issued under these provisions would be added to the total Oracle common shares issued and would have an additional dilutive effect on earnings per share. The foregoing pro forma condensed combined financial statements assume that no shares of Oracle common stock are issued as described in this paragraph.

2. PRO FORMA ADJUSTMENTS

There were no inter-company balances and transactions between Oracle and PTI as of the dates and for the periods of these pro forma condensed combined financial statements. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A. Reflects the release of Oracle’s cash held in trust (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on such pro rata share (net of taxes payable) and the transfer of the balance to cash and cash equivalents at the completion of the business combination.

B. Gives effect to the payment to the underwriters of Oracle’s initial public offering of deferred underwriters’ fees upon completion of the merger. In the maximum approval scenario, in which no stockholders elect to convert their shares into a pro rata portion of the trust account, the payment of deferred underwriters fees would be $2,400. In the minimum approval scenario, in which holders of 19.99% of the public stock of Oracle convert their shares into a pro rata portion of the trust account, the payment of deferred underwriters fees would be $1,920.

C. Reflects the write-off of deferred issuance costs associated with the convertible promissory notes upon completion of the merger in the amount of $71.

D. Reflects the write-off of deferred costs incurred in connection with PTI’s proposed initial public offering.

E. Reflects the conversion of the convertible promissory notes in aggregate principal amount of $9,459, including accrued interest thereon as of September 30, 2007, into an aggregate of 4,276,646 shares of PTI common stock immediately prior to the completion of the merger. Also reflects the reclassification of the embedded derivative associated with the convertible promissory notes, valued at $4,066 as of September 30, 2007, into additional paid-in capital upon conversion of the notes.

F. Reflects the immediate amortization of the debt discount on the convertible promissory notes of $3,496 upon conversion of the notes immediately prior to the completion of the merger.

G. Reflects the adjustment of common stock subject to conversion as a result of this transaction. As shown in the balance sheet reflecting the maximum approval scenario, this adjustment reflects the reclassification of the conversion value of the Oracle common stock subject to conversion to additional paid-in capital, retained earnings for interest related to conversion shares. As shown in the balance sheet reflecting the minimum approval scenario, this adjustment reflects the cash payout of the conversion value to Oracle common stockholders who voted against the merger and properly exercised their conversion rights with respect to 19.99% of the Oracle common stock sold in the initial public offering.

H. Reflects the conversion of all outstanding shares of PTI’s Series A1 Preferred Stock, Series A3 Preferred Stock and Series B Preferred Stock into an aggregate of 38,443,420 shares of PTI common stock immediately prior to the completion of the merger.

I. Reflects the issuance of Oracle common stock and the reclassification of Oracle’s net monetary assets to additional paid-in capital under the reverse acquisition application of the equity recapitalization method of accounting with PTI treated as the accounting acquirer. As shown in the balance sheet reflecting the maximum approval scenario, this adjustment reflects the reclassification of Oracle’s retained earnings of $21,497 and common stock of $2. As shown in the balance sheet reflecting the minimum approval scenario, this adjustment reflects the reclassification of Oracle’s retained earnings of $20,328 and common stock of $2.

J. Reflects the change in the par value per share of PTI, the accounting acquirer, of $0.001 per share to that of the legal acquirer, Oracle, of $0.0001 per share, resulting in a reclassification of approximately $43 from common stock to additional paid-in capital.

K. Reflects the reduction of the income tax provision to $0. If the merger had been completed as of the beginning of each period, PTI’s taxable losses during the year ended December 31, 2006 and the nine months ended September 30, 2007 would have been available to offset the taxable income of Oracle for the respective periods.

L. Reflects the elimination of the embedded derivative expense related to the convertible promissory notes as a result of the assumed conversion of the convertible promissory notes as of the beginning of the period.

M. Reflects the elimination of interest expense associated with the convertible promissory notes.

N. Reflects the elimination of $13 of debt issuance cost expensed related to the convertible promissory notes as the convertible promissory notes are assumed to have been converted as of the beginning of each period. Unamortized debt issuance costs of $71 related to convertible promissory notes of PTI will be recorded as an expense as a result of this transaction. This amount has not been included in interest expense for such periods in the pro forma since it does not meet the requirements for pro forma income statement adjustments under SEC guidelines.

O. Reflects the elimination of debt discount amortization expense of $476 associated with the convertible promissory notes as a result of the conversion of the notes. Unamortized debt discount of $3,496 associated with the convertible promissory notes will be recorded as an expense as a result of this transaction. This amount has not been included in interest expense for such periods since it does not meet the requirements for pro forma income statement adjustments under SEC guidelines.

3. DEFERRED INTEREST INCOME AND INITIAL PUBLIC OFFERING COSTS

Interest income that was deferred by Oracle in the amount of $538 and $631 for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, would have been recorded as income if the transaction had taken place as of the beginning of each period. These amounts have not been included in interest income for such periods since they do not meet the requirement for a pro forma adjustment under SEC guidelines.

Deferred costs of $1,297 related to PTI’s abandoned initial public offering will be recorded as an expense as a result of this transaction. This amount has not been included in operating expenses for the periods presented since it does not meet the requirement for a pro forma adjustment under SEC guidelines.

Investment banking fees of $1,500 related to the closing of the merger will be recorded as additional paid-in capital as a result of the transaction. No fees will be due if the merger is not completed. The amount of potential fees has not been included in operating expenses for the periods presented, since it does not meet the requirement for a pro forma adjustment under SEC guidelines.

4. PRO FORMA NET INCOME (LOSS) PER SHARE

The pro forma basic and diluted net income (loss) per share are based on the number of shares of PTI common stock, preferred stock, options and warrants and the convertible promissory notes, adjusted for the conversion ratio and the issuance of the Oracle common stock.

Calculation of Pro Forma Weighted Average Shares Outstanding for the Year Ended December 31, 2006 (Assuming Maximum Approval)

	PTI Shares(1)	Conversion Ratio	PTI Shares Converted to Oracle Shares
Common Stock	3,761,425	0.4072	1,531,652
Series A1 Preferred Stock	15,591,744	0.4072	6,348,958
Series A3 Preferred Stock	4,669,858	0.4072	1,901,566
Series B Preferred Stock	18,181,818	0.4072	7,403,636
Convertible Promissory Notes	4,276,646	0.4072	1,741,450

Total	46,481,491		18,927,262

Oracle Weighted Average Shares Outstanding(1)			16,004,098

Pro Forma Weighted Average Shares Outstanding—Basic and diluted(1)			34,931,360

(1)	Shares issuable upon exercise of options and warrants are not included since the effect would be antidilutive.

Calculation of Pro Forma Weighted Average Shares Outstanding for the Year Ended December 31, 2006 (Assuming Minimum Approval)

	PTI Shares(1)	Conversion Ratio	PTI Shares Converted to Oracle Shares
Common Stock	3,761,425	0.4072	1,531,652
Series A1 Preferred Stock	15,591,744	0.4072	6,348,958
Series A3 Preferred Stock	4,669,858	0.4072	1,901,566
Series B Preferred Stock	18,181,818	0.4072	7,403,636
Convertible Promissory Notes	4,276,646	0.4072	1,741,450

Total	46,481,491		18,927,262

Oracle Weighted Average Shares Outstanding(1)(2)			13,546,565

Pro Forma Weighted Average Shares Outstanding—Basic and diluted(1)			32,473,828

(1)	Shares issuable upon exercise of options and warrants are not included since the effect would be antidilutive.
(2)	Excludes 2,457,533 weighted average shares, which represents the weighted average number of 2,999,999 shares assumed converted, which is equal to approximately 19.99%, or one share less than 20%, of the shares of Oracle common stock issued in Oracle’s initial public offering, which is the minimum approval (i.e., the maximum conversion) permitted by Oracle’s certificate of incorporation.

Calculation of Pro Forma Weighted Average Shares Outstanding for the Nine Months Ended September 30, 2007 (Assuming Maximum Approval)

	PTI Shares	Conversion Ratio	PTI Shares Converted to Oracle Shares
Common Stock	3,784,522	0.4072	1,541,057
Series A1 Preferred Stock	15,591,744	0.4072	6,348,958
Series A3 Preferred Stock	4,669,858	0.4072	1,901,566
Series B Preferred Stock	18,181,818	0.4072	7,403,636
Convertible Promissory Notes	4,276,646	0.4072	1,741,450

Total	46,504,588		18,936,667

Oracle Weighted Average Shares Outstanding—Basic			18,750,000

Pro Forma Weighted Average Shares Outstanding—Basic			37,686,667

Dilutive effect of PTI options and warrants	6,136,771	0.4072	2,498,893
Dilutive effect of Oracle warrants			3,442,449

Pro Forma Weighted Average Shares Outstanding—Diluted			43,628,009

Calculation of Pro Forma Weighted Average Shares Outstanding for the Nine Months Ended September 30, 2007 (Assuming Minimum Approval)

	PTI Shares	Conversion Ratio	PTI Shares Converted to Oracle Shares
Common Stock	3,784,522	0.4072	1,541,057
Series A1 Preferred Stock	15,591,744	0.4072	6,348,958
Series A3 Preferred Stock	4,669,858	0.4072	1,901,566
Series B Preferred Stock	18,181,818	0.4072	7,403,636
Convertible Promissory Notes	4,276,646	0.4072	1,741,450

Total	46,504,588		18,936,667

Oracle Weighted Average Shares Outstanding—Basic(1)			15,750,001

Pro Forma Weighted Average Shares Outstanding—Basic(1)			34,686,668

Dilutive effect of PTI options and warrants	6,136,771	0.4072	2,498,893
Dilutive effect of Oracle warrants			3,442,449

Pro Forma Weighted Average Shares Outstanding—Diluted(1)			40,628,010

(1)	Excludes 2,999,999 shares assumed converted, which is equal to approximately 19.99%, or one share less than 20%, of the shares of Oracle common stock issued in Oracle’s initial public offering, which is the minimum approval (i.e., the maximum conversion) permitted by Oracle’s certificate of incorporation.

DIRECTORS AND MANAGEMENT OF ORACLE FOLLOWING THE MERGER

At the effective time of the merger, the board of directors, executive officers and other key individuals of the combined company are expected to be as follows:

Name	Age at January 23, 2008	Position
Sean C. McDonald	47	President, Chief Executive Officer and Director
David R. Heilman	54	Chief Financial Officer
Sharon S. Kim	40	Vice President, Corporate Development
Michael J. Gabrin	44	Chief Technology Officer/Chief Information Officer
Holly H. Gallion, M.D.	54	Vice President, Clinical Affairs
Matthew P. Marshall	52	Vice President, Sales and Marketing
Perry G. Dimas	41	Vice President, Payor Relations
Alan Wells, M.D., DMSc.	49	Chief Scientific Officer
Stanley N. Lapidus	58	Chairman of the Board of Directors
Joel P. Adams	50	Director
Kevin C. Johnson	52	Director
Richard S. Kollender	38	Director
Kenneth R. Weisshaar	57	Director
Larry N. Feinberg	52	Director
Joel D. Liffmann	47	Director
Per G. H. Lofberg	60	Director

Executive Officers

Sean C. McDonald

Mr. McDonald has served as PTI’s President and Chief Executive Officer and a member of its board of directors since January 2001. He will become the President and Chief Executive Officer and a director of the combined company upon the closing of the merger. From July 1999 to September 2000, he served as Group President of the Automation Group of McKessonHBOC, a diversified Fortune 100 healthcare company. From April 1996 through June 1999, Mr. McDonald served as President of the Automated Healthcare Division of McKesson Health Systems, a successor company to Automated Healthcare, Inc., which Mr. McDonald founded in 1992 and was sold to McKesson in 1996. Prior to founding Automated Healthcare, Mr. McDonald held engineering and engineering management positions with divisions of Westinghouse Electric Corporation. He serves on the board of directors and audit committee of Respironics, Inc. (NASDAQ: RESP). Mr. McDonald also serves as Chairman Emeritus of the Pittsburgh Technology Council. Mr. McDonald holds a B.S. degree in chemical engineering from the University of Pennsylvania, where he serves on the Board of Overseers for the School of Engineering and Applied Science, and a M.S. degree in Electrical Engineering and Computer Science from the University of Florida.

David R. Heilman

Mr. Heilman has served as PTI’s Chief Financial Officer since November 2007, and he will become the Chief Financial Officer of the combined company upon the closing of the merger. Prior to joining PTI, from July 2005 until October 2007, Mr. Heilman was affiliated with The Meridian Group, a private middle market investment banking and turnaround consulting firm. Prior to joining Meridian, Mr. Heilman served as the Executive Vice President and Chief Financial Officer of GNC Corporation and its predecessor companies from October 2000 to December 2004 and as Executive Vice President and Chief Administrative Officer from December 2004 to March 2005. He had previously served as GNC’s Vice President of Strategic Planning and Corporate Development from 1995 to 2000. During 1994, Mr. Heilman was a consultant with The Meridian Group, and from 1990 to 1993, Mr. Heilman served as the President of First Westinghouse Capital Corporation, a

subsidiary of Westinghouse Financial Services. He also held a variety of positions with Westinghouse Financial Services from 1977 until 1990. Mr. Heilman holds an undergraduate degree from Bucknell University and a M.B.A. degree from the University of Pittsburgh.

Sharon S. Kim

Ms. Kim has served as PTI’s Vice President, Corporate Development since November 2007 and has served as an officer of PTI since November 2001. She will become the Vice President, Corporate Development of the combined company upon the closing of the merger. Prior to joining PTI, from 1998 to 2001, Ms. Kim worked at McKessonHBOC, and in her last role served as Vice President of Business Development for the Automation Group. Prior to McKesson, from 1990 to 1997, Ms. Kim worked in various positions of increasing responsibility in Deloitte Consulting’s healthcare team and was a founding member of Deloitte’s Total Health Management team. Ms. Kim holds a B.A. degree in Economics and a M.B.A. degree from Stanford University.

Michael J. Gabrin

Mr. Gabrin has served as PTI’s Chief Technology Officer/Chief Information Officer since October 2001 and will become the Chief Technology Officer/Chief Information Officer of the combined company upon the closing of the merger. From 1995 to 2001, Mr. Gabrin served as Vice President of Product Development and Chief Technology Officer of Vocollect, Inc., a privately held company that markets hands-free, eyes-free voice recognition products. From 1988 to 1995, Mr. Gabrin held engineering and engineering management positions at Vocollect, Inc. Prior to 1988, Mr. Gabrin held engineering positions with several divisions of Westinghouse Electric Corporation. Mr. Gabrin holds a B.S. degree in Electrical Engineering from the University of Pittsburgh.

Holly H. Gallion, M.D.

Dr. Gallion has served as PTI’s Vice President, Clinical Affairs since February 2004 and will become the Vice President, Clinical Affairs of the combined company upon the closing of the merger. Until February 2004, Dr. Gallion was a practicing gynecologic oncologist providing surgical and chemotherapy services for women with gynecologic cancers. Dr. Gallion is certified by the American Board of Obstetrics and Gynecology with a Special Competency in Oncology. Dr. Gallion was a member of the Society of Gynecologic Oncologists’ 2001 strategic planning task force and is a reviewer for publications, including Gynecologic Oncology and The American Journal of Obstetrics and Gynecology. Dr. Gallion received her M.D. from the University of Kentucky College of Medicine.

Matthew P. Marshall

Mr. Marshall has served as PTI’s Vice President, Sales and Marketing since January 2007 and will become the Vice President, Sales and Marketing of the combined company upon the closing of the merger. From August 2001 to January 2007, Mr. Marshall served on the boards of directors for four privately-held companies and served as a consultant to PTI from March 2006 until he joined PTI as an employee in January 2007. From October 1999 to August 2001, Mr. Marshall served as the Senior Vice President of Sales at McKesson Corporation’s Information Technology Business. From 1995 to 1999, Mr. Marshall served as the National Vice President of Sales at Automated Healthcare, continuing with the company following its acquisition by McKesson in 1996. From 1985 to 1995, Mr. Marshall was employed in various capacities, most recently as Regional Vice President of Sales, by HBO & Company, a medical information systems company. Mr. Marshall holds a B.S. degree in Marketing from the University of Illinois and an M.S. degree in Accounting from DePaul University.

Perry G. Dimas

Mr. Dimas has served as PTI’s Vice President, Payor Relations since November 2007 and will become the Vice President, Payor Relations of the combined company upon the closing of the merger. He previously served as PTI’s director of managed care from September 2001 to May 2004. From August 2004 to October 2007,

Mr. Dimas worked at XDx, a molecular diagnostics company, as its director of reimbursement and payor relations. In this capacity, Mr. Dimas directed all billing, contracting, reimbursement, and managed care activities for the commercialization of XDx’s gene expression technologies. From 1995 to 2001, Mr. Dimas held several positions of increasing responsibility at CYTYC Corporation, a diagnostics company, where he was part of the managed care team that launched a cervical cancer screening product. He holds a B.A. degree in Economics from the University of Illinois.

Other Key Individuals

Alan Wells, M.D., D.M.S.

Dr. Wells is a consultant to PTI, has served as its Chief Scientific Officer since March 2002 and will be Chief Scientific Officer of the combined company upon the closing of the merger. Since 1999, Dr. Wells has been the Vice Chairman and the Thomas Gill Professor of the Department of Pathology at the University of Pittsburgh and Medical Director of the University of Pittsburgh Medical Center (UPMC) Health System Clinical Laboratories. Since 2002, he has also been a member of the executive council of, and the head of Cell Biology at, the McGowan Institute for Regenerative Medicine. Since 1999, he has served as the Staff Pathologist at the Veterans Administration Medical Center in Pittsburgh. From 1991 to 1999, Dr. Wells served on the faculty of the Department of Pathology at the University of Alabama at Birmingham and served as the Medical Director of the Diagnostic Molecular Biology Laboratory at UAB Hospital and as Staff Pathologist at the Veterans Administration Medical Center in Birmingham. Dr. Wells holds an A.B. degree in Biochemistry from Brown University and received a Doctor of Medical Science degree in Tumor Biology from the Karolinska Institute in Stockholm, Sweden. He also received his M.D. from Brown University.

Non-Employee Directors

Stanley N. Lapidus

Mr. Lapidus will become chairman of the board of directors of the combined company upon the closing of the merger and has served as a member of PTI’s board of directors since October 2001 and as the chairman of PTI’s board of directors since August 2003. In December 2003, Mr. Lapidus founded, and since December 2003 has served as Chief Executive Officer of, Helicos BioSciences Corporation (NASDAQ: HLCS), a developer of DNA sequencing technologies. From March 2002 to September 2003, Mr. Lapidus was a venture partner at Flagship Ventures, a venture capital firm. In February 1995, Mr. Lapidus founded, and from February 1995 to May 2000 served as President of, EXACT Sciences Corporation (NASDAQ: EXAS), an applied genomics company. In 1987, Mr. Lapidus founded, and from 1987 to 1994 served as President of, Cytyc Corporation (NASDAQ: CYTC). Mr. Lapidus holds academic appointments in the Pathology Department at Tufts University School of Medicine and the Sloan School of Management at the Massachusetts Institute of Technology. He earned a B.S. degree in electrical engineering from Cooper Union. He has served as a trustee of Cooper Union since 2002. Mr. Lapidus holds 30 issued patents in the United States.

Joel P. Adams

Mr. Adams will become a director of the combined company upon the closing of the merger and has served as a member of PTI’s board of directors since August 2003. In 1994, he founded Adams Capital Management, Inc., an early-stage venture capital firm, and has served as its President and Managing General Partner from 1994 to present. From 1986 to 1994, Mr. Adams served as Vice President and General Partner of Fostin Capital Corporation, a Pittsburgh-based, family-owned investment firm. From 1979 to 1985, Mr. Adams served as a nuclear test engineer for General Dynamics. Mr. Adams holds a B.S. degree in Nuclear Engineering from the State University of New York at Buffalo and a M.S. degree in Industrial Administration from Carnegie Mellon University.

Kevin C. Johnson

Mr. Johnson has served as a member of Oracle’s board of directors since November 2005 and as a member of PTI’s board of directors since October 2005. From 1996 to January 2003, Mr. Johnson served as Chief Executive Officer, President and Chairman of the board of directors of DIANON Systems, Inc., a cancer diagnostic services company providing anatomic pathology and molecular genetic testing services to physicians nationwide, until DIANON Systems, Inc. was acquired by Laboratory Corporation of America Holdings. Prior to joining DIANON Systems, Inc., Mr. Johnson was employed by Quest Diagnostics from 1978 to 1996, having held numerous management and executive level positions during that period. Mr. Johnson has served as the chairman of the board of directors of Aureon Laboratories, Inc., a medical technology company specializing in the creation of next-generation tissue analysis by integrating clinical, micro-anatomic and molecular disease profiles, since April 2004, and as a director since December 2003. Mr. Johnson also served as a director and member of the compensation committee of Focus Diagnostics, Inc., a provider of infectious disease testing services and diagnostic products, from June 2004 to July 2006. Mr. Johnson has also served as a director of MDdatacor, Inc., a healthcare information services company providing time-sensitive patient clinical information to healthcare providers, since January 2003. Mr. Johnson serves on the advisory board of New Leaf Venture Partners, a life science-dedicated venture capital firm located in New York and Menlo Park, CA. Mr. Johnson received a bachelor of science degree in business administration from St. John’s University.

Richard S. Kollender

Mr. Kollender will become a director of the combined company upon the closing of the merger and has served as a member of PTI’s board of directors since February 2006. From March 2003 to October 2005, he was a principal, and since October 2005, has been a partner, of Quaker BioVentures, a venture capital firm. Prior to joining Quaker, Mr. Kollender held positions in sales, marketing and worldwide business development at GlaxoSmithKline, a pharmaceutical company, from July 1998 to March 2003. Mr. Kollender began his career as a certified public accountant with KPMG Peat Marwick, and he practiced as a certified public accountant from July 1990 through August 2006. He is a member of both the American and Pennsylvania Institutes of Certified Public Accountants. Mr. Kollender holds a B.A. degree from Franklin and Marshall College and an M.B.A. and a Health Administration and Policy degree with honors from the University of Chicago.

Kenneth R. Weisshaar

Mr. Weisshaar will become a director of the combined company and has served as a member of PTI’s board of directors since November 2007. From 2000 to 2002, Mr. Weisshaar served as Chief Operating Officer and strategy advisor for Sensatex, Inc. Prior to that, Mr. Weisshaar spent 12 years as a corporate officer at Becton Dickson & Company, a medical device company, where he held a number of senior positions including Chief Financial Officer; President, Worldwide Consumer Healthcare; Sector President, Cell Analysis Sector; President, BD Division; and Vice President, Corporate Planning and Development, and at different times he was responsible for global businesses in medical devices and diagnostic products. He has served as a director of Orthofix International N.V. (NASDAQ: OFIX), a medical equipment manufacturing company, since 2004, and he served as a member of the board of directors of Digene Corporation, a molecular diagnostics company, from 2003 until its acquisition by QIAGEN in 2007.

Larry N. Feinberg

Mr. Feinberg has served as Oracle’s Chairman of the Board since September 2005. Mr. Feinberg is the founder of Oracle Partners, L.P., a healthcare-focused hedge fund, and has served as its Managing General Partner since its inception in July 1993. Mr. Feinberg serves as the President of Oracle Investment Management, Inc., an investment adviser to Oracle Partners, L.P. and several other hedge funds, offshore funds and managed accounts. Mr. Feinberg is the Managing Member of Oracle Strategic Capital, LLC, the general partner of Oracle Strategic Partners, L.P., the private equity affiliate of Oracle Investment Management, Inc. Mr. Feinberg has served on the board of directors of several portfolio companies, and is currently a director of Unicorn Financial Services, Inc., a nationwide provider of medical financing services, and Pharmaca Integrative Pharmacy, Inc., a nationwide pharmacy operator combining prescription drug and over-the-counter products with natural, complementary and personal body care products. From January 1988 to March 1993, Mr. Feinberg was a portfolio manager and merchant banker for Odyssey Partners L.P., a private investment firm specializing in private corporate transactions, where he was responsible for directing Odyssey Partners L.P.’s private and public healthcare investing activities. From 1986 to 1987, Mr. Feinberg served as First Vice President of The Healthcare Group at Drexel Burnham Lambert, Inc. Mr. Feinberg began his Wall Street career as a healthcare research analyst at Dean Witter Reynolds Inc. in 1980 and was promoted to First Vice President in 1982. In 1982, Mr. Feinberg was elected for the first of seven consecutive years to the Institutional Investor All-American Research Team. Mr. Feinberg received a masters degree in business administration from New York University in 1980 and a bachelor of arts degree from the University of Vermont in 1978.

Joel D. Liffmann

Mr. Liffmann has served as Oracle’s President and Chief Operating Officer and a member of its board of directors since its inception in September 2005. Mr. Liffmann is a principal of Oracle Investment Management, Inc. and has been a member of Oracle Strategic Capital, LLC since 1996. Mr. Liffmann has served on the board of directors of several portfolio companies, and is currently a director of Health Hero Network, Inc., a provider of technology solutions for remote health monitoring and management. From 1990 to 1996, Mr. Liffmann served as a senior executive responsible for business development and acquisitions with Medco Containment Services Inc. and certain of its affiliates, including Medical Marketing Group Inc., a provider of marketing services to drug companies, and Synetic Inc., a provider of prescription drugs to nursing homes and other institutional facilities, both prior to and following Medco’s acquisition by Merck & Co. in 1993. Mr. Liffmann began his career in 1982 as a healthcare industry equity analyst at Drexel Burnham Lambert, Inc. and was promoted to Vice President, Equity Research in 1984. He became a Vice President, Corporate Finance in 1987. Mr. Liffmann received a bachelor of science degree in business administration from Boston University in 1982.

Per G. H. Lofberg

Mr. Lofberg has served as a director of Oracle since November 2005. Since December 2000, Mr. Lofberg has served as the President and Chief Executive Officer of Merck Capital Ventures, LLC, a private equity firm affiliated with Merck & Co., Inc. which invests in internet-related and other emerging businesses involved in the commercialization, distribution and delivery of pharmaceuticals and related healthcare services. From 1994 to January 2000, Mr. Lofberg served as the President of Merck-Medco Managed Care, LLC, a provider of prescription drug benefit management services. Mr. Lofberg also served as the Chairman of Merck-Medco Managed Care, LLC from February 2000 to November 2000. Mr. Lofberg joined Medco Containment Services, Inc. in 1988 and served in numerous senior management positions, including serving as Senior Executive Vice President of Strategic Planning and Marketing and as a member of the board of directors, prior to the acquisition of Medco Containment Services, Inc. by Merck & Co., Inc. in 1993. From 1973 to March 1988, Mr. Lofberg worked at the Boston Consulting Group, Inc., an international strategy and general management consulting firm, in Boston, Munich, and New York. From 1984 to 1987, Mr. Lofberg was the partner in charge of the Boston Consulting Group, Inc.’s New York office and was responsible for its worldwide health care practice. Mr. Lofberg has served as a director of Cytel, Inc., a provider of specialized statistical applications and clinical trial design services for the bio-pharmaceutical, medical device, academic and government research markets, since February 2005. Mr. Lofberg has served as a director of Ventiv Health, Inc., a Nasdaq-listed provider of outsourced clinical, sales, marketing, and compliance solutions to pharmaceutical, biotechnology and life science companies, since February 2005. Mr. Lofberg has served as a director of PHT, Inc., an electronic patient diary solutions provider that enables pharmaceutical companies to collect data directly from patients to more accurately manage clinical trial data, since March 2002. Mr. Lofberg has also served as a director of ImpactRx, Inc., which provides services that enable pharmaceutical companies to electronically track physician prescribing behavior, since June 2003. Mr. Lofberg received a masters of science degree in industrial administration from the Graduate School of Industrial Administration at Carnegie Mellon University in 1973 and an undergraduate degree from the Stockholm School of Economics in Sweden in 1971.

Board Composition

Oracle’s board of directors currently consists of five members. Prior to the closing of the merger, one of these directors, George Bickerstaff, is expected to resign from the board of directors. Immediately following the closing of the merger, in accordance with Oracle’s Amended and Restated Bylaws, Messrs. McDonald, Lapidus, Adams, Kollender and Weisshaar will be appointed to Oracle’s board of directors, at which time the board will consist of nine directors.

It is expected all of the combined company’s directors, other than Messrs. McDonald, Feinberg and Liffmann, will be “independent” within the meaning of applicable NASDAQ listing standards.

Oracle’s board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors will expire at the first annual meeting of stockholders to be held following the closing of the merger. The term of office of the second class of directors will expire at the second annual meeting to be held following the closing of the merger. The term of office of the third class of directors will expire at the third annual meeting to be held following the closing of the merger.

Upon the closing of the merger, it is expected that the three classes of Oracle’s board of directors will be comprised as follows:

•	Class I, which will consist of Messrs. Lofberg, Johnson and McDonald, and whose term will expire at our annual meeting of stockholders to be held in 2008;

•	Class II, which will consist of Messrs. Liffmann, Adams and Kollender, and whose term will expire at our annual meeting of stockholders to be held in 2009; and

•	Class III, which will consist of Messrs. Feinberg, Lapidus and Weisshaar, and whose term will expire at our annual meeting of stockholders to be held in 2010.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until their successors are duly elected and qualified at the third annual meeting following their election. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. Under Delaware law, the combined company’s directors may be removed only for cause by the affirmative vote of the holders of a majority of our voting stock.

Board Committees

Following the closing of the merger, the combined company expects to constitute an audit committee, a compensation committee and a nominating and corporate governance committee of its board of directors. The composition and primary responsibilities of each committee are described below.

Audit Committee

Following the closing of the merger, the members of the combined company’s audit committee are expected to be Messrs. Weisshaar, Johnson and Kollender. Mr. Weisshaar is expected to chair the audit committee. It is expected that each member of the audit committee will meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any applicable NASDAQ listing standards. It is also expected that each of Messrs. Weisshaar, Johnson and Kollender will qualify as an audit committee financial expert within the meaning of SEC regulations.

The primary purpose of the audit committee will be to discharge the responsibilities of our board of directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of the audit committee will include:

•	evaluating the performance of the combined company’s independent registered public accounting firm and determining whether to retain or terminate their services;

•

determining and pre-approving the engagement of the combined company’s independent registered public accounting firm to perform audit services and any permissible non-audit services, other than immaterial aggregate amounts of non-audit services as excepted under applicable laws and rules;

•

reviewing and discussing with management and the combined company’s independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s review of its annual and quarterly financial statements and reports;

•

reviewing with management and the combined company’s independent registered public accounting firm, significant issues that arise that arise regarding accounting principles and financial statement presentation;

•

conferring with management and the combined company’s independent registered public accounting firm, regarding the scope, adequacy and effectiveness of its internal control over financial reporting; and

•	establishing procedures for the receipt, retention and treatment of complaints received by the combined company regarding accounting, internal control or auditing matters.

Compensation Committee

Following the closing of the merger, the members of the combined company’s compensation committee are expected to be Messrs. Adams, Kollender and Lapidus. Mr. Adams is expected to chair the compensation committee. Each member of the compensation committee is expected to be independent within the meaning of applicable NASDAQ listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The purpose of the combined company’s compensation committee will be to discharge the responsibilities of the combined company’s board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to the combined company’s executive officers and other senior management. Specific responsibilities of the compensation committee will include:

•

determining the compensation and other terms of employment of the combined company’s executive officers and senior management and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•

evaluating and recommending to the combined company’s board of directors the compensation plans and programs advisable for the combined company, and evaluating and recommending the modification or termination of existing plans and programs; and

•

reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for the combined company’s executive officers and other senior management.

Nominating and Corporate Governance Committee

Following the closing of the merger, the members of the combined company’s nominating and corporate governance committee are expected to be Messrs. Lapidus and Johnson and Lofberg. Mr. Johnson is expected to chair the nominating and corporate governance committee. Each member of the nominating and corporate governance committee is expected to be independent within the meaning of applicable NASDAQ listing standards. The specific responsibilities of the nominating and corporate governance committee will include:

•	identifying, reviewing, evaluation and recommending for selection candidates for membership to the combined company’s board of directors;

•

reviewing, evaluating and considering the recommendation for nomination of incumbent members of the combined company’s board of directors for reelection to the board of directors and monitoring the size of the board of directors;

•	evaluating nominations by stockholders of candidates for election to the board of directors;

•	reviewing, discussing and reporting to the board of directors an assessment of the board’s performance; and

•	determining adherence to the combined company’s corporate governance documents.

Compensation Committee Interlocks and Insider Participation

None of the members expected to serve on the compensation committee is currently or has been at any time one of Oracle’s officers or employees. None of Oracle’s officers or the expected executive officers of the combined company currently serve, nor have they served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of Oracle’s board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF ORACLE

Prior to Oracle’s initial public offering, Oracle issued a total of 3,750,000 shares of common stock, which shares are currently held in escrow, to the individuals set forth below at an aggregate purchase price of $31,250 as follows:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Approximate Percentage of Outstanding Common Stock
LNF OHAC LLC(3)	937,500	5.0%
Oracle Healthcare Holding LLC(3)	1,437,499	7.7%
Joel D. Liffmann(4)	120	*
JDL OHAC LLC(4)	937,380	5.0%
Granite Creek Partners, L.L.C.(5)	375,000	2.0%
George W. Bickerstaff, III(6)	62,501	*

All directors and executive officers as a group (four individuals)	3,750,000	19.7%

*	Less than 1%.
(1)

The business address of each of the stockholders is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830. These shares will be released from escrow on the earlier of March 2, 2009, Oracle’s liquidation, and the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of Oracle’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to Oracle consummating its initial business combination with a target business.

(2)	Table gives effect to the six-for-five stock split that occurred on February 16, 2006.
(3)	Mr. Feinberg, Oracle’s Chairman, is the managing member of each of LNF OHAC LLC and Oracle Healthcare Holding LLC and may be deemed to beneficially own the shares owned by them. For purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or Section 16, Per G. H. Lofberg and Kevin C. Johnson may be deemed the beneficial owners of 62,500 shares of Oracle common stock and 62,499 shares of Oracle common stock, respectively, held of record as of the date hereof by Oracle Healthcare Holding LLC. Mr. Lofberg and Mr. Johnson each hold non-voting membership units in Oracle Healthcare Holding LLC. Mr. Lofberg and Mr. Johnson each disclaim any beneficial ownership of any of Oracle common stock held of record by Oracle Healthcare Holding LLC, except to the extent of each of their indirect pecuniary interest therein, and shall not be deemed an admission that the such persons are the beneficial owner of such securities for purposes of Section 16 or for any other purposes. In addition, because the membership units of Oracle Healthcare Holding LLC held by Mr. Lofberg and Mr. Johnson have no voting rights, neither of them has any right to vote or dispose of the shares of Oracle common stock held by Oracle Healthcare Holding LLC. Without giving effect to the six-for-five stock split that occurred on February 16, 2006, LNF OHAC LLC and Oracle Healthcare Holding LLC each purchased 781,250 and 1,197,916 shares of Oracle’s common stock, respectively, on September 22, 2005.
(4)	Mr. Liffmann, Oracle’s President and Chief Operating Officer, is the managing member of JDL OHAC LLC and may be deemed to beneficially own the shares owned by it. Without giving effect to the six-for-five stock split that occurred on February 16, 2006, Mr. Liffmann acquired 100 shares of Oracle’s common stock on September 1, 2005. Without giving effect to the six-for-five stock split that occurred on February 16, 2006, JDL OHAC LLC acquired 781,150 shares of Oracle’s common stock on September 22, 2005.
(5)	Mr. Radzik, Oracle’s Chief Financial Officer and Secretary, is a managing member of Granite Creek Partners, L.L.C. and may be deemed to beneficially own the shares owned by it. Without giving effect to the six-for-five stock split that occurred on February 16, 2006, Granite Creek Partners, L.L.C. acquired 312,500 shares of Oracle’s common stock on September 22, 2005.
(6)	Without giving effect to the six-for-five stock split that occurred on February 16, 2006, Mr. Bickerstaff acquired 52,084 shares of Oracle’s common stock on September 22, 2005.

On March 2, 2006, immediately prior to Oracle’s initial public offering, two of Oracle’s founding directors, Larry N. Feinberg and Joel D. Liffmann, each purchased in a private placement 416,667 warrants, for a combined total of 833,334 warrants, at a price of $1.20 per warrant (an aggregate purchase price of approximately $1,000,000) directly from Oracle. Such warrants were sold pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. Such warrants were sold to Messrs. Feinberg and Liffmann, each of whom is an accredited investor (as defined in Rule 501(a) of the Securities Act of 1933), in reliance upon the fact that the warrants were offered and sold in a transaction not involving a public offering. Each warrant entitles the holder to purchase from Oracle one share of common stock at an exercise price of $6.00 after the completion of a business combination with a target business. The warrants expire at 12:00 noon, New York City time, on March 2, 2010. The warrants are redeemable in whole, but not in part, by Oracle at a price of $0.01 per warrant upon 30 days’ prior written notice of redemption after the warrants become exercisable, only in the event that the last sale price of Oracle’s common stock is at least $11.50 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given.

Warrant Holders	Number of Warrants
Joel D. Liffmann	416,667
Larry N. Feinberg	416,667

Total	833,334

Messrs. Feinberg and Liffmann have each entered into promissory notes in which they each agreed to lend up to $100,000 upon Oracle’s request. Amounts loaned under such notes bear interest at a per annum rate of 5.1%, compounded annually. As of January 23, 2008, $62,500 was outstanding under each promissory note for a total amount outstanding under such promissory notes of $125,000. If Oracle does not consummate the merger with PTI by March 8, 2008, Messrs. Feinberg and Liffmann will have no right to repayment thereunder from the proceeds of the trust account, and the loans will remain as unsecured claims against Oracle. Additionally, if the merger is not approved and Oracle is therefore required to liquidate, Messrs. Feinberg and Liffmann have each agreed on a joint and several basis to be personally liable to ensure that the proceeds from Oracle’s initial public offering held in the trust account are not reduced by the claims of (i) the various vendors or other entities for services rendered or products sold to Oracle or (ii) any prospective target business that Oracle did not pay, or reimburse, for the fees and expenses of third party service providers to such target which Oracle agreed in writing to be liable for, in each case only to the extent the payment of such debts and obligations actually reduces the amount of funds in the trust account (or, in the event that such claim arises after the distribution of the trust account, to the extent necessary to ensure that Oracle’s former stockholders other than Messrs. Feinberg and Liffmann are not liable for any amount of such loss, liability, claim, damage or expense).

Oracle pays a $7,500 per month fee to Oracle Investment Management, Inc., an affiliated third party of which Mr. Feinberg, Oracle’s chairman, is the president and sole stockholder, for office space, utilities and personnel. Oracle believes, based on rents and fees for similar services in the Greenwich, Connecticut area, that the fee charged by Oracle Investment Management, Inc. is at least as favorable as Oracle could have obtained from an unaffiliated person. Oracle Investment Management, Inc. has agreed to defer the payment of monthly fees for administrative and support services from December 1, 2007 until the completion of a business combination, if any. If Oracle does not complete the merger with PTI by March 8, 2008, Oracle Investment Management will have no right to repayment of such fees from the proceeds in the trust account, and amounts owed to Oracle Investment Management will remain as unsecured claims against Oracle.

Related Person Transaction Policy

Neither Oracle nor PTI currently has a formal policy regarding transactions with related persons. Upon the closing of the merger, the board of directors will adopt a written policy that will apply to any transaction or series of transactions in which Oracle is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. We expect that such a policy will be substantially as described below.

Oracle’s related person transaction policy will set forth the combined company’s procedures for the identification, review, consideration and approval or ratification of “related person transactions.” For purposes of the combined company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the combined company and any “related person” are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to the combined company as an employee or director will not be covered by this policy. A “related person” is any executive officer, director or beneficial owner of more than 5% of any class of the combined company’s voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction (including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation), the combined company’s management must present information regarding the related person transaction to the audit committee (or, if audit committee approval would be inappropriate, to another independent body of the board of directors) for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the combined company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, the combined company will collect information that it deems reasonably necessary from each director, executive officer and (to the extent feasible) significant stockholder to enable management to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the combined company’s Code of Business Conduct and Ethics expected to be approved following the closing of the merger, the combined company’s employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the audit committee (or other independent body of the board of directors) will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to the combined company;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy will require that, in determining whether to approve, ratify or reject a related person transaction, the audit committee (or other independent body of the board of directors) must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the combined company’s best interests and those of its stockholders, as the audit committee (or other independent body of the board of directors) determines in the good faith exercise of its discretion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF PTI

The following is a summary of transactions, and series of related transactions, since January 1, 2005 to which PTI has been a participant, in which the amount involved exceeded $120,000 and in which any of PTI’s executive officers, directors or beneficial holders of more than 5% of its capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement/prospectus entitled “PTI Executive Compensation.”

Sales of Securities

In February 2006, PTI issued and sold an aggregate of 18,181,818 shares of its Series B Preferred Stock at a per share price of $1.10, for net proceeds of $19.9 million. The conversion price of PTI’s Series B Preferred Stock is $1.10 per share, and each share of preferred stock is currently convertible into one share of PTI’s common stock. It is expected that all shares of PTI’s preferred stock will be converted to PTI common stock immediately prior to the closing of the merger.

In August 2007, PTI raised $9.5 million through the issuance of convertible promissory notes to certain of its existing investors. The proceeds from this financing are being used for general corporate purposes. The notes are secured by an interest in all of PTI’s assets other than its intellectual property, which is subordinated to the security interest of GE Capital, and the notes bear interest at a fixed rate of 8% per year. All principal and accrued interest under these notes is due on April 30, 2008, unless earlier automatically converted. The principal amount of, and accrued interest on, these notes will be converted into shares of PTI’s common stock immediately prior to the closing of the merger at an assumed conversion price per share equal to approximately $2.25 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of approximately $3.22, based on the assumed exchange ratio of 0.4072 shares of Oracle common stock per share of PTI common stock). The assumed exchange ratio is based on the number of shares of PTI capital stock, and options and warrants to purchase PTI common stock, outstanding on January 23, 2008.

PTI believes that the terms obtained or consideration that it paid or received, as applicable, in connection with the transactions described above were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

These transactions from January 1, 2005 through January 23, 2008 are summarized in the table below:

Purchaser	Series B Preferred Stock		Convertible Promissory Notes
Principal Stockholders:
Adams Capital Management, III, L.P(1)	5,703,352		$3,000,000
Entities affiliated with Quaker BioVentures(2)	9,090,910	(3)	$3,500,539
Birchmere Ventures, II, L.P.	909,091		$1,000,000
TVM V Life Science Ventures GmbH & Co. KG	1,109,291		$850,000

(1)	Joel Adams, one of PTI’s directors, is a member of ACM 2000, LLC, the general partner of ACM Partners 2000, L.P., which is the general partner of Adams Capital Management III, L.P.
(2)	Richard Kollender, one of PTI’s directors, is a partner of entities affiliated with Quaker BioVentures.
(3)	Consists of 7,012,987 shares of Series B Preferred Stock issued to Quaker BioVentures, LP, 1,168,832 shares of Preferred Stock issued to BioVentures Tobacco Fund LP and 909,091 shares of Series B Preferred Stock issued to BioAdvance Ventures, LP.

Third Amended and Restated Investor Rights Agreement

PTI entered into an investor rights agreement with certain purchasers of its common stock and preferred stock, including its principal stockholders with which certain of its directors are affiliated. Certain holders of shares of PTI’s common stock, including the shares of common stock issuable upon the automatic conversion of preferred stock, are entitled to rights with respect to the registration of their shares under the Securities Act. It is expected that this agreement will terminate upon the closing of the merger.

Third Amended and Restated Stockholders Agreement

The election of the members of PTI’s board of directors is governed by a stockholders agreement with certain of the purchasers of its outstanding common stock and preferred stock, including its principal stockholders with which certain of its directors are affiliated, and by related provisions of PTI’s Third Amended and Restated Certificate of Incorporation. The parties to the stockholders agreement have agreed, subject to certain conditions, to vote their shares so as to elect as directors the nominees designated by certain of PTI’s investors, including Quaker BioVentures, L.P. and its affiliated funds and Adams Capital Management III, L.P. and its affiliated funds. In addition, the parties to the stockholders agreement have agreed to vote their shares so as to elect PTI’s then-serving chief executive officer to its board of directors. The parties further agreed to vote their shares so as to elect up to two persons with industry experience who are not affiliates of PTI or any of its stockholders, as well as one individual designated by the holders of at least a majority of PTI’s outstanding common stock. Upon the closing of the merger, it is expected that the obligations of the parties to the stockholders agreement to vote their shares so as to elect as these nominees will terminate.

At any time after the three-year anniversary of the effective date of the stockholders agreement, upon the request of the parties to the stockholders agreement holding at least 60% of the shares of Series B convertible preferred stock then outstanding, the parties to the stockholders agreement have agreed to vote their shares in favor of and take all actions necessary in connection with certain change of control events if approved by PTI’s board of directors. It is expected that the obligation of the parties to the stockholders agreement to vote their shares in accordance with the foregoing will terminate upon the closing of the merger.

Other Transactions

PTI has granted stock options to its executive officers and to four of its non-employee directors, three of whom will become officers or directors of the combined company. For a description of these options, see “PTI Executive Compensation.”

ORACLE EXECUTIVE COMPENSATION AND COMPENSATION DISCUSSION AND ANALYSIS

Since Oracle’s formation on September 1, 2005, its operations have been limited to organizational activities and, after the IPO, to activities relating to completing a business combination. To date, no current Oracle executive officer, director or initial stockholder, nor any affiliate thereof, has received any cash or equity compensation for services rendered to Oracle. In addition, Oracle does not propose to pay compensation of any kind, including finder’s and consulting fees, to any of Oracle’s current officers, directors, stockholders or special advisors, or any of their respective affiliates, for services rendered prior to or in connection with the merger. However, Oracle’s officers, directors and special advisors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf, such as participating in the offering process with respect to its initial public offering, identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than the Oracle board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. From its formation through January 23, 2008, Oracle has paid approximately $17,688 for out-of-pocket expenses incurred by Oracle’s officers, directors and special advisors.

Commencing in March 2006, and ending upon the acquisition of a target business, Oracle has incurred and will continue to incur expenses of $7,500 per month to Oracle Investment Management, Inc., an affiliated third party of which Mr. Feinberg, Oracle’s chairman, is the president and sole stockholder, in connection with the general and administrative services arrangement for services rendered to Oracle prior to or in connection with the business combination, which includes providing Oracle with office space, utilities and personnel. Other than this $7,500 per-month fee, no compensation of any kind, including finders and consulting fees, has been or will be paid to any of the Oracle stockholders existing prior to its initial public offering, or any of their respective affiliates, for services rendered prior to or in connection with a business combination.

Oracle does not currently have any equity compensation plans.

PTI EXECUTIVE COMPENSATION

PTI has developed an executive compensation program and philosophy with respect to the executive officers who will manage the combined company after the merger. As all of the executive officers of the merged company are currently executive officers of PTI, we expect that the combined company’s executive compensation program will be substantially in the form of PTI’s current compensation program, which is described below.

Compensation Discussion and Analysis

Overview

PTI’s executive compensation program is administered by its entire board of directors, which is comprised of a majority of independent directors, with components of the program being delegated to its compensation committee, which is composed entirely of independent directors. The role of the board of directors is to oversee PTI’s compensation and benefit plans and policies generally and to administer its equity incentive plans, while the role of PTI’s compensation committee is to review and approve generally on an annual basis all compensation decisions relating to all executive officers and non-employee directors.

Compensation Philosophy

PTI’s executive compensation programs are designed to:

•	attract, motivate and retain executives of outstanding ability and potential;

•	reward the achievement of key performance measures; and

•	ensure that executive compensation is meaningfully aligned with its business objectives and the creation of stockholder value.

PTI’s board of directors believes that its executive compensation programs should include short-term and long-term components, including cash and equity-based compensation, and should reward performance that consistently meets or exceeds expectations. The board and the compensation committee together evaluate both performance and compensation to make sure that the compensation provided to executives remains competitive relative to compensation paid by companies of similar size and stage of development operating in the diagnostics and life sciences industries, taking into account PTI’s relative performance and its own strategic objectives.

Role of the Board of Directors and Compensation Committee in Setting Executive Compensation

PTI’s compensation committee reviews and determines generally on an annual basis the compensation to be paid to PTI’s chief executive officer and other executive officers. As part of this process, PTI conducts an annual benchmark review of the aggregate level of its executive compensation, as well as the mix of elements used to compensate its executive officers. As a private company, PTI has historically based this review primarily on surveys of executive compensation paid by life sciences and healthcare services companies conducted by third party providers, such as the Radford Global Life Sciences Survey of public and private life sciences companies, and on the extensive experience of the members on its board of directors that are affiliated with venture investment firms, which firms have representatives who sit on the boards of directors of portfolio companies in the life sciences industry throughout the United States. In addition, PTI’s compensation committee has typically taken into account advice from other independent members of its board of directors and publicly available data relating to the compensation practices and policies of other companies within and outside its industry. Historically, PTI’s compensation committee has reviewed executive compensation and made compensation decisions around the middle of the year, but it is expected that following the closing of the merger, the combined company’s compensation committee will transition the annual compensation review to the first quarter of the year.

When setting executive compensation, PTI’s compensation committee generally considers compensation paid by life sciences companies it considers to be comparable to PTI that are included in these executive compensation surveys, together with other information available to it. While this information may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of PTI’s business and objectives that may be unique to PTI, the compensation committee generally believes that gathering this information is an important part of its compensation-related decision-making process and typically provides additional context and validation for executive compensation decisions.

PTI’s compensation committee has not historically engaged consultants with respect to executive compensation matters. However, in May 2007, at the request of the compensation committee, PTI engaged DolmatConnell & Partners, or DC&P, a compensation consulting firm located in Waltham, Massachusetts, to provide the compensation committee with certain benchmarking material to assist it in determining appropriate salary, bonus and long-term equity compensation for PTI’s executive officers for 2007-2008. DC&P provided the compensation committee with compensation data for eleven publicly-traded companies in the biotechnology research and diagnostic substances industries, some smaller than PTI, some of similar size, and some larger, including BioPure, Inc.; BSD Medical Corporation; Cytori Therapeutics, Inc.; EXACT Sciences Corporation; Genomic Health, Inc.; Helicos Biosciences Corporation; Nanogen, Inc.; Sangamo Biosciences, Inc.; SEQUENOM, Inc.; Third Wave Technologies, Inc.; and Zila, Inc. The companies in the survey were chosen because their businesses were in some ways similar to PTI. However, certain aspects of PTI’s business and management team are unique, so the compensation committee will use the data as one resource in determining executive compensation for 2008 and not as a stand-alone tool.

Role of PTI’s Chief Executive Officer in Compensation Decisions

PTI’s chief executive officer typically evaluates the performance of other executive officers and employees on an annual basis and makes recommendations to the compensation committee with respect to annual salary adjustments, discretionary bonuses and stock option grants. The compensation committee considers these recommendations but exercises its own discretion in determining salary adjustments and discretionary cash and equity-based awards for all executive officers. PTI’s chief executive officer is not present during deliberations or voting with respect to compensation for the chief executive officer. None of PTI’s other executive officers participates in the compensation committee’s executive compensation discussions, and the committee does not delegate any of its functions to others in determining executive compensation.

Elements of Executive Compensation

The compensation program for PTI’s executive officers consists principally of base salary, annual cash incentive compensation, and long-term compensation in the form of stock options, as well as severance/termination protection contained in employment agreements. PTI primarily relies on market surveys of comparable companies in order to determine the appropriate range of compensation. As a private company, PTI’s compensation program has traditionally been weighted toward long-term compensation as opposed to short-term or cash-based compensation. If PTI achieves its corporate goals, it expects the equity awards held by its executives to be a major component of their overall compensation, but it does not have any formal policies for allocating compensation among base salary, annual cash bonus and stock option grants. Within the target ranges for each element of compensation, as set forth below, PTI generally does not consider decisions regarding particular elements of compensation when determining levels of other compensation elements. However, in some circumstances, the compensation committee may provide for a relatively higher level of one element of compensation (for example, base salary), offset by a relatively lower level of another element (for example, cash bonus), if it determines that doing so is necessary or appropriate to attract or retain a particular executive officer. During the fiscal years ended December 31, 2005, 2006 and 2007, decisions regarding base salary did not affect decisions with respect to bonus determinations or option grants (or vice versa), and the amount of short-term cash compensation was not considered in determining the levels of long-term equity compensation.

As discussed in more detail below, base salaries are based upon market factors and negotiations with employees at the commencement of employment. The compensation committee also considers individual performance in making upward adjustments to base salaries within the ranges provided by the market analyses. For annual incentive bonuses, the range of target bonuses approved by the compensation committee is based upon market factors and negotiations with employees at the commencement of employment, although the determination of the actual amounts to be paid is based upon the achievement of performance goals, which are generally based upon individual achievement of goals that, if achieved, would also be expected to enhance corporate performance. Neither individual nor corporate performance goals have historically been considered in determining the size of equity awards to PTI’s executive officers.

Base salary. Base salaries for PTI’s executives have been established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the life sciences industry. Base salaries are initially determined as a result of negotiation with an executive officer as part of his or her decision to join PTI and are contained in the officer’s employment agreement or offer letter. Base salaries are reviewed annually, typically in connection with PTI’s annual performance review process, and adjusted from time to time to realign salaries with market levels after a subjective assessment of individual responsibilities, performance and experience. Beginning in 2007, PTI’s compensation committee targets its executives’ base salaries as a group in approximately the 50th percentile of salaries for executive officers in similar positions with similar responsibilities at companies of similar size in its industry, based on the eleven companies identified in the DC&P survey. The committee does not apply specific formulas to determine annual increases and, historically, base salary increases have not been tied to the achievement of specific pre-established individual or corporate objectives.

In August 2006, in connection with annual performance reviews, (i) the annual base salary of Sean McDonald, PTI’s chief executive officer, was increased from $300,000 to $330,000, retroactive to July 2006; (ii) the annual base salary of Sharon Kim, PTI’s vice president of corporate development, was increased from $158,000 to $175,000, retroactive to March 2006; and (iii) the annual base salary of Michael Gabrin, PTI’s chief technology officer/chief information officer, was increased from $200,000 to $225,000, retroactive to March 2006. In approving these increases, the compensation committee considered data from the Radford Global Life Sciences Survey, the high level of performance and significant commitment of each of PTI’s executive officers and the fact that Mr. McDonald’s and Ms. Kim’s base salaries had not been adjusted since 2001 and Mr. Gabrin’s base salary had not been adjusted since 2003. The annual base salary of Holly Gallion, PTI’s vice president of clinical affairs, remained at $250,000, the level to which it had been increased in August 2005. In December 2006, PTI’s board of directors approved an offer letter to Matthew Marshall, who commenced his employment as PTI’s vice president of sales and marketing in January 2007, with an annual base salary of $225,000.

In May 2007, in connection with the compensation committee’s review of PTI’s cash compensation in anticipation of a potential public offering and after benchmarking against the DC&P survey, (i) Ms. Kim’s annual base salary was increased from $175,000 to $190,000, (ii) Mr. Gabrin’s annual base salary was increased from $225,000 to $240,000, and (iii) Dr. Gallion’s annual base salary was increased from $250,000 to $265,000, in each case retroactive to March 2007. In approving these base salary adjustments, the compensation committee considered the amount of prior year increases, if any, PTI’s current financial performance and revenue growth during the first two quarters of 2007 and the fact that PTI was in the process of actively pursuing an initial public offering.

In November 2007, PTI entered into employment offer letters with David Heilman and Perry Dimas, who commenced employment as PTI’s chief financial officer and vice president of payor relations, respectively, with annual base salaries of $240,000 and $185,000, respectively.

PTI’s compensation committee believes that the base salary levels of its executives are commensurate with the general salary levels for similar positions in life sciences and healthcare companies of similar size and stage of development and operations, as evidenced by the DC&P survey.

Annual cash bonuses. In addition to base salaries, PTI believes that performance-based cash bonuses play an important role in providing appropriate incentives to its executives to achieve its financial performance and other strategic objectives. Historically, at the beginning of each year, each executive officer has generally established, in consultation with the chief executive officer, a set of individual goals for the year tied to the executive officer’s position and duties, the achievement of which would also contribute to PTI’s success. For all executive officers other than the chief executive officer, the officer’s target bonus amount has generally been expressed as a percentage of salary, while Mr. McDonald’s performance goals had been determined jointly by him and the compensation committee, and his annual bonus was historically in the discretion of the compensation committee.

Final determinations of discretionary bonus levels are primarily based on the compensation committee’s subjective assessment of the executive officers’ individual performance in achieving identified goals, as well as the compensation committee’s subjective assessment of the overall success of PTI and the growth of its business. The target bonus amounts for 2006 for Ms. Kim, Mr. Gabrin and Dr. Gallion were 30%, 30% and 25% of their respective base salaries, subject to the discretion of the compensation committee. These target bonus amounts for 2006 were established as a result of negotiations with the executive officers and are set forth in each officer’s employment letter agreement at the time of his or her commencement of employment. Beginning in 2007, however, the compensation committee targets these bonuses as a group to be in approximately the 50th percentile of bonuses, as a percentage of salary, for executive officers in similar positions with similar responsibilities at the eleven companies in the DC&P survey, and PTI expects that adjustments will be made to the officers’ employment agreements accordingly. In connection with new employment agreements that are expected to be entered into with PTI’s executive officers who will become executive officers of the combined company upon the closing of the merger, the target bonus amounts for all of the combined company’s officers, including Mr. McDonald, are intended to be set at 30% of each officer’s annual base salary. Bonuses will continue to be based on the achievement of individual and corporate objectives, as determined by the subjective assessment of the combined company’s compensation committee. Performance objectives will be established by the board or the compensation committee based on a written recommendation from the executive officer. We expect that bonuses will be weighted in the range of 60% to 70% for the achievement of corporate performance objectives and 30% to 40% for individual performance objectives, although the relative weighting will be reviewed annually and may be adjusted by the combined company’s compensation committee as it deems necessary or appropriate.

Historically, PTI’s annual performance reviews have occurred near the middle of each year. In July 2006, the compensation committee awarded discretionary bonuses of $100,000 to Mr. McDonald, $10,000 to Ms. Kim, $60,000 to Mr. Gabrin and $15,000 to Dr. Gallion, based upon its subjective assessment of the officers’ individual performance and the officer’s contribution to achievement of PTI’s corporate goals, such as milestones associated with reimbursement, clinical studies and product development. These bonuses covered the year ended December 31, 2005, and in the case of Ms. Kim, her bonus award took into account the fact that she had previously received a $12,500 bonus in March 2006 for a specific target achieved in 2005. In May 2007, the compensation committee awarded discretionary bonuses of $100,000 to Mr. McDonald, $51,000 to Ms. Kim and $67,500 to Mr. Gabrin. These bonuses covered the year ended December 31, 2006.

For the year ended December 31, 2006, the compensation committee did not set any formula for determining the amount of discretionary bonuses, other than the target bonus amount expressed as a percentage of salary as described above for all executive officers other than the chief executive officer. For 2006, the executive officers’ identified individual performance goals were generally expected to contribute to corporate goals if achieved, and therefore no separate corporate goals were identified for consideration in the annual cash bonus determination. For example, for 2006, Mr. McDonald’s performance goals as PTI’s chief executive officer included the closing of a $20 million equity financing, the establishment of a direct sales force and the commencement of significant sales efforts, the achievement of positive Medicare reimbursement policies for ChemoFx and the inclusion of ChemoFx in the protocol for the prospective breast cancer study being conducted by the NSABP. Ms. Kim’s goals as vice president of business development involved the closing of an equity financing at an increased valuation and the closing of a venture debt line for PTI, as well as targets relating to prospective Medicare coverage for gynecologic malignancies. The goals established for Mr. Gabrin, PTI’s chief technology officer/chief information officer, related to the successful release of the enhanced version of ChemoFx into clinical production, the increased automation of PTI’s laboratory processes and the rollout of enhanced information systems. The individual performance goals were generally designed to be achievable given effective, but not extraordinary, performance of the executive officers and PTI. The amount of the target bonus payment that is ultimately paid is based on the compensation committee’s subjective assessment of the achievement of the identified goals. The committee does not assign any particular weight to the achievement of any single goal, but rather, considers all of the identified individual performance goals as a whole. PTI’s compensation committee anticipates that it will review and determine annual performance of PTI’s executive officers for 2007 prior to the closing of the merger in the first quarter of 2008 and will award discretionary bonuses at that time for the year ending December 31, 2007.

The compensation committee has not determined whether it would attempt to recover bonuses from executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the compensation committee. However, as a public company, if the combined company is required to restate its financial results due to its material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, the principal executive officer and principal financial officer may be legally required to reimburse the combined company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

PTI has not paid any significant signing or promotion bonuses to its executive officers, nor has it guaranteed any bonuses to its executive officers.

Long-term equity compensation. PTI’s salary and bonus programs are intended to compensate executive officers for short-term performance. PTI also has an equity incentive program intended to reward longer-term performance and to help align the interests of its executive officers more closely with those of its stockholders.

PTI believes that long-term performance is achieved through an ownership culture that rewards such performance by its executive officers through the use of equity incentives. PTI’s current long-term incentives consist solely of stock option grants under its 2000 Stock Plan. Mr. McDonald also acquired equity in PTI from a restricted stock grant in connection with his appointment as chief executive officer in January 2001, and he also participated as an investor in PTI’s Series A1 Preferred Stock financing in 2003 and 2004. None of Mr. McDonald’s share holdings are subject to repurchase by PTI.

PTI’s board of directors believes that the use of stock options offers the best approach to achieve its compensation goals with respect to long-term compensation and currently provides tax and other advantages to employees relative to other forms of equity compensation. PTI believes that its stock option program is an important recruiting and retention tool for its employees. PTI’s executive officers have historically received an initial option grant at the time of commencement of their employment and subsequent refresher grants in connection with preferred stock financings in order to mitigate the dilutive effects of such financings on their ownership percentages. With respect to determining the size of stock option grants, the board takes into account the officer’s percentage ownership of PTI on an as-exercised basis; however, the board has not established any ownership guidelines for PTI’s executive officers. The board considers the officer’s role in the company and whether individual performance has been at least satisfactory when making decisions about equity grants, but the magnitude of an equity grant is not tied to pre-established individual or corporate performance goals. Beginning in 2007, the compensation committee targets executives’ long-term equity compensation as a group in approximately the 50th to 75th percentile for executive officers in similar positions with similar responsibilities at the eleven companies in the DC&P survey. Prior to 2007, equity grants were not compared to other companies.

Each of Ms. Kim, Mr. Gabrin and Dr. Gallion received an initial stock option, in an amount negotiated and set forth in such officer’s offer letter with PTI, in connection with the commencement of his or her employment in May 2001 and October 2001, February 2004, respectively. Mr. McDonald, Ms. Kim and Mr. Gabrin each received an additional stock option following PTI’s 2004 Series A1 preferred stock financing, in either 2004 or 2005. In the absence of a public trading market for PTI’s common stock during these periods, the board of directors determined the fair market value of PTI’s common stock in good faith based upon consideration of a number of relevant factors, including PTI’s financial condition, the likelihood of a liquidity event, the liquidation preference of PTI’s participating preferred stock, the price at which preferred stock was sold, the enterprise values of comparable companies, PTI’s cash needs, operating losses and general market conditions.

PTI closed its most recent preferred stock financing in February 2006, and following this financing, PTI granted stock options under PTI’s 2000 Stock Plan in December 2006. These options are detailed below in the “2006 Grants of Plan-Based Awards Table.” The options vested as to 25% of the shares subject to the option in March 2007, and the remaining shares subject to the option vest in three equal annual installments thereafter. The exercise price of the options is equal to the fair market value of PTI’s common stock as determined by the board on the date of grant. In the absence of a public trading market for PTI’s common stock, the board determined the fair market value of the common stock in good faith based upon consideration of a number of relevant factors including the status of PTI’s development and commercialization efforts, results of operations and market conditions. In determining the number of stock options granted to the executive officers, the board made a subjective determination taking into account each executive officer’s position, scope of responsibility and total equity participation.

Mr. Marshall joined PTI on January 2, 2007 and received an option with the same exercise price as the options granted in December 2006. Mr. Marshall’s offer letter with PTI provided that subject to approval by PTI’s board of directors, Mr. Marshall would receive a stock option for a number of shares equal to 1.75% of PTI’s outstanding common stock on a fully-diluted basis. As PTI did not have a sufficient number of shares reserved for issuance under its 2000 Stock Plan at that time, Mr. Marshall was granted an option for 508,554 shares on January 2 in partial satisfaction of PTI’s obligation. Subsequently, on September 20, 2007, after the 2000 Stock Plan had been amended by PTI’s board of directors and stockholders to increase the number of shares available for issuance, Mr. Marshall was granted an additional option to purchase 405,339 shares at the fair market value of the common stock as determined by the board at that time.

On September 20, 2007, the compensation committee also granted additional stock options to Mr. McDonald and Ms. Kim for their efforts to date in connection with the proposed initial public offering. After taking into account the current equity ownership of Mr. McDonald and Ms. Kim, and reviewing the levels of equity participation of executive officers of comparable companies, the compensation committee believed that an additional grant was appropriate. Mr. McDonald and Ms. Kim were awarded stock options to purchase 270,226 shares and 135,113 shares, respectively, of PTI common stock on a fully-diluted basis as of the date of grant. These options will vest as to 25% of the shares subject to the option on the first anniversary of the date of grant, and the remaining shares subject to the option vest in three annual installments thereafter on the anniversary of the grant date. The exercise price of $2.30 is equal to the fair market value of the common stock as determined by the board on the date of grant.

On November 13, 2007, the compensation committee granted stock options to certain of PTI’s employees, including Messrs. Heilman and Dimas, respectively, who joined PTI as executive officers in November 2007. Mr. Heilman was granted an option to purchase 540,450 shares, and Mr. Dimas was granted an option to purchase 216,181 shares. The compensation committee took into account the percentage ownership of PTI that each option represented as compared to executive officers in similar positions of comparable companies. These options will vest in four equal annual installments beginning one year from the date of grant. Each option was granted with an exercise price of $2.85 per share, which was equal to the fair market value of the common stock as determined by the board on the date of grant.

In connection with the merger, the Oracle board of directors has adopted a new equity incentive plan described under “Equity Incentive Plan Proposal” above. If approved by Oracle’s stockholders, the 2008 Equity Incentive Plan will replace PTI’s existing 2000 Stock Plan immediately upon the closing of the merger. As part of the merger, all outstanding awards under the 2000 Stock Plan will be assumed by Oracle and will become awards to purchase shares of Oracle common stock. No further awards will be made from the 2000 Stock Plan following the closing of the merger.

Severance and Change in Control Benefits

Following the merger, PTI’s executive officers will be entitled to certain severance and change in control benefits under employment agreements expected to be entered into prior to the closing of the merger and to be assumed by the combined company, the terms of which are described below under “PTI Executive Compensation—Potential Payments Under Employment Arrangements.” We believe these severance and change in control benefits will be an essential element of the combined company’s overall executive compensation package and will assist the combined company in recruiting and retaining talented individuals and aligning the executives’ interests with the best interests of the combined company’s stockholders.

401(k) Plan

PTI’s employees, including its executive officers, are eligible to participate in its 401(k) plan. The 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Internal Revenue Code of 1986, which we refer to as the Code. The 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation, up to a statutory limit, which for most employees is $15,500 in 2008 (with a larger “catch up” limit for older employees). Employee contributions are held and invested by the plan’s trustee. PTI provides a 25% match on employee contributions on the first 6% of each contributing employee’s salary. It is expected that the 401(k) plan will be assumed by the combined company following the closing of the merger.

Other Benefits

PTI provides health care, dental and vision benefits to all full-time employees, including its executive officers. PTI also has a flexible benefits healthcare plan and a flexible benefits childcare plan under which employees can set aside pre-tax funds to pay for qualified health care expenses and qualified childcare expenses not reimbursed by insurance. These benefits are available to all employees, subject to applicable laws. It is expected that these benefits will be continued for employees of the combined company following the closing of the merger.

Other Compensation

The combined company intends to continue to maintain the current benefits for PTI’s executive officers who will become executive officers of the combined company, which will also be available to all of the combined company’s other employees; however, the compensation committee, in its discretion, may in the future revise, amend or add to the benefits of any executive officer if it deems it advisable.

PTI’s executive officers generally do not receive any perquisites, although Mr. Marshall receives a monthly housing allowance as part of his compensation package.

Deductibility of Compensation Under Section 162(m)

Section 162(m) of the Code limits the combined company’s deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The compensation committee has not yet established a policy for determining which forms of incentive compensation awarded to executive officers will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating executive officers in a manner designed to promote the combined company’s objectives, the compensation committee has not adopted a policy that requires all compensation to be deductible. However, the committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the compensation committee intends to provide future compensation in a manner consistent with the combined company’s best interests and those of its stockholders.

Accounting Considerations

Effective January 1, 2006, PTI adopted the fair value provisions of SFAS 123R. Under SFAS 123R, PTI is required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award. The board of directors has determined to retain for the foreseeable future a stock option program as the sole component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS 123R. The compensation committee has considered, and may in the future consider, the grant of restricted stock to executive officers in lieu of stock option grants in light of the accounting impact of SFAS 123R with respect to stock option grants.

PTI Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to PTI’s principal executive officer, principal financial officer, and three other executive officers whose total compensation exceeded $100,000 for the years ended December 31, 2006 or 2007 and who will become executive officers of the combined company following the merger. The officers listed in the table below are referred to in this proxy statement/prospectus as PTI’s “named executive officers.”

2007 Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards ($)(1)	All other compensation ($)		Total ($)
Sean C. McDonald	2007	330,000	(2)	854,609	2,214	(3)	1,186,823
President, Chief Executive Officer and Director	2006	312,692	100,000	17,614	3,750	(3)	434,056

David R. Heilman(5)	2007	25,846	(2)	27,023	—		52,869
Chief Financial Officer

Sharon S. Kim(6)	2007	182,115	(2)	114,918	1,442	(3)	298,475
Vice President, Corporate Development	2006	155,192	51,000	3,563	6,185	(4)	215,940

Michael J. Gabrin	2007	232,500	(2)	218,424	3,375	(3)	454,299
Chief Technology Officer/Chief Information Officer	2006	220,000	67,500	9,595	3,461	(3)	300,556

Matthew P. Marshall	2007	215,481	(2)	167,193	25,144	(7)	407,818
Vice President, Sales and Marketing

Holly H. Gallion, M.D.	2007	256,731	(2)	93,683	3,389	(3)	353,803
Vice President, Clinical Affairs	2006	250,000	—	11,464	3,480	(3)	264,944

(1)	The dollar amounts in this column represent the compensation cost for each year of stock option awards granted in that year and in prior years. These amounts have been calculated in accordance with SFAS 123R, using the Black-Scholes option-pricing model, assuming no forfeitures. For a discussion of valuation assumptions, see PTI’s financial statements included elsewhere in this proxy statement/prospectus.
(2)	Bonuses for 2007 have not yet been determined by the compensation committee.
(3)	Amounts represent 401(k) plan matching contributions PTI made on the employee’s behalf.
(4)	Amount represents $5,000 in payments under short-term disability policy plus $1,185 in 401(k) plan matching contributions PTI made on the employee’s behalf.
(5)	Mr. Heilman’s employment commenced in November 2007.
(6)	Ms. Kim served as PTI’s principal financial officer during 2006 and until November 2007.
(7)	Comprised of a housing allowance in the amount of $16,111 and a tax gross-up on this allowance in the amount of $9,033.

Grants of Plan-based Awards in Fiscal 2007

The following table sets forth certain information regarding grants of plan-based awards to PTI’s named executive officers during the year ended December 31, 2007. All awards were stock options granted under PTI’s 2000 Stock Plan.

	Grant date	All other option awards: number of securities underlying options(#)		Exercise or base price of option awards ($/sh)(1)	Grant date fair market value of option awards ($)(2)
Sean C. McDonald	9/20/07	270,226	(3)	$2.30	332,378
David R. Heilman	11/13/07	540,450	(3)	$2.85	810,667
Sharon S. Kim	9/20/07	135,113	(3)	$2.30	166,189
Michael J. Gabrin	—	—		—	—
Holly H. Gallion	—	—		—	—
Matthew P. Marshall	1/2/07	508,554	(3)	$0.31	528,896
	9/20/07	405,339	(3)	$2.30	498,567

(1)	Represents the per share fair market value of PTI’s common stock, as determined in good faith by the board of directors on the grant date.
(2)	Amounts in this column were calculated utilizing the provisions of SFAS 123R using a Black-Scholes pricing model. For additional assumptions made in valuing equity awards under SFAS 123R, see PTI’s financial statements contained in this proxy statement/prospectus.
(3)	The shares subject to these stock options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant, and the remaining shares vest in three annual installments thereafter on the anniversary of the grant date.

Post-employment Compensation

The amount of compensation payable to each of PTI’s named executive officers upon voluntary termination, involuntary termination without cause, termination following a change in control or termination in the event of disability or death of the executive is shown below.

Option Acceleration Under the 2000 Stock Plan

Under PTI’s 2000 Stock Plan, the vesting of stock options granted to employees and officers may be accelerated by PTI’s board of directors in connection with specified change in control transactions. However, to date, the board of directors has not committed PTI to accelerate the vesting of any options in connection with such a transaction, except as may be set forth in an officer’s employment agreement.

Payments Made Upon Termination

Regardless of the manner in which an executive officer’s employment terminates, the executive officer is entitled to receive amounts earned during his or her term of employment, including salary, vested options and unused vacation pay.

Potential Payments Under Employment Arrangements

In connection with the merger, it is expected that PTI will enter into employment agreements with its executive officers who will become executive officers of the combined company. These employment agreements will be assumed by Oracle and will become effective upon the closing of the merger. Under the anticipated employment agreements, if the combined company terminates the executive’s employment at any time without cause, as defined in the employment agreement, the executive will be entitled to receive base salary continuation payments for a period of time that we refer to as the severance period. For Mr. McDonald, the severance period will be 12 months, and for each of the other executive officers the severance period will be 6 months. Each executive officer will also receive continued healthcare and insurance benefits during the severance period. In addition, in the event of a change in control, as defined in the employment agreement, following which the executive officer is terminated without cause or resigns for good reason, as defined in the employment agreement, within 12 months after the change in control, the executive officer will receive full accelerated vesting of all outstanding equity awards, and the severance period will be extended to 18 months in the case of Mr. McDonald and 12 months in the case of the other executive officers.

The following table and summary set forth potential payments payable to PTI’s named executive officers upon termination of employment without cause, or following a change of control, assuming that the employment agreements to be entered into in connection with the merger had been in place and assuming that each officer’s employment was terminated on, or the change of control occurred on, December 31, 2007:

Name	Salary continuation ($)	Continuation of benefits ($)	Acceleration of stock options upon termination following change of control(1)($)	Incremental salary continuation upon termination following change of control($)	Incremental continuation of benefits upon termination following change of control($)	Total($)
Sean C. McDonald	330,000	13,649	1,663,858	165,000	6,733	2,179,240
David R. Heilman	120,000	6,739	810,677	120,000	6,739	1,064,155
Sharon S. Kim	95,000	6,730	329,362	95,000	6,730	532,822
Michael J. Gabrin	120,000	6,777	341,719	120,000	6,777	595,273
Holly H. Gallion	132,500	2,585	146,120	132,500	2,585	416,290
Matthew P. Marshall	112,500	6,799	1,027,463	112,500	6,799	1,266,061

(1)	Amounts in this column were calculated utilizing the provisions of SFAS 123R using a Black-Scholes pricing model. For additional assumptions made in valuing equity awards under SFAS 123R, see PTI’s financial statements contained in this proxy statement/prospectus.

Employee Benefit Plans

2000 Stock Plan

PTI’s board of directors adopted, and its stockholders approved, the 2000 Stock Plan, in January 2001. As of September 30, 2007, the 2000 Stock Plan authorized the issuance of an aggregate of 9,701,953 shares of common stock under the plan. The 2000 Stock Plan provides for the grant of incentive stock options, nonstatutory stock options, and stock issuances. As of September 30, 2007, options to purchase an aggregate of 7,884,790 shares of common stock at a weighted average exercise price per share of $0.68 remained outstanding under the 2000 Stock Plan and a previous plan, the 1996 Stock Plan. No stock issuances have been granted under the 2000 Stock Plan. As of September 30, 2007, 1,470,295 shares of common stock remained available for future issuance under the 2000 Stock Plan, while no shares are available for issuance under the 1996 Stock Plan.

The board of directors has the authority to administer the 2000 Stock Plan and the awards granted under it. Upon the closing of the merger, all outstanding awards under the 2000 Stock Plan will be assumed by Oracle and will become awards to purchase shares of Oracle common stock. All outstanding awards will continue to be otherwise governed by their existing terms under the 2000 Stock Plan. No further awards will be made from the 2000 Stock Plan after the closing of the merger.

Stock options. The 2000 Stock Plan provides for the grant of incentive stock options under the federal tax laws or nonstatutory stock options. Incentive stock options may be granted only to employees. Nonstatutory stock options may be granted to employees, including officers, non-employee directors, consultants, and advisors. The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Shares subject to options under the 2000 Stock Plan generally vest in a series of installments over a four-year period.

In general, the maximum term of options granted under the 2000 Stock Plan is ten years. Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s service relationship with PTI, or any of its affiliates, ceases for any reason other than for cause, disability or death, the optionee may exercise the vested portion of any option for 30 days after the date of such termination. If an optionee’s service relationship with PTI, or any of its affiliates, terminates by reason of disability or death, the optionee or a personal representative may exercise the vested portion of any option for 180 days after the date of such termination. In no event, however, may an option be exercised beyond the expiration of its term.

Corporate transactions. In the event of certain significant corporate transactions, the board of directors has the discretion to take one or more of the following actions: (a) provide that some or all of the outstanding options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation, (b) upon written notice to the optionees, provide that all unexercised options will terminate immediately prior to the consummation of such corporate transaction unless exercised within a certain period following the notice, (c) in the event of a corporate transaction in which holders of common stock receive a cash payment for each share surrendered, make or provide for a cash payment to optionees in exchange for the termination of such options, and (d) provide that all or any outstanding options shall become exercisable in full immediately prior to the corporate transaction. The board of directors need not adopt the same rules for each participant.

Termination without cause or for good reason; changes in control. In general, the vesting and exercisability of options granted under the 2000 Stock Plan will not accelerate in the event that an employee is terminated without cause or the employee resigns for good reason, nor will the vesting and exercisability of an option generally accelerate upon a change in control. However, under employment agreements or offer letters with certain executive officers, the vesting and exercisability of options granted to them under the 2000 Stock Plan may accelerate in full or in part should the officer be terminated in connection with a change of control. See “PTI Executive Compensation—Potential Payments Under Employment Arrangements.”

Stock grants. The 2000 Stock Plan also provides for the grant of shares of stock to eligible participants. To date, PTI has not granted any shares of stock to participants under the 2000 Stock Plan.

2008 Equity Incentive Plan

In connection with the merger, the Oracle board of directors has adopted a new equity incentive plan described under “Equity Incentive Plan Proposal” above. If approved by Oracle’s stockholders, the 2008 Equity Incentive Plan will replace PTI’s existing 2000 Stock Plan immediately upon the closing of the merger. As part of the merger, all outstanding awards under the 2000 Stock Plan will be assumed by Oracle and will become awards to purchase shares of Oracle common stock.

Equity Compensation Plan Information for PTI

The following table provides information about the securities authorized for issuance under PTI’s equity compensation plans as of December 31, 2007:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	8,838,255	$0.91	1,515,580
Equity compensation plans not approved by security holders	—	—	—

Total	8,838,255	$0.91	1,515,580

(1)	Includes PTI’s 2000 Stock Plan and 1996 Stock Plan.

Outstanding Equity Awards at Fiscal Year-end

The following table shows certain information regarding outstanding options at December 31, 2007 held by PTI’s named executive officers. There were no outstanding unvested stock awards held by any of PTI’s named executive officers at December 31, 2007.

Outstanding Equity Awards at December 31, 2007

	Option awards
Name	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)		Option exercise price ($)	Market price of common stock on date of grant	Option expiration date
	Exercisable	Unexercisable
Sean C. McDonald	711,480	—		0.10	0.10	7/27/2014
	426,757	1,280,269	(1)	0.31	1.22	12/28/2016
	—	270,226	(2)	2.30	2.30	9/19/2017

David R. Heilman	—	540,451	(2)	2.85	2.85	11/12/2017

Sharon S. Kim	191,429	—		0.34	0.34	5/29/2011
	108,000	—		0.10	0.10	6/1/2015
	52,299	156,897	(1)	0.31	1.22	12/28/2016
	—	135,113	(2)	2.30	2.30	9/19/2017

Michael J. Gabrin	191,429	—		0.34	0.34	10/7/2011
	287,577	—		0.10	0.10	7/27/2014
	109,525	328,576	(1)	0.31	1.22	12/28/2016

Holly H. Gallion	347,404	115,801	(3)	0.10	0.10	2/15/2014
	43,122	129,366	(1)	0.31	1.22	12/28/2016

Matthew P. Marshall	—	508,554	(2)	0.31	0.31	1/1/2017
	—	405,339	(2)	2.30	2.30	9/19/2017

(1)	The shares subject to these stock options vested 25% on March 1, 2007, and the remainder will vest in three equal annual installments thereafter.

(2)	The shares subject to these stock options vest 25% on the one-year anniversary of the date of grant, and the remainder will vest in three equal annual installments thereafter.
(3)	The shares subject to this stock option vest annually over a four-year period from February 16, 2004, the date of grant.

Option Exercises and Stock Vested in 2007

During the year ended December 31, 2007, the only named executive officer who exercised a stock option was Mr. Gabrin, who acquired 100,000 shares upon exercise with a value of $176,000 realized upon exercise. No stock that had been granted to PTI’s named executive officers vested during 2007.

Option Repricings

PTI did not engage in any option repricings or other modifications to any of its outstanding equity awards during the year ended December 31, 2007.

Pension Benefits

None of PTI’s executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by PTI. The compensation committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in the combined company’s best interests.

Nonqualified Deferred Compensation

None of PTI’s executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by PTI. The compensation committee may elect to provide officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in the combined company’s best interests.

Non-Employee Director Compensation

The non-employee members of PTI’s board of directors are reimbursed for travel and other reasonable expenses incurred in attending board or committee meetings. Other than Messrs. Lapidus, Johnson and Weisshaar, members of PTI’s board of directors who will become directors of the combined company do not currently receive cash compensation from PTI for attending board or committee meetings. Mr. Lapidus currently receives a $75,000 annual retainer, payable monthly, for his service as chairman of PTI’s board of directors. Mr. Johnson currently receives a $30,000 annual retainer, payable monthly, for his service as a director. These cash compensation arrangements will terminate upon the closing of the merger in favor of the compensation arrangements described below. Mr. Weisshaar currently receives compensation for service as a director as described below, in accordance with the non-employee director compensation policy expected to be in place upon the closing of the merger.

PTI has also granted stock options to certain of its non-employee directors. Mr. Lapidus received stock options in 2004 in connection with his joining the board of directors. In May 2007, the board of directors approved additional options to Messrs. Lapidus and Johnson in connection with their service as independent directors, and in November 2007, the board approved the issuance of an option to Mr. Weisshaar in connection with his joining the board. These options granted in 2007 had exercise prices of $1.86 per share and $2.85 per share, respectively, which was equal to the fair value of PTI’s common stock as of the respective dates of grant, as determined in good faith by its board.

After the merger, the combined company expects to continue to reimburse non-employee directors for their travel and other reasonable expenses incurred in attending board or committee meetings. In addition, under a non-employee director compensation policy expected to be implemented upon the closing of the merger, each non-employee director will receive an annual retainer of $12,500. Each non-employee director will also receive a fee of $1,500 for each board meeting attended in person and $750 for each board meeting attended by telephone. The chairperson of the combined company’s audit committee will receive a supplemental annual retainer of $12,500, and other members of the audit committee will receive a supplemental annual retainer of $5,000. The chairperson of the combined company’s compensation committee will receive a supplemental annual retainer of $10,000, and other members of the compensation committee will receive a supplemental annual retainer of $5,000. The chairperson of the combined company’s nominating and corporate governance committee will receive a supplemental annual retainer of $7,500, and other members of the nominating and corporate governance committee will receive a supplemental annual retainer of $5,000. Additionally, members of the board of directors will be eligible to receive nonstatutory stock options under the 2008 Equity Incentive Plan, which if approved by the Oracle stockholders will become effective immediately upon the closing of the merger.

The following table shows, for the fiscal year ended December 31, 2007, certain information with respect to the compensation of all of PTI’s non-employee directors who will become directors of the combined company following the merger.

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)		All Other Compensation ($)	Total ($)
Stanley N. Lapidus	75,000	200,776	(3)	—	275,776

Joel P. Adams	—	—		—	—

Kevin C. Johnson	30,000	182,403	(4)	—	212,403

Richard S. Kollender	—	—		—	—

Kenneth R. Weisshaar(5)	7,167	1,667	(6)	—	8,834

(1)	Consists of fees earned for board and committee meeting attendance pursuant to the compensation arrangements described above.
(2)	The dollar amount in this column represents the compensation cost for the year of stock option awards granted in 2007 and in prior years. These amounts have been calculated in accordance with SFAS 123R using the Black-Scholes option-pricing model and assuming no forfeiture of the awards granted to the directors. For a discussion of valuation assumptions, see PTI’s financial statements included elsewhere in this proxy statement/prospectus.
(3)	At December 31, 2006, Mr. Lapidus held a stock option exercisable for 116,559 shares of PTI common stock with an exercise price of $0.10 per share, 87,419 shares of which were vested and exercisable at December 31, 2006. The option was 25% vested on the grant date of July 28, 2004 and vests in three equal annual installments thereafter. As of the date of this proxy statement/prospectus, the shares subject to this option are vested in full. During 2007, Mr. Lapidus was granted an additional option exercisable for 197,890 shares of PTI common stock with an exercise price of $1.86 per share. Of the shares subject to this option, 148,418 shares were vested and exercisable at December 31, 2007. This option was 50% vested on the grant date of May 30, 2007, vested an additional 25% in August 2007 and vests 25% in August 2008.
(4)	At December 31, 2007, Mr. Johnson held a stock option exercisable for 270,226 shares of PTI common stock with an exercise price of $1.86 per share, 135,113 shares were vested and exercisable at December 31, 2007. This option was 25% vested on the grant date of May 30, 2007, vested an additional 25% in October 2007 and vests 25% in each of October 2008 and 2009.
(5)	Mr. Weisshaar became a director of PTI in November 2007.
(6)	At December 31, 2007, Mr. Weisshaar held a stock option exercisable for 33,333 shares of PTI common stock with an exercise price of $2.85 per share, none of which was vested or exercisable at December 31, 2007. This option vests in four annual installments beginning on the first anniversary of the grant date of November 13, 2007.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Officers and Directors of Oracle

The following table sets forth information regarding the beneficial ownership, as defined in Rule 13d-3 of the Exchange Act, of Oracle’s common stock as of January 23, 2008 by:

•	each person known by us to be the beneficial owner of more than 5% of Oracle’s outstanding shares of common stock as of January 23, 2008;

•	each of Oracle’s current officers and directors; and

•	all of Oracle’s current officers and directors as a group.

For more information on the beneficial ownership of Oracle following the consummation of the merger, please see “Security Ownership of Certain Beneficial Owners, Officers and Directors of Oracle Following the Merger.”

	Beneficial ownership of Oracle common stock as of January 23, 2008
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Class
Larry N. Feinberg(2)(3)	2,374,999	12.7%
LNF OHAC LLC(4)	937,500	5.0%
Oracle Healthcare Holding LLC(4)	1,437,499	7.7%
Joel D. Liffmann(2)(5)	937,500	5.0%
JDL OHAC LLC(6)	937,380	5.0%
Mark A. Radzik(7)	375,000	2.0%
Granite Creek Partners, L.L.C.(8)	375,000	2.0%
George W. Bickerstaff, III(2)	62,501	*
Kevin C. Johnson(2)(9)	—	—
Per G. H. Lofberg(2)(10)	—	—

Daniel B. Zwirn(11) c/o D.B. Zwirn & Co., L.P. 745 Fifth Avenue, 18th Floor New York, NY 10151	985,000	5.3%

D.B. Zwirn & Co., L.P.(11) 745 Fifth Avenue, 18th Floor New York, NY 10151	985,000	5.3%

Adage Capital Partners GP, L.L.C.(12) 200 Clarendon Street, 52nd Floor Boston, MA 02116	987,500	5.3%

The Baupost Group, L.L.C.(13) 10 St. James Avenue, Suite 2000 Boston, MA 02116	1,456,300	7.8%

Jonathan Glaser(14) 11601 Wilshire Blvd, Suite 2180 Los Angeles, CA 90025	1,461,300	7.8%

HBK Investments L.P.(15) 300 Crescent Court, Suite 700 Dallas, TX 75201	1,352,320	7.2%

Andrew M. Weiss, Ph.D.(16) 29 Commonwealth Avenue, 10th Floor Boston, MA 02116	1,234,867	6.6%

All directors and executive officers as a group (six individuals)	3,750,000	20.0%

*	Less than 1%.
(1)	Unless otherwise noted in the footnotes below, the business address of each of the individuals and entities is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830.
(2)	Each of the noted individuals is a director of Oracle prior to the consummation of the merger.
(3)	Mr. Feinberg is the Chairman of Oracle’s board of directors. Pre-merger beneficial ownership includes 937,500 and 1,437,499 shares held by LNF OHAC LLC and Oracle Healthcare Holding LLC, respectively. Does not include 416,667 shares of common stock issuable upon exercise of the warrants sold to Mr. Feinberg prior to Oracle’s initial public offering that become exercisable upon the date of the consummation of the merger.
(4)	LNF OHAC LLC and Oracle Healthcare Holding LLC are managed by Larry N. Feinberg, as the managing member. Larry N. Feinberg may be deemed to be the beneficial owner of the shares of common stock held by LNF OHAC LLC and Oracle Healthcare Holding LLC.
(5)	Includes 937,380 shares held by JDL OHAC LLC. Does not include 416,667 shares of common stock issuable upon exercise of the warrants sold to Mr. Liffmann prior to Oracle’s initial public offering that become exercisable upon consummation of the merger.
(6)	JDL OHAC LLC is managed by Joel D. Liffmann, as the managing member. Joel D. Liffmann may be deemed to beneficially own the shares owned by JDL OHAC LLC.
(7)	Includes 375,000 shares held by Granite Creek Partners, L.L.C. See footnote (8) below.
(8)	Mark A. Radzik, Oracle’s chief financial officer and secretary, is a managing member of Granite Creek Partners, L.L.C. Mark A. Radzik may be deemed to beneficially own the shares owned by Granite Creek Partners, L.L.C.
(9)	For purposes of Section 16, Kevin C. Johnson, one of Oracle’s directors, may be deemed the beneficial owner of 62,499 shares of Oracle common stock held of record as of the date hereof by Oracle Healthcare Holding LLC. Mr. Johnson holds non-voting membership units in Oracle Healthcare Holding LLC, which is managed by Larry N. Feinberg, as the managing member. Mr. Johnson disclaims any beneficial ownership of such shares of Oracle common stock held of record by Oracle Healthcare Holding LLC, except to the extent of his indirect pecuniary interest therein, and shall not be deemed an admission that he is the beneficial owner of such securities for purposes of Section 16 or for any other purposes. In addition, because the membership units of Oracle Healthcare Holding LLC held by Mr. Johnson have no voting rights, he does not have any right to vote or dispose of the shares of Oracle common stock held by Oracle Healthcare Holding LLC.
(10)	For purposes of Section 16, Per G. H. Lofberg, one of Oracle’s directors, may be deemed the beneficial owner of 62,500 shares of Oracle common stock held of record as of the date hereof by Oracle Healthcare Holding LLC. Mr. Lofberg holds non-voting membership units in Oracle Healthcare Holding LLC, which is managed by Larry N. Feinberg, as the managing member. Mr. Lofberg disclaims any beneficial ownership of such shares of Oracle common stock held of record by Oracle Healthcare Holding LLC, except to the extent of his indirect pecuniary interest therein, and shall not be deemed an admission that he is the beneficial owner of such securities for purposes of Section 16 or for any other purposes. In addition, because the membership units of Oracle Healthcare Holding LLC held by Mr. Lofberg have no voting rights, he does not have any right to vote or dispose of the shares of Oracle common stock held by Oracle Healthcare Holding LLC.
(11)	Information based on Schedule 13G filed by D.B. Zwirn & Co., L.P., D.B. Zwirn Special Opportunities Fund, Ltd., D.B. Zwirn Special Opportunities Fund, L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn on November 19, 2007. As disclosed in such Schedule, D.B. Zwirn Special Opportunities Fund, Ltd. owns 571,298 shares of common stock and D.B. Zwirn Special Opportunities Fund, L.P. owns 413,702 shares of common stock. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. which is the manager of the two funds. D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn are deemed beneficial owners of 985,000 shares of common stock.

(12)	Information based on Schedule 13G filed by Adage Capital Partners, LP, Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Philip Gross and Robert Atchinson on October 16, 2006. Each are deemed to beneficially own 987,500 shares of common stock.
(13)	Information based on Schedule 13G filed by The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman on February 13, 2007. SAK Corporation is the Manager of The Baupost Group, L.L.C. and Seth A. Klarman is the sole director of SAK Corporation and controlling person of The Baupost Group, L.L.C.
(14)	Information based on Schedule 13G filed by Jonathan Glaser, JMG Capital Management, Inc., JMG Capital Management, LLC, Daniel Albert David, Roger Richter, Pacific Assets Management, LLC and Pacific Capital Management, Inc. on February 14, 2007. As disclosed in such Schedule 13G, JMG Capital Management, LLC and Pacific Assets Management, LLC are investment advisors. Mr. Glaser is the control person of JMG Capital Management, Inc. and JMG Capital Management, LLC. Mr. Glaser, Mr. David and Mr. Richter are control persons of Pacific Assets Management, LLC and Pacific Capital Management, Inc.
(15)	Information based on Schedule 13G filed by HBK Investments, L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. on November 23, 2007. Each are deemed to beneficially own 1,352,320 shares of common stock.
(16)	Information based on Schedule 13G filed by Andrew M. Weiss, Ph.D., Weiss Asset Management, LLC and Weiss Capital, LLC on November 26, 2007. Mr. Weiss is deemed to beneficially own 1,234,867 shares of common stock. Weiss Asset Management, LLC is deemed to beneficially own 881,382 shares of common stock. Weiss Capital, LLC is deemed to beneficially own 353,485 shares of common stock.

Security Ownership of Certain Beneficial Owners, Officers and Directors of PTI

The following table sets forth the beneficial ownership of PTI’s common stock as of January 23, 2008 by:

•	each person, or group of affiliated persons, who is known by PTI to beneficially own more than 5% of its common stock;

•	each of PTI’s named executive officers;

•	each of PTI’s directors; and

•	all of PTI’s executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 42,335,643 shares outstanding as of January 23, 2008, which assumes conversion of all outstanding shares of PTI’s preferred stock into common stock. The number of shares beneficially owned and reflected below excludes shares of common stock issuable to the stockholders upon the conversion of convertible promissory notes in the aggregate principal amount of $9.5 million, together with accrued interest thereon, issued in August 2007.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of PTI’s common stock. PTI has determined beneficial ownership in accordance with the Rule 13d-1 under the Exchange Act. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before March 23, 2008, which is 60 days after January 23, 2008. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Precision Therapeutics, Inc., 2516 Jane Street, Pittsburgh, Pennsylvania 15203.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Adams Capital Management III, L.P.(1)	16,517,589	39.0%
Entities affiliated with Quaker BioVentures(2)	9,090,910	21.5%
TVM V Life Science Ventures GmbH & Co. KG(3)	3,889,586	9.1%
Entities affiliated with Birchmere Ventures(4)	3,761,318	8.8%
Stephens—Precision Therapeutics, LLC(5)	2,780,295	6.5%

Named Executive Officers and Directors:
Sean C. McDonald(6)	2,786,125	6.3%
David R. Heilman	—	*
Sharon S. Kim(7)	404,027	*
Michael J. Gabrin(8)	798,057	1.9%
Holly H. Gallion, M.D.(9)	549,449	1.3%
Matthew P. Marshall(10)	127,139	*
Joel P. Adams(1)	16,517,589	39.0%
Richard S. Kollender(2)	9,090,910	21.5%
Stanley N. Lapidus(11)	355,867	*
Kevin C. Johnson(12)	135,113	*
Jeffrey E. Shogan, M.D.(13)	86,851	*
Kenneth R. Weisshaar	—	—
All current directors and executive officers as a group (13 persons)(14)	30,856,663	66.8%

*	Represents beneficial ownership of less than 1%.
(1)	Address is 500 Blackburn Avenue, Sewickley, PA 15143. Reported shares include 10,814,237 shares of common stock issuable upon conversion of Series A1 Preferred Stock and 5,703,352 shares of common stock issuable upon conversion of Series B Preferred Stock. Joel P. Adams, one of PTI’s directors, is a member of ACM 2000, LLC, the general partner of ACM Partners 2000, L.P. ACM Partners 2000, L.P. is the general partner of Adams Capital Management III, L.P. Mr. Adams disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(2)	Address is Cira Centre, 2929 Arch Street, Philadelphia, PA 19104-2868. Reported shares include 7,012,987 shares of common stock issuable upon conversion of Series B Preferred Stock held by Quaker BioVentures LP, 1,168,832 shares of common stock issuable upon conversion of Series B Preferred Stock held by Quaker BioVentures Tobacco Fund, LP and 909,091 shares of common stock issuable upon conversion of Series B Preferred Stock held by BioAdvance Ventures, LP. Richard Kollender, one of PTI’s directors, is a vice president of the general partner of these entities. Mr. Kollender disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein.
(3)

Address is 101 Arch Street, Suite 1950, Boston, MA 02110. Reported shares include 56,935 shares of common stock, 1,133,542 shares of common stock issuable upon conversion of Series A1 Preferred Stock, 1,133,542 shares of common stock issuable upon conversion of Series A3 Preferred Stock, 1,109,291 shares of common stock issuable upon conversion of Series B Preferred Stock and 456,276 shares of common stock underlying immediately exercisable warrants. TVM V Life Science Ventures Management GmbH & Co. KG is the Managing Limited Partner and investment committee of TVM V Life Science Ventures GmbH & Co. KG. The investment committee, composed of certain Managing Limited Partners of TVM V Life Science Ventures GmbH & Co. KG, has voting and dispositive authority over the shares held by this entity and therefore beneficially owns such shares. Decisions of the investment committee are made by a majority vote of their members and, as a result, no single member of the investment committee has voting or dispositive authority over the shares. Hubert Birner, Gert Caspritz, Mark Cipriano, John J. DiBello, Alexandra Goll, Stefan Fischer, David Poltack, Helmut Schühsler and Bernd Seibel are the members of the investment committee of TVM V Life Science Ventures GmbH & Co. KG. Each disclaims beneficial ownership of the shares held by TVM V Life Science Ventures GmbH & Co. KG.
(4)	Address is One North Shore Center, Suite 201, 12 Federal Street, Pittsburgh, PA 15212. Reported shares include 56,935 shares of common stock, 1,133,542 shares of common stock upon conversion of Series A1 Preferred Stock, 1,133,542 shares of common stock upon conversion of Series A3 Preferred Stock, 909,091 shares of common stock issuable upon conversion of Series B Preferred Stock and 456,276 shares of common stock underlying immediately exercisable warrants held by Birchmere Ventures II, L.P. and 57,919 shares of common stock and 14,013 shares of common stock underlying immediately exercisable warrants held by Birchmere Investments, LP. BV Holdings LLC is the general partner of BV Management LP, which is the general partner of Birchmere Ventures II, L.P.; its managing members are Gary G. Glausser, Ned J. Renzi and Seán D.S. Sebastian. Birchmere Investments, Inc. is the general partner of Birchmere Investments, LP; its principals are John S. Isherwood and Seán D.S. Sebastian. Managing members or principals of each entity must vote unanimously on all major investment decisions, so no single managing member of principal of either entity has voting or dispositive authority over the shares. Each of these managing members and principals disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(5)	Address is 111 Center Street, Suite 2500, Little Rock, AR 72202. Reported shares include 56,935 shares of common stock, 1,133,542 shares of common stock issuable upon conversion of Series A1 Preferred Stock, 1,133,542 shares of common stock issuable upon conversion of Series A3 preferred stock and 456,276 shares of common stock underlying immediately exercisable warrants. The sole manager of Stephens—Precision Therapeutics LLC is SF Holding Corp. The directors of SF Holding Corp. are Warren A. Stephens, W.R. Stephens Jr., Elizabeth S. Campbell and Douglas H. Martin, each of whom may be deemed to beneficially own the shares held of record by Stephens—Precision Therapeutics LLC. Each of such individuals disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein.
(6)	Includes 1,171,132 shares of common stock and 50,000 shares of common stock issuable upon conversion of Series A1 Preferred Stock. Also includes 1,564,993 shares of common stock underlying options exercisable within 60 days.
(7)	Represents shares underlying options exercisable within 60 days.
(8)	Includes 100,000 shares of common stock and 698,057 shares underlying options exercisable within 60 days.
(9)	Represents shares underlying options exercisable within 60 days.
(10)	Represents shares underlying options exercisable within 60 days.
(11)	Includes 33,130 shares of common stock, 24,013 shares of common stock issuable upon conversion of Series A1 Preferred Stock and 24,013 shares of common stock issuable upon conversion of Series A3 Preferred Stock. Also includes 264,977 shares of common stock underlying options exercisable within 60 days and 9,734 shares of common stock underlying immediately exercisable warrants.
(12)	Represents shares underlying options exercisable within 60 days.
(13)	Represents shares underlying options exercisable within 60 days.
(14)	Includes 3,840,340 shares underlying options and warrants exercisable within 60 days.

Security Ownership of Certain Beneficial Owners, Officers and Directors of Oracle Following the Merger

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Oracle or its securities, the Oracle founding stockholders, and/or their affiliates, may enter into a written plan to purchase Oracle securities pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934. Further, Oracle founding stockholders, and/or their affiliates, may engage in other permissible public market purchases, as well as private purchases, of securities at anytime prior to the special meeting of stockholders. The ownership percentages listed below do not include any such shares which may be purchased after January 23, 2008.

The following table sets forth information regarding the beneficial ownership, as defined in Rule 13d-1 under the Exchange Act, of Oracle common stock immediately following the merger, based on the number of shares of Oracle common stock and PTI capital stock outstanding as of January 23, 2008, by:

•	each person expected to be the beneficial owner of more than 5% of the combined company’s outstanding shares of common stock after the consummation of the merger;

•	each person who will be a director or executive officer of the combined company after the consummation of the merger; and

•	all of the combined company’s officers and directors as a group after the consummation of the merger.

This table is based on an assumed exchange ratio in the merger of approximately 0.4072 shares of Oracle common stock, assumed options or assumed warrants for each share of PTI common stock or options or warrants to purchase PTI common stock outstanding and assumes that (i) no holder of shares of Oracle’s common stock issued in its initial public offering converts such shares into cash, (ii) approximately 19.0 million shares are issued to PTI stockholders in the aggregate at the closing of the merger and that approximately 37.8 million shares of common stock will be outstanding upon the closing of the merger, (iii) approximately 4.5 million shares of Oracle common stock will be issuable in the aggregate to holders of outstanding PTI options and warrants upon the exercise thereof following the merger, (iv) all shares currently held in escrow for the benefit of Oracle’s founding stockholders are released to the founding stockholders and not cancelled, (v) none of the contingent shares of Oracle common stock that may be required to be issued after the closing of the merger under the terms of the merger agreement are issued, (vi) all shares of Oracle common stock deposited into escrow upon the closing of the merger for the benefit of the former PTI stockholders are released in full to such stockholders and (vii) none of the shares of Oracle common stock issuable upon exercise of its outstanding warrants or warrants that are part of outstanding Oracle units are issued.

Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Class after Merger
Larry N. Feinberg(2)(3)	2,791,666	7.3%
LNF OHAC LLC(4)	937,500	2.5%
Oracle Healthcare Holding LLC(4)	1,437,499	3.8%
Joel D. Liffmann(2)(5)	1,354,167	3.6%
JDL OHAC LLC(6)	937,500	2.5%
Adams Capital Management III, L.P.(7)	7,291,285	19.3%
Entities affiliated with Quaker BioVentures(8)	4,361,462	11.5%
Sean C. McDonald(2)(9)(17)	1,134,508	3.0%
David R. Heilman(17)	—	—
Sharon S. Kim(10)(17)	164,518	*
Michael J. Gabrin(11)(17)	324,967	*
Holly H. Gallion, M.D.(12)(17)	223,735	*
Matthew P. Marshall(13)(17)	51,771	*
Perry G. Dimas(17)	2,254	*
Kevin C. Johnson(2)(14)	55,018	*
Per G. H. Lofberg(2)	—	—
Joel P. Adams(2)(7)	7,291,285	19.3%
Richard S. Kollender(2)(8)	4,361,462	11.5%
Stanley N. Lapidus(2)(15)(17)	144,906	*
Kenneth Weisshaar(2)(17)	—	—
All post-merger directors and executive officers as a group (15 individuals)(16)	17,900,257	44.6%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830.
(2)	Each of the noted individuals will be a director of Oracle following the consummation of the merger.

(3)	Post-merger beneficial ownership includes (i) 937,500 held by LNF OHAC LLC, (ii) 1,437,499 shares held by Oracle Healthcare Holding LLC and (iii) 416,667 shares of common stock issuable upon exercise of the warrants sold to Mr. Feinberg prior to the consummation of Oracle’s initial public offering that become exercisable upon the consummation of the merger. See footnote (4) below.
(4)	LNF OHAC LLC and Oracle Healthcare Holding LLC are managed by Larry N. Feinberg, as the managing member. Larry N. Feinberg may be deemed to be the beneficial owner of the shares of common stock held by LNF OHAC LLC and Oracle Healthcare Holding LLC. For purposes of Section 16, Per G. H. Lofberg and Kevin C. Johnson may be deemed the beneficial owners of 62,500 shares of Oracle common stock and 62,499 shares of Oracle common stock, respectively, held of record as of the date hereof by Oracle Healthcare Holding LLC. Mr. Lofberg and Mr. Johnson each hold non-voting membership units in Oracle Healthcare Holding LLC. Mr. Lofberg and Mr. Johnson each disclaim any beneficial ownership of any of Oracle common stock held of record by Oracle Healthcare Holding LLC, except to the extent of each of their indirect pecuniary interest therein, and shall not be deemed an admission that the such persons are the beneficial owner of such securities for purposes of Section 16 or for any other purposes. In addition, because the membership units of Oracle Healthcare Holding LLC held by Mr. Lofberg and Mr. Johnson have no voting rights, neither of them has any right to vote or dispose of the shares of Oracle common stock held by Oracle Healthcare Holding LLC.
(5)	Post-merger beneficial ownership includes (i) 937,380 shares held by JDL OHAC LLC, (ii) 120 shares held by Mr. Liffmann prior to the merger and (iii) 416,667 shares of common stock issuable upon exercise of the warrants sold to Mr. Liffman prior to the consummation of Oracle’s initial public offering that become exercisable upon the consummation of the merger. See footnote (6) below.
(6)	JDL OHAC LLC is managed by Joel D. Liffmann, as the managing member. Joel D. Liffmann may be deemed to beneficially own the shares owned by JDL OHAC LLC.
(7)	Address is 500 Blackburn Avenue, Sewickley, PA 15143. Post-merger beneficial ownership includes (i) 4,403,557 shares of common stock issuable upon conversion of Series A1 Preferred Stock, (ii) 2,322,404 shares of common stock issuable upon conversion of Series B Preferred Stock and (iii) 565,324 shares of common stock issuable upon conversion of convertible notes. Joel P. Adams, one of PTI’s directors, is a member of ACM 2000, LLC, the general partner of ACM Partners 2000, L.P. ACM Partners 2000, L.P. is the general partner of Adams Capital Management III, L.P. Mr. Adams disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(8)	Address is Cira Centre, 2929 Arch Street, Philadelphia, PA 19104-2868. Post-merger beneficial ownership includes (i) 2,855,688 shares of common stock issuable upon conversion of Series B Preferred Stock and 508,893 shares of common stock issuable upon conversion of convertible notes held by Quaker BioVentures LP; (ii) 475,948 shares of common stock issuable upon conversion of Series B Preferred Stock and 84,798 shares of common stock issuable upon conversion of convertible notes held by Quaker BioVentures Tobacco Fund, LP; and (iii) 370,181 shares of common stock issuable upon conversion of Series B Preferred Stock and 65,954 shares of common stock issuable upon conversion of convertible notes held by BioAdvance Ventures, LP. Richard Kollender, one of PTI’s directors, is a vice president of the general partner of these entities. Mr. Kollender disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein.
(9)	Post-merger beneficial ownership includes (i) 476,884 shares of common stock and (ii) 20,360 shares of common stock issuable upon conversion of Series A1 Preferred Stock. Also includes 637,264 shares of common stock underlying options exercisable within 60 days.
(10)	Represents shares underlying options exercisable within 60 days.
(11)	Post-merger beneficial ownership includes 40,720 shares of common stock. Also includes 284,247 shares of common stock underlying options exercisable within 60 days.
(12)	Represents shares underlying options exercisable within 60 days.
(13)	Represents shares underlying options exercisable within 60 days.
(14)	Represents shares underlying options exercisable within 60 days.
(15)	Post-merger beneficial ownership includes (i) 13,490 shares of common stock, (ii) 9,778 shares of common stock issuable upon conversion of Series A1 Preferred Stock and (iii) 9,778 shares of common stock issuable upon conversion of Series A3 Preferred Stock. Also includes (iv) 107,897 shares of common stock underlying options exercisable within 60 days and (v) 3,963 shares of common stock underlying immediately exercisable warrants.
(16)	Post-merger beneficial ownership includes 2,361,747 shares underlying options and warrants exercisable within 60 days.
(17)	The business address of these individuals is c/o Precision Therapeutics, Inc., 2516 Jane St., Pittsburgh, PA 15203.

DESCRIPTION OF ORACLE’S SECURITIES FOLLOWING THE MERGER

The following description of the material terms of the capital stock and warrants of Oracle following the merger includes a summary of specified provisions of the Second Amended and Restated Certificate of Incorporation of Oracle to be in effect upon the closing of the merger (if the charter amendment proposals are approved by Oracle’s stockholders) and the Amended and Restated Bylaws of Oracle that are expected to be in effect upon the closing of the merger. This description is subject to the relevant provisions of the DGCL and is qualified by reference to Oracle’s proposed Second Amended and Restated Certificate of Incorporation, a copy of which is attached as Annex C, and the form of Amended and Restated Bylaws expected to be in place following the closing of the merger, which bylaws are filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

General

Oracle’s authorized capital stock following the merger will consist of 120,000,000 shares of all classes of capital stock, of which 100,000,000 will be shares of common stock, par value, $0.0001 per share, and 20,000,000 will be shares of preferred stock, par value of $0.0001 per share.

Common Stock

The holders of shares of Oracle’s common stock following the merger will be entitled to one vote for each share on all matters submitted to a vote of stockholders and will not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to shares of Oracle preferred stock, if any, the holders of Oracle’s shares of common stock will be entitled to receive dividends if and when declared by the board of directors of Oracle. Subject to the prior rights of the holders, if any, of Oracle preferred shares, the holders of the Oracle’s shares of common stock are entitled to share ratably in any distribution of the assets of Oracle upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

All shares of Oracle’s common stock outstanding immediately prior to its initial public offering, which amounted to 3,750,000 shares, were placed into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. These shares will be released from escrow on the earlier of March 2, 2009, Oracle’s liquidation, and the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of Oracle’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to Oracle consummating its initial business combination with a target business. While the shares are in escrow, the holders of such shares may not make any transfer or other disposition of such shares, subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, upon death of an escrow depositor, transfers to an estate or beneficiaries, or other specified transfers. Even if transferred under these circumstances, the shares will remain in the escrow account. However, the holders of such escrowed shares will retain all other rights as Oracle stockholders, including, without limitation, the right to vote their shares of common stock (subject to their agreement to vote all of their shares of common stock, including any shares of common stock purchased prior to, in or following Oracle’s initial public offering, in accordance with the majority of the shares of common stock voted by Oracle’s public stockholders other than Oracle’s existing stockholders prior to its initial public offering, officers and directors) and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series and the board of directors of Oracle, without approval of the stockholders, is authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series of shares of preferred stock. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Oracle’s common stock.

As of the date of this proxy statement/prospectus, there are no outstanding shares of Oracle preferred stock of any series.

Unissued Shares of Capital Stock

Common Stock. Upon the closing of the merger, Oracle will have outstanding approximately 37.8 million shares of common stock, assuming that none of the public stockholders elect to exercise their conversion rights, that none of the contingent merger consideration issuable pursuant to the merger agreement is issued and that no PTI or Oracle options or warrants are exercised. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional authorized and unissued shares of Oracle common stock are not designed to deter or prevent a change of control, under some circumstances Oracle could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the Oracle’s board of directors in opposing a hostile takeover bid.

Preferred Stock. The Second Amended and Restated Certificate of Incorporation will grant Oracle’s board of directors the authority, without any further vote or action by Oracle’s stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights of the shares constituting any series. The existence of authorized but unissued shares of Oracle preferred stock could reduce Oracle’s attractiveness as a target for an unsolicited takeover bid since Oracle could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms that a potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for Oracle common stock at a premium over the market price of such common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, Oracle common stock.

Board of Directors, Vacancies and Removal of Directors

Following the merger, Oracle’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that the number of directors of Oracle will be fixed and may be increased or decreased from time to time by resolution of a majority of the authorized number of directors then constituting the Oracle board of directors. The board of directors will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors will expire at Oracle’s first annual meeting of stockholders to be held following the closing of the merger, which is expected to occur in 2008, and the directors of such class will be elected for a full term of three years. The term of office of the second class of directors will expire at the second annual meeting to be held following the closing of the merger, which is expected to occur in 2009, and the directors of such class will be elected for a full term of three years. The term of office of the third class of directors will expire at the third annual meeting to be held following the closing of the merger, which is expected to occur in 2010, and the directors of such class will be elected for a full term of three years. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Oracle’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that any director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of Oracle. Vacancies in the board of directors, including a vacancy created by increasing the size of the board, may be filled by a majority of Oracle’s directors then in office, even though less than a quorum of the board.

Limitation of Liability and Indemnification of Directors

Oracle’s Amended and Restated Certificate of Incorporation provides that no director will be personally liable to Oracle or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL and any amendments to that law and except for liability for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed above or in the DGCL applies. This provision, however, will not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Oracle’s Second Amended and Restated Certificate of Incorporation will not eliminate its directors’ fiduciary duties. The inclusion of this provision in the Second Amended and Restated Certificate of Incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Oracle and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The DGCL provides that a corporation may indemnify any person who is made or threatened to be made party to litigation or other proceedings because of his or her position as that corporation’s director, officer, employee or agent or person serving at their request, against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions. In such case, the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Oracle’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that Oracle will indemnify its directors and officers to the fullest extent permitted by Delaware law. Under these provisions and subject to the DGCL, Oracle will be required to indemnify any director for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of that person’s position with Oracle or another entity of which that person serves as a director, officer, employee or agent at Oracle’s request, subject to various conditions, and to advance funds as authorized by the board of directors to Oracle’s directors and officers before final disposition of such proceedings to enable them to defend against such proceedings upon receipt of an undertaking to repay such amounts if it is ultimately determined that such officer or director was not entitled to be indemnified. To receive indemnification, the director must have acted in good faith and in a manner that the person reasonably believed to be in and not opposed to the best interest of Oracle and, in an action brought by Oracle, the director must have been successful in the legal proceeding, subject to certain exceptions.

Warrants and Options

Oracle Warrants

Warrants exercisable for 15,833,334 shares of Oracle common stock are currently outstanding, which includes warrants for 15,000,000 shares that were issued as part of the units that were issued in Oracle’s initial public offering and 833,334 warrants issued in a private placement to certain founding stockholders concurrently with the initial public offering. The warrants entitle the registered holder to purchase one share of Oracle’s common stock at a price of $6.00 per share, each subject to adjustment as discussed below, at any time after the completion of the merger.

The warrants will expire at 5:00 p.m., New York City time, on March 2, 2010. Oracle may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption; and

•

only if the last sale price of Oracle common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before Oracle sends the notice of redemption.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Oracle.

The exercise price and number of shares of Oracle common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, or consolidation of Oracle. Oracle’s warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Oracle, for the number of warrants being exercised. The holders of Oracle warrants do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

PTI Warrants

As of January 23, 2008, warrants exercisable for 2,152,204 shares of PTI’s common stock and 181,818 shares of PTI’s Series B convertible preferred stock were outstanding. The common stock warrants have a weighted-average exercise price of $0.15 per share and a range of exercise prices from $0.10 to $1.10 per share.

Of these warrants, warrants to purchase 8,929 shares, 26,000 shares and 7,955 shares of common stock were issued in September 2002, February 2005 and July 2006, respectively, in connection with the renewal of equipment lease facilities, warrants to purchase an aggregate of 224,490 shares of common stock were issued between February 1998 and March 2000 in connection with convertible promissory note financings with PTI’s stockholders and warrants to purchase an aggregate of 1,884,830 shares of common stock were issued in August 2003 in connection with a preferred stock financing. The warrant to purchase 181,818 shares of Series B preferred stock has an exercise price of $1.10 per share and was issued in December 2006 to General Electric Capital Corporation in connection with the execution of a $4.0 million secured promissory note in favor of this lender. In connection with the conversion of all of the outstanding shares of PTI’s preferred stock into common stock immediately prior to the closing of the merger, the warrant issued to General Electric Capital Corporation will automatically become exercisable for shares of PTI’s common stock. The preferred stock warrants and certain of the common stock warrants have a net exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of PTI stock at the time of exercise of the warrants after deduction of the aggregate exercise price. Each of the warrants contains a provision for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. The warrants will terminate between June 2009 and August 2016 if not exercised earlier.

As a result of the merger, each of the PTI warrants will be converted into a warrant to purchase shares of Oracle common stock based on the exchange ratio in the merger. The number of shares issuable upon exercise of each warrant and the exercise price of each warrant will be adjusted accordingly, such that the aggregate exercise price of each warrant remains the same.

Options

Oracle does not currently have any options outstanding to purchase shares of its common stock. Outstanding PTI stock options granted under PTI’s 2000 Stock Plan will be assumed by the combined company as a result of the merger, and each option will become an option to purchase shares of Oracle common stock based on the exchange ratio in the merger. The number of shares issuable upon exercise of each option and the exercise price of each option will be adjusted accordingly, such that the aggregate exercise price of each option remains the same.

Quotation or Listing

Oracle’s currently outstanding common stock, warrants and units currently are quoted on the OTC Bulletin Board. Oracle intends to apply to have the shares of Oracle common stock, warrants and units approved for listing on the NASDAQ Global Market upon the completion of the merger.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the shares of Oracle common stock, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004.

COMPARISON OF RIGHTS OF ORACLE AND PTI STOCKHOLDERS

This section describes material differences between the rights of holders of Oracle’s capital stock and the rights of holders of PTI’s capital stock. This summary is not intended to be a complete discussion of Oracle’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or PTI’s Third Amended and Restated Certificate of Incorporation, as amended, and Bylaws and is qualified in its entirety by reference to the applicable document and applicable Delaware law.

Oracle and PTI are both organized under the laws of the State of Delaware. Therefore, any differences in the rights of holders of Oracle’s capital stock and PTI’s capital stock arise primarily from differences in their respective certificates of incorporation and by-laws. Upon completion of the merger, holders of PTI capital stock will become holders of Oracle’s capital stock and their rights will be governed by Delaware law and Oracle’s Second Amended and Restated Certificate of Incorporation, which will become effective following the consummation of the merger, and Oracle’s Amended and Restated Bylaws. It is expected that Oracle’s Amended and Restated Bylaws currently in effect will be amended and restated by the combined company following the closing of the merger by requisite board approval. The form of Amended and Restated Bylaws expected to be in effect following the closing of the merger is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The following discussion summarizes material differences between the rights of Oracle’s stockholders and PTI’s stockholders under the respective certificates of incorporation and bylaws of Oracle and of PTI. Copies of the governing corporate instruments are available without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information.”

Oracle	PTI

AUTHORIZED CAPITAL STOCK

Authorized Shares. Oracle is authorized under its Amended and Restated Certificate of Incorporation to issue up to 40,000,000 shares of common stock, par value $0.0001 per share, and up to 1,000,000 shares of preferred stock, par value $0.0001 per share. If the Authorized Shares Proposal is approved, Oracle will be authorized to issue up to 100,000,000 shares of common stock, par value $0.0001 per share, and up to 20,000,000 shares of preferred stock, par value $0.0001 per share.	Authorized Shares. PTI is authorized under its Third Amended and Restated Certificate of Incorporation to issue 55,000,000 shares of common stock, par value $0.001 per share and 38,670,716 shares of preferred stock, par value $0.001 per share.

Preferred Stock. Oracle’s Amended and Restated Certificate of Incorporation provides, and the proposed Second Amended and Restated Certificate of Incorporation will provide, that shares of preferred stock may be issued in one or more series by Oracle’s board of directors. The Oracle board can fix voting powers, full or limited, and designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions. No shares of preferred stock have been issued.	Preferred Stock. PTI’s Third Amended and Restated Certificate of Incorporation authorizes three series of preferred stock: Series A1, Series A3 and Series B. The certificate of incorporation fixes the rights, preferences and privileges of each series of preferred stock. Currently, there are 15,591,767 shares of Series A1 preferred stock authorized and 15,591,744 shares of Series A1 preferred stock outstanding, 4,669,858 shares of Series A3 preferred stock authorized and outstanding, and 18,409,091 shares of Series B preferred stock authorized and 18,181,818 shares of Series B preferred stock outstanding.

CLASSIFICATION, NUMBER AND ELECTION OF DIRECTORS

The Oracle board of directors is currently divided into three classes, with each class serving a staggered three-year term. The Oracle Amended and Restated Bylaws currently in effect provide that its board of directors will consist of not less than one nor more than fifteen directors, such number to be fixed by a vote of a majority of Oracle’s entire board of directors from time to time.

If the charter amendment proposals are adopted by Oracle’s stockholders, the Second Amended and Restated Certificate of Incorporation will provide that the size of the board shall be will be fixed exclusively by resolution of a majority of the authorized number of directors then constituting the Oracle board of directors, without any limitation on the authorized size of the board.

Currently, PTI’s bylaws provide that its board of directors will consist of not less than two nor more than nine members, as determined by resolution of the board or the stockholders. PTI’s Third Amended and Restated Certificate of Incorporation provides that the number of directors shall be no more than seven. The number of directors currently serving is seven. Each director elected holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

PTI’s Third Amended and Restated Certificate of Incorporation requires the prior written consent or affirmative vote of 67% of PTI’s outstanding shares of preferred stock, voting together as a class on an as-converted basis, to increase or decrease the size of the PTI board of directors.

So long as any shares of Series B Preferred Stock are outstanding, the holders of Series B Preferred Stock, voting together as a class, have the right to elect two directors and to remove any such director, with or without cause. So long as any shares of Series A1 Preferred Stock or Series A3 Preferred Stock are outstanding, the holders of Series A1 Preferred Stock and Series A3 Preferred Stock, voting together as a class, have the right to elect two directors and to remove any such director, with or without cause. The holders of a majority of the then outstanding Common Stock have the right to elect one director and to remove such director, with or without cause. The remaining two directors are elected by all holders of capital stock, voting together.

VACANCIES ON THE BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

General. Delaware law provides that any vacancy in the board of directors shall be filled as the bylaws provide or in the absence of such provision, by the board of directors or other governing body. If, at the time of filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock of the corporation then outstanding having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

Oracle’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that any vacancy in the Oracle board of directors, including vacancies resulting from any increase in the authorized number of directors, may be filled by a vote of the directors then in office, even if less than a quorum exists. Any director elected to fill a vacancy shall be elected until the next meeting of stockholders at which the election of directors is in the regular course of business, and until his or her successor has been elected and qualified.

A vacancy occurring in the PTI’s board of directors, including a newly created directorship, may be filled by a majority of the remaining board of directors, even if less than a quorum exists, or by a sole director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, or until his or her earlier resignation or removal.

PTI’s Third Amended and Restated Certificate of Incorporation provides that a vacancy in a directorship elected by the holders of Series B Preferred Stock may only be filled by the holders of Series B Preferred Stock, a vacancy in a directorship elected by the holders of Series A1 Preferred Stock and Series A3 Preferred Stock may only be filled by the holders of Series A1 Preferred Stock and Series A3 Preferred Stock, voting together as a class, a vacancy in a directorship elected by the holders of Common Stock may only be filled by the holders of Common Stock, and a vacancy in a directorship elected by all holders of capital stock may be filled by the other directors.

Oracle’s Amended and Restated Bylaws currently provide that any director may be removed by the affirmative vote of the holders of a majority of all of the shares of the stock of Oracle outstanding and entitled to vote for the election of directors, but only for cause.

If the director removal proposal is approved by the Oracle stockholders, Oracle’s Second Amended and Restated Certificate of Incorporation will provide that neither the board of directors nor any individual director may be removed without cause, and that subject to any limitation imposed by law, any individual director may be removed with cause only by the affirmative vote of 66 2 /3% of the voting power of Oracle capital stock entitled to vote generally at an election of directors.

PTI’s bylaws provide that any director or the entire board of directors may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

Oracle’s board of directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each committee to consist of one or more members of the board. To the extent permitted by law, any such committee shall have the powers and authority granted to it by the board of directors. Oracle’s board of directors currently does not have any committees. It is expected that, as of the closing of the merger, the Oracle board of directors will constitute audit, compensation and nominating and corporate governance committees.	PTI’s board of directors may designate one or more committees, each committee to consist of one or more directors as members and one or more directors as alternate members. PTI currently has an audit committee and a compensation committee.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

General. Under Delaware law, an amendment to the certificate of incorporation of a corporation generally requires the approval of the corporation’s board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment (unless a higher vote is required by the corporation’s certificate of incorporation).

Oracle’s Amended and Restated Certificate of Incorporation may be amended in accordance with the general provisions of Delaware law; provided, however, that Article V of Oracle’s Amended and Restated Certificate of Incorporation may not be amended prior to the acquisition by Oracle, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction of an operating business in the healthcare industry having a fair market value of at least 80% of Oracle’s net assets at the time of the acquisition. If the blank check and director class proposal is approved, the preamble and paragraphs (a) and (g) of Article V of Oracle’s Amended and Restated Certificate of Incorporation will be removed from and after the closing of the merger.

If the charter amendment supermajority proposal is approved by Oracle’s stockholders, amendments to Articles V, VI and VII of Oracle’s Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of the merger will require the affirmative vote of 66 2/3% of the voting power of Oracle capital stock entitled to vote generally at an election of directors.

PTI’s certificate of incorporation may be amended in accordance with the general provisions of Delaware law.

PTI’s Third Amended and Restated Certificate of Incorporation requires the prior written consent or affirmative vote of 67% of PTI’s outstanding shares of preferred stock, voting together as a class on an as-converted basis, to amend, repeal or waive any provision of the certificate of incorporation.

AMENDMENTS TO BYLAWS

General. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated the power.

Oracle’s Amended and Restated Certificate of Incorporation provides that the Oracle board of directors, without the assent or vote of Oracle stockholders, may make, amend or repeal the bylaws, as provided in the bylaws. Oracle’s Amended and Restated Bylaws provide that the bylaws may be amended, adopted or repealed by stockholders entitled to vote thereon at any regular or special meeting or by the vote of a majority of the Oracle board of directors.

If the bylaw amendment supermajority proposal is approved by Oracle’s stockholders, Oracle’s Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of the merger will provide that in addition to any vote of the holders of any class or series of stock required by law or by the certificate of incorporation, the affirmative vote of 66 2/3% of the voting power of the then-outstanding shares of the capital stock of Oracle entitled to vote generally at an election of directors shall be required to adopt, amend or repeal any provision of the Amended and Restated Bylaws. It is expected that Oracle’s Amended and Restated Bylaws will be amended following the closing of the merger to provide for such a supermajority to amend the bylaws.

PTI’s bylaws provide that the bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the stockholders or by the board of directors when such power is conferred upon the board of directors by the certificate of incorporation. PTI’s Third Amended and Restated Certificate of Incorporation confers this power on the board of directors.

PTI’s Third Amended and Restated Certificate of Incorporation requires the prior written consent or affirmative vote of 67% of PTI’s outstanding shares of preferred stock, voting together as a class on an as-converted basis, to amend, repeal or waive any provision of the bylaws.

ABILITY TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of the Oracle stockholders may be called for any purpose by a majority of the board of directors, the chairman of the board, chief operating officer or president and shall be called by the president or the secretary on the written request of holders of a majority of the outstanding shares of Oracle common stock.

Under the Amended and Restated Bylaws expected to be in effect following the closing of the merger, special meetings of the Oracle stockholders may be called, for any purpose, by the chairman of the board of directors, the chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Special meetings of the PTI stockholders may be called for any purpose by the board of directors or the president and shall be called by the president or the secretary at the written request of stockholders owning not less than 20% of the entire capital stock of PTI issued and outstanding and entitled to vote.

NOTICE OF STOCKHOLDER ACTION

Unless otherwise required or permitted by law, written notice must be given prior to any meeting at which stockholders are permitted to take action, which shall state the place, date and time of the meeting and, unless it is an annual meeting, at whose direction the meeting is being called, and in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice must be given no less than 10 nor more than 60 days before the date of the meeting.	Written notice of each meeting of stockholders must be given prior to any meeting which shall state the time, place, and purpose of the meeting. The written notice must be given no less than 10 nor more than 60 days before the date of the meeting, except that where the matter to be acted on is a merger or consolidation of PTI or a sale, lease or exchange of all or substantially all of PTI’s assets, such notice shall be given not less than 20 days nor more than 60 days prior to such meeting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

General. Under Delaware law, a corporation may generally indemnify any person who was made a party to a proceeding due to his/her service at the request of the corporation (other than an action by or in the right of the corporation):

• for actions taken in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation; and

• and with respect to any criminal proceeding, if such person had no reasonable cause to believe that his/her conduct was unlawful.

In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

Oracle’s Amended and Restated Certificate of Incorporation provides, and Oracle’s Second Amended and Restated Certificate of Incorporation will provide, that Oracle shall indemnify, to the fullest extent permitted under and in accordance with the laws of the State of Delaware, any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Oracle) by reason of the fact that he/she is or was a director, officer, employee or agent of Oracle, or is or was serving at the request of Oracle as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of Oracle, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful.	PTI’s bylaws provide that PTI will indemnify and hold harmless, to the fullest extent permitted by Delaware law, any persons who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not by or in the right of PTI or otherwise, by reason of the fact that he or she, or a person of whom he or she is the heir, executor or administrator, is or was a director of officer of PTI or is or was serving at the request of PTI as director or officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, against all reasonable expenses, including attorneys’ fees and any liability and loss, including judgments, fines, penalties or amounts to be paid in settlement, incurred or paid by such person in connection therewith; provided, however, that such indemnification shall not be deemed exclusive of other rights to which the indemnified parties may be entitled. PTI’s bylaws provide that PTI will indemnify such persons in a proceeding to enforce rights to indemnification only if authorized by the board.

Oracle’s Amended and Restated Certificate of Incorporation provides, and Oracle’s Second Amended and Restated Certificate of Incorporation will provide, that Oracle shall indemnify, to the fullest extent permitted under and in accordance with the laws of the State of Delaware, any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Oracle to procure a judgment in its favor by reason of the fact that he/she is or was a director, officer, employee or agent of Oracle, or is or was serving at the request of Oracle as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of Oracle and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Oracle unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit is brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by Oracle for such expenses which the Court of Chancery or such other court shall deem proper.

Oracle’s Amended and Restated Certificate of Incorporation provides, and Oracle’s Second Amended and Restated Certificate of Incorporation will provide, that no director of Oracle shall be personally liable to Oracle or to any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that liability of a director shall not be limited or eliminated (i) for any breach of the director’s duty of loyalty to Oracle or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director or officer derived an improper personal benefit.	PTI’s certificate of incorporation provides that no director of PTI shall have personal liability for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not limit or eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to PTI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit.

STOCKHOLDER PROPOSALS

If Oracle does not complete a business combination by March 8, 2008, Oracle will be dissolved pursuant to Section 275 of the Delaware General Corporation Law. Please see “Information About Oracle—Business Overview—Liquidation if No Business Combination.”

If you are a stockholder and you want to include a proposal in the proxy statement for Oracle’s 2008 annual meeting, presently expected to be held in May or June 2008 if the merger is completed, under Oracle’s Amended and Restated Bylaws you must give timely notice of the proposal, in writing, along with any supporting materials to Oracle’s corporate secretary at its principal office. Since Oracle did not hold an initial annual meeting in 2007, to be timely (a) under our Amended and Restated Bylaws, a stockholder proposal must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the annual meeting or the 10th day following the day on which the public announcement of the date of the annual meeting is first made and (b) under applicable rules of the SEC, a stockholder proposal must be received a reasonable time before a company begins to print and mail its annual meeting proxy materials.

LEGAL MATTERS

Willkie Farr & Gallagher LLP will pass upon the validity of the common stock issued in connection with the merger.

EXPERTS

The financial statements of Oracle as of December 31, 2006 and 2005 and for the year ended December 31, 2006, the period from September 1, 2005 (date of inception) through December 31, 2005, and the period September 1, 2005 (date of inception) through December 31, 2006, included in this proxy statement/prospectus have been audited by Rothstein Kass & Company P.C., independent registered public accounting firm to the extent and for the periods set forth in their report dated February 26, 2007 included herein, and are included herein in reliance upon such report given upon authority of such firm as experts in accounting and auditing.

The financial statements of Precision Therapeutics, Inc. at December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Oracle files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by Oracle with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

Oracle files its reports, proxy statements and other information electronically with the Securities and Exchange Commission. You may access information on Oracle at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http://www.sec.gov. In addition, you may obtain copies of such filings free of charge directly from Oracle at the following address: Oracle Healthcare Acquisition Corp., 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830, (203) 862-7900.

Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Oracle has been supplied by Oracle, and all such information relating to PTI has been supplied by PTI. Information provided by either of us does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

Page
Precision Therapeutics, Inc.:

Report of independent registered public accounting firm	F-2

Balance sheets as of December 31, 2005 and 2006 and September 30, 2007 (unaudited)	F-3

Statements of operations for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 (unaudited) and 2007 (unaudited)	F-4

Statements of stockholders’ equity for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2007 (unaudited)	F-5

Statements of cash flows for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 (unaudited) and 2007 (unaudited)	F-6

Notes to financial statements	F-7

Oracle Healthcare Acquisition Corp.:

Report of independent registered public accounting firm	F-26

Balance sheets as of December 31, 2006 and 2005	F-27

Statement of operations for the year ended December 31, 2006, for the period September 1, 2005 (date of inception) through December 31, 2005, and for the period September  1, 2005 (date of inception) through December 31, 2006

F-28

Statement of stockholders’ equity for the year ended December 31, 2006 and for the period September 1, 2005 (date of inception) through December 31, 2005	F-29

Statement of cash flows for the year ended December 31, 2006, for the period September 1, 2005 (date of inception) through December 31, 2005, and for the period September  1, 2005 (date of inception) through December 31, 2006

F-30

Notes to Financial Statements	F-31

Condensed Balance Sheets as of September 30, 2007 (unaudited) and December 31, 2006 (unaudited)	F-36

Unaudited Condensed Statements of Operations for the three and nine months ended September 30, 2006 and 2007, and for the period September 1, 2005 (date of inception) to September 30, 2007	F-37

Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2006 and 2007, and for the period September 1, 2005 (date of inception) to September 30, 2007	F-38

Unaudited Condensed Statements of Changes in Stockholders’ Equity	F-39

Unaudited Condensed Notes to Financial Statements	F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Precision Therapeutics, Inc.

We have audited the accompanying balance sheets of Precision Therapeutics, Inc. as of December 31, 2005 and 2006, and the related statements of operations, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As more fully explained in Note 6, the Company has $9,549,000 of outstanding convertible promissory notes and related accrued interest to certain investors that mature on April 30, 2008.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Precision Therapeutics, Inc. at December 31, 2005 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, Precision Therapeutics, Inc. adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

August 23, 2007,

except for Notes 14 and 6, as to which the dates are

December 3, 2007 and January 9, 2008, respectively

PRECISION THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands except for share and per share amounts)

	December 31,		September 30, 2007
	2005	2006
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$778	$16,563	$15,540
Accounts receivable	186	252	781
Prepaid expenses and other current assets	111	151	239

Total current assets	1,075	16,966	16,560
Property and equipment net	1,684	1,627	2,166
Patents net	408	470	491
Restricted cash	—	892	1,180
Other assets	85	323	1,589

Total assets	$3,252	$20,278	$21,986

Liabilities and stockholders equity
Current liabilities:
Accounts payable	$176	$670	$158
Accrued compensation	223	489	246
Accrued expenses	93	262	2,154
Accrued royalties	426	312	81
Grant obligation	—	250	125
Current portion of long-term debt	204	1,209	1,328
Embedded Derivative	—	—	4,066
Convertible notes, net of unamortized discount	—	—	6,053

Total current liabilities	1,122	3,192	14,211
Long-term debt	161	3,068	2,109
Long-term grant obligation	250	—	—
Deferred revenue	—	868	1,157
Other long-term liabilities	57	63	73

Total liabilities	1,590	7,191	17,550
Stockholders equity:
Preferred stock Series A1, par value $.001; 15,591,767 shares authorized; 15,591,744 shares issued and outstanding at December 31, 2005 and 2006 and September 30, 2007 (unaudited); liquidation value at September 30, 2007 is $19,030 (unaudited)	16	16	16
Preferred stock Series A3, par value $.001; 4,669,858 shares authorized, issued and outstanding at December 31, 2005 and 2006 and September 30, 2007 (unaudited); liquidation value at September 30, 2007 is $5,706 (unaudited)	5	5	5
Preferred stock Series B, par value $.001; none authorized, issued or outstanding at December 31, 2005; 18,409,091 shares authorized at December 31, 2006 and September 30, 2007; 18,181,818 shares issued and outstanding at December 31, 2006 and September 30, 2007 (unaudited); liquidation value at September 30, 2007 is $22,595 (unaudited)	—	18	18
Common stock, par value $.001; 55,000,000 shares authorized; 3,757,134, 3,762,134 and 3,890,973 issued and outstanding at December 31, 2005 and 2006 and September 30, 2007 (unaudited), respectively	4	4	4
Common stock warrants	1,598	1,599	1,599
Preferred stock warrants	—	84	84
Additional paid-in capital	44,487	64,439	65,835
Deferred compensation	(18)	—	—
Accumulated other comprehensive income	11	10	10
Accumulated deficit	(44,441)	(53,088)	(63,135)

Total stockholders equity	1,662	13,087	4,436

Total liabilities and stockholders equity	$3,252	$20,278	$21,986

See accompanying notes to financial statements.

PRECISION THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	Year ended December 31,			Nine months ended September 30,
	2004	2005	2006	2006	2007
				(Unaudited)
Net revenues (Note 2)	$1,549	$1,920	$846	$394	$1,671
Laboratory costs	984	978	1,078	735	1,327

Gross profit (loss)	565	942	(232)	(341)	344
Operating expenses:
Sales and marketing	307	376	1,801	999	3,607
Research and development	3,003	2,814	4,682	3,179	3,576
General and administrative	2,752	2,282	2,452	1,521	2,729
Depreciation	243	226	171	137	139

Total operating expenses	6,305	5,698	9,106	5,836	10,051

Loss from operations	(5,740)	(4,756)	(9,338)	(6,177)	(9,707)
Other income (expense):
Interest and other income	64	73	734	547	654
Embedded derivative expense	—	—	—	—	(94)
Interest expense	(75)	(57)	(43)	(25)	(900)

Other income (expense)—net	(11)	16	691	522	(340)

Net loss	$(5,751)	$(4,740)	$(8,647)	$(5,655)	$(10,047)

Basic and diluted loss per common share	$(1.20)	$(1.30)	$(2.30)	$(1.50)	$(2.65)

See accompanying notes to financial statements.

PRECISION THERAPEUTICS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands except for share amounts)

	Preferred						Common stock		Stock warrants
	Series A1		Series A3		Series B						Additional paid-in- capital	Deferred compen- sation	Compre- hensive income	For common stock	Accumu- lated deficit	Total
	Shares	$	Shares	$	Shares	$	Shares	$	Common	Preferred
Balance-December 31, 2003	8,835,334	$9	2,647,589	$3	—	$0	5,592,690	$6	$1,595	$0	$37,692	$(10)	$0	$(24)	$(33,950)	$5,321
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,751)	(5,751)
Exercise of common stock options	—	—	—	—	—	—	53,304	0	—	—	9	—	—	—	—	9
Issuance of Series A1 convertible preferred stock, net of issuance costs of $9	6,756,410	7	—	—	—	—	—	—	—	—	6,741	—	—	—	—	6,748
Exchange of common stock for Series A3 convertible preferred stock	—	—	2,022,269	2	—	—	(2,022,269)	(2)	—	—	—	—	—	—	—	—
Repayment of note receivable	—	—	—	—	—	—	—	—	—	—	—	—	—	24	—	24
Issuance of options to consultants	—	—	—	—	—	—	—	—	—	—	27	(17)	—	—	—	10

Balance-December 31, 2004	15,591,744	16	4,669,858	5	—	—	3,623,725	4	1,595	—	44,469	(27)	—	—	(39,701)	6,361
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,740)	(4,740)
	—	—	—	—	—	—	—	—	—	—	—	—	11	—	—	11

Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	11	—	—	(4,729)
Exercise of common stock options	—	—	—	—	—	—	133,409	0	—	—	15	—	—	—	—	15
Issuance of warrants to purchase common stock	—	—	—	—	—	—	—	—	3	—	—	—	—	—	—	3
Issuance of options to consultants	—	—	—	—	—	—	—	—	—	—	3	9	—	—	—	12

Balance-December 31, 2005	15,591,744	16	4,669,858	5	—	—	3,757,134	4	1,598	—	44,487	(18)	11	—	(44,441)	1,662
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(8,647)	(8,647)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(1)	—	—	(1)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(8,648)
Adoption of SFAS 123(R)	—	—	—	—	—	—	—	—	—	—	(18)	18	—	—	—	—
Exercise of common stock options	—	—	—	—	—	—	5,000	0	—	—	1	—	—	—	—	1
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	88	—	—	—	—	88
Issuance of Series B convertible preferred stock, net of issuance costs of $101	—	—	—	—	18,181,818	18	—	—	—	—	19,881	—	—	—	—	19,899
Issuance of warrants to purchase common stock	—	—	—	—	—	—	—	—	1	—	—	—	—	—	—	1
Issuance of warrants to purchase preferred stock	—	—	—	—	—	—	—	—	—	84	—	—	—	—	—	84

Balance-December 31, 2006	15,591,744	16	4,669,858	5	18,181,818	18	3,762,134	4	1,599	84	64,439	0	10	—	(53,088)	13,087
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,047)	(10,047)
Other comprehensive income (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total comprehensive loss (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,047)
Exercise of common stock options (unaudited)	—	—	—	—	—	—	128,839	0	—	—	18	—	—	—	—	18
Stock-based compensation (unaudited)	—	—	—	—	—	—	—	—	—	—	1,378	—	—	—	—	1,378

Balance-September 30, 2007 (unaudited)	15,591,744	$16	4,669,858	$5	18,181,818	$18	3,890,973	$4	$1,599	$84	$65,835	$0	$10	$0	(63,135)	4,436

See accompanying notes to financial statements.

PRECISION THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
				(Unaudited)
Operating activities
Net loss	$(5,751)	$(4,740)	$(8,647)	$(5,655)	$(10,047)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	392	392	338	262	276
Amortization	26	32	38	28	33
Non-cash rent expense	25	13	13	10	10
Stock compensation expense	10	12	88	56	1,378
Non-cash financing fees	—	3	3	1	20
Non-cash interest expense on convertible notes	—	—	—	—	555
Non-cash embedded derivative expense	—	—	—	—	94
Non-cash grant revenue	—	—	—	—	(125)
Gain on disposal of property and equipment	—	(6)	(6)	(5)	—
Changes in:
Accounts receivable	277	69	(66)	42	(529)
Other assets and liabilities	(158)	87	(48)	(93)	(1,353)
Accounts payable	133	(34)	494	241	(512)
Accrued compensation	76	(34)	266	(111)	(243)
Accrued expenses	(58)	(163)	144	(37)	1,813
Accrued royalties	28	(5)	(114)	(190)	(231)

Net cash used in operating activities	(5,000)	(4,374)	(7,497)	(5,451)	(8,861)
Investing activities
Purchases of property and equipment	(140)	(2)	(154)	(82)	(786)
Patent costs	(54)	(108)	(100)	(52)	(54)
Proceeds from sale of property and equipment	290	—	—	—	—

Net cash provided by (used in) investing activities	96	(110)	(254)	(134)	(840)

Financing activities
Proceeds from the exercise of common stock options	9	16	1	1	18
Proceeds from issuance of convertible debt	—	—	—	—	9,549
Proceeds from the sale of preferred stock, net	6,748	—	19,899	19,899	—
Proceeds from issuance of promissory note	—	—	4,000	—	—
Payment of note receivable	24	—		—	—
Repayment of long-term debt	(359)	(367)	(364)	(183)	(889)
Release of restricted cash collateralizing debt obligations	171	58	—	—	—
Payment of grant obligation	(6)	—	—	—	—

Net cash provided by (used in) financing activities	6,587	(293)	23,536	19,717	8,678

Net increase (decrease) in cash and cash equivalents	1,683	(4,777)	15,785	14,132	(1,023)
Cash and cash equivalents beginning of period	3,872	5,555	778	778	16,563

Cash and cash equivalents end of period	$5,555	$778	$16,563	$14,910	$15,540

Supplemental disclosure of cash flow information
Capital lease obligations incurred for equipment and laboratory supplies	$399	$131	$358	$358	$29
Cash paid for interest	$69	$50	$55	$41	$304
Conversion of common stock to Series A3 Preferred Stock	$2	$—	$—	$—	$—

See accompanying notes to financial statements.

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and summary of significant accounting policies

Organization

Precision Therapeutics, Inc. (the “Company”) was formed on April 13, 1995 and reincorporated as a Delaware company in 2000. The Company has developed a proprietary chemoresponse test, ChemoFx®, that uses a patient’s live tumor cells to assess his or her likelihood of responding to various cancer drugs or drug combinations that the patient’s physician is considering for treatment.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes to the financial statements. The most significant estimates in the Company’s financial statements relate to revenue recognition, contractual allowances, income tax valuation allowances, and stock-based compensation. Actual results could differ from those estimates.

Unaudited interim financial results

The accompanying interim balance sheet as of September 30, 2007, the statements of operations and cash flows for the nine months ended September 30, 2006 and 2007 and the statement of stockholders’ equity for the nine months ended September 30, 2007 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all the adjustments, which include normal recurring adjustments, necessary to present fairly the Company’s financial position as of September 30, 2007 and its results of operations and cash flows for the nine months ended September 30, 2006 and 2007. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007 or for any other interim period or for any other future year.

Cash and cash equivalents

Cash and cash equivalents include cash and investments with original maturities of three months or less.

Restricted cash

Restricted cash consists of grant proceeds for which the Company has not yet satisfied the terms of the underlying grant. Proceeds are invested in accordance with the terms of the grant agreement and include interest earned on the investments which must be remitted to the grantor.

Property and equipment

Property and equipment are recorded at cost. Depreciation, which includes depreciation of assets under capital leases, is calculated using the straight-line method based on estimated useful lives of three to ten years. Leasehold improvements are depreciated over the lesser of the estimated useful life or the lease term. The cost of repairs and maintenance and minor renewals and betterments are expensed as incurred; significant renewals and betterments are capitalized.

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Patent costs

Patent costs consist of external legal costs incurred in connection with securing patents and are amortized on a straight-line basis over an estimated useful life of 15 years. Capitalized patent costs and related accumulated amortization are as follows:

	December 31,		September 30, 2007
	2005	2006
Patent costs	$532	$632	$686
Accumulated amortization	(124)	(162)	(195)

	$408	$470	$491

Amortization expense was $26, $32, $38, $28 and $33 for the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2006 and 2007, respectively, and is included in laboratory costs. It is estimated that amortization expense will range from $40 to $60 for the next five years.

Impairment of long-lived assets

The Company regularly reviews the carrying amount of its long-lived assets, as well as the useful lives, to determine whether indicators of impairment may exist which warrant adjustments to carrying values or estimated useful lives. In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), the Company will recognize an impairment charge when the expected net undiscounted future cash flows from an asset’s use (including any proceeds from disposition) are less than the asset’s carrying value and the asset’s carrying value exceeds its fair value. The Company has not recognized any impairment charges during 2004, 2005, 2006 or the nine months ended September 30, 2007.

Deferred grant revenue

Revenue from grants for the purchase of equipment is deferred and recorded as other income over the useful life of the related property and equipment provided that any conditions underlying the use of grant proceeds are satisfied. Revenue from grants for ongoing research efforts are deferred and recorded as other income as the conditions of the grant are met. If conditions are not met, revenue recognition is deferred until such time as the conditions are met.

Stock-based compensation

Effective January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment (“SFAS 123R”), as interpreted by SEC Staff Accounting Bulletin No. 107. SFAS 123R is a revision of Statement No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation. SFAS 123R supersedes Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees (“APB 25”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative. The Company adopted SFAS 123R using the modified prospective transition method, which applies to new awards and to awards modified, repurchased or canceled after the required effective date. In addition, under this method, the Company recognizes compensation expense for the portion of outstanding awards on the adoption date for which the requisite service period has not yet been rendered based on the grant-date fair value of those awards calculated under SFAS 123 and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS 148”).

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Prior to January 1, 2006, the Company accounted for employee stock-based compensation in accordance with the provisions of APB 25 and complied with the disclosure provisions of SFAS 123, and SFAS 148. Under APB 25, compensation cost for stock options granted to employees and non-employee directors was measured as the excess, if any, on the date of the grant, of the fair value of the stock over the amount an employee or non-employee director must pay to acquire the stock (the exercise price). As the exercise price was equal to the fair value of the stock at the date of the grant as determined by the Company’s Board of Directors, there was no compensation expense recorded for stock options granted to employees and non-employee directors prior to 2006.

Given the absence of an active market for the Company’s common stock, the fair value of the common stock during the years ended December 31, 2004 and 2005 was determined contemporaneously by the Board of Directors utilizing valuation information provided by management. The Board of Directors, which includes members who are experienced in valuing the securities of early-stage companies, considered both objective and subjective factors in determining the estimated fair value of the common stock on each option grant date. During 2004 and 2005 the Company’s common stock was allocated a value of $0.10 per share while additional preferred stock A1 was sold at $1.00 per share in 2004; no preferred shares were sold in 2005. Substantially all of the Company’s enterprise value was allocated to its preferred stock in 2004 and 2005 and early January 2006 due to the following:

•	significant recurring operating losses in 2004;

•	weak financial condition in 2004 and continuing into 2005;

•	low likelihood of a liquidity event;

•	cumulative dividends payable upon a liquidation event to the holders of preferred stock;

•

risks affecting the business, including the lack of prospective Medicare coverage, uncertainty regarding the level of market receptivity for the Company’s product, uncertainty regarding the results of clinical studies, and uncertainty regarding future financings; and

•	the lack of marketability of the Company’s common stock.

Effective January 1, 2006 with the adoption of SFAS 123R, the Company elected to use the Black-Scholes option pricing model to determine the fair value of options granted. In accordance with SFAS 123R, the Company recognizes the compensation expense of share-based awards on a straight-line basis over the vesting period of the award.

As a result of the Company’s Black-Scholes option fair value calculations and the allocation of value to the vesting periods using the straight-line vesting attribution method, the Company recognized employee stock-based compensation in the statements of operations as follows:

	Year ended December 31, 2006	Nine months ended September 30,
		2006	2007
Laboratory costs	$3	$2	$21
Sales and marketing	2	2	127
Research and development	20	16	265
General and administrative	35	29	960

	$60	$49	$1,373

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The Company does not have a history of market prices of its common stock as it is not a public company. In connection with independent appraisals of the value of the Company’s common stock performed in 2006 and 2007, the volatility of comparable publicly traded companies was determined. Therefore, in accordance with Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, Share- Based Payment (SAB 107) the Company used the historical volatilities of similar public entities. The expected life of the awards is estimated based on the “SEC Shortcut Approach” as defined in SAB 107, which is the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate assumption is based on observed interest rates for Treasury notes with lives approximating the expected life of the stock options. The dividend yield assumption is based on the Company’s history and expectation of paying no dividends. Forfeitures were estimated based on discrete groupings of employees, management and non-employee directors and the historical rate of forfeitures for those groups ranging from 15-25%. The forfeiture rates are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized in the financial statements in 2006 and thereafter is based on awards that are ultimately expected to vest. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense.

In 2006, the exercise prices for options granted were set by the Company’s Board of Directors based upon guidance set forth by the American Institute of Certified Public Accountants (AICPA) in the AICPA Technical Practice Aid, “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” or the AICPA Practice Aid. To that end, the Board considered a number of factors in determining the option price, including prices for the Company’s preferred stock, which the Company had sold to outside investors in arm’s length transactions, and the rights, preferences and privileges of the Company’s A1, A3, and B preferred stockholders and obtaining approval authorizations for prospective payments from Medicare. The Company’s common stock was originally assessed to have a fair market value of $0.31 per share. The Company granted options on December 29, 2006 with an exercise price equal to this price.

In connection with the preparation of the financial statements for the year ended December 31, 2006 and in light of the expected completion of the initial public offering of its common stock, the Company reassessed the fair value of its common stock based on forecasted operating results and the expected valuation obtained in an initial public offering.

The Company’s retrospective estimate of enterprise value for the grant date of December 29, 2006 used results from both the income and the market approach.

Under the income approach, the enterprise value was based on the present value of forecasted operating results. The revenue forecasts were based on the Company’s estimates of expected annual growth rates following investments into sales and marketing. Estimated operating expenses were based on the Company’s internal assumptions and are consistent with the Company’s current business plan. The risk associated with achieving the forecast was assessed using a discount rate of 25%.

Under the market approach, the Company’s estimated enterprise value was developed based on forward-looking enterprise value/revenue trading multiples of comparable companies applied to the Company’s internal revenue forecasts. Once the enterprise value was established, an allocation method was used to allocate the enterprise value to the different classes of equity instruments. During the Company’s retrospective review, the probability weighted expected returns, or PWER, method to allocate enterprise value to the common stock was used. Under the PWER method, the value of common stock is estimated based on an analysis of future values for the enterprise assuming various outcomes. In the retrospective analysis, the future outcome included three

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

scenarios: (i) the Company becomes a public company; (ii) the Company remains private, and (iii) the Company is acquired by another company. In general, the closer the Company gets to an IPO, the higher the probability assessment weighting is for that scenario. The Company used a low probability assumption for the December grants because at that time, the Board of Directors was not actively considering an IPO. A higher probability assumption was assessed in determining the value of the common stock as of May 31, 2007.

Based on the methodology described above, the Company has retrospectively estimated the fair value per share of its common stock as of December 31, 2006 and May 31, 2007 to be $1.22 and $1.86, respectively, and contemporaneously estimated the fair value at September 20, 2007 to be $2.30. Accordingly, the Company recorded stock-based compensation for the December 2006 grant using a fair value of common stock of $1.22 and the exercise price at the time of the grant of $0.31.

The total compensation cost related to unvested stock option grants not yet recognized as of December 31, 2006 was $2,584, and the weighted-average period over which these grants are expected to vest is 2.7 years. The total compensation cost related to unvested stock option grants not yet recognized as of September 30, 2007 was $3,305, and the weighted-average period over which these grants are expected to vest is 2.9 years.

As a result of adopting SFAS 123R, during the year ended December 31, 2006 the Company recorded stock compensation expense of approximately $60 related to employee option grants that were not vested as of January 1, 2006. In addition, the Company recognized approximately $9 during the year ended December 31, 2006, for options that had been granted to non-employee consultants which were not vested as of January 1, 2006.

The adoption of SFAS 123R caused basic and diluted net loss per common share to increase by approximately $0.02 per share in 2006. No income tax benefit was recognized in the statement of operations for 2006.

Stock-based compensation for non-employees

Stock-based compensation expense related to stock options granted to non-employees is recognized as the options vest. The Company believes that the value of the stock options is more reliably measurable than the fair value of the services received. The fair value of the stock options granted is calculated at each reporting date using the Black-Scholes option pricing model.

As of December 31, 2004 and 2005, there were options outstanding to purchase 229,865 and 249,014 shares, respectively, to consultants for services performed. Stock-based compensation expense recorded for options granted to non-employees for the years ended December 31, 2004, 2005 and 2006 was $10, $12, and $28, respectively. For the nine months ended September 30, 2006 and 2007, stock-based compensation expense for non-employees was $7 and $5, respectively.

Pro forma net income

The table below reflects pro forma net income, for the years ended December 31, 2004 and 2005, had compensation for stock options been determined based on the fair value at the grant date, consistent with the methodology prescribed under SFAS 123.

	2004	2005
Net loss, as reported	$(5,751)	$(4,740)
Add: Stock-based compensation expense included in reported net loss	9	12
Deduct: Stock-based compensation expense determined under fair value method for all awards	(175)	(131)

Pro forma net loss	$(5,917)	$(4,859)

Pro forma net loss per basic and diluted share	$(1.24)	$(1.33)

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Revenue recognition

Product revenues for tests performed are recognized when all of the following criteria of revenue recognition are met: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Criterion (2) is satisfied when the Company performs the test and generates and delivers a report to the physician. Determination of criteria (3) and (4) is based on management’s judgments regarding the nature of the fee charged for services delivered and the collectibility of those fees.

The Company bills payors such as Medicare, managed care organizations or insurance companies, for ChemoFx upon the delivery of a report to the ordering physician. The Company receives an assignment of benefits from the patients and then assumes the responsibility for collection from the third party payor. The patient is usually billed directly for amounts owed after multiple requests for payment have been denied or only partially paid by the insurance carrier. As a relatively new test, ChemoFx may be considered investigational by payors and not covered under their reimbursement policies.

The Company has deferred grant revenue available for specific research efforts articulated in the Company’s grant applications. The money is currently available for use and can be drawn upon by the Company in support of specific research projects as those projects advance. As those funds are utilized, other income will be recognized.

Concentration of credit risk

The Company maintains cash balances with banking institutions. The amounts on deposit at these institutions exceed the amounts which would be covered by the Federal Deposit Insurance Corporation (FDIC). Management believes that the amounts in excess of FDIC limits do not pose a significant risk of loss to the Company.

Substantially all of the Company’s accounts receivable are with entities in the health care industry. However, concentrations of credit risk are limited due to the number of the Company’s clients. The Company has significant accounts receivable balances whose collectibility is dependent on the availability of funds from certain governmental programs, primarily Medicare, and compliance with the regulations of that agency. Upon audit by a Medicare intermediary, a condition of non-compliance could result in the Company having to refund amounts previously collected. The Company does not believe there is a significant credit risk associated with these governmental programs, and an adequate allowance has been recorded for the possibility of these receivables proving uncollectible. The Company does not require collateral or other security to support accounts receivable. Net accounts receivable balances from Medicare were approximately $7, $28 and $309 at December 31, 2005 and 2006 and September 30, 2007, respectively.

For the years ended December 31, 2004, 2005 and 2006, a significant portion of the Company’s net revenues was derived from cash collections from Medicare billings. During these years, 90%, 89% and 61%, respectively, of the Company’s net revenues were derived from Medicare claims for tests billed in prior periods which were adjudicated and paid during the reported year and from tests billed during the period. For the nine months ended September 30, 2006 and 2007, approximately 17% and 52%, respectively, of the Company’s net revenues were derived from tests billed to the Medicare program during the period.

Research and development

Research and development costs are expensed as incurred and reported as research and development expenses in the statements of operations.

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Accounting for income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), which requires a balance sheet approach in accounting for income taxes. Under this method, deferred income tax assets and liabilities are established to reflect the future tax consequences of carryforwards and differences between the tax and financial bases of assets and liabilities, including net operating loss carryforwards. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

In June 2006, the FASB issued FASB Interpretation, or FIN, No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, or FIN No. 48. FIN No. 48 establishes a single model to address accounting for uncertain tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN No. 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company adopted the provisions of FIN No. 48 as of January 1, 2007. The adoption of FIN No. 48 did not result in an adjustment to accumulated deficit. The Company has recognized no interest or penalties upon the adoption of FIN No. 48. The Company does not expect any significant increases or decreases to its unrecognized tax benefits before December 31, 2007.

The Company is subject to U.S. federal income tax and various states’ income and franchise taxes. To the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward amount. To its knowledge, the Company is not currently under any tax examinations.

At December 31, 2006, the Company had deferred tax assets of $16,500 relating to federal net operating loss carryforwards and $2,068 relating to state net operating loss carryforwards. Due to uncertainties surrounding the Company’s ability to generate sufficient future taxable income to realize these assets, a full valuation allowance has been established to offset its net deferred tax asset. Additionally, the future utilization of the Company’s net operating loss carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously, that could occur in the future or that could occur as a result of a planned IPO. The Company is in the process of completing an analysis to determine the impact of prior changes in ownership. The Company believes that there have been prior changes in ownership and that there will be limitations on the future utilization of federal and state net operating loss carryforwards. Until the Company has determined the amount subject to limitation, no amounts are being presented as an uncertain tax position in accordance with FIN No. 48. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

For the nine months ended September 30, 2007, the Company incurred additional net losses of $6,870 for federal and state tax purposes. As the Company is unable to conclude that it is more likely than not that the deferred tax assets associated with these additional net operating losses will be realized, an additional valuation allowance has been provided to offset the net deferred tax assets as of September 30, 2007. As of September 30, 2007 the valuation allowance was $22,464.

Net loss per share

Basic net loss per common share is computed by dividing net loss attributable to common shareholders by the weighted-average number of unrestricted common shares outstanding during each period. Diluted net loss per

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

common share is computed by dividing net loss attributable to common shareholders by the sum of the weighted average number of common shares outstanding plus the dilutive potential common shares, including stock options and warrants, convertible preferred stock and restricted common shares. Basic and diluted net loss per share was the same for all periods presented as the impact of all potential dilutive shares outstanding was anti-dilutive and are therefore excluded from the calculation.

Fair value of financial instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair value due to the short-term nature of the items. The fair value of the long-term debt at December 31, 2006 approximates the book value as the debt was entered into at the end of December. The fair value of the long-term debt, including interest accrued at September 30, 2007 was approximately $3,529 based on the borrowing rate in effect at that date.

New accounting pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 does not impose fair value measurements on items not already accounted for at fair value; rather it applies, with certain exceptions, to other accounting pronouncements that either require or permit fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS 157 on the financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. SFAS 159 is effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact of adopting SFAS 159 on the financial statements.

2. Net revenues and accounts receivable

Accounts receivable and revenues, net of contractual allowances, are based on estimated realizable amounts to be received from patients, third-party payors, and others for services rendered. The Company recognizes revenues in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed, insurance is verified, and collectibility of the resulting receivable is reasonably assured.

The Company currently recognizes revenues from Medicare in gynecologic malignancies, net of contractual allowances, based on a fee schedule that has been agreed upon with their Medicare contractor, Highmark. Revenues from non-gynecologic malignancies are recognized on a cash basis, net of setup fees. The Company recognizes non-contractual, non-Medicare revenues based on the amount expected to be collected which is estimated based upon historical collection experience. The differences between the amounts billed and the amounts expected to be collected are recorded as contractual allowances to arrive at the net revenues which are reported in the financial statements.

Prior to January 1, 2007, the Company recognized net revenues on Medicare billings on a cash basis, with the exception of a setup fee associated with each test, for which revenue is recognized in accordance with a negotiated fee schedule. Any overturned Medicare claims appeals are recognized as net revenue at the time the cash is received.

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Net revenues on Medicare gynecologic billings for the nine months ended September 30, 2007 were $846 of which $276 is related to the change in the Company’s ability to reliably estimate the collectibility of Medicare gynecologic billings beginning on January 1, 2007, which improved the Company’s net loss by $0.07 per share.

For the years ended December 31, 2004, 2005 and 2006, and the nine months ended September 30, 2006 and 2007, net revenues were derived as follows:

	Year ended December 31,			Nine months ended September 30,
	2004	2005	2006	2006	2007
Gross billings	$1,319	$927	$1,465	$733	3,426
Contractual allowances for current period billings	(979)	(634)	(922)	(473)	(1,851)
Adjustments to prior period contractual allowances	(25)	(39)	(29)	(27)	59

Contractual allowances, net	(1,004)	(673)	(951)	(500)	(1,792)
Medicare ALJ contractual allowance reversal	1,234	1,666	332	161	37

Net revenues	$1,549	$1,920	$846	$394	1,671

Medicare ALJ allowance reversals reflect removal of contractual allowances previously estimated that are no longer necessary as a result of final ALJ settlements with Medicare and cash collections. At December 31, 2005 and 2006 and September 30, 2007, gross billings under active appeals or in patient collections were $2,294, $2,784 and $4,687 respectively, and contractual allowances totaled $2,108, $2,532 and $3,906, respectively. Collection of all outstanding billings is aggressively pursued, including those for which a contractual allowance has been provided. A summary of the changes in the reserve for contractual allowances for the years ended December 31, 2005 and 2006 and the nine months ended September 30, 2007 is presented below.

Contractual Allowances
January 1, 2005	$4,913
Contractual allowances, net of Medicare ALJ contractual allowance reversals	673
Medicare ALJ allowance reversal	(1,666)
Billings where collection efforts ceased	(1,812)

December 31, 2005	2,108

Contractual allowances, net of Medicare ALJ contractual allowance reversals	951
Medicare ALJ allowance reversal	(332)
Billings where collection efforts ceased	(195)

December 31, 2006	2,532

Contractual allowances, net of Medicare ALJ contractual allowance reversals	1,792
Reversal of Medicare denials	(37)
Billings where collection efforts ceased	(381)

September 30, 2007	$3,906

While we proactively pursue all gross billings under active appeal, they are not reflected in our accounts receivable unless collectibility is certain. For the period ending September, 30, 2007, net receivables were $781. The Company reviews receivables at the end of each reporting period. At that time, write-offs and contractual allowance adjustments are made. Outstanding balances deemed uncollectible are written off as bad debt. To date, these amounts have not been material and there are no material past due amounts.

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

3. Property and equipment

Property and equipment consisted of the following:

	December 31,		September 30, 2007
	2005	2006
Furniture and lab equipment	$1,915	$2,129	$2,898
Software	309	368	374
Leasehold improvements	924	932	972

	3,148	3,429	4,244
Accumulated depreciation	(1,464)	(1,802)	(2,078)

Total	$1,684	$1,627	$2,166

Depreciation expense of $149, $166, $167, $125, and $137 was included in laboratory costs for the years ended December 31, 2004, 2005 and 2006 and the nine-month periods ended September 30, 2006 and 2007, respectively. For the years ended December 31, 2004, 2005 and 2006 and for the nine months ended September 30, 2006 and 2007, depreciation expense was $392, $392, $338, $262 and $276, respectively.

Property and equipment include the following amounts related to capital leases:

	December 31,		September 30, 2007
	2005	2006
Equipment	$1,411	$918	$947
Less allowance for depreciation	(705)	(465)	(645)

	$706	$453	$302

4. Other assets

Other assets consisted of the following:

	December 31,		September 30, 2007
	2005	2006
Long-term deposits	$74	$74	$74
Laboratory supplies	—	239	207
Investments available for sale	11	10	11
Fees associated with planned initial public offering	—	—	1,297

Total other assets	$85	$323	$1,589

Laboratory supplies include a large lot of fetal bovine serum (FBS) which is used in the specimen culture process. The expiration date on this lot is 2011 and is expected to be drawn upon through 2009.

5. Grant obligations and accrued royalties

In July 1995, the Company received a $150 grant from the Pittsburgh Biomedical Development Center (PBDC). Under the terms of the agreement, the Company was required to repay the grant at the earlier of: (1) 365 days of our receipt of at least $2,000 of cumulative cash investments in it or the related technology or (2) completion of a fiscal year in which sales of, or involving technology, exceeded $2,000. In addition to the repayment of the obligation, the Company was required to make royalty payments to PBDC totaling up to $300, based upon 5% of net revenues. During 2002, the initial $150 grant was repaid. Through December 31, 2005, the Company had paid $111 in royalties. At December 31, 2005, a liability remained of approximately $189, relating to the royalty payments due under this agreement. This amount was paid during the year ended December 31, 2006. The Company has no further obligations related to this agreement.

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In 1996, the Company executed a grant agreement with the Ben Franklin Technology Center (BFTC) and received funds approximating $122. Under the terms of the agreement, the Company was required to repay BFTC up to two times the face value of the grant, or approximately $243, based upon 2% of net sales generated. During 2004, approximately $6 of these funds was repaid toward the grant. At December 31, 2005 and 2006, approximately $121 and $121, respectively, was recorded related to the royalties due under this agreement. On January 2, 2007, the Company issued a payment of approximately $237 to fully satisfy its obligations related to this agreement.

In November 2001, the Company entered into an agreement with the Pennsylvania Department of Community and Economic Development (DCED) for a grant of $250 for the purchase of an HVAC system. At December 31, 2005 and 2006, the grant amount of $250 was classified as a grant obligation because reasonable assurance that the Company would meet the grant conditions related to creating new jobs did not exist. Under the terms of the grant, when such conditions are not met, the grant is considered forfeited and subject to repayment unless waived by the DCED. The Company obtained a waiver through March 31, 2007. Accordingly, the amount is reported as short-term on the December 31, 2006 balance sheet. On July 19, 2007, the Company received from the DCED a waiver for $125 of the grant, and accordingly, recorded this amount as other income in the third quarter. As of September 30, 2007 the Company has a liability remaining of $125 and is continuing to pursue an extension of the time frame for compliance with the new job creation requirement.

During 2006, the Company entered into a $1,157 breast cancer therapy research agreement with the United States Department of Defense. The Company received advanced payments under the agreement aggregating $868 as of December 31, 2006 which has been recorded as deferred revenue as the research had not commenced as of that date. The funds received, including accrued interest on the advances are recorded as restricted cash as of December 31, 2006. Interest earned on the proceeds must be remitted to the Department of Defense. The remaining payment of $289 was received in 2007. Revenue will be recognized as other income as the research is performed.

During 2006, the Company accrued $75 in royalties payable to Automated Cell, Inc. under a license agreement. During the nine months ended September 30, 2007, the Company was notified that Automated Cell has been unable to fulfill its obligations under the license agreement. A final settlement of the Company’s obligations under this agreement has not yet been determined but will not exceed the amount accrued.

6. Long-term debt

Long-term debt consisted of the following:

	December 31,		September 30, 2007
	2005	2006
Promissory Note at 11.29%	$—	$3,879	$3,180
Master Lease Agreement (at interest rates ranging from 9.01% to 11.43%)	346	478	318
Other capital leases (at interest rates ranging from 12.19% to 12.61%)	19	2	1

	365	4,359	3,499
Less current portion	204	1,209	1,328

	$161	$3,150	$2,171
Less debt discount	—	82	62

Long-term debt	$161	$3,068	$2,109

On December 29, 2006, the Company executed a promissory note (the Note) for $4,000 with GE Capital Corporation (GE Capital) to fund working capital requirements and drew upon the full capacity of the Note. Upon execution of this financing, the Company issued 181,818 warrants to purchase Convertible Preferred Series

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

B stock at $1.10 per share. As collateral, GE Capital was granted a fully perfected first priority interest in all of the Company’s existing and future assets, excluding Intellectual Property. The Note is payable in monthly installments over the thirty-six month period ending January 1, 2010 with a 10% balloon payment at the end of the term. The Note bears interest at an annual fixed rate of 11.29%. The value of the warrants has been recorded as a debt discount and is being amortized over the life of the related Note. The GE Capital Corporation promissory note is secured by a Master Security Agreement with GE which has certain default provisions, including certain technical and material adverse change conditions which could accelerate repayment of the note. In addition, the note contains cash account control provisions should the conditions of default be met. As of December 31, 2006, the Company was in compliance with all covenants set forth in the Master Security Agreement.

On September 25, 2002, the Company entered into a $750 Master Lease Agreement with GE Capital to purchase new equipment. On the initial expiration date, the Company renewed the agreement for an additional year and in the amount of $500. In February 2005, the agreement was again renewed in the amount of $650 for one year. Upon renewal, the Company issued warrants to purchase 26,000 shares of our common stock at $1.00 per share. In July 2006, the Company renewed the agreement through December 2007 for the unused portion of the prior year facility and an additional $350. Upon renewal, the Company issued warrants to purchase 7,955 shares of our common stock at $1.10 per share. Under this arrangement, for the years ended December 31, 2005 and 2006, the Company made total draws of approximately $131 and $358, respectively, at weighted-average borrowing rates of 10.57% and 11.43%, respectively.

Capital leases are reflected within current and long-term debt in the balance sheets. Obligations under these lease agreements are secured by the underlying equipment.

At December 31, 2006, annual future payments on long-term debt, including capital leases, are as follows:

2007	$1,606
2008	1,624
2009	1,546
2010	403
2011	—

Total payments	5,179
Less amount representing interest	820

Total principal payments	4,359
Less current maturities	1,209
Less debt discount on long-term obligations	82

Long-term obligations	$3,068

In August 2007 the Company raised approximately $9,549, through the issuance of convertible promissory notes to certain investors. Estimated issuance costs of approximately $84 were capitalized as other current assets and are being amortized over the life of the notes. The notes bear interest at a fixed rate of 8% per year and are secured by an interest in all of the Company’s assets other than intellectual property. These notes are subordinated to the security interest of GE Capital. All principal and accrued interest under these notes is due on April 30, 2008 unless earlier converted or called in the event of a default under one of the Company’s other outstanding debt agreements. In the event of an Initial Public Offering in which the gross proceeds exceed $30,000 and the initial issuance price equals or exceeds $3.30 per share, the principal amount of, and accrued interest on, these notes will be automatically converted into shares of common stock at a conversion price equal

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

to 70% of the initial public offering price per share. The notes are also automatically converted to capital stock upon certain other transactions including a Qualified Financing or an Acquisition Transaction, each as defined in the notes.

The closing of the merger transaction discussed in Note 14 would trigger a conversion of these promissory notes into shares of Oracle Healthcare Acquisition Corp. However, if the merger does not close prior to the due date of the notes, management’s plans include extending or refinancing the notes or raising additional funds to repay the notes when due.

The Company has concluded that the conversion option inherent in the notes constitutes an embedded derivative, as defined by the provisions of SFAS No. 133, “Accounting for Derivatives and Hedging Activities” (SFAS 133), for which bifurcation and separate accounting is required. The conversion option does not qualify for the exception provided by EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” as the convertible promissory notes do not provide for a limit on the number of shares potentially issuable upon exercise of the conversion option. Accordingly, the Company is unable to ensure satisfaction of the conversion option through the issuance of available, unissued common shares. The Company determined that the fair value of the embedded derivative was $3,972 and $4,066 at August 23, 2007 and September 30, 2007, respectively. The initial value of the embedded derivative was reflected as a discount on the debt and is being amortized using the effective interest method to the maturity date of the debt. Amortization of $0.5 million has been recorded as interest expense in the quarter ended September 30, 2007. The change in the fair value of the embedded derivative of $0.1 million was recorded as other expense.

7. Stockholders’ equity

At December 31, 2005 and 2006 and September 30, 2007, there were 15,591,744 shares of Series A1 preferred stock (Series A1) issued and outstanding. Series A1 is entitled to receive cumulative dividends at a rate of 6% per annum from the date of issuance whether or not declared. Dividends are only payable upon the occurrence of a Liquidation Event, as defined by our Certificate of Incorporation. Each share of Series A1 may be converted, at the holder’s option, into shares of common stock, based upon the product of $1.00 per share and the number of shares of Series A1 to be converted, divided by the common stock conversion price in effect on the conversion date. At December 31, 2006 and September 30, 2007, the conversion price for Series A1 was $1.00 per share. Holders are entitled to one vote per share held. The liquidation value of the Preferred Series A1 was $18,330 and $19,030 at December 31, 2006 and September 30, 2007, respectively.

At December 31, 2005 and 2006 and September 30, 2007, there were 4,669,858 shares of Series A3 preferred stock (Series A3) issued and outstanding. Series A3 is entitled to receive cumulative dividends at a rate of 6% per annum from the date of issuance whether or not declared. Dividends are only payable upon the occurrence of a Liquidation Event, as defined by our Certificate of Incorporation. Each share of Series A3 may be converted, at the holder’s option, into shares of common stock, based upon the product of $1.00 per share and the number of shares of Series A3 to be converted, divided by the common stock conversion price in effect on the conversion date. At December 31, 2006 and September 30, 2007, the conversion price for Series A3 was $1.00 per share. Holders are entitled to one vote per share held. The liquidation value of the Preferred Series A3 was $5,496 and $5,706 at December 31, 2006 and September 30, 2007, respectively.

On February 16, 2006, the Company closed on its Series B preferred stock (Series B) offering. The Series B issuance generated cash proceeds of $19,899, net of issuance costs of $101. The Company issued 18,181,818 shares of Series B, all of which are outstanding at December 31, 2006 and September 30, 2007.

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Series B is entitled to receive cumulative dividends at a rate of 8% per annum from the date of issuance whether or not declared. The Series B dividends are only payable when and if declared by our Board of Directors. Series B dividends have preference and priority to any declaration or payment of any dividend on either or both of the Series A1 and Series A3 issues and of the common stock. Each share of Series B may be converted, at the holder’s option, into shares of common stock, as determined by dividing $1.10, the initial issue price, by the Series B conversion price in effect at the time of conversion. At December 31, 2006 and September 30, 2007, the conversion price for Series B was $1.10 per share.

In the event of liquidation, Series B holders shall be entitled to receive, prior and in preference to any distribution of any of our assets to the holders of Series A1 or Series A3 or common stock, an amount per share equal to 100% of the initial Series B issue price, subject to adjustment for stock splits, stock dividends, recapitalizations, and similar events, for each outstanding share of Series B, plus an amount equal to all accrued but unpaid dividends, whether or not declared. Series B liquidation value is subject to certain increases, based upon our ability or inability to meet certain operational milestones, as defined by our Certificate of Incorporation. The liquidation value of the Preferred Series B was $21,398 and $22,595 at December 31, 2006 and September 30, 2007, respectively.

Series B, Series A1 and Series A3 are automatically converted into shares of common stock upon the occurrence of a Mandatory Conversion Event, as defined by our Certificate of Incorporation.

Pursuant to our Certificate of Incorporation, no dividends shall be paid on common stock until all accrued, unpaid dividends on Series A1, Series A3, and Series B have been paid. At December 31, 2006 and September 30, 2007, dividends in arrears on Series A1, Series A3, and Series B were approximately $4,963 and $7,069, respectively.

8. Stock option plans and warrants

The Board of Directors has approved stock option plans, which reserve shares of common stock for potential future issuance of stock options or stock appreciation rights. As of September 30, 2007, there were 1,470,295 shares reserved for future issuance under the Company’s 2000 Stock Plan. Option grants are subject to individual stock option agreements, which set forth the general terms and conditions of the award, as well as the vesting schedule and exercise price. Option grants vary in vesting structure from immediate vesting to vesting over a four-year period and expire ten years from the original grant date. Shares are issued from authorized, unissued shares to satisfy stock option exercises.

The fair value of the option grants was estimated at the dates of grant using a Black-Scholes option-pricing model with the following assumptions:

	2005	2006	2007
Risk-free interest (range)	3.9 – 4.6%	4.3 – 4.7%	4.4 – 4.9%
Dividend yield	0%	0%	0%
Volatility factor	148.9%	65.0%	49.0% – 65.0%
Expected life of options	10.0	6.25	6.25

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

A summary of stock option activity occurring during the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2007 is presented below. This table includes the options granted to non-executive members of the Board of Directors, current employees, and consultants.

	Number of Options	Weighted Average Exercise Price
Outstanding-December 31, 2003	933,297	$0.58
Granted	2,994,143	0.10
Exercised	(53,304)	0.17
Forfeited	(421,009)	0.27

Outstanding-December 31, 2004	3,453,127	0.21
Granted	214,188	0.10
Exercised	(133,409)	0.12
Forfeited	(490,506)	0.20

Outstanding-December 31, 2005	3,043,400	0.20
Granted	2,942,506	0.31
Exercised	(5,000)	0.10
Forfeited	(73,750)	0.10

Outstanding-December 31, 2006	5,907,156	0.26
Granted	2,202,348	1.75
Exercised	(128,839)	0.14
Forfeited	(95,875)	0.30

Outstanding-September 30, 2007	7,884,790	0.68

There was no intrinsic value inherent within option exercises during the years ended December 31, 2005 and December 31, 2006. The intrinsic value of options exercised during the nine months ended September 30, 2007 was approximately $222. The aggregate intrinsic value of outstanding options was $5,871 and $12,989 at December 31, 2006 and September 30, 2007, respectively.

Certain information regarding employee stock option grants during the year ended December 31, 2006 and the nine months ended September 30, 2007 is as follows:

Grant Date	Shares Underlying Option Grants	Exercise Price Per Share	Fair Value Per Share of Common Stock		Intrinsic Value Per Share
January 3, 2006	10,000	$0.10	$0.10	(1)	$0.00
December 29, 2006	2,932,506	$0.31	$1.22	(2)	$0.91
January 2, 2007	508,554	$0.31	$1.22	(2)	$0.91
May 31, 2007	468,116	$1.86	$1.86	(2)	$0.00
September 20, 2007	1,225,678	$2.30	$2.30	(1)	$0.00

(1)	Fair value of common stock determined contemporaneously by the Board of Directors.
(2)	Fair value of common stock determined retrospectively by the Board of Directors.

The following table summarizes additional information about the stock options outstanding at December 31, 2006. This table includes the options granted to non-executive members of the Board of Directors, current employees, and consultants.

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Exercise Price	Options Outstanding at December 31, 2006	Options Exercisable at December 31, 2006	Weighted- Average Fair Value on Date of Grant	Weighted- Average Years Remaining on Contractual Life
$ 0.10	2,461,105	1,609,548	$0.10	7.5
0.31	2,932,506	17,325	1.04	10.0
0.34	504,324	502,985	0.34	4.8
21.00	9,221	9,221	20.85	1.7

The following table summarizes additional information about the stock options outstanding at September 30, 2007. This table includes the options granted to non-executive members of the board of directors, current employees, and consultants.

Exercise Price	Options Outstanding at September 30, 2007	Options Exercisable at September 30, 2007	Weighted- Average Fair Value on Date of Grant	Weighted- Average Years Remaining on Contractual Life
$ 0.10	2,351,105	2,098,653	$0.10	6.8
0.31	3,333,846	717,817	1.04	9.3
0.34	496,824	496,824	0.34	4.0
1.86	468,116	215,974	1.20	9.7
2.30	1,225,678	—	1.22	10.0
21.00	9,221	9,221	20.85	0.9

In conjunction with various agreements, the Company has issued warrants to purchase Series B and common stock to certain investors and lenders. A summary of the activity for warrants occurring during the years ended December 31, 2004, 2005 and 2006 and the nine months ended September 30, 2007 is presented below:

	Warrants	Weighted-Average Exercise Price per Share
Outstanding December 31, 2003 and 2004	2,139,888	$0.14
Granted	26,000	1.00
Outstanding December 31, 2005	2,165,888	0.15
Granted	189,773	1.10
Outstanding December 31, 2006 and September 30, 2007	2,355,661	0.23

9. Loss per share

The following table shows the amounts used in computing basic and diluted loss per share:

	Year ended December 31,			Nine months ended September 30,
	2004	2005	2006	2006	2007
Net loss attributable to common shareholders	$(5,751)	$(4,740)	$(8,647)	$(5,655)	$(10,047)

Basic and diluted loss per share	$(1.20)	$(1.30)	$(2.30)	$(1.50)	$(2.65)

Weighted average number of basic and diluted shares	4,779,214	3,642,006	3,761,425	3,761,186	3,784,522

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following shares subject to options and warrants to purchase common stock, and convertible preferred stock were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect:

	Year ended December 31,			Nine Months ended September 30,
	2004	2005	2006	2006	2007
Shares underlying stock options	3,453,127	3,043,400	5,907,156	2,974,650	7,884,790
Restricted stock	71,429
Shares subject to stock warrants	2,139,888	2,165,888	2,355,661	2,355,661	2,355,661
Convertible preferred stock (as converted basis)	20,261,602	20,261,602	38,443,420	38,443,420	38,443,420

	25,926,046	25,470,890	46,706,237	43,773,731	48,683,871

Common shares that are contingently issuable upon the conversion of the $9,549 convertible promissory notes payable have been excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect and the number of shares issuable can be determined only upon the attainment of a minimum future price per share of the Company’s common stock in either a qualifying Initial Public Offering or a Qualified Financing or Acquisition Transaction (as disclosed in Note 6). As of September 30, 2007, these events were not determinable and the current fair value of the Company’s common stock was less than the automatic conversion price. If a qualifying Initial Public offering or other qualified event does not occur by April 30, 2008, the Convertible Promissory Notes and accrued interest would mature and there would be no conversion.

During 2002, the Company granted 71,429 shares of common stock to an employee. These shares contained certain restrictions on sale, transfer, or assignment and could not be disposed of during the employment term or during a post-employment non-competition period. The employee terminated employment in November 2004 and the non-competition restriction expired in November 2005. These shares of common stock are no longer designated as restricted and are included as outstanding shares in the denominator for the earnings per share calculations for periods subsequent to the lapse of the restriction.

10. Income taxes

The Company generated net operating losses for all periods through September 30, 2007 and has determined under the principles of SFAS 109 that a full valuation allowance should be recognized on the deferred tax assets attributable to the tax loss carryforwards. As a result, no provision for income taxes was recorded.

The effective tax rate on income taxes is reconciled to the statutory income tax rate as follows:

	Years Ended December 31,
	2004	2005	2006
Tax computed at the federal statutory rate	34%	34%	34%
State income taxes, net of federal benefit	4%	4%	4%
Change in valuation allowance	(38)%	(38)%	(38)%
Actual rate	0%	0%	0%

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Significant components of the deferred tax assets and liabilities are as follows:

	December 31,
	2005	2006
Deferred tax assets:
Net operating loss carryforwards—Federal	$13,785	$16,500
Net operating loss carryforwards—State	1,720	2,068
Accrued expenses	84	151
Reserves	805	954
Valuation allowance	(16,257)	(19,502)

Total deferred tax assets, net of valuation allowance	137	171
Deferred tax liabilities:
Fixed assets	137	171

Net deferred tax assets	$—	$—

A valuation allowance of $16,257 and $19,502 at December 31, 2005 and 2006, respectively, has been recorded to offset net deferred tax assets as the Company is unable to conclude that it is more likely than not that such deferred tax assets will be realized.

For the nine months ended September 30, 2007, the Company incurred additional net losses of $6,870 for federal and state tax purposes. As the Company is unable to conclude that it is more likely than not that the deferred tax assets associated with these additional net operating losses will be realized, an additional valuation allowance has been provided to offset the net deferred tax assets as of September 30, 2007. As of September 30, 2007, the valuation allowance was $22,464.

At December 31, 2006, the Company had federal tax net operating loss carryforwards of $48,529, and state net operating loss carryforwards of $47,597. The federal and state tax net operating loss carryforwards will expire between 2007 and 2026.

Utilization of net operating loss carryforwards and certain deductions may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The tax benefits related to future utilization of federal and state net operating loss carryforwards and other deferred tax assets may be limited or lost if cumulative changes in ownership exceeds 50% within any three-year period. The Company is in the process of completing an analysis to determine the impact of prior changes in ownership. The Company believes that there have been prior changes in ownership and that there may be limitations on the future utilization of federal and state net operating loss carryforwards and other deferred tax assets. Until the Company has determined the amount subject to limitation, the deferred tax assets will not be reduced. Additionally, such a limitation may occur as a result of a change in ownership upon the planned initial public offering. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various taxing authorities. To its knowledge, the Company is not under examination by any taxing authorities. Any net operating loss that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

11. Related-party transaction

During the year ended December 31, 2004 and 2005, the Company incurred costs of approximately $64 and $68 for work performed by a related party in connection with legal services for equity financing and consulting

PRECISION THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

services. There were no related-party transactions during the year ended December 31, 2006 or the nine month periods ended September 30, 2006 and 2007.

12. Operating leases

Leases that do not meet the criteria for capitalization are classified as operating leases with related rentals charged to operations as incurred. The Company has an operating lease for our office and lab facility. This lease provides for periodic changes in base rent costs. Rent expense for this lease is recognized on a straight-line basis, calculated by dividing the aggregate minimum lease payments by the lease term. Differences between expense recognized and minimum lease payments is recognized as a deferred asset or liability on our balance sheet. At December 31, 2005 and 2006 and September 30, 2007, the Company maintained a deferred liability of approximately $50, $63, and $73, respectively. Total gross rental expense for the years ended December 31, 2004, 2005 and 2006, and the nine months ended September 30, 2006 and 2007 was approximately $454, $455, $455, $341 and $344, respectively. Sublease income for those periods was approximately $5, $41, $81, $61 and $42, respectively.

As of December 31, 2006, the annual future commitments under non-cancellable long-term lease agreements are as follows:

2007	$442
2008	442
2009	484
2010	484
2011	484
Thereafter	—

Total future minimum lease payments	$2,336

On April 15, 2007, the Company entered into a lease amendment for its office and lab facility in order to lease additional office space for a three-year period beginning July 1, 2007. The cost of the additional space is $1 per month.

13. Company-sponsored 401(k) plan

The Company has a 401(k) retirement plan for all employees with a minimum of 30 days of service. Employees may contribute up to 20% of their salaries to their respective retirement accounts subject to limitations under the Internal Revenue Code. The Company provides a 25% match on employee contributions up to 6% of each contributing employee’s salary. Our matching contributions were approximately $27, $30 and $28, respectively, for the years ended December 31, 2004, 2005 and 2006 and $21 and $21 for the nine months ended September 30, 2006 and 2007, respectively.

14. Subsequent event

On December 3, 2007, the Company entered into a merger agreement with Oracle Healthcare Acquisition Corp. (“Oracle”), a publicly traded company in the United States of America, and Oracle’s wholly-owned subsidiary PTI Acquisition Sub, Inc. The merger agreement provides for the merger of PTI Acquisition Sub, Inc. with and into the Company. Following completion of the merger, PTI will continue as the surviving company of the merger and a wholly-owned subsidiary of Oracle, following which Oracle will change its name to Precision Therapeutics Corp.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Oracle Healthcare Acquisition Corp.

We have audited the accompanying balance sheets of Oracle Healthcare Acquisition Corp. (a corporation in the development stage) (the “Company”) as of December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity and cash flows for the period from September 1, 2005 (Inception) through December 31, 2005, January 1, 2006 through December 31, 2006 and the period from September 1, 2005 (Inception) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the period from September 1, 2005 (Inception) through December 31, 2005, January 1, 2006 through December 31, 2006 and the period from September 1, 2005 (Inception) through December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Oracle Healthcare Acquisition Corp. will continue as a going concern. As discussed in Note A to the financial statements, Oracle Healthcare Acquisition Corp. will face a mandatory liquidation if a business combination is not consummated by September 8, 2007, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    Rothstein, Kass & Company, P.C.

Roseland, New Jersey

February 26, 2007

ORACLE HEALTHCARE ACQUISITION CORP.

(a corporation in the development stage)

BALANCE SHEET

	December 31, 2006	December 31, 2005
ASSETS
Current assets
Cash and cash equivalents	$553,441	$71,320
Deferred offering costs	—	212,326
Other assets
Cash held in trust account	116,628,857	—

Total assets	$117,182,298	$283,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$250	$250
Accrued offering costs	—	151,772
Notes payable	—	100,000
Warrant liability	15,516,667	—
Deferred underwriter’s fee	1,920,000	—

Total current liabilities	$17,436,917	$252,022

Common stock, subject to possible conversion, 2,999,999 shares at conversion value plus interest income of $630,803 (net of taxes)	23,340,795	—

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, authorized 1,000,000 shares; none issued and outstanding Common stock, $0.0001 par value, authorized 40,000,000 shares; issued and outstanding 18,750,000 shares (which includes 2,999,999 shares subject to possible conversion for calculation as of December 31, 2006)	1,875	375
Additional paid-in capital	70,115,699	30,875
Earnings accumulated during the development stage	6,287,012	374
Total stockholders’ equity	76,404,586	31,624

Total liabilities and stockholders’ equity	$117,182,298	$283,646

See accompanying notes to financial statements

ORACLE HEALTHCARE ACQUISITION CORP.

(a corporation in the development stage)

STATEMENT OF OPERATIONS

	January 1, 2006 to December 31, 2006	September 1, 2005 (inception) to December 31, 2005	September 1, 2005 (inception) to December 31, 2006
Interest income, net	$4,792,743	$749	$4,793,492
Unrealized gain from warrant liability	4,275,001		4,275,001
Formation and operating costs	513,158	375	513,533

Income before taxes	8,554,586	374	8,554,960

Income taxes	(1,637,145)		(1,637,145)

Net income	$6,917,441	$374	$6,917,815

Weighted average shares outstanding:
Basic	16,004,098	3,750,000	12,940,574

Diluted	19,031,708	3,750,000	14,810,001

Net income per share, basic	$0.43	$0.00	$0.54

Net income per share, diluted	$0.36	$0.00	$0.47

Shares outstanding subject to possible redemption	2,457,533		1,839,506

Net income per share of shares subject to possible redemption, basic and diluted	$0.26		$0.34

See accompanying notes to financial statements

ORACLE HEALTHCARE ACQUISITION CORP.

(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Earnings Accumulated During the Development Stage	Total
	Shares	Amount
Balances—September 1, 2005 (inception)	—	$—	$—	$—	$—
Issuance of common stock to existing stockholders	3,750,000	375	30,875		31,250

Balances—December 31, 2005	3,750,000	$375	$30,875	$—	$31,250

Issuance of warrants in private placement	—	—	1,000,000	—	1,000,000
Sale of 15,000,000 units on March 8, 2006 at a price of $8 per unit, net of underwriter’s discount and offering expenses (including 2,999,999 shares subject to possible conversion)	15,000,000	1,500	111,586,484	—	111,587,984
Proceeds subject to possible conversion of 2,999,999 shares	—	—	(22,709,992)	—	(22,709,992)
Warrant liability	—	—	(19,791,668)	—	(19,791,668)
Net income allocable to common stockholders not subject to possible conversion	—	—	—	6,287,012	6,287,012

Balances—December 31, 2006	18,750,000	$1,875	$70,115,699	$6,287,012	$76,404,586

See accompanying notes to financial statements

ORACLE HEALTHCARE ACQUISITION CORP.

(a corporation in the development stage)

STATEMENT OF CASH FLOWS

	January 1, 2006 to December 31, 2006	September 1, 2005 (inception) to December 31, 2005	September 1, 2005 (inception) to December 31, 2006
Cash flows from operating activities:
Net income	$6,917,441	$374	$6,917,815
Adjustments to reconcile net income to net cash provided by operations:
Gain from warrant liability	(4,275,001)	—	(4,275,001)
Changes in operating liability:
Accrued expenses	—	250	250

Net cash provided by operating activities	2,642,440	624	2,643,064
Net cash used in investing activity:
Cash held in trust account	(116,628,857)	—	(116,628,857)

Cash flows from financing activities:
Proceeds from notes payable	—	100,000	100,000
Proceeds from issuance of common stock to founding stockholders	—	31,250	31,250
Gross proceeds of public offering	120,000,000	—	120,000,000
Proceeds from issuance of warrants in private placement	1,000,000	—	1,000,000
Repayment of notes payable to stockholders	(100,000)	—	(100,000)
Payments of offering costs	(6,431,462)	(60,554)	(6,492,016)

Net cash provided by financing activities	114,468,538	70,969	114,539,234

Net increase in cash	482,121	71,320	553,441
Cash, beginning of period	71,320	—	—
Cash, end of period	$553,441	$71,320	$553,441

Supplemental disclosure of non-cash financing activity:
Deferred underwriter’s fees	$1,920,000	$—	$1,920,000

Accrued offering costs	$—	$151,772	$151,772

Supplemental cash flow disclosures
Cash paid for taxes	$1,637,145	$—	$1,637,145

See accompanying notes to financial statements

NOTES TO FINANCIAL STATEMENTS

NOTE A—ORGANIZATION AND BUSINESS OPERATIONS

Oracle Healthcare Acquisition Corp. (the “Company”) was incorporated in Delaware on September 1, 2005. The Company was formed to acquire an operating business in the healthcare industry through a merger, capital stock exchange, asset acquisition or other similar business combination. The Company has neither engaged in any operations nor generated revenues to date. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. The Company has selected December 31st as its fiscal year-end.

The registration statement for the Company’s initial public offering (the “Offering”) (as described in Note C) was declared effective on March 2, 2006. The Company consummated the Offering on March 8, 2006 and received net proceeds of approximately $113,500,000. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) an operating business in the healthcare industry (“Business Combination”). However, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Offering, approximately 94.5% of the gross proceeds, after payment of certain expenses related to the Offering and amounts paid to the underwriters, was placed in a trust account (the “Trust Account”). The proceeds held in the Trust Account will be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States government having a maturity of one hundred and eighty days or less or any open ended investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund and bears the highest credit rating issued by a United States nationally recognized rating agency, until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the distribution of the Trust Account as described below. On March 2, 2006, immediately prior to the Offering, two stockholders purchased in a private placement 416,667 Warrants (as defined below), for a combined total of 833,334 Warrants, at a price of $1.20 per Warrant (an aggregate purchase price of approximately $1,000,000) directly from the Company and not as part of the Offering. The proceeds from the sale of these Warrants may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 20% or more of the outstanding stock (excluding, for this purpose, those shares of common stock issued prior to the Offering) vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. Public stockholders voting against a Business Combination will be entitled to convert their stock into a pro rata share of the trust account (including the additional 2% fee of the gross proceeds payable to the underwriters upon the Company’s consummation of a Business Combination), including any interest earned (net of taxes payable) on their pro rata share, if the Business Combination is approved and consummated. However, voting against the Business Combination alone will not result in an election to exercise a stockholder’s conversion rights. A stockholder must also affirmatively exercise such conversion rights at or prior to the time the Business Combinations is voted upon by the stockholders. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company, have agreed to vote all of the shares of common stock held by them, including any shares of common stock purchased in or following the Offering, in accordance with the vote of the majority of all other stockholders of the Company, other than the existing stockholders, officers and directors, with respect to any Business Combination.

In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied, the proceeds held in the Trust Account will be distributed to the Company’s public stockholders, excluding the founding stockholders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit (as defined below) in the Offering (assuming no value is attributed to the Warrants included in the Units sold in the Offering discussed in Note C).

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] Common stock:

In February 2006, the Board of Directors of the Company approved a six-for-five stock split to all shareholders of record on February 16, 2006. All transactions and disclosures in the financial statements, related to the Company’s common stock, have been adjusted to reflect the effects of the stock split.

[2] Warrant liability:

The Company has outstanding Warrants pursuant to the terms of a Warrant Agreement, dated March 2, 2006 (the “Warrant Agreement”), which provides for the Company to register the shares underlying the Warrants but is silent as to the penalty to be incurred in the absence of the Company’s ability to deliver registered shares to the Warrant holders upon Warrant exercise. Under EITF No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 00-19”), registration of the common stock underlying the Company’s Warrants is assumed to be not within the Company’s control. As a result, the Company must assume that it could be required to settle the Warrants on a net-cash basis, thereby necessitating the treatment of the potential settlement obligation as a liability. Further, EITF No. 00-19 requires the Company to record the potential settlement liability at each reporting date using the current estimated fair value of the Warrants, with any changes being recorded through the Company’s statement of operations. The potential settlement obligation related to the Warrants will continue to be reported as a liability until such time that the Warrants are exercised, expire, or the Company is otherwise able to modify the registration requirements in the Warrant Agreement to remove the provisions which require this treatment. The fair value of the warrant liability is determined using the trading value of the Warrants.

[3] Income per common share:

The Company complies with SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires dual presentation of basic and diluted income per share for all periods presented. Basic income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the income of the Company. The difference between the number of shares used to compute basic income per share and diluted income per share relates to additional shares to be issued upon the assumed exercise of stock options and warrants, net of shares hypothetically repurchased at the average market price with the proceeds of exercise.

The Company’s statement of operations includes a presentation of earnings per share for common stock subject to possible conversion similar to the two-class method of earnings per share in accordance with Emerging Issue Task Force Abstracts, Topic No. D-98 “Classification and Measurement of Redeemable Securities.” Basic and diluted net income per share amounts for the maximum number of shares subject to possible conversion are calculated by dividing the net interest income attributable to common shares subject to conversion ($630,803 for the year ended December 31, 2006 and for the period September 1, 2005 (inception) to December 31, 2006) by the weighted average number of shares subject to possible conversion.

[4] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[5] Deferred offering costs:

Deferred offering costs consist principally of legal and underwriting fees incurred through December 31, 2005 that are related to the Company’s initial public offer and that will be charged to capital upon the receipt of the capital or charged to expense if not completed.

[6] Income tax:

The Company complies with the Financial Accounting Standards Board (“FASB”) SFAS 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

[7] Recently issued accounting standards:

On July 13, 2006, FASB released FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions nor deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006 and is to be applied to all open tax years as of the effective date. At this time, management is evaluating the implications of FIN 48 and its impact on the financial statements has not yet been determined. In addition, in September 2006, the Statement of Financial Accounting Standard No. 157, Fair Value Measurements (“SFAS 157”), was issued and is effective for fiscal years beginning after November 15, 2007. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Management is currently evaluating the impact the adoption of SFAS 157 will have on the Company’s financial statements and their disclosures and its impact has not yet been determined.

[8] Cash and cash equivalents:

The Company considers all highly liquid investments purchased within an original maturity of three months or less to be cash equivalents.

[9] Redeemable common stock:

The Company accounts for redeemable common stock in accordance with Emerging Issue Task Force D-98 “Classification and Measurement of Redeemable Securities”. Securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. In addition, if the redemption causes a redemption event, the redeemable securities should not be classified outside of permanent equity. As discussed in Note A, the Business Combination will only be consummated if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders holding less than 20% of the shares of common stock sold in the Offering (i.e., 2,999,999 shares) exercise their conversion rights. As further discussed in Note A, if a Business Combination is not consummated by March 8, 2008, the Company will liquidate. Accordingly, 2,999,999 shares have been classified outside of permanent equity at redemption value. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the redeemable common stock to equal its redemption value at the end of each reporting period. The initial per share redemption price was $7.57 at March 8, 2006.

Holders of common stock issued in the Offering have the opportunity and right to redeem their shares at the conversion price at the time the Company seeks stockholder approval of any Business Combination. The conversion price is determined by the amounts held in the trust account (i.e., the amount initially placed in the trust account plus accrued interest, net of taxes) divided by the number of units issued in the Offering. This redemption feature lapses upon the approval of the acquisition.

Rule 5-02.28 of Regulation S-X requires preferred securities and other equity instruments that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (1) at a fixed or determinable price on a fixed or determinable date, (2) at the option of the holder, or (3) upon the occurrence of an event that is not solely within the control of the issuer.

As the shares issued in the Offering are redeemable at the option of the holder until such time as the Company receives the required approval for a Business Combination, they have been classified outside of permanent equity. The redeemable common stock will be adjusted to its redemption amount at each balance sheet date.

A liquidation event will be created if holders of 20% or more of the common stock issued in the Offering vote against the Business Combination and exercise their conversion right or if a Business Combination is not executed within the allotted time. Consequently, since payment to holders in excess of 20% or more of the common stock creates a liquidation event, the proceeds related to the remaining 80% of the proceeds from the Offering have been classified as permanent equity.

NOTE C—THE OFFERING

On March 8, 2006, the Company sold 15,000,000 units (“Units”) at a price of $8.00 per Unit in the Offering. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“Warrant”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of (a) March 2, 2007 or (b) the completion of a Business Combination with a target business or the distribution of the Trust Account. The Warrants expire on March 2, 2010. The Warrants are redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

NOTE D—INCOME TAXES

The Company’s provision for income taxes reflects the application of federal, state and city statutory rates to the Company’s net income before taxes. The effective tax rate was 19% for the period September 1, 2005 (date of inception) to December 31, 2006.

Components of the provision for income taxes are as follows:

Current
Federal	$1,322,000
State	315,145

Total current	$1,637,145

The effective income tax rate differs from the statutory rate of 34% principally due to the effect of state income taxes. There is also a permanent difference due to the unrealized gain on the warrant liability.

Income tax expense for the twelve months ended December 31, 2006 and the period from September 1, 2005 (inception) to December 31, 2006 was approximately $1,600,000, respectively. The expense is for current federal and state income taxes.

NOTE E—RELATED PARTY TRANSACTIONS

[1] The Company issued two $50,000 unsecured promissory notes to related parties, Joel D. Liffmann and Larry N. Feinberg, on September 22, 2005. Each note was non-interest bearing and was repaid on March 8, 2006.

[2] The Company presently occupies office space provided by an affiliate of certain of the founding stockholders. Such affiliate has agreed that, until the acquisition of a Business Combination by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on March 2, 2006. Upon completion of a Business Combination or our liquidation, the Company will no longer be required to pay these monthly fees.

[3] On March 2, 2006, immediately prior to the Offering, two stockholders purchased in a private placement 416,667 Warrants, for a combined total of 833,334 Warrants, at a price of $1.20 per Warrant (an aggregate purchase price of approximately $1,000,000) directly from the Company and not as part of the Offering. The Warrants are identical to the Warrants issued with the Units in the Offering except that the Warrants will not be transferable or salable by the purchasers until such time as the Company has completed a Business Combination.

NOTE F—COMMITMENTS

The Company paid an underwriting discount of 5% of the public Unit offering price to the underwriters at the closing of the Offering. The Company will also pay an additional 2% fee of the gross offering proceeds (less $0.16 for each share of common stock converted to cash in connection with a Business Combination) payable to the underwriters upon the Company’s consummation of a Business Combination.

The Company has engaged CRT Capital Group LLC, on a non exclusive basis, as their agent for the solicitation of the exercise of the Warrants. The Company has agreed to pay CRT Capital Group LLC a commission equal to 2% of the exercise price for each Warrant exercised more than one year after the date of the prospectus if the exercise was solicited by CRT Capital Group LLC.

NOTE G—PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

ORACLE HEALTHCARE ACQUISITION CORP.

(a corporation in the development stage)

CONDENSED BALANCE SHEETS

	September, 30 2007	December 31, 2006
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$53,696	$553,441
Deferred tax asset	365,000	—
Prepaid assets	117,382	—

Total current assets	536,078	553,441

Other assets
Cash held in trust account	119,191,930	116,628,857

Total assets	$119,728,008	$117,182,298

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Accrued expenses	$250	$250
Warrant liability	3,483,334	15,516,667
Deferred underwriter’s fee	1,920,000	1,920,000

Total current liabilities	$5,403,584	$17,436,917

Common stock, subject to possible conversion, 2,999,999 shares at conversion value plus interest income (net of taxes) of $1,169,087 and $630,803, respectively	23,879,079	23,340,795

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, authorized 1,000,000 shares; none issued and outstanding
Common stock, $0.0001 par value, authorized 40,000,000 shares; issued and outstanding 18,750,000 shares (which 2,999,999 shares subject to possible conversion)	1,875	1,875
Additional paid-in capital	70,115,699	70,115,699
Retained earnings during the development stage	20,327,771	6,287,012

Total stockholders’ equity	90,445,345	76,404,586

Total liabilities and stockholders’ equity	$119,728,008	$117,182,298

The accompanying notes are an integral part of these condensed financial statements

ORACLE HEALTHCARE ACQUISITION CORP.

(a corporation in the development stage)

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended September 30, 2007	For the three months ended September 30, 2006	For the nine months ended September 30, 2007	For the nine months ended September 30, 2006	For the period September 1, 2005 (inception) to September 30, 2007
Interest income	$1,591,502	$1,522,892	$4,637,989	$3,253,868	$9,431,482
Unrealized gain from warrant liability	9,025,000	4,750,000	12,033,333	5,066,667	16,308,334
Formation and operating costs	(153,590)	(66,021)	(394,675)	(481,787)	(908,209)

Income before income taxes	10,462,912	6,206,871	16,276,647	7,838,748	24,831,607

Income taxes	(299,949)	(441,000)	(1,697,604)	(1,037,145)	(3,334,749)

Net income	$10,162,963	$5,765,871	$14,579,043	$6,801,603	$21,496,858

Weighted average shares outstanding:
Basic	18,750,000	18,750,000	18,750,000	15,082,117	15,024,639

Diluted	22,292,924	21,603,457	22,192,449	18,118,744	17,459,570

Net income per share, basic	$0.54	$0.31	$0.78	$0.45	$1.43

Net income per share, diluted	$0.46	$0.27	$0.66	$0.38	$1.23

Shares outstanding subject to possible redemption	2,999,999	2,999,999	2,999,999	2,274,725	2,257,894

Net income per share of shares subject to possible redemption, basic and diluted	$0.06	$0.07	$0.18	$0.19	$0.52

The accompanying notes are an integral part of these condensed financial statements

ORACLE HEALTHCARE ACQUISITION CORP.

(a corporation in the development stage)

CONDENSED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30, 2007	For the nine months ended September 30, 2006	For the period September 1, 2005 (inception) to September 30, 2007
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$14,579,043	$6,801,603	$21,496,858
Warrant liability	(12,033,333)	(5,066,667)	(16,308,334)
Adjustments to reconcile net income to net cash provided by operations:
Prepaid assets	(117,382)	—	(117,382)
Deferred tax asset	—	—	250
Accrued expenses	(365,000)	—	(365,000)
Accrued taxes	—	—	—

Net cash provided by operating activities	2,063,328	1,734,936	4,706,392

Net cash used in investing activity:
Cash held in trust account	(2,563,073)	(115,697,846)	(119,191,930)

Cash flows from financing activities:
Proceeds from note payable	—	—	100,000
Proceeds from issuance of common stock to existing stockholders	—	—	31,250
Gross proceeds from the issuance of common stock (public offering)	—	120,000,000	120,000,000
Proceeds from issuance of warrants in private placement	—	1,000,000	1,000,000
Repayment of notes payable to stockholders	—	(100,000)	(100,000)
Payments of deferred offering costs	—	(6,431,462)	(6,492,016)

Net cash provided by financing activities	$—	$114,468,538	$114,539,234

Net increase (decrease) in cash and equivalents	(499,745)	505,628	53,696
Cash and equivalents, beginning of period	553,441	71,320

Cash and equivalents, end of period	$53,696	$576,948	$53,696

Supplemental cash flow disclosures:
Cash paid for taxes	$2,062,604	$1,037,145	$3,699,749
Offering costs	$—	$—	$151,772
Supplemental disclosure of non-cash financing activity:
Deferred underwriter’s fees	$—	$1,920,000	$1,920,000

The accompanying notes are an integral part of these condensed financial statements

ORACLE HEALTHCARE ACQUISITION CORP.

(a corporation in the development stage)

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Earnings Accumulated During the Development Stage	Total
	Shares	Amount
Balances—September 1, 2005 (date of inception)	—	—	—	—	—
Issuance of common stock to existing stockholders	3,750,000	$375	$30,875	—	$31,250

Balances-December 31, 2005	3,750,000	$375	$30,875	—	$31,250

Issuance of warrants in private placement	—	—	$1,000,000	—	$1,000,000
Sale of 15,000,000 units on March 8, 2006 at a price of $8 per unit, net of underwriters’ discount and offering expenses (including 2,999,999 shares subject to possible conversion)	15,000,000	$1,500	$111,586,484	—	$111,587,984
Proceeds subject to possible conversion of 2,999,999 shares	—	—	$(22,709,992)	—	$(22,709,992)
Warrant Liability	—	—	$(19,791,668)	—	$(19,791,668)
Net income allocable to common stockholders not subject to possible conversion	—	—	—	$6,287,012	$6,287,012

Balances—December 31, 2006	18,750,000	$1,875	$70,115,699	$6,287,012	$76,404,586

Net income allocable to common stockholders not subject to possible conversion	—	—	—	$14,040,759	$14,040,759

Balances—September 30, 2007	18,750,000	$1,875	$70,115,699	$20,327,771	$90,445,345

The accompanying notes are an integral part of these condensed financial statements

CONDENSED NOTES TO FINANCIAL STATEMENTS

NOTE A—BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared by the Company (as defined below) and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2007 and the financial results for the three and nine months ended September 30, 2006 and 2007, and the period September 1, 2005 (inception) to September 30, 2007, in accordance with accounting principles generally accepted in the United States of America for interim financial statements and pursuant to Form 10-Q and Regulation S-X.

Certain information and footnote disclosures normally included in the Company’s annual audited financial statements have been condensed or omitted pursuant to such rules and regulations. The results of operations for the three and nine months ended September 30, 2007 and for the period from September 1, 2005 (date of inception) to September 30, 2007 are not necessarily indicative of the results of operations to be expected for a full fiscal year. These interim condensed financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2006, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2007.

NOTE B—ORGANIZATION AND BUSINESS OPERATIONS

Oracle Healthcare Acquisition Corp. (the “Company”) was incorporated in Delaware on September 1, 2005. The Company was formed to acquire an operating business in the healthcare industry through a merger, capital stock exchange, asset acquisition or other similar business combination. The Company has neither engaged in any operations nor generated revenues to date, with the exception of interest income. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting By Development stage Enterprises” and is subject to the risks associated with activities of development stage companies. The Company has selected December 31st as its fiscal year-end.

The registration statement for the Company’s initial public offering (the “Offering”) (as described in Note D) was declared effective on March 2, 2006. The Company consummated the Offering on March 8, 2006 and received net proceeds of approximately $113,500,000. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) an operating business in the healthcare industry (“Business Combination”). Upon the closing of the Offering, approximately 94.5% of the gross proceeds, after payment of certain expenses related to the Offering and amounts paid to the underwriters, was placed in a trust account at Lehman Brothers, Inc., maintained by Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”). The proceeds held in the Trust Account will be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States government having a maturity of one hundred and eighty days or less or any open ended investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund and bears the highest credit rating issued by a United States nationally recognized rating agency, until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the distribution of the Trust Account as described below. On March 2, 2006, immediately prior to the Offering, two stockholders purchased in a private placement 416,667 Warrants (as defined below), for a combined total of 833,334 Warrants, at a price of $1.20 per Warrant (an aggregate purchase price of approximately $1,000,000) directly from the Company and not as part of the Offering. The proceeds from the sale of these Warrants may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 20% or more of the outstanding stock (excluding, for this purpose, those shares of common stock issued prior to the Offering) vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. Public stockholders voting against a Business Combination will be entitled to convert their stock into a pro rata share of the trust account (including the additional 2% fee of the gross proceeds payable to the underwriters upon the Company’s consummation of a Business Combination), including any interest earned (net of taxes payable) on their pro rata share, if the Business Combination is approved and consummated. However, voting against the Business Combination alone will not result in an election to exercise a stockholder’s conversion rights. A stockholder must also affirmatively exercise such conversion rights at or prior to the time the Business Combination is voted upon by the stockholders. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company, have agreed to vote all of the shares of common stock held by them, including any shares of common stock purchased in or following the Offering, in accordance with the vote of the majority of all other stockholders of the Company, other than the existing stockholders, officers and directors, with respect to any Business Combination.

In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied, the proceeds held in the Trust Account will be distributed to the Company’s public stockholders, excluding the existing stockholders to the extent of their initial stock holdings. Since the Offering was consummated on March 8, 2006, the above-mentioned 18-month period was set to end on September 8, 2007 unless otherwise extended. In furtherance of the Company’s corporate purpose, on September 8, 2007, the Company entered into a letter of intent with a potential target business, thereby extending the deadline to consummate a business combination from September 8, 2007 to March 8, 2008. On October 17, 2007, the letter of intent with the potential target business was terminated. Pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation, the Company will liquidate as promptly as practicable, unless negotiations in respect of this transaction are recommenced, and a business combination is consummated. However, there can be no assurance that the Company will be able to recommence negotiations with such potential target business or, if negotiations are recommenced, consummate a business combination in the time allotted.

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] Common stock:

In February 2006, the Board of Directors of the Company approved a six-for-five stock split to all shareholders of record on February 16, 2006. All transactions and disclosures in the financial statements, related to the Company’s common stock, have been adjusted to reflect the effects of the stock split.

[2] Warrant liability:

The Company has outstanding Warrants pursuant to the terms of a Warrant Agreement, dated March 2, 2006 (the “Warrant Agreement”), which provides for the Company to register the shares underlying the Warrants but is silent as to the penalty to be incurred in the absence of the Company’s ability to deliver registered shares to the Warrant holders upon Warrant exercise. Under EITF No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 00-19”), registration of the common stock underlying the Company’s Warrants is assumed to be not within the Company’s control. As a result, the Company must assume that it could be required to settle the Warrants on a net-cash basis, thereby necessitating the treatment of the potential settlement obligation as a liability. Further, EITF No. 00-19 requires the Company to record the potential settlement liability at each reporting date using the current estimated fair value of the Warrants, with any changes being recorded through the Company’s statements of operations. The potential settlement obligation related to the Warrants will continue to be reported as a liability until such time that the Warrants are exercised, expire, or the Company is otherwise able to modify the registration requirements in the Warrant Agreement to remove the provisions which require this treatment. The fair value of the warrant liability is determined using the trading value of the Warrants.

[3] Income per common share:

The Company complies with SFAS No. 128, “Earnings Per Share.” SFAS No. 128 requires dual presentation of basic and diluted income per common share for all periods presented. Basic income per common share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the income of the Company. The difference between the number of shares used to compute basic income per common share and diluted income per common share relates to additional shares to be issued upon the assumed exercise of stock options and warrants, net of shares hypothetically repurchased at the average market price with the proceeds of exercise.

The Company’s statement of operations includes a presentation of earnings per share for common stock subject to possible conversion similar to the two-class method of earnings per share in accordance with Emerging Issue Task Force Abstracts, Topic No. D-98 “Classification and Measurement of Redeemable Securities.” Basic and diluted net income per share amounts for the maximum number of shares subject to possible conversion are calculated by dividing the net interest income attributable to common shares subject to conversion ($185,218 and $216,639 for the three months ended September 30, 2007 and 2006, respectively, $538,284 and $443,035 for the nine months ended September 30, 2007 and 2006, respectively, and $1,169,087 for the period September 1, 2005 (inception) to September 30, 2007) ) by the weighted average number of shares subject to possible conversion.

[4] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[5] Income tax:

The Company complies with the Financial Accounting Standards Board (“FASB”) SFAS 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

On July 13, 2006, FASB released FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006 and is to be applied to all open tax years as of the effective date. The Company feels that there are no uncertain tax positions being taken.

[6] Recently issued accounting standards:

In September 2006, the Statement of Financial Accounting Standard (the “FASB”) issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, established a framework for measuring fair value in generally accepted accounting principles, expands disclosure about fair value measurements, and applies under other pronouncements that require or permit fair value measurements, SFAS 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be its fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its condensed interim financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of the Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance on how prior year misstatements should be considered when quantifying misstatements in the current year financial statements. SAB 108 requires registrants to quantify misstatements using both balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 does not change the guidance in SAB 99, “Materiality”, when evaluating the materiality of misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006. Upon initial application, SAB 108 permits a one-time cumulative effect adjustment to beginning retained earnings. The Company is currently evaluating the potential impact, if any, that the adoption of SAB 108 will have on its condensed interim financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This statement permits entities to choose to measure many financial instruments at fair value. Unrealized gains and losses on items for which option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing impact of SFAS 159 on its condensed interim financial statements.

In November, 2007, the Securities and Exchange Commission’s issued Staff Accounting Bulletin (SAB) No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (“SAB 109”). SAB 109 provides the Staff’s views on the accounting for written loan commitments recorded at fair value under generally accepted accounting principles (GAAP). SAB 109 revises the Staff’s views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. SAB 109 retains the Staff’s views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. SAB 109 revises and rescinds portions of SAB 105, “Application of Accounting Principles to Loan Commitments”, which provided the views of the Staff regarding derivative loan commitments that are accounted for at fair value through earnings pursuant to Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities”. The Company is currently evaluation the potential impact, if any, that the adoption of SAB 109 will have on its condensed interim financial statements.

[7] Cash and cash equivalents:

The Company considers all highly liquid investments purchased within an original maturity of three months or less to be cash equivalents.

[8] Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, exceeds the Federal depository insurance coverage of $100,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

[9] Fair value of financial instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments”, approximates the carrying amounts represented in the balance sheet.

NOTE D—THE OFFERING

On March 8, 2006, the Company sold 15,000,000 units (“Units”) at a price of $8.00 per Unit in the Offering. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“Warrant”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of (a) March 2, 2007 or (b) the completion of a Business Combination with a target business or the distribution of the Trust Account. The Warrants expire on March 2, 2010. The Warrants are redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

NOTE E—INCOME TAXES

Income tax expense for the three and nine months ended September 30, 2007 and the period from September 1, 2005 (inception) to September 30, 2007 was approximately $300,000, $1,700,000 and $3,300,000, respectively. The expense is for current federal and state income taxes as well as deferred taxes.

The effective tax rate of (3%) for the three months ended September 30, 2007 and (10%) for the nine month period ended September 30, 2007, differs from the federal statutory tax rate of approximately 35% as a result of the gain on the warrant liability, which is a permanent difference, and the deferred tax asset.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. As of September 30, 2007, the Company has a deferred tax asset of approximately $365,000. As of December 31, 2006, the deferred tax asset was approximately $206,000 and had a full valuation allowance on it. Management has changed its position at September 30, 2007 and feels that the deferred tax asset will be fully utilized.

NOTE F—SUBSEQUENT EVENT

On October 22, 2007, the Company issued a press release and filed a Form 8-K with the Securities and Exchange Commission announcing that it had terminated the letter of intent with a company for a potential business combination, which was entered into on September 8, 2007. Pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation, the Company will liquidate as promptly as practicable, unless negotiations in respect of this transaction are recommenced, and a business combination is consummated. However, there can be no assurance that the Company will be able to recommence negotiations with such potential target business or, if negotiations are recommenced, consummate a business combination in the time allotted.

Annex A

AGREEMENT AND PLAN OF MERGER

among

ORACLE HEALTHCARE ACQUISITION CORP.,

PTI ACQUISITION SUB, INC.,

and

PRECISION THERAPEUTICS, INC.

Dated as of December 3, 2007

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 3, 2007 (this “Agreement”), by and among Oracle Healthcare Acquisition Corp., a Delaware corporation (“Parent”), PTI Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary (as hereinafter defined) of Parent (“Merger Sub”), and Precision Therapeutics, Inc., a Delaware corporation (the “Company”). Except as otherwise provided in this Agreement, terms used herein are defined in Section 11.12 hereof.

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved and declared advisable the merger (the “Merger”) of Merger Sub with and into the Company, with the Company as the corporation surviving such Merger as a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which Merger each outstanding share of capital stock of the Company issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Excluded Shares, will be converted into the right to receive shares of common stock, par value $0.0001 per share (“Parent Common Stock”), of Parent;

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company (the “Voting Agreement Stockholders”) are entering into a Voting Agreement (the “Voting Agreement”) with Parent pursuant to which, among other things, such Voting Agreement Stockholders have agreed, subject to the terms thereof, to: (i) prior to the Effective Time, convert any and all shares of Series A1 Preferred Stock, par value $0.001 per share (the “Series A1 Preferred Stock”), Series A3 Preferred Stock, par value $0.001 per share (the “Series A3 Preferred Stock” and, together with the Series A1 Preferred Stock, the “Series A Preferred Stock”), and Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Company Preferred Stock”), of the Company and the Bridge Notes held by such Voting Agreement Stockholders into common stock, par value $0.001 per share (the “Company Common Stock”), of the Company pursuant to the Conversion; and (ii) vote any and all shares capital stock of the Company held by such Voting Agreement Stockholders in favor of the approval and adoption of the Conversion and the Merger;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the consummation of the transactions contemplated hereby; and

WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend for the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (the “Treasury Regulations”), and, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto, intending to be legally bound, hereby agrees as follows:

ARTICLE I.

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, with the Company continuing to exist under the laws of the State of Delaware as the corporation surviving such merger (the Company, as such surviving corporation, the “Surviving Corporation”).

Section 1.2. Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place on the third Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII hereof, unless another time or date is agreed to in writing by Parent and the Company (the date of the Closing, the “Closing Date”). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by Parent and the Company.

Section 1.3. Effective Time. Upon the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger, substantially in the form attached as Exhibit A hereto (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the time at which the Merger shall become effective being the “Effective Time”).

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL (including, without limitation, Section 259 of the DGCL). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended as a result of the Merger to read in its entirety as set forth on Exhibit A attached to the Certificate of Merger, and the certificate of incorporation of the Company, as so amended, shall be the certificate of incorporation of the Surviving Corporation, and thereafter shall continue to be the certificate of incorporation of the Surviving Corporation until changed or amended as provided therein and under applicable law.

Section 1.6. Bylaws. At the Effective Time and without any further action on the part of the Company and Merger Sub, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, and thereafter shall continue to be the bylaws of the Surviving Corporation until changed or amended or repealed as provided therein, in the certificate of incorporation of the Surviving Corporation and under applicable law.

Section 1.7. Directors; Officers.

(a) Members of Board of Directors. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the Company Designated Directors and the Parent Designated Directors, each to serve until his successor is elected and qualified or until his earlier death, resignation or removal.

(b) Officers of Parent and Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to serve until their respective successor is elected and qualified or until their respective earlier death, resignation or termination; provided, however, that, at the Effective Time, Sean C. McDonald shall become the Chief Executive Officer of the Surviving Corporation until his successor is elected and qualified or until his earlier death, resignation or termination.

Section 1.8. Effect on Capital Stock. After the Conversion and at the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of shares of capital stock or other securities of the Company, Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock, Etc. Each share of Company Common Stock that is owned by the Company as treasury stock, or otherwise owned by any direct or indirect Subsidiary of the Company, immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no payment shall be made or consideration delivered in exchange therefor.

(c) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the shares of Company Common Stock referred to in Section 1.8(b) hereof and shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent (collectively, “Excluded Shares”) and the Dissenting Shares) shall be converted into the right to receive the following, subject to Section 2.4 hereof with respect to fractional shares, and to Section 2.10 hereof with respect to shares deposited with the Escrow Agent:

(i) the Per Share Merger Consideration;

(ii) the Milestone Consideration Per Share (if any); and

(iii) the Top-Up Consideration Per Share (if any).

(d) Cancellation of Excluded Shares. Each Excluded Share shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of the Company that are issued and outstanding immediately prior to the Effective Time and that are held by a holder thereof who has validly demanded payment of the fair value for such shares as determined in accordance with Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right under the DGCL. If any such holder of shares of capital stock of the Company shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of Company Common Stock held by such holder shall be treated, at Parent’s sole discretion, as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with Section 1.8(c). The Company shall give prompt notice to Parent of any demands (and any withdrawals thereof) received by the Company for appraisal of shares the Company’s capital stock pursuant to Section 262 of the DGCL, and Parent shall have the right to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or waive any rights with respect to, any such demands.

Section 1.9. Equitable Adjustment of Shares. If prior to the Effective Time, Parent or the Company, as the case may be, should split, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, as applicable, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other stock dividend or distribution in capital stock (or securities convertible into or exchangeable for capital stock) of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively, then the Per Share Merger Consideration shall be equitably adjusted to reflect such split, combination, reclassification, dividend or other distribution or change.

Section 1.10. Treatment of Options.

(a) At the Effective Time, each outstanding option to purchase a share of Company Common Stock (collectively, “Company Options”) granted under any Company Stock Plan, whether or not then exercisable or vested, shall automatically be converted, by virtue of the Merger and without any action on the part of the holder thereof, into an option to acquire such number of shares of Parent Common Stock (a “Rollover Option”) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option and (y) the Exchange Ratio (provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share). Each Rollover Option shall also include the right to receive the applicable Milestone Consideration Per Share (if any) and the applicable Top-Up Consideration Per Share (if any). Each Rollover Option shall be subject to, and shall vest and remain exercisable in accordance with, the same terms and conditions of the Company Option it replaces, except that the exercise price per share of each Rollover Option shall be equal to the quotient of (i) the exercise price per share of such Company Option and (ii) the Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent). The conversion of the Company Options to Rollover Options pursuant to this Section 1.10 shall be effected in a manner consistent with Section 424 of the Code. Parent shall take reasonable steps to ensure that any Company Option that qualifies as an “incentive stock option” under Section 422 of the Code immediately prior to the Closing shall not lose its status as an incentive stock option as a result of the conversion to a Rollover Option described above. Following the Closing, Parent shall send to each holder of a Rollover Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such Rollover Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such Rollover Option. Not later than four (4) business days (within the meaning of Form 8-K) after the Effective Time, Parent shall, with full cooperation from the Company prior to the Closing and from the Surviving Corporation following the Closing, prepare and file with the SEC a report on Form 8-K as required with respect to the Merger. As soon as permissible following the filing of such report on Form 8-K, Parent shall file with the SEC a registration statement on Form S-8 registering the exercise of any Rollover Options. Parent shall use commercially reasonable efforts (i) to cause, to the extent reasonably practicable, any shares of Parent Common Stock issued upon exercise of Rollover Options prior to the effectiveness of the registration statement on Form S-8 to be included in the shares to be registered in the Registration Statement, and (ii) to cause such Form S-8 registration statement to remain effective for so long as any Rollover Options remain outstanding.

(b) All shares of restricted Company Common Stock granted under the Company Stock Plans (and any other shares of Company Common Stock subject to vesting or future issuance under the Company Stock Plans) (collectively, “Other Stock Awards”) outstanding immediately prior to the Effective Time, whether or not then vested, shall be treated in the same manner as all other shares of Company Common Stock outstanding immediately prior to the Effective Time; provided, however, that the Per Share Merger Consideration, Milestone Consideration Per Share (if any) and the Top-Up Consideration Per Share (if any) received by each holder in exchange for the holder’s Other Stock Awards shall be subject to the terms and conditions (including vesting schedules) applicable to such Other Stock Awards as in effect prior to the Effective Time.

(c) The Company and Parent shall take all such steps and actions as may be required to cause the transactions contemplated by this Section 1.10 and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of the Company or (ii) at the Effective Time will become a director or officer of Parent, to become exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 1.11. Treatment of Warrants. From and after the Effective Time:

(a) Series I Warrants. Pursuant to the provisions of Section 7(c) of the Series I Warrants (as applicable), (i) each holder of a Series I Warrant shall have the right to receive upon the exercise of such Series I Warrant the kind and amount of shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of such Series I Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in each Series I Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in such Series I Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Series I Warrant.

(b) Series II Warrants. Pursuant to the provisions of Section 7(b) of the Series II Warrants (as applicable), (i) each holder of a Series II Warrant shall have the right to receive upon the exercise of such Series II Warrant the kind and amount of shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of such Series II Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10) and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in each Series II Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in such Series II Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Series II Warrant.

(c) Series III Warrants. Pursuant to the provisions of Section 7(b) of the Series III Warrants (as applicable), (i) each holder of a Series III Warrant shall have the right to receive upon the exercise of such Series III Warrant the kind and amount of shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of such Series III Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in each Series III Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in such Series III Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Series III Warrant.

(d) National City Warrant. Pursuant to the provisions of Section 7(b) of the National City Warrant, (i) the holder of the National City Warrant shall have the right to receive upon the exercise thereof the kind and amount of shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) which such holder would have been entitled to receive if immediately prior to the

Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of the National City Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in the National City Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in the National City Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of the National City Warrant.

(e) 2002 GE Warrant. Pursuant to the provisions of Section 7(a) of the 2002 GE Warrant, (i) the holder of such 2002 GE Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the 2002 GE Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the 2002 GE Warrant, the shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the 2002 GE Warrant immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the 2002 GE Warrant a new warrant as a replacement of such 2002 GE Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the 2002 GE Warrant.

(f) 2005 GE Warrant. Pursuant to the provisions of Section 7(a) of the 2005 GE Warrant, (i) the holder of such 2005 GE Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the 2005 GE Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the 2005 GE Warrant, the shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the 2005 GE Warrant immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the 2005 GE Warrant a new warrant as a replacement of such 2005 GE Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the 2005 GE Warrant.

(g) 2006 GE Warrant. Pursuant to the provisions of Section 7(a) of the 2006 GE Warrant, (i) the holder of such 2006 GE Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the 2006 GE Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the 2006 GE Warrant, the shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the 2006 GE Warrant immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the 2006 GE Warrant a new warrant as a replacement of such 2006 GE Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the 2006 GE Warrant.

(h) Bridge Warrant. Pursuant to the provisions of Section 3.01(d) of the Bridge Warrants (as applicable), (i) each Bridge Warrant shall be exercisable for the number of shares of Parent Common Stock to which a holder of the number of shares of Company Common Stock (or to receive payment in cash with respect to the Top-Up

Consideration attributable to such shares) deliverable upon exercise of such Bridge Warrant would have been entitled to receive pursuant to Article I hereof upon the consummation of the Merger (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), (ii) appropriate adjustment shall be made in the application of the provisions of each Bridge Warrant with respect to the rights and interest thereafter of the holder of such Bridge Warrant, to the end that the provisions set forth therein (including provisions with respect to changes in and other adjustments of the applicable number of shares of stock issuable upon exercise) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Bridge Warrant.

(i) GE Preferred Warrant. Pursuant to the provisions of Section 7(a) of the GE Preferred Warrant, (i) the holder of such GE Preferred Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the GE Preferred Warrant, and in lieu of the shares of Company Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) theretofore issuable upon exercise of the GE Preferred Warrant (after giving effect to the Conversion), the shares of Parent Common Stock receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the GE Preferred Warrant (after giving effect to the Conversion) immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the GE Preferred Warrant a new warrant as a replacement of such GE Preferred Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the GE Preferred Warrant.

Section 1.12. Treatment of Bridge Notes. The Company shall take all corporate action necessary to cause all Bridge Notes that are outstanding as of immediately prior to the Effective Time to be converted into shares of Company Common Stock pursuant to the Conversion in accordance with the terms of the Bridge Note Agreement.

Section 1.13. No Transfers of Contingent Consideration. Neither the Top-Up Consideration Per Share, the Milestone Consideration Per Share nor the right to receive the Top-Up Consideration Per Share or the Milestone Consideration Per Share may be Transferred by any Person other than pursuant to a Permitted Transfer, provided that nothing contained in this Section 1.13 is intended to, nor shall it be deemed to, restrict or limit the ability of any holder of securities of the Company to Transfer such securities prior to the Effective Time.

ARTICLE II.

EXCHANGE OF CERTIFICATES; ESCROW OF SHARES

Section 2.1. Exchange Procedures. As promptly as practicable after the Effective Time, Parent will send, or cause to be sent, to each record holder of a certificate (a “Certificate”) which immediately prior to the Effective Time represented shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) or shares of Company Preferred Stock that have been converted into Company Common Stock pursuant to the Conversion: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery to Parent of the Certificates, and shall be in customary form); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Per Share Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate, upon surrender of the Certificate to, or as instructed by, Parent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Parent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Parent Common Stock, and the amount of cash, if any, in respect of fractional shares and any dividends or other distributions to which holders are entitled pursuant to Section 2.2 hereof, into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement. Parent shall accept such Certificates upon compliance with such reasonable terms and conditions as Parent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or will accrue on any cash payable in lieu of fractional shares or pursuant to Section 2.2 hereof. In the event that any Per Share Merger Consideration is to be paid in a name other than that in which the Certificate surrendered for exchange is registered, as the result of a transfer of ownership of Company Common Stock or Company Preferred Stock which was not registered in the transfer records of the Company, one or more certificates evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount in lieu of fractional shares and with respect to any dividends or other distributions to which such holder is entitled pursuant to Section 2.2 hereof, may be issued with respect to such Company Common Stock or Company Preferred Stock (on an as converted basis pursuant to the Conversion) to the person so named only if the Certificate representing such shares of Company Common Stock or Company Preferred Stock is presented to, or as instructed by, Parent, properly endorsed, with signature guaranteed, or otherwise in proper form for transfer to the Person so named, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Section 2.2. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate. Subject to the effect of applicable law, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.3. No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash, if any, paid in lieu of fractional shares or pursuant to Section 2.2 hereof paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I hereof and this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock (including any and all shares of Company Common Stock issued pursuant to the Conversion).

Section 2.4. No Fractional Shares of Parent Common Stock. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to Section 1.8 hereof. Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock and (ii) the Parent Common Stock Price.

Section 2.5. No Liability. None of Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.6. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, and the delivery to Parent of such other documentation (including an indemnity in customary form) reasonably requested by Parent, Parent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 2.7. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of capital stock or other securities of the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or Parent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of capital stock or other securities of the Company in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 2.8. Further Assurances. At and after the Effective Time, the officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.9. Stock Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of capital stock or other securities of the Company on the records of the Company. Any Certificate presented to the Surviving Corporation or Parent after the Effective Time for transfer shall be cancelled and extinguished and exchanged for the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Article I hereof, together with any dividends or other distributions to which such holder is entitled pursuant to Section 2.2 hereof.

Section 2.10. Escrow. On the Closing Date, the Per Share Escrow Consideration shall be deducted from the Per Share Merger Consideration issuable to the Former Company Stockholders pursuant to Article I (the “Escrowed Shares”) and shall be deposited by Parent with the Escrow Agent to be held in escrow for the purpose of satisfying any claims for indemnification made by the Parent Indemnitees under Article X hereof. The Escrowed Shares shall be administered in accordance with the Escrow Agreement.

Section 2.11. Treatment of Contingent Consideration; Issuance of Separate Share Certificates. Any Parent Common Stock issued as Top-Up Consideration or as Milestone Consideration hereunder shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulation Section 1.483-4(b), Example (2), using the three-month test rate of interest provided for in Treasury Regulation Section 1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to such Parent Common Stock, shares representing the principal component (with a value—determined on the date of issuance—equal to the principal component) and shares representing the interest component (with a value—determined on the date of issuance—equal to the interest component) shall be represented by separate share certificates.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered to Parent by the Company in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being understood that any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule if (i) it is readily apparent from such disclosure that it applies to such other section or (ii) such disclosure is cross-referenced in such other section), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Corporate Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted. True, accurate and complete copies of the Company Organizational Documents, with all amendments thereto to the date hereof, have been made available to Parent or its representatives.

Section 3.2. Qualification to Do Business. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.3. No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate or conflict with any provision of any Company Organizational Document, (ii) assuming that the Company makes the filings specified in Section 3.4 hereof and obtains the consents, waivers and approvals specified in Section 3.4 of the Company Disclosure Schedule (and assuming compliance by Parent with Sections 4.3 and 4.4 hereof), violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Company Contract or result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of the Company or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Company Contracts or obligations thereunder, or Company Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, except in the cases of the immediately preceding clauses (iii) and (iv), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity or any other Person, and no declaration or notice to or filing or registration with any Governmental Entity or any other Person, is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except for: (i) the consents, waivers, authorizations or approvals of any Governmental Entity set forth in Section 3.4 of the Company Disclosure Schedule; and (ii) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.5. Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the adoption of this Agreement by the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Section 3.6. Capitalization and Related Matters.

(a) As of the date hereof, the authorized capital stock of the Company consists of 55,000,000 shares of Company Common Stock and 38,670,716 shares of Company Preferred Stock. As of the date hereof:

(i) 3,890,973 shares of Company Common Stock are issued and outstanding and 38,443,420 shares of Company Preferred Stock are issued and outstanding;

(ii) 8,839,505 shares of Company Common Stock are reserved for issuance and issuable upon or otherwise deliverable under the Company’s 1996 Stock Option Plan and 2000 Stock Plan (collectively, the “Company Stock Plans”) or otherwise in connection with the exercise of outstanding Company Options and the vesting of outstanding Other Stock Awards. Section 3.6(a)(ii) of the Company Disclosure Schedule sets forth the names of all holders, the number of shares of Company Common Stock covered thereby, the vesting schedule and the exercise prices for the Company Options and the outstanding Other Stock Awards;

(iii) 2,173,843 shares of Company Common Stock are reserved for issuance and issuable upon exercise of the Company Warrants (other than the GE Preferred Warrant). As of the date hereof, 181,818 shares of Series B Preferred Stock are reserved for issuance and issuable upon exercise of the GE Preferred Warrant and, after the Conversion and immediately prior to the Closing, 181,818 shares of Company Common Stock will be reserved for issuance and issuable upon exercise of the GE Preferred Warrant. Section 3.6(a)(ii) of the Company Disclosure Schedule sets forth the names of all holders of Company Warrants, the number of shares of Company Common Stock and Company Preferred Stock (including the class and series thereof) issuable thereunder, the respective exercise prices for such Company Common Stock and Company Preferred Stock and the respective expiration dates of the Company Warrants; and

(iv) the number of shares of Company Common Stock required to be issued in order to effect the Conversion, including, without limitation, the conversion of all Bridge Notes outstanding immediate prior to the Effective Time, will be reserved for issuance not less than one Business Day prior to the Closing Date.

(b) The outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable federal and state securities laws. All grants of Company Options and Other Stock Awards were validly issued and properly approved by the Company’s Board of Directors in accordance with all applicable law and no such grants involved any “backdating” or similar practices with respect to the effective date of grant. Except as set forth above in Section 3.6(a), no shares of capital stock of the Company are outstanding and the Company does not have outstanding any options, warrants or other securities convertible into or exchangeable or exercisable for any shares of capital stock or any rights to subscribe for or to purchase or otherwise acquire, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock of the Company, or any stock or securities convertible into or exchangeable or exercisable for any capital stock of the Company; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. Except as set forth above in Section 3.6(a), the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.7. Subsidiaries and Equity Investments. The Company does not have any Subsidiaries, and does not have any direct or indirect equity or other ownership interest, or any investment (other than investments that constitute cash or cash equivalents), in any other Person.

Section 3.8. Financial Statements. The Company has heretofore made available to Parent copies of the audited balance sheets of the Company as of December 31, 2006 and December 31, 2005, together with the related statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal years then ended and the notes thereto, accompanied by the reports thereon of Ernst & Young LLP, (b) copies of the unaudited balance sheet of the Company as of September 30, 2007 (the “Company Interim Balance Sheet”), together with the related unaudited statements of operations, stockholders’ equity (deficit) and cash flow for the nine months then ended and the notes thereto (all the financial statements referred to in clauses (a) and (b) above being hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements, including the notes and schedules thereto, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (ii) present fairly in all material respects the financial position, results of operations and changes in financial position of the Company as of such dates and for the periods then ended (subject, in the case of the unaudited interim Company Financial Statements described in clause (b) above, to notes and normal year-end audit adjustments consistent with prior periods).

Section 3.9. Absence of Certain Changes or Events.

(a) Between September 30, 2007 and the date of this Agreement, there has not been:

(i) any Company Material Adverse Effect;

(ii) any material loss, damage, destruction or other casualty to the assets or properties of the Company (other than any for which insurance awards have been received or guaranteed);

(iii) any change in any method of accounting or accounting practice of the Company, except for any such change required by reason of a concurrent change in GAAP; or

(iv) any loss of the employment, services or benefits of the chief executive officer of the Company and members of the Company’s senior management who report directly to such chief executive officer.

(b) Between September 30, 2007 and the date of this Agreement, the Company has operated in the ordinary course of its business and consistent with past practice and has not:

(i) failed to discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (whether absolute, accrued, contingent or otherwise), other than Permitted Liens and liabilities being contested in good faith and for which adequate reserves have been made and reflected in the Company Financial Statements;

(ii) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets, properties or rights;

(iii) sold or transferred any of its material assets or cancelled any material debts or claims or waived any material rights;

(iv) disposed of any material patents, trademarks or copyrights or any material patent, trademark or copyright applications or registrations;

(v) disclosed any of its material Trade Secrets, except pursuant to written confidentiality obligations;

(vi) defaulted on any material obligation;

(vii) entered into any transaction material to its business, except in the ordinary course of business and consistent with past practice;

(viii) granted any material increase in the compensation or benefits of its employees other than increases in accordance with past practice not exceeding $50,000 in the aggregate, or entered into any employment, change of control, retention or severance agreement or arrangement with any of them;

(ix) made or committed to make any capital expenditure with respect to any periods after the date hereof or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance in excess of $100,000 in the aggregate;

(x) laid off or terminated the employment of any significant number of its employees;

(xi) discontinued the offering of any material services or product;

(xii) incurred any material obligation or liability for the payment of severance benefits;

(xiii) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so; or

(xiv) entered into any agreement or made any commitment to do any of the foregoing.

Section 3.10. Tax Matters.

(a)(i) The Company has filed when due all income Tax Returns and all other material Tax Returns required by applicable law to be filed with respect to the Company; and (ii) all income Taxes and all other material Taxes owed by the Company, if required to have been paid, have been paid (except for Taxes which are being contested in good faith and for which adequate reserves have been made and reflected in the Company Financial Statements).

(b) There is no action, suit, proceeding, investigation, audit or claim now pending with respect to the Company in respect of any income Tax or other material Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority.

(c) Since January 1, 2000, no claim has been made in writing by any taxing authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d)(i) There is no outstanding request for any extension of time for the Company to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company that is currently in force; and (iii) the Company is not a party to or bound by any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

(e) The Company has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other Person.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There is no Lien, other than a Permitted Lien, affecting any of the assets, properties or rights of the Company that arose in connection with any failure or alleged failure to pay any Tax.

(i) The Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.11. Absence of Undisclosed Liabilities. There are no material liabilities or obligations of the Company of the type required to be reflected on a balance sheet in the liabilities column in accordance with GAAP of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (A) liabilities or obligations disclosed and provided for on the Company Interim Balance Sheet or (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Interim Balance Sheet. The Company is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any other Person.

Section 3.12. Company Property.

(a) The Company owns no real property.

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all material amendments thereto, in which the Company has a leasehold interest or similar occupancy rights, whether as lessor or lessee, and (i) which are material to the operations of the Company, or (ii) which involve payments by the Company in excess of $100,000 per year (each, a “Company Lease” and collectively, the “Company Leases”; the property covered by Company Leases under which the Company is a lessee is referred to herein as the “Company Leased Real Property”). The Company is not a party to any Company Contract (other than a Lease) with the lessor of any Company Leased Real Property, which gives such lessor any right to terminate or adversely alter the terms of the Company Lease to which such lessor is a party. The Company enjoys peaceful and undisturbed possession of the Company Leased Real Property pursuant to the Company Leases. No option has been exercised under any of such Company Leases, except options the exercise of which have been evidenced by a written document, a true, complete and accurate copy of which has been made available to Parent with the corresponding Company Lease. The transactions contemplated by this Agreement do not require the consent or approval of the other party to any Company Lease.

(c) Since September 30, 2007, no Company Lease has been modified or amended in any way materially adverse to the business of the Company and no party to any Company Lease has given the Company written notice of or, to the Knowledge of the Company, made a claim against the Company with respect to any breach or default thereunder.

(d) Other than rights incidental to the provision of services established in the ordinary course of business, none of the Company Leased Real Property is subject to any option, lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof or to obtain title to all or any portion of such property.

(e) All material improvements, systems and fixtures on the Company Leased Real Property are in good operating condition and repair and generally are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained. All improvements on the Company Leased Real Property constructed by or on behalf of the Company were constructed in compliance in all material respects with applicable laws, ordinances and regulations affecting such Company Leased Real Property.

Section 3.13. Assets of the Company.

(a) The assets, properties and rights of the Company constitute all of the assets, properties and rights which are used in the operation of the Company’s business as currently conducted. There are no material assets, properties, rights or interests of any kind or nature that the Company has been using, holding or operating in its business prior to the Closing that will not be used, held or owned by the Company immediately following the Closing.

(b) The Company has good and valid fee simple title, free and clear of any Liens other than Permitted Liens, to, or a valid leasehold interest under enforceable Leases in, all of its material assets, properties and rights.

Section 3.14. Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect, the Company owns, or has valid and enforceable licenses to use, all the Intellectual Property used by the Company, and such Intellectual Property represents all intellectual property rights necessary for the conduct of its business as and where conducted on the date hereof. The Company is in compliance in all material respects with all licenses relating to the protection of such of the Intellectual Property used by the Company pursuant to license or other agreement. To the Knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property owned or used by the Company by any other Person. To the Knowledge of the Company, the conduct of the business of the Company does not conflict with, violate, misappropriate, misuse or infringe any proprietary right of any other Person. There is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened, against the Company: (i) alleging any such conflict, violation, misappropriation, misuse or infringement with or of any other Person’s proprietary rights; or (ii) challenging the Company’s ownership or use of, or the validity or enforceability of, any Intellectual Property owned or used by the Company.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a complete and current list of all registrations, applications or filings with any Governmental Entity pertaining to the Intellectual Property owned by the Company (the “Company Registered Intellectual Property”) as of the date hereof and the owner of record, date of application or issuance, and relevant jurisdiction as to each. All Company Registered Intellectual Property is owned by the Company, free and clear of all Liens other than Permitted Liens. All Company Registered Intellectual Property is valid, subsisting, unexpired, and all renewal fees and other maintenance fees that have fallen due on or prior to the Closing have been paid. There are no actions that must be taken or payments that must be made by the Company within one hundred eighty (180) days of the Closing that, if not taken or paid, would adversely affect the Intellectual Property owned or used by the Company or the right of the Company to use the same as and where used as of the date hereof. To the Knowledge of the Company, no Company Registered Intellectual Property is the subject of any proceeding before any Governmental Entity in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The consummation of the transactions contemplated by this Agreement will not alter or impair in any material respect any Intellectual Property owned or used by the Company.

(c) Section 3.14(c) of the Company Disclosure Schedule sets forth a complete list of all material license agreements pertaining to Intellectual Property owned or used by the Company as of the date hereof, except for agreements pertaining to commercially available, off-the-shelf software. The Company is not under any obligation to pay royalties or other payments in connection with any agreement, nor restricted from assigning its rights respecting any Intellectual Property owned or used by the Company. The Company will not be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any agreement relating to the Intellectual Property owned or used by the Company. The Company is not in material default under any such agreement.

(d) The Company has not made any claim of a violation, infringement, misuse or misappropriation by any other Person (including any employee or former employee of the Company) of its rights to, or in connection with, any Intellectual Property owned or used by the Company, which claim is pending. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property owned or used by the Company.

(e) With respect to each material Trade Secret of the Company, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of its material Trade Secrets. The Trade Secrets of the Company are not part of the public knowledge or literature, and, to the Knowledge of the Company, have not been used, divulged, or appropriated for the benefit of any Person (other than the Company, Parent or Merger Sub), except pursuant to an enforceable confidentiality and non-disclosure agreement and, to the Knowledge of the Company, no Person has materially breached such agreement to the detriment of the Company, Parent, or Merger Sub. No Trade Secret of the Company is subject to any adverse claim or, to the Knowledge of the Company, has been challenged or threatened in any way.

Section 3.15. Software. To the Knowledge of the Company, none of the operating and applications computer software programs and databases used by the Company that are material to the conduct of its business (collectively, the “Company Software”), nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person and, no claim, suit, action or other proceeding with respect to any such infringement or violation is pending or, to the Knowledge of the Company, threatened.

Section 3.16. Licenses and Permits.

(a) The Company owns or possesses all right, title and interest in and to each license, permit, franchise, registration, authorization and approval that has been issued or granted to the Company by any Governmental Entity and is material to the operation of the Company’s business (the “Company Licenses and Permits”) and has taken all necessary action to maintain such Company Licenses and Permits. Each Company License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative, judicial or other proceeding to revoke, cancel, suspend or declare invalid such Company License and Permit in any respect. The Company Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of the Company, and none of the operations of the Company are being conducted in a manner that violates in any material respect any of the terms or conditions under which any Company License and Permit was granted.

(b) The operations of the Company are in compliance in all material respects with applicable federal and state law and the published rules, regulations, and policies promulgated by any Governmental Entity, and the Company has not done anything or failed to do anything that could reasonably be expected to cause the loss of any of the Company Licenses and Permits.

(c) No petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the Company Licenses and Permits is pending or, to the Knowledge of the Company, threatened. No notices have been received by and, no claims have been filed against, the Company alleging a failure to hold any requisite permits, regulatory approvals, licenses and other authorization.

Section 3.17. Compliance with Law.

(a) The operations of the business of the Company have been conducted in accordance in all material respects with all applicable laws, regulations, orders and other requirements of all Governmental Entities (including, without limitation, the United States Department of Health and Human Services, the Centers for Medicare and Medicaid Services and the Office of Inspector General of the United States Department of Health and Human Services) having jurisdiction over the Company or its assets, properties or operations, including, without limitation, such laws, regulations, orders and other requirements relating to state or federal anti-kickback sales and marketing practices, off label promotion and government health care program price reporting and, to the extent applicable to the Company and/or its operations, Good Clinical Practices, Good Laboratory Practices, advertising and promotion, pre-marketing and post-marketing adverse drug experience and adverse drug reaction reporting. Since January 1, 2006, the Company has not received notice of any material violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and the Company is not in material default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations. Neither the Company nor, to the Knowledge of the Company, any of the agents, employees, vendors or suppliers of the Company has been excluded from participation in any “federal health care program,” as defined under 42 U.S.C. §1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program, nor been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any state or federal department or agency.

(b) The Company’s management has (i) implemented a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) has disclosed, based on its most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and the audit committee of the Company’s Board of Directors.

Section 3.18. Litigation. There are no material claims, actions, suits, proceedings, subpoenas or, to the Knowledge of the Company, investigations (each, an “Action”) pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, or before any arbitrator, of any nature, brought by or against any of the Company or, to the Knowledge of the Company, any of its officers or directors involving or relating to the Company, the assets, properties or rights of the Company or the transactions contemplated by this Agreement. There is no material judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator, of any nature outstanding or, to the Knowledge of the Company, threatened against the Company.

Section 3.19. Contracts.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Company Contracts as of the date hereof.

(b) Each Company Contract is valid, binding and enforceable against the Company and, to the Knowledge of the Company, against each other party thereto in accordance with its terms, and is in full force and effect. The Company has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Company Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. To the Knowledge of the Company, no other party to any Company Contract is in material default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default. The Company has made available to Parent or its representatives true and complete originals or copies of all the Company Contracts.

(c) A “Company Contract” means any agreement, contract or commitment, oral or written, to which either the Company is a party or by which it or any of its assets are bound constituting:

(i) a contract or agreement for the purchase, license (as licensee) or lease (as lessee) by the Company of services, materials, products, personal property, supplies, Intellectual Property rights or other assets from any supplier or vendor or for the furnishing of services to the Company reasonably expected to involve total payments by the Company after the date hereof in excess of $25,000;

(ii) a mortgage, indenture, security agreement, guaranty, pledge and other agreement or instrument relating to the borrowing of money or extension of credit in excess of $50,000 (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice), or any agreement or instrument relating to any financial grant to the Company;

(iii) an employment, change of control, retention, severance or material consulting agreement;

(iv) a joint venture, partnership or limited liability company agreement with third parties;

(v) a non-competition agreement or any other agreement or obligation which purports to limit in any material respect (i) the manner in which, or the localities in which, the business of the Company may be conducted or (ii) the ability of the Company to provide any type of service or product presently provided by the Company;

(vi) an agreement containing any exclusivity clause, most-favored-nations clause, benchmarking clause or marked-to-market pricing provision;

(vii) a Lease requiring annual payments in excess of $100,000;

(viii) an agreement limiting or restricting the ability of the Company to make distributions or declare or pay dividends in respect of its capital stock or other securities, as the case may be;

(ix) an agreement or offer to acquire all or a substantial portion of the capital stock, business, property or assets of any other Person;

(x) any material collaboration agreement;

(xi) any material agreement with a scientific advisor(s) or any scientific advisory firm or business;

(xii) any material transfer agreement that is material to the Company’s business; or

(xiii) any other material agreement not in the ordinary course of the business of the Company.

(d) Without limiting, and in furtherance of, the foregoing provisions of this Section 3.19: (i) the Company has made available to Parent or its representatives a true and complete original or copy of the Bridge Note Amendment; (ii) the Bridge Note Amendment is valid, binding and enforceable against the Company and, to the Knowledge of the Company, against each other party thereto in accordance with its terms, and is in full force and effect; (iii) the Company has performed all material obligations required to be performed by it under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, the Bridge Note Amendment, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder; and (iv) to the Knowledge of the Company, no other party to the Bridge Note Amendment is in material default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default.

Section 3.20. Employee Plans.

(a) Section 3.20(a) of the Company Disclosure Schedule sets forth: (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all material employee benefit programs, policies, or arrangements, including, without limitation, any such programs, policies, or arrangements providing severance pay, sick leave, vacation pay, salary continuation, disability, retirement benefits, deferred compensation, bonus pay, incentive pay, equity or equity-based compensation, stock purchase, hospitalization insurance, medical insurance, life insurance, cafeteria benefits, dependent care reimbursements, prepaid legal benefits, scholarships or tuition reimbursements, currently sponsored or maintained by the Company or to which the Company is obligated to contribute thereunder for current or former employees of the Company (the “Company Employee Benefit Plans”), and (ii) all “employee pension plans,” as defined in Section 3(2) of ERISA, currently maintained or sponsored by the Company or any trade or business (whether or not incorporated) which is under control or treated as a single employer with the Company under Section 414(b), (c), (m), or (o) of the Code (a “Company ERISA Affiliate”) or to which the Company or any Company ERISA Affiliate is obligated to contribute thereunder (the “Company Pension Plans”).

(b) True, correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans and Company Pension Plans, have been made available to Parent, to the extent applicable: (i) all plans and related trust documents, and amendments thereto; (ii) Forms 5500 filed for the three most recent plan years; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions, annual reports and material modifications; (v) the most recent actuarial report, if any; and (vi) written descriptions of all non-written agreements relating to the Company Employee Benefit Plans. In addition, the most recent financial statements and actuarial valuations for the Company Pension Plans have been made available to Parent.

(c) None of the Company Employee Benefit Plans or Company Pension Plans is a multiemployer plan, as defined in Section 3(37) of ERISA or subject to Title IV of ERISA or Section 412 of the Code. The Company has not incurred any liability due to a complete or partial withdrawal from a multiemployer plan or due to the termination or reorganization of a multiemployer plan (except for any such liability that has been satisfied in full), and no events have occurred and no circumstance exists, to the Knowledge of the Company, that would reasonably be expected to result in any liability to the Company or a Company ERISA Affiliate.

(d) Each Company Pension Plan that is intended to qualify under Section 401 of the Code has received a determination letter from the IRS, or can rely on an opinion letter, that it so qualifies and that the trust is exempt from taxation under Section 501 of the Code, and to the Knowledge of the Company, nothing has occurred since the date of determination that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(e) All contributions (including all employer contributions and employee salary reduction contributions) and all premiums required to have been paid under any of the Company Employee Benefit Plans or Company Pension Plans or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(f) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Employee Benefit Plans or Company Pension Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans or Company Pension Plans with respect to the operation or administration of such plans or the investment of plan assets (other than routine benefit claims), nor does the Company have Knowledge of facts which could form the basis for any such claim or lawsuit. No Company Employee Benefit Plan or Company Pension Plan has been the subject of an audit, investigation or examination by any Governmental Entity to the Knowledge of the Company.

(g) None of the Company Employee Benefit Plans provide retiree life or retiree health benefits except as may be required under COBRA or any similar state or local law.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or together with the occurrence of subsequent events, (i) increase any benefits otherwise payable under any Company Employee Benefit Plan or Company Pension Plan, (ii) result in the acceleration of the time of payment or vesting of any benefits including, but not limited to, benefits under any Company Employee Benefit Plan or Company Contract to any current or former employee, or (iii) entitle any current or former employee, officer, director or independent contractor of the Company to a payment or benefit that is not deductible by reason of Section 280G of the Code.

(i) With respect to each Company Option and Other Stock Award, (i) each such Company Option and Other Stock Award has been granted with an exercise price no lower than “fair market value” (within the meaning of Section 409A of the Code) as of the grant date, (ii) the “grant date” of such Company Option and Other Stock Award as reflected in the Company’s option and stock ledger is the same date of grant as determined in accordance with applicable tax laws and GAAP, and (iii) such option has been properly expensed by the Company in accordance with GAAP.

(j) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated, since January 1, 2005, in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, and other applicable notices required by law.

Section 3.21. Insurance. The Company has made available to Parent true, complete and accurate copies of the material surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring the Company and its assets, properties and operations. All such policies and bonds are in full force and effect. The Company is not in material default under any provisions of any such policy or bond nor has the Company received any notice of cancellation of, or cancelled, any such policy or bond. For all material claims made under such policies and bonds, the Company has timely complied with any applicable notice provisions.

Section 3.22. Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between the Company, on the one hand, and any director, officer or stockholder of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities

Act (if such Act were applicable to the Company) other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth in Section 3.24 of the Company Disclosure Schedule (or any such ordinary course employment agreements and similar arrangements not required to be set forth in Section 3.24 of the Company Disclosure Schedule).

Section 3.23. Relationships with Customer, Suppliers and Research Collaborators. Section 3.23 of the Company Disclosure Schedule sets forth a list of the top 10 customers and the top 10 suppliers, in each case by dollar amount paid to the Company by such customers and suppliers, respectively, for the fiscal year ended December 31, 2006, and the respective amounts paid by such customers and suppliers during such fiscal year. To the Knowledge of the Company, no such customer or supplier has expressed to the Company its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company. To the Knowledge of the Company, no research collaborator of the Company has expressed to the Company its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company.

Section 3.24. Labor Matters.

(a) The Company is not a party to (i) any outstanding employment agreements or contracts with officers, managers or employees of the Company that are not terminable at will; (ii) any agreement, policy or practice that requires it to pay termination, change of control or severance pay to salaried, non exempt or hourly employees of the Company (other than as required by law); (iii) any collective bargaining agreement or other labor union contract applicable to its employees nor does the Company have Knowledge of any activities or proceedings of any labor union or other organization to organize any such employees; or (iv) any material consulting agreements with any Person providing services to the Company.

(b)(i) The Company is in compliance in all material respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment; (ii) there are no charges with respect to or relating to the Company pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (iii) the Company has not received any notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and no such investigation is in progress.

(c) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local “plant closing” law (“WARN”) with respect to the current or former employees of the Company.

Section 3.25. Environmental Matters.

(a) The Company is and has been at all times in compliance in all material respects with all applicable laws, regulations, common law and other requirements of Governmental Entities relating to pollution, to the protection of the environment or to natural resources (“Environmental Laws”). The Company has in effect all material licenses, permits and other authorizations required under all Environmental Laws in connection with the conduct of the Company’s business and is in compliance in all material respects with all such licenses, permits and authorizations.

(b) The Company has not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity or any inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company which could reasonably be expected to result in the Company incurring material liability under Environmental Laws. The Company is not subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, against the Company under any Environmental Law which could reasonably be expected to result in the Company incurring material liability under Environmental Laws. The Company has not entered into any agreement pursuant to which the Company has assumed or will assume any liability under Environmental Laws, including, without limitation, any obligation for costs of remediation, of any other Person.

(c) To the Knowledge of the Company, there has been no release or threatened release of a hazardous substance, hazardous waste, contaminant, pollutant, toxic substance or petroleum and its fractions, the presence of which requires investigation or remediation under any applicable Environmental Law (“Hazardous Material”), on, at or beneath any of the Company Leased Real Property or other properties currently or previously owned or operated by the Company or any surface waters or groundwaters thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company, or which would be expected to give rise to any other material liability or damages to the Company under any Environmental Laws.

(d) The Company has not arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or could reasonably be expected to give, rise to any material liability for any damages or costs of remediation.

(e) The Company has made available to Parent copies of all environmental studies, investigations, reports or assessments concerning the Company, the Company Leased Real Property and any real property currently or previously owned or operated by the Company.

Section 3.26. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Company in connection with this Agreement or the transactions contemplated hereby, other than Piper Jaffray & Co. and JP Morgan. The Company has heretofore furnished to Parent a complete and correct copy of all written agreements between the Company and Piper Jaffray & Co. or JP Morgan pursuant to which Piper Jaffray & Co. or JP Morgan would be entitled to any payment relating to the transactions contemplated hereby, and there are no other understandings, arrangements or agreements (whether written or oral) between the Company and Piper Jaffray & Co. and/or JP Morgan pursuant to which Piper Jaffray & Co. and/or JP Morgan would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.27. Information Supplied. The information supplied or to be supplied by the Company specifically for inclusion in the Registration Statement or the proxy statement to be included therein or any amendment or supplement thereto (the “Proxy Statement”) to be sent to the stockholders of Parent in connection with the Parent stockholders meeting to approve and adopt this Agreement and the transactions contemplated hereby (the “Parent Stockholders Meeting”) shall not, on the date that the Registration Statement is declared effective by the SEC, the date that the Proxy Statement is first mailed to the stockholders of Parent or at the time of the Parent Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.28. Board Approval. The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of the shares of Company Common Stock and Company Preferred Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.29. Vote Required. The only vote (the “Required Company Vote”) of the holders of all classes and series of the Company’s outstanding capital stock or other securities that is necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Conversion and the Merger, is the affirmative vote of (a) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, (b) the holders of at least 65% of the outstanding shares of Series A1 Preferred Stock and Series A3 Preferred Stock, voting together as a single class, (c) the holders of at least 60% of the outstanding shares of Series B Preferred Stock, voting as a separate class, and (d) the holders of at least 67% of the outstanding shares of Company Preferred Stock, voting together as a single class on an as converted basis. The Voting Agreement Stockholders constitute (i) the holders of approximately 36% of the outstanding shares of Company Common Stock and Company Preferred Stock, together as a single class, (ii) the holders of approximately 64% of the outstanding shares of Series A1 Preferred Stock and Series A3 Preferred Stock, voting together as a single class, (iii) the holders of approximately 37% of the outstanding shares of Series B Preferred Stock, voting as a separate class, and (iv) the holders of approximately 51% of the outstanding shares of Company Preferred Stock, voting together as a single class on an as converted basis.

Section 3.30. Bridge Note Amendment. The Bridge Note Amendment has been executed and delivered by the Majority Holders and no other consent or approval of holders of the Bridge Notes is necessary or required in order for the Company to consummate the transactions contemplated by this Agreement, including, without limitation, the conversion of all Bridge Notes that are outstanding as of immediately prior to the Effective Time into shares of Company Common Stock pursuant to the Conversion.

Section 3.31. FDA and Related Matters.

(a) The Company is not required under FDA Law or otherwise to obtain any clearances or approvals from the FDA to conduct its current business, and the Company has not received notice from the FDA indicating any right or intention by the FDA to regulate any of the Company’s business.

(b) Company has no obligations to submit reports and filings to the FDA.

(c) There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice, demand letter, proceeding or request for information pending, with respect to any FDA Laws. The Company is in material compliance with all FDA Laws. There is no act, omission, event or circumstance of which the Company has Knowledge that may give rise to any such action, suit, demand, claim, complaint, hearing, notice of violation, investigations, notice, demand letter, proceeding or request, or any such liability: against, involving or of the Company, or against, involving or of any other Person (including, without limitation, any FDA Company Contractor) that could be imputed or attributed to the Company, in each case as would have a Company Material Adverse Effect.

(d) All prospective, investigational clinical trials conducted by or on behalf of the Company have been and are being conducted in material compliance with the applicable requirements of Good Laboratory Practices and Good Clinical Practices (as applicable), and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56.

Section 3.32. Trust Fund. The Company hereby acknowledges that it is aware of and has reviewed the final prospectus of Parent, dated March 2, 2006 (the “Prospectus”) and the Trust Agreement, and that, except for a portion of the interest earned on the amounts held in the Trust Fund, Parent may disburse monies from the Trust Fund only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of Parent; (b) to Parent and CRT Capital Group LLC (with respect to CRT Capital Group LLC’s deferred underwriting compensation only) after Parent consummates a business combination (as described in the Prospectus); (c) as consideration to the sellers of a target business with which Parent completes a business combination; or (d) to pay certain obligations with respect to Taxes.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Except as set forth in the disclosure schedule delivered to the Company by Parent in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any matter disclosed in any section of the Parent Disclosure Schedule shall be deemed to be disclosed in any other section of the Parent Disclosure Schedule if (i) it is readily apparent from such disclosure that it applies to such other section or (ii) such disclosure is cross-referenced in such other section), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1. Corporate Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted. True, accurate and complete copies of the Parent Organizational Documents and the Merger Sub Organizational Documents, with all amendments thereto to the date hereof, have been made available to the Company or its representatives.

Section 4.2. Qualification to Do Business. Each of the Company and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3. No Conflict or Violation. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Document or Merger Sub Organizational Document, (ii) assuming that Parent and Merger Sub make the filings specified in Section 4.4 hereof (and assuming compliance by the Company with Sections 3.3 and 3.4 hereof), violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Parent Contract or result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of Parent or Merger Sub or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Parent Contracts or obligations thereunder, or Parent Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which Parent or Merger Sub is a party or by which it is bound or to which any of its properties or assets is subject, except in the cases of the immediately preceding clauses (iii) and (iv), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity or any other Person, and no declaration or notice to or filing or registration with any Governmental Entity or any other Person, is required in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the performance by each of Parent or Merger Sub of its obligations hereunder, except for such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.5. Authorization and Validity of Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by each of them of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Merger Sub and all other necessary corporate action on the part of Parent and Merger Sub, other than the adoption of this Agreement by the stockholders of Parent, and no other corporate proceedings on the part of Parent and Merger

Sub are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of Parent has duly authorized the adoption of (i) the Amended and Restated Parent Certificate of Incorporation in the form attached as Exhibit B hereto (the “Amended and Restated Parent Charter”) and (ii) the 2008 Equity Incentive Plan in the form attached as Exhibit C hereto (“2008 Equity Incentive Plan”), each of which shall become effective at the Effective Time, in each case subject to the approval and adoption thereof by the stockholders of Parent. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Section 4.6. Capitalization and Related Matters. The authorized capital stock of Parent consists of (i) 40,000,000 shares of Parent Common Stock, of which 18,750,000 shares were outstanding as of November 30, 2007 and (ii) 1,000,000 shares of preferred stock, $0.0001 par value, none of which are outstanding. No shares of Parent Common Stock have been issued between March 8, 2006 and the date hereof. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. As of the date hereof, there are (i) 15,000,000 outstanding warrants with an exercise price of $6.00 per share issued in the IPO (the “IPO Warrants”) and (ii) 833,334 outstanding warrants with an exercise price of $6.00 per share issued on March 2, 2006 immediately prior to the IPO (such warrants, together with the IPO Warrants, the “Parent Warrants”). All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent contract. Except as set forth above in this Section 4.6, no shares of capital stock of Parent are outstanding and Parent does not have outstanding any options, warrants or other securities convertible into or exchangeable or exercisable for any shares of capital stock or any rights to subscribe for or to purchase or otherwise acquire, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Parent, or any stock or securities convertible into or exchangeable or exercisable for any capital stock of Parent; and Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. Except as set forth above in this Section 4.6, Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Parent has delivered to Company complete and correct copies of the Parent Warrants including all documents relating thereto. All shares of Parent Common Stock to be issued in connection with the Merger and the other transactions contemplated hereby will, when issued in accordance with the terms hereof, have been duly authorized and be validly issued, fully paid and non-assessable, free and clear of all Liens. Except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which the Parent is bound with respect to any equity securities of any class of Parent.

Section 4.7. Subsidiaries and Equity Investments. Parent does not have any Subsidiaries, and does not have any direct or indirect equity or other ownership interest, or any investment (other than investments that constitute cash or cash equivalents) in, any other Person, except Merger Sub. Merger Sub does not have any Subsidiaries, and does not have any direct or indirect equity or other ownership interest, or any investment (other than investments that constitute cash or cash equivalents) in, any other Person.

Section 4.8. Parent SEC Reports. Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 8, 2006 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules, if any, thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

Section 4.9. Absence of Certain Changes or Events.

(a) Between September 30, 2007 and the date of this Agreement, there has not been:

(i) any Parent Material Adverse Effect;

(ii) any material loss, damage, destruction or other casualty to the assets or properties of Parent (other than any for which insurance awards have been received or guaranteed);

(iii) any change in any method of accounting or accounting practice of Parent, except for any such change required by reason of a concurrent change in GAAP; or

(iv) any loss of the employment, services or benefits of the president of Parent and members of Parent’s senior management who report directly to such president.

(b) Between September 30, 2007 and the date of this Agreement, Parent has not:

(i) failed to discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (whether absolute, accrued, contingent or otherwise), other than Permitted Liens and liabilities being contested in good faith and for which adequate reserves have been made and reflected in the Parent SEC Reports;

(ii) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets, properties or rights;

(iii) sold or transferred any of its material assets or cancelled any material debts or claims or waived any material rights;

(iv) disposed of any material patents, trademarks or copyrights or any material patent, trademark or copyright applications or registrations;

(v) disclosed any of its material Trade Secrets;

(vi) defaulted on any material obligation;

(vii) entered into any transaction material to its business, except in the ordinary course of business and consistent with past practice;

(viii) granted any material increase in the compensation or benefits of its employees, or entered into any employment, change of control, retention or severance agreement or arrangement with any of them;

(ix) made or committed to make any capital expenditure with respect to any periods after the date hereof or additions to property, plant and equipment used in its operations;

(x) laid off or terminated the employment of any significant number of its employees;

(xi) discontinued the offering of any material services or product;

(xii) incurred any material obligation or liability for the payment of severance benefits;

(xiii) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so; or

(xiv) entered into any agreement or made any commitment to do any of the foregoing.

Section 4.10. Tax Matters.

(a)(i) Parent has filed when due all income Tax Returns and all other material Tax Returns required by applicable law to be filed with respect to Parent; and (ii) all income Taxes and all other material Taxes owed by Parent, if required to have been paid, have been paid (except for Taxes which are being contested in good faith and for which adequate reserves have been made and reflected in parent financial statements contained in the Parent SEC Reports).

(b) There is no action, suit, proceeding, investigation, audit or claim now pending with respect to Parent in respect of any income Tax or other material Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority.

(c) Since January 1, 2006, no claim has been made in writing by any taxing authority in a jurisdiction where Parent has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d)(i) There is no outstanding request for any extension of time for Parent to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of Parent that is currently in force; and (iii) Parent is not a party to or bound by any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

(e) Parent has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other Person.

(f) Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Parent has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There is no Lien, other than a Permitted Lien, affecting any of the assets, properties or rights of Parent that arose in connection with any failure or alleged failure to pay any Tax.

(i) Parent has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11. Absence of Undisclosed Liabilities. There are no material liabilities or obligations of Parent or Merger Sub of the type required to be reflected on a balance sheet in the liabilities column in accordance with GAAP of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than (A) liabilities or obligations disclosed and provided for in the consolidated balance sheet of Parent as of September 30, 2007 included in the Parent SEC Reports (the “Parent Interim Balance Sheet”), or (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Parent Interim Balance Sheet. Neither Parent nor Merger Sub is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any material debt, obligation or dividend of any other Person.

Section 4.12. Parent Property.

(a) Neither Parent nor Merger Sub owns any real property.

(b) Section 4.12(b) of the Parent Disclosure Schedule sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all material amendments thereto, in which the Company has a leasehold interest or similar occupancy rights, whether as lessor or lessee, and (i) which are material to the operations of Parent or Merger Sub, or (ii) which involve payments by Parent or Merger Sub in excess of $100,000 per year (each, a “Parent Lease” and collectively, the “Parent Leases”; the property covered by Parent Leases under which Parent or Merger Sub is a lessee is referred to herein as the “Parent Leased Real Property”). Neither Parent nor Merger Sub is a party to any Parent Contract (other than a Lease) with the lessor of any Parent Leased Real Property, which gives such lessor any right to terminate or adversely alter the terms of the Parent Lease to which such lessor is a party. Parent or Merger Sub enjoys peaceful and undisturbed possession of the Parent Leased Real Property pursuant to the Parent Leases. No option has been exercised under any of such Parent Leases, except options the exercise of which have been evidenced by a written document, a true, complete and accurate copy of which has been made available to the Company with the corresponding Parent Lease. The transactions contemplated by this Agreement do not require the consent or approval of the other party to any Parent Lease.

(c) Since June 30, 2007, no Parent Lease has been modified or amended in any way materially adverse to the business of Parent and no party to any Parent Lease has given Parent or Merger Sub written notice of, or made a claim against any of them with respect to, any breach or default thereunder.

(d) All material improvements, systems and fixtures on the Parent Leased Real Property are in good operating condition and repair and generally are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained. All improvements on the Parent Leased Real Property constructed by or on behalf of Parent were constructed in compliance in all material respects with applicable laws, ordinances and regulations affecting such Parent Leased Real Property.

Section 4.13. Assets of Parent and Merger Sub.

(a) The assets, properties and rights of Parent and Merger Sub constitute all of the assets, properties and rights which are used in the operation of Parent’s and Merger Sub’s business as currently conducted. There are no material assets, properties, rights or interests of any kind or nature that Parent or Merger Sub has been using, holding or operating in its business prior to the Closing that will not be used, held or owned by Parent immediately following the Closing.

(b) Each of Parent and Merger Sub has good and valid fee simple title, free and clear of any Liens other than Permitted Liens, to, or a valid leasehold interest under enforceable Leases in, all of its material assets, properties and rights.

Section 4.14. Intellectual Property.

(a) Except as would not have a Parent Material Adverse Effect, Parent or Merger Sub owns, or has valid and enforceable licenses to use, all the Intellectual Property used by Parent or Merger Sub, and such Intellectual Property represents all intellectual property rights necessary for the conduct of their respective businesses as and where conducted on the date hereof. Parent and Merger Sub are in compliance in all material respects with all licenses relating to the protection of such of the Intellectual Property used by Parent and/or Merger Sub pursuant to license or other agreement. To the Knowledge of Parent, there are no conflicts with or infringements of any Intellectual Property owned or used by Parent or Merger Sub by any other Person. To the Knowledge of Parent, the conduct of the business of Parent and Merger Sub does not conflict with, violate, misappropriate, misuse or infringe any proprietary right of any other Person. There is no claim, suit, action or proceeding pending or, to the

Knowledge of Parent, threatened, against Parent or Merger Sub: (i) alleging any such conflict, violation, misappropriation, misuse or infringement with or of any other Person’s proprietary rights; or (ii) challenging Parent’s or Merger Sub’s ownership or use of, or the validity or enforceability of, any Intellectual Property owned or used by Parent or Merger Sub.

(b) Section 4.14(b) of the Parent Disclosure Schedule sets forth a complete and current list of all registrations, applications or filings with any Governmental Entity pertaining to the Intellectual Property owned by Parent or Merger Sub (the “Parent Registered Intellectual Property”) as of the date hereof and the owner of record, date of application or issuance, and relevant jurisdiction as to each. All Parent Registered Intellectual Property is owned by Parent or Merger Sub, free and clear of all Liens other than Permitted Liens. All Parent Registered Intellectual Property is valid, subsisting, unexpired, and all renewal fees and other maintenance fees that have fallen due on or prior to the Closing have been paid. There are no actions that must be taken or payments that must be made by Parent or Merger Sub within one hundred eighty (180) days of the Closing that, if not taken or paid, would adversely affect the Intellectual Property owned or used by the Parent or Merger Sub or the right of Parent or Merger Sub to use the same as and where used as of the date hereof. To the Knowledge of Parent, no Parent Registered Intellectual Property is the subject of any proceeding before any Governmental Entity in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The consummation of the transactions contemplated by this Agreement will not alter or impair in any material respect any Intellectual Property owned or used by Parent or Merger Sub.

(c) Section 4.14(c) of the Parent Disclosure Schedule sets forth a complete list of all material license agreements pertaining to Intellectual Property owned or used by Parent or Merger Sub as of the date hereof, except for agreements pertaining to commercially available, off-the-shelf software. Neither Parent nor Merger Sub is under any obligation to pay royalties or other payments in connection with any agreement, nor restricted from assigning its rights respecting any Intellectual Property owned or used by Parent or Merger Sub. Neither Parent nor Merger Sub will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any agreement relating to the Intellectual Property owned or used by Parent or Merger Sub. Neither Parent nor Merger Sub is in material default under any such agreement.

(d) Neither Parent nor Merger Sub has made any claim of a violation, infringement, misuse or misappropriation by any other Person (including any employee or former employee of Parent) of its rights to, or in connection with, any Intellectual Property owned or used by Parent or Merger Sub, which claim is pending. Neither Parent nor Merger Sub has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property owned or used by Parent or Merger Sub.

(e) With respect to each material Trade Secret of Parent and Merger Sub, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Each of Parent and Merger Sub has taken all reasonable precautions to protect the secrecy, confidentiality and value of its material Trade Secrets. The Trade Secrets of Parent and Merger Sub are not part of the public knowledge or literature, and, to the Knowledge of Parent, have not been used, divulged, or appropriated for the benefit of any Person (other than the Company, Parent or Merger Sub), except pursuant to an enforceable confidentiality and non-disclosure agreement and, to the Knowledge of Parent, no Person has materially breached such agreement to the detriment of the Company, Parent, or Merger Sub. No Trade Secret of Parent or Merger Sub is subject to any adverse claim or, to the Knowledge of Parent, has been challenged or threatened in any way.

Section 4.15. Software. To the Knowledge of Parent, none of the operating and applications computer software programs and databases used by Parent or Merger Sub that are material to the conduct of its business (collectively, the “Parent Software”), nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person and, no claim, suit, action or other proceeding with respect to any such infringement or violation is pending or, to the Knowledge of Parent, threatened.

Section 4.16. Licenses and Permits.

(a) Parent owns or possesses all right, title and interest in and to each license, permit, franchise, registration, authorization and approval that has been issued or granted to Parent by any Governmental Entity and is material to the operation of the Parent’s business (the “Parent Licenses and Permits”) and has taken all necessary action to maintain such Parent Licenses and Permits. Each Parent License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of Parent, threatened administrative, judicial or other proceeding to revoke, cancel, suspend or declare invalid such Parent License and Permit in any respect. The Parent Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of Parent, and none of the operations of Parent are being conducted in a manner that violates in any material respect any of the terms or conditions under which any Parent License and Permit was granted.

(b) The operations of Parent are in compliance in all material respects with applicable federal and state law and the published rules, regulations, and policies promulgated by any Governmental Entity, and Parent has not done anything or failed to do anything that could reasonably be expected to cause the loss of any of the Parent Licenses and Permits.

(c) No petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the Parent Licenses and Permits is pending or, to the Knowledge of Parent, threatened. No notices have been received by, and no claims have been filed against, Parent alleging a failure to hold any requisite permits, regulatory approvals, licenses and other authorization.

Section 4.17. Compliance with Law.

(a) The operations of the business of Parent and Merger Sub have been conducted in accordance in all material respects with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over Parent, Merger Sub or their assets, properties or operations. Since January 1, 2006, Parent has not received notice of any material violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and Parent is not in material default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations.

(b) Parent’s management has (i) implemented (x) disclosure controls and procedures to ensure that material information relating to Parent is made known to the management of Parent and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) has disclosed, based on its most recent evaluation, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has made available to the Company a summary of any such disclosure made by management to Parent’s auditors and the audit committee of Parent’s Board of Directors.

Section 4.18. Litigation. There are no material Actions pending or, to the Knowledge of Parent, threatened, before any Governmental Entity, or before any arbitrator, of any nature, brought by or against any of Parent, Merger Sub or, to the Knowledge of Parent, any of its respective officers or directors involving or relating to Parent or Merger Sub or the assets, properties or rights of Parent or Merger Sub or the transactions contemplated by this Agreement. There is no material judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator, of any nature outstanding or, to the Knowledge of Parent, threatened against Parent or Merger Sub.

Section 4.19. Contracts.

(a) Section 4.19(a) of the Parent Disclosure Schedule sets forth a complete and correct list of all Parent Contracts as of the date hereof.

(b) Each Parent Contract is valid, binding and enforceable against Parent or Merger Sub and, to the Knowledge of Parent, against each other party thereto in accordance with its terms, and is in full force and effect. Each of Parent and Merger Sub have performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Parent Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. To the Knowledge of Parent, no other party to any Parent Contract is in material default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default. Parent has made available to the Company or its representatives true and complete originals or copies of all the Parent Contracts.

(c) A “Parent Contract” means any agreement, contract or commitment, oral or written, to which either Parent or Merger Sub is a party or by which it or any of its assets are bound constituting:

(i) a contract or agreement for the purchase, license (as licensee) or lease (as lessee) by Parent or Merger Sub of services, materials, products, personal property, supplies, Intellectual Property rights or other assets from any supplier or vendor or for the furnishing of services to Parent or Merger Sub reasonably expected to involve total payments by Parent or Merger Sub after the date hereof in excess of $25,000;

(ii) a mortgage, indenture, security agreement, guaranty, pledge and other agreement or instrument relating to the borrowing of money or extension of credit in excess of $50,000 (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice);

(iii) an employment, change of control, retention, severance or material consulting agreement;

(iv) a joint venture, partnership or limited liability company agreement with third parties;

(v) a non-competition agreement or any other agreement or obligation which purports to limit in any material respect (i) the manner in which, or the localities in which, the business of Parent or Merger Sub may be conducted or (ii) the ability of Parent or Merger Sub to provide any type of service or product presently provided by Parent or Merger Sub;

(vi) an agreement containing any exclusivity clause, most-favored-nations clause, benchmarking clause or marked-to-market pricing provision;

(vii) a Lease requiring annual payments in excess of $100,000;

(viii) an agreement limiting or restricting the ability of Parent or Merger Sub to make distributions or declare or pay dividends in respect of its capital stock or other securities, as the case may be;

(ix) an agreement or offer to acquire all or a substantial portion of the capital stock, business, property or assets of any other Person; or

(x) any other material agreement not in the ordinary course of the business of Parent.

Section 4.20. Employee Plans.

(a) Neither Parent nor Merger Sub has: (i) any “employee benefit plans” as defined in Section 3(3) of ERISA; or (ii) any material employee benefit programs, policies, or arrangements, including, without limitation, any such programs, policies, or arrangements providing severance pay, sick leave, vacation pay, salary continuation, disability, retirement benefits, deferred compensation, bonus pay, incentive pay, equity or equity-based compensation, stock purchase, hospitalization insurance, medical insurance, life insurance, cafeteria benefits, dependent care reimbursements, prepaid legal benefits, scholarships or tuition reimbursements, currently sponsored or maintained by it or to which it is obligated to contribute thereunder for current or former employees of Parent and Merger Sub.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or together with the occurrence of subsequent events, (i) result in the acceleration of the time of payment or vesting of any benefits including, but not limited to, benefits under any Parent Contract to any current or former employee, or (ii) entitle any current or former employee, officer, director or independent contractor of Parent or Merger Sub to a payment or benefit that is not deductible by reason of Section 280G of the Code.

(c) No Parent Contract, warrant or other compensatory or equity-based arrangement with any employee, officer or director of Parent contains any provision requiring Parent to pay on behalf of, or otherwise reimburse, any such individual for any income or excise taxes due by such individual upon payment of any benefits by Parent, other than any such obligations as required by applicable laws or regulations.

Section 4.21. Insurance. Parent has made available to the Company a true, complete and accurate copy of the material surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of Parent and Merger Sub and their assets, properties and operations. All such policies and bonds are in full force and effect. None of Parent or Merger Sub is in material default under any provisions of any such policy of insurance nor has any of Parent or Merger Sub received notice of cancellation of or cancelled any such insurance. For all material claims made under such policies and bonds, Parent and Merger Sub have timely complied with any applicable notice provisions.

Section 4.22. Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between Parent or Merger Sub, on the one hand, and any director or executive officer of Parent, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth in Section 4.23 of the Parent Disclosure Schedule (or any such ordinary course employment agreements and similar arrangements not required to be set forth in Section 4.23 of the Parent Disclosure Schedule).

Section 4.23. Labor Matters.

(a)(i) Neither Parent nor Merger Sub is a party to any outstanding employment agreements or contracts with officers, managers or employees of either of Parent or Merger Sub that are not terminable at will; (ii) neither Parent nor Merger Sub is a party to any agreement, policy or practice that requires it to pay termination, change of control or severance pay to salaried, non exempt or hourly employees of such company (other than as required by law); (iii) neither Parent nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to its employees nor does Parent have Knowledge of any activities or proceedings of any labor union or other organization to organize any such employees; or (iv) neither Parent nor Merger Sub is a party to any material consulting agreements with any Person providing services to Parent or Merger Sub.

(b)(i) Each of Parent and Merger Sub is in compliance in all material respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment; (ii) there are no charges with respect to or relating to either Parent or Merger Sub pending or, to the Knowledge of Parent, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (iii) neither Parent nor Merger Sub has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of either of Parent or Merger Sub and no such investigation is in progress.

(c) There has been no “mass layoff” or “plant closing” as defined by WARN with respect to the current or former employees of Parent or Merger Sub.

Section 4.24. Environmental Matters. Each of Parent and Merger Sub is, and has been at all times prior to the date hereof, in compliance in all material respects with all applicable Environmental Laws. Parent has not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of Parent or Merger Sub which could reasonably be expected to result in Parent or Merger Sub incurring material liability under Environmental Laws. None of Parent or Merger Sub is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of Parent, threatened, against Parent or Merger Sub under any Environmental Law which would reasonably be expected to result in Parent or Merger Sub incurring material liability under Environmental Laws. None of Parent or Merger Sub has entered into any agreement pursuant to which Parent or Merger Sub has assumed or will assume any liability under Environmental Laws, including, without limitation, any obligation for costs of remediation, of any other Person.

Section 4.25. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, other than Duff & Phelps, LLC. Parent has heretofore furnished to the Company a complete and correct copy of all written agreements between Parent or Merger Sub and Duff & Phelps, LLC pursuant to which Duff & Phelps, LLC would be entitled to any payment relating to the transactions contemplated hereby, and there are no other understandings, arrangements or agreements (whether written or oral) between the Company and Duff & Phelps, LLC pursuant to which Duff & Phelps, LLC would be entitled to any payment relating to the transactions contemplated hereby.

Section 4.26. State Takeover Statutes; Rights Agreement. The Board of Directors of Parent has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL, including Section 203 of the DGCL, will not apply to the Merger, the Voting Agreement or the transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent’s Organizational Documents is, or at the Effective Time will be, applicable to Parent, the Parent Common Stock, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement. Parent does not have a poison pill or a shareholders rights agreement in effect.

Section 4.27. Information Supplied. The information in the Registration Statement and Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of Parent or at the time of the Parent Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.28. Board Approval. The Board of Directors of each of Parent and Merger Sub, at meetings duly called and held, duly (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Parent, Merger Sub and their respective stockholders, (ii) approved this Agreement, the Voting Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Common Stock in connection with the Merger, the Amended and Restated Parent Charter and the 2008 Equity Incentive Plan and (iii) resolved to recommend that their respective stockholders approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, the Amended and Restated Parent Charter and the 2008 Equity Incentive Plan.

Section 4.29. Vote Required.

(a) The only vote of holders of any class or series of capital stock of Parent necessary to approve this Agreement and the transactions contemplated hereby is the approval and adoption thereof by (i) the holders of a majority of the outstanding shares of Parent Common Stock, and (ii) by the holders of a majority of the outstanding shares of Parent Common Stock issued by the Parent in the initial public offering of Parent Common

Stock (such initial public offering, the “IPO” and such shares, the “IPO Shares”), voted at the Parent Stockholders meeting; provided, however, that Parent may not consummate the Merger if the holders of 20% or more in interest of the IPO Shares shall have (x) voted against the approval and adoption of this Agreement and the transactions contemplated hereby and (y) properly demanded that Parent convert such shares into cash pursuant to Parent’s Amended and Restated Certificate of Incorporation (such approval of stockholders without any such demands for conversion of 20% or more of the IPO Shares, the “Required Parent Vote”).

(b) Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby.

Section 4.30. Trust Funds; Liquidation.

(a) As of the date hereof, Parent has at least $113,500,000, plus accrued interest (the “Trust Fund”) invested in (i) “Government Securities,” which shall mean any Treasury Bill issued by the United States government, having a maturity of one hundred and eighty days or less; or (ii) any open ended investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund and bears the highest (AAA) credit rating issued by a United States nationally recognized rating agency such as Standard & Poor’s Corporation or Moody’s Investor Services in a trust account at a New York branch of Lehman Brothers, Inc. (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement dated as of March 2, 2006, between Parent and the Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee and compliance with the delivery requirements set forth in Exhibit A to the Trust Agreement, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the Trust Fund held in the Trust Account, which Trust Fund will be free of any Lien whatsoever and, after taking into account any funds paid to holders of IPO Shares who shall have (A) voted against the approval and adoption of this Agreement and (B) demanded that Parent convert their IPO Shares into cash pursuant to the Parent Charter, shall be an amount at least equal to $90,800,000.

(b) Parent has provided to the Trustee a copy of the letter of intent, dated as of September 8, 2007, between Parent and the Company, together with a certified copy of a unanimous resolution of the Board of Directors of Parent affirming that such letter of intent is in effect, in compliance with Section 2(d) of the Trust Agreement and has complied with the requirements of the first proviso to Section 1(j) of the Trust Agreement to extend the date for liquidation of the Trust Fund as provided therein. Parent has not delivered to the Trustee a Termination Letter (as defined in the Trust Agreement).

(c) Effective as of the Effective Time, the obligations of Parent to dissolve or liquidate within the specified time period contained in the Parent Charter will terminate, and effective as of the Effective Time Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or the transactions contemplated thereby, and following the Effective Time no Parent stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder voted against the approval and adoption of this Agreement and the transactions contemplated thereby and demanded, contemporaneously with such vote, that Parent convert such stockholder’s shares of Parent Common Stock into cash pursuant to the Parent Charter.

ARTICLE V.

COVENANTS OF THE COMPANY.

The Company hereby covenants as follows:

Section 5.1. Conduct of Business Before the Closing Date.

(a) Except as set forth on Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld): (i) the business of the Company shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice; (ii) the Company shall use its commercially reasonable efforts to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use and (iii) the Company shall use its commercially reasonable efforts consistent with the foregoing to conduct the business of the Company in compliance with applicable laws in all material respects, to preserve intact the business organization of the Company, to keep available the services of the present officers and key employees of the Company and to preserve, in all material respects, the present relationships of the Company with persons with which the Company has significant business relations. Without limiting the generality of the foregoing, except as set forth on Section 5.1(a) of the Company Disclosure Schedule, the Company shall not (except as specifically contemplated by the terms of this Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld):

(i) make any change in any of the Company Organizational Documents, except as required pursuant to Section 5.7 hereof; issue any additional shares of capital stock (other than upon the exercise of Company Options, Other Stock Awards and Company Warrants or conversion of Company Preferred Stock or Bridge Notes, in each case outstanding on the date hereof or granted after the date hereof to the extent expressly permitted by this Agreement or consented to by Parent in writing) or other equity securities or grant any option, warrant or right to acquire any capital stock or other equity securities or issue any security convertible into or exchangeable or exercisable for such securities or alter in any way any its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(ii) make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its tangible assets, Company Leased Real Property or rights or any part thereof other than dispositions in the ordinary course of business and consistent with past practice;

(iii) sell, transfer, exclusively license or abandon any of its Intellectual Property;

(iv) subject any of its assets, properties or rights, or any part thereof, to any Lien other than Permitted Liens;

(v)(A) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock or other ownership interests of the Company except for redemptions, purchases or other acquisitions of capital stock or other ownership interests required under the terms of any plans, arrangements or other Company Contracts existing on the date hereof between the Company and any director, consultant or employee of the Company (to the extent complete and accurate copies of such plans, arrangements or other Company Contracts (or, with respect to Company Stock Options, forms of stock option agreements) have been heretofore made available to Parent or (B) declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

(vi) acquire, lease or sublease any material tangible assets, raw materials or properties (including any real property), other than in the ordinary course of business and consistent with past practice;

(vii) enter into any new (or amend any existing to increase benefits) employee benefit plan, program or arrangement or any new (or amend any existing to increase benefits) employment, severance, change of control or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except (A) as otherwise provided pursuant to the terms of any plan or agreement, (B) as required by law, (C) to the extent necessary to avoid imposition of any taxes under Section 409A or Section 4999 of the Code or (D) for increases in compensation or benefits to, or entry into agreements with, non-officer (e.g., rank-and-file) employees in accordance with pre-existing contractual provisions and/or consistent with past practice;

(viii) contractually commit to make capital expenditures for any post-Closing period in excess of $225,000 in the aggregate;

(ix) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

(x) fail to use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope to coverage maintained on the date of this Agreement;

(xi) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a change in GAAP, or write off as uncollectible any accounts receivable, except in the ordinary course of business and consistent with past practice;

(xii) make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, settle any material Tax claim or assessment relating to the Company, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

(xiii) settle, release or forgive any material claim or litigation or waive any material right thereto which has not been properly reserved on the books of the Company;

(xiv) make, enter into, modify, amend in any manner that would be reasonably expected to have an adverse effect on the Company or terminate, or waive any right or remedy under, any Company Contract, bid or expenditure, where such Company Contract, bid or expenditure is for a Company Contract entailing payments in excess of $25,000, other than in the ordinary course of business and consistent with past practice;

(xv) lend money to any Person or incur or guarantee any indebtedness for borrowed money or enter into any capital lease obligation in excess of $50,000;

(xvi) use any of the Company’s funds or other assets to pay down or pay off any of the Company’s indebtedness for borrowed money outstanding as of the date of the Company’s Interim Balance Sheet, or incurred by the Company thereafter, other than drawdowns and repayments under the Company’s revolving credit facilities consistent with the past cash management practices of the Company;

(xvii) take any action to accelerate the vesting of, or cause any restriction to lapse with respect to, any stock-based compensation;

(xviii) form or organize any Subsidiary of the Company or purchase or otherwise acquire any direct or indirect equity or other ownership interest, or any investment (other than investments that constitute cash or cash equivalents) in, any other Person;

(xix) modify or amend the Bridge Note Agreement; or

(xx) commit to do any of the foregoing.

(xxi) Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

Section 5.2. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly give to Parent written notice with reasonable particularity upon having Knowledge of any matter that may reasonably be expected to constitute a breach of any representation, warranty, agreement or covenant of the Company contained in this Agreement to the extent that such breach would cause the conditions set forth in Section 8.2 to not be satisfied.

Section 5.3. Affiliate Letter. The Company shall deliver on the date hereof a letter to Parent identifying all persons who, to the Knowledge of the Company, are “affiliates” of the Company for purposes of Rule 145 under the Securities Act.

Section 5.4. Conversion of Company Preferred Stock. Subject only to receipt of the requisite approvals of the holders of Company Preferred Stock pursuant to the respective terms of such Company Preferred Stock, the Company shall take all corporate action necessary to cause all shares of Company Preferred Stock that are outstanding as of immediately prior to the Effective Time to be converted into shares of Company Common Stock pursuant to the Conversion in accordance with the terms of such Company Preferred Stock.

Section 5.5. Company Acquisition Proposals.

(a) The Company shall not (whether directly or indirectly through Affiliates, directors, officers, employees, advisors, agents, representatives or other intermediaries), nor shall (directly or indirectly) the Company authorize or permit any of its officers, directors, agents, representatives or advisors to, (i) solicit, initiate or take any action to facilitate or encourage the submission of inquiries, proposals or offers from any Person relating to any Company Acquisition Proposal, or agree to or endorse any Company Acquisition Proposal; (ii) enter into any agreement to (x) facilitate or further the consummation of, or consummate, any Company Acquisition Proposal, (y) approve or endorse any Company Acquisition Proposal or (z) in connection with any Company Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal, or furnish to any Person any information with respect to its business, properties or assets in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal; or (iv) agree to resolve or take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. The Company shall immediately cease, and cause its advisors, agents and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall demand the return or destruction of any information provided with respect to such activities, discussion or negotiations. For purposes of this Section 5.5, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than Parent or any Subsidiaries of Parent.

“Company Acquisition Proposal” means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving the Company that would result in the direct or indirect acquisition by any other Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of securities representing more than 50% of the voting power of the Company or more than 50% of the assets of the Company.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, or the Company, as applicable, directly or indirectly through advisors, agents or other intermediaries, may (i) comply with Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, so long as any such compliance, except to the extent permitted by clause (iv) of this Section 5.5(b), rejects any Company Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, (ii) prior to obtaining the Required Company Vote, engage in negotiations or discussions with any Person that has made an unsolicited bona fide written Company Acquisition Proposal not resulting from or arising out of a breach of Section 5.5(a) hereof, (iii) prior to obtaining the Required Company Vote, make any disclosure to the Company’s stockholders with regard to any Company Acquisition Proposal as is required (based on the advice of the Company’s outside legal counsel) by any applicable statute, law, rule or regulation, (iv) prior to obtaining the Required Company Vote, furnish to such Person nonpublic information relating to the Company pursuant to a confidentiality and standstill agreement with terms that are, in the aggregate, no less favorable to the Company than those contained in the Confidentiality Agreement and/or (v) prior to obtaining the Required Company Vote, withdraw or modify or change in a manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated hereby, provided that the Board of Directors of the Company, or the Company, as applicable, shall be permitted to take an action described in the foregoing clauses (ii), (iv) or (v) if, and only if, prior to the taking of such particular action, the Board of Directors of the Company (x) has determined in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Company Acquisition Proposal is reasonably likely to result in a Company Superior Proposal, in the case of either of the foregoing clauses (ii) or (iv), or constitutes a Company Superior Proposal, in the case of the foregoing clause (v), and (y) has determined in good faith, after consultation with its outside legal counsel, that failing to take such action may reasonably be expected to, in the case of either of the foregoing clauses (ii) or (iv), or would, in the case of the foregoing clause (iv), be inconsistent with its fiduciary duties under applicable law.

“Company Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into any transaction involving a Company Acquisition Proposal (a “Company Alternative Transaction”) that the Board of Directors of determines in its good faith judgment (after consultation with the Company’s outside legal counsel and financial advisor) to be more favorable to the Company’s stockholders than this Agreement and the transactions contemplated hereby, taking into account all terms and conditions of the Company Alternative Transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of the Company Alternative Transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals). Reference to “this Agreement” and “the transactions contemplated hereby” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the transactions contemplated hereby that are agreed to by Parent after it receives written notice from the Company pursuant to Section 5.5(d) hereof of the existence of, the identity of the Person making, and the terms and conditions of, any Company Acquisition Proposal.

(c) Notwithstanding anything in this Section 5.5 to the contrary, if, at any time prior to obtaining the Required Company Vote, the Company’s Board of Directors determines (i) in good faith in response to a Company Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 5.5(a) hereof, that such proposal is a Company Superior Proposal and (ii) in consultation with its outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties, the Board of Directors of the Company may withdraw, modify or amend its recommendation of the Merger and the other transactions contemplated hereby; provided, however, that prior to any such withdrawal, modification or amendment to the recommendation of the Company’s Board of Directors, the Company shall have given Parent five (5) Business Days’ written notice (it being understood and agreed that any amendment to the amount or form of consideration of the Company Superior Proposal shall require a new notice and a new five (5) Business Day period) advising Parent that the Company’s Board of Directors intends to take such action, specifying the material terms and conditions of the Company Superior Proposal and that the Company shall, during such five (5) Business Day period, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Company Acquisition Proposal would no longer constitute a Company Superior Proposal.

(d) The Company shall notify Parent promptly (but in any event within two Business Days) after receipt or occurrence of (i) any Company Acquisition Proposal, (ii) any request for information with respect to any Company Acquisition Proposal, (iii) any inquiry, proposal, discussions or negotiation with respect to any Company Acquisition Proposal, and (iv) the material terms and conditions of any such Company Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Company Acquisition Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place. In addition, the Company shall promptly (but in any event within two Business Days) after the receipt thereof, provide to Parent copies of any written documentation material to understanding such Company Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation (“Other Company Acquisition Documentation”) which is received by the Company from the Person (or from any representatives or agents of such Person) making such Company Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. The Company shall not terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it is a party, and the Company shall enforce the provisions of any such agreement. The Company shall keep Parent reasonably informed of the status and details (including any amendments or proposed amendments) of any such Company Acquisition Proposal or request for information and keep Parent reasonably informed as to the material details of any information requested of or provided by the Company and as to the material details of all discussions or negotiations with respect to any such Company Acquisition Proposal, request for information, inquiry or proposal and shall provide to Parent within two Business Days after receipt thereof all copies of any additional Other Company Acquisition Documentation received by the Company from the Person (or from any representatives or agents of such Person) making such Company Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. The Company shall promptly make available to Parent any non-public information concerning the Company that is made available to any other Person in connection with any Company Acquisition Proposal that was not previously provided to Parent. The Board of Directors of the Company shall promptly consider in good faith (in consultation with the Company’s outside legal counsel and financial advisor) any proposed alteration of the terms of this Agreement or the Merger proposed by Parent in response to any Company Acquisition Proposal.

Section 5.6. Lock-Up Agreement. The Company shall use its commercially reasonable efforts to cause each Former Company Stockholder listed on Schedule 5.6 attached hereto to execute and deliver to Parent at or prior to the Closing a lock-up agreement, substantially in the form attached hereto as Exhibit D (each, a “Lock-Up Agreement”).

Section 5.7. Company Charter Amendment. Subject only to receipt of the requisite approvals of the holders of Company Common Stock and Company Preferred Stock pursuant to applicable Delaware law and the respective terms of such Company Common Stock and Company Preferred Stock, the Company shall take all corporate action necessary to cause Company Charter Amendment to be filed with the Secretary of State of the State of Delaware and be in full force and effect not less than one Business Day prior to the Closing Date.

ARTICLE VI.

COVENANTS OF PARENT AND MERGER SUB.

Parent and Merger Sub hereby covenant as follows:

Section 6.1. Conduct of Business Before the Closing Date.

(a) Except as set forth in Section 6.1(a) of the Parent Disclosure Schedule, Parent covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld): (i) the businesses of Parent and Merger Sub shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice; (ii) Parent shall use its commercially reasonable efforts to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use and (iii) Parent shall use its commercially reasonable efforts consistent with the foregoing to conduct the business of Parent in compliance with applicable laws in all material respects, including without limitation the timely filing of all reports, forms or other documents with the SEC required to be filed with the SEC by Parent pursuant to the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, to preserve intact the business organization of Parent, to keep available the services of the present officers and key employees of Parent and to preserve, in all material respects, the present relationships of Parent with persons with which Parent has significant business relations. Without limiting the generality of the foregoing, except as set forth on Section 6.1(a) of the Parent Disclosure Schedule, neither Parent nor Merger Sub shall (except as specifically contemplated by the terms of this Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld):

(i) make any change in any of the Parent Organizational Documents or the Merger Sub Organizational Documents; issue any additional shares of capital stock or other equity securities or grant any option, warrant or right to acquire any capital stock or other equity securities or issue any security convertible into or exchangeable or exercisable for such securities or alter in any way any its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, or agree to register under the Securities Act any capital stock of Parent or Merger Sub;

(ii) make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its tangible assets, Parent Leased Real Property or rights or any part thereof other than dispositions in the ordinary course of business and consistent with past practice;

(iii) sell, transfer, exclusively license or abandon any of its Intellectual Property;

(iv) subject any of its assets, properties or rights, or any part thereof, to any Lien other than Permitted Liens;

(v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Parent and Merger Sub, except for redemptions, purchases or other acquisitions of capital stock or other ownership interests required under the terms of any plans, arrangements or other Parent Contracts existing on the date hereof between Parent and any director, consultant or employee of Parent (to the extent complete and accurate copies of such plans, arrangements or other Parent Contracts (or, with respect to stock options, forms of stock option agreements) have been heretofore made available to the Company or (B) declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

(vi) acquire, lease or sublease any material tangible assets, raw materials or properties (including any real property) other than in the ordinary course of business and consistent with past practice;

(vii) enter into any employee benefit plan, program or arrangement or any employment, severance, change of control or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except (A) as otherwise provided pursuant to the terms of any agreement, (B) as required by law, or (C) to the extent necessary to avoid imposition of any taxes under Section 409A or Section 4999 of the Code;

(viii) contractually commit to make capital expenditures for any post-Closing period;

(ix) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than as between Parent and Merger Sub);

(x) fail to use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope to coverage maintained on the date of this Agreement;

(xi) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a change in GAAP, or write off as uncollectible any accounts receivable;

(xii) make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, settle any material Tax claim or assessment relating to Parent or any of its Subsidiaries, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Parent or any of its Subsidiaries, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

(xiii) settle, release or forgive any material claim or litigation or waive any material right thereto which has not been properly reserved on the books of Parent or its Subsidiaries;

(xiv) make, enter into, modify, amend in any manner that would be reasonably expected to have an adverse effect on Parent and Merger Sub or terminate, or waive any right or remedy under, any Parent Contract, bid or expenditure, where such Parent Contract, bid or expenditure is for a Parent Contract entailing payments in excess of $25,000, other than in the ordinary course of business and consistent with past practice;

(xv) lend money to any Person or incur or guarantee any indebtedness for borrowed money or enter into any capital lease obligation in excess of $50,000;

(xvi) use any of Parent’s or Merger Sub’s funds or other assets to pay down or pay off any of Parent’s or Merger Sub’s indebtedness for borrowed money outstanding as of the date of the Parent Interim Balance Sheet, or incurred by Parent or Merger Sub thereafter;

(xvii) take any action to accelerate the vesting of, or cause any restriction to lapse with respect to, any stock-based compensation;

(xviii) form or organize any Subsidiary of Parent or Merger Sub or purchase or otherwise acquire any direct or indirect equity or other ownership interest, or any investment (other than investments that constitute cash or cash equivalents) in, any other Person (provided that Parent may purchase or acquire such interests, or make investments in, Merger Sub);

(xix) amend or modify the escrow agreement listed as Item 14 in Section 4.19(a) of the Parent Disclosure Schedule in such a manner as to cause the Company securities of the “Initial Stockholders” identified therein that are held in escrow thereunder to be released from such escrow prior to the date on which such agreement currently provides that they shall be released from such escrow; or

(xx) commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or Merger Sub prior to the Closing Date. Prior to the Closing Date, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

Section 6.2. Indemnification Continuation.

(a) For purposes of this Section 6.2, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or as general partner of any partnership or trustee of any trust, and can provide evidence thereof to Parent acceptable to Parent in its sole discretion and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation.

(b) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Organizational Documents or any indemnification Contract between such directors or officers and the Company (in each case, as in effect and made available to Parent as of the date hereof or as amended or entered into prior to the Closing in accordance with this Agreement or with the written consent of Parent), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.2. In the event (A) the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions or (B) the ability of the Surviving Corporation to satisfy the obligations referred to in this Section 6.2 is impaired in any material respect, Parent will either assume such obligations or take such other action to ensure that the Surviving Corporation can satisfy such obligations.

(d) Parent shall, or shall cause the Surviving Corporation to, maintain in effect for six years from the Effective Time (the “Tail Period”), through the purchase of run-off coverage or otherwise, directors’ and officers’ liability insurance covering the Indemnified Persons who are covered by the directors’ and officers’ liability insurance policy provided for directors and officers of the Company as of the date hereof (the “Existing Policy”), on terms (other than with respect to minimum aggregate limits of liability for directors’ and officers’ liability insurance coverage) comparable to the Existing Policy and such coverage shall contain minimum aggregate limits of liability for directors’ and officers’ liability insurance for the Indemnified Persons of at least $5,000,000 and deductibles no larger than those customary for such type of insurance coverage; provided, however, that the premiums payable with respect to such insurance coverage for the entire Tail Period shall be paid in a single lump-sum payment at the commencement of the Tail Period.

(e) The provisions of this Section 6.2 shall survive the consummation of the Merger for a period of six years and are expressly intended to benefit each of the Indemnified Persons, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

Section 6.3. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, Parent shall promptly give to the Company written notice with reasonable particularity upon having Knowledge of any matter that may reasonably be expected to constitute a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub contained in this Agreement to the extent that such breach would cause the conditions set forth in Section 8.3 to not be satisfied.

Section 6.4. Parent Acquisition Proposals.

(a) None of Parent or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, advisors, agents, representatives or other intermediaries), nor shall (directly or indirectly) any of Parent or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to, (i) solicit, initiate or take any action to facilitate or encourage the submission of inquiries, proposals or offers from any Person relating to any Parent Acquisition Proposal, or agree to or endorse any Parent Acquisition Proposal; (ii) enter into any agreement to (x) facilitate or further the consummation of, or consummate, any Parent Acquisition Proposal, (y) approve or endorse any Parent

Acquisition Proposal or (z) in connection with any Parent Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Parent Acquisition Proposal or inquiry with respect to any Parent Acquisition Proposal, or furnish to any Person any information with respect to its business, properties or assets in connection with any Parent Acquisition Proposal or inquiry with respect to any Parent Acquisition Proposal; or (iv) agree to resolve or take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Parent shall immediately cease, and cause its advisors, agents and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall demand the return or destruction of any information provided with respect to such activities, discussion or negotiations. For purposes of this Section 6.4, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than the Company.

“Parent Acquisition Proposal” means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving Parent that would result in the direct or indirect acquisition by any other Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of securities representing more than 50% of the voting power of Parent or more than 50% of the assets of Parent.

(b) Notwithstanding the foregoing, the Board of Directors of Parent, or Parent, as applicable, directly or indirectly through advisors, agents or other intermediaries, may (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal, so long as any such compliance, except to the extent permitted by clause (iv) of this Section 6.4(b) rejects any Parent Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, (ii) prior to obtaining the Required Parent Vote, engage in negotiations or discussions with any Person that has made an unsolicited bona fide written Parent Acquisition Proposal not resulting from or arising out of a breach of Section 6.4(a) hereof, (iii) prior to obtaining the Required Parent Vote, make any disclosure to Parent’s stockholders with regard to any Parent Acquisition Proposal as is required (based on the advice of Parent’s outside legal counsel) by any applicable statute, law, rule or regulation, (iv) prior to obtaining the Required Parent Vote, furnish to such Person nonpublic information relating to Parent pursuant to a confidentiality and standstill agreement with terms that are, in the aggregate, no less favorable to Parent than those contained in the Confidentiality Agreement and/or (v) prior to obtaining the Required Parent Vote, withdraw or modify or change in a manner adverse to the Company its approval or recommendation of this Agreement or the transactions contemplated hereby, provided that the Board of Directors of Parent, or Parent, as applicable, shall be permitted to take an action described in the foregoing clauses (ii), (iv) or (v) if, and only if, prior to the taking of such particular action, the Board of Directors of Parent (x) has determined in good faith, after consultation with Parent’s financial advisor and outside legal counsel, that such Parent Acquisition Proposal is reasonably likely to result in a Parent Superior Proposal, in the case of either of the foregoing clauses (ii) or (iv), or constitutes a Parent Superior Proposal, in the case of the foregoing clause (v), and (y) has determined in good faith, after consultation with its outside legal counsel, that failing to take such action may reasonably be expected to, in the case of either of the foregoing clauses (ii) or (iv), or would, in the case of the foregoing clause (iv), be inconsistent with its fiduciary duties under applicable law.

“Parent Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into any transaction involving a Parent Acquisition Proposal (a “Parent Alternative Transaction”) that the Board of Directors of Parent determines in its good faith judgment (after consultation with Parent’s outside legal counsel and financial advisor) to be more favorable to Parent’s stockholders than this Agreement and the transactions contemplated hereby, taking into account all terms and conditions of the Parent Alternative Transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of the Parent Alternative Transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals). Reference to “this Agreement” and “the transactions contemplated hereby” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the transactions contemplated hereby that are agreed to by the Company after it receives written notice from the Company pursuant to Section 6.4(c) hereof of the existence of, the identity of the Person making, and the terms and conditions of, any Parent Acquisition Proposal.

(c) Parent shall notify the Company promptly (but in any event within two Business Days) after receipt or occurrence of (i) any Parent Acquisition Proposal, (ii) any request for information with respect to any Parent Acquisition Proposal, (iii) any inquiry, proposal, discussions or negotiation with respect to any Parent Acquisition Proposal, and (iv) the material terms and conditions of any such Parent Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Parent Acquisition Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place. In addition, Parent shall promptly (but in any event within two Business Days) after the receipt thereof, provide to the Company copies of any written documentation material to understanding such Parent Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation (“Other Parent Acquisition Documentation”) which is received by Parent from the Person (or from any representatives or agents of such Person) making such Parent Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. Parent shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and Parent shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement. Parent shall keep the Company reasonably informed of the status and details (including any amendments or proposed amendments) of any such Parent Acquisition Proposal or request for information and keep the Company reasonably informed as to the material details of any information requested of or provided by Parent and as to the material details of all discussions or negotiations with respect to any such Parent Acquisition Proposal, request for information, inquiry or proposal and shall provide to the Company within two Business Days after receipt thereof all copies of any additional Other Parent Acquisition Documentation received by Parent from the Person (or from any representatives or agents of such Person) making such Parent Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. Parent shall promptly make available to the Company any non-public information concerning Parent that is made available to any other Person in connection with any Parent Acquisition Proposal that was not previously provided to the Company. The Board of Directors of Parent shall promptly consider in good faith (in consultation with Parent’s outside legal counsel and financial advisor) any proposed alteration of the terms of this Agreement or the Merger proposed by the Company in response to any Parent Acquisition Proposal.

Section 6.5. Colorado Approval. Parent shall use its commercially reasonable efforts to obtain the Colorado Approval as promptly as reasonably practicable after the date hereof.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES.

Section 7.1. Preparation of Registration Statement and Proxy Statement; Parent Stockholders Meeting; Tax Opinion Matters.

(a) As promptly as practicable after the execution of this Agreement, Parent shall, with full cooperation from the Company, prepare and file the Registration Statement, which shall include the Proxy Statement, with the SEC. Parent shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as soon after such filing as practicable. The Proxy Statement shall, among other things, (i) include the recommendation of the Board of Directors of Parent in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of Parent shall have withdrawn or modified its approval or recommendation of this Agreement to the extent such action is permitted by Section 6.4 hereof, the Amended and Restated Parent Charter and the 2008 Equity Incentive Plan; (ii) request approval from Parent’s stockholders of the Merger and this Agreement upon the terms set forth herein, (iii) request approval for the Amended and

Restated Parent Charter and (iv) request approval of the 2008 Equity Incentive Plan. Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. Parent shall promptly provide copies to the Company, consult with the Company and, with full cooperation from the Company, prepare written responses with respect to any written comments received from the SEC with respect to the Registration Statement or Proxy Statement and advise the Company of any material oral comments received from the SEC. The Registration Statement and Proxy Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act.

(b) Parent shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has been declared effective by the SEC or any supplement or amendment to the Registration Statement or Proxy Statement has been filed, or any request by the SEC for amendment of the Registration Statement or Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Registration Statement or Proxy Statement shall be filed without the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent.

(c) Prior to the time at which the Registration Statement is declared effective by the SEC: (i) the Company shall execute and deliver to Cooley Godward Kronish LLP and to Willkie Farr & Gallagher LLP a tax representation letter in substantially the form of Exhibit E-1; and (ii) Parent shall execute and deliver to Cooley Godward Kronish LLP and to Willkie Farr & Gallagher LLP a tax representation letter in substantially the form of Exhibit E-2. Following the delivery of such tax representation letters: (A) the Company shall use its commercially reasonable efforts to cause Cooley Godward Kronish LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (B) Parent shall use its commercially reasonable efforts to cause Willkie Farr & Gallagher LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. Both such opinions shall be filed as exhibits to the Registration Statement at the time it is declared effective by the SEC. In rendering such opinions, each of such counsel shall be entitled to rely on such tax representation letters.

Section 7.2. Access to Information. Upon reasonable notice, each party shall afford to each other and its representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all of such party’s officers, employees, properties, offices, plants and other facilities and books and records and, during such period, each party shall furnish promptly to each other and its representatives, consistent with such party’s legal obligations, all other information concerning such party’s business, properties and personnel as the other party may reasonably request; provided, however, that each party may restrict the foregoing access to the extent that, in its reasonable judgment, (i) providing such access would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used all reasonable efforts to obtain the consent of such third party to such access, or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party to preclude the other party and its representatives from gaining access to any properties or information. Each party will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated September 5, 2007 (the “Confidentiality Agreement”), between the Company and Parent.

Section 7.3. Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.3(a) hereof to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Regulatory Law, (i) use its commercially reasonable efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable governmental authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. In furtherance and not in limitation of the covenants of the parties contained in Section 7.3(a) hereof and this Section 7.3(b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law. Notwithstanding anything herein to the contrary, neither Parent nor the Company shall be required to agree to any terms, conditions, modifications with respect to obtaining any consents, permits, waivers, approvals, authorizations or orders in connection with the Merger or the consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in, (i) either individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect or (ii) Parent, the Company or Merger Sub having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or business be held separate).

(c) Each party shall use its commercially reasonable efforts to obtain all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities, necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, and to provide any notices to third parties required to be provided prior to the Effective Time; provided that, without the prior written consent of Parent or the Company, as applicable, neither the Company nor Parent shall incur any significant expense or liability or agree to any significant modification to any contractual arrangement to obtain such consents waivers, authorizations or approvals.

Section 7.4. Reorganization.

(a) The Parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and will report it as such for federal, state and local income Tax purposes. None of the parties will knowingly take any action or fail to take any action, which action or failure to act would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

(b) Each of the Company and Parent shall use its reasonable best efforts to provide the officers’ representations and to obtain the opinions referred to in Section 8.2(e) and Section 8.3(g) hereof, respectively.

Section 7.5. Maintenance of Insurance. Each party will use its commercially reasonable efforts to maintain in full force and effect through the Closing Date all material insurance policies applicable to such party and their respective properties and assets in effect on the date hereof.

Section 7.6. Public Announcements. Each of the Company, Parent and Merger Sub agrees that, except as otherwise required by applicable law, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 7.7. Board of Directors and Officers.

(a) Parent shall take or cause to be taken all corporate actions necessary for the Board of Directors of Parent, as of the Effective Time, to be comprised of nine (9) members classified into three (3) classes, and to otherwise be constituted in accordance with and as set forth in Section 7.7(b) hereof.

(b) Parent shall use its reasonable best efforts to cause the Company Designated Directors and Parent Designated Directors set forth on Schedule 7.7(b) attached hereto to be the sole members of the Board of Directors of Parent as of the Effective Time, to serve as directors of Parent until their successors are duly elected and qualified. The Company Designated Directors and Parent Designated Directors shall be classified as set forth on Schedule 7.7(b) attached hereto. At all times the composition of the Board of Directors of Parent shall comply with all applicable laws, rules and regulations, including the applicable rules and regulations of the OTC Bulletin Board or any other securities exchange or market on which securities of Parent are listed or traded.

(c) Parent shall use its reasonable best efforts to cause the individuals listed on Schedule 7.7(c) attached hereto to be appointed as officers of Parent, in the respective offices set forth opposite their names on Schedule 7.7(c) attached hereto, as of the Effective Time.

Section 7.8. No Shareholder Rights Plan. From the date hereof through the earlier of termination of this Agreement and the Effective Time, neither party will adopt, approve, or agree to adopt, a shareholder rights plan or other similar plan commonly referred to as a “poison pill”.

Section 7.9. Stockholder Litigation. Each of Parent and the Company shall keep the other such party informed of, and cooperate with the other such party in connection with, any stockholder litigation or claim against it and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without the other such party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.10. Trust Fund Closing Confirmation; Colorado Statute Compliance.

(a) Promptly after the Effective Time, Parent shall (i) give to the Trustee the notice attached as Exhibit A to the Trust Agreement, (ii) provide to the Trustee an affidavit or certificate of a firm regularly engaged in the business of soliciting proxies and tabulating stockholder votes verifying the vote of the Parent’s stockholders regarding the transactions contemplated hereby, (iii) cause to be delivered to the Trustee by counsel to Parent written notification that (A) the Merger has been consummated and (B) the provisions of Section 11-51-302(6) and Rule 51-3.4 of the Colorado Statute has been met and (iv) deliver written instructions to the Trustee with respect to the transfer of the funds held in the Trust Fund.

(b) Not later than 48 hours prior to the Effective Time, Parent shall (i) give the Trustee advance notice of the Effective Time, and (ii) cause the Trustee to provide a written confirmation to Parent confirming the dollar amount of the Trust Fund balance held by the Trustee in the Trust Account that will be released to Parent upon consummation of the Merger.

(c) Parent shall not deliver to the Trustee any Termination Letter (as defined in the Trust Agreement), other than the Termination Letter contemplated by this Section 7.10.

Parent shall file with the Colorado Securities Commissioner a Form ES in accordance with Section 11-51-302(6) of the Colorado Statute and Rule 51-3.4 of the Colorado Statute not less than ten days prior to the Effective Time.

Section 7.11. Company Stockholder Consents. The Company shall obtain executed written consents, in the form attached hereto as Exhibit F, from the stockholders of the Company constituting the Required Company Vote, and the Company shall deliver executed copies of such stockholders’ consents to Parent not later than two hours after the execution and mutual delivery of this Agreement by the parties hereto. Parent shall hold such executed written consents of stockholders and, upon the Closing, redeliver such written consents to the Company. In the event that this Agreement is terminated in accordance with the provisions of Section 9.1, Parent shall promptly destroy, or redeliver to the Company, such written consents that are in the possession of Parent.

Section 7.12. Employees and Employee Benefits. At the Effective Time, Parent shall assume all employment agreements between the Company and its employees as disclosed on Section 7.12 of the Company Disclosure Schedule and all employment agreements entered into by the Company prior to the Effective Time in accordance with Section 5.1 hereof, in each case to the extent that such assumption is permitted under the terms of such employment agreements. Until the first anniversary of the Closing Date, Parent shall continue the employment of the Company’s employees at the Closing at base compensation levels and a target bonus opportunity equal to or greater than each such employee’s base compensation level and target bonus opportunity as an employee of the Company on the date hereof. Following the Closing and until the first anniversary of the Closing Date, such Company employees shall be eligible to receive employee benefits that are substantially comparable to the employee benefits such employees were eligible to receive under the Company’s plans and programs immediately prior to the Closing Date, and will receive credit for purposes of eligibility and vesting for service as an employee of the Company. For this purpose, the term “employee benefits” refers to benefits offered under any “employee welfare benefit plan” under Section 3(1) of ERISA and any “employee pension benefit plan” under Section 3(2) of ERISA, and also includes vacation benefits. For not less than one year following the Closing Date, Parent shall maintain, or shall cause the Surviving Corporation to maintain, employee benefit plans for those persons who remain employees of the Company after the Closing Date that are substantially comparable to (or more favorable than) those provided pursuant to the employee benefit plans and arrangements and perquisites in effect on the date hereof. Nothing contained in this Section 7.12, express or implied: (a) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (b) shall limit or restrict the ability of Parent or the Company to amend, modify, terminate, or establish any benefit plan, program, agreement or arrangement, in whole or in part, at any time, (c) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (d) shall create any third party beneficiary rights in any current or former employee, director or consultant of the Company.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 8.1(a) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.3 hereof shall have been the cause of, or shall have resulted in, any such order or injunction.

(b) Governmental Entity Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 8.1(b) shall have been duly obtained and shall be in full force and effect on the Closing Date.

(c) Registration Statement. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(d) Parent Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the Required Parent Vote.

(e) Company Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the Required Company Vote.

Section 8.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.1, 3.5, 3.26, 3.28, 3.29 and 3.30 hereof shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), (ii) the representations and warranties of the Company contained in Section 3.6(a) hereof and clause (i) and the last two sentences of Section 3.6(b) hereof shall be true and correct in all respects (except for inaccuracies which are de minimus in amount), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), and (iii) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Company Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been a Company Material Adverse Effect.

(d) Conversion of Company Preferred Stock and Bridge Notes. The Conversion shall have occurred and no Company Preferred Stock (or rights to acquire Company Preferred Stock) or Bridge Notes shall be outstanding.

(e) Opinion of Counsel. Parent shall have received from Willkie Farr & Gallagher LLP, tax counsel to Parent, a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representation letters executed by officers of Parent and the Company substantially in the forms attached as Exhibit E-1 and Exhibit E-2 hereto (allowing for such amendments to the representations contained in any such letter as counsel to Parent and counsel to the Company each deem necessary).

(f) Bridge Note Amendment. Neither the Bridge Note Amendment nor any of the terms of the Bridge Note Agreement amended or modified thereby shall have been amended or modified and the Bridge Note Amendment shall be in full force and effect.

(g) Lock-Up Agreements. Each Former Company Stockholder listed on Schedule 8.2(g) shall have executed and delivered to Parent a Lock-Up Agreement, and each such Lock-Up Agreement shall be in full force and effect.

(h) Company Charter Amendment. The Company Charter Amendment shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect.

(i) Escrow Agreement. The Escrow Agent and the Stockholder Representative shall have executed and delivered to Parent the Escrow Agreement, and the Stockholder Representative shall have executed and delivered to the Escrow Agent the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

Section 8.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Sections 4.1, 4.5, 4.25, 4.28 and 4.29 hereof shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.6 hereof shall be true and correct in all respects (except for inaccuracies which are de minimus in amount), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), and (iii) all other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Parent Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been a Parent Material Adverse Effect.

(d) Parent Charter and 2008 Equity Incentive Plan. Parent’s stockholders shall have adopted the Amended and Restated Parent Charter and the 2008 Equity Incentive Plan.

(e) Registration Rights Agreement. Subject to the satisfaction or waiver of the condition set forth in Section 8.2(g), Parent shall have executed and delivered to the Former Company Stockholders set forth on

Schedule 8.3(e) attached hereto a registration rights agreement providing such Former Company Stockholders with the right to register their shares of Parent Common Stock under the Securities Act upon terms and conditions that are consistent with those contained in the Existing Registration Rights Agreement with respect to the “Registrable Securities” held by the “Investors” thereunder; provided, however, that such registration rights agreement shall provide that no such Former Company Stockholder may exercise any right thereunder to demand any such registration of its shares of Parent Common Stock until after the Measurement Date.

(f) Board of Directors. The Board of Directors of Parent shall be constituted as set forth in Section 7.7 hereof, effective as of the Effective Time.

(g) Opinion of Counsel. The Company shall have received from Cooley Godward Kronish LLP, tax counsel to the Company, a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representation letters executed by officers of Parent and the Company substantially in the forms attached as Exhibit E-1 and Exhibit E-2 hereto (allowing for such amendments to the representations contained in any such letter as counsel to Parent and counsel to the Company each deem necessary).

(h) Escrow Agreement. The Escrow Agent and Parent shall have executed and delivered to the Stockholder Representative the Escrow Agreement, and Parent shall have executed and delivered to the Escrow Agent the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

ARTICLE IX.

TERMINATION.

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or the Company:

(a) By mutual written consent of Parent and the Company;

(b) By either the Company or Parent if the Registration Statement has not been declared effective by the SEC on or before the SEC Effectiveness Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Registration Statement to be declared effective on or before the SEC Effectiveness Date;

(c) By either the Company or Parent if the Effective Time shall not have occurred on or before the Expiration Date;

(d) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(e) By either the Company or Parent if the vote of stockholders of Parent has been taken and approval by the stockholders of Parent required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Parent Vote at the Parent Stockholders Meeting (or any adjournment or postponement thereof);

(f) By the Company if, prior to the Parent Stockholders Meeting, the Board of Directors of Parent shall have failed to recommend or shall have withdrawn or modified or amended in a manner adverse to the Company its approval or recommendation of this Agreement or the Merger, or shall have approved or recommended a Parent Acquisition Proposal other than the transactions contemplated by this Agreement (or the Board of Directors of Parent shall have resolved to do any of the foregoing), whether or not permitted by Section 6.4 hereof;

(g) By Parent if the Company fails to deliver to Parent copies of executed written consents of stockholders of the Company constituting the Required Company Vote not later than two hours after the execution and mutual delivery of this Agreement by the parties hereto as provided in Section 7.11 hereof;

(h) By Parent (i) if, prior to the receipt of the Required Company Vote, the Board of Directors of the Company shall have failed to recommend or shall have withdrawn or modified or amended in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger, or shall have approved or recommended a Company Acquisition Proposal other than the transactions contemplated by this Agreement (or the Board of Directors of the Company shall have resolved to do any of the foregoing), whether or not permitted by Section 5.5 hereof, or (ii) if the Company Charter Amendment shall have not been filed with the Secretary of State of the State of Delaware and shall not be in full force and effect at least one Business Day prior to the Expiration Date;

(i) By Parent or the Company if the holders of 20% or more of the IPO Shares entitled to vote on the Merger (i) vote against the approval and adoption of this Agreement and (ii) elect to convert their IPO Shares into cash from the Trust Fund;

(j) By the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 8.3(a) or 8.3(b) hereof would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the Expiration Date, provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(j) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(k) By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 8.2(a) or 8.2(b) hereof would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the Expiration Date, provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(k) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 9.2. Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors except with respect to this Section 9.2 and Article XI, provided that the termination of this Agreement shall not relieve any party from any liability for any willful, material breach of any covenant or agreement or willful, material breach of any representation or warranty in this Agreement occurring prior to termination.

(b) If Parent or the Company shall terminate this Agreement pursuant to Section 9.1(b) (unless a breach by Parent of any representation or warranty in, or failure of Parent to fulfill any obligation of Parent under, this Agreement has been the primary cause of the failure of the Registration Statement to be declared effective on or before such date) or Parent shall terminate this Agreement pursuant to Section 9.1(g), then the Company shall pay to Parent the Parent Expenses incurred on or after November 21, 2007, within five Business Days after delivery to the Company of written notice of the amount of such Parent Expenses.

(c)(i) If Parent shall terminate this Agreement pursuant to Section 9.1(h), then the Company shall pay to Parent, not later than two Business Days following such termination, an amount equal to $4,000,000, plus the Parent Expenses, within five Business Days after delivery to the Company of written notice of the amount of such Parent Expenses; and (ii) if the Company shall terminate this Agreement pursuant to Section 9.1(f), then Parent shall pay to the Company, not later than two Business Days following such termination, an amount equal to $4,000,000, plus the Company Expenses, within five Business Days after delivery to Parent of written notice of the amount of such Company Expenses.

(d) All payments under this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by the payee to the payor.

Section 9.3. Acknowledgement. Each of Parent and the Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, neither such party, as a beneficiary under certain of these agreements, would enter into this Agreement. If the payor fails to pay promptly the fee due pursuant to this Section 9.2, the payor will also pay to the payee the payee’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this Section 9.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Citibank, N.A. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

Section 9.4. Intentionally Omitted.

Section 9.5. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.6. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X.

INDEMNIFICATION.

Section 10.1. No Additional Representations or Warranties; Survival.

(a) Except for the representations and warranties contained in Article III hereof, Parent and Merger Sub acknowledge that (i) neither the Company nor any other Person has made any other express or implied representation or warranty with respect to the Company and (ii) neither Parent nor Merger Sub has relied upon any representations or warranties with respect to the Company that are not contained in Article III hereof. The Company disclaims any representation or warranty, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives that are not contained in Article III hereof. Except for the representations and warranties contained in Article IV hereof, the Company acknowledges that (i) none of Parent, Merger Sub or any other Person has made any other express or implied representation or warranty with respect to Parent and Merger Sub and (ii) the Company has not relied upon any representations or warranties with respect to Parent or Merger Sub that are not contained in Article IV hereof. Parent and Merger Sub disclaim any representation or warranty, whether made by Parent, Merger Sub or any of their respective Affiliates, officers, directors, employees, agents or representatives that are not contained in Article IV hereof.

(b) The representations and warranties contained in this Agreement shall survive the Closing for the purposes of Article X until the first anniversary of the Closing Date and shall thereafter terminate (and any claim relating to the subject matter of any such representation or warranty must be made on or before such anniversary date or such claim shall be deemed to have been waived); provided, however, that the representations and warranties contained in Section 3.5, Section 3.6(a), clause (i) and the last two sentences of Section 3.6(b), Section 3.26, Section 3.29 and Section 3.30 hereof, and Section 4.5, Section 4.6, Section 4.25 and Section 4.29 hereof shall survive the Closing (and any claim with respect to the subject matter thereof may be made) until all claims relating to the subject matter thereof shall have been barred by the relevant statutes of limitations (by which time any such claim shall have been made or such claim shall be deemed to have been waived). The covenants contained in this Agreement shall survive the Closing indefinitely or until, by their respective terms, they are no longer operative. No claim for indemnification hereunder may be asserted after the expiration of the period during which such claim may be made as provided herein, but any such claim theretofore asserted may be pursued after such expiration.

Section 10.2. Indemnification by Former Company Stockholders.

(a) Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of Parent or Merger Sub or of any knowledge or information that Parent or Merger Sub may have, the Former Company Stockholders shall severally (and not jointly) indemnify and fully defend, save and hold harmless Parent and Merger Sub, any Affiliate of Parent or Merger Sub, and their respective directors, officers, agents and employees (collectively, the “Parent Indemnitees”) from any damage, liability, loss, cost, expense (including all reasonable attorneys’ fees), deficiency, interest, penalty, impositions, assessments or fines (collectively, “Losses”) arising out of or resulting from:

(i) any breach by the Company of any of its covenants contained in this Agreement;

(ii) any breach of any warranty or the inaccuracy of any representation of the Company contained in Article III of this Agreement; or

(iii) Parent’s and Merger Sub’s enforcement of their rights under this Section 10.2.

(b) Notwithstanding anything herein to the contrary:

(i) subject to the other limitations contained herein, the Parent Indemnitees shall be entitled to be indemnified in respect of Section 10.2(a)(ii) and Section 10.2(a)(iii) with respect thereto (other than in the case of a willful breach of any obligation under this Article X) solely from the Escrowed Shares in accordance with the Escrow Agreement, and no Losses of any Parent Indemnitees shall be indemnifiable pursuant to Section 10.2(a)(ii) unless and until all such Losses exceed $1,500,000, in which case such Losses shall be indemnifiable only to the amount thereof in excess of $250,000; provided, however, that the foregoing limitations contained in this Section 10.2(b)(i) shall not apply to any (A) fraud or willful misrepresentation, or (B) breaches of any of the representations and warranties contained in Section 3.5, Section 3.6(a), clause (i) and the last two sentences of Section 3.6(b), Section 3.26, Section 3.29 or Section 3.30 hereof;

(ii) subject to Section 10.2(b)(i) above, the maximum amount for which any single Former Company Stockholder shall be liable with respect to all claims covered by Section 10.2(a)(ii) hereof and Section 10.2(a)(iii) with respect thereto (other than in the case of a willful breach of any obligation under this Article X) shall not exceed 20% of such Former Company Stockholder’s Pro Rata Share of the aggregate Per Share Merger Consideration, Milestone Consideration Per Share and Top-Up Consideration Per Share issued and paid to all Former Company Stockholders pursuant to Article I hereof;

(iii) subject to Sections 10.2(b)(i) and Section 10.2(b)(ii) above, the maximum amount for which any single Former Company Stockholder shall be liable with respect to any single claim under Section 10.2(a)(ii) hereof and Section 10.2(a)(iii) with respect thereto (other than in the case of a willful breach of any obligation under this Article X) shall not exceed the product of (A) the aggregate amount of the Loss incurred by the Parent Indemnitees in connection with such Loss and (B) such Former Company Stockholder’s Pro Rata Share; and

(iv) in all cases determining whether there has been a breach of any of the Company’s representations and warranties contained in Article III hereof, or in determining the amount of any Losses with respect to such breach, such representations and warranties shall be read without regard to any materiality qualifier (including, without limitation, any reference to Company Material Adverse Effect) contained therein.

Section 10.3. Indemnification by Parent.

(a) Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Company or of any knowledge or information that the Company may have, Parent shall indemnify and fully defend, save and hold harmless the Former Company Stockholders from any Losses arising out of or resulting from:

(i) any breach by Parent or Merger Sub of any of its respective covenants contained in this Agreement;

(ii) any breach of any warranty or the inaccuracy of any representation of Parent or Merger Sub contained in Article IV of this Agreement; or

(iii) the Former Company Stockholders’ enforcement of their rights under this Section 10.3.

(b) Notwithstanding anything herein to the contrary:

(i) subject to the other limitations contained herein, no Losses of any Former Company Stockholders shall be indemnifiable pursuant to Section 10.3(a)(ii) unless and until all such Losses exceed $1,500,000, in which case such Losses shall be indemnifiable only to the amount thereof in excess of $250,000; provided, however, that the foregoing limitations contained in this Section 10.3(b)(i) shall not apply to any (A) fraud or willful misrepresentation, or (B) breaches of any of the representations and warranties contained in Section 4.5, Section 4.6, Section 4.25 or Section 4.29 hereof;

(ii) subject to Section 10.3(b)(i) above, the maximum amount for which Parent and Merger Sub shall be liable with respect to all claims covered by Section 10.3(a)(ii) hereof shall not exceed 20% of the aggregate Per Share Merger Consideration, Milestone Consideration Per Share and Top-Up Consideration Per Share issued and paid to all Former Company Stockholders pursuant to Article I hereof;

(iii) subject to Sections 10.3(b)(i) and Section 10.3(b)(ii) above, the maximum amount for which Parent shall be liable to any single Former Company Stockholder with respect to all claims covered by Section 10.3(a)(ii) hereof shall not exceed 20% of such Former Company Stockholder’s Pro Rata Share of the aggregate Per Share Merger Consideration issued and paid to all Former Company Stockholders pursuant to Article I hereof; and

(iv) in all cases determining whether there has been a breach of any of the Parent’s or Merger Sub’s representations and warranties contained in Article IV hereof, or in determining the amount of any Losses with respect to such breach, such representations and warranties shall be read without regard to any materiality qualifier (including, without limitation, any reference to Parent Material Adverse Effect) contained therein.

Section 10.4. Procedures for Third Party Claim Indemnification.

(a) If the Former Company Stockholders have become obligated to a Parent Indemnitee pursuant to Section 10.2 hereof, or if any suit, action, investigation, claim or proceeding is begun, made or instituted by a third party as a result of which the Former Company Stockholders may become obligated to a Parent Indemnitee hereunder, such Parent Indemnitee shall give prompt written notice thereof to the Stockholder Representative (on behalf of the Former Company Stockholders); provided, however, that the failure of the Parent Indemnitee to give prompt written notice to the Stockholder Representative (on behalf of the Former Company Stockholders) shall not relieve such Former Company Stockholders of their indemnification obligations hereunder, except to the extent such Former Company Stockholders shall have been materially prejudiced by such failure. The Former Company Stockholders (through the Stockholder Representative) agree to defend, contest or otherwise protect the Parent Indemnitee against any such suit, action, investigation, claim or proceeding at the sole cost and expense of the Former Company Stockholders. The Parent Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Parent Indemnitee’s choice and shall in any event cooperate with and assist the Former Company Stockholders to the extent reasonably possible. The Stockholder Representative (on behalf of the Former Company Stockholders) shall not compromise or settle any such suit, action, investigation, claim or proceeding unless (x) such compromise or settlement is on exclusively monetary terms and shall be paid entirely by the Former Company Stockholders and the Parent Indemnitee receives an unconditional release in such compromise or settlement or (y) the Parent Indemnitee shall have consented in writing to the terms of such compromise or settlement, which consent shall not be unreasonably withheld. If the Stockholder Representative (on behalf of the Former Company Stockholders) fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Parent Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Parent Indemnitee shall be entitled to recover the entire cost thereof from the Former Company Stockholders (subject to Sections 10.2(b)(i) and (ii) hereof), including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

(b) If Parent has become obligated to the Former Company Stockholders pursuant to Section 10.3 hereof, or if any suit, action, investigation, claim or proceeding is begun, made or instituted by a third party as a result of which Parent may become obligated to a Former Company Stockholder hereunder, the Stockholder Representative (on behalf of the Former Company Stockholders) shall give prompt written notice thereof to Parent; provided, however, that the failure of the Stockholder Representative (on behalf of the Former Company Stockholders) to give prompt written notice to Parent shall not relieve Parent of its indemnification obligations hereunder, except to the extent Parent shall have been materially prejudiced by such failure. Parent agrees to defend, contest or otherwise protect the Former Company Stockholders against any such suit, action, investigation, claim or proceeding at its sole cost and expense. The Former Company Stockholders (through the Stockholder Representative) shall have the right, but not the obligation, to participate at their own expense in the defense thereof by counsel of the Stockholder Representative’s choice and shall in any event cooperate with and assist Parent to the extent reasonably possible. Parent shall not compromise or settle any such suit, action, investigation, claim or proceeding unless (x) such compromise or settlement is on exclusively monetary terms and shall be paid entirely by Parent and the Former Company Stockholders receive an unconditional release in such compromise or settlement or (y) the Stockholder Representative (on behalf of the Former Company Stockholders) shall have consented in writing to the terms of such compromise or settlement, which consent shall not be unreasonably withheld. If Parent fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Former Company Stockholders shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Former Company Stockholders shall be entitled to recover the entire cost thereof from Parent (subject to Sections 10.3(b)(i) and (ii) hereof), including, without limitation, reasonable attorneys’ fees of one counsel to the Former Company Stockholders, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

Section 10.5. Payments.

(a) All amounts payable with respect to Losses pursuant to this Article X shall be settled:

(i) in the case of any claim by Parent, (A) with respect to Section 10.2(a)(ii) (other than with respect to any breach of the representations contained in Section 3.5, Section 3.6(a), clause (i) and the last two sentences of Section 3.6(b), Section 3.26, Section 3.29 or Section 3.30) and Section 10.2(a)(iii) with respect thereto (other than in the case of a willful breach of any obligation under this Article X), solely by collection of Escrowed Shares from the Escrow Agent pursuant to the Escrow Agreement, until all such Escrowed Shares have been so collected (or are subject to such collection), or are otherwise released, from escrow pursuant to the Escrow Agreement, and (B) with respect to (x) Section 10.2(a)(i) hereof, (y) Section 10.2(a)(ii) hereof as to any breach of the representations contained in Section 3.5, Section 3.6(a), clause (i) and the last two sentences of Section 3.6(b), Section 3.26, Section 3.29 or Section 3.30 or (z) Section 10.2(a)(iii) hereof (except as otherwise expressly provided in the immediately preceding clause (A)), first, by collection of Escrowed Shares from the Escrow Agent pursuant to the Escrow Agreement, until such Escrowed Shares have been so collected (or are subject to such collection) or are otherwise released, from escrow pursuant to the Escrow Agreement, and second, by payment in cash by check or wire transfer of immediately available funds; and

(ii) in the case of any claim by the Stockholder Representative (on behalf of the Former Company Stockholders), by payment in cash by check or wire transfer of immediately available funds.

(b) The value of each Escrowed Share for purposes of making payments to Parent on account of Losses in accordance with the provisions of this Article X shall be deemed to be the Parent Common Stock Price. In case of a payment owed by the Former Company Stockholders to Parent pursuant to this Article X in respect of which Parent collects Escrowed Shares pursuant to the Escrow Agreement, upon such collection, each Former Company Stockholder shall be deemed to have delivered and surrendered to Parent its Pro Rata Share of the Escrowed Shares so collected by Parent.

(c) Except in the case of fraud or willful misrepresentation, the indemnification provisions set forth in this Article X shall be the sole and exclusive remedy of the parties for monetary damages with respect to the transactions contemplated hereby.

Section 10.6. Stockholder Representative.

(a) Joel P. Adams is hereby designated by the Former Company Stockholders to serve as their agent as the initial Stockholder Representative hereunder with respect to the matters set forth in this Article X and by its signature below it hereby acknowledges such appointment and agrees to serve in such capacity on the terms and subject to the conditions set forth herein. Effective only upon the Effective Time, the Stockholder Representative (including any successor or successors thereto) shall act as the representative of the Former Company Stockholders, and shall be authorized to act on behalf of the Former Company Stockholders and to take any and all actions required or permitted to be taken by the Stockholder Representative under this Article X with respect to any claims (including the settlement thereof) made by any Parent Indemnitee for indemnification pursuant to this Article X (including, without limitation, the exercise of the power to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any claims for indemnification). The Stockholder Representative shall be the only party entitled to assert the rights of the Former Company Stockholders hereunder and the Stockholder Representative shall perform all of the obligations (other than payment) of the Former Company Stockholders under this Article X. Any Person shall be entitled to rely on all statements, representations and decisions of the Stockholder Representative.

(b) The Former Company Stockholders shall be bound by all actions taken by the Stockholder Representative in his, her or its capacity as such. The Stockholder Representative shall promptly, and in any event within 10 Business Days, provide written notice to the Former Company Stockholders of any action taken on behalf of them by the Stockholder Representative pursuant to the authority delegated to the Stockholder Representative under this Article X. Neither the Stockholder Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence or willful misconduct. The Stockholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.

(c) Each Former Company Stockholder shall, severally and not jointly, hold harmless and reimburse the Stockholder Representative from and against such Former Company Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative) suffered or incurred by the Stockholder Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholder Representative under this Agreement; provided, however, that no such Former Company Stockholder shall be so liable in excess of such Former Company Stockholder’s pro rata portion of the aggregate Per Share Merger Consideration issued and paid to all Former Company Stockholders pursuant to Article I hereof. The Stockholder Representative shall not be entitled to any compensation for his, her or its services in such capacity.

(d) In the event that the Stockholder Representative shall resign or be unable to act for any reason, the Stockholder Representative (or his, her or its legal representative) shall select a successor Stockholder Representative to fill such vacancy, and such successor shall be deemed to be the Stockholder Representative for all purposes of this Agreement. Upon the appointment of a successor Stockholder Representative under this Agreement, such successor Stockholder Representative will succeed to and become vested with all of the rights, powers, privileges and duties of the predecessor Stockholder Representative under this Agreement, and the predecessor Stockholder Representative will be discharged from such predecessor Stockholder Representative’s duties and obligations under this Agreement.

ARTICLE XI.

MISCELLANEOUS.

Section 11.1. Disclosure Schedules. The inclusion of any information in the Company Disclosure Schedule, the Parent Disclosure Schedule or the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such information is material to any party or the conduct of the business of any party.

Section 11.2. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 11.3. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of Delaware.

Section 11.4. Expenses. All fees and expenses incurred in connection with the Merger, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except as provided in Section 9.2 hereof.

Section 11.5. Severability; Construction.

(a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body of competent jurisdiction to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

Section 11.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; (iii) on the date of transmission if transmitted by facsimile and appropriate mechanical confirmation is received or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

if to Parent or Merger Sub, to:

Oracle Healthcare Acquisition Corp.

200 Greenwich Ave., 3rd Floor

Greenwich, Connecticut 06830

Attn: Joel Liffmann

Fax: (203) 862-1613

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: William H. Gump, Esq.

Fax: (212) 728-9285

if to Company or Stockholders, to

Precision Therapeutics, Inc.

2516 Jane Street

Pittsburgh, PA 15203

Attn: Sean C. McDonald

President & Chief Executive Officer

Fax: (412) 481-1597

with a copy to:

Cooley Godward Kronish LLP

Five Palo Alto Square, 3000 El Camino Real

Palo Alto, CA 94306-2155

Attn: Suzanne Sawochka Hooper

Fax: (650) 849-7400

If to Stockholders’ Representative:

Joel P. Adams

c/o Adams Capital Management

500 Blackburn Avenue

Sewickley, PA 15143

Fax: (412) 749-9459

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

Section 11.7. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 11.8. Parties in Interest. Except for (i) the rights of the holders of securities of the Company to receive the Per Share Merger Consideration, the Milestone Consideration Per Share and the Top-Up Consideration Per Share following the Effective Time in accordance with the terms of this Agreement (of which such security holders are the intended beneficiaries following the Effective Time), (ii) the rights to continued indemnification and insurance pursuant to Section 6.2 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), and (iii) the rights of the Parent Indemnitees not signatory to this Agreement and the Former Company Stockholders under Article X hereof (of which such Persons are intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

Section 11.9. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 11.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 11.11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any court of competent jurisdiction (subject to the provisions of Section 11.3), this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

Section 11.12. Definitions. As used in this Agreement:

“2002 GE Warrant” shall mean the warrant, dated September 25, 2002, to purchase up to 8,929 shares of Company Common Stock, which warrant initially contemplated the issuance of up to 125,000 shares of Company Common Stock until the Company’s consummation of a 1-for-14 stock split with respect to the Company Common Stock.

“2005 GE Warrant” shall mean the warrant, dated February 17, 2005, to purchase up to 26,000 shares of Company Common Stock.

“2006 GE Warrant” shall mean the warrant, dated August 18, 2006, to purchase up to 7,955 shares of Company Common Stock.

“2008 Equity Incentive Plan” shall have the meaning set forth in Section 4.5 hereof.

“Action” shall have the meaning set forth in Section 3.18 hereof.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Aggregate Exercise Price” shall mean the aggregate exercise price of all Company Options, Other Stock Awards and Company Warrants outstanding after the Conversion and immediately prior to the Effective Time.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Amended and Restated Parent Charter” shall have the meaning set forth in Section 4.5 hereof.

“Board of Directors” shall mean the Board of Directors of any specified Person and any committees thereof.

“Bridge Note Agreement” shall mean that certain Note Purchase Agreement dated as of August 23, 2007, by and among the Company and the purchasers party thereto, as such Note Purchase Agreement shall have been amended by the Bridge Note Amendment and is in effect on the date hereof.

“Bridge Note Amendment” shall mean that certain Amendment to Note Purchase Agreement, dated as of December 3, 2007, by and among the Company and the persons and entities named on the Schedule of Purchasers attached thereto with respect to the Bridge Note Agreement and the Bridge Notes issued pursuant thereto.

“Bridge Notes” shall mean the notes issued under the Bridge Note Agreement.

“Bridge Warrants” shall mean the warrants, each dated August 22, 2003, to purchase, in the aggregate, up to 1,884,830 shares of Company Common Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks are required or authorized to close in the City of New York.

“Certificate” shall have the meaning set forth in Section 2.1 hereof.

“Certificate of Merger” shall have the meaning set forth in Section 1.3 hereof.

“Closing” shall have the meaning set forth in Section 1.2 hereof.

“Closing Date” shall have the meaning set forth in Section 1.2 hereof.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” shall have the meaning set forth in the Recitals hereto.

“Colorado Approval” shall mean the approval of the applicable Governmental Entity in Colorado to release the funds held in the Trust Fund to Parent without distribution thereof to the Parent’s stockholders on or after March 8, 2008.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Acquisition Proposal” shall have the meaning set forth in Section 5.5 hereof.

“Company Alternative Transaction” shall have the meaning set forth in Section 5.5 hereof.

“Company Charter Amendment” shall mean an amendment to the Company’s Third Amended and Restated Certificate of Incorporation that increases the number of shares of Company Common Stock that the Company is authorized to issue by a sufficient amount to reserve for issuance and issue the number of shares of Company Common Stock that will be required to be issued in order to effect the Conversion, including, without limitation, the conversion of all Bridge Notes outstanding immediate prior to the Effective Time.

“Company Common Stock” shall have the meaning set forth in the Recitals hereto.

“Company Contract” shall have the meaning set forth in Section 3.19(c) hereof.

“Company Designated Directors” shall mean the individuals identified as “Company Designated Directors” on Schedule 7.7(b) attached hereto.

“Company Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Article III hereof.

“Company Employee Benefit Plans” shall have the meaning set forth in Section 3.20(a) hereof.

“Company ERISA Affiliate” shall have the meaning set forth in Section 3.20(a) hereof.

“Company Expenses” shall mean all of the Company’s actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors or consultants and commitment and funding fees) actually incurred by the Company and its respective affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not exceed $1,000,000.

“Company Financial Statements” shall have the meaning set forth in Section 3.8 hereof.

“Company Interim Balance Sheet” shall have the meaning set forth in Section 3.8 hereof.

“Company Lease” shall have the meaning set forth in Section 3.12(b) hereof.

“Company Leased Real Property” shall have the meaning set forth in Section 3.12(b) hereof.

“Company Licenses and Permits” shall have the meaning set forth in Section 3.16(a) hereof.

“Company Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is, or is reasonably likely to become, materially adverse to the business, condition (financial or otherwise) or results of operations of the Company or (b) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any event, change, circumstance, effect, development or state of facts arising out of or attributable to (A) general economic conditions or conditions in securities markets; (B) the industry or industry sector in which the Company operates, except, in the case of the foregoing clauses (A) and (B), to the extent that such event, change, circumstance, effect, development or state of facts affects the Company in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industry in which the Company operates; (C) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement (including any loss of employees, any cancellation of or delay in customer orders or any disruption in business relationships); (D) any action, omission, event, change, circumstance, effect, development, or state of facts the risk of the occurrence of which is expressly disclosed in the Company Disclosure Schedule; (E) changes in GAAP or changes in laws, rules or regulations applicable to the Company; (F) any act of terrorism or war, or any armed hostilities; (G) compliance with the terms of, or the taking of any action required by, this Agreement; (H) the taking of any action by Parent or any action approved or consented to by Parent in writing; (I) any breach of this Agreement by Parent; or (J) any action required to be taken under laws, rules, regulations or agreements (to the extent in effect and made available to Parent as of the date hereof) applicable to the Company; (ii) any failure, in and of itself, by the Company to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), or (iii) any adverse effect on the business, financial condition or results of operations of the Company that, by its nature, would not reasonably be expected to, and does not, last more than three months.

“Company Options” shall have the meaning set forth in Section 1.10(a) hereof.

“Company Organizational Documents” shall mean the Third Amended and Restated Certificate of Incorporation and the Bylaws of the Company, together with all amendments thereto.

“Company Pension Plans” shall have the meaning set forth in Section 3.20(a) hereof.

“Company Preferred Stock” shall have the meaning set forth in the Recitals hereto.

“Company Registered Intellectual Property” shall have the meaning set forth in Section 3.14(b) hereof.

“Company Software” shall have the meaning set forth in Section 3.15 hereof.

“Company Stock Plans” shall have the meaning set forth in Section 3.6(a) hereof.

“Company Superior Proposal” shall have the meaning set forth in Section 5.5 hereof.

“Company Warrants” shall mean, collectively, the Bridge Warrants, the GE Warrants, the National City Warrant and the Series Warrants.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2 hereof.

“Conversion” shall mean the conversion, immediately prior to the Effective Time, of any and all shares of Company Preferred Stock and Bridge Notes that are outstanding immediately prior to the Effective Time into Company Common Stock.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 1.8(e) hereof.

“DOJ” shall have the meaning set forth in Section 7.3(b) hereof.

“Effective Date” shall mean the date on which the Effective Time falls.

“Effective Time” shall have the meaning set forth in Section 1.3 hereof.

“Encumbrance” shall mean any claim, lien, pledge, option, right of first refusal or offer, preemptive right, charge, easement, security interest, deed of trust, mortgage, right of way, covenant, restriction, encumbrance or other right of third parties.

“Environmental Laws” shall have the meaning set forth in Section 3.25(a) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agreement” shall mean an Escrow Agreement, substantially in the form attached as Exhibit G hereto.

“Escrowed Shares” shall have the meaning set forth in Section 2.10 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean the quotient obtained by dividing (a) the Exchange Ratio Factor, by (b) the Parent Common Stock Price.

“Exchange Ratio Factor” shall mean the quotient obtained by dividing (a) the sum of (i) the product of (A) 22,500,000 and the (B) Parent Common Stock Price and (ii) the Aggregate Exercise Price, by (b) the Fully Diluted Share Amount.

“Excluded Shares” shall have the meaning set forth in Section 1.8(c) hereof.

“Existing Policy” shall have the meaning set forth in Section 6.2(d) hereof.

“Existing Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of March 2, 2006, by and among Parent and the “Investors” identified therein, as such Registration Rights Agreement may be amended from time to time.

“Expiration Date” shall mean (a) March 2, 2008, if the Colorado Approval shall have not been obtained on or before February 29, 2008, or (b) March 8, 2008, if the Colorado Approval shall have been obtained on or before February 29, 2008.

“FDA” shall mean the United States Food and Drug Administration and corresponding Governmental Entities.

“FDA Company Contractor” shall mean any Person with which the Company formerly or presently had or has any agreement or arrangement (whether oral or written) under which that Person has or had physical possession of, or was or is obligated to develop, test, process, investigate, manufacture or produce, any FDA Regulated Product on behalf of the Company.

“FDA Law” shall mean any law, statute, regulation, judicial or administrative interpretation, or standard international guidance relating to any FDA Regulated Product, including, without limitation, the FDCA, the FDA Modernization Act of 1997, Stand Alone Provisions, Pub. L. No. 105-115, 111 Stat. 2295 (1997), and equivalent statutes and regulations adopted by countries, international bodies and other jurisdictions, in addition to the United States, where the Company has facilities, does business, or directly or through others sells or offers for sale any FDA Regulated Product.

“FDA Regulated Product” shall mean any product or component including, without limitation, any medical device, that is studied, used, held or offered for sale for human research or investigation or clinical use.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder.

“Former Company Stockholders” shall mean the holders of Company Common Stock immediately prior to the Effective Time other than holders of Dissenting Shares and shares of Company Common Stock owned or held by Parent, Merger Sub, the Company or any direct or indirect wholly owned Subsidiary of Parent or the Company.

“FTC” shall have the meaning set forth in Section 7.3(b) hereof.

“Fully Diluted Share Amount” shall mean the number of shares of Company Common Stock outstanding on a fully diluted basis immediately prior to the Effective Time, assuming (a) the conversion or exercise (as applicable) of all Company Preferred Stock, Company Options, Other Stock Awards and Company Warrants that are outstanding at such time, (b) the conversion of all Bridge Notes that are outstanding at such time in accordance with the terms of the Bridge Note Purchase Agreement and (c) the conversion, exercise or exchange (as applicable) of any other options, warrants or other rights to acquire shares of Company Common Stock that are outstanding at such time.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GE Preferred Warrant” shall mean the warrant, dated December 29, 2006, to purchase up to 181,818 shares of Series B Preferred Stock.

“GE Warrants” shall mean, collectively, the 2002 GE Warrants, the 2005 GE Warrants, the 2006 GE Warrants and the GE Preferred Warrant.

“Good Clinical Practices” shall mean, with respect to the Company at any given time, such standards of good clinical practice as are required by any Governmental Entity having jurisdiction over the Company or its business.

“Good Laboratory Practices” shall mean with respect to the Company at any given time, the then current standards for pharmaceutical laboratories, as set forth in the FDCA, and such standards of good laboratory practices as are required by any Governmental Entity having jurisdiction over the Company or its business.

“Governmental Entity” shall mean any federal, state, local or foreign governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“Hazardous Material” shall have the meaning set forth in Section 3.25(c) hereof.

“Indemnified Person” shall have the meaning set forth in Section 6.2(a) hereof.

“Intellectual Property” shall mean all of the following, owned or used by any Person: material (i) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Web sites of such Person; (vii) rights under all agreements relating to the foregoing; and (viii) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“IPO” shall have the meaning set forth in Section 4.29(a) hereof.

“IPO Shares” shall have the meaning set forth in Section 4.29(a) hereof.

“IPO Warrants” shall have the meaning set forth in Section 4.6 hereof.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to any Person, the actual knowledge of the executive officers of the Person after reasonable inquiry of the senior employees of such Person who have administrative or operational responsibility for the particular subject matter in question.

“Leases” shall mean, with respect to any Person, all leases (including subleases, licenses, any occupancy agreement and any other agreement) of real or personal property, in each case to which such Person is a party, whether as lessor, lessee, guarantor or otherwise, or by which it or its properties or assets are bound, or which otherwise relate to the operation of its business.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance or title defect, lease, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

“Lock-Up Agreement” shall have the meaning set forth in Section 5.6 hereof.

“Losses” shall have the meaning set forth in Section 10.2 hereof.

“Majority Holders” shall have the meaning set forth in the Bridge Note Agreement.

“Measurement Date” shall mean the day that is 180 days after the Closing Date.

“Measurement Date Price” shall mean average closing sale price per share of Parent Common Stock as reported on the OTC Bulletin Board (or any other securities exchange or market on which the Parent Common Stock is listed or traded) for the consecutive period beginning at 9:30 a.m. New York time on the seventh trading day immediately preceding the Measurement Date and concluding at 4:00 p.m. New York time on the trading day immediately preceding the Measurement Date.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Merger Sub Organizational Documents” shall mean the Certificate of Incorporation and the Bylaws of Merger Sub, together with all amendments thereto.

“Milestone Consideration” shall have the meaning set forth on Exhibit H hereto.

“Milestone Consideration Per Share” shall mean the number of shares of Parent Common Stock equal to the product of (i) one multiplied by (ii) quotient obtained by dividing (a) the Milestone Consideration, if any, by

(b) the Fully Diluted Share Amount (which for purposes of this definition only, shall include only those Company Options and Company Warrants that are outstanding at the Effective Time and remain outstanding at the time the Milestone Consideration Per Share is paid).

“National City Warrant” shall mean the warrant, dated January 11, 2001, to purchase up to 21,639 shares of Company Common Stock, which warrant initially contemplated the issuance of up to 302,943 shares of Company Common Stock until the Company’s consummation of a 1-for-14 stock split with respect to the Company Common Stock.

“Other Company Acquisition Documentation” shall have the meaning set forth in Section 5.5(d) hereof.

“Other Parent Acquisition Documentation” shall have the meaning set forth in Section 6.4(c) hereof.

“Other Stock Awards” shall have the meaning set forth in Section 1.10(b) hereof.

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Acquisition Proposal” shall have the meaning set forth in Section 6.4 hereof.

“Parent Alternative Transaction” shall have the meaning set forth in Section 6.4 hereof.

“Parent Common Stock” shall have the meaning set forth in the Recitals hereto.

“Parent Common Stock Price” shall mean the average closing sales price per share of Parent Common Stock as reported on the OTC Bulletin Board for the consecutive period beginning at 9:30 a.m. New York time on the thirteenth trading day immediately preceding the Closing Date and concluding at 4:00 p.m. New York time on the third trading day immediately preceding the Closing Date.

“Parent Contract” shall have the meaning set forth in Section 4.19(c) hereof.

“Parent Designated Directors” shall mean the individuals identified as “Parent Designated Directors” on Schedule 7.7(b) attached hereto.

“Parent Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Article IV hereof.

“Parent Expenses” shall mean all of the Parent’s actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors or consultants and commitment and funding fees) actually incurred by Parent, Merger Sub and their respective affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not exceed $1,000,000.

“Parent Indemnitees” shall have the meaning set forth in Section 10.2(a) hereof.

“Parent Interim Balance Sheet” shall have the meaning set forth in Section 4.11 hereof.

“Parent Lease” shall have the meaning set forth in Section 4.12(b) hereof.

“Parent Leased Real Property” shall have the meaning set forth in Section 4.12(b) hereof.

“Parent Licenses and Permits” shall have the meaning set forth in Section 4.16(a) hereof.

“Parent Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is, or is reasonably likely to become, materially adverse to the business, condition (financial or otherwise) or results of operations of Parent or (b) would prevent or materially impair or materially delay the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any event, change, circumstance, effect, development or state of facts arising out of or attributable to (A) general economic conditions or conditions in securities markets; (B) the industry or industry sector in which Parent operates, except, in the case of the foregoing clauses (A) and (B), to the extent that such event, change, circumstance, effect, development or state of facts affects Parent in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industry in which Parent operates; (C) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement (including any loss of employees, any cancellation of or delay in customer orders or any disruption in business relationships); (D) any action, omission, event, change, circumstance, effect, development, or state of facts the risk of the occurrence of which is expressly disclosed in the Parent Disclosure Schedule; (E) changes in GAAP or changes in laws, rules or regulations applicable to Parent; (F) any act of terrorism or war, or any armed hostilities; (G) compliance with the terms of, or the taking of any action required by, this Agreement; (H) the taking of any action by the Company or any action approved or consented to by the Company in writing; (I) any breach of this Agreement by the Company; or (I) any action required to be taken under laws, rules, regulations or agreements (to the extent in effect and made available to the Company as of the date hereof) applicable to Parent; (ii) any failure, in and of itself, by Parent to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect), or (iii) any adverse effect on the business, financial condition or results of operations of Parent that, by its nature, would not reasonably be expected to, and does not, last more than three months.

“Parent Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Parent, together with all amendments thereto.

“Parent Preferred Stock” shall mean the undesignated preferred stock, par value $0.001 per share, of Parent.

“Parent Registered Intellectual Property” shall have the meaning set forth in Section 4.14(b) hereof.

“Parent SEC Reports” shall have the meaning set forth in Section 4.8 hereof.

“Parent Software” shall have the meaning set forth in Section 4.15 hereof.

“Parent Stockholders Meeting” shall have the meaning set forth in Section 3.27 hereof.

“Parent Superior Proposal” shall have the meaning set forth in Section 6.4 hereof.

“Parent Warrants” shall have the meaning set forth in Section 4.6 hereof.

“Permitted Liens” shall mean (a) Liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business not yet due and payable, (c) Liens for Taxes, assessments, or governmental charges or levies on a Person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictive covenants and similar Encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation of the property as currently conducted to which they apply, (e) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business or the operation of the property as currently conducted to which they apply, (f) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent or the Company, as applicable, none of which materially interfere with the business of the Company or Parent, as applicable, or Parent’s Subsidiaries or the operation of the property as presently conducted to which they apply, (g) Liens granted in respect of any indebtedness or securing any obligations with respect thereto, (h) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (i) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (j) deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (k) Liens arising from protective filings and (l) Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

“Permitted Transfer” shall mean, with respect to any Person, any Transfer by such Person to: (a) any Affiliate of such Person; and (b) if such Person is a natural person, (i) any lineal descendant or ancestor or sibling (by birth or adoption) of such Person, (ii) any spouse or former spouse of any of such Person or any such descendant, ancestor or sibling of such Person, (iii) any legal representative or estate of such Person or any such descendant, ancestor or sibling of such Person, (iv) any trust maintained for the benefit of such Person or any such descendant, ancestor or sibling of such Person and (v) any corporation, private charitable foundation or other organization controlled by such Person or any such descendant, ancestor or sibling of such Person.

“Per Share Escrow Consideration” shall mean the number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) 2,250,000 by (b) the number of shares of Company Common Stock held by Former Company Stockholders immediately prior to the Effective Time.

“Per Share Merger Consideration” shall mean the number of shares of Parent Common Stock equal to the product of (a) one and (b) the Exchange Ratio.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proceeding” shall have the meaning set forth in Section 6.2(a) hereof.

“Pro Rata Share” shall mean, with respect to any Former Company Stockholder, the quotient of (i) the number of shares of Company Common Stock owned of record by such Former Company Stockholder immediately prior to the Effective Time and (ii) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Prospectus” shall have the meaning set forth in Section 3.32 hereof.

“Proxy Statement” shall have the meaning set forth in Section 3.27 hereof.

“Registration Statement” shall mean the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with SEC.

“Regulatory Law” shall have the meaning set forth in Section 7.3(b) hereof.

“Required Company Vote” shall have the meaning set forth in Section 3.29 hereof.

“Required Parent Vote” shall have the meaning set forth in Section 4.29(a) hereof.

“Rollover Option” shall have the meaning set forth in Section 1.10(a) hereof.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Effectiveness Date” shall mean (a) February 6, 2008, if the Colorado Approval shall have not been obtained on or before such date, or (b) February 11, 2008, if the Colorado Approval shall have been obtained on or before February 6, 2008.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series I Warrants” shall mean the warrants, dated February 2, 1998, February 4, 1998, February 6, 1998, February 14, 1998, February 23, 1998, March 4, 1998, March 19, 1998, March 31, 1998, April 11, 1998, May 11, 1998, July 29, 1998, August 10, 1998, August 24, 1998, September 1, 1998, September 14, 1998, September 29, 1998 and October 21, 1998, to purchase, in the aggregate, up to 110,286 shares of Company Common Stock, which warrants initially contemplated the issuance of up to 1,543,725 shares of Company Common Stock, in the aggregate, until the Company’s consummation of a 1-for-14 stock split with respect to the Company Common Stock.

“Series II Warrants” shall mean the warrants, each dated June 30, 1999, to purchase, in the aggregate, up to 64,814 shares of Company Common Stock, which warrants initially contemplated the issuance of up to 907,375 shares of Company Common Stock, in the aggregate, until the Company’s consummation of a 1-for-14 stock split with respect to the Company Common Stock.

“Series III Warrants” shall mean the warrants, each dated April 28, 2000, to purchase, in the aggregate, up to 49,390 shares of Company Common Stock, which warrants initially contemplated the issuance of up to 691,423 shares of Company Common Stock, in the aggregate, until the Company’s consummation of a 1-for-14 stock split with respect to the Company Common Stock.

“Series A Preferred Stock” shall have the meaning set forth in the Recitals hereto.

“Series A1 Preferred Stock” shall have the meaning set forth in the Recitals hereto.

“Series A3 Preferred Stock” shall have the meaning set forth in the Recitals hereto.

“Series B Preferred Stock” shall have the meaning set forth in the Recitals hereto.

“Series Warrants” shall mean, collectively, the Series I Warrants, the Series II Warrants and the Series III Warrants.

“Stockholder Representative” shall mean, initially, Joel P. Adams, and each successor thereto appointed by its respective predecessor.

“Subsidiary” when used with respect to any party shall mean any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 hereof.

“Tail Period” shall have the meaning set forth in Section 6.2(d) hereof.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto; and “Tax” shall mean any one of them.

“The Other Party” shall mean, with respect to the Company, Parent and , with respect to Parent, the Company.

“Top-Up Consideration” shall mean, in the event that (a) no Top-Up MAC shall have occurred during the period commencing on the Closing Date and ending on the Measurement Date and (b) a positive difference between (i) $175,000,000 and (ii) the product of (A) 22,500,000 and (B) the Measurement Date Price shall exist, the lesser of (x) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (1) the amount of such positive difference by (2) the Measurement Date Price and (y) 6,666,667 shares of Parent Common Stock; provided, however, that, at the option of the Board of Directors of Parent (which option shall be exercisable at any time and from time to time after the Closing Date), the Top-Up Consideration may consist, in whole or in part, of cash; it being understood that, if some or all of the Top-Up Consideration shall consist of cash, (i) the Stockholders’ Representative shall be provided at least 10 days’ prior notice of such determination by the Board of Directors of Parent, (ii) the number of shares of Parent Common Stock comprising the Top-Up Consideration (which number shall be determined as provided above in this definition) shall be reduced by a number of shares of Parent Common Stock equal to the aggregate amount of such cash divided by the Measurement Date Price, and (iii) the maximum amount of cash that may be paid as Top-Up Consideration shall not exceed the product of (w) 24.9%, (x) the mean of the highest and lowest market prices of Parent Common Stock on the Closing Date, (y) the aggregate number of shares of Company Common Stock outstanding at the Effective Time, and (z) the Exchange Ratio (substituting, for this purpose only, “20,250,000” for “22,500,000” in the definition of “Exchange Ratio Factor”).

“Top-Up Consideration Per Share” shall mean: (a) to the extent that the Top-Up Consideration (if any) consists of shares of Parent Common Stock, a number of such shares of Parent Common Stock equal to the product of (i) one multiplied by (ii) the quotient obtained by dividing (a) such shares of Parent Common Stock comprising Top-Up Consideration by (b) the Fully Diluted Share Amount (which for purposes of this definition only, shall include only those Company Options and Company Warrants that are outstanding at the Effective Time and remain outstanding at the time the Top-Up Consideration Per Share is paid); and (b) to the extent that the Top-Up Consideration (if any) consists of cash, an amount of such cash equal to the product of (i) one multiplied by (ii) the quotient obtained by dividing (a) such amount of cash comprising Top-Up Consideration by (b) the Fully Diluted Share Amount (which for purposes of this definition only, shall include only those Company Options and Company Warrants that are outstanding at the Effective Time and remain outstanding at the time the Top-Up Consideration Per Share is paid).

“Top-Up MAC” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is, or is reasonably likely to become, materially adverse to the business, condition (financial or otherwise) or results of operations of Parent or the Surviving Corporation and (b) results from (i) any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice, demand letter, proceeding or request for information, by or with respect to the FDA, (ii) a violation of law or (c) circumstances requiring the restatement of any of the financial statements of Parent or the Surviving Corporation with respect to the Company or any of its business, assets, properties, liabilities or operations (A) prior to the Closing Date or (B) during any periods from and after the Closing Date (other than with respect to the transactions contemplated in this Agreement).

“Trade Secret” shall mean trade secrets, inventions, discoveries, improvements, ideas, know-how, formula, methodology, processes, and other rights in know-how and confidential and other non-public information.

“Transfer” shall mean any sale, assignment, pledge, hypothecation or other disposition or encumbrance, either voluntarily or involuntarily and with or without consideration.

“Treasury Regulations” shall have the meaning set forth in the Recitals hereto.

“Trust Account” shall have the meaning set forth in Section 4.30(a) hereof.

“Trust Agreement” shall have the meaning set forth in Section 4.30(a) hereof.

“Trustee” shall have the meaning set forth in Section 4.30(a) hereof.

“Trust Fund” shall have the meaning set forth in Section 4.30(a) hereof.

“Voting Agreement” shall have the meaning set forth in the Recitals hereto.

“Voting Agreement Stockholders” shall have the meaning set forth in the Recitals hereto.

“WARN” shall have the meaning set forth in Section 3.24(c) hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first above written.

ORACLE HEALTHCARE ACQUISITION CORP.

By:	/s/ Joel D. Liffmann
Name:	Joel D. Liffmann
Title:	President and Chief Operating Officer

PTI ACQUISITION SUB, INC.

By:	/s/ Joel D. Liffmann
Name:	Joel D. Liffmann
Title:	President and Chief Executive Officer

PRECISION THERAPEUTICS, INC.

By:	/s/ Sean C. McDonald
Name:	Sean C. McDonald
Title:	President and Chief Executive Officer

The undersigned joins as a party to the foregoing Agreement and Plan of Merger for the limited purposes provided in Article X of the Agreement.

/s/ Joel P. Adams
Name:	Joel P. Adams, as initial Stockholder Representative of the Former Company Stockholders

EXHIBIT A

Form of Certificate of Merger

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EXHIBIT B

Form of Amended and Restated Parent Charter

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EXHIBIT C

Form of 2008 Equity Incentive Plan

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EXHIBIT D

Form of Lock-Up Agreement

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EXHIBIT E-1

Form of Company Tax Representation Letter

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EXHIBIT E-2

Form of Parent Tax Representation Letter

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EXHIBIT F

Form of Written Consent of Company Stockholders

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EXHIBIT G

Form of Escrow Agreement

ESCROW AGREEMENT, dated as of [                ], 2008 (this “Agreement”), by and among Oracle Healthcare Acquisition Corp., a Delaware corporation (“Parent”), Joel P. Adams, as agent (in such capacity, the “Stockholder Representative”) for and on behalf of the Former Company Stockholders (as defined in the Merger Agreement (as hereinafter defined)), and [                        ], a [                        ] (the “Escrow Agent”). Capitalized, undefined terms used herein shall have the respective meanings ascribed to them in the Merger Agreement.

R E C I T A L S :

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of December 3, 2007 (as amended from time to time, the “Merger Agreement”), by and among Parent, PTI Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Precision Therapeutics, Inc., a Delaware corporation (the “Company”), concurrently with the execution and delivery of this Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Parent upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to Section 2.10 of the Merger Agreement, (i) on the Closing Date, 2,250,000 shares (the “Escrowed Shares”) of common stock, par value $0.0001 per share (the “Parent Common Stock”), of Parent, constituting the aggregate Per Share Escrow Consideration to be deducted from the aggregate Per Share Merger Consideration issuable to the Former Company Stockholders pursuant to Article I of the Merger Agreement, shall be deposited by Parent with the Escrow Agent to be held in escrow for the purpose of satisfying any claims for indemnification made by the Parent Indemnitees under Article X of the Merger Agreement, and (ii) the Escrowed Shares shall be administered in accordance with this Agreement; and

WHEREAS, the parties hereto (collectively, the “Parties”) are entering into this Agreement to effectuate the intent of the provisions of the Merger Agreement described above;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Definitions. In addition to the terms defined elsewhere herein or in the Merger Agreement, for purposes of this Agreement, the terms below shall have the following meanings:

“Beneficial Ownership” means, with respect to any securities, having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

“Claim Notice” means a written notice to the Escrow Agent and the Stockholder Representative that is signed by Parent: (a) requesting the Escrow Agent to release and deliver to Parent the Escrowed Shares or any portion thereof as set forth therein; (b) stating that a Parent Indemnitee has a bona fide claim of indemnity against the Former Company Stockholders under Article X of the Merger Agreement; and (c) specifying in reasonable detail the nature and dollar amount (the “Claimed Amount”) of any such indemnification obligation and the factual basis of such indemnity claim.

“Disputed Amount” means any Claimed Amount (or portion thereof) with respect to which the Stockholder Representative shall have timely delivered a Response Notice in which the Stockholder Representative shall have indicated his (or its) disagreement with the release of Escrowed Shares to Parent in respect of such Claimed Amount (or portion thereof).

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“Dispute Settlement Agreement” means, with respect to any Disputed Amount, a settlement agreement executed by the Parent and the Stockholder Representative setting forth instructions to the Escrow Agent as to the number of Escrowed Shares, if any, to be released from the Escrow Account with respect to such Disputed Amount.

“Final Decision” means, with respect to any Disputed Amount: (a) a Dispute Settlement Agreement with respect to such Disputed Amount; or (b) any award of the arbitrator (or, if applicable, arbitrators) referred to and as provided in Section 7(d) hereof setting forth instructions to the Escrow Agent as to the number of Escrowed Shares, if any, to be released from the Escrow Account with respect to such Disputed Amount.

“Response Notice” means, with respect to any Claim Notice, a written notice to the Escrow Agent and Parent that is signed by the Stockholder Representative in which the Stockholder Representative: (a) agrees that Escrowed Shares having a Stipulated Value equal to the Claimed Amount specified in such Claim Notice may be released to Parent from the Escrow Account; (b) agrees that Escrowed Shares having a Stipulated Value equal to a portion, but not all, of the Claimed Amount (such portion, the “Agreed Amount”) may be released to Parent from the Escrow Account; or (c) indicates that no part of such Escrowed Shares may be released to Parent with respect to the Claimed Amount specified in such Claim Notice.

“Stipulated Value” means the average closing sales price per share of Parent Common Stock as reported on the OTC Bulletin Board for the consecutive period beginning at 9:30 am New York Time on the thirteenth trading day immediately preceding the Closing Date and concluding at 4:00 pm New York time on the third trading day immediately preceding the Closing Date (as adjusted for any stock dividend, stock split, stock distribution, combination or other similar adjustment with respect to the Parent Common Stock).

“Termination Date” means the later of (a) the first anniversary of the date of this Agreement and (b) in the event that Parent delivers a Claim Notice to the Escrow Agent and the Stockholders Representative as provided herein prior to the first anniversary of this Agreement and the Dispute Notice Period (as hereinafter defined) with respect to such Claim Notice shall have not expired as of the date of such anniversary, the date on which such Dispute Notice Period shall have expired.

“Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. Appointment. Parent and the Stockholder Representative hereby nominate, constitute and appoint the Escrow Agent, as escrow agent, to hold the Escrowed Shares in escrow upon the terms and subject to the conditions set forth herein.

3. Agreement of Escrow Agent. The Escrow Agent hereby accepts such appointment pursuant to Section 2 above and hereby further agrees to act as Escrow Agent and hold the Escrowed Shares in escrow in accordance with the terms, conditions and instructions contained in this Agreement.

4. Deposit of Escrowed Shares. Pursuant to Section 2.10 of the Merger Agreement, Parent has deposited the Escrowed Shares with the Escrow Agent, which Escrowed Shares shall be held in escrow and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement. The Escrowed Shares shall collectively constitute an escrow fund (the “Escrow Fund”) with respect to the indemnification rights of the Parent Indemnitees under Article X of the Merger Agreement. The Escrow Agent hereby accepts delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Former Company Stockholder or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date,

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provided that if any Escrowed Shares comprising the Escrow Fund shall be required to be held in escrow by the Escrow Agent after the Termination Date pursuant to Section 7(b) hereof, then the Escrow Agent shall continue to hold and safeguard such Escrowed Shares as the Escrow Fund until such Escrowed Shares shall have been released in accordance with Section 7(b) hereof.

5. Tax Matters. Notwithstanding any other provision in this Escrow Agreement to the contrary, for all tax purposes, each Former Company Stockholder (a) shall be treated as the owner of the Escrowed Shares that are registered in its name, provided that, in the event that any such Escrowed Shares are distributed to Parent pursuant to this Agreement, after such distribution, Parent shall be treated as the owner of such distributed Escrowed Shares, (b) shall report all gain or loss incurred as a result of or attributable to any transfer of the Escrowed Shares pursuant to the terms of this Escrow Agreement and shall pay all taxes attributable thereto, and (c) shall report all income, gain, loss or deduction, if any, that is earned on, or derived from, the Escrowed Shares as their income in the taxable year or years in which such income may properly be included, and pay all taxes attributable thereto.

6. Rights of Former Company Stockholder in Escrowed Shares. At all times during which any Escrowed Shares are held in escrow by the Escrow Agent pursuant to this Agreement:

(a) the Former Company Stockholders in whose name such Escrowed Shares are registered shall retain all of their respective rights as stockholders of the Company in respect of such Escrowed Shares, including, without limitation, the right to vote such Escrowed Shares;

(b) all dividends, if any, declared by the Board of Directors of Parent and paid by Parent in respect of such Escrowed Shares shall be paid to the Former Company Stockholders in whose name such Escrowed Shares are registered; and

(c) such Escrowed Shares shall not be Transferred and no Transfer of such Escrowed Shares shall be recorded or recognized by Parent or the Escrow Agent. This Section 6(c) shall not prohibit a Transfer of Escrowed Securities by a Former Company Stockholder (i) if such Former Company Stockholder is an individual (e.g., not a corporation, limited liability company, partnership, trust or other entity) (A) to any member of such Former Company Stockholder’s immediate family, or to a trust for the benefit of such Former Company Stockholder or any member of such Former Company Stockholder’s immediate family, or (B) upon the death of such Former Company Stockholder, or (ii) if Former Company Stockholder is a partnership or limited liability company, to one or more partners or members of such Former Company Stockholder or to a corporation that is an Affiliate of such Former Company Stockholder and is under common control with such Former Company Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a condition precedent to such Transfer, the transferee in such Transfer agrees in a writing that is reasonably satisfactory in form and substance to Parent and the Stockholder Representative that the Escrowed Shares so Transferred shall be subject to all of the terms of this Agreement, including the appointment of the Stockholder Representative in accordance with Section 12 hereof and Section 10.6 of the Merger Agreement, as though such transferee were a Former Company Stockholder.

7. Release.

(a) The Escrow Agent shall release from escrow and deliver the Escrowed Shares (or any portion thereof) only as follows:

(i) in accordance with joint written instructions, signed by the Stockholder Representative and Parent, directing the Escrow Agent to release the Escrowed Shares or any portion thereof as set forth therein;

(ii) no earlier than 30 days and no later than 35 days after the Escrow Agent’s receipt of, and in accordance with, a Claim Notice (a copy of which shall be sent simultaneously by Parent to the Stockholder Representative); provided, however, that if not later than 25 days after receipt of such

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Claim Request by the Escrow Agent (any such 25-day period, a “Dispute Notice Period”), the Stockholder Representative delivers to the Escrow Agent and Parent a Response Notice indicating any Disputed Amount with respect to the Claim Amount set forth in such Claim Notice, then the Escrow Agent shall release to Parent only a number of Escrowed Shares equal to (A) the Agreed Amount, if any, set forth in such Response Notice, divided by (B) the Stipulated Value; provided, further, that any Escrowed Shares that are subject to a Disputed Amount shall be released from escrow by the Escrow Agent only in accordance with Section 7(a)(i) or 7(b) hereof or in accordance with a Final Decision with respect to such Disputed Amount; provided, further, however, that, in the event that the Stockholder Representative fails for any reason whatsoever to deliver a Response Notice indicating a Disputed Amount with respect to any Claimed Amount set forth in a Claim Notice prior to the expiration of the Dispute Notice Period with respect to such Claim Notice, the Escrow Agent shall release from escrow hereunder and deliver to Parent Escrowed Shares in accordance with such Claim Notice; or

(iii) in accordance with Section 7(b) hereof.

(b) Promptly after the Termination Date, and in no event later than 10 days after the Termination Date, the Escrow Agent shall release and deliver to the Former Company Stockholders (in accordance with written instructions provided by the Stockholder Representative) a number of Escrowed Shares equal to (i) the then remaining Escrowed Shares, less (ii) a number of Escrowed Shares equal to (A) all Disputed Amounts, if any, that shall have not been resolved as of the Termination Date pursuant to a Final Decision, divided by (B) the Stipulated Value. If any Escrowed Shares are retained by the Escrow Agent in respect of any Disputed Amount, such Escrowed Shares shall be released solely in accordance with Section 7(a)(i) or in accordance with a Final Decision with respect to such Disputed Amount.

(c) If the Stockholder Representative delivers a Response Notice (in accordance with Section 7(a)(ii) hereof) indicating that there is a Disputed Amount, the Stockholder Representative and Parent shall attempt in good faith to promptly resolve the dispute related to such Disputed Amount. If Parent and the Stockholder Representative so resolve such dispute, they shall enter into a Dispute Settlement Agreement memorializing such resolution, which resolution and Dispute Settlement Agreement shall be binding on all of the Former Company Stockholders and the Parent Indemnitees.

(d) If the Stockholder Representative and the Parent are unable to resolve the dispute relating to any Disputed Amount set forth in a Response Notice that is delivered in accordance with Section 7(a)(ii) hereof within 60 days after the delivery of the Claim Notice in respect of which such Response Notice is delivered (any such 60-day period, an “Initial Resolution Period”), then either Parent or the Stockholder Representative may submit such dispute to binding arbitration in the County of New York in the State of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”). If the Stockholder Representative or Parent shall elect to submit such dispute to binding arbitration, it shall give notice thereof to the other party (an “Arbitration Notice”). Such arbitration shall be conducted by a single arbitrator mutually selected by Parent and the Stockholder Representative; provided, however, that, if Parent and the Stockholder Representative fail to mutually select an arbitrator within three business days following such delivery of the Arbitration Notice, then such arbitration shall be conducted by three arbitrators: one selected by Parent; one selected by the Stockholder Representative; and the third selected by the two arbitrators selected by Parent and the Stockholder Representative. If Parent or the Stockholder Representative fails to select an arbitrator within 10 days following the delivery of the Arbitration Notice, then the other shall be entitled to select the second arbitrator. Parent and the Stockholder Representative shall use their respective reasonable efforts (i) to cause the arbitration hearing with respect to such arbitration to be conducted within 75 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and (ii) to cause the decision of the arbitrator(s) to be furnished within 95 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be. The parties further agree that discovery shall be completed at least 10 days prior to the date of such arbitration hearing. The decision of the arbitrator(s) shall relate solely: (A) to whether the Parent Indemnitees are (or any of them is) entitled to recover the

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Disputed Amount (or a portion thereof), and the portion of such Disputed Amount the Parent Indemnitees are (or any of them is) entitled to recover; and (B) to the determination of the identity of the non-prevailing party of such arbitration, it being understood that, for purposes of this Section 7(d), the identity of the non-prevailing party shall be determined solely by the arbitrator(s). The final decision of the arbitrator(s) shall be furnished to the Stockholder Representative, Parent and the Escrow Agent in writing and shall constitute a conclusive determination and resolution of the dispute in question, shall be binding upon the Stockholder Representative, the Former Company Stockholders, Parent, the Parent Indemnitees and the Escrow Agent and shall not be contested by any of them. The non-prevailing party in any arbitration under this Section 7(d) shall pay the reasonable and documented expenses (including attorneys’ fees) of the prevailing party, any additional reasonable and documented fees and expenses (including reasonable attorneys’ fees) of the Escrow Agent, and the fees and expenses associated with the administration of the arbitration (including the arbitrators’ fees and expenses). Any such fees and expenses payable by the Former Company Stockholders may, at the direction of the Stockholder Representative, be paid out of Escrowed Shares. The Escrow Agent shall release Escrowed Shares from the Escrow Account in connection with any Disputed Amount in accordance with the instructions contained any Final Decision relating to such Disputed Amount within five business days after the delivery to it of such Final Decision.

(e) Except as otherwise provided herein, all Escrowed Shares that are to be released from escrow to any Party by the Escrow Agent under this Section 7 shall be delivered to such Party in accordance with the written instructions of such Party.

8. Term. This Agreement shall terminate when all Escrowed Shares shall have been released from escrow in accordance with the terms hereof.

9. Fee; Reimbursement of Expenses. In consideration for its services hereunder, during the term hereof, the Escrow Agent shall be paid a fee and shall be reimbursed for its expenses as set forth on Exhibit A attached hereto. Such fee and expense reimbursement shall be borne solely by Parent.

10. Replacement of Escrow Agent.

(a) The Escrow Agent may resign its duties and obligations hereunder by giving to the Stockholder Representative and Parent written notice to that effect, but its resignation shall not become effective until a successor escrow agent shall have been appointed by mutual written agreement of the Stockholder Representative and Parent. In the event the Escrow Agent resigns in accordance with this Section 10(a), the Escrow Agent shall be entitled to retain all fees theretofore paid to it pursuant to this Agreement. In the event the Escrow Agent is dissolved, becomes bankrupt or is otherwise incapable of performing its duties and obligations hereunder, the Stockholder Representative and Parent shall, within 10 business days of the occurrence of the event which renders the Escrow Agent incapable of performing hereunder, by mutual consent, appoint a successor escrow agent. The Escrow Agent shall, upon receipt of joint written instructions from the Stockholder Representative and Parent, deliver all then remaining Escrowed Shares held hereunder to any such successor escrow agent. In the event the Stockholder Representative and Parent are unable to agree upon a successor escrow agent within 10 business days after receipt of the Escrow Agent’s written resignation or within 10 business days after the occurrence of the event which renders the Escrow Agent incapable of performing hereunder, the Escrow Agent shall select a bank, financial institution, trust company or financial services company reasonably acceptable to the Stockholder Representative and Parent as successor escrow agent and deliver all then remaining Escrowed Shares held hereunder to such successor escrow agent. Upon the appointment of a successor escrow agent in accordance with the terms hereof, such successor escrow agent shall thereafter be deemed to be the “Escrow Agent” for all purposes under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Escrow Agent shall not have any duty to act, nor any liability for failing to act, after giving notice of resignation, except only that the Escrow Agent shall comply with its obligations to deliver the Escrowed Shares held hereunder to a successor escrow agent as described herein.

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(b) The Stockholder Representative and Parent shall have the power at any time by mutual written consent to remove the Escrow Agent (with or without cause) by written notice. Such removal shall take effect upon delivery of the Escrowed Shares held hereunder to a successor escrow agent designated in joint written instructions signed by the Stockholder Representative and Parent. The Escrow Agent shall deliver all of the Escrowed Shares held hereunder to the successor escrow agent without unreasonable delay after receiving the designation of such successor escrow agent.

11. Concerning the Escrow Agent. Neither the Escrow Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their failure to comply with joint written instructions as provided for herein, its or their own gross negligence, willful misconduct or knowing violation of the terms of this Agreement. Without limiting the generality of the foregoing, the Escrow Agent: (a) makes no representation or warranty with respect to this Agreement, except that the Escrow Agent represents and warrants that it has duly executed and delivered this Agreement and that this Agreement is a valid, legal and binding obligation of the Escrow Agent enforceable against it in accordance with the terms hereof; (b) may consult with legal counsel selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the prior written advice of such counsel; and (c) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing reasonably believed by it to be genuine and signed or sent by the proper Party or Parties.

12. Stockholder Representative. As provided in the Merger Agreement, by virtue of the adoption of the Merger Agreement, the Former Company Stockholders shall be deemed to have approved the indemnification and escrow terms set forth in the Merger Agreement and this Agreement and the appointment of Joel P. Adams (or his successor or replacement) as the Stockholder Representative, to give and receive notices and communications, to authorize delivery to Parent of Parent Common Stock, cash or other property from the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, claims of Parent Indemnitees hereunder, to take such other actions and to possess such other power and authority as is set forth in Section 10.6 of the Merger Agreement, and to take all actions necessary or appropriate in the reasonable judgment of the Stockholder Representative for the accomplishment of the foregoing. The Stockholder Representative may be replaced in accordance with Section 10.6(d) of the Merger Agreement. Parent and the Escrow Agent shall be notified promptly in writing of such appointment. Unless and until Parent and the Escrow Agent shall have received written notice of the appointment of a successor Stockholder Representative, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected relying on, the power and authority of the Stockholder Representative to act on behalf of the Former Company Stockholders. The provisions of this Section 12 are intended to supplement and be in furtherance of, and shall not, and shall not be deemed or construed to, have the effect of limiting in any respect the provisions of Section 10.6 of the Merger Agreement.

13. Indemnification of Escrow Agent. The Stockholder Representative and Parent each agree to severally, but not jointly, indemnify and hold harmless the Escrow Agent against and in respect of (a) any claim made against the Escrow Agent because of its acting or failing to act in connection with any of the transactions contemplated hereby and (b) any loss the Escrow Agent may sustain in carrying out the terms of this Agreement, including the reasonable and documented fees and expenses of counsel; provided, however, that the Escrow Agent shall not be entitled to indemnification with respect to any claim or loss resulting from or arising out of its failure to comply with joint written instructions as provided for herein, its gross negligence, willful misconduct or knowing violation of the terms of this Agreement.

14. Notices. All notices, requests, claims, demands and other communications required or permitted to be given to any Party hereunder shall be in writing and shall be deemed to have been duly given to such Party (a) on the date received by such Party, if delivered personally to such Party, (b) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, in each case if sent for next day delivery to such Party, (c) on the date of transmission, if transmitted to such

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Party by facsimile and appropriate mechanical confirmation is received or (d) on the fifth day after mailing, if mailed to such Party by first class mail, registered or certified, postage prepaid, in the case of the foregoing clauses (a), (b), (c) and (d) (as applicable), properly addressed to such Party at its address or facsimile number below (or to such other address or facsimile number as such Party may have specified by notice given to the other Parties pursuant to this Section 14):

If to the Escrow Agent, to:

[                                ]

[                                ]

[                                ]

Attention: [                                ]

Facsimile: [                                ]

with a copy to:

[                                ]

[                                ]

[                                ]

Attention: [                                ]

Facsimile: [                                ]

if to Parent, to:

Oracle Healthcare Acquisition Corp.

200 Greenwich Avenue

3rd Floor, Greenwich, CT 06830

Attention: Joel D. Liffmann

Facsimile: (203) 862-1613

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: William H. Gump, Esq.

Facsimile: (212) 728-8111

if to the Stockholder Representative, to:

Joel P. Adams

c/o Adams Capital Management

500 Blackburn Avenue

Sewickley, PA 15143

Facsimile: (412) 749-9459

with a copy to:

[                                ]

[                                ]

[                                ]

Attention: [                                ]

Facsimile: [                                ]

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15. Assignment. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of all of the other parties hereto, and any purported assignment without such consent shall be void ab initio. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16. Further Assurances. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, each Party hereto will take such further action (including the execution and delivery of such further instruments and documents) as may be reasonably requested by any other Party.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict or choice of law (other than Section 5-1401 of the New York General Obligations Law).

18. Miscellaneous.

(a) This Agreement, the Merger Agreement and any other document or instrument referred to herein constitute the entire, complete and exclusive statement of the terms of the agreement by and among the Parties with respect to the subject matter hereof and supersede any prior agreements, understandings, covenants, promises, assurances, course of dealings, representations, warranties, or communications, whether oral or written, between the Parties with respect to such subject matter. No covenant, term, provision, representation or agreement not expressly contained herein shall be implied as a matter of law, interpretation, course of performance or conduct of the Parties. Neither this Agreement nor any provision hereof may be amended, waived or modified except by written instrument signed by each Party.

(b) Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

(c) The section headings of this Agreement are for convenience of reference only and shall not in any way affect the meaning, construction or interpretation hereof.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have duly executed this Escrow Agreement as of the date first above written.

ORACLE HEALTHCARE ACQUISITION CORP.

By:
Name:
Title:

Name:	Joel P. Adams

[ ]

By:
Name:
Title:

9

EXHIBIT A

Escrow Agent Fees and Expense Reimbursement Terms

1

EXHIBIT H

Milestone Consideration

1. Definitions. In addition to the terms defined elsewhere in this Agreement, for purposes of this Exhibit H, the terms below shall have the following meanings:

“Acceleration Event” means the consummation of a sale, license, transfer or other disposition of all or substantially all of Parent’s or the Surviving Corporation’s assets.

“Milestone Consideration” means the payment due upon the earlier to be achieved of Milestone One or Milestone Two.

“Milestone One Share Amount” means 4,250,000 shares of Parent Common Stock.

“Milestone Two Share Amount” means 3,187,500 shares of Parent Common Stock.

“Trailing 12-Month Revenue” means the aggregate net revenue recognized by the Company and/or the Surviving Corporation in accordance with GAAP on a basis consistent with past practices during any 12 month period, excluding any revenue derived from any Person or its business, operations, material properties or material assets to the extent that any of such Person, business, operation, properties or assets is or are directly or indirectly acquired by the Company or the Surviving Corporation from and after the Closing Date.

“Commercially Reasonable Efforts” means applying effort and providing resources at levels no less than the Company has applied and provided historically, and in no event lesser efforts or resources than normally used by a company of a size comparable to the Surviving Corporation with respect to sales of products and services with similar commercial potential and at a similar stage of development.

For the avoidance of doubt, the term “gynecologic cancer” does not include breast cancer.

2. Milestones

2.1 Milestone One. Upon the achievement by the Company and/or the Surviving Corporation on or prior to June 30, 2010 of either (i) Trailing 12-Month Revenue resulting from sales of services or products for use in connection with non-gynecologic cancers in excess of $7,000,000, (ii) Trailing 12-Month Revenue resulting from sales of services or products for any use in excess of $40,000,000 or (iii) cumulative aggregate net revenue from sales of services or products for use in connection with non-gynecologic cancers in excess of $10,000,000 recognized by the Company and/or the Surviving Corporation in accordance with GAAP on a basis consistent with past practices (each of clauses (i), (ii) and (iii), a “Milestone”), Milestone Consideration in the amount of the Milestone One Share Amount shall be payable as provided in Sections 1.8(c)(ii) and 1.10 of this Agreement and shall be treated and issued as provided in Section 2.11 of this Agreement.

2.2 Milestone Two. Upon the achievement by the Company and/or the Surviving Corporation after June 30, 2010, but on or prior to December 31, 2010, of a Milestone, Milestone Consideration in the amount of the Milestone Two Share Amount shall be payable as provided in Sections 1.8(c)(ii) and 1.10 of this Agreement and shall be treated and issued as provided in Section 2.11 of this Agreement.

2.3 Payment. The Milestone Consideration required to be paid as indicated above shall be paid within 10 Business Days after the determination of the achievement of the earlier to be achieved of a Milestone described in Section 2.1 or 2.2 above (as the case may be), which determination shall be made in good faith by the Board of Directors of Parent within 45 days after the end of each calendar quarter following the Closing Date. Prior to such payment, if Parent should split, combine or otherwise reclassify the Parent Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock, or otherwise change the Parent Common Stock into any other securities, or make any other stock dividend or distribution in capital stock (or securities convertible into or exchangeable for capital stock) of Parent in respect of the

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Parent Common Stock, then the applicable Milestone Consideration shall be equitably adjusted to reflect such split, combination, reclassification, dividend or other distribution or change.

3. Diligence and Acceleration Events

3.1 Commercially Reasonable Efforts and Reporting. Parent shall, and shall cause the Surviving Corporation to (i) use Commercially Reasonable Efforts to achieve a Milestone described in Section 2.1 above, and if no such Milestone achieved, to achieve a Milestone described in Section 2.2 above, (ii) provide quarterly reports to the Stockholder Representative with respect to the sales of products and services applicable to the achievement of any Milestone within 45 days after the end of each calendar quarter following the Closing Date and (iii) provide reasonable access to the Stockholder Representative or its agent to review the books and records of Parent and the Surviving Corporation, during normal business hours and at the offices of Parent and/or the Surviving Corporation, with respect to the status of the achievement of a Milestone pursuant to Section 2.1 or 2.2.

3.2 Acceleration Events. Parent shall pay the entire Milestone One Share Amount in the event that an Acceleration Event occurs on or before June 30, 2010, and shall pay the entire Milestone Two Share Amount if an Acceleration Event occurs after June 30, 2010 but on or before December 31, 2010.

4. Termination of Milestone Payment Obligations

4.1 Termination. Notwithstanding anything in this Exhibit H to the contrary, in no event shall both the Milestone One Share Amount and the Milestone Two Share Amount be paid or payable hereunder or otherwise by Parent or any of its Affiliates, and upon payment of the Milestone One Share Amount or the Milestone Two Share Amount as provided above, or in the event that no Milestone is achieved on or before December 31, 2010, any and all obligations of Parent and the Surviving Corporation under this Exhibit H shall terminate and be of no further force or effect.

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AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of January 24, 2008 by and among Oracle Healthcare Acquisition Corp., a Delaware corporation (“Parent”), PTI Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Precision Therapeutics, Inc., a Delaware corporation (the “Company”), and Joel P. Adams (the “Stockholder Representative”).

W I T N E S S E T H:

WHEREAS, on December 3, 2007, Parent, Merger Sub, the Company and, for the limited purposes provided in Article X thereof, the Stockholder Representative entered into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, the parties hereto desire to amend the Merger Agreement as provided herein;

WHEREAS, pursuant to Section 9.5 of the Merger Agreement, the Merger Agreement may be amended by the parties thereto by action taken or authorized by their respective Boards of Directors and subject to any approval of stockholders required by applicable law;

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved and authorized the execution and delivery of this Amendment and the performance of the transactions contemplated hereby; and

WHEREAS, the stockholders of the Company have approved the Merger Agreement and this Amendment, and the Merger Agreement, as amended by this Amendment, will be submitted to the stockholders of Parent for their approval;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

SECTION 1.

AMENDMENTS TO MERGER AGREEMENT

1.1. Section 11.12; Definition of Parent Common Stock Price. Section 11.12 of the Merger Agreement is hereby amended by deleting the definition of “Parent Common Stock Price” contained therein in its entirety and inserting the following in lieu thereof:

“Parent Common Stock Price” shall mean $7.90.”

SECTION 2.

MISCELLANEOUS

2.1. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the Merger Agreement, the terms “this Agreement,” “herein,” “hereinafter,” “hereunder,” “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Merger Agreement as amended by this Amendment.

2.2. Governing Law. This Amendment shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware.

2.3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

[remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be duly executed as of the date first written above.

ORACLE HEALTHCARE ACQUISITION CORP.

By:	/s/ Joel Liffmann
Name: Joel Liffmann Title: President and Chief Operating Officer

PTI ACQUISITION SUB, INC.

By:	/s/ Joel Liffmann
Name: Joel Liffmann Title: President and Chief Operating Officer

PRECISION THERAPEUTICS, INC.

By:	/s/ Sean McDonald
Name: Sean McDonald Title: President/CEO

/s/ Joel P. Adams
Name: Joel P. Adams, as initial Stockholder Representative of the Former Company Stockholders

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of December 3, 2007 (this “Agreement”), by and among Oracle Healthcare Acquisition Corp., a Delaware corporation (“Parent”), and the Persons (as hereinafter defined) set forth on Schedule I attached hereto (collectively, the “Securityholders” and, each, a “Securityholder”).

W I T N E S S E T H:

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, PTI Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Precision Therapeutics, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time as provided therein, the “Merger Agreement”), providing for, among other things, (i) the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the “Merger”), and (ii) prior to the Effective Time (as defined in the Merger Agreement) of such Merger the conversion (the “Conversion”) of all outstanding shares of Series A1 Preferred Stock, par value $0.001 per share (the “Series A1 Preferred Stock”), Series A3 Preferred Stock, par value $0.001 per share (the “Series A3 Preferred Stock” and, together with the Series A1 Preferred Stock, the “Series A Preferred Stock”), and Series B Preferred Stock, par value $0.001 per share (together with the Series A Preferred Stock, the “Company Preferred Stock”), of the Company and all outstanding Bridge Notes (as defined in the Merger Agreement) into common stock, par value $0.001 per share (together with the Company Preferred Stock, the “Company Stock”), of the Company;

WHEREAS, each Securityholder Beneficially Owns (as hereinafter defined) the number of shares of Company Stock (in the classes, series and forms) and Bridge Notes in the aggregate principal amount set forth opposite such Securityholder’s name on Schedule I attached hereto;

WHEREAS, after considering the best interests of the Company and its stockholders, reviewing the Merger Agreement, and weighing the possibilities of acquisition proposals from parties other than Parent, each Securityholder has determined that the Conversion and the Merger are advantageous to the Company and its stockholders; and

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement and incur the obligations set forth therein, Parent has required that the Securityholders enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. Capitalized, undefined terms used in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement. In addition to the terms defined elsewhere herein or in the Merger Agreement, for purposes of this Agreement, the terms below shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such specified Person. For purposes of this Agreement, with respect to any Securityholder, “Affiliate” shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company. For the avoidance of doubt, no officer or director of the Company shall be deemed an Affiliate of another officer or director of the Company by virtue of his or her status as an officer or director of the Company.

“Alternative Transaction” means (a) any transaction of the type described in the definition of “Company Acquisition Proposal” contained in the Merger Agreement other than the transactions contemplated by the Merger Agreement and (b) any other action, agreement or transaction that would reasonably be expected to hinder, delay, impede or frustrate the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, the Conversion and the Merger).

“Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

“Beneficial Owner” with respect to any securities means a Person that has Beneficial Ownership of such securities.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Subject Securities” means, with respect to any Securityholder, without duplication, (a) Company Stock and Bridge Notes Beneficially Owned by such Securityholder on the date hereof as described on Schedule I, and (b) any additional Company Stock or Bridge Notes acquired by such Securityholder or over which such Securityholder acquires Beneficial Ownership, whether pursuant to existing option, warrants or other rights to acquire securities of the Company or otherwise.

“Termination Time” means the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with Section 9.1 thereof, or (c) written notice by Parent to the Securityholders of the termination of this Agreement.

“Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

ARTICLE II

COVENANTS OF STOCKHOLDERS

Section 2.1 Irrevocable Proxy. Concurrently with the execution of this Agreement, each Securityholder shall execute and deliver to Parent a proxy in the form attached hereto as Exhibit A (each, a “Proxy”). Each Proxy shall be irrevocable to the fullest extent provided in Section 212 of the Delaware General Corporation Law with respect to the securities referred to therein.

Section 2.2 Agreement to Vote.

(a)

At any meeting of the stockholders or holders of other securities of the Company held prior to the Termination Time, however called, and at every adjournment or postponement thereof prior to the Termination Time, or in connection with any written consent of, or any other action by, the stockholders or other holders of securities of the Company given or solicited prior to the Termination

Time, each Securityholder shall vote, or provide its consent with respect to, all of the Subject Securities entitled to vote or to consent thereon: (i) in favor of adoption, approval and consummation of (A) the Merger Agreement and the transactions contemplated thereby (including, without limitation, the Merger) and any actions required in furtherance thereof and (B) the Conversion, and (ii) against any Alternative Transaction or any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Conversion, the Merger or the other transactions contemplated by the Merger Agreement.

(b)	Each Securityholder hereby agrees that it shall not directly or indirectly enter into any agreement (whether written or oral) with any other Person (other than Parent) prior to the Termination Time to vote, grant any proxy or give instructions with respect to the voting of, any Subject Securities that are Beneficially Owned by such Securityholder.

Section 2.3 Revocation of Proxies; Cooperation.

(a)	Each Securityholder hereby severally, but not jointly, and with respect only to itself and not any other Securityholder, represents and warrants to Parent that any proxies heretofore given in respect of the Subject Securities Beneficially Owned by such Securityholder are not irrevocable, and such Securityholder hereby revokes any and all proxies (other than the Proxies) with respect to such Subject Securities. Prior to the Termination Time, no Securityholder shall directly or indirectly grant any proxies or powers of attorney with respect to the matters set forth in Section 2.2 hereof (other than to Parent), deposit any of the Subject Securities Beneficially Owned by it, or enter, into a voting agreement (other than this Agreement) with respect to any of such Subject Securities.

(b)	Each Securityholder shall (i) use all reasonable efforts to cooperate with the Company, Parent and Merger Sub in connection with, and in furtherance of, the transactions contemplated by the Merger Agreement (including, without limitation, the Conversion and the Merger), (ii) promptly take such actions as are necessary or appropriate to consummate such transactions, and (iii) provide any information reasonably requested by the Company or Parent for any regulatory application or filing made or approval sought in respect of such transactions.

(c)	Each Securityholder shall take all actions necessary to permit the Subject Securities to be converted into the right to receive the Per Share Merger Consideration, the Milestone Consideration (if any) and the Top-Up Consideration (if any) in accordance with the provisions of the Merger Agreement.

Section 2.4 No Solicitation. Each Securityholder hereby severally, but not jointly, and with respect only to itself and not any other Securityholder, agrees that:

(a)	such Securityholder shall not, and shall cause its controlled Affiliates (and shall instruct its other Affiliates) and its and their respective directors (or persons in similar positions), officers, employees, agents and representatives (as applicable) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to such Securityholder, the Company, Parent, Merger Sub or any of their respective Affiliates or this Agreement or the Merger Agreement and the transactions contemplated hereby or thereby to, or afford access to any of the properties, books or records of such Securityholder, the Company or its Affiliates to, any Person, in each case with respect to any Company Acquisition Proposal, (iii) approve, endorse, recommend or vote for (or consent to) any Company Acquisition Proposal or (iv) enter into any agreement or agreement in principle (in any case, whether written or oral) with any Person with respect to any Company Acquisition Proposal; and

(b)	notwithstanding anything to the contrary contained in this Agreement, (i) the provisions of this Agreement apply solely to such Securityholder when acting in its capacity as a holder of securities of the Company and not when acting or purporting to act as a director or officer of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub under the Merger Agreement, including, without limitation, Section 5.5 thereof); and (ii) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict any Securityholder from exercising its fiduciary duties to the Company by voting or taking any other action whatsoever in the capacity of a director or officer of the Company, provided that the Company complies with its obligations under the Merger Agreement (including, without limitation, Section 5.5 thereof).

Section 2.5 No Transfer of Subject Shares; Publicity.

(a)	During the term of this Agreement, (i) no Securityholder shall take any action to subject any of the Subject Securities that are Beneficially Owned by it to any Lien, (ii) no Securityholder shall Transfer or agree to Transfer any of the Subject Securities that are Beneficially Owned by it or grant any proxy or power-of-attorney with respect to any such Subject Securities and (iii) each Securityholder shall take all action necessary to prevent creditors in respect of any pledge of the Subject Securities that are Beneficially Owned by it from exercising their rights under such pledge. This Section 2.5 shall not prohibit a Transfer of Subject Securities by a Securityholder (a) if such Securityholder is an individual (e.g., not a corporation, limited liability company, partnership, trust or other entity) (i) to any member of such Securityholder’s immediate family, or to a trust for the benefit of such Securityholder or any member of such Securityholder’s immediate family, or (ii) upon the death of such Securityholder, or (b) if Securityholder is a partnership or limited liability company, to one or more partners or members of such Securityholder or to a corporation that is an Affiliate of such Securityholder and is under common control with such Securityholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a condition precedent to such Transfer, the transferee in such Transfer agrees in a writing that is reasonably satisfactory in form and substance to Parent to be bound by all of the terms of this Agreement as though such transferee were a Securityholder hereunder.

(b)	Except to the extent required by applicable law, no Securityholder shall, and each Securityholder shall cause its controlled Affiliates (and shall instruct its other Affiliates) and its and their respective directors (or persons in similar positions), officers, employees, agents or representatives (as applicable) not to, make any press release or public announcement with respect to the business or affairs of the Company, Parent or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent and the Company in each instance.

Section 2.6 No Appraisal. Each Securityholder hereby (a) agrees not to make a demand for appraisal in respect of any Subject Securities that are Beneficially Owned by it and (b) hereby irrevocably and unconditionally waives any and all appraisal rights, dissenters’ rights and similar rights relating to the Merger Agreement or any of the transactions contemplated thereby (including, without limitation, the Conversion and the Merger) or any related transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Securityholder hereby severally, but not jointly, and with respect only to itself and not any other Securityholder, represents and warrants to Parent that:

Section 3.1 Ownership. Such Securityholder is the sole Beneficial Owner and the record and legal owner of the Subject Securities or options, warrants or other rights to acquire Subject Securities, as applicable, set forth opposite such Securityholder’s name on Schedule I attached hereto, which Subject Securities constitute all of the securities of the Company that are Beneficially Owned by such Securityholder as of the date hereof; and such

Securityholder has good and valid title to all of such Subject Securities, free and clear of all Liens, options, proxies and voting agreements and has the sole right to such Subject Securities, and there are no restrictions on rights of disposition or other Liens pertaining to such Subject Securities. None of the Subject Securities set forth opposite such Securityholder’s name on Schedule I attached hereto is subject to any voting trust or other contract (whether written or oral) with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Subject Securities.

Section 3.2 Authority and Non-Contravention.

(a)	If such Securityholder is a corporation, limited liability company, partnership, trust or other entity, such Securityholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization (as applicable).

(b)	Assuming due authorization, execution and delivery of this Agreement by Parent, this Agreement has been duly and validly executed and delivered by such Securityholder and constitutes the legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and such Securityholder has all necessary power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement, and no other proceedings or actions on the part of such Securityholder are necessary to authorize such Securityholder’s execution, delivery or performance of this Agreement or its consummation of the transactions contemplated hereby. If such Securityholder is a corporation, limited liability company, partnership, trust or other entity, such actions have been duly authorized and approved by all necessary corporate, organizational or other action on the part of such Securityholder.

(c)	Such Securityholder is not nor will it be required to make any filing with or give any notice to, or to obtain any consent from, any Person or Governmental Entity in connection with the execution, delivery or performance of this Agreement or to obtain any permit or approval from any Governmental Entity for any of the transactions contemplated hereby, except to the extent required by Section 13 or Section 16 of the Exchange Act.

(d)	Neither the execution and delivery of this Agreement by such Securityholder nor the consummation of the transactions contemplated hereby will directly or indirectly (whether with notice or lapse of time or both) (i) in the event that such Securityholder is a corporation, limited liability company, partnership, trust or other entity, conflict with, result in any violation of or require any consent under any provision of the certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, declaration or trust or other organizational or governing documents of such Securityholder, (ii) conflict with, result in any violation of, require any consent under or constitute a default by such Securityholder under any mortgage, bond, indenture, agreement, instrument or obligation to which such Securityholder is a party or by which it or any of its assets (including any Subject Securities that are Beneficially Owned by such Securityholder) are bound, or violate any permit of any Governmental Entity, or any law, order or consent decree to which such Securityholder, or any of its assets (including any Subject Securities that are Beneficially Owned by such Securityholder), may be subject, or (iii) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by such Securityholder (including any Subject Securities that are Beneficially Owned by it).

Section 3.3 Total Shares. Except as set forth on Schedule I attached hereto, such Securityholder is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any securities of the Company.

Section 3.4 Reliance. Such Securityholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Securityholder’s execution, delivery and performance of this Agreement.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any of its Affiliates any direct or indirect ownership or incidents of ownership of or with respect to any Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain and belong to the Securityholders, and Parent and its Affiliates shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Securityholder in the voting of any of the Subject Securities, except as otherwise provided herein or in the Merger Agreement.

Section 4.2 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (including facsimile or similar writing) and shall be given:

(a)	If to Parent, to:

Oracle Healthcare Acquisition Corp.

200 Greenwich Ave., 3rd Floor

Greenwich, Connecticut 06830

Attn: Joel Liffmann

Phone: (203) 862-7900

Fax: (203) 862-1613

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: William H. Gump, Esq.

Phone: (212) 728-8285

Fax: (212) 728-9285

(b)	If to a Securityholder, to such Securityholder’s address set forth on Schedule I attached hereto.

or such other address or facsimile number as a party hereto may hereafter specify for the purpose by notice to the other parties hereto. Each notice, consent, waiver or other communication under this Agreement shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in or pursuant to this Section 4.2 and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery, when delivered at the address specified in or pursuant to this Section 4.2.

Section 4.3 Entire Agreement and Modification. This Agreement, each Proxy and any other documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and constitute (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement among the parties hereto with respect to the subject matter hereof. This Agreement shall not be amended, supplemented or otherwise modified except by a written document executed by the party against whose interest the modification will operate.

Section 4.4 Drafting and Representation. The parties hereto hereby agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party hereto. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 4.5 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, as determined by a court of competent jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 4.6 Assignment, Binding Effect and No Third-Party Rights. No Securityholder may assign (by operation of law or otherwise) any of its rights or delegate (by operation of law or otherwise) any of its obligations under this Agreement without the prior written consent of Parent, and any purported assignment or delegation other than in accordance with this Section 4.6 shall be void ab initio. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of the parties hereto and their respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to the respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns of the parties hereto as provided in this Section 4.6.

Section 4.7 Enforcement of Agreement. Each Securityholder hereby acknowledges and agrees that Parent and/or its Affiliates could be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Securityholder could not be adequately compensated by monetary damages. Accordingly, such Securityholder hereby (a) waives, in any action for specific performance, the defense of adequacy of a remedy at law and (b) agrees that, in addition to any other right or remedy to which Parent may be entitled, at law or in equity, Parent shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 4.8 Waiver. The rights and remedies of the parties to this agreement are cumulative and not alternative. Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement, any Proxy or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (a) no claim or right arising out of this Agreement, any Proxy or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by each other party hereto against whom such waiver or renunciation is charged, (b) no waiver that may be given by a party hereto will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party hereto will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, any applicable Proxy or the documents referred to in this Agreement.

Section 4.9 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed by, construed under and interpreted in accordance with the Laws of the State of Delaware, without giving effect to principles of conflicts or choice of law.

Section 4.10 Consent to Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle, and each of the parties hereto hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 4.2 hereof shall be deemed effective service of process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Section 4.12 Termination. This Agreement shall terminate at the Termination Time.

Section 4.13 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Nothing in this Agreement shall be deemed to limit the obligations of the Company pursuant to Section 9.2 of the Merger Agreement.

Section 4.14 Headings; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) “it” or “its” or words denoting any gender include all genders and (c) the word “including” shall mean “including, without limitation,” whether or not expressed.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

ORACLE HEALTHCARE ACQUISITION CORP.

By:
Name:
Title:

[PRECISION THERAPEUTICS, INC.

SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SECURITYHOLDER:

(Insert Name of Entity, if any)

Date:

By:

Printed Name:

Title (if applicable):

[PRECISION THERAPEUTICS, INC.

SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SECURITYHOLDER:

(Insert Name of Entity, if any)

Date:

By:

Printed Name:

Title (if applicable):

[PRECISION THERAPEUTICS, INC.

SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned holder (the “Securityholder”) of securities of Precision Therapeutics, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints Oracle Healthcare Acquisition Corp., a Delaware corporation (the “Parent”), as the sole and exclusive attorney and proxy of the Securityholder, with full power of substitution and resubstitution, to vote and exercise all voting rights expressly provided herein (to the full extent that the Securityholder is entitled to do so) with respect to (i) the outstanding shares of capital stock or other securities of the Company owned of record by the Securityholder as of the date of this Proxy, which shares (including the classes and series thereof) and securities are specified on Schedule I attached to the Voting Agreement (as hereinafter defined), and (ii) any and all other shares of capital stock or securities of the Company which the Securityholder may acquire on or after the date hereof (such shares of capital stock and other securities of the Company referred to in the immediately preceding clauses (i) and (ii), the “Securities”). Upon the Securityholder’s execution of this Proxy, any and all prior proxies given by the Securityholder with respect to any of the Securities are hereby revoked and the Securityholder agrees not to grant any subsequent proxies with respect to any of the Securities at any time prior to the “Termination Time” under the Voting Agreement.

This Proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law), is coupled with an interest and is granted pursuant to that certain Voting Agreement, dated as of the date hereof (as amended from time to time, the “Voting Agreement”), by and among Parent, the Securityholder and certain other holders of securities of the Company, and is granted in consideration of Parent entering into the Merger Agreement (as defined in the Voting Agreement).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Securityholder, at any time prior to the Termination Time, to act as the Securityholder’s attorney and proxy to vote the Securities, and to exercise all voting and other rights of the Securityholder with respect to the Securities (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law or otherwise), at every annual or special meeting (and, in each case, any adjournment or postponement thereof) of the holders securities of the Company at which any of the Securities are entitled to vote and in every written consent in lieu of any such meeting (or adjournment or postponement): (i) in favor of adoption, approval and consummation of (A) the Merger Agreement and the transactions contemplated thereby (including, without limitation, the Merger (as defined in the Voting Agreement)) and any actions required in furtherance thereof and (B) the Conversion (as defined in the Voting Agreement), and (ii) against any Alternative Transaction (as defined in the Voting Agreement) or any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Conversion, the Merger or the other transactions contemplated by the Merger Agreement.

The Securityholder may vote the Securities on all other matters not referred to in this Proxy, and the attorneys and proxies named above may not exercise this Proxy with respect to such other matters.

This Proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Securityholder (including any transferee of any of the Securities).

If any provision of this Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, as determined by a court of competent jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Proxy. Each provision of this Proxy is separable from every other provision of this Proxy, and each part of each provision of this Proxy is separable from every other part of such provision.

Dated: December         , 2007

SECURITYHOLDER:

(Insert Name of Entity, if any)

Date:

By:

Printed Name:

Title (if applicable):

[Precision Therapeutics, Inc.

Signature Page to Irrevocable Proxy]

Annex C

RESTATED

CERTIFICATE OF INCORPORATION OF

ORACLE HEALTHCARE ACQUISITION CORP.

Oracle Healthcare Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation herein certified is Oracle Healthcare Acquisition Corp., which is the name under which said corporation was originally incorporated.

SECOND: The date of filing of such corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware was September 1, 2005.

THIRD: This Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of said corporation in accordance with the applicable provisions of Sections 141, 242 and 245 of the Delaware General Corporation Law.

Fourth: This Restated Certificate of Incorporation restates, integrates, amends and supercedes the provisions of the certificate of incorporation of said corporation as heretofore amended.

Fifth: The text of the certificate of incorporation of said corporation, as heretofore amended, is hereby restated and further amended to read in its entirety as follows:

I.

The name of this corporation is Precision Therapeutics Corp. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware, 19808 and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.	The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Company shall have authority to issue is one hundred twenty million (120,000,000), of which one hundred million (100,000,000) shares shall be Common Stock, having a par value of $0.0001 per share (the “Common Stock”), and twenty million (20,000,000) shares shall be Preferred Stock, having a par value of $0.0001 (the “Preferred Stock”).

B.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C.	Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon by law or pursuant to this Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.	The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B.	Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall initially be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the filing date of this Restated Certificate of Incorporation (the “Filing Date”), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such Filing Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such Filing Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.

Neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66- 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.

D.	Subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E.

Subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions which may be set forth in this Restated Certificate of Incorporation (including any certificate of designation that may be filed from time to time); provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of the capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

F.	The directors of the Company need not be elected by written ballot unless the Bylaws of the Company so provide.

G.	No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Company. No action shall be taken by the stockholders of the Company by written consent or electronic transmission.

H.	Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

VI.

A.	The Company shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

B.	The Company shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Company for such expenses which the Court of Chancery or such other court shall deem proper.

C.	Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Company) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Company) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of a person so indemnified to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Article VI.

D.	The indemnification and other rights set forth in this Article VI shall not be exclusive of any provisions with respect thereto in the bylaws of the Company or any other contract or agreement between the Company and any officer, director, employee or agent of the Company.

E.	Neither the amendment nor repeal of this Article VI, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this Article VI if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

F.	No director shall be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

1.	for any breach of the director’s duty of loyalty to the Company or its stockholders;

2.	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

3.	under Section 174 of the DGCL; or

4.	for any transaction from which the director derived an improper personal benefit.

G.	If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

VII.

A.	The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.

Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI or VII of this Restated Certificate of Incorporation.

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IN WITNESS WHEREOF, Oracle Healthcare Acquisition Corp. has caused this Restated Certificate of Incorporation to be signed by an authorized officer thereof as of this [    ] day of [            ], 2008.

ORACLE HEALTHCARE ACQUISITION CORP.

By:
Name:
Title:

Annex D

PRECISION THERAPEUTICS CORP.

2008 EQUITY INCENTIVE PLAN

APPROVED BY BOARD:                     , 2008

APPROVED BY STOCKHOLDERS:                     , 2008

TERMINATION DATE:                     , 2018

1. GENERAL.

(a) Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, and (vii) Other Stock Awards.

(c) General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards, and to establish, amend and revoke rules and regulations for the Plan’s administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and to bring the Plan and/or Stock Awards into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding “incentive stock options” or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that the Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(xi) To effect, at any time and from time to time, with the consent of any adversely affected Optionholder, (A) the reduction of the exercise price of any outstanding Option under the Plan; (B) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (1) a new Option under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (2) a Restricted Stock Award (including a stock bonus), (3) a Stock Appreciation Right, (4) Restricted Stock Unit, (5) an Other Stock Award, (6) cash and/or (7) other valuable consideration (as determined by the Board, in its sole discretion); or (C) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated to the Committee, Committees, subcommittee or subcommittees.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee which need not consist of Outside Directors the authority to grant Awards to eligible persons who are either (1) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee which need not consist of Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer. The Board may delegate to one (1) or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer authority to determine the Fair Market Value pursuant to Section 13(v)(ii) below.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3. SHARES SUBJECT TO THE PLAN.

(a) Initial Share Reserve. Subject to the provisions of Section 9 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock of the Company that may initially be issued pursuant to Stock Awards after the Effective Date shall not exceed One Million (1,000,000) shares.

(b) Annual Share Replenishment Feature. In addition to the above, there shall be an annual increase to the share reserve to be added on the first day of the fiscal year of the Company for a period of ten (10) years, commencing on January 1, 2009 and ending on January 1, 2018, equal to the lesser of (i) five percent (5%) of the shares of Common Stock outstanding on December 31 of the immediately preceding fiscal year (rounded down to the nearest whole share); or (ii) Two Million (2,000,000) shares of Common Stock. Notwithstanding the foregoing, the Board may act, prior to the first day of any fiscal year of the Company, to increase the share reserve by such number of shares of Common Stock as the Board shall determine, which number shall be less than each of (i) and (ii).

For clarity, the limitation in this Section 3 is a limitation in the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3 does not limit the granting of Stock Awards except as provided in subsection 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan.

(c) Reversion of Shares Under the 2008 Equity Incentive Plan. If a Stock Award under this 2008 Equity Incentive Plan (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares Common Stock that may be issued pursuant to the Plan. If any shares of common stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to subsection 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan. Notwithstanding the provisions of this subsection 3(c), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(d) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3(d), subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be One Million (1,000,000) shares of Common Stock, plus the amount of any increase in the number of shares that may be available for issuance pursuant to Stock Awards pursuant to Sections 3(a) and 3(b), or a maximum total of Ten Million (10,000,000) shares.

(e) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted covering more than Seven Hundred Fifty Thousand (750,000) shares of Common Stock.

(f) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

4. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants. A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5. OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption of or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(e) Vesting Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated as the beneficiary of the Option upon the Optionholder’s death, but only within the period ending on the earlier of (A) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (B) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate. If the Optionholder designates a third party beneficiary of the Option in accordance with Section 5(d)(iii), then upon the death of the Optionholder such designated beneficiary shall have the sole right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(j) Termination for Cause. Except as explicitly provided otherwise in an Optionholder’s Option Agreement, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(k) Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(l) Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates (other than for Cause), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Termination for Cause. Except as explicitly provided otherwise in an Participant’s Stock Appreciation Right Agreement, in the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate upon the termination date of such Participant’s Continuous Service, and the Participant shall be prohibited from exercising his or her Stock Appreciation Right from and after the time of such termination of Continuous Service.

(ix) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d) Performance Stock Awards. A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d) shall not exceed Seven Hundred Fifty Thousand (750,000) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8. MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the

Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.

9. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(d) and 6(d), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. If there is a Corporate Transaction, then the Board, or the board of directors of any corporation or entity assuming the obligations of the Company, shall take any one or more of the following actions as to outstanding Stock Awards in its sole and absolute discretion:

(i) Stock Awards May Be Continued, Assumed or Substituted. Any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may assume, continue or substitute some Stock Awards and not others. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii) Accelerated Vesting of Stock Awards. The vesting of any or all Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time at which such Stock Awards may be exercised) may be accelerated in full or in part to a date on or prior to the effective time of such Corporate Transaction

(contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine, and the Board may further determine that any reacquisition or repurchase rights held by the Company with respect to a Stock Award shall lapse in full or in part as of a date on or prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction).

(iii) Termination of Stock Awards. The Board may provide that all Stock Awards (including vested Awards that are not exercised) shall immediately terminate and be of no further force or effect as of the effective time of the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. The Board may provide that the holder of a Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action with respect to all Stock Awards or with respect to all Participants.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, or (ii) in the event a Participant’s Continuous Service is terminated, actually or constructively, within a designated period following the occurrence of a Change in Control. In the absence of such provisions, but in the absence of such provision, no such acceleration shall occur.

10. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11. EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date.

12. CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

13. DEFINITIONS. As used in the Plan, the definitions contained in this Section 13 shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(e) “Cause” shall have the meaning set forth in any employment agreement or offer letter between a Participant and the Company or an Affiliate to the extent then effective; provided, however, that if any such employment agreement or offer letter does not contain a definition of “Cause,” then the term shall mean with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving

Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation; or

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder, as the same may be amended or supplemented from time to time.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Precision Therapeutics Corp., a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an “Affiliate,” as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of

Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least fifty percent (50%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(o) “Director” means a member of the Board.

(p) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(q) “Effective Date” means the date of the closing of the merger between PTI Acquisition Sub, Inc. and Precision Therapeutics, Inc., but no Common Stock shall be issued pursuant to an Award unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

(r) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Entity” means a corporation, partnership, limited liability company or other entity.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Section 409A of the Code.

(w) “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y) “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(bb) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(dd) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ee) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(gg) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(hh) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ii) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(jj) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the satisfaction of the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(kk) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(ll) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d).

(mm) “Plan” means this Precision Therapeutics Corp. 2008 Equity Incentive Plan.

(nn) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(oo) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(pp) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(qq) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(rr) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ss) “Securities Act” means the Securities Act of 1933, as amended.

(tt) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(uu) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(vv) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(ww) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(xx) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital) of more than fifty percent (50%).

(yy) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

Annex E

Delaware General Corporation Law § 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex F

December 3, 2007

Board of Directors

Oracle Healthcare Acquisition Corp.

200 Greenwich Avenue

3rd Floor

Greenwich, Connecticut 06830

Dear Directors:

The Board of Directors of Oracle Healthcare Acquisition Corp. (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to provide an opinion (the “Opinion”) to the Board of Directors of the Company (the “Board”) as of the date hereof as to (i) the fairness, from a financial point of view, to the holders of the common stock of the Company of the consideration to be paid by the Company in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder), and (ii) the Target (as defined below) having a fair market value equal to at least 80% of the Company’s net assets.

Duff & Phelps will receive a fee for its services. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. This Opinion has been approved by the internal opinion committee of Duff & Phelps.

Description of the Proposed Transaction

The Proposed Transaction is a merger pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Company, PTI Acquisition Corp., a wholly owned subsidiary of the Company (“Merger Sub”), and Precision Therapeutics, Inc. (the “Target”). The Merger Agreement provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Target, as a result of which the Target will continue as the surviving corporation and will become a wholly owned subsidiary of the Company, following which the Company will change its name to Precision Therapeutics Corp. As set forth more fully in the Merger Agreement, at the effective time of the Merger, (i) each share of Merger Sub common stock issued and outstanding immediately prior to such effective time will be converted into and become one validly issued, fully paid and non-assessable share of Target common stock, and (ii) each outstanding share of Target common stock, restricted common stock, and each option and warrant to purchase Target common stock will be converted into the right to receive that number of shares of Company common stock or options to purchase Company common stock, as applicable, as determined in accordance with the formula set forth in the Merger Agreement. In addition, the former holders of Target common stock receiving shares of Company common stock may be entitled to additional consideration consisting of cash, Company common stock, or a combination thereof, upon the achievement of certain specified milestones, and if no material adverse change with respect to the Company occurs and the Company common stock falls to a certain specified value. At your direction, we have assumed that the Company will issue (or reserve for issuance upon the exercise or conversion of outstanding Target options, warrants and convertible debt), an aggregate of approximately 23.6 million shares of its common stock, as well as an adequate number of shares which may be issued upon payment of the post-closing consideration described above, subject to certain adjustments (as to which we express no opinion) as provided in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Our due diligence and scope of analysis with regards to the Proposed Transaction included, but was not limited to, the following:

1.	A review of the following documents:

a.	Certain publicly available financial statements and other business and financial information of the Company and the Target, respectively, and the industry in which the Target operates;

b.	Certain internal financial statements and other financial and operating data concerning the Company and the Target, respectively, which the Company and the Target have respectively identified as being the most current financial statements available;

c.	Certain financial forecasts prepared by the managements of the Company and the Target, respectively; and

d.	A draft of the Agreement and Plan of Merger dated December 2, 2007;

2.	A discussion of the operations, financial conditions, future prospects and projected operations and performance of the Company and the Target, respectively, and regarding the Proposed Transaction with the managements of the Company and the Target, respectively;

3.	A review of the historical trading price and trading volume of the Company Common Stock and the publicly traded securities of certain other companies that we deemed relevant;

4.	A comparison of the financial performance of the Target with that of certain other publicly traded companies that we deemed relevant;

5.	A review of certain projections prepared and furnished to us by managements of the Company and Target regarding Target on a stand-alone basis and as a combined company with the Company;

6.	A comparison of certain financial terms of the Proposed Transaction to financial terms, to the extent publicly available, of certain other business combination transactions that we deemed relevant; and

7.	An undertaking of such other analyses and consideration of such other factors as we deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with your consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

3.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

4.	Assumed that information supplied to Duff & Phelps and representations and warranties made in the Agreement are substantially accurate;

2

5.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

6.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness or otherwise as tax advice or as accounting advice. Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, or any alternatives to the Proposed Transaction, (b) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Proposed Transaction. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the Company common stock after announcement of the Proposed Transaction. In rendering this Opinion, Duff & Phelps relied upon the fact that the Board and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting this Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw this Opinion.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board and may not translate to any other purposes. This Opinion is not a recommendation as to how the Board or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction (including, without limitation, with respect to the exercise of rights to convert shares of Target common stock into cash). Further, we have not been requested to opine as to, and the Opinion does not in any manner address, the underlying business decision of the Company to engage in the Proposed Transaction or the relative merits of the Proposed Transaction as compared to any alternative business transaction or strategy (including, without limitation, a liquidation of the Company after not completing a business combination transaction within the allotted time). The decision as to whether to proceed with the Proposed Transaction or any related transaction,

3

nor does it indicate that the consideration paid is the best possibly attainable under any circumstances. Instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Subject to the prior written approval of Duff & Phelps (which approval shall not be unreasonably withheld), this Opinion may be included in its entirety in any proxy statement distributed to stockholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents, provided that any such summary or reference language shall also be subject to the prior written approval by Duff & Phelps. Except as described above, without our prior consent, this Opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that (i) the consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the holders of the Company’s common stock, and (ii) the Target has a fair market value equal to at least 80% of the Company’s net assets.

Respectfully submitted,

4

Annex G

January 24, 2008

Board of Directors

Oracle Healthcare Acquisition Corp.

200 Greenwich Avenue

3rd Floor

Greenwich, Connecticut 06830

Dear Directors:

The Board of Directors of Oracle Healthcare Acquisition Corp. (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to provide an opinion (the “Opinion”) to the Board of Directors of the Company (the “Board”) as of the date hereof as to (i) the fairness, from a financial point of view, to the holders of the common stock of the Company of the consideration to be paid by the Company in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder), and (ii) the Target (as defined below) having a fair market value equal to at least 80% of the Company’s net assets.

Duff & Phelps will receive a fee for its services. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. This Opinion has been approved by the internal opinion committee of Duff & Phelps.

Description of the Proposed Transaction

The Proposed Transaction is a merger pursuant to the Agreement and Plan of Merger, dated as of December 3, 2007 (the “Initial Merger Agreement”), by and among the Company, PTI Acquisition Sub Corp., a wholly owned subsidiary of the Company (“Merger Sub”), and Precision Therapeutics, Inc. (the “Target”), as such Initial Merger Agreement is to be amended pursuant to Amendment No. 1 thereto (the “Amendment”) to be entered into by and among the Company, Merger Sub and the Target (the Initial Merger Agreement, as so amended by the Amendment, the “Merger Agreement”). The Merger Agreement provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Target, as a result of which the Target will continue as the surviving corporation and will become a wholly owned subsidiary of the Company, following which the Company will change its name to Precision Therapeutics Corp. As set forth more fully in the Merger Agreement, at the effective time of the Merger, (i) each share of Merger Sub common stock issued and outstanding immediately prior to such effective time will be converted into and become one validly issued, fully paid and non-assessable share of Target common stock, and (ii) each outstanding share of Target common stock, restricted common stock, and each option and warrant to purchase Target common stock will be converted into the right to receive that number of shares of Company common stock or options to purchase Company common stock, as applicable, as determined in accordance with the formula set forth in the Merger Agreement. In addition, the former holders of Target common stock receiving shares of Company common stock may be entitled to additional consideration consisting of cash, Company common stock, or a combination thereof, upon the achievement of certain specified milestones, and if no material adverse change with respect to the Company occurs and the Company common stock falls to a certain specified value. At your direction, we have assumed that the Company will issue (or reserve for issuance upon the exercise or conversion of outstanding Target options, warrants and convertible debt), an aggregate of approximately 23.6 million shares of its common stock, as well as an adequate number of shares which may be issued upon payment of the post-closing consideration described above, subject to certain adjustments (as to which we express no opinion) as provided in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Oracle Healthcare Acquisition Corp.

January 24, 2008

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Our due diligence and scope of analysis with regards to the Proposed Transaction included, but was not limited to, the following:

1.	A review of the following documents:

a.	Certain publicly available financial statements and other business and financial information of the Company and the Target, respectively, and the industry in which the Target operates;

b.	Certain internal financial statements and other financial and operating data concerning the Company and the Target, respectively, which the Company and the Target have respectively identified as being the most current financial statements available;

c.	Certain financial forecasts prepared by the managements of the Company and the Target, respectively;

d.	The Initial Merger Agreement; and

e.	A draft of the Amendment dated the date hereof;

2.	A discussion of the operations, financial conditions, future prospects and projected operations and performance of the Company and the Target, respectively, and regarding the Proposed Transaction with the managements of the Company and the Target, respectively;

3.	A review of the historical trading price and trading volume of the Company Common Stock and the publicly traded securities of certain other companies that we deemed relevant;

4.	A comparison of the financial performance of the Target with that of certain other publicly traded companies that we deemed relevant;

5.	A review of certain projections prepared and furnished to us by managements of the Company and Target regarding Target on a stand-alone basis and as a combined company with the Company;

6.	A comparison of certain financial terms of the Proposed Transaction to financial terms, to the extent publicly available, of certain other business combination transactions that we deemed relevant; and

7.	An undertaking of such other analyses and consideration of such other factors as we deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with your consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

3.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

Oracle Healthcare Acquisition Corp.

January 24, 2008

4.	Assumed that information supplied to Duff & Phelps and representations and warranties made in the Agreement are substantially accurate;

5.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

6.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness or otherwise as tax advice or as accounting advice. Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, or any alternatives to the Proposed Transaction, (b) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Proposed Transaction. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the Company common stock after announcement of the Proposed Transaction. In rendering this Opinion, Duff & Phelps relied upon the fact that the Board and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting this Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw this Opinion.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board and may not translate to any other purposes. This Opinion is not a recommendation as to how the Board or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction (including, without limitation, with respect to the exercise of rights to convert shares of Target common stock into cash). Further, we have not been requested to opine as to, and the Opinion does not in any manner address, the

Oracle Healthcare Acquisition Corp.

January 24, 2008

underlying business decision of the Company to engage in the Proposed Transaction or the relative merits of the Proposed Transaction as compared to any alternative business transaction or strategy (including, without limitation, a liquidation of the Company after not completing a business combination transaction within the allotted time). The decision as to whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration paid is the best possibly attainable under any circumstances. Instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Subject to the prior written approval of Duff & Phelps (which approval shall not be unreasonably withheld), this Opinion may be included in its entirety in any proxy statement distributed to stockholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents, provided that any such summary or reference language shall also be subject to the prior written approval by Duff & Phelps. Except as described above, without our prior consent, this Opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that (i) the consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the holders of the Company’s common stock, and (ii) the Target has a fair market value equal to at least 80% of the Company’s net assets.

Respectfully submitted,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph (a) of Article IX of Oracle’s Amended and Restated Certificate of Incorporation currently in effect provides:

“The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.”

Item 21.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement between the Registrant and CRT Capital(6)

2.1	Agreement and Plan of Merger, dated December 3, 2007, by and among the Registrant, PTI Acquisition Sub, Inc. and Precision Therapeutics, Inc. (attached as Annex A to the proxy statement/prospectus which forms a part of this registration statement and is incorporated herein by reference)†

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of January 24, 2008 (included in Annex A to the proxy statement/prospectus which forms a part of this registration statement and is incorporated herein by reference)

3.1	Amended and Restated Certificate of Incorporation of the Registrant(1)

3.1.1	Form of Second Amended and Restated Certificate of Incorporation of the Registrant (Attached as Annex B to the proxy statement/prospectus which forms a part of this registration statement and is incorporated herein by reference)†

3.2	Amended and Restated Bylaws of the Registrant(2)

3.2.1	Form of Amended and Restated Bylaws of the Registrant, expected to be effective following completion of the merger*

Exhibit No.	Description
4.1	Specimen Unit Certificate of Registrant(5)

4.2	Specimen Common Stock Certificate of Registrant(1)

4.3	Specimen Warrant Certificate of Registrant(3)

4.4	Form of Warrant Agreement between Registrant and Continental Stock Transfer & Trust Company(6)

5.1	Form of opinion of Willkie Farr & Gallagher LLP

8.1	Form of opinion of Cooley Godward Kronish LLP

8.2	Form of opinion of Willkie Farr & Gallagher LLP

9.1	Voting Agreement between the Registrant and certain stockholders of Precision Therapeutics, Inc. (incorporated by reference to Annex B to this registration statement)†

10.1	Form of Letter Agreement between the Registrant, CRT Capital Group LLC and each of the existing stockholders(1)

10.1.1	Form of Letter Agreement between the Registrant, CRT Capital Group LLC and Larry N. Feinberg(2)

10.1.2	Form of Letter Agreement between the Registrant, CRT Capital Group LLC and LNF OHAC LLC(2)

10.1.3	Form of Letter Agreement between the Registrant, CRT Capital Group LLC and Oracle Healthcare Holding LLC(2)

10.1.4	Form of Letter Agreement between the Registrant, CRT Capital Group LLC and Joel D. Liffmann(2)

10.1.5	Form of Letter Agreement between the Registrant, CRT Capital Group LLC and JDL OHAC LLC(2)

10.1.6	Form of Letter Agreement between the Registrant, CRT Capital Group LLC and Mark A. Radzik(2)

10.1.7	Form of Letter Agreement between the Registrant, CRT Capital Group LLC and Granite Creek Partners, L.L.C.(2)

10.1.8	Form of Letter Agreement between the Registrant, CRT Capital Group LLC and George W. Bickerstaff, III(2)

10.1.9	Form of Letter Agreement between the Registrant, CRT Capital Group LLC and Kevin C. Johnson(2)

10.1.10	Form of Letter Agreement between the Registrant, CRT Capital Group LLC and Per G. H. Lofberg(2)

10.2	Form of Stock Escrow Agreement, by and among the Registrant, Continental Stock Transfer and Trust Company and the Registrant’s initial stockholders(5)

10.3	Form of Investment Management Trust Agreement, by and between Continental Stock Transfer & Trust Company and the Registrant(5)

10.4	Promissory Note, dated September 22, 2005, issued to Larry N. Feinberg in the amount of $50,000(1)

10.5	Promissory Note, dated September 22, 2005, issued to Joel D. Liffmann in the amount of $50,000(1)

Exhibit No.	Description
10.6	Form of Registration Rights Agreement between the Registrant and the Initial Stockholders(5)

10.7	Form of Founding Director Warrant Purchase Agreement(6)

10.8	Form of Office Services Agreement by and between Oracle Investment Management, Inc. and the Registrant(1)

10.9	Form of Transfer Agent and Registrar Agreement by and between Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant(4)
10.10	Promissory Note, dated December 4, 2007, issued to Larry N. Feinberg†

10.11	Promissory Note, dated December 4, 2007, issued to Joel D. Liffmann†

10.12	2008 Equity Incentive Plan, expected to be effective upon completion of the merger (attached as Annex D to the proxy statement/prospectus which forms a part of this registration statement and is incorporated herein by reference)†

10.13&	Non-Exclusive License Agreement, by and between Precision Therapeutics, Inc. and the University of Pittsburgh.†

23.1	Consent of Willkie Farr & Gallagher LLP (incorporated by reference from exhibit 5.1 and 8.2)

23.2	Consent of Rothstein Kass & Company

23.3	Consent of Cooley Godward Kronish LLP (incorporated by reference from exhibit 8.1)

23.4	Consent of Ernst & Young LLP

99.1	Rule 438 Consent of Sean C. McDonald†

99.2	Rule 438 Consent of Stanley N. Lapidus†

99.3	Rule 438 Consent of Joel P. Adams†

99.4	Rule 438 Consent of Richard S. Kollender†

99.5	Rule 438 Consent of Kenneth R. Weisshaar†

99.6	Form of Letter of Transmittal*

99.7	Proxy card of the Registrant†

†	Previously filed.
*	To be filed by amendment.
&	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and have been separately filed with the Securities and Exchange Commission.
(1)	Incorporated by reference from the Registration Statement 333-128748 on Form S-1 filed with the Securities and Exchange Commission on September 30, 2005.
(2)	Incorporated by reference from Amendment No. 1 to the Registration Statement 333-128748 on Form S-1 filed with the Securities and Exchange Commission on December 2, 2005.
(3)	Incorporated by reference from Amendment No. 2 to the Registration Statement 333-128748 on Form S-1 filed with the Securities and Exchange Commission on December 30, 2005.
(4)	Incorporated by reference from Amendment No. 5 to the Registration Statement 333-128748 on Form S-1 filed with the Securities and Exchange Commission on February 17, 2006.
(5)	Incorporated by reference from Amendment No. 6 to the Registration Statement 333-128748 on Form S-1 filed with the Securities and Exchange Commission on February 21, 2006.
(6)	Incorporated by reference from Amendment No. 8 to the Registration Statement 333-128748 on Form S-1 filed with the Securities and Exchange Commission on March 1, 2006.

(b) Financial Statements

See “Index to Financial Statements” in the prospectus included in this registration statement.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) (1)The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) (1)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Pre-Effective Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on the 28th day of January, 2008.

ORACLE HEALTHCARE ACQUISITION CORP.

By:	/s/ JOEL D. LIFFMANN
Joel D. Liffmann
President and Chief Operating Officer

Pursuant to the requirements of the Securities Act, this Pre-Effective Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ JOEL D. LIFFMANN Joel D. Liffmann	President and Chief Operating Officer; Director (Principal Executive Officer)	January 28, 2008

/s/ MARK A. RADZIK Mark A. Radzik	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 28, 2008

* Larry N. Feinberg	Chairman of the Board of Directors	January 28, 2008

* George W. Bickerstaff, III	Director	January 28, 2008

* Kevin C. Johnson	Director	January 28, 2008

* Per G. H. Lofberg	Director	January 28, 2008

* By:	/S/ JOEL D. LIFFMANN
Joel D. Liffmann Attorney-in-fact